As filed with the Securities and Exchange Commission on February 14, 2022.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SOFTWARE ACQUISITION GROUP INC. III

(Exact name of registrant as specified in its charter)

Delaware	6770	86-1370703
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1980 Festival Plaza Drive, Ste. 300

Las Vegas, Nevada 89135

Telephone: (310) 991-4982

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jonathan S. Huberman

Chairman, Chief Executive Officer

1980 Festival Plaza Drive, Ste. 300

Las Vegas, Nevada 89135

Telephone: (310) 991-4982

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christian O. Nagler Brooks W. Antweil Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 Telephone: (212) 446-4800	Jan Nugent Geoffrey Van Haeren Branded Online, Inc. dba Nogin 1775 Flight Way STE 400 Tustin, CA 92782 Telephone: (949) 864-8136	Ryan J. Maierson John M. Greer Ryan J. Lynch Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, TX 77002 Telephone: (713) 546-5400

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the merger.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS

DATED FEBRUARY 14, 2022 SUBJECT TO COMPLETION

SOFTWARE ACQUISITION GROUP INC. III

1980 Festival Plaza Drive, Ste. 300

Las Vegas, Nevada 89135

Dear Stockholder:

On February 14, 2022, Software Acquisition Group Inc. III, a Delaware corporation (“SWAG”), and Nuevo Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of SWAG (“Merger Sub”), entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”) with Branded Online, Inc. (d/b/a Nogin), a Delaware corporation (“Nogin”). If (i) the Merger Agreement is adopted and the transactions contemplated thereby, including the Merger, are approved by SWAG’s and Nogin’s stockholders, and (ii) the Merger is subsequently completed, Merger Sub will merge with and into Nogin, with Nogin surviving the merger as a wholly owned subsidiary of SWAG (the “Merger” and, along with the transactions contemplated in the Merger Agreement, the “Business Combination”).

As part of the Business Combination, holders of Nogin’s common stock and vested options will receive aggregate consideration of approximately $566.0 million, payable in newly issued shares of SWAG Class A common stock at a price of $10.00 per share or vested options of SWAG, as applicable and, at their election, a portion of the $20.0 million of consideration payable in cash (collectively, the “merger consideration”).

At the effective time of the Merger (the “Effective Time”), (i) each share of Nogin common stock and Nogin preferred stock issued and outstanding immediately prior to the closing of the Merger (the “Closing”) (excluding shares owned by Nogin as treasury stock or dissenting shares) will be cancelled and converted into the right to receive a pro rata portion of the merger consideration, and (ii) each outstanding Nogin stock option, whether vested or unvested, will be converted into an option to purchase a number of shares of SWAG Class A common stock equal to the product of (x) the number of shares of Nogin common stock underlying such Nogin stock option immediately prior to the Closing and (y) the number of shares of SWAG Class A common stock issuable in respect of each share of Nogin common stock, at an exercise price per share equal to (A) the exercise price per share of Nogin common stock underlying such Nogin stock option immediately prior to the Closing divided by (B) the number of shares of SWAG Class A common stock issuable in respect of each share of Nogin common stock.

Based on the number of shares of Nogin capital stock outstanding and issuable upon the net exercise of vested options of Nogin as of February 10, 2022, (i) the estimated number of shares of SWAG Class A common stock issuable for each share of Nogin common stock is approximately 4.08, (ii) the total number of shares of SWAG Class A common stock expected to be issued (on a fully diluted basis) in connection with the Closing is approximately 54.6 million, and (iii) holders of shares of Nogin common and preferred stock (on a fully diluted basis) as of immediately prior to the closing of the Merger will hold, in the aggregate, approximately 52.3% of the fully diluted shares of SWAG Class A common stock immediately following the Closing (assuming that no shares of SWAG Class A common stock are validly redeemed). SWAG units, SWAG Class A common stock and SWAG public warrants are currently publicly traded on the NASDAQ Stock Market (the “NASDAQ”). At Closing, SWAG intends to change its name to Nogin, Inc. (the “Post-Combination Company”).We intend to list the Post-Combination Company’s common stock and Post-Combination Company’s public warrants on the NASDAQ under the symbols “NOGN” and “NOGNW”, respectively, upon the closing of the Merger. The Post-Combination Company will not have units traded following the Closing.

See the section entitled “The Business Combination” of the attached proxy statement/prospectus for further information on the consideration being paid to the equityholders of Nogin in the Merger.

SWAG will hold a special meeting of stockholders in lieu of the 2022 annual meeting of its stockholders (the “Special Meeting”) to consider matters relating to the proposed Merger. SWAG and Nogin cannot complete the Merger unless (i) SWAG’s stockholders consent to the approval of the Merger Agreement and the transactions contemplated thereby, including the issuance of SWAG Class A common stock to be issued as the merger consideration and pursuant to the conversion of SWAG Class B common stock, and (ii) Nogin’s stockholders consent to adoption and approval of the Merger Agreement and the transactions contemplated thereby. SWAG is sending you this proxy statement/prospectus to ask you to vote in favor of these and the other matters described in this proxy statement/prospectus.

The Special Meeting will be held at                 a.m. prevailing Eastern Time, on                 , 2022, in virtual format.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF UNITS OR SHARES OF COMMON STOCK YOU OWN. To ensure your representation at the Special Meeting, please complete and return the enclosed proxy card or submit your proxy by following the instructions contained in this proxy statement/prospectus and on your proxy card. Please submit your proxy promptly whether or not you expect to attend the meeting. Submitting a proxy now will NOT prevent you from being able to vote in person (which would include presence at a virtual meeting) at the meeting. If you hold your shares in “street name”, you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank or other nominee.

The SWAG board of directors has unanimously approved the Merger Agreement and the transactions contemplated thereby and recommends that SWAG stockholders vote “FOR” the approval of the Merger Agreement, “FOR” the issuance of Class A common stock to be issued as the merger consideration and pursuant to the conversion of SWAG Class B common stock and “FOR” the other matters to be considered at the Special Meeting.

The Nogin board of directors has unanimously approved the Merger Agreement and the transactions contemplated thereby and recommends that Nogin stockholders consent to adopt and approve in all respects the Merger Agreement and the transactions contemplated thereby.

This proxy statement/prospectus provides you with detailed information about the proposed Merger. It also contains or references information about SWAG and Nogin and certain related matters. You are encouraged to read this proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 22 for a discussion of the risks you should consider in evaluating the proposed Merger and how it will affect you.

If you have any questions regarding the accompanying proxy statement/prospectus, you may contact Morrow Sodali LLC, SWAG’s proxy solicitor, toll free at (800) 662-5200.

Sincerely,

Jonathan S. Huberman

Chief Executive Officer, Chief Financial Officer and Chairman of the Board of Directors

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger, the issuance of shares of SWAG Class A common stock in connection with the Merger or the other transactions described in this proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated                 , 2022, and is first being mailed to stockholders of SWAG on or about                 , 2022.

SOFTWARE ACQUISITION GROUP INC. III

1980 Festival Plaza Drive, Ste. 300

Las Vegas, Nevada 89135

NOTICE OF

SPECIAL MEETING IN LIEU OF THE 2022 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON                 , 2022

TO THE STOCKHOLDERS OF SWAG:

NOTICE IS HEREBY GIVEN that a special meeting in lieu of the 2022 annual meeting of stockholders of Software Acquisition Group Inc. III, a Delaware corporation (“SWAG”), will be held at                 a.m. prevailing Eastern Time, on                 , 2022, in virtual format (the “Special Meeting”). You are cordially invited to attend the Special Meeting, which will be held for the following purposes:

(1)

The Business Combination Proposal—To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of February 14, 2022 (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), by and among SWAG, Nuevo Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of SWAG (“Merger Sub”), and Branded Online, Inc. (d/b/a Nogin), a Delaware corporation (“Nogin”), and the transactions contemplated thereby, pursuant to which Merger Sub will merge with and into Nogin, with Nogin surviving the merger as a wholly owned subsidiary of SWAG (the “Merger” or the “Business Combination”). A copy of the Merger Agreement is attached to this proxy statement/ prospectus as Annex A (the “Business Combination Proposal”);

(2)

The Charter Approval Proposal—To consider and vote upon a proposal to adopt the Second Amended and Restated Certificate of Incorporation (the “Proposed Charter”) in the form attached hereto as Annex B (the “Charter Approval Proposal”);

(3)

The Governance Proposal—To consider and act upon, on a non-binding advisory basis, a separate proposal with respect to certain governance provisions in the Proposed Charter in accordance with United States Securities and Exchange Commission requirements (the “Governance Proposal”);

(4)

The Director Election Proposal—To consider and vote upon a proposal to elect                directors to serve on the Board of Directors of the Post-Combination Company (the “Board”) until the 2023 annual meeting of stockholders, in the case of Class I directors, the 2024 annual meeting of stockholders, in the case of Class II directors, and the 2025 annual meeting of stockholders, in the case of Class III directors, and, in each case, until their respective successors are duly elected and qualified (the “Director Election Proposal”);

(5)

The NASDAQ Proposal—To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of the NASDAQ: (i) the issuance of shares of SWAG Class A common stock to Nogin stockholders pursuant to the Merger Agreement; and (ii) the issuance of shares of SWAG Class A common stock pursuant to the conversion of SWAG Class B common stock (the “NASDAQ Proposal”);

(6)	The Incentive Plan Proposal—To consider and vote upon a proposal to approve and adopt the Incentive Plan (as defined herein) (the “Incentive Plan Proposal”); and

(7)

The Adjournment Proposal—To consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Approval Proposal, the Director Election Proposal, the NASDAQ Proposal or the Incentive Plan Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposal, the Charter Approval Proposal, the Governance Proposal, the NASDAQ Proposal, the Director Election Proposal and the Incentive Plan Proposal, each, a “Proposal” and collectively, the “Proposals”).

These items of business are described in the attached proxy statement/prospectus, which we encourage you to read in its entirety before voting. Only holders of record of SWAG common stock at the close of business on                , 2022 (the “SWAG Record Date”) are entitled to notice of the Special Meeting and to vote and have their votes counted at the Special Meeting and any adjournments or postponements of the Special Meeting.

Pursuant to SWAG’s Existing Charter, SWAG will provide holders of its Class A common stock (“Public Shares”) with the opportunity to redeem their Public Shares (as defined herein) for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of SWAG’s initial public offering, as of two business days prior to the consummation of the transactions contemplated by the Business Combination Proposal (including interest earned on the funds held in the trust account and not previously released to SWAG to pay its taxes). For illustrative purposes, based on funds in the trust account of approximately $231.5 million on                 , 2022, the estimated per share redemption price would have been approximately $10.15, excluding additional interest earned on the funds held in the trust account and not previously released to SWAG to pay taxes. Public stockholders (as defined herein) may elect to redeem their shares even if they vote for the Business Combination Proposal. A holder of Public Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the Public Shares without the consent of SWAG. Accordingly, all Public Shares in excess of 15% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash without the consent of SWAG. Software Acquisition Holdings III LLC, a Delaware limited liability company (the “Sponsor”), and SWAG’s directors and officers have agreed to waive their redemption rights in connection with the consummation of the Business Combination with respect to any shares of common stock they may hold. Currently, the Initial Stockholders (as defined herein) own 20% of SWAG’s common stock, consisting of the Founder Shares (as defined herein). Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. The Sponsor and SWAG’s directors and officers have agreed to vote any shares of common stock owned by them in favor of each of the proposals presented at the Special Meeting.

After careful consideration, SWAG’s board of directors (the “SWAG Board”) has determined that the Merger Proposal, the Charter Approval Proposal, the Governance Proposal, the Director Election Proposal, the NASDAQ Proposal, the Incentive Plan Proposal and the Adjournment Proposal are fair to and in the best interests of SWAG and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the Business Combination Proposal, “FOR” the Charter Approval Proposal, “FOR” the Governance Proposal, “FOR” the Director Election Proposal, “FOR” the NASDAQ Proposal, “FOR” the Incentive Award Plan Proposal and “FOR” the Adjournment Proposal, if presented.

The approval of each of the Business Combination Proposal, the Governance Proposal, the NASDAQ Proposal, the Incentive Plan Proposal and the Adjournment Proposal, if presented, requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Class A common stock and Class B common stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class. The approval of the Charter Approval Proposal requires the affirmative vote (in person or by proxy) of (i) the holders of a majority of the Founder Shares then outstanding, voting separately as a single class, and (ii) the holders of a majority of the shares of Class A common stock and Class B common stock entitled to vote, voting as a single class. The approval of the Director Election Proposal requires the affirmative vote (in person or by proxy) of the holders of a plurality of the outstanding shares of Class A common stock and Class B common stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class.

Consummation of the Business Combination is conditioned on the approval of the Business Combination Proposal, the Charter Approval Proposal, the NASDAQ Proposal and the Incentive Plan Proposal at the Special Meeting, subject to the terms of the Merger Agreement. The Merger is not conditioned on the Governance Proposal, the Director Election Proposal or the Adjournment Proposal. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to the stockholders for a vote. The proxy statement/prospectus accompanying this notice explains the Merger Agreement and the transactions contemplated thereby, as well as the Proposals to be considered at the Special Meeting. Please review the proxy statement/prospectus carefully.

All SWAG stockholders are cordially invited to attend the Special Meeting in virtual format. SWAG stockholders may attend, vote and examine the list of SWAG stockholders entitled to vote at the Special Meeting by visiting and entering the control number found on their proxy card, voting instruction form or notice included in their proxy materials. In light of public health concerns regarding the coronavirus (“COVID-19”) pandemic, the Special Meeting will be held in virtual meeting format only. You will not be able to attend the Special Meeting physically. To ensure your representation at the Special Meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the Special Meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali LLC, SWAG’s proxy solicitor, toll free at                 .

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

Jonathan S. Huberman Chief Executive Officer, Chief Financial Officer and Chairman of the Board of Directors

            , 2022

IF YOU RETURN YOUR SIGNED PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE SWAG REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO SWAG’S TRANSFER AGENT AT LEAST TWO (2) BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT AND WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANKS OR BROKERS TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “SWAG’S SPECIAL MEETING OF STOCKHOLDERS—REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

BASIS OF PRESENTATION AND GLOSSARY

As used in this proxy statement/prospectus, unless otherwise noted or the context otherwise requires, references to:

“Business Combination” are to the Merger and the other transactions contemplated by the Merger Agreement.

“Class A common stock” or “SWAG Class A common stock” are to the shares of SWAG’s Class A common stock, par value $0.0001 per share, prior to the Business Combination, and to shares of the Post-Combination Company’s common stock, par value $0.0001 per share, after the Business Combination;

“Class B common stock” or “SWAG Class B common stock” are to the shares of SWAG’s Class B common stock, par value $0.0001 per share;

“Code” are to the Internal Revenue Code of 1986, as amended;

“common stock” or “SWAG common stock” are to the SWAG Class A common stock and SWAG Class B common stock, collectively;

“Company” or “Nogin” are to Branded Online, Inc. dba Nogin;

“Company Owners” or “Nogin stockholders” are to the stockholders of Nogin prior to the closing of the Business Combination;

“DGCL” are to the Delaware General Corporation Law, as may be amended from time to time;

“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

“Existing Charter” are to the Amended and Restated Certificate of Incorporation of SWAG, dated July 28, 2021;

“Founder Shares” are to the shares of SWAG Class B common stock and SWAG Class A common stock issued upon the automatic conversion thereof at the time of SWAG’s initial business combination as provided herein. The 5,701,967 Founder Shares are held of record by the Initial Stockholders as of the SWAG Record Date;

“GAAP” are to generally accepted accounting principles in the United States, as applied on a consistent basis;

“Initial Stockholders” are to holders of the SWAG’s Founder Shares prior to the Business Combination;

“Investment Company Act” are to the Investment Company Act of 1940, as amended;

“Merger Sub” are to Nuevo Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of SWAG;

“Nogin common stock” are to shares of Nogin’s common stock, par value $0.0001 per share;

“Nogin preferred stock” are to the Nogin Series A Preferred Stock and the Nogin Series B Preferred Stock, collectively;

“Nogin Series A Preferred Stock” are to the shares of Nogin’s Series A Preferred Stock, par value $0.0001 per share;

i

“Nogin Series B Preferred Stock” are to the shares of Nogin’s Series B Preferred Stock, par value $0.0001 per share;

“Post-Combination Company” are to SWAG following the consummation of the Business Combination and the other transactions contemplated by the Merger Agreement;

“Public Shares” are to shares of SWAG Class A common stock sold as part of the units in the SWAG IPO (whether they were purchased in the SWAG IPO or thereafter in the open market);

“public stockholders” are to the holders of SWAG’s Public Shares, including SWAG’s Sponsor and management team to the extent SWAG’s Sponsor and/or members of its management team purchase Public Shares provided that SWAG’s Sponsor’s and each member of its management team’s status as a “public stockholder” will only exist with respect to such Public Shares;

“Private Placement Warrants” are to the warrants issued by SWAG to SWAG’s Sponsor in a private placement simultaneously with the closing of the SWAG IPO;

“SEC” are to the U.S. Securities and Exchange Commission;

“Securities Act” are to the Securities Act of 1933, as amended;

“Sponsor” are to Software Acquisition Holdings III LLC, a Delaware limited liability company;

“SWAG” are to Software Acquisition Group Inc. III, a Delaware corporation; and

“SWAG IPO” are to the initial public offering by SWAG, which closed on August 2, 2021.

“Trust Account” are to the trust account established by SWAG at Morgan Stanley for the benefit of SWAG’s stockholders;

Unless specified otherwise, amounts in this proxy statement/prospectus are presented in United States (“U.S.”) dollars.

Defined terms in the financial statements contained in this proxy statement/prospectus have the meanings ascribed to them in the financial statements.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

SWAG, Nogin and Nogin’s subsidiaries own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their business. In addition, their names, logos and website names and addresses are their trademarks or service marks. Other trademarks, trade names and service marks appearing in this proxy statement/prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this proxy statement/prospectus are listed without the applicable ®, M and SM symbols, but they will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

QUESTIONS AND ANSWERS

The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the Business Combination and the Merger, the Special Meeting in lieu of the 2022 annual meeting and the proposals to be presented at the Special Meeting. The following questions and answers do not include all the information that is important to SWAG stockholders. You are urged to read carefully this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein, to fully understand the Business Combination and the voting procedures for the Special Meeting.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

Q:	WHAT IS THE BUSINESS COMBINATION?

A:

SWAG, Merger Sub, a wholly owned subsidiary of SWAG, and Nogin have entered into the Merger Agreement, pursuant to which Merger Sub will merge with and into Nogin, with Nogin surviving the Merger as a wholly owned subsidiary of SWAG. In connection with the Closing of the Merger, SWAG will be renamed Nogin, Inc.

SWAG will hold the Special Meeting to, among other things, obtain the approvals required for the Business Combination and the other transactions contemplated by the Merger Agreement, and you are receiving this proxy statement/prospectus in connection with such meeting. See “The Merger Agreement.” In addition, a copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A. We urge you to read carefully this proxy statement/prospectus, including the Annexes and the other documents referred to herein, in their entirety.

Q:	WHY AM I RECEIVING THIS DOCUMENT?

A:

SWAG is sending this proxy statement/prospectus to its stockholders to help them decide how to vote their shares of SWAG common stock with respect to the matters to be considered at the Special Meeting. The Business Combination cannot be completed unless SWAG’s stockholders approve the Business Combination Proposal, the Charter Approval Proposal, the NASDAQ Proposal and the Incentive Plan Proposal set forth in this proxy statement/prospectus for their approval. Information about the Special Meeting, the Business Combination and the other business to be considered by stockholders at the Special Meeting is contained in this proxy statement/prospectus. This document constitutes a proxy statement of SWAG and a prospectus of SWAG. It is a proxy statement because the board of directors of SWAG is soliciting proxies using this proxy statement/prospectus from its stockholders. It is a prospectus because SWAG, in connection with the Business Combination, is offering shares of SWAG Class A common stock in exchange for the outstanding shares of Nogin common stock and pursuant to the conversion of SWAG Class B common stock. See “The Merger Agreement—Merger Consideration.”

Q:	WHAT WILL NOGIN STOCKHOLDERS RECEIVE IN THE BUSINESS COMBINATION?

A:

As part of the Business Combination, Nogin equityholders will receive aggregate consideration of $566.0 million, payable in newly issued shares of SWAG Class A common stock at a price of $10.00 per share, with Nogin stockholders having the option to elect to receive a pro rata portion of $20.0 million in cash consideration.

At the Effective Time, (i) each share of Nogin common stock and Nogin preferred stock issued and outstanding immediately prior to the closing of the Merger (the “Closing”) (excluding shares owned by Nogin as treasury stock or dissenting shares) will be cancelled and converted into the right to receive a pro rata portion of the merger consideration, and (ii) each outstanding Nogin stock option, whether vested or unvested, will be converted into an option to purchase a number of shares of SWAG Class A common stock equal to the product of (x) the number of shares of Nogin common stock underlying such Nogin stock option immediately prior to the Closing and (y) the number of shares of SWAG Class A common stock issuable in respect of each share of Nogin common stock, at an exercise price per share equal to (A) the exercise price per share of Nogin common stock underlying such Nogin stock option immediately prior to the Closing divided by (B) the number of shares of SWAG Class A common stock issuable in respect of each share of Nogin common stock.

Based on the number of shares of Nogin capital stock outstanding and issuable upon the net exercise of vested options of Nogin as of February 10, 2022, (i) the estimated number of shares of SWAG Class A common stock issuable for each share of Nogin common stock is approximately 4.08, (ii) the total number of shares of SWAG Class A common stock expected to be issued (on a fully diluted basis) in connection with the Closing is approximately 54.6 million, and (iii) holders of shares of Nogin common and preferred stock (on a fully diluted basis) as of immediately prior to the closing of the Merger will hold, in the aggregate, approximately 52.3% of the fully diluted shares of SWAG Class A common stock immediately following the Closing (assuming that no shares of SWAG Class A common stock are validly redeemed).

Q:	WHEN DO YOU EXPECT THE BUSINESS COMBINATION TO BE COMPLETED?

A:

It is currently anticipated that the Business Combination will be consummated promptly following the Special Meeting, which is set for                 , 2022; however, such meeting could be adjourned, as described herein. Neither SWAG nor Nogin can assure you of when or if the Business Combination will be completed and it is possible that factors outside of the control of both companies could result in the Business Combination being completed at a different time or not at all. SWAG must first obtain the approval of its stockholders for certain of the proposals set forth in this proxy statement/prospectus for their approval, Nogin must first obtain the written consent of its stockholders for the Merger and SWAG and Nogin must also first obtain certain necessary regulatory approvals and satisfy other closing conditions. See “The Merger Agreement—Conditions to the Business Combination”.

Q:	WHAT HAPPENS IF THE BUSINESS COMBINATION IS NOT COMPLETED?

A:

If the Business Combination is not completed, Nogin stockholders will not receive any consideration for their shares of Nogin capital stock. Instead, Nogin will remain an independent company. See “The Merger Agreement—Termination” and “Risk Factors”.

Q:	HOW WILL SWAG BE MANAGED AND GOVERNED FOLLOWING THE BUSINESS COMBINATION?

A:

SWAG does not currently have any management-level employees other than Jonathan Huberman, our Chairman, Chief Executive Officer and Chief Financial Officer, and Mike Nikzad, our Vice President, Acquisitions. Following the Closing, the Company’s executive officers are expected to be the current management team of Nogin. See “Management of the Post-Combination Company Following the Business Combination” for more information.

SWAG is, and after the Closing will continue to be, managed by its board of directors. Following the closing, the size of our board of directors will be                  directors and will consist of                 . Following the Closing, we expect that a majority of the directors will be independent under applicable NASDAQ listing rules. See the section entitled “Management of the Post-Combination Company Following the Business Combination” for more information.

Q:	WHAT EQUITY STAKE WILL CURRENT SWAG STOCKHOLDERS, THE INITIAL STOCKHOLDERS, THE SUBSCRIBERS AND THE NOGIN STOCKHOLDERS HOLD IN SWAG FOLLOWING THE CLOSING?

A:	The expected beneficial ownership of shares of the Post-Combination Company’s common stock, assuming no Public Shares of SWAG are redeemed, will be as follows:

•	Current public SWAG stockholders will own 22,807,868 shares of common stock, representing approximately 28.3% of the total shares outstanding;

•

The Initial Stockholders will own 3,991,377 vested shares of common stock (and an additional 1,710,590 shares subject to vesting requirements pursuant to the Sponsor Agreement), representing approximately 7.1% of the total shares outstanding; and

•	The current Nogin equityholders will own 54,600,000 shares of common stock on a fully diluted basis, representing approximately 52.3% of the total shares outstanding.

The Merger Agreement includes as a condition to closing the Merger that, at the Closing, SWAG will have a minimum of $50.0 million aggregate cash proceeds available for release to SWAG from the Trust Account in connection with the Transactions (after, for the avoidance of doubt, giving effect to any redemptions of Public Shares by SWAG stockholders but before release of any other funds, including in satisfaction expenses) plus (b) any PIPE investment amount. Based solely on satisfaction of this minimum available cash condition:

•	Current public SWAG stockholders and any PIPE subscribers will collectively own 4,926,108 shares of common stock, representing approximately 6.6% of the total shares outstanding;

•	The Nogin stockholders will own 52.1 million shares of common stock on, representing approximately 69.4% of the total shares outstanding.

For more information, see “Unaudited Pro Forma Condensed Combined Financial Information.”

Q:	FOLLOWING THE BUSINESS COMBINATION, WILL SWAG’S SECURITIES CONTINUE TO TRADE ON A STOCK EXCHANGE?

A:

Yes. Upon the Closing, we intend to change our name from “SWAG” to “Nogin, Inc.,” and our Class A common stock and warrants will be listed following the closing under the symbols “NOGN” and “NOGNW,” respectively. We intend to continue to list our Class A common stock and warrants on NASDAQ following the Closing.

QUESTIONS AND ANSWERS ABOUT SWAG’S SPECIAL STOCKHOLDER MEETING

Q:	WHEN AND WHERE IS THE SPECIAL MEETING?

A:

The Special Meeting will be held at                 a.m. prevailing Eastern Time, on                 , 2022, in virtual format. SWAG stockholders may attend, vote and examine the list of SWAG stockholders entitled to vote at the Special Meeting by visiting and entering the control number found on their proxy card, voting instruction form or notice included in their proxy materials. In light of public health concerns regarding the coronavirus (“COVID-19”) pandemic, the Special Meeting will be held in virtual meeting format only. You will not be able to attend the Special Meeting physically.

Q:	WHAT AM I BEING ASKED TO VOTE ON AND WHY IS THIS APPROVAL NECESSARY?

A:	The stockholders of SWAG are being asked to vote on the following:

•	A proposal to adopt the Merger Agreement and the transactions contemplated thereby. See the section entitled “Proposal No. 1—The Business Combination Proposal.”

•	A proposal to adopt the Proposed Charter in the form attached hereto as Annex B. See the section entitled “Proposal No. 2—The Charter Approval Proposal.”

v

•

A proposal with respect to certain governance provisions in the Proposed Charter, which are being separately presented in accordance with SEC requirements and which will be voted upon on a non-binding advisory basis. See the section entitled “Proposal No. 3—The Governance Proposal.”

•

A proposal to elect seven directors to serve on the Board until the 2023 annual meeting of stockholders, in the case of Class I directors, the 2024 annual meeting of stockholders, in the case of Class II directors, and the 2025 annual meeting of stockholders, in the case of Class III directors, and, in each case, until their respective successors are duly elected and qualified. See the section entitled “Proposal No. 4—The Director Election Proposal.”

•

A proposal to approve, for purposes of complying with applicable listing rules of the NASDAQ: (i) the issuance of shares of SWAG Class A common stock to Nogin stockholders pursuant to the Merger Agreement; and (ii) the issuance of shares of SWAG Class A common stock pursuant to the conversion of SWAG Class B common stock. See the section entitled “Proposal No. 5—The NASDAQ Proposal.”

•	A proposal to approve and adopt the Incentive Plan. See the section entitled “Proposal No. 6—The Incentive Plan Proposal.”

•

A proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Approval Proposal, the Director Election Proposal, the NASDAQ Proposal or the Incentive Plan Proposal. See the section entitled “Proposal No. 7—The Adjournment Proposal.”

SWAG will hold the Special Meeting to consider and vote upon these Proposals. This proxy statement/prospectus contains important information about the proposed Merger and the other matters to be acted upon at the Special Meeting.

Stockholders should read this proxy statement/prospectus carefully, including the Annexes and the other documents referred to herein.

Consummation of the Business Combination is conditioned on the approval of each of the Business Combination Proposal, the Charter Approval Proposal, the NASDAQ Proposal and the Incentive Plan Proposal, subject to the terms of the Merger Agreement. If the Business Combination Proposal is not approved, the other proposals, except the Adjournment Proposal, will not be presented to stockholders for a vote.

The vote of stockholders is important. Stockholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q:	I AM A SWAG WARRANT HOLDER. WHY AM I RECEIVING THIS PROXY STATEMENT/PROSPECTUS?

A:

Upon consummation of the Merger, the SWAG warrants shall, by their terms, entitle the holders to purchase Class A common stock at a purchase price of $11.50 per share. This proxy statement/prospectus includes important information about Nogin and the business of Nogin and its subsidiaries following consummation of the Merger. As holders of SWAG warrants will be entitled to purchase Class A common stock of SWAG upon consummation of the Merger, SWAG urges you to read the information contained in this proxy statement/prospectus carefully.

Q:	WHO IS NOGIN?

A:	Nogin’s purpose-built platform has been developed to offer full-stack enterprise-level capabilities to online retailers.

Using its Intelligent Commerce solutions Nogin enables brands in this market to build direct relationships with their end customers, in competition with big retailers.

As brands sell more online and therefore grow in the amount of gross merchandise value (“GMV”) generated through their business, they soon realize that they need more than just a simple online storefront and encounter complexities in terms of customer management, order optimization, returns, and fulfillment that need to be managed and coordinated. There are now a large number of online brands that need to utilize an extended set of capabilities—Nogin provides this technology. In addition, there are established brands that have traditionally sold through retailers that now see an opportunity to go direct to the end customer and establish the direct customer relationship using Nogin’s solutions.

The Nogin platform provides a full suite of capabilities including storefront, order management, catalog maintenance, fulfillment, returns management, customer data analytics and marketing optimization tailored for online brands. Furthermore, Nogin’s clients utilize its technology to help accelerate the growth of their GMV, improve their customer engagement and reduce costs. See “Information About Nogin.”

Q:	WHY IS SWAG PROPOSING THE BUSINESS COMBINATION?

A:	SWAG was organized to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

On August 2, 2021, SWAG completed its initial public offering of units, with each unit consisting of Class A common stock and one-half of one public warrant, each whole public warrant to purchase one share of common stock at a price of $11.50, raising total gross proceeds of $203,000,000. On the same date SWAG also completed a private placement of warrants to its Sponsor, raising total gross proceeds of $9,000,000. On August 4, 2021, the underwriter in the SWAG IPO partially exercised its over-allotment option, resulting in the offering of an additional 2,807,868 units and 982,754 private placement warrants. Following the closing of the over-allotment option, an aggregate of $231,499,860.20 has been placed in SWAG’s trust account. Since the SWAG IPO, SWAG’s activity has been limited to the evaluation of business combination candidates.

Based on its due diligence investigations of Nogin and the industry in which it operates, including the financial and other information provided by Nogin in the course of their negotiations in connection with the Merger Agreement, SWAG believes that the Merger with Nogin is advisable and in the best interests of SWAG and its stockholders. See the section entitled “The Merger—Recommendation of the SWAG Board of Directors and Reasons for the Merger.”

Q:	DID THE SWAG BOARD OBTAIN A THIRD-PARTY VALUATION OR FAIRNESS OPINION IN DETERMINING WHETHER OR NOT TO PROCEED WITH THE BUSINESS COMBINATION?

A:

The SWAG Board did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the Merger with Nogin. The directors and officers of SWAG and SWAG’s advisors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of SWAG’s financial advisors and consultants, enabled them to make the necessary analyses and determinations regarding the Merger with Nogin. In addition, SWAG’s directors and officers and SWAG’s advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of the SWAG Board and SWAG’s advisors in valuing Nogin’s business.

Q:	WHY IS SWAG PROVIDING STOCKHOLDERS WITH THE OPPORTUNITY TO VOTE ON THE BUSINESS COMBINATION?

A:

We are seeking approval of the Business Combination for purposes of complying with applicable NASDAQ listing rules requiring stockholder approval of issuances of more than 20% of a listed company’s issued and outstanding common stock. In addition, pursuant to the Existing Charter, we must provide all public stockholders with the opportunity to redeem all or a portion of their Public Shares upon the consummation of an initial business combination (as defined in our Existing Charter) either in conjunction with a tender offer or in conjunction with a stockholder vote to approve such initial business combination. If we submit the proposed initial business combination to the stockholders for their approval, our Existing Charter requires us to conduct a redemption offer in conjunction with the proxy solicitation (and not in conjunction with a tender offer) pursuant to the applicable SEC proxy solicitation rules.

Q:	DO NOGIN’S STOCKHOLDERS NEED TO APPROVE THE BUSINESS COMBINATION?

A:

Yes. Concurrently with the execution of the Merger Agreement, SWAG, Merger Sub and the Supporting Nogin Stockholders (as defined herein) entered into the Company Support Agreement. The Company Support Agreement provides, among other things, each Supporting Nogin Stockholder agreed to (i) vote at any meeting of the stockholders of Nogin all of its Nogin common stock and/or Nogin preferred stock, as applicable (or any securities convertible into or exercisable or exchangeable for Nogin common stock or Nogin preferred stock), held of record or thereafter acquired in favor of the transactions and the adoption of the Merger Agreement; (ii) appoint the chief executive officer of Nogin as such stockholder’s proxy in the event such stockholder fails to fulfill its obligations under the Company Support Agreement, (iii) be bound by certain other covenants and agreements related to the Merger and (iv) be bound by certain transfer restrictions with respect to Nogin securities, in each case, on the terms and subject to the conditions set forth in the Company Support Agreement. The shares of Nogin capital stock that are owned by the Supporting Nogin Stockholders and subject to the Support Agreements represent approximately 82.9% of the outstanding shares of Nogin common stock and approximately 99.5% of the outstanding shares of Nogin preferred stock, in each case, as of February 10, 2022. The execution and delivery of written consents by all of the Supporting Nogin Stockholders will constitute the Nogin stockholder approval at the time of such delivery.

Q:	DO I HAVE REDEMPTION RIGHTS?

A:

If you are a holder of Public Shares, you have the right to demand that SWAG redeem such shares for a pro rata portion of the cash held in the Trust Account, which holds the proceeds of the SWAG IPO, as of two business days prior to the consummation of the transactions contemplated by the Business Combination Proposal (including interest earned on the funds held in the Trust Account and not previously released to SWAG to pay taxes) upon the Closing (“Redemption Rights”).

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption with respect to more than 15% of the Public Shares without the consent of SWAG. Accordingly, all Public Shares in excess of 15% held by a public stockholder, together with any affiliate of such stockholder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed without the consent of SWAG.

Under SWAG’s Existing Charter, the Merger may be consummated only if SWAG has at least $5,000,001 of net tangible assets after giving to all holders of Public Shares that properly demand redemption of their shares for cash.

Q:	WILL HOW I VOTE AFFECT MY ABILITY TO EXERCISE REDEMPTION RIGHTS?

A:

No. You may exercise your redemption rights whether you vote your shares of Public Shares for or against, or whether you abstain from voting on, the Business Combination Proposal or any other Proposal described in this proxy statement/prospectus. As a result, the Business Combination Proposal can be approved by stockholders who will redeem their Public Shares and no longer remain stockholders and the Merger may be consummated even though the funds available from the Trust Account and the number of public stockholders are substantially reduced as a result of redemptions by public stockholders.

Q:	HOW DO I EXERCISE MY REDEMPTION RIGHTS?

A:

If you are a holder of Public Shares and wish to exercise your redemption rights, you must demand that SWAG redeem your shares for cash no later than the second business day preceding the vote on the Business Combination Proposal by delivering your stock to SWAG’s transfer agent physically or electronically using the Depository Trust Company’s DWAC (Deposit and Withdrawal at Custodian) system. Any holder of Public Shares will be entitled to demand that such holder’s shares be redeemed for a pro rata portion of the amount then in the Trust Account (which, for illustrative purposes, was approximately $                 , or $                 per share, as of                 , 2022, the SWAG Record Date). Such amount, including interest earned on the funds held in the Trust Account and not previously released to SWAG to pay its taxes, will be paid promptly upon consummation of the Merger. However, under Delaware law, the proceeds held in the Trust Account could be subject to claims that could take priority over those of SWAG’s public stockholders exercising redemption rights, regardless of whether such holders vote for or against the Business Combination Proposal. Therefore, the per-share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any Proposal will have no impact on the amount you will receive upon exercise of your redemption rights.

Any request for redemption, once made by a holder of Public Shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the Special Meeting. If you deliver your shares for redemption to SWAG’s transfer agent and later decide prior to the Special Meeting not to elect redemption, you may request that SWAG’s transfer agent return the shares (physically or electronically).

If a holder of Public Shares properly makes a request for redemption and the Public Shares are delivered as described to SWAG’s transfer agent as described herein, then, if the Merger is consummated, SWAG will redeem these shares for a pro rata portion of funds deposited in the Trust Account. If you exercise your redemption rights, then you will be exchanging your Public Shares for cash and you will cease to have any rights as a SWAG stockholder (other than the right to receive the redemption amount) upon consummation of the Merger.

For a discussion of the material U.S. federal income tax considerations for holders of Public Shares with respect to the exercise of these redemption rights, see “Material U.S. Federal Income Tax Consequences—Material Tax Consequences of a Redemption of Public Shares.”

Q:	DO I HAVE APPRAISAL RIGHTS IF I OBJECT TO THE PROPOSED BUSINESS COMBINATION?

A:

No. Neither SWAG stockholders nor its unit or warrant holders have appraisal rights in connection with the Business Combination under the DGCL. See the section entitled “SWAG’s Special Meeting of Stockholders—Appraisal Rights.”

Q:	WHAT HAPPENS TO THE FUNDS DEPOSITED IN THE TRUST ACCOUNT AFTER CONSUMMATION OF THE BUSINESS COMBINATION?

A:

A total of $231,499,860.20 in net proceeds of the SWAG IPO and the amount raised from the private sale of warrants simultaneously with the consummation of the SWAG IPO was placed in the Trust Account following the SWAG IPO, including the partial exercise of the underwriter’s over-allotment option. After consummation of the Merger, the funds in the Trust Account will be used to pay holders of the Public Shares who exercise redemption rights, to pay fees and expenses incurred in connection with the Merger (including aggregate fees of up to $7,982,753.80 as deferred underwriting commissions) and for the Post-Combination Company’s working capital and general corporate purposes.

Q:	WHAT HAPPENS IF THE MERGER IS NOT CONSUMMATED?

A:

If SWAG does not complete the Merger with Nogin for whatever reason, SWAG would search for another target business with which to complete a business combination. If SWAG does not complete the Merger with Nogin or another target business within 18 months after the closing of the SWAG IPO (the “Completion Window”), SWAG must redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the amount then held in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to SWAG to pay taxes (less up to $100,000 of interest to pay dissolution expenses) divided by the number of outstanding Public Shares. The Initial Stockholders have no redemption rights in the event a business combination is not effected in the Completion Window, and, accordingly, their Founder Shares will be worthless. Additionally, in the event of such liquidation, there will be no distribution with respect to SWAG’s outstanding warrants. Accordingly, the warrants will expire worthless.

Q:	HOW DOES THE SPONSOR INTEND TO VOTE ON THE PROPOSALS?

A:

The Initial Stockholders of record are entitled to vote an aggregate of 20% of the outstanding shares of SWAG’s common stock. The Sponsor and SWAG’s directors and officers have agreed to vote any Founder Shares and any Public Shares held by them as of the SWAG Record Date in favor of each of the proposals presented at the Special Meeting.

Q:	WHAT CONSTITUTES A QUORUM AT THE SPECIAL MEETING?

A:

A majority of the voting power of the issued and outstanding common stock of SWAG entitled to vote at the Special Meeting must be present, in person (which would include presence at a virtual meeting) or represented by proxy, at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. The holders of the Founder Shares, who currently own 20% of the issued and outstanding shares of common stock, will count towards this quorum. In the absence of a quorum, the chairman of the Special Meeting has power to adjourn the Special Meeting. As of the SWAG Record Date for the Special Meeting,                 shares of common stock would be required to achieve a quorum.

Q:	WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE SPECIAL MEETING?

A:

The Business Combination Proposal: The affirmative vote (in person or by proxy) of the holders of a majority of the shares of Class A common stock and Class B common stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class, is required to approve the Business Combination Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Business Combination Proposal, will have no effect on the Business Combination Proposal. SWAG stockholders must approve the Business Combination Proposal in order for the Merger to occur.

The Charter Approval Proposal: The affirmative vote (in person or by proxy) of (i) the holders of a majority of the Founder Shares then outstanding, voting separately as a single class, and (ii) the holders of a majority of the shares of Class A common stock and Class B common stock entitled to vote, voting as a single class is required to approve the Charter Approval Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Charter Approval Proposal, will have the same effect as a vote “AGAINST” such proposal. The Merger is conditioned on the approval of the Charter Approval Proposal, subject to the terms of the Merger Agreement. If the Business Combination Proposal is not approved, the Charter Approval Proposal will not be presented to the stockholders for a vote.

x

The Governance Proposal: The affirmative vote (in person or by proxy) of the holders of a majority of the shares of Class A common stock and Class B common stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class, is required to approve the Governance Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Governance Proposal, will have no effect on the Governance Proposal. The Merger is not conditioned on the approval of the Governance Proposal. If the Business Combination Proposal is not approved, the Governance Proposal will not be presented to the stockholders for a vote.

The Director Election Proposal: The affirmative vote (in person or by proxy) of the holders of a plurality of the outstanding shares of Class A common stock and Class B common stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class, is required to approve the Director Election Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Director Election Proposal, will have no effect on the election of directors. The Merger is not conditioned on the approval of the Director Election Proposal. If the Business Combination Proposal is not approved, the Director Election Proposal will not be presented to the stockholders for a vote.

The NASDAQ Proposal: The affirmative vote (in person or by proxy) of the holders of a majority of the shares of Class A common stock and Class B common stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class, is required to approve the NASDAQ Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the NASDAQ Proposal, will have no effect on the NASDAQ Proposal. The Merger is conditioned on the approval of the NASDAQ Proposal, subject to the terms of the Merger Agreement. If the Business Combination Proposal is not approved, the NASDAQ Proposal will not be presented to the stockholders for a vote.

The Incentive Plan Proposal: The affirmative vote (in person or by proxy) of the holders of a majority of the shares of Class A common stock and Class B common stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class, is required to approve the Incentive Plan Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Incentive Plan Proposal, will have no effect on the Incentive Plan Proposal. The Merger is conditioned on the approval of the Incentive Plan Proposal, subject to the terms of the Merger Agreement. If the Business Combination Proposal is not approved, the Incentive Plan Proposal will not be presented to the stockholders for a vote.

The Adjournment Proposal: The affirmative vote (in person or by proxy) of the holders of a majority of the shares of Class A common stock and Class B common stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class, is required to approve the Adjournment Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Adjournment Proposal, will have no effect on the Adjournment Proposal. The Merger is not conditioned on the approval of the Adjournment Proposal.

As further discussed in the section entitled “Other Agreements—Sponsor Agreement” in this proxy statement/prospectus, the Sponsor and SWAG’s directors and officers have entered into an amended and restated letter agreement with SWAG and Nogin, a copy of which is attached as Annex D to this proxy statement/prospectus (the “Sponsor Agreement”), pursuant to which the Sponsor and such directors and officers have agreed to vote shares representing 20% of the aggregate voting power of the common stock in favor of the each of the Proposals presented at the Special Meeting.

Q:	DO ANY OF SWAG’S DIRECTORS OR OFFICERS HAVE INTERESTS IN THE BUSINESS COMBINATION THAT MAY DIFFER FROM OR BE IN ADDITION TO THE INTERESTS OF SWAG STOCKHOLDERS?

A:	Certain of SWAG’s executive officers and certain non-employee directors may have interests in the Merger that may be different from, or in addition to, the interests of SWAG stockholders generally.

These interests include, among other things:

•

If the Business Combination with Nogin or another business combination is not consummated within the Completion Window, SWAG will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and the SWAG Board, dissolving and liquidating. In such event, the 5,701,967 Founder Shares held by SWAG’s Initial Stockholders would be worthless because SWAG’s Initial Stockholders are not entitled to participate in any redemption or distribution with respect to such shares. Such Founder Shares had an aggregate market value of $                 based upon the closing price of $                 per share of Class A common stock on the NASDAQ on                 , 2022, the most recent practicable date prior to the date of this proxy statement/prospectus.

•

The Sponsor purchased an aggregate of 9,982,754 Private Placement Warrants from SWAG for an aggregate purchase price of $9,982,754 (or $1.00 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of the SWAG IPO. A portion of the proceeds SWAG received from these purchases were placed in the Trust Account. Such warrants had an aggregate market value of $                 based upon the closing price of $                 per public warrant on the NASDAQ on                 , 2022, the most recent practicable date prior to the date of this proxy statement/prospectus. The Private Placement Warrants would become worthless if SWAG does not consummate a business combination within the Completion Window.

•

No compensation of any kind, including finder’s and consulting fees, is paid to our Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination, except for reimbursement for out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. From the date of the SWAG IPO until the date of the Merger Agreement, there have been no reimbursable out-of-pocket expenses incurred in connection with the Business Combination.

The SWAG Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in approving the Merger Agreement and in recommending that the Business Combination be approved by the stockholders of SWAG. See “The Business Combination—Interests of SWAG’s Directors and Officers in the Business Combination” in this proxy statement/prospectus.

Q:	WHAT DO I NEED TO DO NOW?

A:

SWAG urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the Annexes and the other documents referred to herein, and to consider how the Merger will affect you as a stockholder and/or warrant holder of SWAG. Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:	WHAT HAPPENS IF I SELL MY SHARES OF CLASS A COMMON STOCK BEFORE THE SPECIAL MEETING?

A:

The SWAG Record Date for the Special Meeting is earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of Class A common stock after the SWAG Record Date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares of Class A common stock because you will no longer be able to tender them prior to the Special Meeting in accordance with the provisions described herein. If you transferred your shares of Class A common stock prior to the SWAG Record Date, you have no right to vote those shares at the Special Meeting or redeem those shares for a pro rata portion of the proceeds held in the Trust Account.

Q:	HOW DO I VOTE?

A:

If you are a holder of record of SWAG common stock on the SWAG Record Date, you may vote in person (which would include presence at a virtual meeting) at the Special Meeting or by submitting a proxy for the Special Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the meeting and vote in person (which would include presence at a virtual meeting), obtain a proxy from your broker, bank or nominee.

Q:	IF MY SHARES ARE HELD IN “STREET NAME” BY A BROKER, BANK OR OTHER NOMINEE, WILL MY BROKER, BANK OR OTHER NOMINEE VOTE MY SHARES FOR ME?

A:

If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to SWAG or by voting in person (which would include presence at a virtual meeting) at the Special Meeting unless you provide a “legal proxy”, which you must obtain from your broker, bank or other nominee.

Under the rules of the NASDAQ, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that the NASDAQ determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the Special Meeting are “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.

If you are a SWAG stockholder holding your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee will not vote your shares on the Business Combination Proposal, the Charter Approval Proposal, the Governance Proposal, the Director Election Proposal, the NASDAQ Proposal, the Incentive Plan Proposal or the Adjournment Proposal. Such broker non-votes will be the equivalent of a vote “AGAINST” the Charter Approval Proposal, but will have no effect on the vote count for such other proposals.

Q:	WHAT IF I ATTEND THE SPECIAL MEETING AND ABSTAIN OR DO NOT VOTE?

A:

For purposes of the Special Meeting, an abstention occurs when a stockholder attends the meeting in person (which would include presence at a virtual meeting) and does not vote or returns a proxy with an “abstain” vote.

If you are a SWAG stockholder that attends the Special Meeting virtually and fails to vote on the Charter Approval Proposal, your failure to vote will have the same effect as a vote “AGAINST” such proposal.

If you are a SWAG stockholder that attends the Special Meeting virtually and fail to vote on the Business Combination Proposal, Governance Proposal, the NASDAQ Proposal, the Incentive Plan Proposal and the Adjournment Proposal, your failure to vote will have no effect on the Business Combination Proposal, the Governance Proposal, the NASDAQ Proposal, the Incentive Plan Proposal or the Adjournment Proposal.

Q:	WHAT WILL HAPPEN IF I RETURN MY PROXY CARD WITHOUT INDICATING HOW TO VOTE?

A:

If you sign and return your proxy card without indicating how to vote on any particular proposal, the common stock represented by your proxy will be voted “FOR” each of the proposals presented at the Special Meeting.

Q:	MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A:	Yes. You may change your vote at any time before your proxy is exercised by doing any one of the following:

•	send another proxy card with a later date;

•	notify SWAG’s Secretary in writing before the Special Meeting that you have revoked your proxy; or

•	attend the Special Meeting and vote electronically by visiting and entering the control number found on your proxy card, instruction form or notice you previously received.

If you are a stockholder of record of SWAG and you choose to send a written notice or to mail a new proxy, you must submit your notice of revocation or your new proxy to                , and it must be received at any time before the vote is taken at the SWAG Special Meeting. Any proxy that you submitted may also be revoked by submitting a new proxy by mail, or online or by telephone, not later                 than                  on                 , or by voting online at the SWAG Special Meeting. Simply attending the SWAG Special Meeting will not revoke your proxy. If you have instructed a broker, bank or other nominee to vote your shares of SWAG common stock, you must follow the directions you receive from your broker, bank or other nominee in order to change or revoke your vote.

Q:	WHAT HAPPENS IF I FAIL TO TAKE ANY ACTION WITH RESPECT TO THE SPECIAL MEETING?

A:

If you fail to take any action with respect to the Special Meeting and the Merger is approved by stockholders and consummated, you will become a stockholder of the Post-Combination Company. Failure to take any action with respect to the Special Meeting will not affect your ability to exercise your redemption rights. If you fail to take any action with respect to the Special Meeting and the Merger is not approved, you will continue to be a stockholder and/or warrant holder of SWAG while SWAG searches for another target business with which to complete a business combination.

Q:	WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

A:

Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your SWAG shares.

Q:	WHO CAN HELP ANSWER MY QUESTIONS?

A:	If you have questions about the Merger or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Shareholders may call toll free: (800) 662-5200

Banks and Brokers may call collect: (203) 658-9400

SWAG.info@investor.morrowsodali.com

You may also obtain additional information about SWAG from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of Public Shares and you intend to seek redemption of your Public Shares, you will need to deliver your stock (either physically or electronically) to SWAG’s transfer agent at the address below prior to the vote at the Special Meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

1 State Street 30th Floor

New York, New York 10004

SUMMARY

This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire document and its annexes and the other documents to which we refer before you decide how to vote. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Business Combination and the Merger Agreement (pages 176 and 192)

The terms and conditions of the Business Combination are contained in the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. We encourage you to read the Merger Agreement carefully, as it is the legal document that governs the Business Combination.

On February 14, 2022, SWAG entered into the Merger Agreement with Nogin and Merger Sub, pursuant to which, among other things and subject to the terms and conditions contained in the Merger Agreement, Merger Sub will merge with and into Nogin, with Nogin surviving the Merger as a wholly owned subsidiary of SWAG. In connection with the Closing of the Merger, SWAG will be renamed Nogin, Inc.

SWAG has agreed to provide its stockholders with the opportunity to redeem shares of Class A common stock upon completion of the transactions contemplated by the Merger Agreement.

Merger Consideration (page 176)

As part of the Business Combination, holders of Nogin’s common stock and vested options will receive aggregate consideration of approximately $566.0 million, payable in newly issued shares of SWAG Class A common stock at a price of $10.00 per share or vested options of SWAG, as applicable and, at their election, a portion of the $20.0 million of consideration payable in cash (collectively, the “merger consideration”).

At the Effective Time, (i) each share of Nogin common stock and Nogin preferred stock issued and outstanding immediately prior to the closing of the Merger (the “Closing”) (excluding shares owned by Nogin as treasury stock or dissenting shares) will be cancelled and converted into the right to receive a pro rata portion of the merger consideration, and (ii) each outstanding Nogin stock option, whether vested or unvested, will be converted into an option to purchase a number of shares of SWAG Class A common stock equal to the product of (x) the number of shares of Nogin common stock underlying such Nogin stock option immediately prior to the Closing and (y) the number of shares of SWAG Class A common stock issuable in respect of each share of Nogin common stock, at an exercise price per share equal to (A) the exercise price per share of Nogin common stock underlying such Nogin stock option immediately prior to the Closing divided by (B) the number of shares of SWAG Class A common stock issuable in respect of each share of Nogin common stock.

Based on the number of shares of Nogin capital stock outstanding and issuable upon the net exercise of vested options of Nogin as of February 10, 2022, (i) the estimated number of shares of SWAG Class A common stock issuable for each share of Nogin common stock is approximately 4.08, (ii) the total number of shares of SWAG Class A common stock expected to be issued (on a fully diluted basis) in connection with the Closing is approximately 54,600,000, and (iii) holders of shares of Nogin common and preferred stock (on a fully diluted basis) as of immediately prior to the closing of the Merger will hold, in the aggregate, approximately 52.3% of the fully diluted shares of SWAG Class A common stock immediately following the Closing (assuming that no shares of SWAG Class A common stock are validly redeemed).

Fractional Shares. No fractional shares of SWAG Class A common stock will be issued by virtue of the Business Combination or the other transactions contemplated by the Merger Agreement. Each person who would otherwise be entitled to a fraction of a share of SWAG Class A common stock (after aggregating all fractional shares of SWAG Class A common stock that otherwise would be received by such holder) will instead have the number of shares of SWAG Class A common stock issued to such person rounded down in the aggregate to the nearest whole share of SWAG Class A common stock.

Ownership of the Post-Combination Company

As of the date of this proxy statement/prospectus, there are 28,509,835 shares of SWAG common stock issued and outstanding, including 5,701,967 shares of SWAG Class B common stock, each of which will be converted into one share of Class A common stock at the Closing. As of the date of this proxy statement/prospectus, there are an aggregate of                warrants outstanding. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming no redemptions), assuming that (i) each share of Class B common stock is converted into one share of Class A common stock and (ii) each outstanding warrant is exercised and one Class A common stock is issued as a result of such exercise, the SWAG fully-diluted stock capital would be                shares of common stock.

It is anticipated that, upon the completion of the Business Combination, the fully diluted ownership of the Post-Combination Company will be as follows:

•	current Nogin stockholders will own 54,600,000 shares of common stock, representing approximately 52.3% of the total shares outstanding;

•	the current public stockholders will own 22,807,868 shares of common stock, representing approximately 21.8% of the total shares outstanding; and

•

The Initial Stockholders will own 3,991,377 vested shares of common stock (and an additional 1,710,590 shares subject to vesting requirements pursuant to the Sponsor Agreement), representing approximately 5.5% of the total shares outstanding. See “Other Agreements—Sponsor Agreement.”

The numbers of shares and percentage interests set forth above are based on a number of assumptions, including that none of the public stockholders exercise their redemption rights, that no cash elections in respect of Nogin vested stock options are made and that SWAG and Nogin do not issue any additional equity securities prior to the Business Combination. If the actual facts differ from our assumptions, the numbers of shares and percentage interests set forth above will be different. In addition, the numbers of shares and percentage interests set forth above do not take into account (i) potential future exercises of SWAG’s outstanding warrants or (ii) shares issuable upon the exercise of outstanding options to purchase shares of Nogin’s common stock and shares issuable upon the settlement of restricted stock units for shares of Nogin’s common stock.

Please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Recommendation of the SWAG Board of Directors (page 83)

The SWAG board of directors has unanimously determined that the Business Combination, on the terms and conditions set forth in the Merger Agreement, is advisable and in the best interests of SWAG and its stockholders and has directed that the Proposals set forth in this proxy statement/prospectus be submitted to its stockholders for approval at the Special Meeting on the date and at the time and place set forth in this proxy statement/prospectus. The SWAG board of directors unanimously recommends that SWAG’s stockholders vote “FOR” the

Business Combination Proposal, “FOR” the Charter Approval Proposal, “FOR” the Governance Proposal, “FOR” the Director Election Proposal, “FOR” the NASDAQ Proposal, “FOR” the Incentive Award Plan Proposal, and “FOR” the Adjournment Proposal, if presented. See “The Business Combination—Recommendation of the SWAG Board of Directors and Reasons for the Business Combination.”

SWAG’s Special Meeting of Stockholders (page 81)

The Special Meeting in lieu of the 2022 annual meeting of stockholders of SWAG will be held on                , 2022, at                a.m., prevailing Eastern time, in virtual format. At the Special Meeting, SWAG stockholders will be asked to vote on the Business Combination Proposal, the Charter Approval Proposal, the Governance Proposal, the Director Election Proposal, the NASDAQ Proposal, the Incentive Plan Proposal and, if necessary, the Adjournment Proposal to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Approval Proposal, the NASDAQ Proposal or the Incentive Plan Proposal.

Stockholders will be entitled to vote or direct votes to be cast at the Special Meeting if they owned shares of SWAG common stock at the close of business on                , 2022, which is the record date for the Special Meeting. Stockholders are entitled to one vote for each share of SWAG common stock owned at the close of business on the SWAG Record Date. If stockholders’ shares are held in “street name” or are in a margin or similar account, stockholders should contact their broker, bank or other nominee to ensure that votes related to the shares they beneficially own are properly counted. On the SWAG Record Date, there were                shares of common stock outstanding, of which                were Public Shares and 5,701,967 were Founder Shares.

A quorum of SWAG stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the voting power of all outstanding shares of capital stock of SWAG entitled to vote at the Special Meeting as of the SWAG Record Date is represented in person (which would include presence at a virtual meeting) or by proxy. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. The Initial Stockholders, who currently own 20% of the issued and outstanding shares of common stock, will count towards this quorum. As of the SWAG Record Date,                 shares of common stock would be required to achieve a quorum. SWAG has entered into an agreement with the Sponsor and SWAG’s directors and officers, pursuant to which each agreed to vote any shares of common stock owned by them in favor of each of the Proposals presented at the Special Meeting. The Proposals presented at the Special Meeting will require the following votes:

The approval of each of the Business Combination Proposal, Governance Proposal, the NASDAQ Proposal, the Incentive Plan Proposal and the Adjournment Proposal, if presented, requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Class A common stock and Class B common stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to each of the Business Combination Proposal, the Governance Proposal, the NASDAQ Proposal, the Incentive Plan Proposal or the Adjournment Proposal, if presented, will have no effect on the Business Combination Proposal, the Governance Proposal, the NASDAQ Proposal, the Incentive Plan Proposal or the Adjournment Proposal.

The approval of the Charter Approval Proposal requires the affirmative vote of (i) the holders of a majority of the Founder Shares then outstanding, voting separately as a single class, and (ii) the holders of a majority of the outstanding shares of common stock on the SWAG Record Date, voting together as a single class. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Charter Approval Proposal, will have the same effect as a vote “AGAINST” such proposal.

Consummation of the Business Combination is conditioned on the approval of the Business Combination Proposal, the Charter Approval Proposal, the NASDAQ Proposal and the Incentive Plan Proposal at the Special Meeting, subject to the terms of the Merger Agreement. The Merger is not conditioned on the Governance Proposal, the Director Election Proposal or the Adjournment Proposal. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to the stockholders for a vote.

SWAG’s Directors and Executive Officers Have Financial Interests in the Business Combination (page 185)

Certain of SWAG’s executive officers and certain non-employee directors may have interests in the Merger that may be different from, or in addition to, the interests of SWAG stockholders generally. These interests include, among other things:

•

If the Business Combination with Nogin or another business combination is not consummated within the Completion Window, SWAG will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and the SWAG Board, dissolving and liquidating. In such event, the 5,701,967 Founder Shares held by SWAG’s Initial Stockholders would be worthless because SWAG’s Initial Stockholders are not entitled to participate in any redemption or distribution with respect to such shares. Such Founder Shares had an aggregate market value of $                 based upon the closing price of $                 per share of Class A common stock on the NASDAQ on                 , 2022, the most recent practicable date prior to the date of this proxy statement/prospectus.

•

The Sponsor purchased an aggregate of 9,982,754 Private Placement Warrants from SWAG for an aggregate purchase price of $9,982,754 (or $1.00 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of the SWAG IPO. A portion of the proceeds SWAG received from these purchases was placed in the Trust Account. Such warrants had an aggregate market value of $                 based upon the closing price of $                 per public warrant on the NASDAQ on                 , 2022, the most recent practicable date prior to the date of this proxy statement/prospectus. The Private Placement Warrants would become worthless if SWAG does not consummate a business combination within the Completion Window.

•

No compensation of any kind, including finder’s and consulting fees, is paid to our Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination, except for reimbursement for out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations and $15,000 per month for office space, secretarial and administrative services. From the date of the SWAG IPO until the date of the Merger Agreement, there have been no reimbursable out-of-pocket expenses incurred by the Sponsor in connection with the Business Combination.

Nogin’s Directors and Executive Officers Have Financial Interests in the Business Combination (page 187)

Certain of Nogin’s executive officers and directors may have financial interests in the Business Combination that may be different from, or in addition to, the interests of Nogin stockholders. The Nogin board of directors was aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Business Combination. For a detailed discussion of the special interests that Nogin’s directors and executive officers may have in the Business Combination, please see the section entitled “The Business Combination—Interests of Nogin’s Directors and Executive Officers in the Business Combination.”

Regulatory Approvals Required for the Business Combination (page 189)

Completion of the Business Combination is subject to approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Each of Nogin and SWAG have agreed to use their respective reasonable best efforts to take all actions to consummate and make effective the transactions contemplated by the Merger Agreement as soon as reasonably practicable and to obtain as promptly as reasonably practicable all consents, registrations, approvals, clearances, permits and authorizations necessary or advisable to be obtained from any third party or any governmental entity in order to consummate the transactions contemplated by the Merger Agreement. SWAG has further agreed to take any steps necessary to eliminate any impediments under the HSR Act or any other antitrust law that is asserted by any governmental entity so as to enable the parties to consummate the Business Combination as soon as possible. SWAG and Nogin expect to file Notification and Report Forms with the Antitrust Division and the FTC in February 2022. The regulatory approvals to which completion of the Business Combination are subject are described in more detail in the section of this proxy statement/prospectus entitled “Regulatory Approvals Required for the Business Combination.”

Appraisal Rights (page 228)

Holders of SWAG common stock are not entitled to appraisal rights in connection with the Business Combination under Delaware law.

Conditions to the Business Combination (page 193)

Conditions to Each Party’s Obligations.

The respective obligations of each of SWAG, Nogin and Merger Sub to complete the Business Combination are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

•

there must not be in effect any order prohibiting or preventing the consummation of the Business Combination and no law adopted, enacted or promulgated that makes consummation of the Business Combination illegal or otherwise prohibited;

•

all waiting periods and any extensions thereof applicable to the transactions contemplated by the Merger Agreement under the HSR Act, and any commitments or agreements (including timing agreements) with any governmental entity not to consummate the Business Combination before a certain date, must have expired or been terminated;

•	the offer contemplated by this proxy statement/prospectus must have been completed in accordance with the terms of the Merger Agreement and this proxy statement/prospectus;

•

the approval of each of the proposals set forth in this proxy statement/prospectus must have been obtained in accordance with the DGCL, SWAG’s Organizational Documents and the rules and regulations of NASDAQ;

•	the approval of the Business Combination by the holders of Nogin common stock and Nogin preferred stock must have been obtained in accordance with the DGCL and Nogin’s organizational documents;

•

the Registration Statement must have become effective in accordance with the Securities Act and no stop order suspending the effectiveness of the Registration Statement be in effect and no proceedings for that purpose have commenced or be threatened by the SEC;

•	the SWAG common stock to be issued in the Business Combination must have been approved by the NASDAQ, subject only to official notice of issuance thereof.

Conditions to Obligations of SWAG and Merger Sub.

The obligation of SWAG and Merger Sub to complete the Business Combination is also subject to the satisfaction, or waiver by SWAG, of the following conditions:

•

the representations and warranties of Nogin (other than fundamental representations), disregarding qualifications contained therein relating to materiality, must be true and correct as of the Closing Date as if made at and as of such time (or, if given as of an earlier date, as of such earlier date), except that this condition will be satisfied unless any and all inaccuracies in such representations and warranties of Nogin, in the aggregate, would or would reasonably be expected to result in a Material Adverse Effect with respect to Nogin, and fundamental representations must be true an correct in all respects as of the Closing Date (or, if given as of an earlier date, such earlier date);

•	Nogin must have performed in all material respects its obligations under the Merger Agreement required to be performed by it at or prior to the Closing;

•	SWAG must have received a certificate executed and delivered by an authorized officer of Nogin confirming that the conditions set forth in the immediately preceding bullet points have been satisfied;

•	the Parent Parties must have received a copy of the written consent of the holders of Nogin common stock and Nogin preferred stock, which must remain in full force and effect; and

•	since the date of the Merger Agreement, a Material Adverse Effect with respect to Nogin must not have occurred.

Conditions to Obligations of Nogin.

The obligation of Nogin to complete the Business Combination is also subject to the satisfaction or waiver by Nogin of the following conditions:

•

the representations and warranties of the Parent Parties (other than fundamental representations), disregarding qualifications contained therein relating to materiality, must be true and correct as of the Closing Date as if made at and as of such time (or, if given as of an earlier date, as of such earlier date), except that this condition will be satisfied unless any and all inaccuracies in such representations and warranties of the Parent Parties, in the aggregate, would or would reasonably be expected to result in a Material Adverse Effect with respect to the Parent Parties, and fundamental representations must be true an correct in all respects as of the Closing Date (or, if given as of an earlier date, such earlier date);

•	each of the Parent Parties must have performed in all material respects its obligations under the Merger Agreement required to be performed by it at or prior to the Closing;

•

Nogin must have received a certificate executed and delivered by an authorized officer of the Parent Parties confirming that the conditions set forth in the immediately preceding bullet points have been satisfied;

•

the proceeds from the Business Combination, consisting of (a) the aggregate cash proceeds available for release to SWAG from the Trust Account in connection with the Business Combination (after, for the avoidance of doubt, giving effect to any redemptions of shares of SWAG Common Stock by stockholders of SWAG but before release of any other funds) plus (b) proceeds received any PIPE investment), must be equal to or in excess of $50 million; and

•	the directors and executive officers of SWAG must have been removed from their respective positions or tendered their irrevocable resignations effective as of the Closing.

No Solicitation (pages 194 and 197)

Nogin. From the date of the Merger Agreement until the earlier of (x) the Effective Time or (y) the date on which the Merger Agreement is terminated, other than in connection with the transaction contemplated by the Merger Agreement, Nogin agreed that it will not, and will not authorize or (to the extent within its control) permit any Nogin Subsidiary or any of its or any Nogin Subsidiary’s Affiliates, directors, officers, employees, agents or representatives (including investment bankers, attorneys and accountants), in each case in such directors’, officers’, employees’, agents’ or representatives’ capacity in such role with Nogin, to, directly or indirectly, (i) knowingly encourage, initiate, solicit, or facilitate, offer, or make any offers or proposals related to, an acquisition proposal, (ii) engage in any discussions or negotiations with respect to an acquisition proposal with, or provide any non-public information or data to, any Person that has made, or informs Nogin that it is considering making, an acquisition proposal, or (iii) enter into any agreement (whether or not binding) relating to an acquisition proposal. Nogin must give notice of any acquisition proposal to SWAG as soon as practicable following its awareness of such proposal.

SWAG. From the date of the Merger Agreement until the earlier of (x) the Effective Time or (y) the date on which the Merger Agreement is terminated, other than in connection with the transaction contemplated by the Merger Agreement, SWAG agreed that it will not, and will not authorize or (to the extent within its control) permit any of its Affiliates, directors, officers, employees, agents or representatives (including investment bankers, attorneys and accountants), in each case in such directors’, officers’, employees’, agents’ or representatives’ capacity in such role with SWAG, to, directly or indirectly, (i) knowingly encourage, initiate, solicit, or facilitate, offer, or make any offers or proposals related to, an alternate business combination, (ii) engage in any discussions or negotiations with respect to an alternate business combination with, or provide any non-public information or data to, any Person that has made, or informs SWAG that it is considering making, an alternate business combination proposal, or (iii) enter into any agreement (whether or not binding) relating to an alternate business combination. SWAG must give notice of any alternate business combination to Nogin as soon as practicable following its awareness of such proposal.

Termination (page 198)

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after adoption of the Merger Agreement by Nogin’s stockholders or approval of the proposals required to effect the Business Combination by SWAG’s stockholders.

Mutual Termination Rights

The Merger Agreement may be terminated and the Business Combination abandoned at any time prior to the Closing, as follows:

•	in writing, by mutual consent of the Parties;

•

by SWAG or Nogin if any law or order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger has been enacted and has become final and non-appealable, except that a party may not terminate the Merger Agreement for this reason if it has breached in any material respect its obligations set forth in this Agreement in any manner than has proximately contributed to the enactment, issuance, promulgation or entry into such law or order;

•

by Nogin (if not in breach such that a closing condition cannot be satisfied) if any representation or warranty is not true and correct or if SWAG has failed to perform any covenant or agreement made by any Parent Party in the Merger Agreement, such that the conditions to the obligations of SWAG, as described in the section entitled “—Conditions to Closing of the Business Combination” above, could not be satisfied as of the Closing Date, and (ii) are or cannot be cured within thirty days after written notice from Nogin of such breach is received by the Parent Parties, or which breach, untruth or inaccuracy, by its nature, cannot be cured prior to the Outside Date;

•

by SWAG (if not in breach such that a closing condition cannot be satisfied) if any representation or warranty is not true and correct or if Nogin has failed to perform any covenant or agreement made by Nogin in the Merger Agreement, such that the conditions to the obligations of Nogin, as described in the section entitled “—Conditions to Closing of the Business Combination” above, could not be satisfied as of the Closing Date, and (ii) are or cannot be cured within thirty days after written notice from SWAG of such breach is received by the Parent Parties, or which breach, untruth or inaccuracy, by its nature, cannot be cured prior to the Outside Date;

•

by written notice by any Party if the Closing has not occurred on or prior to August 31, 2022 so long as such Party is not then in breach of the Merger Agreement in a manner that contributed to the occurrence of the failure of a condition;

•	by Nogin if SWAG’s board of directors changes its recommendation in favor of the Business Combination;

•

by SWAG if the required approvals of Nogin have not been obtained within five business days following the time that the registration statement of which this proxy statement/prospectus forms a part is declared effective; or

•	by SWAG or Nogin if the approval of the Transaction Proposals is not obtained at the Parent Common Stockholders Meeting (including any adjournments of such meeting).

Other Agreements (page 199)

Sponsor Agreement

In connection with the execution of the Merger Agreement and pursuant to the terms of a Sponsor Agreement entered into among Nogin, SWAG and the Sponsor, a copy of which is attached to this proxy statement/prospectus as Annex D, the Sponsor has agreed to vote any Public Shares and Founder Shares held by it in favor of each of the proposals presented at the Special Meeting. The Sponsor owns at least 20% of SWAG’s outstanding common stock entitled to vote thereon. The quorum and voting thresholds at the Special Meeting and the Sponsor Agreement may make it more likely that SWAG will consummate the Business Combination. In addition, pursuant to the terms of the Sponsor Agreement, the Sponsor has agreed to waive its redemption rights with respect to any Founder Shares and any Public Shares held by them in connection with the completion of a business combination, have agreed not to transfer any Public Shares and Founder Shares held by them for a period of one year following the Business Combination, and have agreed to subject certain the Founder Shares held by Sponsor as of the Closing to certain time and performance-based vesting provisions. See “Other Agreements—Sponsor Agreement.”

Company Support Agreement

In connection with the execution of the Merger Agreement, SWAG, Nogin and certain stockholders of Nogin (collectively, the “Supporting Nogin Stockholders” and each, a “Supporting Nogin Stockholder”) entered into the Company Support Agreement, a copy of which is attached to this proxy statement/prospectus as Annex E. The Company Support Agreement provides, among other things, each Supporting Nogin Stockholder agreed to (i) vote at any meeting of the stockholders of Nogin all of its Nogin common stock and/or Nogin preferred stock, as applicable (or any securities convertible into or exercisable or exchangeable for Nogin common stock or Nogin preferred stock), held of record or thereafter acquired in favor of the transactions and the adoption of the Merger Agreement; (ii) appoint the chief executive officer of Nogin as such stockholder’s proxy in the event such stockholder fails to fulfill its obligations under the Company Support Agreement, (iii) be bound by certain other covenants and agreements related to the Merger and (iv) be bound by certain transfer restrictions with respect to Nogin securities, in each case, on the terms and subject to the conditions set forth in the Company Support Agreement. See “Other Agreements—Company Support Agreement.”

Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, SWAG and certain stockholders of Nogin and SWAG will enter into an Amended and Restated Registration Rights Agreement, a copy of which is attached to this proxy statement/prospectus as Annex G (the “Registration Rights Agreement”), pursuant to which SWAG will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of SWAG Class A common stock and other equity securities of SWAG that are held by the parties thereto from time to time. See “Other Agreements—Registration Rights Agreement.”

Amended and Restated Bylaws

Pursuant to the terms of the Merger Agreement, in connection with the consummation of the Business Combination, SWAG will amend and restate its bylaws to be in the form attached to this proxy statement/prospectus as Annex C (the “Amended and Restated Bylaws”).

Pursuant to the Amended and Restated Bylaws, holders (the “Lock-Up Holders”) of (a) shares of SWAG Class A common stock issued as merger consideration, (b) the Nogin Equity Award Shares (as defined in the Amended and Restated Bylaws) and (c) the Nogin Warrant Shares (as defined in the Amended and Restated Bylaws) will be subject to certain restrictions on the transfer of the Nogin Equity Award Shares, the Nogin Warrant Shares and eighty percent (80%) of the shares of SWAG Class A common stock, in each case, held by Lock-Up Holders immediately following the Closing (the “Lock-Up Shares”), subject to certain transfers permitted by the Amended and Restated Bylaws.

For all Lock-Up Holders other than Jan Nugent, Geoff Van Haeren, Erik Nakamura and Jay Ku (the “Management Holders”), such restrictions begin at Closing and end on the date that is the earlier of (A) six months after the completion of the Business Combination and (B) the date on which the Post-Combination Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Post-Combination Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property (the “Stockholder Lock-Up Period”). For all Management Holders, such restrictions begin at Closing and end on the date that is the earlier of (A) one year after the completion of the Business Combination, (B) the date on which the last reported sale price of SWAG Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination and (C) the date on which the Post-Combination Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Post-Combination Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property (the “Management Lock-Up Period”).

Proposed Charter

Pursuant to the terms of the Merger Agreement, in connection with the consummation of the Business Combination, SWAG will amend the Existing Charter to (a) increase the number of authorized shares of SWAG’s capital stock, par value $0.0001 per share, from 111,000,000 shares, consisting of (i) 100,000,000 shares of the Class A common stock and 10,000,000 shares of the Class B common stock, and (ii) 1,000,000 shares of preferred stock, to 550,000,000 shares, consisting of (i) 500,000,000 shares of common stock and (ii) 50,000,000 shares of preferred stock, (b) eliminate certain provisions in our Charter relating to the Class B common stock, the initial business combination and other matters relating to SWAG’s status as a blank-check company that will no longer be applicable to us following the Closing, and (c) approve and adopt any other changes contained in the Proposed Charter, a copy of which is attached as Annex B to this proxy statement/prospectus. In addition, we will amend our Charter to change the name of the corporation to “Nogin, Inc.”

For more information, see the section entitled “Proposal Number 2—The Charter Approval Proposal.”

SWAG NASDAQ Listing (page 191)

The SWAG Class A common stock and public warrants are listed on NASDAQ under the symbols “SWAG” and “SWAGW.” Following the Business Combination, the Class A common stock of the Post-Combination Company (including the Class A common stock issuable in the Business Combination) and warrants of the Post-Combination Company will be listed on NASDAQ under the symbols “NOGN” and “NOGNW.”

Comparison of Stockholders’ Rights (page 208)

Following the Business Combination, the rights of Nogin stockholders who become stockholders of the Post-Combination Company in the Business Combination will no longer be governed by Nogin’s charter and Nogin’s bylaws (“Nogin’s bylaws”) and instead will be governed by the Proposed Charter and the Amended and Restated Bylaws (the “Amended and Restated Bylaws”). See “Comparison of Stockholders’ Rights”.

Summary Risk Factors

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the risk factors described under “Risk Factors” beginning on page 22. Such risks include, but are not limited to:

Risks relating to Nogin’s business and industry, including that:

•	Nogin has a history of operating losses, and it may not be able to generate sufficient revenue to achieve and sustain profitability.

•	Nogin has experienced strong growth in recent periods, and its recent growth rates may not be indicative of its future growth.

•

Nogin’s future revenue and operating results will be harmed if it is unable to acquire new customers, retain existing customers, expand sales to its existing customers, develop new functionality for its CaaS platform that achieves market acceptance, or the increase in ecommerce during the COVID-19 pandemic fails to continue after the pandemic ends.

•	Nogin may not be able to successfully implement its growth strategy on a timely basis or at all.

•

Failure to effectively develop and expand Nogin’s marketing and sales capabilities could harm its ability to increase its customer base and achieve broader market acceptance of its CaaS platform. If Nogin is not able to generate traffic to its website through digital marketing, its ability to attract new customers may be impaired.

•	Nogin’s operating results are subject to seasonal fluctuations.

•	Nogin’s sales cycle with large enterprise customers can be long and unpredictable, and its sales efforts require considerable time and expense.

•	If Nogin fails to maintain or grow its brand recognition, its ability to expand its customer base will be impaired and its financial condition may suffer.

•	If Nogin fails to offer high quality support, its business and reputation could suffer.

•

If Nogin fails to improve and enhance the functionality, performance, reliability, design, security and scalability of its CaaS platforms and innovate and introduce new solutions in a manner that responds to its customers’ evolving needs, its business may be adversely affected.

•	Payment transactions on Nogin’s CaaS platform subject it to regulatory requirements, additional fees, and other risks that could be costly and difficult to comply with or that could harm our business.

•	Activities of customers, their shoppers, and Nogin’s partners could damage its brand, subject it to liability and harm its business and financial results.

•	Nogin is dependent upon customers’ continued and unimpeded access to the internet, and upon their willingness to use the internet for commerce.

Risks relating to the Business Combination, including that:

•	Nogin’s stockholders and SWAG’s stockholders will each have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.

•

There can be no assurance that the Post-Combination Company’s common stock will be approved for listing on the NASDAQ or that the Post-Combination Company will be able to comply with the continued listing standards of the NASDAQ.

•

The market price of shares of the Post-Combination Company’s common stock after the Business Combination may be affected by factors different from those currently affecting the prices of shares of SWAG Class A common stock.

•

SWAG has not obtained an opinion from an independent investment banking firm, and consequently, there is no assurance from an independent source that the merger consideration is fair to its stockholders from a financial point of view.

•	If the Business Combination’s benefits do not meet the expectations of financial analysts, the market price of our common stock may decline.

•

The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Merger Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

•	SWAG directors and officers may have interests in the Business Combination different from the interests of SWAG stockholders.

•	Nogin directors and officers may have interests in the Business Combination different from the interests of Nogin stockholders.

•	Our Sponsor may have interests in the Business Combination different from the interests of SWAG stockholders.

•

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is preliminary and the actual financial condition and results of operations after the Business Combination may differ materially.

Risks relating to redemption, including that:

•	If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.15 per share.

•

Our independent directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our public stockholders.

•

The ability of SWAG stockholders to exercise redemption rights with respect to a large number of shares could increase the probability that the Business Combination would be unsuccessful and that stockholders would have to wait for liquidation in order to redeem their stock.

•

Unlike some other blank check companies, SWAG does not have a specified maximum redemption threshold, except that in no event will we redeem our Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001. The absence of such a redemption threshold will make it easier for us to consummate the Business Combination even if a substantial number of our stockholders redeem.

Information about SWAG (page 106)

Software Acquisition Group Inc. III is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. The SWAG Class A common stock, units and public warrants are currently listed on NASDAQ under the symbols “SWAG”, “SWAGU” and “SWAGW,” respectively. The mailing address of SWAG’s principal executive office is 1980 Festival Plaza Drive, Suite 300, Las Vegas, Nevada 89135 and the telephone number of SWAG’s principal executive office is (310) 991-4982.

Information about Nogin (page 129)

Nogin’s purpose-built platform has been developed to offer full-stack enterprise-level capabilities to online retailers.

Using its Intelligent Commerce solutions Nogin enables brands in this market to build direct relationships with their end customers, in competition with big retailers.

As brands sell more online and therefore grow in the amount of gross merchandise value (“GMV”) generated through their business, they soon realize that they need more than just a simple online storefront and encounter complexities in terms of customer management, order optimization, returns, and fulfillment that need to be managed and coordinated. There are now a large number of online brands that need to utilize an extended set of capabilities—Nogin provides this technology. In addition, there are established brands that have traditionally sold through retailers that now see an opportunity to go direct to the end customer and establish the direct customer relationship using Nogin’s solutions.

The Nogin platform provides a full suite of capabilities including storefront, order management, catalog maintenance, fulfillment, returns management, customer data analytics and marketing optimization tailored for online brands. Furthermore, Nogin’s clients utilize its technology to help accelerate the growth of their GMV, improve their customer engagement and reduce costs.

Summary Historical Financial Data For SWAG

SWAG’s statement of operations data for the period from January 5, 2021 (inception) through January 22, 2021 are derived from SWAG’s audited financial statements, included elsewhere in this proxy statement/prospectus. The summary historical financial information of SWAG as of September 30, 2021 and for the period from January 2, 2021 (inception) through September 30, 2021 was derived from the unaudited condensed financial statements of SWAG included elsewhere in this proxy statement/prospectus. You should read the following summary financial information in conjunction with the sections titled “Selected Historical Financial Information of SWAG” and “SWAG Management’s Discussion and Analysis of Financial Condition and Results of Operations” and SWAG’s financial statements and related notes appearing elsewhere in this proxy statement/prospectus.

We have neither engaged in any operations nor generated any revenue to date. Our only activities from inception through January 22, 2021 were organizational activities and those necessary to complete our initial public offering and identifying a target company for a business combination. We do not expect to generate any operating revenue until after the consummation of the Merger.

	Period from January 5, 2021 (inception) through September 30, 2021 (unaudited)	Period from January 5, 2021 (inception) through January 22, 2021 (As Restated)
Statement of Operations Data:
Operating and formation costs	$649,865	$1,000
Net loss	$(691,853)	$(1,000)

(1)

For the period from January 5, 2021 (inception) through January 22, 2021, excludes up to 750,000 Class B shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriter (see Note 5 to SWAG’s financial statements included elsewhere in this proxy statement/prospectus).

As of September 30, 2021 (unaudited) (As Restated)
Balance Sheet Data:
Working capital	$819,484
Total assets	232,705,879
Total liabilities	8,367,378
Stockholders’ deficit	(7,161,359)

Summary Historical Financial Data For Nogin

Nogin’s summary financial data as of December 31, 2020 and for the years ended December 31, 2020 and 2019 are derived from Nogin’s audited financial statements, included elsewhere in this proxy statement/prospectus. Nogin’s summary financial data as of September 30, 2021 and for the nine months ended September 30, 2021 were derived from the unaudited condensed financial statements of Nogin included elsewhere in this proxy statement/prospectus. You should read the following summary financial information in conjunction with the sections titled “Selected Historical Financial Information of Nogin” and “Nogin’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Nogin’s financial statements and related notes appearing elsewhere in this proxy statement/prospectus.

	For the Years Ended December 31,
	2020	2019
	($ in thousands)
Revenue	$45,517	$40,954
Operating costs and expenses	47,660	43,245

Operating loss	(2,143)	(2,291)
Other income, net	1,193	2,316

(Loss) Income before income taxes	(950)	25
Provision for income tax	190	25

Net Loss	$(1,140)	$—

	Nine Months Ended September 30,
	2021	2020
	($ in thousands)
Revenue	$55,221	$29,037
Operating costs and expenses	60,600	31,828

Operating loss	(5,379)	(2,791)

Change in fair value of unconsolidated affiliate	4,937	—
Other income, net	2,598	1,011

Income (loss) before income taxes	2,156	(1,780)
Provision for income taxes	82	107

Net income (loss)	$2,074	$(1,887)

	As of September 30	As of December 31,
	2021	2020	2019
	($ in thousands, except per share data)
Working capital	$4,277	$(2,074)	$(2,844)
Total asset:	42,276	23,841	19,362
Total liabilities	42,183	25,870	20,380
Convertible, redeemable preferred stock	11,189	11,189	11,189
Stockholders’ equity	(11,096)	(13,218)	(12,208)
Weighted average shares outstanding—basic	9,129,358	9,129,358	9,130,726
Weighted average shares outstanding—diluted	9,422,979	9,129,358	9,130,726
Net income (loss) per common share—basic	$0.16	$(0.12)	$—
Net income (loss) per common share—diluted	0.16	(0.12)	—

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial data (the “summary pro forma data”) gives effect to the merger and the other transactions contemplated by the merger agreement described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”.

The summary unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of the combined company and the historical financial statements and related notes of SWAG and Nogin for the applicable periods included in this proxy statement/prospectus. The pro forma condensed combined financial information has been presented for information purposes only and are not necessarily indicative of what SWAG’s balance sheet or statement of operations actually would have been had the Merger been completed as of the dates indicated, nor do they purport to project the future financial position or operating results of SWAG. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The pro forma financial information is presented for illustrative purposes only and does not reflect the costs of any integration activities or cost savings or synergies that may be achieved as a result of the Merger.

The summary unaudited pro forma condensed combined balance sheet data combines the Nogin unaudited consolidated balance sheet as of September 30, 2021 and the SWAG unaudited historical consolidated balance sheet as of September 30, 2021, giving effect to the Merger as if it had been consummated on September 30, 2021. The unaudited pro forma condensed combined statements of operations data for the nine months ended September 30, 2021 and the year ended December 31, 2020 present the pro forma effect of the Business Combination as if it had been consummated on January 1, 2020.

The unaudited pro forma condensed combined financial information is presented in two scenarios: (1) assuming no redemptions and (2) assuming maximum redemptions.

•	Assuming “No Redemptions”: This presentation assumes that no public shareholders exercise their right to have their public shares converted into their pro rata share of the trust account;

•

Assuming “Maximum Redemptions”: This presentation assumes that 17.9 million public shares are redeemed, resulting in an aggregate payment of $181.5 million out of the trust account, which is derived from the number of shares that could be redeemed in connection with the Merger at an assumed redemption price of $10.15 per share based on the trust account balance as of September 30, 2021 in order to satisfy the minimum Aggregate Transaction Proceeds of $50.0 million.

In both scenarios, the Merger will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with US GAAP. Under this method of accounting, SWAG will be treated as the acquired company for financial reporting purposes. Accordingly, for accounting purposes, the Merger will be treated as the equivalent of Nogin issuing shares for the net assets of SWAG, accompanied by a recapitalization. The net assets of SWAG will be recorded at carrying value, with no goodwill or other intangible assets recorded.

	Pro Forma Combined
	No Redemptions Scenario	Maximum Redemptions Scenario
	($ in thousands, except per share data)
Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data
Nine Months Ended September 30, 2021
Revenue	$55,221	$55,221
Weighted Average Shares of Class A Outstanding—Basic	82,427,321	64,545,521
Earnings Per Share Class A—Basic	$0.02	$0.02
Weighted Average Shares of Class A Outstanding—Diluted	83,948,648	66,066,848
Earnings Per Share Class A—Diluted	$0.02	$0.02

	Pro Forma Combined
	No Redemptions Scenario	Maximum Redemptions Scenario
	($ in thousands, except per share data)
Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data
Twelve Months Ended December 31, 2020
Revenue	$45,517	$45,517
Weighted Average Common Shares Outstanding—Basic and Diluted	82,427,321	64,545,521
Loss Per Common Share—Basic and Diluted	$(0.06)	$(0.08)

Summary Unaudited Pro Forma Condensed Combined
Balance Sheet Data as of September 30, 2021
Total assets	$233,982	$52,480
Total liabilities	$41,829	$41,829
Total stockholders’ equity	$192,153	$10,651

UNAUDITED HISTORICAL COMPARATIVE AND PRO FORMA COMBINED PER SHARE DATA OF SWAG AND NOGIN

The following table sets forth selected historical comparative unit and share information for SWAG and Nogin, and unaudited pro forma condensed combined per share information of SWAG after giving effect to the Business Combination, assuming two redemption scenarios as follows:

•	Assuming No Redemptions: This presentation assumes that no public shareholders exercise their right to have their public shares converted into their pro rata share of the trust account.

•

Assuming Maximum Redemptions: This presentation assumes that 17.9 million public shares are redeemed, resulting in an aggregate payment of $181.5 million out of the trust account, which is derived from the number of shares that could be redeemed in connection with the Merger at an assumed redemption price of $10.15 per share based on the trust account balance as of September 30, 2021 in order to satisfy the minimum Aggregate Transaction Proceeds of $50.0 million.

The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of SWAG and Nogin for the applicable periods included in this proxy statement. The pro forma condensed combined financial information has been presented for informational purposes only and are not necessarily indicative of what SWAG or Nogin’s balance sheet or statement of operations actually would have been had the Merger been completed as of the dates indicated, nor do they purport to project the future financial position or operating results of SWAG or Nogin. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The pro forma financial information is presented for illustrative purposes only and does not reflect the costs of any integration activities or cost savings or synergies that may be achieved as a result of the Merger.

The unaudited pro forma condensed combined balance sheet combines the Nogin unaudited consolidated balance sheet as of September 30, 2021 and the SWAG unaudited historical consolidated balance sheet as of September 30, 2021, giving effect to the Merger as if it had been consummated on September 30, 2021. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and the year ended December 31, 2020 present the pro forma effect of the Business Combination as if it had been consummated on January 1, 2020.

	Historical		No Redemptions Scenario			Maximum Redemptions Scenario
As of and for the Year Ending December 31, 2020	SWAG	Nogin	Transaction Accounting Adjustments	Notes	Pro Forma Combined	Additional Transaction Accounting Adjustments	Notes	Pro Forma Combined
Pro Forma Earnings Per Share
Weighted Average Common Shares Outstanding—Basic and Diluted	—	9,129,358	—		82,477,321	—		64,545,521
Loss Per Common Share—Basic and Diluted	—	$(0.12)	—		$(0.06)	—		$(0.08)

	Historical			No Redemptions Scenario			Maximum Redemptions Scenario
As of and for the Nine Months Ending September 30, 2021	SWAG (Historical from 1/5/21 through 9/30/21)		Nogin	Transaction Accounting Adjustments	Notes	Pro Forma Combined	Additional Transaction Accounting Adjustments	Notes	Pro Forma Combined
Pro Forma Earnings Per Share
Weighted Average Shares of Class A Outstanding—Basic		5,338,839	—	—		82,427,321	—		64,545,521
Earnings Per Share Class A—Basic		$(0.07)		—		$0.02	—		$0.02
Weighted Average Shares of Class A Outstanding—Diluted		5,338,839				83,948,648			66,066,848
Earnings Per Share Class A—Diluted		$(0.07)				$0.02			$0.02
Weighted Average Shares of Class B Outstanding—Basic and Diluted		5,159,411	—	—		—	—		—
Earnings Per Share Class B—Basic and Diluted	$	(0.07)		—		—	—		—
Weighted Average Common Shares Outstanding—Basic		—	9,129,358	—		—	—		—
Loss Per Common Share—Basic		—	$0.16	—		—	—		—
Weighted Average Common Shares Outstanding—Diluted		—	9,422,979	—		—	—		—
Loss Per Common Shares—Diluted		—	$0.16	—		—	—		—

MARKET PRICE AND DIVIDEND INFORMATION

SWAG

The SWAG Class A common stock, units and public warrants are listed on the NASDAQ under the symbols SWAG, SWAGU and SWAGW, respectively.

The closing price of the Class A common stock, units and public warrants on February 11, 2022, the last trading day before announcement of the execution of the Merger Agreement, was $9.90, $10.08 and $0.4399, respectively. As of                 , 2022, the SWAG Record Date, the most recent closing price for each Class A common stock, unit and public warrant was $                , $                and $                , respectively.

Holders of the Class A common stock, units and public warrants should obtain current market quotations for their securities. The market price of SWAG’s securities could vary at any time before the Business Combination.

Holders

As of                 , 2022, there were                holders of record of SWAG’s units,                holders of record of Class A common stock, five holders of record of Class B common stock and                holders of record of public warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose units, Public Shares and public warrants are held of record by banks, brokers and other financial institutions.

Dividend Policy

SWAG has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the Post-Combination Company’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Post-Combination Company’s board of directors at such time. The Post-Combination Company’s ability to declare dividends may also be limited by restrictive covenants pursuant to any debt financing agreements.

Nogin

Historical market price for Nogin’s capital stock is not provided because there is no public market for Nogin’s capital stock. See “Nogin’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus includes forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial, of SWAG and Nogin. These statements are based on the beliefs and assumptions of the management of SWAG and Nogin. Although SWAG and Nogin believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither SWAG nor Nogin can assure you that either will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes”, “estimates”, “expects”, “projects”, “forecasts”, “may”, “might”, “will”, “should”, “seeks”, “plans”, “scheduled”, “possible”, “anticipates” or “intends” or similar expressions. Forward-looking statements contained in this proxy statement/prospectus include, but are not limited to, statements about the ability of SWAG and Nogin prior to the Business Combination, and the Post-Combination Company following the Business Combination, to:

•	execute its business strategy, including monetization of services provided and expansions in and into existing and new lines of business;

•	anticipate the uncertainties inherent in the development of new business lines and business strategies;

•	meet the closing conditions to the Business Combination, including approval by stockholders of SWAG and Nogin on the expected terms and schedule;

•	realize the benefits expected from the proposed Business Combination;

•	develop, design, and sell services that are differentiated from those of competitors;

•	anticipate the impact of the coronavirus disease 2019 (“COVID-19”) pandemic and its effect on business and financial conditions;

•	manage risks associated with operational changes in response to the COVID-19 pandemic;

•	retain and hire necessary employees;

•	attract, train and retain effective officers, key employees or directors;

•	enhance future operating and financial results;

•	comply with laws and regulations applicable to its business;

•	stay abreast of modified or new laws and regulations applying to its business, including copyright and privacy regulation;

•	anticipate the impact of, and response to, new accounting standards;

•	anticipate the significance and timing of contractual obligations;

•	maintain key strategic relationships with partners and customers;

•	respond to uncertainties associated with product and service development and market acceptance;

•	successfully defend litigation;

•	upgrade and maintain information technology systems;

•	access, collect and use personal data about consumers;

•	acquire and protect intellectual property;

•	anticipate rapid technological changes;

•	meet future liquidity requirements and comply with restrictive covenants related to long-term indebtedness;

•

maintain the listing on, or the delisting of SWAG’s or the Post Combination Company’s securities from, NASDAQ or an inability to have our securities listed on the NASDAQ or another national securities exchange following the Business Combination;

•	effectively respond to general economic and business conditions;

•	obtain additional capital, including use of the debt market; and

•	successfully deploy the proceeds from the Business Combination.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. You should understand that the following important factors, in addition to those discussed under the heading “Risk Factors” and elsewhere in this proxy statement/prospectus, could affect the future results of SWAG and Nogin prior to the Business Combination, and the Post-Combination Company following the Business Combination, and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements in this proxy statement/prospectus:

•	any delay in closing of the Business Combination;

•	risks related to disruption of management’s time from ongoing business operations due to the proposed transactions;

•	litigation, complaints, product liability claims and/or adverse publicity;

•	privacy and data protection laws, privacy or data breaches, or the loss of data;

•	the impact of changes in consumer spending patterns, consumer preferences, local, regional and national economic conditions, crime, weather, demographic trends and employee availability;

•	the impact of the COVID-19 pandemic on the financial condition and results of operations of SWAG and Nogin; and

•	any defects in new products or enhancements to existing products.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this proxy statement/prospectus are more fully described under the heading “Risk Factors” and elsewhere in this proxy statement/prospectus. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this proxy statement/prospectus describe additional factors that could adversely affect the business, financial condition or results of operations of SWAG and Nogin prior to the Business Combination, and the Post-Combination Company following the Business Combination. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can SWAG or Nogin assess the impact of all such risk factors on the business of SWAG and Nogin prior to the Business Combination, and the Post-Combination Company following the Business Combination, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to SWAG or Nogin or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. SWAG and Nogin prior to the Business Combination, and the Post-Combination Company following the Business Combination, undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

In addition, statements of belief and similar statements reflect the beliefs and opinions of SWAG or Nogin, as applicable, on the relevant subject. These statements are based upon information available to SWAG or Nogin, as applicable, as of the date of this proxy statement/prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and statements should not be read to indicate that SWAG or Nogin, as applicable, has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

RISK FACTORS

In addition to the other information contained in this proxy statement/prospectus, including the matters addressed under the heading “Forward-Looking Statements”, you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. In this section “we,” “us” and “our” refer to Nogin prior to the Business Combination and to the Post-Combination Company following the Business Combination.

Risks Related to Nogin’s Business and Industry

We have a history of operating losses, and we may not be able to generate sufficient revenue to achieve and sustain profitability.

We have not yet achieved profitability. We incurred operating losses of approximately $5.4 million, $2.1 million and $2.3 million for the nine months ended September 30, 2021 and the years ended December 31, 2020 and the December 31, 2019, respectively. As of September 30, 2021, we had an accumulated deficit of $14.1 million. While we have experienced significant revenue growth over recent periods, we may not be able to sustain or increase our growth or achieve profitability in the future. We intend to continue to invest heavily in sales and marketing efforts. In addition, we expect to incur significant additional legal, accounting, and other expenses related to our being a public company as compared to when we were a private company. While our revenue has grown in recent years, if our revenue declines or fails to grow at a rate faster than these increases in our operating expenses, we will not be able to achieve and maintain profitability in future periods. As a result, we may continue to generate losses. We cannot assure you that we will achieve profitability in the future or that, if we do become profitable, we will be able to sustain profitability. Additionally, we may encounter unforeseen operating expenses, difficulties, complications, delays, and other unknown factors that may result in losses in future periods. If these losses exceed our expectations or our revenue growth expectations are not met in future periods, our financial performance will be harmed.

We have experienced strong growth in recent periods, and our recent growth rates may not be indicative of our future growth.

We have experienced strong growth in recent years. In future periods, we may not be able to sustain revenue growth consistent with recent history, or at all. We believe our revenue growth depends on a number of factors, including our ability to:

•	attract new customers and retain and increase sales to existing customers;

•	maintain and expand our relationships with our customers;

•	develop our existing CaaS platform and introduce new functionality to our CaaS platform; and

•	expand into new market segments and internationally;

We may not accomplish any of these objectives and, as a result, it is difficult for us to forecast our future revenue or revenue growth. If our assumptions are incorrect or change in reaction to changes in our market, or if we are unable to maintain consistent revenue or revenue growth, our stock price could be volatile, and it may be difficult to achieve and maintain profitability. You should not rely on our revenue for any prior periods as any indication of our future revenue or revenue growth.

Our future revenue and operating results will be harmed if we are unable to acquire new customers, retain existing customers, expand sales to our existing customers, develop new functionality for our CaaS platform that achieves market acceptance, or the increase in ecommerce during the COVID-19 pandemic fails to continue after the pandemic ends.

In order to continue to grow our business, we must continue to acquire new customers to purchase and use our CaaS platform. Our success in adding new customers depends on numerous factors, including our ability to:

(1) offer a compelling ecommerce platform, (2) execute our sales and marketing strategy, (3) attract, effectively train and retain new sales, marketing, professional services, and support personnel in the markets we pursue, (4) develop or expand relationships with partners, payment providers, systems integrators, and resellers, (5) expand into new geographies and market segments, and (6) efficiently onboard new customers to our CaaS platform.

Our ability to increase revenue also depends, in part, on our ability to retain existing customers and to sell additional functionality and adjacent services to our existing and new customers. Our customers have no obligation to renew their subscriptions for our solutions after the expiration of their initial subscription period. In order for us to maintain or improve our results of operations, it is important that our customers renew their subscriptions with us on the same or more favorable terms to us. Our ability to increase sales to existing customers depends on several factors, including their experience with implementing and using our CaaS platform, their ability to integrate our CaaS platform with other technologies, and our pricing model.

Our ability to generate revenue may be inconsistent across small and midsize businesses, mid-market, and large enterprise customers. If we experience limited or inconsistent growth in any of these customer sets, particularly our large enterprise customers, our business, financial condition, and operating results could be adversely affected.

We may not be able to successfully implement our growth strategy on a timely basis or at all.

Our future growth, profitability and cash flows depend upon our ability to successfully implement our growth strategy, which, in turn, is dependent upon a number of factors, including our ability to:

•	grow our current customer base;

•	acquire new customers;

•	scale our business model;

•	expand our customer location footprint;

•	build on our success in payments and financial solutions;

•	expand our presence within verticals; and

•	selectively pursue strategic and value-enhancing acquisitions.

There can be no assurance that we can successfully achieve any or all of the above initiatives in the manner or time period that we expect. Further, achieving these objectives will require investments which may result in short-term costs without generating any current revenue and therefore may be dilutive to our earnings. We cannot provide any assurance that we will realize, in full or in part, the anticipated benefits we expect our strategy will achieve. The failure to realize those benefits could have a material adverse effect on our business, financial condition and results of operations.

Failure to effectively develop and expand our marketing and sales capabilities could harm our ability to increase our customer base and achieve broader market acceptance of our CaaS platform. If we are not able to generate traffic to our website through digital marketing, our ability to attract new customers may be impaired.

Our ability to increase our customer base and achieve broader market acceptance of our CaaS platform will depend on our ability to expand our marketing and sales operations. We plan to continue increasing the size of our sales force. We also plan to dedicate significant resources to sales and marketing programs, including search engine and other online advertising. The effectiveness of our online advertising may vary due to competition for key search terms, changes in search engine use and changes in search algorithms used by major search engines and other digital marketing platforms. Our business and operating results will be harmed if our sales and marketing efforts do not generate a corresponding increase in revenue. We may not achieve anticipated revenue growth from increasing the size of our sales force if we are unable to hire, develop, and retain talented sales personnel, if our new sales personnel are unable to achieve desired productivity levels in a reasonable period of time, or if our sales and marketing programs are not effective.

If the cost of marketing our CaaS platform over search engines or other digital marketing platforms increases, our business and operating results could be adversely affected. Competitors also may bid on the search terms that we use to drive traffic to our website. Such actions could increase our marketing costs and result in decreased traffic to our website.

Furthermore, search engines and digital marketing platforms may change their advertising policies from time to time. If these policies delay or prevent us from advertising through these channels, it could result in reduced traffic to our website and subscriptions to our CaaS platform. New search engines and other digital marketing platforms may develop, particularly in specific jurisdictions, that reduce traffic on existing search engines and digital marketing platforms. If we are not able to achieve prominence through advertising or otherwise, we may not achieve significant traffic to our website through these new platforms and our business and operating results could be adversely affected.

Our operating results are subject to seasonal fluctuations.

Our transaction-based revenues are directionally correlated with the level of gross transaction value that customers facilitate through our CaaS platform. Our customers typically process additional gross transaction value during the fourth quarter holiday season. As a result, we have historically generated higher transaction-based revenues in our fourth quarter than in other quarters. While we believe that this seasonality has affected and will continue to affect our quarterly results, our rapid growth has largely masked seasonal trends to date. As a result of the continued growth of our transaction-based revenues, we believe that our business may become more seasonal in the future and that historical patterns in our business may not be a reliable indicator of our future performance. Fluctuations in quarterly results may materially and adversely affect the predictability of our business and the price of our subordinate voting shares.

Our sales cycle with large enterprise customers can be long and unpredictable, and our sales efforts require considerable time and expense.

The timing of our sales with our large enterprise customers and related revenue recognition is difficult to predict because of the length and unpredictability of the sales cycle for these customers. Large enterprise customers, particularly those in highly regulated industries and those requiring customized applications, may have a lengthy sales cycle for the evaluation and implementation of our CaaS platform. This may cause a delay between increasing operating expenses for such sales efforts and, upon successful sales, the generation of corresponding revenue.

As the purchase and launch of our CaaS platform can be dependent upon customer initiatives, infrequently, our sales cycle can extend to up to twelve months. As a result, much of our revenue is generated from the recognition of contract liabilities from contracts entered into during previous periods. Customers often view a subscription to our CaaS platform and services as a strategic decision with significant investment. As a result, customers frequently require considerable time to evaluate, test, and qualify our CaaS platform prior to entering into or expanding a subscription. During the sales cycle, we expend significant time and money on sales and marketing and contract negotiation activities, which may not result in a sale. Additional factors that may influence the length and variability of our sales cycle include:

•	the effectiveness of our sales force as we hire and train our new salespeople to sell large enterprise customers;

•	the discretionary nature of purchasing and budget cycles and decisions;

•	the obstacles placed by customers’ procurement process;

•	economic conditions and other factors impacting customer budgets;

•	customers’ integration complexity;

•	customers’ familiarity with CaaS ecommerce solutions;

•	customers’ evaluation of competing products during the purchasing process; and

•	evolving customer demands.

Given these factors, it is difficult to predict whether and when a sale will be completed, and when revenue from a sale will be recognized. Consequently, a shortfall in demand for our CaaS platform and services or a decline in new or renewed contracts in a given period may not significantly reduce our revenue for that period but could negatively affect our revenue in future periods.

If we fail to maintain or grow our brand recognition, our ability to expand our customer base will be impaired and our financial condition may suffer.

We believe maintaining and growing the Nogin brand is important to supporting continued acceptance of our existing and future solutions, attracting new customers to our CaaS platform, and retaining existing customers. We also believe that the importance of brand recognition will increase as competition in our market increases. Successfully maintaining our brand will depend largely on the effectiveness of our marketing efforts, our ability to provide a reliable and useful CaaS platform to meet the needs of our customers at competitive prices, our ability to maintain our customers’ trust, our ability to continue to develop new functionality and solutions, and our ability to successfully differentiate our CaaS platform. Brand promotion activities may not generate customer awareness or yield increased revenue. Even if they do, any increased revenue may not offset the expenses we incurred in building our brand. If we fail to successfully promote and maintain our brand, we may fail to attract enough new customers or retain our existing customers to realize a sufficient return on our brand-building efforts, and our business could suffer.

If we fail to offer high quality support, our business and reputation could suffer.

Our customers rely on our personnel for support related to our subscription and customer solutions. High-quality support is important for the renewal and expansion of our agreements with existing customers. The importance of high-quality support will increase as we expand our business and pursue new customers, particularly large enterprise customers. If we do not help our customers quickly resolve issues and provide effective ongoing support, our ability to sell new software to existing and new customers could suffer and our reputation with existing or potential customers could be harmed.

If we fail to improve and enhance the functionality, performance, reliability, design, security and scalability of our CaaS platform and innovate and introduce new solutions in a manner that responds to our customers’ evolving needs, our business may be adversely affected.

The markets in which we compete are characterized by constant change and innovation and we expect them to continue to evolve rapidly. Our success has been based on our ability to identify and anticipate the needs of our customers and design platforms that provide them with the breadth of tools they need to operate and grow their businesses. Our ability to attract new customers, retain revenue from existing customers and increase sales to both new and existing customers will depend in large part on our ability to continue to improve and enhance the functionality, performance, reliability, design, security and scalability of our CaaS platform and to innovate and introduce new solutions.

We expect that new services and technologies applicable to the industries in which we operate will continue to emerge and evolve, including developments in POS, eCommerce and payments technology. Other potential changes are on the horizon as well, notably in the payments space, such as developments in real-time payments, blockchain, crypto-currencies and in tokenization, which replaces sensitive data (e.g., payment card information) with symbols (tokens) to keep data safe in the event of a breach. Similarly, there is rapid innovation in the provision of other products and services to businesses, including tailored financial solutions and marketing services. These new services and technologies may be superior to, impair, or render obsolete the products and services we currently offer or the technologies we currently use to provide them. We have in the past, and may experience in the future, difficulties with software development that could delay or prevent the development, introduction or implementation of new solutions and enhancements. Software development involves a significant amount of time for our research and development team, as it can take our developers months to update, code and test new and upgraded solutions and integrate them into our CaaS platform. We must also continually update, test and enhance our software platforms. For example, our design team spends a significant amount of time and resources incorporating various design enhancements, such as customized colors, fonts, content and other features, into our CaaS platform. The continual improvement and enhancement of our CaaS platform requires significant investment and we may not have the resources to make such investment. Our improvements and enhancements may not result in our ability to recoup our investments in a timely manner, or at all. We may make significant investments in new solutions or enhancements that may not achieve expected returns. The success of any enhancement or new solution depends on several factors, including the timely completion and market acceptance of the enhancement or new solution. Our ability to develop new enhancements or solutions may also be inhibited by industry-wide standards, payment card networks, laws and regulations, resistance to change by customers, difficulties relating to integration or compatibility with third-party software or hardware, or third parties’ intellectual property rights.

Any new solution we develop or acquire might not be introduced in a timely or cost-effective manner and might not achieve the broad market acceptance necessary to generate significant revenue. Improving and enhancing the functionality, performance, reliability, design, security and scalability of our CaaS platform is expensive, time-consuming and complex, and to the extent we are not able to do so in a manner that responds to our customers’ evolving needs, our business, operating results and financial condition will be adversely affected.

Payment transactions on our CaaS platform subject us to regulatory requirements, additional fees, and other risks that could be costly and difficult to comply with or that could harm our business.

We are required by our payment processors to comply with payment card network operating rules and we have agreed to reimburse our payment processors for any fees or fines that are assessed by payment card networks as a result of any rule violations by us or our customers. The payment card networks set and interpret the payment card industry rules, certification requirements and rules governing electronic funds transfer, any of which could change or be reinterpreted to make it more difficult for us to comply. We face the risk that one or more payment card networks or other processors may, at any time, assess penalties against us, against our customers, or terminate our ability to accept credit card payments or other forms of online payments from shoppers. This would have an adverse effect on our business, financial condition, and operating results.

If we fail to comply with the payment card network rules, including the Payment Card Industry Data Security Standard (“PCI-DSS”) and those of each of the credit card brands, we would breach our contractual obligations to our payment processors, financial institutions, partners, and customers. Such a failure may subject us to fines, penalties, damages, higher transaction fees, and civil liability. It could prevent us from processing or accepting payment cards or lead to a loss of payment processor partners, even if customer or shopper information has not been compromised.

Activities of customers, their shoppers, and our partners could damage our brand, subject us to liability and harm our business and financial results.

Our terms of service prohibit our customers from using our CaaS platform to engage in illegal activities and our terms of service permit us to take down a customer’s shop if we become aware of illegal use. Customers may nonetheless engage in prohibited or illegal activities or upload store content in violation of applicable laws, which could subject us to liability. Our partners may engage in prohibited or illegal activities, which could subject us to liability. Furthermore, our brand may be negatively impacted by the actions of customers or partners that are deemed to be hostile, offensive, inappropriate, or illegal. We do not proactively monitor or review the appropriateness of the content of our customers’ stores or our partners’ activities. Our safeguards may not be sufficient for us to avoid liability or avoid harm to our brand. Hostile, offensive, inappropriate, or illegal use could adversely affect our business and financial results.

In many jurisdictions, laws relating to the liability of providers of online services for activities of their shoppers and other third parties are being tested by actions based on defamation, invasion of privacy, unfair competition, copyright and trademark infringement, and other theories. Any court ruling or other governmental regulation or action that imposes liability on customers of online services in connection with the activities of their shoppers could harm our business. We could also be subject to liability under applicable law, which may not be fully mitigated by our terms of service. Any liability attributed to us could adversely affect our brand, reputation, ability to expand our subscriber base, and financial results.

We are dependent upon customers’ continued and unimpeded access to the internet, and upon their willingness to use the internet for commerce.

Our success depends upon the general public’s ability to access the internet, including through mobile devices, and its continued willingness to use the internet to pay for purchases, communicate, access social media, research and conduct commercial transactions. The adoption of any laws or regulations that adversely affect the growth, popularity or use of the internet, including changes to laws or regulations impacting internet neutrality, could decrease the demand for our CaaS platform, increase our operating costs, or otherwise adversely affect our business. Given uncertainty around these rules, we could experience discriminatory or anti-competitive practices that could impede both our and our customers’ growth, increase our costs or adversely affect our business. In the future, providers of internet browsers could introduce new features that would make it difficult for customers to use our CaaS platform. In addition, internet browsers for desktop, tablets or mobile devices could introduce new features, or change existing browser specifications, such that they would be incompatible with our CaaS platform. If customers become unable, unwilling or less willing to use the internet for commerce for any reason, including lack of access to high-speed communications equipment, congestion of traffic on the internet, internet outages or delays, disruptions or other damage to customers’ computers, increases in the cost of accessing the internet and security and privacy risks or the perception of such risks, our business could be adversely affected.

The COVID-19 pandemic may continue to materially and adversely affect our business, financial condition and results of operations.

The COVID-19 pandemic, the measures attempting to contain and mitigate the effects of the COVID-19 pandemic, including stay-at-home, business closure, and other restrictive orders, and the resulting changes in consumer behaviors, have disrupted our normal operations and impacted our employees, suppliers, partners, and customers. We expect these disruptions and impacts to continue. In response to the COVID-19 pandemic, we have taken a number of actions that have impacted and continue to impact our business, including transitioning employees across all our offices (including our corporate headquarters) to remote work-from-home arrangements and imposing travel and related restrictions. While we believe these actions were reasonable and necessary as a result of the COVID-19 pandemic, they were disruptive to our business and could adversely impact our results of operations. Given the continued spread of COVID-19 and the resultant personal, economic, and governmental reactions, we may have to take additional actions in the future that could harm our business, financial condition, and results of operations. While we have a distributed workforce and our employees are accustomed to working remotely or working with other remote employees, our workforce has not historically been fully remote. Prior to the COVID-19 pandemic, certain of our employees traveled frequently to establish and maintain relationships with one another and with our customers, partners, and investors. We continue to monitor the situation and may adjust our current policies as more information and guidance become available. Suspending travel and doing business in-person on a long-term basis could negatively impact our marketing efforts, our ability to enter into customer contracts in a timely manner, and our ability to recruit employees across the organization. These changes could negatively impact our sales and marketing in particular, which could have longer-term effects on our sales pipeline, or create operational or other challenges as our workforce remains predominantly remote. Any of these impacts could harm our business. In addition, our management team has spent, and will likely continue to spend, significant time, attention, and resources monitoring the COVID-19 pandemic and associated global economic uncertainty and seeking to manage its effects on our business and workforce. As our offices reopen, planning and risk management for these reopenings will require further additional time from management and other employees, which may further reduce the amount of time available for other initiatives.

The degree to which COVID-19 and related vaccines will affect our business and results of operations will depend on future developments that are highly uncertain and cannot currently be predicted. These developments include, but are not limited to, the duration, extent, and severity of the COVID-19 pandemic, actions taken to contain the COVID-19 pandemic, the impact of the COVID-19 pandemic and related restrictions on economic activity and domestic and international trade, the timing and deployment of any vaccine, and the extent of the impact of these and other factors on our employees, suppliers, partners, and customers. While certain COVID-19 vaccines have recently been approved and have become available for use in the United States and certain other countries, we are unable to predict when those vaccines will become widely available, how widely utilized the vaccines will be, whether they will be effective in preventing the spread of COVID-19, and when or if normal economic activity and business operations will resume. The COVID-19 pandemic and related restrictions could limit our customers’ ability to continue to operate, to obtain inventory, generate sales, or make timely payments to us. It could disrupt or delay the ability of employees to work because they become sick or are required to care for those who become sick, or for dependents for whom external care is not available. It could cause delays or disruptions in services provided by key suppliers and vendors, make us, our partners, and our service providers more vulnerable to security breaches, denial of service attacks or other hacking or phishing attacks, or cause other unpredictable effects.

The COVID-19 pandemic also has caused heightened uncertainty in the global economy. If economic conditions further deteriorate, consumers may not have the financial means to make purchases from our customers and may delay or reduce discretionary purchases, negatively impacting our customers and our results of operations. Uncertainty from the pandemic may cause prospective or existing customers to defer investment in ecommerce. Our SMB customers may be more susceptible to general economic conditions than larger businesses, which may have greater liquidity and access to capital. Uncertain and adverse economic conditions also may lead to increased refunds and chargebacks. Since the impact of COVID-19 is ongoing, the effect of the COVID-19 pandemic and the related impact on the global economy may not be fully reflected in our results of operations until future periods. Volatility in the capital markets has been heightened during recent months and such volatility may continue, which may cause declines in the price of our common stock.

To the extent there is a sustained general economic downturn and our software and CaaS platform is perceived by customers and potential customers as costly, or too difficult to deploy or migrate to, our revenue may be disproportionately affected. Our revenue may also be disproportionately affected by delays or reductions in general information technology spending. Competitors, many of whom are larger and more established than we are, may respond to market conditions by lowering prices and attempting to lure away our customers. In addition, the increased pace of consolidation in certain industries may result in reduced overall spending on our subscription offerings and related services. We cannot predict the timing, strength, or duration of any economic slowdown, instability, or recovery, generally or within any particular industry. If the economic conditions of the general economy or markets in which we operate worsen from present levels, our business, results of operations, and financial condition could be materially and adversely affected.

Natural catastrophic events and man-made problems such as power disruptions, computer viruses, global pandemics, data security breaches and terrorism may disrupt our business.

We rely heavily on our network infrastructure and IT systems for our business operations. An online attack, damage as a result of civil unrest, earthquake, fire, terrorist attack, power loss, global pandemics (such as the COVID-19 pandemic), telecommunications failure, or other similar catastrophic event could cause system interruptions, delays in accessing our service, reputational harm, and loss of critical data. Such events could prevent us from providing our CaaS platform to our customers. A catastrophic event that results in the destruction or disruption of our data centers, or our network infrastructure or IT systems, including any errors, defects, or failures in third-party hardware, could affect our ability to conduct normal business operations, and adversely affect our operating results.

In addition, as computer malware, viruses, computer hacking, fraudulent use attempts, and phishing attacks have become more prevalent, we face increased risk from these activities. These activities threaten the performance, reliability, security, and availability of our CaaS platform. Any computer malware, viruses, computer hacking, fraudulent use attempts, phishing attacks, or other data security breaches to our systems could, among other things, harm our reputation and our ability to retain existing customers and attract new customers. Many companies that provide cloud-based services have reported a significant increase in cyberattack activity since the beginning of the COVID-19 pandemic.

If we are unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports, and the market price of our common stock may decline.

We are required to maintain internal controls over financial reporting and to report any material weaknesses in such internal controls. In addition, we will be required in the future to furnish a report by management on the effectiveness of our internal control over financial reporting, pursuant to Section 404 of Sarbanes-Oxley. The process of designing, implementing, and testing the internal control over financial reporting required to comply with this obligation is time-consuming, costly, and complicated.

If we identify material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 of Sarbanes-Oxley in a timely manner, or if we are unable to assert that our internal control over financial reporting is effective, we will be unable to certify that our internal control over financial reporting is effective. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition or results of operations. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness or significant deficiency in our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could decline. We could become subject to investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources.

If we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of service and customer satisfaction or adequately address competitive challenges.

We may continue to experience rapid growth and organizational change, which may continue to place significant demands on our management and our operational and financial resources. We have also experienced growth in the number of customers, the amount of transactions we process, and the amount of data that our hosting infrastructure supports. Our success will depend in part on our ability to manage this growth effectively. We will require significant capital expenditures and valuable management resources to grow without undermining our culture of innovation, teamwork, and attention to customer success, which has been central to our growth so far. If we fail to manage our anticipated growth and change in a manner that preserves our corporate culture, it could negatively affect our reputation and ability to retain and attract customers and employees.

We intend to expand our international operations in the future. Our expansion will continue to place a significant strain on our managerial, administrative, financial, and other resources. If we are unable to manage our growth successfully, our business and results of operations could suffer.

It is important that we maintain a high level of customer service and satisfaction as we expand our business. As our customer base continues to grow, we will need to expand our account management, customer service, and other personnel. Failure to manage growth could result in difficulty or delays in launching our CaaS platform, declines in quality or customer satisfaction, increases in costs, difficulties in introducing new features, or other operational difficulties. Any of these could adversely impact our business performance and results of operations.

We may acquire or invest in companies, which may divert our management’s attention and result in additional dilution to our stockholders. We may be unable to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions.

We may evaluate and consider potential strategic transactions, including acquisitions of, or investments in, businesses, technologies, services, products, and other assets in the future. An acquisition, investment or business relationship may result in unforeseen operating difficulties and expenditures. In particular, we may encounter difficulties assimilating or integrating the businesses, technologies, products, personnel, or operations of the acquired companies. Key personnel of the acquired companies may choose not to work for us, their software may not be easily adapted to work with ours, or we may have difficulty retaining the customers of any acquired business due to changes in ownership, management, or otherwise. We may also experience difficulties integrating personnel of the acquired company into our business and culture. Acquisitions may also disrupt our business, divert our resources and require significant management attention that would otherwise be available for development of our existing business. The anticipated benefits of any acquisition, investment, or business relationship may not be realized or we may be exposed to unknown risks or liabilities.

Negotiating these transactions can be time-consuming, difficult, and expensive, and our ability to close these transactions may often be subject to approvals that are beyond our control. Consequently, these transactions, even if undertaken and announced, may not close. For one or more of those transactions, we may:

•	issue additional equity securities that would dilute our stockholders;

•	use cash that we may need in the future to operate our business;

•	incur debt on terms unfavorable to us or that we are unable to repay;

•	incur large charges or substantial liabilities;

•	encounter difficulties retaining key employees of the acquired company or integrating diverse software codes or business cultures; and

•	become subject to adverse tax consequences, substantial depreciation, or deferred compensation charges.

We face intense competition, especially from well-established companies offering solutions and related applications. We may lack sufficient financial or other resources to maintain or improve our competitive position, which may harm our ability to add new customers, retain existing customers, and grow our business.

The market for ecommerce solutions is evolving and highly competitive. We expect competition to increase in the future from established competitors and new market entrants. With the introduction of new technologies and the entry of new companies into the market, we expect competition to persist and intensify in the future. This could harm our ability to increase sales, maintain or increase renewals, and maintain our prices. We face intense competition from other software companies that may offer related ecommerce platform software solutions and services. Our competitors include larger companies that have acquired ecommerce platform solution providers in recent years. We also compete with custom software internally developed within ecommerce businesses. In addition, we face competition from niche companies that offer point products that attempt to address certain of the problems that our CaaS platform solves.

Merger and acquisition activity in the technology industry could increase the likelihood that we compete with other large technology companies. Many of our existing competitors have, and our potential competitors could have, substantial competitive advantages such as greater name recognition, longer operating histories, larger sales and marketing budgets and resources, greater customer support resources, lower labor and development costs, larger and more mature intellectual property portfolios, and substantially greater financial, technical and other resources.

Some of our larger competitors also have substantially broader product lines and market focus and will therefore not be as susceptible to downturns in a particular market. Conditions in our market could change rapidly and significantly as a result of technological advancements, partnering by our competitors, or continuing market consolidation. New start-up companies that innovate, and large companies that are making significant investments in research and development, may invent similar or superior products and technologies that compete with our CaaS platform. In addition, some of our competitors may enter into new alliances with each other or may establish or strengthen cooperative relationships with agency partners, technology and application providers in complementary categories, or other parties. Furthermore, ecommerce on large marketplaces, such as Amazon, could increase as a percentage of all ecommerce activity, thereby reducing customer traffic to individual customer websites. Any such consolidation, acquisition, alliance or cooperative relationship could lead to pricing pressure, a loss of market share, or a smaller addressable share of the market. It could also result in a competitor with greater financial, technical, marketing, service, and other resources, all of which could harm our ability to compete.

We may need to reduce or change our pricing model to remain competitive.

We price our subscriptions based on a combination of GMV and services. We expect that we may need to change our pricing from time to time. As new or existing competitors introduce products that compete with ours or reduce their prices, we may be unable to attract new customers or retain existing customers. We also must determine the appropriate price to enable us to compete effectively internationally. Large enterprise customers may demand substantial price discounts as part of the negotiation of sales contracts. As a result, we may be required or choose to reduce our prices or otherwise change our pricing model, which could adversely affect our business, operating results, and financial condition.

If we fail to adapt and respond effectively to rapidly changing technology, evolving industry standards, and changing customer needs or preferences, our CaaS platform may become less competitive.

The software industry is subject to rapid technological change, evolving industry standards and practices, and changing customer needs and preferences. The success of our business will depend, in part, on our ability to adapt and respond effectively to these changes on a timely basis. We may introduce significant changes to our CaaS platform or develop and introduce new and unproven services, including using technologies with which we have little or no prior development or operating experience. If we are unable to develop and sell new technology, features, and functionality for our CaaS platform that satisfy our customers and that keep pace with rapid technological and industry change, our revenue and operating results could be adversely affected. If new technologies emerge that deliver competitive solutions at lower prices, more efficiently, more conveniently, or more securely, it could adversely impact our ability to compete.

Our CaaS platform must also integrate with a variety of network, hardware, mobile, and software platforms and technologies. We need to continuously modify and enhance our CaaS platform to adapt to changes and innovation in these technologies. If businesses widely adopt new ecommerce technologies, we would have to develop new functionality for our CaaS platform to work with those new technologies. This development effort may require significant engineering, marketing and sales resources, all of which would affect our business and operating results. Any failure of our CaaS platform to operate effectively with future technologies could reduce the demand for our CaaS platform. If we are unable to respond to these changes in a cost-effective manner, our CaaS platform may become less marketable and less competitive or obsolete, and our operating results may be negatively affected.

The estimates of market opportunity and forecasts of market growth included in this prospectus may prove to be inaccurate. Even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.

The market for ecommerce solutions is relatively new and will experience changes over time. Ecommerce market estimates and growth forecasts are uncertain and based on assumptions and estimates that may be inaccurate. Our addressable market depends on a number of factors, including businesses’ desire to differentiate themselves through ecommerce, partnership opportunities, changes in the competitive landscape, technological changes, data security or privacy concerns, customer budgetary constraints, changes in business practices, changes in the regulatory environment, and changes in economic conditions. Even if the market in which we compete meets the size estimates and growth rates we forecast, our business could fail to grow at similar rates, if at all.

We anticipate that our operations will continue to increase in complexity as we grow, which will create management challenges.

Our business has experienced strong growth and is complex. We expect this growth to continue and for our operations to become increasingly complex. To manage this growth, we continue to make substantial investments to improve our operational, financial, and management controls as well as our reporting systems and procedures. We may not be able to implement and scale improvements to our systems and processes in a timely or efficient manner or in a manner that does not negatively affect our operating results. For example, we may not be able to effectively monitor certain extraordinary contract requirements or individually negotiated provisions as the number of transactions continues to grow. Our systems and processes may not prevent or detect all errors, omissions, or fraud. We may have difficulty managing improvements to our systems, processes and controls or in connection with third-party software. This could impair our ability to provide our CaaS platform to our customers, causing us to lose customers, limiting our CaaS platform to less significant updates, or increasing our technical support costs. If we are unable to manage this complexity, our business, operations, operating results and financial condition may suffer.

As our customer base continues to grow, we will need to expand our services and other personnel, and maintain and enhance our partnerships, to provide a high level of customer service. Extended stay-at-home, business closure, and other restrictive orders may impact our ability to identify, hire, and train new personnel. We also will need to manage our sales processes as our sales personnel and partner network continue to grow and become more complex, and as we continue to expand into new geographies and market segments. If we do not effectively manage this increasing complexity, the quality of our CaaS platform and customer service could suffer, and we may not be able to adequately address competitive challenges. These factors could impair our ability to attract and retain customers and expand our customers’ use of our CaaS platform.

We depend on our senior management team and the loss of one or more key employees or an inability to attract and retain highly skilled employees may adversely affect our business.

Our success depends largely upon the continued services of our executive officers, particularly our CEO and founder, Jan Nugent. Mr. Nugent has acted as Nogin’s Chief Executive Officer since its inception, and as such, is deeply involved in all aspects of Nogin’s business. We rely on Mr. Nugent and our leadership team for research and development, marketing, sales, services, and general and administrative functions, and on mission-critical individual contributors. From time to time, our executive management team may change from the hiring or departure of executives, which could disrupt our business. We do not have employment agreements with our executive officers or other key personnel that require them to continue to work for us for any specified period; therefore, they could terminate their employment with us at any time. The loss of one or more of our executive officers or key employees (including any limitation on the performance of their duties or short term or long-term absences as a result of COVID-19) could have a serious adverse effect on our business.

To execute our growth plan, we must attract and retain highly qualified personnel. Competition for these personnel is intense, especially for experienced software engineers and senior sales executives. If we are unable to attract such personnel in cities where we are located, we may need to hire in other locations, which may add to the complexity and costs of our business operations. We expect to continue to experience, difficulty in hiring and retaining employees with appropriate qualifications. Extended stay-at-home, business closure, and other restrictive orders may impact our ability to identify, hire, and train new personnel. Many of the companies with which we compete for experienced personnel have greater resources than we have. If we hire employees from competitors or other companies, their former employers may attempt to assert that these employees or we have breached legal obligations, resulting in a diversion of our time and resources. In addition, job candidates and existing employees often consider the value of the stock awards they receive in connection with their employment. If the perceived value of our stock awards declines, it may adversely affect our ability to recruit and retain highly skilled employees. If we fail to attract new personnel or fail to retain and motivate our current personnel, it could adversely affect our business and future growth prospects.

If we are unable to hire, retain and motivate qualified personnel, our business will suffer.

Our future success depends, in part, on our ability to continue to attract and retain highly skilled personnel. Our ability to identify, hire, develop, motivate and retain qualified personnel will directly affect our ability to maintain and grow our business, and such efforts will require significant time, expense and attention. The inability to attract or retain qualified personnel or delays in hiring required personnel may seriously harm our business, financial condition and operating results. Our ability to continue to attract and retain highly skilled personnel, specifically employees with technical and engineering skills and employees with high levels of experience in designing and developing software and internet-related services, will be critical to our future success. The continued existence of a remote working environment may negatively impact our ability to hire, retain and motivate talent. Competition for highly skilled personnel in the geographic areas in which we operate can be intense due in part to the more limited pool of qualified personnel as compared to other places in the world. In addition, to the extent we hire personnel from competitors, we may be subject to allegations that they have been improperly solicited or have divulged proprietary or other confidential information. While we have in the past and intend to continue to issue options or other equity awards as key components of our overall compensation and employee attraction and retention efforts, we are required under GAAP to recognize compensation expense in our operating results for employee stock-based compensation under our equity grant programs which may increase the pressure to limit stock-based compensation.

If we are unable to maintain our corporate culture as we grow, we could lose the innovation, teamwork, passion and focus on execution that we believe contribute to our success, and our business may be harmed.

We believe a portion of our success has been our corporate culture. We have invested substantial time and resources in building our team. As we grow and develop our infrastructure as a public company, our operations may become increasingly complex. We may find it difficult to maintain these important aspects of our corporate culture. If we are required to maintain work-from-home arrangements for a significant period of time, it may impact our ability to preserve our corporate culture. Any failure to preserve our culture could negatively affect our future success, including our ability to retain and recruit personnel, and to effectively focus on and pursue our corporate objectives.

Mobile devices are increasingly being used to conduct commerce, and if our CaaS platform does not operate as effectively when accessed through these devices, our customers and their shoppers may not be satisfied with our services, which could harm our business.

Ecommerce transacted over mobile devices continues to grow more rapidly than desktop transactions. We are dependent on the interoperability of our CaaS platform with third-party mobile devices and mobile operating systems as well as web browsers that are out of our control. Changes in such devices, systems, or web browsers that degrade the functionality of our CaaS platform or give preferential treatment to competitive services could adversely affect usage of our CaaS platform. Mobile ecommerce is a key element in our strategy and effective mobile functionality is integral to our long-term development and growth strategy. If our customers and their shoppers have difficulty accessing and using our CaaS platform on mobile devices, our business and operating results could be adversely affected.

If our software or hardware contains serious errors or defects, we may lose revenue and market acceptance and may incur costs to defend or settle claims with our customers.

Software such as ours often contains errors, defects, security vulnerabilities or software bugs that are difficult to detect and correct, particularly when first introduced or when new versions or enhancements are released. Despite internal testing, our CaaS platform may contain serious errors or defects, security vulnerabilities or software bugs that we may be unable to successfully correct in a timely manner or at all, which could result in lost revenue, significant expenditures of capital, a delay or loss in market acceptance and damage to our reputation and brand, any of which could have an adverse effect on our business, financial condition and results of operations. Furthermore, our CaaS platform is a multi-tenant cloud-based system that allow us to deploy new versions and enhancements to all of our customers simultaneously. To the extent we deploy new versions or enhancements that contain errors, defects, security vulnerabilities or software bugs to all of our customers of a single platform simultaneously, the consequences would be more severe than if such versions or enhancements were only deployed to a smaller number of our customers. Additionally, our hardware products may have defects in design, manufacture, or associated software. Such defects could exposes us to product liability claims, litigation or regulatory action.

Since our customers use our services for processes that are critical to their businesses, errors, defects, security vulnerabilities, service interruptions or software bugs in our CaaS platform could result in losses to our customers. Our customers may seek significant compensation from us for any losses they suffer or cease conducting business with us altogether. Further, a customer could share information about bad experiences on social media, which could result in damage to our reputation and loss of future sales. There can be no assurance that provisions typically included in our agreements with our customers that attempt to limit our exposure to claims would be enforceable or adequate or would otherwise protect us from liabilities or damages with respect to any particular claim. Even if not successful, a claim brought against us by any of our customers would likely be time-consuming and costly to defend and could seriously damage our reputation and brand, making it harder for us to sell our solutions.

We store personal information of our employees, business partners, our customers and their shoppers or end-users. If the security of this information is compromised or is otherwise accessed without authorization, our reputation may be harmed and we may be exposed to liability and loss of business.

We collect, transmit, use, disclose, process and store personal information and other confidential information of our customers’ shoppers or end-users. Third-party applications available on our CaaS platform and mobile applications may also store personal information, credit card information, and other confidential information. We generally cannot and do not proactively monitor the content that our customers’ shoppers or end-users upload or the information provided to us through the applications integrated with our ecommerce platform; therefore, we do not control the substance of the content on our servers, which may include personal information.

We use third-party service providers and subprocessors to help us deliver services to our customers’ shoppers or end-users. These service providers and subprocessors may also collect, transmit, use, disclose, store and process personal information, credit card information and/or other confidential information. Such information, and the information technology systems that store such information, may be the target of unauthorized access or subject to security breaches and other incidents, including as a result of third-party action, employee or contractor error, nation state malfeasance, malware, phishing, computer hackers, system error, software bugs or defects, process failure or otherwise. Many companies that provide these services have reported a significant increase in cyberattack activity since the beginning of the COVID-19 pandemic. Any of these could (a) result in the loss of information, litigation, indemnity obligations, damage to our reputation and other liability, or (b) have a material adverse effect on our business, financial condition, and results of operations.

Because the techniques used to obtain unauthorized access or sabotage systems change frequently and generally are not identified until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. Even if such a data breach did not arise out of our action or inaction, or if it were to affect one or more of our competitors or our customers’ competitors, rather than us, the resulting concern could negatively affect our customers, our customers’ shoppers or end-users, and our business. Concerns regarding data privacy and security may cause some of our customers or our customers’ shoppers or end-users to stop using our CaaS platform and fail to renew their subscriptions. In addition, failures to meet our customers’ or shoppers’ or end-users’ expectations with respect to security and confidentiality of their data and information could damage our reputation and affect our ability to retain customers, attract new customers, and grow our business.

Our failure to comply with legal, contractual, or standards-based requirements around the security of personal information could lead to significant fines and penalties, as well as claims by our customers, their shoppers or end-users, or other stakeholders. These proceedings or violations could force us to spend money in defense or settlement of these proceedings, result in the imposition of monetary liability or injunctive relief, divert management’s time and attention, increase our costs of doing business, and materially adversely affect our reputation and the demand for our CaaS platform.

Further, our insurance coverage, including coverage for errors and omissions and cyber liability, may not continue to be available on acceptable terms or may not be available in sufficient amounts to cover one or more large claims. Our insurers could deny coverage as to any future claim and our cyber liability coverage may not adequately protect us against any losses, liabilities and costs that we may incur. The successful assertion of one or more large claims against us, or changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have an adverse effect on our business, financial condition, and results of operations.

We are also subject to federal, state, and foreign laws regarding cybersecurity and the protection of data. Many jurisdictions have enacted laws requiring companies to notify individuals of security breaches involving certain types of personal information. Our agreements with certain customers and partners require us to notify them of certain security incidents. Some jurisdictions and customers require us to safeguard personal information or confidential information using specific measures. If we fail to observe these requirements, our business, operating results, and financial condition could be adversely affected.

A cyberattack, security breach or other unauthorized access or interruption to our information technology systems or those of our third-party service providers could delay or interrupt service to our customers and their customers, harm our reputation or subject us to significant liability.

Cybersecurity threats, privacy breaches, insider threats or other incidents and malicious internet-based activity continue to increase, evolve in nature and become more sophisticated. Information security risks for companies such as ours have significantly increased in recent years in part because of the proliferation of new technologies, the use of internet and telecommunications technologies to conduct financial transactions, and the increased sophistication and activities of organized crime, hackers, terrorists and other external parties, as well as nation-state and nation-state-supported actors.

Many companies that provide services similar to ours have also reported a significant increase in cyberattack activity since the beginning of the COVID-19 pandemic. In addition, in the past, some of our customers have been subject to distributed denial of service attacks (“DDoS”), a technique used by hackers to take an internet service offline by overloading its servers. Our CaaS platform may be subject to similar DDoS attacks in the future. In addition, because we leverage third-party partners and service providers, including cloud, software, data center and other critical technology vendors to deliver our solutions, we rely heavily on the data security practices and policies adopted by these third-party service providers. Our ability to monitor our third-party service providers’ data security is limited. A vulnerability in our third-party service providers’ software or systems, a failure of our third-party service providers’ safeguards, policies or procedures, or a breach of a third-party service provider’s software or systems could result in the compromise of the confidentiality, integrity or availability of our systems or the data housed in our third-party solutions. In addition, we may also become liable in the event our third-party service providers and subprocessors are subject to security breaches, privacy breaches or other cybersecurity threats. We cannot guarantee that any similar incidents may not occur again and adversely affect our operations. We and our third-party service providers and partners may be unable to anticipate or prevent techniques used in the future to obtain unauthorized access or to sabotage systems and cannot guarantee that applicable recovery systems, security protocols, network protection mechanisms and other procedures are or will be adequate to prevent network and service interruption, system failure or data loss. Since techniques used to obtain unauthorized access change frequently and the sophistication and size of DDoS and other cybersecurity attacks is increasing, we may be unable to implement adequate preventative measures or stop the attacks while they are occurring. Any actual or perceived DDoS attack or other security breach or incident could delay or interrupt service to our customers and their customers, could result in loss, compromise, corruption or disclosure of confidential information, intellectual property and sensitive and personal data or data we rely on to provide our solutions, may deter consumers from visiting our customers’ shops, damage our reputation and brand, expose us to a risk of litigation, indemnity obligations and damages for breach of contract, cause us to incur significant liability and financial loss and be subject to regulatory scrutiny, investigations, proceedings and penalties, and require us to expend significant capital and other resources to alleviate problems caused by any such DDoS attack or other security breach or incident and implement additional security measures.

In addition, some jurisdictions, including Brazil and all 50 states in the United States, have enacted laws requiring companies to notify individuals of data security breaches involving certain types of personal data, and our agreements with certain customers require us to notify them in the event of a security incident. Such mandatory disclosures could lead to negative publicity and may cause our customers to lose confidence in the effectiveness of our data security measures. Moreover, if a high-profile security breach occurs with respect to another SaaS provider, customers may lose trust in the security of the SaaS business model generally, which could adversely impact our ability to retain existing customers or attract new ones. In addition, if our security measures fail to protect information adequately, we could be liable to our business partners, our customers, their end-consumers and consumers with whom we have a direct relationship. We could be subject to fines and higher transaction fees, we could face regulatory or other legal action, and our customers could end their relationships with us. The limitations of liability in our contracts may not be enforceable or adequate or would otherwise protect us from any such liabilities or damages with respect to any particular claim. Our failure to comply with legal, contractual, or standards-based requirements around the security of personal information could lead to significant fines and penalties, as well as claims by our customers, their end-consumers, or other stakeholders. These proceedings or violations could force us to spend money in defense or settlement of these proceedings, result in the imposition of monetary liability or injunctive relief, divert management’s time and attention, increase our costs of doing business, and materially adversely affect our reputation and the demand for our CaaS platform.

We currently do maintain cybersecurity insurance, and in the event we were to seek to obtain such insurance coverage, it may not be available on acceptable terms or may not be available in sufficient amounts to cover one or more large claims in connection with cybersecurity liabilities. Insurers could also deny coverage as to any future claim. The successful assertion of one or more large claims against us, or changes in any insurance policies we may enter into, including premium increases or the imposition of large deductible or co-insurance requirements, could have an adverse effect on our business, financial condition and results of operations.

We are also subject to federal, state and foreign laws regarding cybersecurity and the protection of data. See “—Evolving global laws, regulations and standards, privacy regulations, cross-border data transfer restrictions, and data localization requirements may limit the use and adoption of our services, expose us to liability, or otherwise adversely affect our business.”

We depend on third-party data hosting and transmission services. Increases in cost, interruptions in service, latency, or poor service from our third-party data center providers could impair the delivery of our CaaS platform, which could result in customer or shopper dissatisfaction, damage to our reputation, loss of customers, limited growth, and reduction in revenue.

We currently serve the majority of our CaaS platform functions from third-party data center hosting facilities operated by Amazon Web Services, located in Virginia. Our CaaS platform is deployed to multiple data centers within this geography, with additional geographies available for disaster recovery. Our operations depend, in part, on our third-party providers’ protection of these facilities from natural disasters, power or telecommunications failures, criminal acts, or similar events (such as the COVID-19 pandemic). If any third-party facility’s arrangement is terminated, or its service lapses, we could experience interruptions in our CaaS platform, latency, as well as delays and additional expenses in arranging new facilities and services.

A significant portion of our operating cost is from our third-party data hosting and transmission services. If the costs for such services increase due to vendor consolidation, regulation, contract renegotiation or otherwise, we may not be able to increase the fees for our ecommerce platform or professional services to cover the changes. As a result, our operating results may be significantly worse than forecasted. Our servers may be unable to achieve or maintain data transmission capacity sufficient for timely service of increased traffic or order processing. Our failure to achieve or maintain sufficient and performant data transmission capacity could significantly reduce demand for our CaaS platform.

Our customers often draw many shoppers over short periods of time, including from new product releases, holiday shopping seasons and flash sales. These events significantly increase the traffic on our servers and the volume of transactions processed on our CaaS platform. Despite precautions taken at our data centers, spikes in usage volume, or a natural disaster, an act of terrorism, vandalism or sabotage, closure of a facility without adequate notice, or other unanticipated problems (such as the COVID-19 pandemic) could result in lengthy interruptions or performance degradation of our CaaS platform. Any damage to, or failure of, the systems of our third-party providers could result in interruptions to our CaaS platform. Even with current and planned disaster recovery arrangements, our business could be harmed. If we experience damage or interruption, our insurance policies may not adequately compensate us for or protect us against any losses, liabilities and costs that we may incur. These factors in turn could further reduce our revenue, subject us to liability, cause us to issue credits, or cause customers to terminate their subscriptions, any of which could materially adversely affect our business.

We rely on third-party proprietary and open source software for our CaaS platform. Our inability to obtain third-party licenses for such software, or obtain them on favorable terms, or any errors, bugs, defects or failures caused by such software could adversely affect our business, results of operations and financial condition.

Some of our offerings include software or other intellectual property licensed from third parties. It may be necessary in the future to renew licenses relating to various aspects of these applications or to seek new licenses for existing or new applications. Necessary licenses may not be available on acceptable terms or under open source licenses permitting redistribution in commercial offerings, if at all. Our inability to obtain certain licenses or other rights or to obtain such licenses or rights on favorable terms could result in delays in product releases until equivalent technology can be identified, licensed or developed, if at all, and integrated into our CaaS platform, which therefore may have a material adverse effect on our business, results of operations and financial condition. In addition, third parties may allege that additional licenses are required for our use of their software or intellectual property. We may be unable to obtain such licenses on commercially reasonable terms or at all. The inclusion in our offerings of software or other intellectual property licensed from third parties on a non-exclusive basis could limit our ability to differentiate our offerings from those of our competitors. To the extent that our CaaS platform depends upon the successful operation of third-party software, any undetected errors, bugs, defects or failures in such third-party software could impair the functionality of our CaaS platform, delay new feature introductions, result in a failure of our CaaS platform, which could adversely affect our business, results of operations and financial condition.

Our use of open source software could subject us to possible litigation or cause us to subject our CaaS platform to unwanted open source license conditions that could negatively impact our sales.

A portion of our CaaS platform incorporates open source software, and we expect to incorporate open source software into other offerings or solutions in the future. Such open source software is generally licensed by its authors or other third parties under open source licenses. Little legal precedent governs the interpretation of these licenses; therefore, the potential impact of these terms on our business is unknown and may result in unanticipated obligations regarding our technologies. If a distributor of open source software were to allege that we had not complied with its license, we could be required to incur significant legal expenses. If we combine our proprietary software with open source software or utilize open source software in a certain manner, we could, under certain open source licenses, be required to disclose part or all of the source code of our proprietary software publicly and to allow further modification and redistribution on potentially unfavorable terms or at no cost, or otherwise be limited in the licensing of our services. This could provide an advantage to our competitors or other entrants to the market, allow them to create similar products with lower development effort and time, and ultimately result in a loss of sales for us.

We rely on computer hardware, purchased or leased, and software licensed from and services rendered by third parties in order to run our business.

We rely on computer hardware, purchased or leased, and software licensed from and services rendered by third parties in order to run our business, which we have incorporated into our products. Third-party hardware, software and services may not continue to be available on commercially reasonable terms, or at all. Some of our agreements with our licensors may be terminated by them for convenience, or otherwise provide for a limited term. Any loss of the right to use or any failures of third-party hardware, software or services could result in delays in our ability to run our business until equivalent hardware, software or services are developed by us or, if available, identified, obtained and integrated, which could be costly and time-consuming and may not result in an equivalent solution, any of which could cause an adverse effect on our business and operating results. Further, customers could assert claims against us in connection with service disruptions or cease conducting business with us altogether. Even if not successful, a claim brought against us by any of our customers would likely be time-consuming and costly to defend and could seriously damage our reputation and brand, making it harder for us to sell our solutions.

Our growth depends in part on the success of our strategic relationships with third parties.

We anticipate that the growth of our business will continue to depend on third-party relationships, including strategic partnerships and relationships with our service providers and suppliers, consultants, app developers, theme designers, referral sources, resellers, payments processors, installation partners and other partners. In addition to growing our third-party partner ecosystem, we have entered into agreements with, and intend to pursue additional relationships with, other third parties, such as shipping partners and technology and content providers. Identifying, negotiating and documenting relationships with third parties requires significant time and resources as does integrating third-party technology and content. Some of the third parties that sell our services have direct contractual relationships with the customers, and in these circumstances, we risk the loss of such customers if those third parties fail to perform their contractual obligations, including in the event of any such third party’s business failure. Our agreements with providers of cloud hosting, technology, content and consulting services are typically non-exclusive and do not prohibit such service providers from working with our competitors or from offering competing services. In particular, we have limited providers of cloud hosting services. These third-party providers may choose to terminate their relationship with us or to make material changes to their businesses, products or services in a manner that is adverse to us.

The success of our CaaS platform depends, in part, on our ability to integrate third-party applications, themes and other offerings into our third-party ecosystem. Third-party developers may also change the features of their offering of applications and themes or alter the terms governing the use of their offerings in a manner that is adverse to us. If third-party applications and themes change such that we do not or cannot maintain the compatibility of our CaaS platform with these applications and themes, or if we fail to provide third-party applications and themes that our customers desire to add to their businesses, demand for our CaaS platform could decline. If we are unable to maintain technical interoperation, our customers may not be able to effectively integrate our CaaS platform with other systems and services they use. We may also be unable to maintain our relationships with certain third-party vendors if we are unable to integrate our CaaS platform with their offerings. In addition, third-party developers may refuse to partner with us or limit or restrict our access to their offerings. Partners may also impose additional restrictions on the ability of third parties like us and our customers to access or use data from their consumers. Such changes could functionally limit or terminate our ability to use these third-party offerings with our CaaS platform, which could negatively impact our solution offerings and harm our business. If we fail to integrate our CaaS platform with new third-party offerings that our customers need for their businesses, or to adapt to the data transfer requirements of such third-party offerings, we may not be able to offer the functionality that our customers and their clients expect, which would negatively impact our offerings and, as a result, harm our business.

Further, our competitors may effectively incentivize third-party developers to favor our competitors’ products or services, which could diminish our prospects for collaborations with third-parties and reduce subscriptions to our CaaS platform. In addition, providers of third-party offerings may not perform as expected under our agreements or under their agreements with our customers, and we or our customers may in the future have disagreements or disputes with such providers. If any such disagreements or disputes cause us to lose access to products or services from a particular supplier, or lead us to experience a significant disruption in the supply of products or services from a current supplier, especially a single-source supplier, they could have an adverse effect on our business and operating results.

We could incur substantial costs in protecting or defending our proprietary rights. Failure to adequately protect our rights could impair our competitive position and we could lose valuable assets, experience reduced revenue, and incur costly litigation.

Our success is dependent, in part, upon protecting our proprietary technology. We rely on our confidentiality, non-compete, non-solicitation and nondisclosure agreements and a combination of trade secret laws, contractual provisions, trademarks, service marks, copyrights, and patents in an effort to establish and protect our proprietary rights. However, the steps we take to protect our intellectual property may be inadequate. We make business decisions about when to seek patent protection for a particular technology and when to rely upon trade secret protection. The approach we select may ultimately prove to be inadequate.

Our patents or patents issued in the future may not provide us with competitive advantages, or may be successfully challenged by third parties. Any of our patents, trademarks, or other intellectual property rights may be challenged or circumvented by others or invalidated through administrative process or litigation. Others may independently develop similar products, duplicate any of our solutions or design around our patents, or adopt similar or identical brands for competing platforms. Legal standards relating to the validity, enforceability, and scope of protection of intellectual property rights are uncertain. Despite our precautions, it may be possible for unauthorized third parties to copy our CaaS platform and use information that we regard as proprietary to create products and services that compete with ours. Some license provisions restricting unauthorized use, copying, transfer, and disclosure of our intellectual property may be unenforceable under the laws of jurisdictions outside the United States.

To the extent we expand our international activities, our exposure to unauthorized copying and use of our CaaS platform and proprietary information may increase. Moreover, effective trademark, copyright, patent, and trade secret protection may not be available or commercially feasible in every country in which we conduct business. Further, intellectual property law, including statutory and case law, particularly in the United States, is constantly developing. Changes in the law could make it harder for us to enforce our rights.

We enter into confidentiality and invention assignment agreements with our employees and consultants to protect our proprietary technologies. We enter into confidentiality agreements with strategic and business partners. As such, these agreements may not be effective in controlling access to and distribution of our proprietary information since they do not prevent our competitors or partners from independently developing technologies that are equivalent or superior to our CaaS platform.

We may be required to spend significant resources to monitor, protect, and enforce our intellectual property rights. Litigation may be necessary in the future to enforce our intellectual property rights and protect our trade secrets. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming, and distracting to management. Such litigation could result in the impairment or loss of portions of our intellectual property. Enforcement of our intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property. An adverse determination of any litigation proceedings could put our intellectual property at risk of being invalidated or interpreted narrowly. An adverse determination could risk the issuance or cancellation of pending patent and trademark filings. Because of the substantial discovery required in connection with intellectual property litigation, our confidential or sensitive information could be compromised by disclosure in litigation. Litigation could result in public disclosure of results of hearings, motions, or other interim developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock.

In addition, our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, could delay further sales or the implementation of our CaaS platform, impair the functionality of our CaaS platform, delay introductions of new functionality to our CaaS platform, result in the substitution of inferior or more costly technologies into our CaaS platform, or injure our reputation. We will not be able to protect our intellectual property if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property. Policing unauthorized use of our technologies, trade secrets, and intellectual property may be difficult, expensive, and time-consuming, particularly in foreign countries where the laws may not be as protective of intellectual property rights as those in the United States and where mechanisms for enforcement of intellectual property rights may be weak. If we fail to meaningfully protect our intellectual property and proprietary rights, our business, operating results, and financial condition could be adversely affected.

If we fail to execute invention assignment agreements with our employees and contractors involved in the development of intellectual property or are unable to protect the confidentiality of our trade secrets, the value of our products and our business and competitive position could be harmed.

We generally enter into confidentiality and invention assignment agreements with our employees, consultants and third parties upon their commencement of a relationship with us. However, we may not enter into such agreements with all employees, consultants and third parties who have been involved in the development of our intellectual property. In addition, these agreements may not provide meaningful protection against the unauthorized use or disclosure of our trade secrets or other confidential information, and adequate remedies may not exist if unauthorized use or disclosure were to occur. The exposure of our trade secrets and other proprietary information would impair our competitive advantages and could have a material adverse effect on our business, financial condition and results of operations. In particular, a failure to protect our proprietary rights may allow competitors to copy our technology, which could adversely affect our pricing and market share. Further, other parties may independently develop substantially equivalent know-how and technology.

In addition to contractual measures, we try to protect the confidential nature of our proprietary information using commonly accepted physical and technological security measures. Such measures may not, for example, in the case of misappropriation of a trade secret by an employee or third party with authorized access, provide adequate protection for our proprietary information. Our security measures may not prevent an employee or consultant from misappropriating our trade secrets and providing them to a competitor, and recourse we take against such misconduct may not provide an adequate remedy to protect our interests fully. Unauthorized parties may also attempt to copy or reverse engineer certain aspects of our products that we consider proprietary. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret can be difficult, expensive and time-consuming, and the outcome is unpredictable. Even though we use commonly accepted security measures, trade secret violations are often a matter of state law, and the criteria for protection of trade secrets can vary among different jurisdictions. In addition, trade secrets may be independently developed by others in a manner that could prevent legal recourse by us. We also have agreements with our employees, consultants and third parties that obligate them to assign their inventions to us, however these agreements may not be self-executing, not all employees or consultants may enter into such agreements, or employees or consultants may breach or violate the terms of these agreements, and we may not have adequate remedies for any such breach or violation. If any of our intellectual property or confidential or proprietary information, such as our trade secrets, were to be disclosed or misappropriated, or if any such information was independently developed by a competitor, it could have a material adverse effect on our competitive position, business, financial condition, results of operations and prospects.

Evolving global laws, regulations and standards, privacy regulations, cross-border data transfer restrictions, and data localization requirements may limit the use and adoption of our services, expose us to liability, or otherwise adversely affect our business.

Federal, state, or foreign governmental bodies or agencies have in the past adopted, and may in the future adopt, laws and regulations affecting the use of the internet as a commercial medium. These laws and regulations could impact taxation, internet neutrality, tariffs, content, copyrights, distribution, electronic contracts and other communications, consumer protection, and the characteristics and quality of services. Legislators and regulators may make legal and regulatory changes, or apply existing laws, in ways that require us to incur substantial costs, expose us to unanticipated civil or criminal liability, or cause us to change our business practices. These laws and regulations and resulting increased costs could materially harm our business, results of operations, and financial condition.

Our products and services rely heavily on the collection and use of information, including personal information. Because we store, process, and use data, some of which contains personal information, we are subject to complex and evolving federal, state, and foreign laws and regulations regarding privacy and data protection. Both in the United States and abroad, these laws and regulations governing data privacy are constantly evolving. In the United States, in addition to certain regulations at the federal level, each state has its own statutory approach to privacy regulation, and recently states such as California have been very active in pursuing new regulations that are typically more restrictive than other jurisdictions. The application and interpretation of these laws and regulations are often uncertain, particularly in the new and rapidly evolving industry in which we operate. Continually implementing up-to-date data security tools and procedures and maintaining privacy standards that comply with ever-changing privacy regulations in multiple jurisdictions is challenging. If we are found to have breached any consumer protection laws or regulations in any such market, we may be subject to enforcement actions that require us to change our business practices in a manner which may negatively impact our revenue, as well as expose ourselves to litigation, fines, civil and/or criminal penalties and adverse publicity that could cause our end customers to lose trust in us, negatively impacting our reputation and business in a manner that harms our financial position.

In recent years, there has been an increase in attention to and regulation of data protection and data privacy across the globe, including the Federal Trade Commission (“FTC”)’s increasingly active approach to enforcing data privacy in the United States, as well as the enactment of the European Union’s General Data Protection Regulation (“GDPR”), which took effect in May 2018, the United Kingdom’s transposition of GDPR into its domestic laws following its withdrawal from the European Union, and the California Consumer Privacy Act (“CCPA”), which took effect in January 2020.

In the United States, the CCPA, contains detailed requirements regarding collecting and processing personal information, restrict the use and storage of such information, and govern the effectiveness of consumer consent. Further, the CCPA requires covered companies to provide new disclosures to California consumers, provide such consumers new ways to opt-out of certain sales of personal information, and allow for a new cause of action for data breaches. Such laws could restrict our customers’ ability to run their businesses; for example, by limiting their ability to effectively market to interested shoppers. This could reduce our revenue and the general demand for our services. CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. The effects of CCPA are potentially significant and may require us to modify our data collection or processing practices and policies and to incur substantial costs and expenses in an effort to comply. Additionally, a new privacy law, the California Privacy Rights Act (the “CPRA”), amending and expanding CCPA, was approved by California voters in the November 3, 2020 election. The CPRA will create additional obligations relating to consumer data beginning on January 1, 2022, with implementing regulations expected on or before July 1, 2022, and enforcement beginning July 1, 2023. These laws and regulations could restrict our ability to store and process personal data (in particular, our ability to use certain data for purposes such as risk or fraud avoidance, marketing or advertising), to control our costs by using certain vendors or service providers, and to offer certain services in certain jurisdictions.

Such laws and regulations are often inconsistent and may be subject to amendment or re-interpretation, which may cause us to incur significant costs and expend significant effort to ensure compliance. For example, the European Court of Justice recently invalidated the U.S.-EU Privacy Shield as a basis for transfers of personal data from the EU to the U.S. and introduced requirements to carry out risk assessments in relation to use of other data transfer mechanisms. This may increase regulatory and compliance burdens and may lead to uncertainty about or interruptions of personal data transfers from Europe to the United States (and beyond). Use of other data transfer mechanisms now involves additional compliance steps and in the event any court blocks personal data transfers to or from a particular jurisdiction on the basis that certain or all such transfer mechanisms are not legally adequate, this could give rise to operational interruption in the performance of services for customers and internal processing of employee information, greater costs to implement alternative data transfer mechanisms that are still permitted, regulatory liabilities, or reputational harm. Our response to these requirements globally may not meet the expectations of individual customers, their shoppers, or other stakeholders, which could reduce the demand for our services. Some customers or other service providers may respond to these evolving laws and regulations by asking us to make certain privacy or data-related contractual commitments that we are unable or unwilling to make. This could lead to the loss of current or prospective customers or other business relationships.

In Europe, the GDPR introduced stringent requirements (which will continue to be interpreted through guidance and decisions over the coming years) and require organizations to erase an individual’s information upon request, implement mandatory data breach notification requirements, additional new obligations on service providers and strict protections on how data may be transferred outside of the European Economic Area (“EEA”). Recent legal developments in Europe have created complexity and uncertainty regarding transfers of personal data from the EEA to the United States. Because our services are accessible worldwide, certain foreign jurisdictions may claim that we are required to comply with such laws even in jurisdictions where we have no local entity, employees or infrastructure. Some of these laws include strict localization provisions that require certain data to be stored within a particular region or jurisdiction. We rely on a globally distributed infrastructure in order to be able to provide our services efficiently, and consequently may not be able to meet the expectations of customers who are located in or otherwise subject to such localization requirements, which may reduce the demand for our services. Further, following the United Kingdom’s withdrawal from the European Union, and the end of the related transition period, as of January 1, 2021, companies may be subject to both GDPR and the United Kingdom GDPR (“UK GDPR”), which, together with the amended UK Data Protection Act 2018, retains the GDPR in UK national law. The UK GDPR mirrors the fines under the GDPR, i.e., fines up to the greater of €20 million (£17.5 million) or 4% of global turnover. The relationship between the United Kingdom and the European Union in relation to certain aspects of data protection law remains unclear, and it is unclear how United Kingdom data protection laws and regulations will develop in the medium to longer term, and how data transfers to and from the United Kingdom will be regulated in the long term. These changes will lead to additional costs and increase our overall risk exposure. Currently there is a four to six-month grace period agreed in the European Union and United Kingdom Trade and Cooperation Agreement, ending June 30, 2021 at the latest, whilst the parties discuss an adequacy decision. The European Commission published a draft adequacy decision on February 19, 2021. If adopted, the decision will enable data transfers from European Union member states to the United Kingdom for a four-year period, subject to subsequent extensions.

Our failure to comply with these and additional laws or regulations could expose us to significant fines and penalties imposed by regulators, as well as legal claims by our customers, or their shoppers, or other relevant stakeholders. Similarly, many of these laws require us to maintain an online privacy policy and terms of service that disclose our practices regarding the collection, processing, and disclosure of personal information. If these disclosures contain any information that a court or regulator finds to be inaccurate or inadequate, we could also be exposed to legal or regulatory liability. Any such proceedings or violations could force us to spend money in defense or settlement, result in the imposition of monetary liability or demanding injunctive relief, divert management’s time and attention, increase our costs of doing business, and materially adversely affect our reputation.

We are subject to governmental export and import controls that could impair our ability to compete in international markets and subject us to liability if we violate the controls.

Our CaaS platform is subject to U.S. export controls, including the Export Administration Regulations and economic sanctions administered by the U.S. Treasury Department’s Office of Foreign Assets Control. We incorporate encryption technology into our CaaS platform. These encryption products and the underlying technology may be exported outside of the United States only with the required export authorizations, including by license, a license exception or other appropriate government authorizations.

Furthermore, our activities are subject to U.S. economic sanctions laws and regulations that prohibit the shipment of certain products and services to countries, governments, and persons targeted by U.S. embargoes or sanctions. The current administration has been critical of existing trade agreements and may impose more stringent export and import controls. Obtaining the necessary export license or other authorization for a particular sale may be time-consuming and may result in the delay or loss of sales opportunities even if the export license ultimately may be granted. While we take precautions to prevent our CaaS platform from being exported in violation of these laws, including obtaining authorizations for our CaaS platform, performing geolocation IP blocking and screenings against U.S. and other lists of restricted and prohibited persons, we cannot guarantee that the precautions we take will prevent violations of export control and sanctions laws. Violations of U.S. sanctions or export control laws can result in significant fines or penalties and possible incarceration for responsible employees and managers could be imposed for criminal violations of these laws.

If our partners fail to obtain appropriate import, export or re-export licenses or permits, we may also be adversely affected, through reputational harm as well as other negative consequences, including government investigations and penalties. We presently incorporate export control compliance requirements into our strategic partner agreements; however, no assurance can be given that our partners will comply with such requirements.

Various countries regulate the import and export of certain encryption and other technology, including import and export licensing requirements. Some countries have enacted laws that could limit our ability to distribute our CaaS platform or could limit our customers’ ability to implement our CaaS platform in those countries. Changes in our CaaS platform or future changes in export and import regulations may create delays in the introduction of our CaaS platform in international markets, prevent our customers with international operations from launching our CaaS platform globally or, in some cases, prevent the export or import of our CaaS platform to certain countries, governments, or persons altogether. Various governmental agencies have proposed additional regulation of encryption technology, including the escrow and government recovery of private encryption keys. Any change in export or import regulations, economic sanctions, or related legislation, or change in the countries, governments, persons, or technologies targeted by such regulations, could limit our ability to export or sell our CaaS platform to existing or potential customers with international operations. Any decreased use of our CaaS platform or limitation on our ability to export or sell our CaaS platform would adversely affect our business, operating results, and prospects.

We are subject to anti-corruption, anti-bribery, anti-money laundering, and similar laws. Non-compliance with such laws can subject us to criminal and/or civil liability and harm our business.

We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the UK Bribery Act of 2010, the UK Proceeds of Crime Act 2002, and other anti-bribery and anti-money laundering laws in the countries in which we conduct activities. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years. These laws are interpreted broadly to prohibit companies and their employees and third-party intermediaries from authorizing, promising, offering, or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. As we increase our international sales and business and sales to the public sector, we may engage with partners and third-party intermediaries to market our services and to obtain necessary permits, licenses, and other regulatory approvals. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We can be held liable for corrupt or other illegal activities of these third-party intermediaries, our employees, representatives, contractors, partners, and agents, even if we do not explicitly authorize such activities.

While we have policies and procedures to address compliance with such laws, our employees and agents could violate our policies and applicable law, for which we may be ultimately held responsible. As we increase our international sales and business, our risks under these laws may increase.

Noncompliance with anti-corruption, anti-bribery, or anti-money laundering laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, suspension and/or debarment from contracting with certain persons, the loss of export privileges, reputational harm, adverse media coverage, and other collateral consequences. If any subpoenas or investigations are launched, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, results of operations, and financial condition could be materially harmed. Responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees. Enforcement actions and sanctions could further harm our business, results of operations, and financial condition.

Security breaches, denial of service attacks, or other hacking and phishing attacks on our systems or other security breaches, including internal security failures, could harm our reputation or subject us to significant liability, and adversely affect our business and financial results.

We operate in an industry that is prone to cyber-attacks. Failure to prevent or mitigate security breaches and improper access to or disclosure of our data, customer data, or the data of their consumers, could result in the loss or misuse of such data, which could harm our business and reputation. The security measures we have integrated into our internal networks and platforms, which are designed to prevent or minimize security breaches, may not function as expected or may not be sufficient to protect our internal networks and platforms against certain attacks. In addition, techniques used to sabotage or to obtain unauthorized access to networks in which data is stored or through which data is transmitted change frequently. As a result, we may be unable to anticipate these techniques or implement adequate preventative measures to prevent an electronic intrusion into our networks. While we have established a cyber-attack remediation plan to enable us to assess and respond to such attacks, there can be no assurance that the measures set forth under such plan will be adequate in all circumstances nor that they will be effective in mitigating, or allowing us to recover from, the effects of such attacks. In addition, we have insurance coverage, but this coverage may be insufficient to compensate us for all liabilities that we may incur.

Our customers’ storage and use of data concerning their stores and restaurants and their consumers is essential to their use of our CaaS platform, which stores, transmits and processes our customers’ proprietary information and personal information relating to them and their clients. If a security breach were to occur, as a result of third-party action, employee error, breakdown of our internal security processes and procedures, malfeasance or otherwise, and the confidentiality, integrity or availability of our customers’ data was disrupted, we could incur significant liability to our customers and to individuals whose information was being stored by our customers, and our CaaS platform may be perceived as less desirable, which could negatively affect our business and damage our reputation.

Our CaaS platform and third-party applications available on, or that interface with, our CaaS platform may be subject to DDoS, a technique used by hackers to take an internet service offline by overloading its servers, and we cannot guarantee that applicable recovery systems, security protocols, network protection mechanisms and other procedures are or will be adequate to prevent network and service interruption, system failure or data loss. In addition, computer malware, viruses, and hacking and phishing attacks by third parties are prevalent in our industry. We have experienced such attacks in the past and may experience such attacks in the future. As a result of our increased visibility, we believe that we are increasingly a target for such breaches and attacks.

Moreover, our CaaS platform and third-party applications available on, or that interface with, our CaaS platform could be breached if vulnerabilities in our CaaS platform or third-party applications are exploited by unauthorized third parties or due to employee error, breakdown of our internal security processes and procedures, malfeasance, or otherwise. Further, third parties may attempt to fraudulently induce employees or customers into disclosing sensitive information such as usernames, passwords or other information or otherwise compromise the security of our internal networks, electronic systems and/or physical facilities in order to gain access to our data or our customers’ data. Since techniques used to obtain unauthorized access change frequently and the size and severity of DDoS attacks and security breaches are increasing, we may be unable to implement adequate preventative measures or stop DDoS attacks or security breaches while they are occurring. In addition to our own platforms and applications, some of the third parties we work with may receive information provided by us, by our customers, or by our customers’ clients through web or mobile applications integrated with US. If these third parties fail to adhere to adequate data security practices, or in the event of a breach of their networks, our own and our customers’ data may be improperly accessed, used or disclosed.

Any actual or perceived DDoS attack or security breach could damage our reputation and brand, expose us to a risk of litigation and possible liability and require us to expend significant capital and other resources to respond to and/or alleviate problems caused by the DDoS attack or security breach. Some jurisdictions have enacted laws requiring companies to notify individuals and authorities of data security breaches involving certain types of personal or other data and our agreements with certain customers and partners require us to notify them in the event of a security incident. Similarly, if our suppliers experience data breaches and do not notify us or honor their notification obligations to authorities or users, we could be held liable for the breach. We may not be in a position to assess whether a data breach at one of our suppliers would trigger an obligation or liability on our part. Such mandatory disclosures are costly, could lead to negative publicity, and may cause our customers to lose confidence in the effectiveness of our data security measures. Moreover, if a high-profile security breach occurs with respect to another SaaS provider, customers may lose trust in the security of the SaaS business model generally, which could adversely impact our ability to retain revenue from existing customers or attract new customers. Similarly, if a high-profile security breach occurs with respect to a retailer, commerce as a service or eCommerce platform, customers may lose trust in eCommerce more generally, which could adversely impact our customers’ businesses. Any of these events could harm our reputation or subject us to significant liability, and materially and adversely affect our business and financial results.

We are exposed to fluctuations in currency exchange rates, which could negatively affect our operating results.

Our customer subscription and partner and services contracts are primarily denominated in U.S. dollars, and therefore substantially all of our revenue is not subject to foreign currency risk. However, a strengthening of the U.S. dollar could increase the real cost of our CaaS platform to our customers outside of the United States, which could adversely affect our operating results. In addition, an increasing portion of our operating expenses is incurred and an increasing portion of our assets is held outside the United States. These operating expenses and assets are denominated in foreign currencies and are subject to fluctuations due to changes in foreign currency exchange rates. If we are not able to successfully hedge against the risks associated with currency fluctuations, our operating results could be adversely affected.

Our insurance costs may increase significantly, we may be unable to obtain the same level of insurance coverage and our insurance coverage may not be adequate to cover all possible losses we may suffer.

We generally renew our insurance policies annually. If the cost of coverage becomes too high or if we believe certain coverage becomes inapplicable, we may need to reduce our policy limits, increase retention amounts or agree to certain exclusions from our coverage to reduce the premiums to an acceptable amount or to otherwise reduce coverage for certain occurrences. On the other hand, we may determine that we either do not have certain coverage that would be prudent for our business and the risks associated with our business or that our current coverages are too low to adequately cover such risks. In either event, we may incur additional or higher premiums for such coverage than in prior years.

Among other factors, national security concerns, catastrophic events, pandemics such as the COVID-19 pandemic, or any changes in any applicable statutory requirement binding insurance carriers to offer certain types of coverage could also adversely affect available insurance coverage and result in, among other things, increased premiums on available coverage (which may cause us to elect to reduce our policy limits or not renew our coverage) and additional exclusions from coverage. As cyber incidents and threats continue to evolve, we may be required to expend additional, perhaps significant, resources to continue to update, modify or enhance our protective measures or to investigate and remediate any vulnerability to cyber incidents. Although we maintain and monitor our information technology systems and we have insurance coverage for protecting against cyber security risks, such systems and insurance coverage may not be sufficient to protect against or cover all the losses we may experience as a result of any cyber-attacks.

We may suffer damage due to a casualty loss (such as fire, natural disasters, pandemics and acts of war or terrorism) or other losses, such as those related to labor, professional liability or certain actions or inactions by our management, directors, employees or others, that could severely disrupt its business or subject us to claims by third parties who are injured or harmed. Although we maintain insurance that we believe to be adequate, such insurance may be inadequate or unavailable to cover all the risks to which our business and assets may be exposed, including risks related to certain litigation. Should an uninsured loss (including a loss that is less than the applicable deductible or that is not covered by insurance) or loss in excess of insured limits occur, it could have a significant adverse impact on our business, results of operations or financial condition.

Our ability to use our net operating losses and certain other attributes may be subject to certain limitations.

As of December 31, 2020, we had approximately $9.6 million of U.S. federal and $9.1 million of state net operating losses. Certain of our U.S. federal and state net operating loss carryforwards may be carried forward indefinitely, while other of these loss carryforwards are subject to expiration (beginning in 2032). It is possible that we will not generate taxable income in time to use these net operating loss carryforwards before their expiration (or that we will not generate taxable income at all). Under legislative changes made in December 2017, as modified by the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), U.S. federal net operating loss carryforwards generated in taxable periods beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such net operating loss carryforwards in taxable years beginning after December 31, 2020, is limited to 80% of taxable income. It is uncertain if and to what extent various states will conform to these federal tax laws.

In addition, the federal and state net operating loss carryforwards and certain tax credits may be subject to significant limitations under Section 382 and Section 383 of the Code, respectively, and similar provisions of state law, including limitations that may result from the consummation of the Business Combination. Under those sections of the Internal Revenue Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change attributes, such as research tax credits, to offset its post-change income or tax may be limited. In general, an “ownership change” will occur if there is a cumulative change in our ownership by “5-percent shareholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. We have not yet determined whether the Business Combination will give rise to an “ownership change” for purposes of Section 382 and Section 383 of the Code. Furthermore, we may have experienced ownership changes in the past and may experience ownership changes in the future as a result of subsequent shifts in our stock ownership (some of which shifts are outside our control). As a result, our ability to use our pre-change federal NOLs and other tax attributes to offset future taxable income and taxes could be subject to limitations. For these reasons, we may be unable to use a material portion of our NOLs and other tax attributes, which could adversely affect our future net income and cash flows.

Changes to applicable tax laws and regulations or exposure to additional income tax liabilities could affect our business and future profitability.

Nogin is a U.S. corporation and thus will be subject to U.S. corporate income tax on its worldwide income. Further, since our operations and customers are located throughout the United States, we will be subject to various U.S. state and local taxes. U.S. federal, state, local and non- U.S. tax laws, policies, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to us and may have an adverse effect on our business and future profitability. For example, several tax proposals have been set forth that would, if enacted, make significant changes to U.S. tax laws. Such proposals include an increase in the U.S. income tax rate applicable to corporations (such as Nogin). Congress may consider, and could include, some or all of these proposals in connection with tax reform that may be undertaken (including with retroactive effect). We are unable to predict whether these or similar changes will be enacted and, if enacted, how soon any such changes could take effect. The passage of any legislation as a result of these proposals and other similar changes in U.S. federal income tax laws could adversely affect our business and future profitability.

We may be subject to additional obligations to collect and remit sales tax and other taxes. We may be subject to tax liability for past sales, which could harm our business.

State, local and foreign jurisdictions have differing rules and regulations governing sales, use, value added, and other taxes, and these rules and regulations are subject to varying interpretations that may change over time. In particular, the applicability of such taxes to our ecommerce platform in various jurisdictions is unclear. These jurisdictions’ rules regarding tax nexus are complex and vary significantly. As a result, jurisdictions in which we have not historically collected or accrued sales, use, value added, or other taxes could assert our liability for such taxes. Our liability for these taxes and associated penalties could exceed our original estimates. This could result in substantial tax liabilities and related penalties for past sales. It could also discourage customers from using our SaaS platform or otherwise harm our business and operating results.

Risks Related to Being a Public Company

The market price of shares of our common stock may be volatile or may decline regardless of our operating performance. You may lose some or all of your investment.

The trading price of our common stock following the Business Combination is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares at an attractive price due to a number of factors such as those listed in “—Risks Related to Nogin’s Operations, Technology and Financial Condition” and the following:

•	the impact of the COVID-19 pandemic on our financial condition and the results of operations;

•	our operating and financial performance and prospects;

•	our quarterly or annual earnings or those of other companies in our industry compared to market expectations;

•	conditions that impact demand for our products and/or services;

•	future announcements concerning our business, our clients’ businesses or our competitors’ businesses;

•	the public’s reaction to our press releases, other public announcements and filings with the SEC;

•	the market’s reaction to our reduced disclosure and other requirements as a result of being an “emerging growth company” under the Jumpstart Our Business Startups Act (the “JOBS Act”);

•	the size of our public float;

•	coverage by or changes in financial estimates by securities analysts or failure to meet their expectations;

•	market and industry perception of our success, or lack thereof, in pursuing our growth strategy;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	changes in laws or regulations which adversely affect our industry or us;

•	privacy and data protection laws, privacy or data breaches, or the loss of data;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	changes in senior management or key personnel;

•	issuances, exchanges or sales, or expected issuances, exchanges or sales of our capital stock;

•	changes in our dividend policy;

•	adverse resolution of new or pending litigation against us; and

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changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural disasters, terrorist attacks, acts of war and responses to such events.

These broad market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance. In addition, price volatility may be greater if the public float and trading volume of our common stock is low. As a result, you may suffer a loss on your investment.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of management from our business regardless of the outcome of such litigation.

We do not intend to pay dividends on our common stock for the foreseeable future.

We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. As a result, we do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our business prospects, results of operations, financial condition, cash requirements and availability, certain restrictions related to our indebtedness, industry trends and other factors that our board of directors may deem relevant. Any such decision will also be subject to compliance with contractual restrictions and covenants in the agreements governing our current and future indebtedness. In addition, we may incur additional indebtedness, the terms of which may further restrict or prevent us from paying dividends on our common stock. As a result, you may have to sell some or all of your common stock after price appreciation in order to generate cash flow from your investment, which you may not be able to do. Our inability or decision not to pay dividends, particularly when others in our industry have elected to do so, could also adversely affect the market price of our common stock.

If securities or industry analysts do not publish research or reports about our business or publish negative reports, the market price of our common stock could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We may be unable or slow to attract research coverage and if one or more analysts cease coverage of us, the price and trading volume of our securities would likely be negatively impacted. If any of the analysts that may cover us change their recommendation regarding our securities adversely, or provide more favorable relative recommendations about our competitors, the price of our securities would likely decline. If any analyst that may cover us ceases covering us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price or trading volume of our securities to decline. Moreover, if one or more of the analysts who cover us downgrades our common stock or if our reporting results do not meet their expectations, the market price of our common stock could decline.

Our ability to timely raise capital in the future may be limited, or may be unavailable on acceptable terms, if at all. Our failure to raise capital when needed could harm our business, operating results and financial condition. Debt issued to raise additional capital may reduce the value of our common stock.

We have funded our operations since inception primarily through equity financings, debt, and payments by our customers for use of our CaaS platform and related services. We cannot be certain when or if our operations will generate sufficient cash to fund our ongoing operations or the growth of our business.

We intend to continue to make investments to support our business and may require additional funds. Additional financing may not be available on favorable terms, if at all. If adequate funds are not available on acceptable terms, we may be unable to invest in future growth opportunities, which could harm our business, operating results and financial condition. If we incur debt, the debt holders could have rights senior to holders of common stock to make claims on our assets. The terms of any debt could restrict our operations, including our ability to pay dividends on our common stock. As a result, our stockholders bear the risk of future issuances of debt securities reducing the value of our common stock.

Our issuance of additional shares of common stock or convertible securities could make it difficult for another company to acquire us, may dilute your ownership of us and could adversely affect our stock price.

In connection with the proposed Business Combination, we intend to file a registration statement with the SEC on Form S-8 providing for the registration of shares of our common stock issued or reserved for issuance under the Prior Plan (as defined herein) and the Incentive Plan. The Incentive Plan will provide for automatic increases in the shares reserved for grant or issuance under the plan which could result in additional dilution to our stockholders. Subject to the satisfaction of vesting conditions and the expiration of any applicable lockup restrictions, shares registered under the registration statement on Form S-8 will generally be available for resale immediately in the public market without restriction. From time to time in the future, we may also issue additional shares of our common stock or securities convertible into common stock pursuant to a variety of transactions, including acquisitions. The issuance by us of additional shares of our common stock or securities convertible into our common stock would dilute your ownership of us and the sale of a significant amount of such shares in the public market could adversely affect prevailing market prices of our common stock.

In the future, we expect to obtain financing or to further increase our capital resources by issuing additional shares of our capital stock or offering debt or other equity securities, including senior or subordinated notes, debt securities convertible into equity, or shares of preferred stock. Issuing additional shares of our capital stock, other equity securities, or securities convertible into equity may dilute the economic and voting rights of our existing stockholders, reduce the market price of our common stock, or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred stock, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our common stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing or nature of our future offerings. As a result, holders of our common stock bear the risk that our future offerings may reduce the market price of our common stock and dilute their percentage ownership. See “Description of Capital Stock of the Post-Combination Company.”

Future sales, or the perception of future sales, of our common stock by us or our existing stockholders in the public market following the closing of the Business Combination could cause the market price for our common stock to decline.

The sale of substantial amounts of shares of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Upon consummation of the Business Combination, we will have a total of 80,612,463 shares of common stock outstanding, consisting of (i) 52,102,628 shares issued to holders of shares of common and preferred stock of Nogin, (ii) 22,807,868 shares held by SWAG’s public stockholders (assuming no redemptions by such public stockholders) and (iii) 5,701,967 shares held by SWAG Sponsor (including 1,710,590 shares subject to earnout requirements pursuant to the Sponsor Agreement). All shares issued as merger consideration in the Business Combination will be freely tradable without registration under the Securities Act and without restriction by persons other than our “affiliates” (as defined under Rule 144 of the Securities Act, referred to herein as “Rule 144”), including our directors, executive officers and other affiliates.

In connection with the Business Combination, pursuant to the amended and restated bylaws, Nogin stockholders will be subject to certain restrictions on transfer with respect to the shares of common stock issued as part of the merger consideration beginning at closing and ending on the date that is six months after the completion of the Business Combination, subject to certain price-based releases. See “Other Agreements—Amended and Restated Bylaws” for a description of the amended and restated bylaws.

Upon the expiration or waiver of the lock-ups described above, shares held by certain of our stockholders will be eligible for resale, subject to, in the case of certain stockholders, volume, manner of sale and other limitations under Rule 144. In addition, pursuant to the Registration Rights Agreement, certain stockholders will have the right, subject to certain conditions, to require us to register the sale of their shares of our common stock under the Securities Act. By exercising their registration rights and selling a large number of shares, these stockholders could cause the prevailing market price of our common stock to decline. Following completion of the Business Combination, the shares covered by registration rights would represent approximately 63.7% of our outstanding common stock. See “Other Agreements—Registration Rights Agreement” for a description of these registration rights.

As restrictions on resale end or if these stockholders exercise their registration rights, the market price of shares of our common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our shares of common stock or other securities.

In addition, the shares of our common stock reserved for future issuance under our equity incentive plans will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. The number of shares to be reserved for future issuance under the Incentive Plan is expected to equal                 . We expect to file one or more registration statements on Form S-8 under the Securities Act to register shares of our common stock or securities convertible into or exchangeable for shares of our common stock issued pursuant to our equity incentive plans. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market. The initial registration statement on Form S-8 is expected to cover approximately                  shares of our common stock.

The requirements of being a public company, including compliance with the reporting requirements of the Exchange Act, the requirements of the Sarbanes-Oxley Act and the requirements of Nasdaq, may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

As a public company, we are subject to laws, regulations and requirements, certain corporate governance provisions of the Sarbanes-Oxley Act, related regulations of the SEC and the requirements of Nasdaq, which we were not required to comply as a private company. As a newly public company, complying with these statutes, regulations and requirements occupies a significant amount of time of our board of directors and management and significantly increases our costs and expenses. For example, we have had to institute a more comprehensive compliance function, comply with rules promulgated by Nasdaq, prepare and distribute periodic public reports in compliance with our obligations under the federal securities laws, establish new internal policies, such as those relating to insider trading. We have also had to retain and rely on outside counsel and accountants to a greater degree in these activities. In addition, being subject to these rules and regulations has made it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officer.

We are an “emerging growth company.” The reduced public company reporting requirements applicable to emerging growth companies may make our common stock less attractive to investors.

We qualify as an “emerging growth company,” as defined in the JOBS Act. While we remain an emerging growth company, we are permitted and plan to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These provisions include: (1) presenting only two years of audited financial statements, (2) presenting only two years of related selected financial data and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure, (3) an exemption from compliance with the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to Section 404 of Sarbanes-Oxley, (4) not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, (5) reduced disclosure obligations regarding executive compensation arrangements in our periodic reports, registration statements, and proxy statements, and (6) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, the information we provide will be different than the information that is available with respect to other public companies that are not emerging growth companies. Additionally, management has elected to present two years of audited financial statements and selected financial data.

We cannot predict whether investors will find our common stock less attractive if we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock. The market price of our common stock may be more volatile.

We will remain an emerging growth company until the earliest of: (1) December 31, 2025, (2) the first fiscal year after our annual gross revenue exceed $1.07 billion, (3) the date on which we have, during the immediately preceding three-year period, issued more than $1.0 billion in non-convertible debt securities, and (4) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeds $700 million as of the end of the second quarter of that fiscal year.

Our management has limited experience in operating a public company.

Our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the Post-Combination Company. We may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for the Post-Combination Company to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that the Post-Combination Company will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods.

Risks Related to the Business Combination

SWAG stockholders will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.

Upon the issuance of the shares to Nogin stockholders, current SWAG stockholders’ percentage ownership will be diluted. Assuming no public stockholders exercise their redemption rights and excluding any shares issuable pursuant to SWAG’s outstanding warrants, current SWAG stockholders’ percentage ownership in the Post-Combination Company following the issuance of shares to Nogin stockholders would be approximately 28.3%. Additionally, of the expected members of the Post-Combination Company’s board of directors after the completion of the Business Combination, only one will be a current director of SWAG and                  will be current directors of Nogin. The percentage of the Post-Combination Company’s common stock that will be owned by current SWAG stockholders as a group will vary based on the number of Public Shares for which the holders thereof request redemption in connection with the Business Combination. To illustrate the potential ownership percentages of current SWAG stockholders under different redemption levels, based on the number of issued and outstanding shares of SWAG common stock and Nogin capital stock on February 10, 2022, and based on the merger consideration, current SWAG stockholders (including the Sponsor and directors of SWAG), as a group, will own (1) if there are no redemptions of Public Shares, 28.3% of the Post-Combination Company’s

common stock expected to be outstanding immediately after the Business Combination or (2) if there are redemptions of the maximum number of outstanding Public Shares, 5.7% of the Post-Combination Company’s common stock expected to be outstanding immediately after the Business Combination. Because of this, current SWAG stockholders, as a group, will have less influence on the board of directors, management and policies of the Post-Combination Company than they now have on the board of directors, management and policies of SWAG.

The market price of shares of the Post-Combination Company’s common stock after the Business Combination may be affected by factors different from those currently affecting the prices of shares of SWAG Class A common stock.

Upon completion of the Business Combination, holders of shares of Nogin common stock and preferred stock will become holders of shares of the Post-Combination Company’s common stock. Prior to the Business Combination, SWAG has had limited operations. Upon completion of the Business Combination, the Post-Combination Company’s results of operations will depend upon the performance of Nogin’s businesses, which are affected by factors that are different from those currently affecting the results of operations of SWAG.

SWAG has not obtained an opinion from an independent investment banking firm, and consequently, there is no assurance from an independent source that the merger consideration is fair to its stockholders from a financial point of view.

SWAG is not required to, and has not, obtained an opinion from an independent investment banking firm that the merger consideration it is paying for Nogin is fair to SWAG’s stockholders from a financial point of view. The fair market value of Nogin has been determined by the SWAG Board based upon standards generally accepted by the financial community, such as potential sales and the price for which comparable businesses or assets have been valued. SWAG’s board of directors believes because of the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders and that Nogin’s fair market value was at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into the Business Combination. SWAG’s stockholders will be relying on the judgment of its board of directors with respect to such matters.

If the Business Combination’s benefits do not meet the expectations of financial analysts, the market price of our common stock may decline.

The market price of our common stock may decline as a result of the Business Combination if we do not achieve the perceived benefits of the Business Combination as rapidly, or to the extent anticipated by, financial analysts or the effect of the Business Combination on our financial results is not consistent with the expectations of financial analysts. Accordingly, holders of our common stock following the consummation of the Business Combination may experience a loss as a result of a decline in the market price of such common stock. In addition, a decline in the market price of our common stock following the consummation of the Business Combination could adversely affect our ability to issue additional securities and to obtain additional financing in the future.

There can be no assurance that the Post-Combination Company’s common stock will be approved for listing on the NASDAQ or that the Post-Combination Company will be able to comply with the continued listing standards of the NASDAQ.

In connection with the closing of the Business Combination, we intend to list the Post-Combination Company’s common stock and warrants on the NASDAQ under the symbols “NOGN” and “NOGNW,” respectively. The Post-Combination Company’s continued eligibility for listing may depend on the number of our shares that are converted. If, after the Business Combination, the NASDAQ delists the Post-Combination

Company’s shares from trading on its exchange for failure to meet the listing standards, the Post-Combination Company and its stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for the Post-Combination Company’s securities;

•	reduced liquidity for the Post-Combination Company’s securities;

•

a determination that the Post-Combination Company’s common stock is a “penny stock” which will require brokers trading in the Post-Combination Company’s common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of the Post-Combination Company’s common stock;

•	a limited amount of analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Merger Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

The Merger Agreement is subject to a number of conditions which must be fulfilled in order to complete the Business Combination. Those conditions include: approval of the Merger Agreement by Nogin stockholders, approval of the proposals required to effect the Business Combination by SWAG stockholders, as well as receipt of certain requisite regulatory approvals, absence of orders prohibiting completion of the Business Combination, effectiveness of the registration statement of which this proxy statement/prospectus is a part, approval of the shares of Class A common stock to be issued to SWAG stockholders for listing on the NASDAQ, the resignation of specified SWAG executive officers and directors, the accuracy of the representations and warranties by both parties (subject to the materiality standards set forth in the Merger Agreement) and the performance by both parties of their covenants and agreements. These conditions to the closing of the Business Combination may not be fulfilled in a timely manner or at all, and, accordingly, the Business Combination may not be completed. In addition, the parties can mutually decide to terminate the Merger Agreement at any time, before or after stockholder approval, or SWAG or Nogin may elect to terminate the Merger Agreement in certain other circumstances. See “The Merger Agreement—Termination.”

The parties to the Merger Agreement may amend the terms of the Merger Agreement or waive one or more of the conditions to the Business Combination, and the exercise of discretion by our directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Merger Agreement may result in a conflict of interest when determining whether such changes to the terms of the Merger Agreement or waivers of conditions are appropriate and in the best interests of our stockholders.

In the period leading up to the Closing, other events may occur that, pursuant to the Merger Agreement, would require us to agree to amend the Merger Agreement, to consent to certain actions or to waive certain closing conditions or other rights that we are entitled to under the Merger Agreement. Such events could arise because of changes in the course of Nogin’s business, a request by Nogin to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on Nogin’s business and would entitle us to terminate the Merger Agreement. In any of such circumstances, it would be in our discretion, acting through our board of directors, to grant our consent or waive our rights. The existence of the financial and personal interests of the directors and officers described elsewhere in this proxy statement may result in a conflict of interest on the part of one or more of the directors or officers between what he or she may believe is best for SWAG and our stockholders and what he or she may believe is best for himself or herself or his or her affiliates in determining whether or not to take the requested action.

For example, it is a condition to SWAG’s obligation to close the Business Combination that Nogin’s representations and warranties be true and correct as of the Closing in all respects subject to the applicable materiality standards as set forth in the Merger Agreement. However, if the SWAG board determines that any such breach is not material to the business of Nogin, then the SWAG board may elect to waive that condition and close the Business Combination. The parties will not waive the condition that SWAG’s stockholders approve the Business Combination.

While certain changes could be made without further stockholder approval, if there is a change to the terms of the Business Combination that would have a material impact on the stockholders, we will be required to circulate a new or amended proxy statement or supplement thereto and resolicit the vote of our stockholders with respect to the Business Combination Proposal.

Termination of the Merger Agreement could negatively impact Nogin and SWAG.

If the Business Combination is not completed for any reason, including as a result of Nogin stockholders declining to adopt the Merger Agreement or SWAG stockholders declining to approve the proposals required to effect the Business Combination, the ongoing businesses of Nogin and SWAG may be adversely impacted and, without realizing any of the anticipated benefits of completing the Business Combination, Nogin and SWAG would be subject to a number of risks, including the following:

•

Nogin or SWAG may experience negative reactions from the financial markets, including negative impacts on its stock price (including to the extent that the current market price reflects a market assumption that the Business Combination will be completed);

•	Nogin may experience negative reactions from its customers, resellers, vendors and employees;

•	Nogin and SWAG will have incurred substantial expenses and will be required to pay certain costs relating to the Business Combination, whether or not the Business Combination is completed; and

•

since the Merger Agreement restricts the conduct of Nogin’s and SWAG’s businesses prior to completion of the Business Combination, each of Nogin and SWAG may not have been able to take certain actions during the pendency of the Business Combination that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available (see the section entitled “The Merger Agreement—Covenants and Agreements” beginning on page 204 of this proxy statement/prospectus for a description of the restrictive covenants applicable to Nogin and SWAG).

If the Merger Agreement is terminated and Nogin’s board of directors seeks another merger or business combination, Nogin stockholders cannot be certain that Nogin will be able to find a party willing to offer equivalent or more attractive consideration than the consideration SWAG has agreed to provide in the Business Combination or that such other merger or business combination is completed. If the Merger Agreement is terminated and the SWAG Board seeks another merger or business combination, SWAG stockholders cannot be certain that SWAG will be able to find another acquisition target that would constitute a business combination that such other merger or business combination will be completed. See “The Merger Agreement—Termination.”

Nogin will be subject to business uncertainties and contractual restrictions while the Business Combination is pending.

Uncertainty about the effect of the Business Combination on employees and customers may have an adverse effect on Nogin and consequently on SWAG. These uncertainties may impair Nogin’s ability to attract, retain and motivate key personnel until the Business Combination is completed and could cause customers and others that deal with Nogin to seek to change existing business relationships with Nogin. Retention of certain employees may be challenging during the pendency of the Business Combination as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, our business following the Business Combination could be negatively impacted. In addition, the Merger Agreement restricts Nogin from making certain expenditures and taking other specified actions without the consent of SWAG until the Business Combination occurs. These restrictions may prevent Nogin from pursuing attractive business opportunities that may arise prior to the completion of the Business Combination. See “The Merger Agreement—Covenants and Agreements.”

SWAG directors and officers may have interests in the Business Combination different from the interests of SWAG stockholders.

Executive officers of SWAG negotiated the terms of the Merger Agreement with their counterparts at Nogin, and the SWAG Board determined that entering into the Merger Agreement was in the best interests of SWAG and its stockholders, declared the Merger Agreement advisable and recommended that SWAG stockholders approve the proposals required to effect the Business Combination. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that SWAG’s executive officers and directors may have financial interests in the Business Combination that may be different from, or in addition to, the interests of SWAG stockholders. Specifically, the 5,701,967 Founder Shares held by the Initial Stockholders which were acquired for an aggregate purchase price of $25,000 prior to the completion of the SWAG IPO and the 9,982,754 Private Placement Warrants the Sponsor purchased from SWAG for an aggregate purchase price of $9,982,754 (or $1.00 per warrant) purchased concurrently with the closing of the SWAG IPO will expire worthless if SWAG does not consummate a business combination within the Completion Window. The SWAG Board was aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Business Combination and in recommending to SWAG’s stockholders that they vote to approve the Business Combination. For a detailed discussion of the special interests that SWAG’s directors and executive officers may have in the Business Combination, please see the section entitled “The Business Combination—Interests of SWAG’s Directors and Executive Officers in the Business Combination.”

Nogin directors and officers may have interests in the Business Combination different from the interests of Nogin stockholders.

Executive officers of Nogin negotiated the terms of the Merger Agreement with their counterparts at SWAG, and the Nogin board of directors determined that entering into the Merger Agreement was in the best interests of Nogin and its stockholders. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that Nogin’s executive officers and directors may have financial interests in the Business Combination that may be different from, or in addition to, the interests of Nogin stockholders. The Nogin board of directors was aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Business Combination. For a detailed discussion of the special interests that Nogin’s directors and executive officers may have in the Business Combination, please see the section entitled “The Business Combination—Interests of Nogin’s Directors and Executive Officers in the Business Combination.”

The Sponsor may have interests in the Business Combination different from the interests of SWAG stockholders.

When considering our board of directors’ recommendation that our stockholders vote in favor of the approval of the Business Combination Proposal and the other Proposals described in this proxy statement, our stockholders should be aware that the Sponsor has interests in the Business Combination that may be different from, in addition to, or conflict with the interests of our stockholders in general. Specifically, the 5,701,967 Founder Shares held by the Initial Stockholders which were acquired for an aggregate purchase price of $25,000 prior to the completion of the SWAG IPO and the 9,982,754 Private Placement Warrants the Sponsor purchased from SWAG for an aggregate purchase price of $9,982,754 (or $1.00 per warrant) purchased concurrently with the closing of the SWAG IPO will expire worthless if SWAG does not consummate a business combination within the Completion Window. For a more complete description of these interests, see the section entitled “The Business Combination—Interests of SWAG’s Directors and Executive Officers in the Business Combination.”

Because Nogin will become a publicly traded company through the Business Combination rather than an underwritten initial public offering, the scope of due diligence conducted may be different from that conducted by an underwriter in an underwritten initial public offering.

Nogin will effectively become a publicly listed company upon the completion of the Business Combination. The Business Combination and the transactions described in this proxy statement/prospectus differ from an underwritten initial public offering. In a traditional underwritten initial public offering, underwriters typically conduct a certain amount of due diligence on the company being taken public in order to establish a due diligence defense against liability claims under federal securities laws. Because SWAG is already a publicly listed company, an underwriter has not been engaged. The due diligence conducted by management and the SWAG Board may be different than the due diligence undertaken by an underwriter in a traditional initial public offering. The Sponsor may have an inherent conflict of interest because its shares and warrants will be worthless if an initial business combination is not completed with Nogin or another company before February 2, 2023. Therefore, there could be a heightened risk of an incorrect valuation of Nogin’s business, which could cause potential harm to investors.

The Business Combination will result in changes to the board of directors that may affect our strategy.

If the parties complete the Business Combination and the Director Election Proposal is approved, the composition of the Post-Combination Company’s board of directors will change from the current boards of directors of SWAG and Nogin. The board of directors of the Post-Combination Company will be divided into three classes and will consist of the directors elected pursuant to the Director Election Proposal, each of which will serve an initial term ending in either 2023, 2024 or 2025, and thereafter will serve a three-year term. This new composition of the Post-Combination Company board of directors may affect our business strategy and operating decisions upon the completion of the Business Combination.

The Merger Agreement contains provisions that may discourage other companies from trying to acquire Nogin for greater merger consideration.

The Merger Agreement contains provisions that prohibit Nogin from seeking alternative business combinations during the pendency of the Business Combination. These provisions include a general prohibition on Nogin from soliciting or entering into discussions with any third party regarding any acquisition proposal or offers for competing transactions. Nogin also has an unqualified obligation to submit the proposal to adopt the Merger Agreement to a vote by its stockholders, even if Nogin receives an alternative acquisition proposal that its board of directors believes is superior to the Business Combination, unless the Merger Agreement has been terminated in accordance with its terms. See “The Merger Agreement—Termination.”

The Merger Agreement contains provisions that may discourage SWAG from seeking an alternative business combination.

The Merger Agreement contains provisions that prohibit SWAG from seeking alternative business combinations during the pendency of the Business Combination. Further, if SWAG is unable to obtain the requisite approval of its stockholders, either party may terminate the Merger Agreement. See “The Merger Agreement—Termination.”

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is preliminary and the actual financial condition and results of operations after the Business Combination may differ materially.

The unaudited pro forma financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the date(s) indicated. The preparation of the pro forma financial information is based upon available information and certain assumptions and estimates that SWAG and Nogin currently believe are reasonable. The unaudited pro forma financial information reflects adjustments, which are based upon preliminary estimates, among other things, to allocate the purchase price to Nogin’s net assets. The purchase price allocation reflected in this proxy statement/prospectus is preliminary, and the final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Nogin as of the date of the completion of the Business Combination. In addition, following the completion of the Business Combination, there may be further refinements of the purchase price allocation as additional information becomes available. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this proxy statement/prospectus. See “Unaudited Pro Forma Condensed Combined Financial Information.”

SWAG and Nogin will incur transaction costs in connection with the Business Combination.

Each of SWAG and Nogin has incurred and expects that it will incur significant, non-recurring costs in connection with consummating the Business Combination. SWAG and Nogin may also incur additional costs to retain key employees. SWAG and Nogin will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the Business Combination. SWAG and Nogin estimate that they will incur $21.0 million in aggregate transaction costs, inclusive of approximately $8.0 million in deferred underwriting fees. Some of these costs are payable regardless of whether the Business Combination is completed. See “The Business Combination—Terms of the Business Combination.”

SWAG’s stockholders will have their rights as stockholders governed by the Post-Combination Company’s organizational documents.

As a result of the completion of the Business Combination, holders of shares of SWAG common stock will become holders of shares of the Post-Combination Company’s common stock, which are expected to be governed by the Post-Combination Company’s organizational documents. As a result, there will be differences between the rights currently enjoyed by SWAG stockholders and the rights that SWAG stockholders who become stockholders of the Post-Combination Company will have as stockholders of the Post-Combination Company. See “Comparison of Stockholders’ Rights.”

The Sponsor has agreed to vote in favor of each of the proposals presented at the Special Meeting, regardless of how public stockholders vote.

Pursuant to the Sponsor Agreement, the Sponsor has agreed to vote its Founder Shares and any Public Shares it holds in favor of each of the proposals presented at the Special Meeting, regardless of how public stockholders vote. Accordingly, the agreement by the Sponsor to vote in favor of the each of the proposals presented at the Special Meeting will increase the likelihood that SWAG will receive the requisite stockholder approval for the Business Combination and the transactions contemplated thereby. See “Other Agreements—Sponsor Agreement.”

SWAG’s and Nogin’s ability to consummate the Business Combination, and the operations of the Post-Combination Company following the Business Combination, may be materially adversely affected by the recent coronavirus (COVID-19) pandemic.

The COVID-19 pandemic has resulted, and other infectious diseases could result, in a widespread health crisis that has and could continue to adversely affect the economies and financial markets worldwide, which may delay or prevent the consummation of the Business Combination, and the business of Nogin or Post-Combination Company following the Business Combination could be materially and adversely affected. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted.

The parties will be required to consummate the Business Combination even if Nogin, its business, financial condition and results of operations are materially affected by COVID-19. The disruptions posed by COVID-19 have continued, and other matters of global concern may continue, for an extensive period of time, and if Nogin is unable to recover from business disruptions due to COVID-19 or other matters of global concern on a timely basis, Nogin’s ability to consummate the Business Combination and the Post-Combination Company’s financial condition and results of operations following the Business Combination may be materially adversely affected. Each of Nogin and the Post-Combination Company may also incur additional costs due to delays caused by COVID-19, which could adversely affect the Post-Combination Company’s financial condition and results of operations.

Risks Related to Ownership of Our Class A Common Stock Following the Business Combination

Our Class A common stock price may be volatile or may decline regardless of our operating performance. You may lose some or all of your investment.

The trading price of our Class A common stock following the Business Combination is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares at an attractive price due to a number of factors such as those listed in “—Risks Related to Nogin’s Business and Industry” and the following:

•	the impact of the COVID-19 pandemic on our financial condition and the results of operations;

•	our operating and financial performance and prospects;

•	our quarterly or annual earnings or those of other companies in our industry compared to market expectations;

•	conditions that impact demand for our products and/or services;

•	future announcements concerning our business, our clients’ businesses or our competitors’ businesses;

•	the public’s reaction to our press releases, other public announcements and filings with the SEC;

•	the market’s reaction to our reduced disclosure and other requirements as a result of being an “emerging growth company” under the Jumpstart Our Business Startups Act (the “JOBS Act”);

•	the size of our public float;

•	coverage by or changes in financial estimates by securities analysts or failure to meet their expectations;

•	market and industry perception of our success, or lack thereof, in pursuing our growth strategy;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	changes in laws or regulations which adversely affect our industry or us;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	changes in senior management or key personnel;

•	issuances, exchanges or sales, or expected issuances, exchanges or sales of our capital stock;

•	changes in our dividend policy;

•	adverse resolution of new or pending litigation against us; and

•

changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural disasters, terrorist attacks, acts of war and responses to such events.

These broad market and industry factors may materially reduce the market price of our Class A common stock, regardless of our operating performance. In addition, price volatility may be greater if the public float and trading volume of our Class A common stock is low. As a result, you may suffer a loss on your investment.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.

We do not intend to pay dividends on our Class A common stock for the foreseeable future.

We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. As a result, we do not anticipate declaring or paying any cash dividends on our Class A common stock in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our business prospects, results of operations, financial condition, cash requirements and availability, certain restrictions related to our indebtedness, industry trends and other factors that our board of directors may deem relevant. Any such decision will also be subject to compliance with contractual restrictions and covenants in the agreements governing our current and future indebtedness. In addition, we may incur additional indebtedness, the terms of which may further restrict or prevent us from paying dividends on our common stock. As a result, you may have to sell some or all of your Class A common stock after price appreciation in order to generate cash flow from your investment, which you may not be able to do. Our inability or decision not to pay dividends, particularly when others in our industry have elected to do so, could also adversely affect the market price of our Class A common stock.

If securities analysts do not publish research or reports about us, or if they issue unfavorable commentary about us or our industry or downgrade our Class A common stock, the price of our Class A common stock could decline.

The trading market for our Class A common stock will depend in part on the research and reports that third-party securities analysts publish about us and the industries in which we operate. We may be unable or slow to attract research coverage and if one or more analysts cease coverage of us, the price and trading volume of our securities would likely be negatively impacted. If any of the analysts that may cover us change their recommendation regarding our securities adversely, or provide more favorable relative recommendations about our competitors, the price of our securities would likely decline. If any analyst that may cover us ceases covering us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price or trading volume of our securities to decline. Moreover, if one or more of the analysts who cover us downgrades our Class A common stock, or if our reporting results do not meet their expectations, the market price of our Class A common stock could decline.

Our issuance of additional shares of Class A common stock or convertible securities could make it difficult for another company to acquire us, may dilute your ownership of us and could adversely affect our stock price.

In connection with the proposed Business Combination, we intend to file a registration statement with the SEC on Form S-8 providing for the registration of shares of our Class A common stock issued or reserved for issuance under the Incentive Plan. Subject to the satisfaction of vesting conditions and the expiration of lockup agreements, shares registered under the registration statement on Form S-8 will be available for resale immediately in the public market without restriction. From time to time in the future, we may also issue additional shares of our Class A common stock or securities convertible into Class A common stock pursuant to a variety of transactions, including acquisitions. The issuance by us of additional shares of our Class A common stock or securities convertible into our Class A common stock would dilute your ownership of us and the sale of a significant amount of such shares in the public market could adversely affect prevailing market prices of our Class A common stock.

In the future, we expect to obtain financing or to further increase our capital resources by issuing additional shares of our capital stock or offering debt or other equity securities, including senior or subordinated notes, debt securities convertible into equity, or shares of preferred stock. Issuing additional shares of our capital stock, other equity securities, or securities convertible into equity may dilute the economic and voting rights of our existing stockholders, reduce the market price of our Class A common stock, or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred stock, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our common stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing or nature of our future offerings. As a result, holders of our Class A common stock bear the risk that our future offerings may reduce the market price of our Class A common stock and dilute their percentage ownership. See “Description of Capital Stock of the Post-Combination Company.”

Future sales, or the perception of future sales, of our common stock by us or our existing stockholders in the public market following the closing of the Business Combination could cause the market price for our common stock to decline.

The sale of substantial amounts of shares of our Class A common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Upon consummation of the Business Combination, we expect to have a total of approximately 80,612,463 shares of Class A common stock outstanding, consisting of (i) 52,102,628 shares issued to holders of shares of common and preferred stock of Nogin, (ii) 22,807,868 shares held by SWAG’s public stockholders (assuming no redemptions by such public stockholders) and (iii) 3,991,377 vested shares held by the Initial Stockholders (not including 1,710,590 shares subject to vesting requirements pursuant to the Sponsor Agreement). All shares issued as merger consideration in the Business Combination will be freely tradable without registration under the Securities Act and without restriction by persons other than our “affiliates” (as defined under Rule 144 of the Securities Act, referred to herein as “Rule 144”), including our directors, executive officers and other affiliates.

In connection with the Business Combination, certain Nogin stockholders will be subject to certain restrictions on transfer with respect to the shares of SWAG Class A common stock issued as part of the merger consideration beginning at closing and ending on the date that is six months after the completion of the Business Combination, subject to certain price-based releases. See “Description of Securities of the Post-Combination Company—Transfer Restrictions.”

Upon the expiration or waiver of the lock-ups described above, shares held by certain of our stockholders will be eligible for resale, subject to, in the case of certain stockholders, volume, manner of sale and other limitations under Rule 144. In addition, pursuant to the Registration Rights Agreement, certain stockholders will have the right, subject to certain conditions, to require us to register the sale of their shares of our Class A common stock under the Securities Act. By exercising their registration rights and selling a large number of shares, these stockholders could cause the prevailing market price of our Class A common stock to decline. Following completion of the Business Combination, the shares covered by registration rights would represent approximately     % of our outstanding common stock. See “Other Agreements—Registration Rights Agreement” for a description of these registration rights.

As restrictions on resale end or if these stockholders exercise their registration rights, the market price of shares of our Class A common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our shares of Class A common stock or other securities.

In addition, the shares of our Class A common stock reserved for future issuance under the Incentive Plan will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. The number of shares to be reserved for future issuance under the Incentive Plan is expected to equal (i)    % of the total number of issued and outstanding shares of SWAG common stock on a fully diluted basis as of the closing of the Business Combination and (ii) an annual increase for ten years on the first day of each calendar year beginning January 1, 2023, equal to the lesser of (A) 5% of the aggregate number of shares of Post-Combination Company common stock outstanding on the final day of the immediately preceding calendar year and (B) such smaller number of shares as is determined by the board of directors of the Post-Combination Company. The maximum number of shares of Post-Combination Company common stock that may be issued pursuant to the exercise of incentive stock options (“ISOs”) granted under the Incentive Plan will be equal to 61.5% of the total number of issued and outstanding shares of SWAG common stock on a fully diluted basis as of the closing of the Business Combination. We expect to file one or more registration statements on Form S-8 under the Securities Act to register shares of our Class A common stock or securities convertible into or exchangeable for shares of our Class A common stock issued pursuant to our equity incentive plans. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market. The initial registration statement on Form S-8 is expected to cover approximately                shares of our Class A common stock.

Subsequent to the consummation of the Business Combination, the Post-Combination Company may be required to take write-downs or write-offs, or the Post-Combination Company may be subject to restructuring, impairment or other charges that could have a significant negative effect on the Post-Combination Company’s financial condition, results of operations and the price of the Post-Combination Company’s securities, which could cause you to lose some or all of your investment.

Although SWAG has conducted due diligence on Nogin, this diligence may not surface all material issues that may be present with Nogin’s business. Factors outside of SWAG’s and outside of Nogin’s control may, at any time, arise. As a result of these factors, the Post-Combination Company may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in the Post-Combination Company reporting losses. Even if SWAG’s due diligence successfully identified certain risks, unexpected risks may arise, and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and therefore not have an immediate impact on the Post-Combination Company’s liquidity, the fact that the Post-Combination Company reports charges of this nature could contribute to negative market perceptions about the Post-Combination Company or its securities. In addition, charges of this nature may cause the Post-Combination Company to be unable to obtain future financing on favorable terms or at all.

The obligations associated with being a public company will involve significant expenses and will require significant resources and management attention, which may divert from our business operations.

As a result of the Business Combination, we will become subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal control over financial reporting. As a result, we will incur significant legal, accounting and other expenses that we did not previously incur. Our entire management team and many of our other employees will need to devote substantial time to compliance and may not effectively or efficiently manage our transition into a public company.

In addition, the need to establish the corporate infrastructure demanded of a public company may also divert management’s attention from implementing our business strategy, which could prevent us from improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal control over financial reporting, including IT controls, and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. If we do not continue to develop and implement the right processes and tools to manage our changing enterprise and maintain our culture, our ability to compete successfully and achieve our business objectives could be impaired, which could negatively impact our business, financial condition and results of operations. In addition, we cannot predict or estimate the amount of additional costs we may incur to comply with these requirements. We anticipate that these costs will materially increase our general and administrative expenses.

These rules and regulations result in our incurring legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified people to serve on our board of directors, our board committees or as executive officers.

Nogin’s management has limited experience in operating a public company.

Nogin’s executive officers have limited experience in the management of a publicly traded company. Nogin’s management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the Post-Combination Company. Nogin may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for the Post-Combination Company to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that the Post-Combination Company will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods.

As a public reporting company, we will be subject to rules and regulations established from time to time by the SEC regarding our internal control over financial reporting.

Upon consummation of the Business Combination, we will become a public reporting company subject to the rules and regulations established from time to time by the SEC and NASDAQ. These rules and regulations will require, among other things that we establish and periodically evaluate procedures with respect to our internal control over financial reporting. Reporting obligations as a public company are likely to place a considerable strain on our financial and management systems, processes and controls, as well as on our personnel.

In addition, as a public company, we will be required to document and test our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act so that our management can certify as to the effectiveness of our internal control over financial reporting.

Anti-takeover provisions in our governing documents and under Delaware law could make an acquisition of us more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of our common stock.

The Proposed Charter, the Amended and Restated Bylaws and Delaware law contain or will contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by our board of directors. Among other things, the Proposed Charter and/or the Amended and Restated Bylaws will include the following provisions:

•

a staggered board, which means that our board of directors is classified into three classes of directors with staggered three-year terms and directors are only able to be removed from office for cause;

•	limitations on convening special stockholder meetings, which could make it difficult for our stockholders to adopt desired governance changes;

•

a prohibition on stockholder action by written consent, which means that our stockholders will only be able to take action at a meeting of stockholders and will not be able to take action by written consent for any matter;

•	a forum selection clause, which means certain litigation against us can only be brought in Delaware;

•	the authorization of undesignated preferred stock, the terms of which may be established and shares of which may be issued without further action by our stockholders; and

•	advance notice procedures, which apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management. As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the DGCL, which prevents interested stockholders, such as certain stockholders holding more than 15% of our outstanding common stock, from engaging in certain business combinations unless (i) prior to the time such stockholder became an interested stockholder, the board of directors approved the transaction that resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the common stock, or (iii) following board approval, such business combination receives the approval of the holders of at least two-thirds of our outstanding common stock not held by such interested stockholder at an annual or special meeting of stockholders.

Any provision of the Proposed Charter, the Amended and Restated Bylaws or Delaware law that has the effect of delaying, preventing or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.

The Proposed Charter and the Amended and Restated Bylaws will provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

The Proposed Charter and the Amended and Restated Bylaws, each of which will become effective prior to the completion of the Business Combination, will provide that, unless we consent in writing to the selection of an alternative forum, the (a) Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action, suit or proceeding brought on our behalf; (ii) any action, suit or proceeding asserting a claim of breach of fiduciary duty owed by any of our directors, officers, or stockholders to us or to our stockholders; (iii) any action, suit or proceeding asserting a claim arising pursuant to the DGCL, the Proposed Charter or the Amended and Restated Bylaws; or (iv) any action, suit or proceeding asserting a claim governed by the internal affairs doctrine; and (b) subject to the foregoing, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, such forum selection provisions shall not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provision contained in the Proposed Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.

Additionally, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As noted above, the Proposed Charter and the Amended and Restated Bylaws will provide that the federal district courts of the United States of America shall have jurisdiction over any action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

SWAG has identified a material weakness in its internal control over financial reporting as of September 30, 2021. If SWAG is unable to develop and maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.

In connection with SWAG’s initial public offering, it accounted for a portion of the proceeds received from the offering as stockholders’ equity. Following the SEC’s guidance on this issue, management has identified errors made in its historical financial statements and performed a quantitative assessment under SAB 99, concluding a restatement was required of SWAG’s financial statements to classify such amount as Class A common stock subject to possible redemption and a material weakness in its internal controls over financial reporting related to the accounting for complex financial instruments.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis.

Effective internal controls are necessary to provide reliable financial reports and prevent fraud. SWAG continues to evaluate steps to remediate the material weakness. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.

If SWAG identifies any new material weaknesses in the future, any such newly identified material weakness could limit its ability to prevent or detect a misstatement of its accounts or disclosures that could result in a material misstatement of its annual or interim financial statements. In such case, SWAG may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in SWAG’s financial reporting and SWAG’s stock price may decline as a result. SWAG cannot assure you that the measures it has taken to date, or any measures it may take in the future, will be sufficient to avoid potential future material weaknesses.

Risks Related to Redemption

If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.15 per share.

Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we have sought and will continue to seek to have all vendors, service providers, prospective target businesses, including Nogin, or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Marcum LLP, our independent registered public accounting firm, did not execute agreements with us waiving such claims to the monies held in the Trust Account.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our Public Shares, if we are unable to complete our initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with our initial business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Accordingly, the per share redemption amount received by public stockholders could be less than the $10.15 per share initially held in the Trust Account, due to claims of such creditors. Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business, with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.15 per Public Share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then our Sponsor will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and believe that our Sponsor’s only assets are our securities. We have not asked our Sponsor to reserve for such indemnification obligations. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions could be reduced to less than $10.15 per Public Share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Our independent directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our public stockholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.15 per Public Share or (ii) such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and our Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations.

While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our public stockholders may be reduced below $10.15 per share.

There is no guarantee that a SWAG public stockholder’s decision whether to redeem their Public Shares for a pro rata portion of the Trust Account will put such stockholder in a better future economic position.

No assurance can be given as to the price at which a public stockholder may be able to sell the shares of our Class A common stock in the future following the completion of the Business Combination. Certain events following the consummation of any business combination, including the Business Combination, may cause an increase in our stock price, and may result in a lower value realized now than a SWAG stockholder might realize in the future had the stockholder not elected to redeem such stockholder’s Public Shares. Similarly, if a SWAG public stockholder does not redeem his, her or its shares, such stockholder will bear the risk of ownership of our Class A common stock after the consummation of the Business Combination, and there can be no assurance that a stockholder can sell his, her or its shares of our Class A common stock in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A SWAG public stockholder should consult his, her or its own tax and/or financial advisor for assistance on how this may affect its individual situation.

If SWAG public stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account.

To exercise their redemption rights, holders are required to deliver their stock, either physically or electronically using the Depository Trust Company’s DWAC System, to SWAG’s transfer agent two business days prior to the vote at the Special Meeting. If a holder properly seeks redemption as described in this proxy statement/prospectus and the Business Combination with Nogin is consummated, SWAG will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own such shares following the Business Combination. See the section entitled “SWAG’s Special Meeting of Stockholders—Redemption Rights” for additional information on how to exercise your redemption rights.

If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board may be exposed to claims of punitive damages.

If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors.

If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of more than 15% of the Public Shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the Public Shares.

A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its Public Shares or, if part of such a group, the group’s Public Shares, in excess of 15% of the Public Shares without the consent of SWAG. Your inability to redeem any such excess Public Shares could resulting in you suffering a material loss on your investment in SWAG if you sell such excess Public Shares in open market transactions. SWAG cannot assure you that the value of such excess Public Shares will appreciate over time following the Business Combination or that the market price of the Public Shares will exceed the per-share redemption price.

However, SWAG’s stockholders’ ability to vote all of their Public Shares (including such excess shares) for or against the Business Combination Proposal is not restricted by this limitation on redemption.

There is uncertainty regarding the federal income tax consequences of the redemption to the holders of SWAG Class A common stock.

There is some uncertainty regarding the federal income tax consequences to holders of SWAG Class A common stock that exercise their redemption rights. The uncertainty of tax consequences relates primarily to the individual circumstances of the taxpayer and include (i) whether the redemption will be treated as a corporate distribution potentially taxable as a dividend, or a sale, that would potentially give rise to capital gain or capital loss, and (ii) whether such capital gain is “long-term” or “short-term.” Whether the redemption qualifies for sale treatment, resulting in taxation as capital gain rather than treatment as a corporate distribution, will depend largely on whether the holder owns (or is deemed to own) any shares of Class A common stock following the redemption, and if so, the total number of shares of SWAG Class A common stock treated as held by the holder both before and after the redemption relative to all shares of SWAG voting stock outstanding both before and after the redemption. The redemption generally will be treated as a sale, rather than a distribution, if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in SWAG or (iii) is “not essentially equivalent to a dividend” with respect to the holder. Due to the personal and subjective nature of certain of such tests and the absence of clear guidance from the Internal Revenue Service (“IRS”), there is uncertainty as to how a holder who elects to exercise its redemption rights will be taxed in connection with the exercise of redemption rights. See the section entitled “Material U.S. Federal Income Tax Consequences—Material Tax Consequences of a Redemption of Public Shares.”

Unlike some other blank check companies, SWAG does not have a specified maximum redemption threshold. The absence of such a redemption threshold will make it easier for us to consummate the Business Combination even if a substantial number of our stockholders redeem.

Unlike some other blank check companies, SWAG does not have a specified maximum redemption threshold, except that we will not redeem Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001. Some other blank check companies’ structures disallow the consummation of a business combination if the holders of such companies’ Public Shares elect to redeem or convert more than a specified percentage of the shares sold in such companies’ initial public offering. Because we have no such maximum redemption threshold, we may be able to consummate the Business Combination even though a substantial number of our public stockholders have redeemed their shares.

However, the Merger Agreement provides that the obligation of Nogin to consummate the Business Combination is subject to SWAG having cash on hand and any additional cash received from financing activities equal to or in excess of $50 million (without, for the avoidance of doubt, taking into account any transaction expenses) and after distribution of the Trust Account, deducting all amounts to be paid pursuant to the redemption of Public Shares and after giving effect to any financing. In the event the aggregate cash consideration we would be required to pay for all shares of Class A common stock that are validly submitted for redemption plus the required amount of required funds pursuant to the Merger Agreement exceed the aggregate amount of cash available to us, we will not complete the Business Combination or redeem any shares, all shares of Class A common stock submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate business combination.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction:

The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”. The unaudited pro forma condensed combined financial information presents the pro forma effects related to the following:

•	The automatic conversion of Nogin’s redeemable convertible Series A and Series B preferred stock to Nogin common stock;

•	The net settlement of Nogin’s outstanding warrants for Nogin common stock via cashless exercise; and

•	The merger between Nogin and Merger Sub, a wholly owned subsidiary of SWAG, with Nogin surviving the merger as a wholly owned subsidiary of SWAG (together, the “Merger”).

SWAG is a blank check company incorporated as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On August 2, 2021, SWAG consummated its initial public offering of its Units, with each Unit consisting of one share of SWAG Class A Common Stock and one-half of one public warrant, which included the underwriters partially exercising their over-allotment option. Simultaneously with the closing of the initial public offering, SWAG completed the private sale of 9,000,000 private placement warrants at a price of $1.00 per private placement warrant, to the Sponsor generating gross proceeds of $9.0 million. As part of the underwriters’ partial exercise of their over-allotment option, SWAG consummated the sale of an additional 2,807,868 Units at $10.00 per Unit, and the sale of an additional 982,754 private placement warrants, at $1.00 per private placement warrant, generated gross proceeds of $29.1 million. Following the closing of SWAG’s initial public offering, a total of $231.5 million of the net proceeds from SWAG’s initial public offering, the sale under the underwriters’ over-allotment option and the sale of the private placement warrants were placed into the trust account. As of September 30, 2021, funds in the trust account totaled $231.5 million.

Nogin is an e-commerce, technology and platform provider in the apparel and ancillary industry’s multichannel retailing, business-to-consumer and business-to-business domains. Nogin’s commerce-as-a-service platform delivers full-stack enterprise-level capabilities to online retailers enabling them to compete with larger retailers. Nogin provides the technology for these companies to manage complexities related to customer management, order optimization, returns, and fulfillment. In addition, Nogin is an e-commerce technology platform and distribution partner whose products also include website development, photography, content management, customer service, marketing, warehousing, and fulfillment. Nogin’s business model is based on providing a total e-commerce solution to its partners on a revenue-sharing basis.

The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of SWAG and Nogin for the applicable periods included in this proxy statement/prospectus. The pro forma condensed combined financial information has been presented for information purposes only and are not necessarily indicative of what SWAG’s balance sheet or statement of operations actually would have been had the Merger been completed as of the dates indicated, nor do they purport to project the future financial position or operating results of SWAG. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The pro forma financial information is presented for illustrative purposes only and does not reflect the costs of any integration activities or cost savings or synergies that may be achieved as a result of the Merger.

The unaudited pro forma condensed combined balance sheet combines the Nogin unaudited consolidated balance sheet as of September 30, 2021 and the SWAG unaudited historical consolidated balance sheet as of September 30, 2021, giving effect to the Merger as if it had been consummated on September 30, 2021. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and the year ended December 31, 2020 present the pro forma effect of the Business Combination as if it had been consummated on January 1, 2020.

The unaudited pro forma condensed combined financial information is presented in two scenarios: (1) assuming no redemptions and (2) assuming maximum redemptions.

•	Assuming “No Redemptions”: This presentation assumes that no public shareholders exercise their right to have their public shares converted into their pro rata share of the trust account;

•

Assuming “Maximum Redemptions”: This presentation assumes that 17.9 million public shares are redeemed, resulting in an aggregate payment of $181.5 million out of the trust account, which is derived from the number of shares that could be redeemed in connection with the Merger at an assumed redemption price of $10.15 per share based on the trust account balance as of September 30, 2021 in order to satisfy the minimum Aggregate Transaction Proceeds of $50.0 million.

In both scenarios, the Merger will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with US GAAP. Under this method of accounting, SWAG will be treated as the acquired company for financial reporting purposes. Accordingly, for accounting purposes, the Merger will be treated as the equivalent of Nogin issuing shares for the net assets of SWAG, accompanied by a recapitalization. The net assets of SWAG will be recorded at carrying value, with no goodwill or other intangible assets recorded.

Nogin has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	Nogin’s shareholders will have majority of the voting power under both the No Redemption and Maximum Redemption scenarios

•	Nogin is expected to appoint the majority of the board of directors of the post-combination company

•	Nogin’s existing management will comprise the management of the post-combination company

•	Nogin will comprise the ongoing operations of the post-combination company

The following summarizes the pro forma ownership of SWAG following the Merger under the two scenarios (shares are in millions):

	No Redemptions Scenario		Maximum Redemptions Scenario
	Shares	Ownership %	Shares	Ownership %
Nogin Equity holders	53.9	65.4%	53.9	83.6%
Sponsor	5.7	6.9%	5.7	8.8%
Public Stockholders	22.8	27.7%	4.9	7.6%

Total	82.4	100.0%	64.5	100.0%

The following unaudited pro forma condensed combined balance sheet as of September 30, 2021 and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and the year ended December 31, 2020 are based on the historical financial statements of SWAG and Nogin. The unaudited pro forma adjustments are based on information currently available and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2021

($ in thousands)

	Historical		No Redemptions Scenario				Maximum Redemptions Scenario
	SWAG	Nogin	Transaction Accounting Adjustments	Notes		Pro Forma Combined	Additional Transaction Accounting Adjustments	Notes		Pro Forma Combined
Assets
Current Assets:
Cash and Cash Equivalent	$660	$4,380	$190,502	[3A	]	$195,542	$(181,502)	[3E	]	$14,040
Accounts Receivable, Net	—	2,422	—			2,422	—			2,422
Related Party Receivables	6	4,587	—			4,593	—			4,593
Inventory	—	18,072	—			18,072	—			18,072
Prepaid Expenses and Other Current Assets	538	1,908	—			2,446	—			2,446

Total Current Assets	1,204	31,369	190,502			223,075	(181,502)			41,573
Restricted Cash	—	2,000	—			2,000	—			2,000
Property and Equipment—Net	—	1,787	—			1,787	—			1,787
Intangible Assets—Net	—	19	—			19	—			19
Investment in Unconsolidated Affiliate	—	6,437	—			6,437	—			6,437
Marketable Securities Held in Trust Account	231,502	—	(231,502)	[3B	]	—	—			—
Other Non-Current Asset	—	664	—			664	—			664

Total Assets	$232,706	$42,276	$(41,000)			$233,982	$(181,502)			$52,480

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts Payable	—	17,324	—			17,324	—			17,324
Due to Clients	—	4,144	—			4,144	—			4,144
Accrued Expenses and Other Liabilities	384	5,624	—			6,008	—			6,008

Total Current Liabilities	384	27,092	—			27,476	—			27,476
Line of Credit	—	5,000	—			5,000	—			5,000
Long-Term Note Payable	—	9,179	—			9,179	—			9,179
Other Long-Term Liabilities	—	912	(738)	[3F	]	174	—			174
Deferred Underwriting Fee Payable	7,983	—	(7,983)	[3C	]	—	—			—

Total Liabilities	8,367	42,183	(8,721)			41,829	—			41,829

Commitments and Contingencies
Series A Convertible	—	4,687	(4,687)	[3D	]	—	—			—
Series B Convertible	—	6,502	(6,502)	[3D	]	—	—			—
Class A Common Stock Subject to Redemption	231,500	—	(231,500)	[3D	]	—	—			—
Stockholders’ Equity/(Deficit):
Common Stock	—	1	(1)	[3D	]	—	—			—
Class A Common Stock	—	—	8	[3D	]	8	(2)	[3E	]	6
Class B Common Stock	1	—	(1)	[3D	]	—	—			—
Additional Paid-In Capital	—	4,356	201,912	[3D	]	206,268	(181,500)	[3E	]	24,768
Treasury Stock	—	(1,330)	1,330	[3D	]	—	—			—
Accumulated Deficit	(7,162)	(14,123)	7,162	[3D	]	(14,123)	—			(14,123)

Total Stockholders’ Equity/(Deficit)	(7,161)	(11,096)	210,410			192,153	(181,502)			10,651

Total Liabilities and Stockholders’ Equity/(Deficit)	$232,706	$42,276	$(41,000)			$233,982	$(181,502)			$52,480

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Nine Months Ending September 30, 2021

($ in thousands, except share and per share amounts)

	Historical		No Redemptions Scenario			Maximum Redemptions Scenario
	SWAG (Historical from 1/5/21 through 9/30/21)	Nogin	Transaction Accounting Adjustments	Notes	Pro Forma Combined	Additional Transaction Accounting Adjustments	Notes	Pro Forma Combined
Service Revenue	$—	$31,242	$—		$31,242	$—		$31,242
Product Revenue	—	19,739	—		19,739	—		19,739
Revenue from Related Parties	—	4,240	—		4,240	—		4,240

Total Revenue	$—	$55,221	$—		$55,221	$—		$55,221

Operating Costs and Expenses:
Cost of Services	—	16,721	—		16,721	—		16,721
Cost of Product Revenue		7,957	—		7,957			7,957
Sales & Marketing	—	1,205	—		1,205	—		1,205
Research & Development	—	4,033	—		4,033	—		4,033
General and Administrative	650	30,300	—		30,950	—		30,950
Depreciation and Amortization	—	384	—		384	—		384
Total Operating Costs and Expenses	650	60,600	—		61,250	—		61,250
Operating Income (Loss)	(650)	(5,379)	—		(6,029)	—		(6,029)
Interest Expense	—	(374)	—		(374)	—		(374)
Change in Fair Value of Unconsolidated Affiliate	—	4,937	—		4,937	—		4,937
Other Income (Loss)	(42)	2,972	42	[4B]	2,972	—		2,972

Income (Loss) Before Income Taxes	(692)	2,156	42		1,506	—		1,506
Provision for Income Tax	—	82	—		82	—		82

Net Income (Loss)	$(692)	$2,074	$42		$1,424	$—		$1,424

Pro Forma Earnings Per Share
Weighted Average Shares of Class A Outstanding—Basic	5,338,839	—	—		82,427,321	—		64,545,521
Earnings Per Share Class A—Basic	$(0.07)		—		$0.02	—		$0.02
Weighted Average Shares of Class A Outstanding—Diluted	5,338,839				83,948,648			66,066,848
Earnings Per Share Class A—Diluted	$(0.07)				$0.02			$0.02
Weighted Average Shares of Class B Outstanding—Basic and Diluted	5,159,411	—	—		—	—		—
Earnings Per Share Class B—Basic and Diluted	$(0.07)		—		—	—		—
Weighted Average Common Shares Outstanding—Basic	—	9,129,358	—		—	—		—
Loss Per Common Share—Basic	—	$0.16	—		—	—		—
Weighted Average Common Shares Outstanding—Diluted	—	9,422,979	—		—	—		—
Loss Per Common Shares—Diluted	—	$0.16	—		—	—		—

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Twelve Months Ending December 31, 2020

($ in thousands, except share and per share amounts)

	Historical		No Redemptions Scenario			Maximum Redemptions Scenario
	SWAG	Nogin	Transaction Accounting Adjustments	Notes	Pro Forma Combined	Additional Transaction Accounting Adjustments	Notes	Pro Forma Combined
Revenue	—	45,517	—		45,517	—		45,517
Operating Costs and Expenses:
Cost of Services	—	17,997	—		17,997	—		17,997
Sales & Marketing	—	1,094	—		1,094	—		1,094
Research & Development	—	4,289	—		4,289	—		4,289
General and Administrative	—	23,865	—		23,865	—		23,865
Depreciation and Amortization	—	415	—		415	—		415
Transaction Costs	—	—	4,017	[4A]	4,017	—		4,017

Total Operating Costs and Expenses	—	47,660	4,017		48,677	—		51,677

Operating Income (Loss)	—	(2,143)	(4,017)		(6,160)	—		(6,160)
Interest Expense	—	(225)	—		(225)	—		(225)
Other Income	—	1,418	—		1,418	—		1,418

Income (Loss) Before Income Taxes	—	(950)	(4,017)		(4,967)	—		(4,967)
Provision for Income Tax	—	190	—		190	—		190

Net Income (Loss)	$—	$(1,140)	$(4,017)		$(5,157)	$—		$(5,157)

Pro Forma Earnings Per Share
Weighted Average Common Shares Outstanding—Basic and Diluted	—	9,129,358	—		82,427,321	—		64,545,521
Loss Per Common Share—Basic and Diluted	—	$(0.12)	—		$(0.06)	—		$(0.08)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Description of the Business Combination

Pursuant to the Merger Agreement, existing Nogin Equityholders will receive an aggregate of $546.0 million in 53.9 million newly issued shares of Class A Common Stock at a price of $10.00 per share, 729 thousand vested SWAG options and $20.0 million in cash for total aggregate consideration of $566.0 million. Upon consummation of the Merger, Nogin will merge with and into Merger Sub, a wholly owned subsidiary of SWAG with Nogin as the surviving company and Nogin will become a wholly owned subsidiary of SWAG.

2.	Basis of presentation

The unaudited pro forma condensed combined financial information has been prepared assuming the Merger is accounted for as a reverse recapitalization with Nogin as the accounting acquirer.

The pro forma adjustments represent management’s estimates based on information available as of the date of the filing of the condensed combined financial information and do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the Merger that are not expected to have a continuing impact on the statement of operations. Further, one-time transaction-related expenses incurred prior to, or concurrently with the consummation of the Merger, that are not currently presented in the historical condensed combined statements of operations for SWAG and Nogin, are presented in the unaudited pro forma condensed combined statement of operations as if the Merger was consummated on January 1, 2020.

The unaudited condensed combined pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. SWAG believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Merger based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined balance sheet as of September 30, 2021 assumes that the Merger occurred on September 30, 2021. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and the year ended December 31, 2020 present pro forma effect to the Merger as if it had been consummated on January 1, 2020.

3.	Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2021

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

[A] Below is a table that represents the pro forma adjustments to cash as it relates to the Merger under the No Redemptions scenario:

No Redemptions Scenario
Reclass of SWAG Cash Held in Trust Account	$231,502
Cash to Existing Nogin Equity Holders	(20,000)
Nogin Transaction Costs(1)	(9,000)
SWAG Transaction Costs(2)	(12,000)

Pro Forma Adjustment to Cash	$190,502

(1)

Represents the payment of estimated non-recurring direct and incremental transaction costs expected to be incurred by Nogin in connection with the Merger. Costs include legal, financial advisory, and other professional fees related to the Merger.

(2)

Reflects the payment of estimated non-recurring direct and incremental transaction costs incurred by SWAG in connection with the Merger. Costs include legal, financial advisory, and other professional fees related to the Merger. Payment includes $8.0 million of deferred underwriting costs in connection with the SWAG initial public offering that is payable upon consummation of the Merger that are accrued as of September 30, 2021.

[B] Represents the reclassification of $231.5 million of cash and securities held in trust account that became available following the Merger, prior to giving effect to actual redemptions.

[C] Reflects the settlement of deferred underwriting fees incurred during the SWAG initial public offering due upon consummation of the Merger.

[D] The following table summarizes the pro forma adjustments impacting mezzanine and shareholders’ equity in the No Redemptions Scenario as of September 30, 2021:

	Adjustments to SWAG Equity(1)	Adjustments to Nogin Equity(2)	Recapitalization Adjustments(3)	Other items(4)	Pro forma adjustments
SWAG Class A Redeemable Common Stock	$(231,500)	$—	$—	$—	$(231,500)
Nogin Preferred Series A	—	(4,687)	—	—	(4,687)
Nogin Preferred Series B	—	(6,502)	—	—	(6,502)
Shareholders’ Equity:
Common Stock	—	—	(1)	—	(1)
Class A Common Stock	3	—	5	—	8
Class B Common Stock	(1)	—	—	—	(1)
Additional Paid-In Capital	220,319	10,597	(4)	(29,000)	201,912
Treasury Stock	—	1,330	—	—	1,330
Accumulated Deficit	7,162	—	—	—	7,162

(1)	Represents the adjustments to SWAG’s mezzanine equity and shareholders’ equity as follows:

•

The reclassification of historical SWAG Class A Common Stock subject to possible redemption from mezzanine equity to permanent equity immediately prior to the consummation of the Merger. Impact of $3 thousand to Class A Common Stock and $231.5 million to additional paid in capital.

•	The conversion of SWAG Class B Common Stock to share shares of SWAG Class A Common Stock immediately prior to the consummation of the Merger.

•

Reflects the reclassification of SWAG historical accumulated deficit of $7.2 million to additional paid in capital in connection with the consummation of the Merger. The reduction to additional paid-in capital of $11.2 million also includes $4.0 million of estimated non-recurring incremental transaction costs incurred by SWAG in connection with the Merger.

(2)	Represents the adjustments to Nogin’s mezzanine equity and shareholders’ equity as follows:

•

The conversion of Nogin’s redeemable convertible Series A preferred stock and Series B preferred stock to additional paid-in capital for $11.2 million immediately prior to the consummation of the Merger.

•	The cancellation of historical Nogin treasury stock of $1.3 million with a corresponding reduction to additional paid in capital.

•	The settlement of Nogin’s liability classified warrants via cashless exercise resulting in an increase to additional paid-in capital of $0.7 million.

(3)	Represents the recapitalization of Nogin’s equity and issuance of 53.9 million shares of SWAG’s Class A Common Stock to Nogin Equityholders as consideration for the reverse recapitalization

(4)

Represents $20.0 million paid to Nogin Equityholders as consideration for the reverse recapitalization and $11.0 million of estimated transaction costs incurred by Nogin in connection with the Merger that are incremental and non-recurring.

[E] Reflects the redemption of 17.9 million public shares under the Maximum Redemptions scenario for aggregate payment of $181.5 million allocated to Class A Common Stock and additional paid in capital at par value of $0.0001 per share and redemption price of approximately $10.15 per share.

[F] In connection with the Merger, the Nogin outstanding warrants will be net settled via a cashless exercise into Nogin common stock immediately prior to the consummation of the Merger. As a result, the liability classified warrants with a fair value of $0.7 million as of September 30, 2021 was reclassified to additional paid-in capital.

4.	Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Nine Months Ended September 30, 2021 and Twelve Months Ended December 31, 2020

SWAG and Nogin did not have any historical relationship prior to the Business Combinations. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

[A] Reflects SWAG’s non-recurring, incremental transaction related costs of $4.0 million in connection with the Merger as if it was consummated on January 1, 2020.

[B] Reflects the elimination of SWAG’s historical loss on fair value of options offset by interest earned on SWAG’s trust account for a net of $42 thousand.

5.	Pro Forma Earnings Per Share Information

As a result of the Merger, the pro forma basic and diluted earnings per share is as follows (in thousands of $ except share and per share amounts):

	Nine Months Ended September 30, 2021
	No Redemptions Scenario	Maximum Redemptions Scenario
Net income	$1,424	$1,424
Weighted Average Shares Outstanding—Basic	82,427,321	64,545,521
Earnings Per Share—Basic	$0.02	$0.02
Weighted Average Shares Outstanding—Diluted	83,948,648	66,066,848
Earnings Per Share—Diluted	$0.02	$0.02

	Year Ended December 31, 2020
	No Redemptions Scenario	Maximum Redemptions Scenario
Net loss	$(5,157)	$(5,157)
Weighted Average Shares Outstanding—Basic and Dilutive	82,427,321	64,545,521
Loss Per Share—Basic and Dilutive	$(0.06)	$(0.08)

Earnings per share for the year ended December 31, 2020 exclude warrants and options that would be anti-dilutive to pro forma EPS, including (1) 2,523,464 options to Nogin option holders under both scenarios, and (2) 21,386,688 SWAG warrants under both scenarios.

COMPARATIVE PER SHARE DATA

The following table sets forth selected historical comparative unit and share information for SWAG and Nogin, and unaudited pro forma condensed combined per share information of SWAG after giving effect to the Business Combination, assuming two redemption scenarios as follows:

•	Assuming No Redemptions: This presentation assumes that no public shareholders exercise their right to have their public shares converted into their pro rata share of the trust account.

•

Assuming Maximum Redemptions: This presentation assumes that 17.9 million public shares are redeemed, resulting in an aggregate payment of $181.5 million out of the trust account, which is derived from the number of shares that could be redeemed in connection with the Merger at an assumed redemption price of $10.15 per share based on the trust account balance as of September 30, 2021 in order to satisfy the minimum Aggregate Transaction Proceeds of $50.0 million.

The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of SWAG and Nogin for the applicable periods included in this proxy statement. The pro forma condensed combined financial information has been presented for informational purposes only and are not necessarily indicative of what SWAG or Nogin’s balance sheet or statement of operations actually would have been had the Merger been completed as of the dates indicated, nor do they purport to project the future financial position or operating results of SWAG or Nogin. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The pro forma financial information is presented for illustrative purposes only and does not reflect the costs of any integration activities or cost savings or synergies that may be achieved as a result of the Merger.

The unaudited pro forma condensed combined balance sheet combines the Nogin unaudited consolidated balance sheet as of September 30, 2021 and the SWAG unaudited historical consolidated balance sheet as of September 30, 2021, giving effect to the Merger as if it had been consummated on September 30, 2021. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and the year ended December 31, 2020 present the pro forma effect of the Business Combination as if it had been consummated on January 1, 2020.

	Historical		No Redemptions Scenario			Maximum Redemptions Scenario
As of and for the Year Ending December 31, 2020	SWAG	Nogin	Transaction Accounting Adjustments	Notes	Pro Forma Combined	Additional Transaction Accounting Adjustments	Notes	Pro Forma Combined
Pro Forma Earnings Per Share
Weighted Average Common Shares Outstanding—Basic and Diluted	—	9,129,358	—		82,427,321	—		64,545,521
Loss Per Common Share—Basic and Diluted	—	$(0.12)	—		$(0.06)	—		$(0.08)

	Historical			No Redemptions Scenario			Maximum Redemptions Scenario
As of and for the Nine Months Ending September 30, 2021	SWAG (Historical from 1/5/21 through 9/30/21)		Nogin	Transaction Accounting Adjustments	Notes	Pro Forma Combined	Additional Transaction Accounting Adjustments	Notes	Pro Forma Combined
Pro Forma Earnings Per Share
Weighted Average Shares of Class A Outstanding—Basic		5,338,839	—	—		82,427,321	—		64,545,521
Earnings Per Share Class A—Basic		$(0.07)		—		$0.02	—		$0.02
Weighted Average Shares of Class A Outstanding—Diluted		5,338,839				83,948,648			66,066,848
Earnings Per Share Class A—Diluted		$(0.07)				$0.02			$0.02
Weighted Average Shares of Class B Outstanding—Basic and Diluted		5,159,411	—	—		—	—		—
Earnings Per Share Class B—Basic and Diluted	$	(0.07)		—		—	—		—
Weighted Average Common Shares Outstanding—Basic		—	9,129,358	—		—	—		—
Loss Per Common Share—Basic		—	$0.16	—		—	—		—
Weighted Average Common Shares Outstanding—Diluted		—	9,422,979	—		—	—		—
Loss Per Common Shares—Diluted		—	$0.16	—		—	—		—

SWAG’S SPECIAL MEETING OF STOCKHOLDERS

General

SWAG is furnishing this proxy statement/prospectus to SWAG’s stockholders as part of the solicitation of proxies by the SWAG Board for use at the Special Meeting of SWAG stockholders in lieu of the 2022 annual meeting of SWAG stockholders to be held on                , 2022, and at any adjournment or postponement thereof. This proxy statement/prospectus provides SWAG’s stockholders with information they need to know to be able to vote or instruct their vote to be cast at the Special Meeting.

Date, Time and Place of Special Meeting

The Special Meeting in lieu of the 2022 annual meeting of stockholders will be held on                 , 2022, at                 a.m., prevailing Eastern Time, in virtual format.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of common stock at the close of business on                  , 2022, which is the record date for the Special Meeting. You are entitled to one vote for each share of common stock that you owned as of the close of business on the SWAG Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the SWAG Record Date, there were                shares of common stock outstanding, of which                were Public Shares and 5,701,967 were Founder Shares.

Purpose of the Special Meeting

At the Special Meeting, SWAG is asking holders of SWAG common stock to vote on the following proposals:

•	The Business Combination Proposal—To consider and vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereby;

•	The Charter Approval Proposal—To consider and vote upon a proposal to adopt the Proposed Charter in the form attached hereto as Annex B;

•

The Governance Proposal—To consider and act upon, on a non-binding advisory basis, a separate proposal with respect to certain governance provisions in the Proposed Charter in accordance with SEC requirements;

•

The Director Election Proposal—To consider and vote upon a proposal to elect seven directors to serve on the Board until the 2023 annual meeting of stockholders, in the case of Class I directors, the 2024 annual meeting of stockholders, in the case of Class II directors, and the 2025 annual meeting of stockholders, in the case of Class III directors, and, in each case, until their respective successors are duly elected and qualified;

•

The NASDAQ Proposal—To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of the NASDAQ: (i) the issuance of shares of SWAG Class A common stock to the Nogin stockholders pursuant to the Merger Agreement; and (ii) the issuance of shares of SWAG Class A common stock pursuant to the conversion of SWAG Class B common stock;

•	The Incentive Plan Proposal—To consider and vote upon a proposal to approve and adopt the Incentive Plan; and

•

The Adjournment Proposal—To consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Approval Proposal, the Director Election Proposal, the NASDAQ Proposal or the Incentive Plan Proposal.

Vote of SWAG’s Sponsor, Directors and Officers

SWAG has entered into an agreement with the Sponsor and SWAG’s directors and officers, pursuant to which each agreed to vote any shares of common stock owned by them in favor of each of the proposals presented at the Special Meeting.

The Sponsor and SWAG’s directors and officers have waived any redemption rights, including with respect to any Public Shares purchased in the SWAG IPO or in the aftermarket, in connection an initial business combination. The Founder Shares held by the Initial Stockholders have no redemption rights upon our liquidation and will be worthless if no business combination is effected by us within the Completion Window. However, the Sponsor and SWAG’s directors and officers are entitled to redemption rights upon our liquidation with respect to any Public Shares they may own.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of SWAG stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the voting power of all outstanding shares of capital stock of SWAG entitled to vote at the Special Meeting as of the SWAG Record Date is represented in person (which would include presence at a virtual meeting) or by proxy. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. The Initial Stockholders, who currently own 20% of the issued and outstanding shares of common stock, will count towards this quorum. As of the SWAG Record Date,                shares of common stock would be required to achieve a quorum.

The approval of each of the Business Combination Proposal, Governance Proposal, the NASDAQ Proposal, the Incentive Plan Proposal and the Adjournment Proposal, if presented, requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Class A common stock and Class B common stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to each of the Business Combination Proposal, the Governance Proposal, the NASDAQ Proposal, the Incentive Plan Proposal or the Adjournment Proposal, if presented, will have no effect on the Business Combination Proposal, the Governance Proposal, the NASDAQ Proposal, the Incentive Plan Proposal or the Adjournment Proposal. SWAG’s Sponsor and its directors and officers have agreed to vote their shares of common stock in favor of each of the proposals presented at the Special Meeting.

The approval of the Charter Approval Proposal requires the affirmative vote of (i) the holders of a majority of the Founder Shares then outstanding, voting separately as a single class, and (ii) the holders of a majority of the outstanding shares of common stock on the SWAG Record Date, voting together as a single class. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Charter Approval Proposal, will have the same effect as a vote “AGAINST” such proposal.

Directors are elected by a plurality of all of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. This means that the seven director nominees who receive the most affirmative votes will be elected. Stockholders may not cumulate their votes with respect to the election of directors. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to election of directors, will have no effect on the election of directors.

Consummation of the Business Combination is conditioned on the approval of the Business Combination Proposal, the Charter Approval Proposal, the NASDAQ Proposal and the Incentive Plan Proposal at the Special Meeting, subject to the terms of the Merger Agreement. The Merger is not conditioned on the Governance Proposal, the Director Election Proposal or the Adjournment Proposal. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to the stockholders for a vote.

It is important for you to note that in the event that the Business Combination Proposal, the Charter Approval Proposal, the NASDAQ Proposal or the Incentive Plan Proposal do not receive the requisite vote for approval, SWAG will not consummate the Business Combination. If SWAG does not consummate the Business Combination and fails to complete an initial business combination within the Completion Window, it will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to its public stockholders.

Recommendation of SWAG Board of Directors

The SWAG Board unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, were advisable, fair to, and in the best interests of, SWAG and its stockholders. Accordingly, the SWAG Board unanimously recommends that its stockholders vote “FOR” each of the Business Combination Proposal, the Charter Approval Proposal, the Governance Proposal, the Director Election Proposal, the NASDAQ Proposal, the Incentive Plan Proposal and the Adjournment Proposal.

In considering the recommendation of the SWAG Board to vote in favor of approval of the proposals, stockholders should keep in mind that the Sponsor and SWAG’s directors and officers have interests in such proposals that are different from or in addition to (and which may conflict with) those of SWAG stockholders. Stockholders should take these interests into account in deciding whether to approve the proposals presented at the Special Meeting, including the Business Combination Proposal. These interests include, among other things:

•

If the Business Combination with Nogin or another business combination is not consummated within the Completion Window, SWAG will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and the SWAG Board, dissolving and liquidating. In such event, the 5,701,967 Founder Shares held by the Initial Stockholders which were acquired for an aggregate purchase price of $25,000 prior to the SWAG IPO, would be worthless because the Initial Stockholders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of $                based upon the closing price of $                per share of Class A common stock on the NASDAQ on                , 2022, the SWAG Record Date. Certain Founder Shares are subject to certain time- and performance-based vesting provisions as described under “Other Agreements—Sponsor Agreement.”

•

The Sponsor purchased an aggregate of 9,982,754 Private Placement Warrants from SWAG for an aggregate purchase price of $9,982,754 (or $1.00 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of the SWAG IPO. A portion of the proceeds SWAG received from these purchases were placed in the Trust Account. Such warrants had an aggregate market value of $                based upon the closing price of $                per public warrant on the NASDAQ on                , 2022, the SWAG Record Date. The Private Placement Warrants will become worthless if SWAG does not consummate a business combination within the Completion Window.

•

Mike Nikzad will become a director of the Post-Combination Company after the closing of the Business Combination. As such, in the future he will receive any cash fees, stock options or stock awards that the Board determines to pay to its directors.

•	SWAG’s directors and officers, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on SWAG’s behalf, such as identifying and investigating possible business targets and business combinations. However, if SWAG fails to consummate a business combination within the Completion Window, they will not have any claim against the Trust Account for reimbursement. Accordingly, SWAG may not be able to reimburse these expenses if the Business Combination or another business combination is not consummated within the Completion Window. Additionally, the Sponsor is entitled to $15,000 per month for office space, secretarial and administrative services provided to SWAG’s management team, commencing on August 2, 2021 through the earlier of consummation of the Business Combination and liquidation.

•	The continued indemnification of current directors and officers and the continuation of directors’ and officers’ liability insurance.

Abstentions and Broker Non-Votes

Abstentions are considered present for the purposes of establishing a quorum and will have the same effect as a vote “AGAINST” the Charter Approval Proposal. Broker non-votes are considered present for the purposes of establishing a quorum and will have the effect of a vote “AGAINST” the Charter Approval Proposal. Abstentions and broker non-votes will have no effect on the Business Combination Proposal, the Governance Proposal, the Director Election Proposal, the NASDAQ Proposal, the Incentive Plan Proposal and the Adjournment Proposal.

In general, if your shares are held in “street” name and you do not instruct your broker, bank or other nominee on a timely basis on how to vote your shares, your broker, bank or other nominee, in its sole discretion, may either leave your shares unvoted or vote your shares on routine matters, but not on any non-routine matters. None of the proposals at the Special Meeting are routine matters. As such, without your voting instructions, your brokerage firm cannot vote your shares on any proposal to be voted on at the Special Meeting.

Certain Engagements in Connection with the Business Combination and Related Transactions

Stifel Nicolaus & Company, Incorporated was engaged by Nogin to act as financial advisor to Nogin in connection with the Business Combination, and will receive compensation in connection therewith. SWAG engaged Jefferies LLC to act as exclusive financial advisor and capital markets advisor. Jefferies LLC will receive fees and expense reimbursements in connection therewith. SWAG also engaged Jefferies LLC and J. Wood Capital Advisors LLC to act as placement agents on a potential PIPE financing. Jefferies LLC and J. Wood Capital Advisors LLC will receive fees and expense reimbursements in connection therewith.

In addition, Jefferies LLC (together with its affiliates) and Stifel Nicolaus & Company, Incorporated (together with its affiliates) are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investing, hedging, market making, brokerage and other financial and non-financial activities and services. In addition, Jefferies LLC, Stifel Nicolaus & Company, Incorporated and their respective affiliates may provide investment banking and other commercial dealings to SWAG, Nogin and their respective affiliates in the future, for which they would expect to receive customary compensation.

In addition, in the ordinary course of its business activities, Jefferies LLC and Stifel, Nicolaus & Company, Incorporated and their respective affiliates, officers, directors and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of SWAG or Nogin, or their respective affiliates. Jefferies LLC and Stifel, Nicolaus & Company, Incorporated and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Voting Your Shares—Stockholders of Record

SWAG stockholders may vote electronically at the Special Meeting by visiting or by proxy. SWAG recommends that you submit your proxy even if you plan to attend the Special Meeting. If you vote by proxy, you may change your vote by submitting a later dated proxy before the deadline or by voting electronically at the Special Meeting.

If your shares are owned directly in your name with our transfer agent, Continental, you are considered, with respect to those shares, the “stockholder of record.” If your shares are held in a stock brokerage account or by a bank or other nominee or intermediary, you are considered the beneficial owner of shares held in “street name” and are considered a “non-record (beneficial) stockholder.”

If you are a SWAG stockholder of record you may use the enclosed proxy card to tell the persons named as proxies how to vote your shares. If you properly complete, sign and date your proxy card, your shares will be voted in accordance with your instructions. The named proxies will vote all shares at the Special Meeting for which proxies have been properly submitted and not revoked. If you sign and return your proxy card but do not mark your card to tell the proxies how to vote, your shares will be voted “FOR” each of the proposals presented at the Special Meeting.

Your shares will be counted for purposes of determining a quorum if you vote:

•	via the Internet;

•	by telephone;

•	by submitting a properly executed proxy card or voting instruction form by mail; or

•	electronically at the Special Meeting.

Abstentions will be counted for determining whether a quorum is present for the Special Meeting.

Voting instructions are printed on the proxy card or voting information form you received. Either method of submitting a proxy will enable your shares to be represented and voted at the Special Meeting.

Voting Your Shares—Beneficial Owners

If your shares are held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and this proxy statement/prospectus is being sent to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. Your broker, bank or other nominee may have an earlier deadline by which you must provide instructions to it as to how to vote your shares. As a beneficial owner, if you wish to vote at the Special Meeting, you will need to bring to the Special Meeting a legal proxy from your broker, bank or other nominee authorizing you to vote those shares. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of common stock.

Revoking Your Proxy

If you are a stockholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

1.	you may send another proxy card with a later date;

2.	you may notify SWAG’s Secretary in writing before the Special Meeting that you have revoked your proxy; or

3.

you may attend the Special Meeting and vote electronically by visiting and entering the control number found on your proxy card, instruction form or notice you previously received. Attendance at the Special Meeting will not, in and of itself, revoke a proxy.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

No Additional Matters

The Special Meeting has been called only to consider the approval of the Business Combination Proposal, the Charter Approval Proposal, the Governance Proposal, the Director Election Proposal, the NASDAQ Proposal, the Incentive Plan Proposal and the Adjournment Proposal. Under SWAG’s bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Special Meeting.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your shares of SWAG common stock, you may call Morrow Sodali LLC, SWAG’s proxy solicitor, at (800) 662-5200.

Redemption Rights

Holders of Public Shares may seek to redeem their shares for cash, regardless of whether they vote for or against, or abstain from voting on, the Business Combination Proposal. Any stockholder holding Public Shares may demand that SWAG redeem such shares for a pro rata portion of the Trust Account (which, for illustrative purposes, was $                per share as of                 , 2022, the SWAG Record Date), calculated as of two business days prior to the anticipated consummation of the Business Combination. If a holder properly seeks redemption as described in this section and the Business Combination with Nogin is consummated, SWAG will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Business Combination.

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the Public Shares without the consent of SWAG. Accordingly, all Public Shares in excess of 15% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash without the consent of SWAG.

The Sponsor and SWAG’s directors and officers will not have redemption rights with respect to any shares of common stock owned by them, directly or indirectly in connection with the Business Combination.

SWAG public stockholders may seek to redeem their shares for cash, regardless of whether they vote for or against, or abstain from voting on, the Business Combination Proposal. Holders may demand redemption by delivering their stock, either physically or electronically using the Depository Trust Company’s DWAC System, to SWAG’s transfer agent no later than the second business day preceding the vote on the Business Combination Proposal. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $80.00 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to stockholders for the return of their shares.

Any request to redeem such shares, once made, may be withdrawn at any time up to the vote on the Business Combination Proposal. Furthermore, if a holder of a Public Share delivered its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).

If the Business Combination is not approved or completed for any reason, then SWAG’s public stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a pro rata portion of the Trust Account, as applicable. In such case, SWAG will promptly return any shares delivered by public stockholders.

The closing price of SWAG Class A common stock on                , 2022, the SWAG Record Date, was $                . The cash held in the Trust Account on such date was approximately $                ($                per Public Share). Prior to exercising redemption rights, stockholders should verify the market price of SWAG common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. SWAG cannot assure its stockholders that they will be able to sell their shares of SWAG common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

If a holder of Public Shares exercises its redemption rights, then it will be exchanging its shares of SWAG common stock for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption no later than the second business day preceding the vote on the Business Combination Proposal by delivering your stock certificate (either physically or electronically) to SWAG’s transfer agent prior to the vote at the Special Meeting, and the Business Combination is consummated.

Appraisal Rights

Stockholders, unitholders or warrant holders of SWAG do not have appraisal rights in connection the Business Combination under the DGCL.

Proxy Solicitation Costs

SWAG is soliciting proxies on behalf of the SWAG Board. This solicitation is being made by mail but also may be made by telephone or in person. SWAG and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. SWAG will bear the cost of the solicitation.

SWAG has hired Morrow Sodali LLC to assist in the proxy solicitation process. SWAG will pay that firm a fee of $                 plus disbursements. Such payment will be made from non-trust account funds.

SWAG will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. SWAG will reimburse them for their reasonable expenses.

The Initial Stockholders

As of                 , 2022, the SWAG Record Date, the Initial Stockholders of record were entitled to vote an aggregate of 5,701,967 Founder Shares that were issued prior to the SWAG IPO. Such shares currently constitute

20% of the outstanding shares of SWAG’s common stock. The Initial Stockholders have agreed to vote the Founder Shares, as well as any shares of common stock acquired in the aftermarket, in favor of each of the proposals presented at the Special Meeting. The Founder Shares have no right to participate in any redemption distribution and will be worthless if no business combination is effected by SWAG.

Upon consummation of the Business Combination, under the Sponsor Agreement, certain Founder Shares (or shares of common stock issuable upon conversion thereof) will be subject to (i) certain lock-up restrictions and (ii) certain time and performance-based vesting provisions. See “Other Agreements—Sponsor Agreement” for more information.

Purchases of SWAG Shares

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding SWAG or its securities, the Sponsor, Nogin, the Company Owners and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of SWAG’s common stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Business Combination where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and, with Nogin’s consent, the transfer to such investors or holders of shares or warrants owned by the Sponsor for nominal value.

Entering into any such arrangements may have a depressive effect on SWAG common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals and would likely increase the chances that such proposals would be approved.

No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus by the Sponsor, Nogin, the Company Owners or any of their respective affiliates. SWAG will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

PROPOSAL NO. 1—THE BUSINESS COMBINATION PROPOSAL

Overview

Holders of SWAG common stock are being asked to approve the Merger Agreement and the transactions contemplated thereby, including the Business Combination. SWAG stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the sections entitled “The Business Combination” and “The Merger Agreement” in this proxy statement/prospectus for additional information regarding the Business Combination and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.

Vote Required for Approval

This Business Combination Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Business Combination) will be adopted and approved only if at least a majority of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting vote “FOR” the Business Combination Proposal.

Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, abstentions and broker non-votes will have no effect on the Business Combination Proposal.

The Business Combination is conditioned upon the approval of the Business Combination Proposal, subject to the terms of the Merger Agreement. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal, as described below) will not be presented to the stockholders for a vote.

The Sponsor and SWAG’s directors and officers have agreed to vote the Founder Shares and any Public Shares owned by them in favor of the Business Combination Proposal. See “Other Agreements—Sponsor Agreement” for more information.

Recommendation of the Board of Directors

THE SWAG BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SWAG STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2—THE CHARTER APPROVAL PROPOSAL

Overview

Our stockholders are being asked to adopt the Proposed Charter in the form attached hereto as Annex B, which, in the judgment of the SWAG Board, is necessary to adequately address the needs of the Post-Combination Company.

The following is a summary of the key changes effected by the Proposed Charter, but this summary is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is included as Annex B:

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Changes to Authorized Capital Stock—the Existing Charter authorized the issuance of 111,000,000 total shares, consisting of (a) 110,000,000 shares of common stock, of which (i) 100,000,000 shares were Class A common stock, and (ii) 10,000,000 shares were Class B common stock, and (b) 1,000,000 shares of preferred stock. The Proposed Charter authorizes the issuance of 550,000,000 total shares, consisting of (a) 500,000,000 shares of common stock, and (b) 50,000,000 shares of preferred stock, and an elimination of Class B common stock and any rights of holders thereof;

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Required Vote to Amend the Charter—require an affirmative vote of holders of at least two-thirds (66 and 2/3%) of the voting power of all the then outstanding shares of voting stock of the Post-Combination Company, voting together as a single class, to amend, alter, repeal or rescind, in whole or in part, certain provisions of the Proposed Charter;

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Required Vote to Amend the Bylaws—require an affirmative vote of holders of at least two-thirds (66 and 2/3%) of the voting power of all the then outstanding shares of voting stock of the Post-Combination Company entitled to vote generally in an election of directors to adopt, amend, alter, repeal or rescind the Amended and Restated Bylaws;

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Director Removal—provide for the removal of directors with cause only by stockholders voting at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Post-Combination Company entitled to vote at an election of directors;

•	Classified Board—provide that our board of directors be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term; and

•	Removal of Blank Check Company Provisions—eliminate various provisions applicable only to blank check companies, including business combination requirements.

Reasons for the Amendments

Each of these amendments was negotiated as part of the Business Combination. The SWAG Board’s reasons for proposing each of these amendments to the Existing Charter is set forth below.

Changes to Authorized Capital Stock

Our Existing Charter authorizes 111,000,000 shares, consisting of (a) 110,000,000 shares of common stock, including (i) 100,000,000 shares of Class A common stock, and (ii) 10,000,000 shares of Class B common stock, and (b) 1,000,000 shares of preferred stock. The Proposed Charter provides that SWAG will be authorized to issue 550,000,000 shares, consisting of 500,000,000 shares of common stock and 50,000,000 shares of preferred stock. Upon the conversion of the SWAG Class B common stock to SWAG Class A common stock and the elimination of the blank check provisions in our Existing Charter, the SWAG board determined that there was no longer a need to continue with two series of common stock and, therefore, this amendment eliminates the SWAG Class B common stock.

This amendment also increases the authorized number of shares because our board of directors believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions). The shares would be issuable as consideration for the merger and the other transactions contemplated by in this proxy statement/prospectus, and for any proper corporate purpose, including future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans.

The SWAG board of directors believes that these additional shares will provide us with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Required Vote to Amend the Charter

At present, our Existing Charter may only be amended with the approval of a majority of the SWAG Board and the holders of a majority of our outstanding shares. This amendment requires an affirmative vote of holders of at least two-thirds (66 and 2/3%) of the voting power of all the then-outstanding shares of voting stock of the Post-Combination Company, voting together as a single class, to amend, alter, repeal or rescind certain provisions of the Proposed Charter. We believe that supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the SWAG Board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of our common stock following the Business Combination. We further believe that going forward, a supermajority voting requirement encourages the person seeking control of the Post-Combination Company to negotiate with the board of directors to reach terms that are appropriate for all stockholders.

Required Vote to Amend the Bylaws

At present, our Existing Charter provides that our bylaws may be amended by the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. This amendment requires an affirmative vote of holders of at least two-thirds (66 and 2/3%) of the voting power of all the then outstanding shares of voting stock of the Post-Combination Company entitled to vote generally in an election of directors to adopt, amend, alter, repeal or rescind the Amended and Restated Bylaws. The ability of the majority of the Board to amend the bylaws remains unchanged. We believe that supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the SWAG Board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of our common stock following the Business Combination. We further believe that going forward, a supermajority voting requirement encourages the person seeking control of the Post-Combination Company to negotiate with the board of directors to reach terms that are appropriate for all stockholders.

Director Removal

At present, our Existing Charter provides that, directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. This amendment provides for the removal of directors with cause only by stockholders voting at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Post-Combination Company entitled to vote at an election of directors. We believe that supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the SWAG Board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of our common stock following the Business Combination. We further believe that going forward, a supermajority voting requirement encourages the person seeking control of the Post-Combination Company to negotiate with the board of directors to reach terms that are appropriate for all stockholders.

Classified Board

Under our Existing Charter, the SWAG Board has no classes. This amendment provides that our board of directors be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. We believe that the classification of our board of directors will encourage experience and leadership stability of SWAG following the merger. We also believe that such classification will assure desirable continuity in leadership and policy following the Merger.

Removal of Blank Check Company Provisions

Our Existing Charter contains various provisions applicable only to blank check companies. This amendment eliminates certain provisions related to our status as a blank check company, which is desirable because these provisions will serve no purpose following the Business Combination. For example, these proposed amendments remove the requirement to dissolve the Post-Combination Company and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations and we believe it is the most appropriate period for the Post-Combination Company following the Business Combination. In connection with the Business Combination, all shares of Class B common stock will automatically be converted into shares of Class A common stock, pursuant to the terms of the Proposed Charter. Upon the conversion of the Class B common stock to Class A common stock, the SWAG Board determined that there was no longer a need to continue with two series of common stock and, therefore, this amendment eliminates the Class B common stock. In addition, certain other provisions in our Existing Charter require that proceeds from the SWAG IPO be held in the Trust Account until a business combination or liquidation of merger has occurred. These provisions cease to apply once the Business Combination is consummated.

Vote Required for Approval

If the Business Combination Proposal is not approved, the Charter Approval Proposal will not be presented at the Special Meeting. The Charter Approval Proposal will be approved and adopted only if: (i) the holders of a majority of the Founder Shares then outstanding, voting separately as a single class, and (ii) the holders of a majority of the outstanding shares of common stock, voting together as a single class, vote “FOR” the Charter Approval Proposal.

Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Charter Approval Proposal.

The Business Combination is conditioned upon the approval of the Charter Approval Proposal, subject to the terms of the Merger Agreement. Notwithstanding the approval of the Charter Approval Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Charter Approval Proposal will not be effected. The SWAG Board shall abandon the Charter Approval Proposal in the event the Business Combination is not consummated.

A copy of the Proposed Charter, as will be in effect assuming approval of the Charter Approval Proposal and upon consummation of the Business Combination and filing with the Secretary of State of the State of Delaware, is attached to this proxy statement/prospectus as Annex B.

The Sponsor and SWAG’s directors and officers have agreed to vote the Founder Shares and any Public Shares owned by them in favor of the Charter Approval Proposal. See “Other Agreements—Sponsor Agreement” for more information.

Recommendation of the Board of Directors

THE SWAG BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SWAG STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER APPROVAL PROPOSAL.

PROPOSAL NO. 3—THE GOVERNANCE PROPOSAL

Overview

Our stockholders are also being asked to vote on a separate proposal with respect to certain governance provisions in the Proposed Charter, which are separately being presented in accordance with SEC guidance and which will be voted upon on a non-binding advisory basis. In the judgment of the SWAG Board, these provisions are necessary to adequately address the needs of the Post-Combination Company. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, Nogin and SWAG intend that the Proposed Charter in the form set forth on Annex B will take effect at consummation of the Business Combination, assuming adoption of the Charter Approval Proposal.

Proposal 3A: Changes to Authorized Capital Stock

See “Proposal No. 2—The Charter Approval Proposal—Reasons for the Amendments—Changes to Authorized Capital Stock” for a description and reasons for the amendment.

Proposal 3B: Required Vote to Amend the Charter

See “Proposal No. 2—The Charter Approval Proposal—Reasons for the Amendments—Required Vote to Amend the Charter” for a description and reasons for the amendment.

Proposal 3C: Required Vote to Amend the Bylaws

See “Proposal No. 2—The Charter Approval Proposal—Reasons for the Amendments—Required Vote to Amend the Bylaws” for a description and reasons for the amendment.

Proposal 3D: Director Removal

See “Proposal No. 2—The Charter Approval Proposal—Reasons for the Amendments—Director Removal” for a description and reasons for the amendment.

Proposal 3E: Classified Board

See “Proposal No. 2—The Charter Approval Proposal—Reasons for the Amendments—Classified Board” for a description and reasons for the amendment.

Proposal 3F: Removal of Blank Check Company Provisions

See “Proposal No. 2—The Charter Approval Proposal—Reasons for the Amendments—Removal of Blank Check Company Provisions” for a description and reasons for the amendment.

Vote Required for Approval

If the Business Combination Proposal is not approved, the Governance Proposal will not be presented at the Special Meeting. The approval of the Governance Proposal requires the majority of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting.

Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, abstentions and broker non-votes will have no effect on the Governance Proposal.

The Business Combination is not conditioned upon the approval of the Governance Proposal.

As discussed above, a vote to approve the Governance Proposal is an advisory vote, and therefore, is not binding on SWAG, Nogin or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory vote, SWAG and Nogin intend that the Proposed Charter, in the form set forth on Annex B and containing the provisions noted above, will take effect at consummation of the Business Combination, assuming adoption of the Charter Approval Proposal.

The Sponsor and SWAG’s directors and officers have agreed to vote the Founder Shares and any Public Shares owned by them in favor of the Governance Proposal. See “Other Agreements—Sponsor Agreement” for more information.

Recommendation of the Board of Directors

THE SWAG BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SWAG STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNANCE PROPOSAL.

PROPOSAL NO. 4—THE DIRECTOR ELECTION PROPOSAL

Overview

Assuming the Business Combination Proposal, the Charter Approval Proposal, the NASDAQ Proposal and the Incentive Plan Proposal are approved at the Special Meeting, stockholders are being asked to elect                  directors to the Board, effective upon the closing of the Business Combination, with each Class I director having a term that expires at the Post-Combination Company’s annual meeting of stockholders in 2023, each Class II director having a term that expires at the Post-Combination Company’s annual meeting of stockholders in 2024 and each Class III director having a term that expires at the Post-Combination Company’s annual meeting of stockholders in 2025, or, in each case, until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. The election of these directors is contingent upon approval of the Business Combination Proposal, the Charter Approval Proposal, the NASDAQ Proposal and the Incentive Plan Proposal.

The SWAG Board has nominated                 to serve as the Class I directors,                  to serve as the Class II directors and                  to serve as the Class III directors. The following sets forth information regarding each nominee:

Vote Required for Approval

If a quorum is present, directors are elected by a plurality of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting. This means that the seven director nominees who receive the most affirmative votes will be elected. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve.

Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, abstentions and broker non-votes will have no effect on the Director Election Proposal.

The Business Combination is not conditioned upon the approval of the Director Election Proposal. Notwithstanding the approval of each of the seven director nominees to the Board in the Director Election Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Director Election Proposal will not be effected.

The Sponsor and SWAG’s directors and officers have agreed to vote the Founder Shares and any Public Shares owned by them in favor of the Director Election Proposal. See “Other Agreements—Sponsor Agreement” for more information.

Recommendation of the Board of Directors

THE SWAG BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SWAG STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES TO THE BOARD OF DIRECTORS IN THE DIRECTOR ELECTION PROPOSAL.

PROPOSAL NO. 5—THE NASDAQ PROPOSAL

Overview

Immediately prior to and in connection with the Business Combination, we intended to effect (subject to customary terms and conditions, including the closing of the Business Combination) the issuance and/or sale of: (a) up to 52,102,628 shares of SWAG Class A common stock to the holders of Nogin’s capital stock pursuant to the Merger Agreement; and (b) 5,701,967 shares of Class A common stock upon the conversion of Class B common stock, in accordance with the terms of the Existing Charter.

For more information, see the full text of the Merger Agreement, a copy of which is attached as Annex A. The discussion herein is qualified in its entirety by reference to such documents.

Why SWAG Needs Stockholder Approval for Purposes of NASDAQ Listing Rule 5635

We are seeking stockholder approval in order to comply with NASDAQ Listing Rule 5635(a), (b) and (d).

Under NASDAQ Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and: (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Under NASDAQ Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of the registrant. Although NASDAQ has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), NASDAQ has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

Under NASDAQ Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

As described above, SWAG will issue shares of Class A common stock to Nogin stockholders, to the Subscribers and upon the conversion of Class B common stock, as set forth in the Merger Agreement.

Stockholder approval of the NASDAQ Proposal is also a condition to the closing under the Merger Agreement.

Vote Required for Approval

If the Business Combination Proposal is not approved, the NASDAQ Proposal will not be presented at the Special Meeting. The approval of the NASDAQ Proposal requires the affirmative vote of a majority of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting.

Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, abstentions and broker non-votes will have no effect on the NASDAQ Proposal.

The Business Combination is conditioned upon the approval of the NASDAQ Proposal, subject to the terms of the Merger Agreement. Notwithstanding the approval of the NASDAQ Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the NASDAQ Proposal will not be effected.

The Sponsor and SWAG’s directors and officers have agreed to vote the Founder Shares and any Public Shares owned by them in favor of the NASDAQ Proposal. See “Other Agreements—Sponsor Agreement” for more information.

Recommendation of the Board of Directors

THE SWAG BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SWAG STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

PROPOSAL NO. 6—THE INCENTIVE AWARD PLAN PROPOSAL

Overview

At the Special Meeting, SWAG’s stockholders will be asked to approve the adoption of the Nogin, Inc. 2022 Incentive Award Plan (the “Incentive Plan”). On February 13, 2022, the SWAG Board approved the Incentive Plan, subject to stockholder approval. The Incentive Plan will become effective, if at all, upon the closing of the Business Combination, subject to the consummation of the Business Combination and stockholder approval. If the Incentive Plan is not approved by SWAG’s stockholders, or if the Merger Agreement is terminated prior to the consummation of the Business Combination, the Incentive Plan will not become effective.

Nogin currently maintains the Branded Online, Inc. 2013 Stock Incentive Plan (the “Prior Plan”) and SWAG does not maintain any incentive plans. In connection with the Business Combination, SWAG will assume the Prior Plan and all awards outstanding under the Prior Plan. If the Incentive Plan becomes effective, SWAG (and, following the closing, the Post-Combination Company) will not grant any future awards under the Prior Plan, but all awards under the Prior Plan that are outstanding as of the effectiveness of the Incentive Plan will continue to be governed by the terms, conditions and procedures set forth in the Prior Plan and any applicable award agreement, as those terms may be equitably adjusted in connection with the Business Combination, as described in this proxy statement/prospectus under the heading “The Business Combination—Terms of the Business Combination—Merger Consideration; Conversion of Shares.”

The Incentive Plan is described in more detail below. A copy of the Incentive Plan is attached as Annex F to this proxy statement/prospectus.

The Incentive Plan

The purpose of the Incentive Plan is to enhance our ability to attract, retain and motivate persons who make (or are expected to make) important contributions by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Equity awards and equity-linked compensatory opportunities are intended to motivate high levels of performance and align the interests of directors, employees and consultants with those of stockholders by giving directors, employees and consultants the perspective of an owner with an equity or equity-linked stake in the Post-Combination Company and providing a means of recognizing their contributions to our success. The SWAG Board believes that equity awards are necessary for the Post-Combination Company to remain competitive in its industry and are essential to recruiting and retaining the highly qualified employees.

Summary of the Incentive Plan

This section summarizes certain principal features of the Incentive Plan. The summary is qualified in its entirety by reference to the complete text of the Incentive Plan, a copy of which is attached as Annex F to this proxy statement/prospectus. We urge our stockholders to carefully read the entire Incentive Plan before voting on this proposal.

Eligibility and Administration

Our employees, consultants and directors, and employees and consultants of our subsidiaries, may be eligible to receive awards under the Incentive Plan. Following the closing of the Business Combination, the Post-Combination Company is expected to have approximately              employees,              non-employee directors and              other individual service providers who may be eligible to receive awards under the Incentive Plan.

The Incentive Plan provides that it will be administered by the Board, which may delegate its duties and responsibilities to one or more committees of its directors and/or officers of the Post-Combination Company (collectively, the “plan administrator”), subject to the limitations imposed under the Incentive Plan, Section 16 of the Exchange Act, stock exchange rules and other applicable laws. Following the closing of the Business Combination, we expect the compensation committee of the Board to be appointed by the Board to administer the Incentive Plan.

The plan administrator will have the authority to take all actions and make all determinations under the Incentive Plan, to interpret the Incentive Plan and award agreements and to adopt, amend and repeal rules for the administration of the Incentive Plan as it deems advisable. The plan administrator will also have the authority to determine which eligible service providers receive awards, grant awards and set the terms and conditions of all awards under the Incentive Plan, including any vesting and vesting acceleration provisions, subject to the conditions and limitations in the Incentive Plan.

Shares Available for Awards

The aggregate number of shares of the Post-Combination Company’s common stock that will be available for issuance under the Incentive Plan will initially be equal to (i) 5% of the total number of issued and outstanding shares of the Post-Combination Company’s common stock on a fully diluted basis as of the closing of the Business Combination and (ii) an annual increase for ten years on the first day of each calendar year beginning January 1, 2023, equal to the lesser of (A) 5% of the aggregate number of shares outstanding on the final day of the immediately preceding calendar year and (B) such smaller number of shares as is determined by the Board. The maximum number of shares of the Post-Combination Company’s common stock that may be issued pursuant to the exercise of incentive stock options (“ISOs”) granted under the Incentive Plan will be equal to 55% of the total number of issued and outstanding shares of the Post-Combination Company’s common stock on a fully diluted basis as of the closing of the Business Combination.

If an award under the Incentive Plan or the Prior Plan is forfeited, expires or is settled for cash, any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, be used again for new grants under the Incentive Plan. The payment of dividend equivalents in cash in conjunction with any awards under the Incentive Plan or the Prior Plan will not reduce the shares available for grant under the Incentive Plan. Furthermore, shares purchased on the open market with the cash proceeds from the exercise of options, and shares tendered or withheld to satisfy the exercise price or tax withholding obligation for any award will again be available for awards under the Incentive Plan.

Awards granted under the Incentive Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the Incentive Plan but will count against the maximum number of shares that may be issued upon the exercise of ISOs.

The Incentive Plan provides that the sum of any cash compensation and the aggregate grant date fair value (determined as of the date of the grant under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all awards granted to a non-employee director as compensation for services as a non-employee director during any fiscal year, or director limit, may not exceed the amount equal to $750,000, increased to $1,000,000 for fiscal year 2023 or in the fiscal year of a non-employee director’s initial service as a non-employee director. The plan administrator may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the plan administrator may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee directors.

Awards

The Incentive Plan provides for the grant of stock options, including ISOs and nonqualified stock options (“NSOs”), stock appreciation rights (“SARs”), restricted stock, dividend equivalents, restricted stock units

(“RSUs”) and other stock or cash-based awards. Certain awards under the Incentive Plan may constitute or provide for payment of “nonqualified deferred compensation” under Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the Incentive Plan will be evidenced by award agreements, which will detail the terms and conditions of awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards generally will be settled in shares of the Post-Combination Company’s common stock, but the applicable award agreement may provide for cash settlement of any award. A brief description of each award type follows.

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Stock Options and SARs. Stock options provide for the purchase of shares of the Post-Combination Company’s common stock in the future at an exercise price set on the grant date. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. Unless otherwise determined by the plan administrator, the exercise price of a stock option or SAR may not be less than 100% of the fair market value of the underlying share on the grant date (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute awards granted in connection with a corporate transaction. Unless otherwise determined by the plan administrator, the term of a stock option or SAR may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders).

•	Restricted Stock. Restricted stock is an award of non-transferable shares of the Post-Combination Company’s common stock that are subject to certain vesting conditions and other restrictions.

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RSUs. RSUs are contractual promises to deliver shares of the Post-Combination Company’s common stock in the future or an equivalent in cash and other consideration determined by the plan administrator, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on shares of the Post-Combination Company’s common stock prior to the delivery of the underlying shares (i.e., dividend equivalent rights). The plan administrator may provide that the delivery of the shares (or payment in cash) underlying RSUs will be deferred on a mandatory basis or at the election of the participant. The terms and conditions applicable to RSUs will be determined by the plan administrator, subject to the conditions and limitations contained in the Incentive Plan.

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Other Stock or Cash Based Awards. Other stock or cash-based awards are awards of cash, fully vested shares of the Post-Combination Company’s common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of the Post-Combination Company’s common stock. Other stock or cash-based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled.

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Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of the Post-Combination Company’s common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of the dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator.

Certain Transactions

The plan administrator has broad discretion to take action under the Incentive Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting the Post-Combination Company’s common stock, such as stock dividends (other than ordinary cash dividends), stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Incentive Plan and outstanding awards.

No Repricing

Except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that reduces the exercise price of any stock option or SAR, or cancels any stock option or SAR that has an exercise price that is greater than the then-current fair market value of the Post-Combination Company’s common stock in exchange for cash, other awards or stock options or SARs with an exercise price per share that is less than the exercise price per share of the original stock options or SARs.

Plan Amendment and Termination

The Board may amend or terminate the Incentive Plan at any time; however, no amendment, other than an amendment that increases the number of shares available under the Incentive Plan, may materially and adversely affect an award outstanding under the Incentive Plan without the consent of the affected participant, and stockholder approval will be obtained for any amendment to the extent necessary to comply with applicable laws or to increase the director limit. The Incentive Plan will remain in effect until the tenth anniversary of the earlier of the date of the adoption of the Incentive Plan or the date of the approval of the Incentive Plan by the stockholders, unless earlier terminated. No awards may be granted under the Incentive Plan after its termination.

Foreign Participants, Claw-Back Provisions, Transferability and Participant Payments

The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to any company claw-back policy as set forth in such claw-back policy or the applicable award agreement. Awards under the Incentive Plan are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Incentive Plan, the plan administrator may, in its discretion, accept cash or check, shares of the Post-Combination Company’s common stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal U.S. federal income tax consequences related to awards under the Incentive Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

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Non-Qualified Stock Options. If an optionee is granted an NSO under the Incentive Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in the Post-Combination Company’s common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of the Post-Combination Company’s common stock on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

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Incentive Stock Options. A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of the Post-Combination Company’s common stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. The Post-Combination Company or its subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

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Other Awards. The current federal income tax consequences of other awards authorized under the Incentive Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; non-transferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); RSUs, dividend equivalents and other stock or cash based awards are generally subject to tax at the time of payment. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

Section 409A of the Code

Certain types of awards under the Incentive Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the Incentive Plan and awards granted under the Incentive Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the Incentive Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

New Plan Benefits

Grants under the Incentive Plan will be made at the discretion of the plan administrator and are not currently determinable. The value of the awards granted under the Incentive Plan will depend on a number of factors, including the fair market value of the Post-Combination Company’s common stock on future dates, the exercise decisions made by the participants and the extent to which any applicable performance goals necessary for vesting or payment are achieved.

Securities Authorized for Issuance Under the Prior Plan

As of February 11, 2022, SWAG had no equity compensation plans or outstanding equity awards. SWAG will not assume the Prior Plan and all awards outstanding thereunder until the consummation of the Business Combination, which will not occur until after             , 2022. The following table is presented as of February 11, 2022 in accordance with SEC requirements:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders	—	—	—

Interests of Certain Persons in this Proposal

SWAG’s directors and executive officers may be considered to have an interest in the approval of the Incentive Plan because they may in the future receive awards under the Incentive Plan. Nevertheless, the SWAG Board believes that it is important to provide incentives and rewards for superior performance and the retention of executive officers and experienced directors by adopting the Incentive Plan.

Vote Required for Approval

If the Business Combination Proposal is not approved, the Incentive Plan Proposal will not be presented at the Special Meeting. The Incentive Plan Proposal requires the affirmative vote of a majority of the issued and outstanding common stock represented in person or by proxy at the meeting (which would include presence at a virtual meeting) and entitled to vote thereon.

Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, abstentions and broker non-votes will have no effect on the Incentive Plan Proposal.

The Sponsor and SWAG’s directors and officers have agreed to vote the Founder Shares and any Public Shares owned by them in favor of the Incentive Plan Proposal, if presented. See “Other Agreements—Sponsor Agreement” for more information.

Recommendation of the Board of Directors

THE SWAG BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SWAG STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 7—THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow the SWAG Board to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Charter Approval Proposal, the Director Election Proposal, the NASDAQ Proposal or the Incentive Plan Proposal. In no event will the SWAG Board adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under the Existing Charter and Delaware law.

Consequences if the Adjournment Proposal is not Approved

If the Adjournment Proposal is not approved by stockholders, the SWAG Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for the approval of the Business Combination Proposal, the Charter Approval Proposal, the Governance Proposal, the Director Election Proposal, the NASDAQ Proposal or the Incentive Plan Proposal, or we determine that one or more of the closing conditions under the Merger Agreement is not satisfied or waived. If SWAG does not consummate the Business Combination and fails to complete an initial business combination by February 2, 2023 (subject to the requirements of law), SWAG will be required to dissolve and liquidate its trust account by returning the then remaining funds in such account to its public stockholders.

Vote Required for Approval

The approval of the Adjournment Proposal requires the majority of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting.

Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, abstentions and broker non-votes will have no effect on the Adjournment Proposal.

The Business Combination is not conditioned upon the approval of the Adjournment Proposal.

The Sponsor and SWAG’s directors and officers have agreed to vote the Founder Shares and any Public Shares owned by them in favor of the Adjournment Proposal, if presented. See “Other Agreements—Sponsor Agreement” for more information.

Recommendation of the Board of Directors

THE SWAG BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SWAG STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT SWAG

In this section “we,” “us,” “our” or the “Company” refer to SWAG prior to the Business Combination and to the Post-Combination Company following the Business Combination.

Introduction

We are a blank check company incorporated as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to throughout this prospectus as our initial business combination. We have not selected any specific business combination target and we have not, nor has anyone on our behalf, initiated any substantive discussions, directly or indirectly, with any business combination target. While we may pursue an initial business combination target in any stage of its corporate evolution or in any industry or sector, we intend to focus our search on software companies, especially those targeting enterprise vertical sectors owned by private equity and venture capital firms as well as corporate carve-outs. Our management team has had significant success sourcing, acquiring, growing and monetizing these types of companies. We believe this experience makes us well suited to identify, source, negotiate and execute an initial business combination with the ultimate goal of pursuing attractive risk-adjusted returns for our shareholders. We are led by an experienced team of managers, operators and investors who have played important roles in helping build and grow profitable public and private businesses, both organically and through acquisitions, to create value for stockholders. Our team has experience operating and investing in a wide range of industries, bringing us a diversity of experiences as well as valuable expertise and perspective.

Company History

On January 21, 2021, the Sponsor purchased 5,750,000 shares of Founder Shares for an aggregate purchase price of $25,000, or approximately $0.004 per share. Prior to the initial investment in the company of $25,000 by our Sponsor, the Company had no assets, tangible or intangible. The per share price of the Founder Shares was determined by dividing the amount of cash contributed to the Company by the number of Founder Shares issued. The number of Founder Shares issued was determined based on the expectation that the Founder Shares would represent 20% of the outstanding shares of common stock upon completion of the SWAG IPO.

The registration statement for our IPO was declared effective on July 28, 2021. On August 2, 2021, we consummated the SWAG IPO of 20,000,000 units, with each unit consisting of one share of Class A common stock and one-half of one redeemable warrant. Each whole public warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share, subject to certain adjustments. The units were sold at a price of $10.00 per unit, generating gross proceeds to us of $200,000,000. We granted the underwriters in the SWAG IPO (the “Underwriters”) a 45-day option to purchase up to 3,000,000 additional units to cover over-allotments, if any. On August 4, 2021, the underwriter in the SWAG IPO partially exercised its over-allotment option, resulting in the offering of an additional 2,807,868 units and 982,754 private placement warrants. Following the closing of the over-allotment option, an aggregate of $231,499,860.20 has been placed in SWAG’s trust account

Simultaneously with the consummation of the SWAG IPO, including the underwriter’s partial exercise of its over-allotment option, we consummated the private placement of an aggregate of 9,982,754 Private Placement Warrants to our Sponsor at a price of $1.00 per Private Placement Warrant, generating total proceeds of $9,982,754. Of the gross proceeds received from the SWAG IPO and the Private Placement Warrants, $231,499,860.20 was placed into the Trust Account.

On September 22, 2021, we announced that, commencing September 20, 2021, holders of the units may elect to separately trade the shares of Class A common stock and the warrants included in the units. Those units not separated continued to trade on the NASDAQ under the symbol “SWAGU” and the shares of Class A common stock and warrants that were separated trade under the symbols “SWAG” and “SWAGW,” respectively. No fractional warrants were issued upon separation of the units and only whole warrants trade.

Redemption Rights for Holders of Public Shares

We are providing our public stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of the Business Combination at a per share price, payable in cash, equal to (i) the aggregate amount then on deposit in the Trust Account as of two business days prior to the closing, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by (ii) the number of then-outstanding Public Shares, subject to the limitations described herein. The amount in the Trust Account as of                 , 2022 is anticipated to be $                per public share. The per share amount we will distribute to stockholders who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters or another FINRA member. There will be no redemption rights upon the completion of the Business Combination with respect to our warrants. The redemption rights will include the requirement that any beneficial owner on whose behalf a redemption right is being exercised must identify itself in order to validly redeem its shares. Our Sponsor, officers and directors have entered into a letter agreement with us pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares they hold and any Public Shares they may acquire in connection with the completion of the Business Combination.

Limitation on Redemption Rights

Notwithstanding the foregoing redemption rights, if we seek stockholder approval of the Business Combination and we do not conduct redemptions in connection with the Business Combination pursuant to the tender offer rules, our Charter provides that a holder of the Public Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the Public Shares without prior consent, which we refer to as the “15% threshold.” Accordingly, all Public Shares in excess of the 15% threshold beneficially owned by a public stockholder or group will not be redeemed for cash.

We believe this restriction will discourage stockholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against the Business Combination as a means to force us or our management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a public stockholder holding more than an aggregate of 15% of the Public Shares could threaten to exercise its redemption rights against the Business Combination if such holder’s shares are not purchased by us, our Sponsor or our management at a premium to the then-current market price or on other undesirable terms. By limiting our stockholders’ ability to redeem no more than 15% of the Public Shares, we believe we will limit the ability of a small group of stockholders to unreasonably attempt to block our ability to complete a Business Combination, particularly in connection with a Business Combination with a target that requires as a closing condition that we have a minimum net worth or a certain amount of cash. However, we will not be restricting our stockholders’ ability to vote all of their shares (including such shares in excess of the 15% threshold) for or against the Business Combination.

Submission of Business Combination to a Stockholder Vote

The special meeting of SWAG stockholders to which this filing relates is to solicit your approval of the Business Combination. Unlike many other blank check companies, SWAG’s public stockholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then public stockholders who elected to exercise their redemption rights will not be entitled to receive such payments. Our Sponsor, officers and directors have agreed to vote their Founder Shares and any Public Shares purchased during or after the SWAG IPO in favor of approving the Business Combination.

Permitted Purchases of Our Securities

If we seek stockholder approval of the Business Combination and we do not conduct redemptions in connection with the Business Combination pursuant to the tender offer rules, our Sponsor, directors, executive officers, advisors or their affiliates may purchase shares or public warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination. There is no limit on the number of shares our Sponsor, directors, officers, advisors or their affiliates may purchase in such transactions, subject to compliance with applicable law and NASDAQ rules. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase shares or public warrants in such transactions. If they engage in such transactions, they will be restricted from making any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act.

In the event that our Sponsor, directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. We do not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules.

The purpose of any such purchases of shares could be to (i) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination or (ii) to satisfy a closing condition in an agreement with a target that requires us to have a minimum net worth or a certain amount of cash at the closing of the Business Combination, where it appears that such requirement would otherwise not be met. The purpose of any such purchases of public warrants could be to reduce the number of public warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with our initial business combination. Any such purchases of our securities may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of our Class A common stock or public warrants may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

Our Sponsor, officers, directors and/or their affiliates anticipate that they may identify the stockholders with whom our Sponsor, officers, directors or their affiliates may pursue privately negotiated purchases by either the stockholders contacting us directly or by our receipt of redemption requests submitted by stockholders (in the case of Class A common stock) following our mailing of proxy materials in connection with the Business Combination. To the extent that our Sponsor, officers, directors, advisors or their affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the Business Combination, whether or not such stockholder has already submitted a proxy with respect to the Business Combination, but only if such shares have not already been voted at the stockholder meeting related to the Business Combination. Our Sponsor, executive officers, directors, advisors or any of their affiliates will select which stockholders to purchase shares from based on a negotiated price and number of shares and any other factors that they may deem relevant, and will only purchase shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws. Our Sponsor, officers, directors and/or their affiliates will be restricted from making purchases of shares if the purchases would violate Section 9(a)(2) of, or Rule 10b-5 under, the Exchange Act. We expect any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchases are subject to such reporting requirements.

Redemption of Public Shares and Liquidation if no Business Combination

Our Existing Charter provides that we will have only 18 months from the closing of the SWAG IPO to complete a business combination. If we are unable to complete a business combination within such 18-month period, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less amounts released to us to pay our taxes and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject, in each case, to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete the Business Combination within the 18-month time period.

Pursuant to a letter agreement with us, our Sponsor, officers and directors have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if we fail to complete the Business Combination by February 2, 2023. However, if our Sponsor, officers or directors acquire Public Shares after the SWAG IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if we fail to complete the Business Combination by February 2, 2023. For discussion of any such transactions please refer to the section entitled “Certain Relationships and Related Party Transactions.”

Pursuant to a letter agreement with us, our Sponsor, officers and directors have agreed, that they will not propose any amendment to our Existing Charter that would modify the substance or timing of our obligation to redeem 100% of our Public Shares if we do not complete the Business Combination by February 2, 2023, unless we provide our public stockholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per share price, payable in cash, equal to (i) the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes divided by (ii) the number of then-outstanding Public Shares. However, we may not redeem our Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001 upon completion of the Business Combination (so that we are not subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of Public Shares such that we cannot satisfy the net tangible asset requirement, we would not proceed with the amendment or the related redemption of our Public Shares at such time.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $1,350,000 of proceeds held outside the Trust Account (as of August 2, 2021), although there is no assurance that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes on interest income earned on the Trust Account balance, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If we were to expend all of the net proceeds of the SWAG IPO and the sale of the Private Placement Warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account and any tax payments of expenses for the dissolution of the trust, the per share redemption amount received by stockholders upon our dissolution would be approximately $10.15. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public stockholders. There is no assurance that the actual per share redemption amount received by stockholders will not be substantially less than $10.15. Under Section 281(b) of the DGCL, our plan of dissolution must provide for all claims against us to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before we make any distribution of our remaining assets to our stockholders. While we intend to pay such amounts, if any, there is no assurance that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we have sought and will continue to seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest and claim of any kind in or to any monies held in the Trust Account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. Marcum LLP, our independent registered public accounting firm will not execute an agreement with us waiving such claims to the monies held in the Trust Account.

In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.15 per Public Share or (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the trust account, if less than $10.15 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the SWAG IPO against certain liabilities, including liabilities under the Securities Act. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are securities of SWAG. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination and redemptions could be reduced to less than $10.15 per Public Share. In such event, we may not be able to complete the Business Combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.15 per Public Share or (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. We have not asked our Sponsor to reserve for such indemnification obligations and there is no assurance that our Sponsor would be able to satisfy those obligations. Accordingly, there is no assurance that due to claims of creditors the actual value of the per share redemption price will not be less than $10.15 per Public Share.

We seek to reduce the possibility that our Sponsor has to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than our independent auditor), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Our Sponsor will also not be liable as to any claims under our indemnity of the underwriters of our Initial Public Offering against certain liabilities, including liabilities under the Securities Act. We have access to approximately $1,350,000 of proceeds from the SWAG IPO (as of August 2, 2021) with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000).

In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from our Trust Account could be liable for claims made by creditors. In the event that our offering expenses exceed our estimate of $1,350,000, we may fund such excess with funds from the funds not to be held in the Trust Account. In such case, the amount of funds we intend to be held outside the Trust Account would decrease by a corresponding amount. Conversely, in the event that the offering expenses are less than our estimate of $1,350,000, the amount of funds we intend to be held outside the Trust Account would increase by a corresponding amount.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our Trust Account distributed to our public stockholders upon the redemption of our Public Shares in the event we do not complete an initial business combination by February 2, 2023 may be considered a liquidating distribution under Delaware law. Delaware law provides that if a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of our Trust Account distributed to our public stockholders upon the redemption of our Public Shares in the event we do not complete an initial business combination by February 2, 2023, is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If we are unable to complete an initial business combination by February 2, 2023, we will be required to: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Public Shares, at a per share price, payable in cash, equal to (i) the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by (ii) the number of then-outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders of SWAG (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to redeem our Public Shares as soon as reasonably possible following February 2, 2023 and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

Because we will not be complying with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent 10 years.

However, because we are a blank check company, rather than an operating company, and our operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in our underwriting agreement, we have sought and will continue to seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account. As a result of this obligation, the claims that could be made against us are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is remote.

Further, our Sponsor may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below (i) $10.15 per Public Share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay taxes and will not be liable as to any claims under our indemnity of the underwriters of the SWAG IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, there is no assurance that we will be able to return $10.15 per share to our public stockholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, thereby exposing itself and our company to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. There is no assurance that claims will not be brought against us for these reasons.

Our public stockholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of our Public Shares if we do not complete an initial business combination by February 2, 2023, subject to applicable law, (ii) in connection with a stockholder vote to approve an amendment to our Charter to modify the substance or timing of our obligation to redeem 100% of our Public Shares if we have not consummated an initial business combination by February 2, 2023 or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity or (iii) our completion of an initial business combination, and then only in connection with those shares of our common stock that such stockholder properly elected to redeem, subject to the limitations described herein. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. In the event we seek stockholder approval in connection with the Business Combination, a stockholder’s voting in connection with an initial business combination alone will not result in a stockholder’s redeeming its shares to us for an applicable pro rata portion of the Trust Account. Such stockholder must have also exercised its redemption rights as described above. These provisions of our Existing Charter, like all provisions of our Existing Charter, may be amended with a stockholder vote.

Voting Restrictions in Connection with the Special Meeting

Pursuant to the terms of the Sponsor Agreement, the Sponsor and SWAG’s directors and officers have agreed to vote any Founder Shares held by them and any Public Shares purchased during or after the SWAG IPO in favor of each of the proposals presented at the Special Meeting. See “Other Agreements—Sponsor Agreement” for more information. The Initial Stockholders own 20% of SWAG’s outstanding common stock entitled to vote thereon. The quorum and voting thresholds at the Special Meeting and the Sponsor Agreement may make it more likely that SWAG will consummate the Business Combination.

Facilities

We currently maintain our executive offices at 1980 Festival Plaza Drive, Suite 300, Las Vegas, Nevada 89135 and our telephone number is (310) 991-4982. Our executive offices are provided to us by the Sponsor. On August 2, 2021, we began paying to the Sponsor $15,000 per month for office space, secretarial and administrative services provided to members of our management team. We consider our current office space adequate for our current operations.

Upon completion of the Business Combination or our liquidation, we will cease paying these monthly fees. No compensation of any kind, including finder’s and consulting fees, will be paid by SWAG to our Sponsor, executive officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of a Business Combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers, directors or our or their affiliates.

Employees

We currently have 2 officers: Jonathan Huberman and Mike Nikzad. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed the Business Combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for the Business Combination and the stage of the business combination process we are in. We do not intend to have any full time employees prior to the completion of the Business Combination.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.

MANAGEMENT OF SWAG

In this section “we,” “us,” “our” or the “Company” refer to SWAG prior to the Business Combination and to the Post-Combination Company following the Business Combination.

Directors and Executive Officers

SWAG’s current directors and executive officers are as follows:

Name	Age	Title
Jonathan S. Huberman	56	Chairman, Chief Executive Officer and Chief Financial Officer
Mike Nikzad	58	Vice President of Acquisitions and Director
Andrew K. Nikou	44	Director
C. Matthew Olton	55	Director
Stephanie Davis	57	Director
Steven Guggenheimer	56	Director
Dr. Peter H. Diamandis	60	Director

Jonathan S. Huberman, our Chairman, Chief Executive Officer and Chief Financial Officer since inception, has over 25 years of high-tech business leadership experience. He is currently the Chairman, Chief Executive Officer and Chief Financial Officer of Software Acquisition Group Inc. III (NASDAQ: SWAG), a blank check company which raised an aggregate of approximately $231.5 million in its initial public offering (including partial exercise of the over-allotment option) in August 2021, which in February 2022 announced that it had entered into a definitive agreement with respect to its initial business combination with Nogin, which is expected to close in the third quarter of 2022. From 2020 through August 2021, he was the Chairman, Chief Executive Officer and Chief Financial Officer of Software Acquisition Group Inc. II (NASDAQ: SAII), a blank check company which raised an aggregate of $172.5 million in its initial public offering (including exercise of the over-allotment option) in September 2020, which in the third quarter of 2021 closed its initial business combination with Otonomo Technologies Ltd., a cloud-based software provider that captures and anonymizes vehicle data. He was previously the Chairman, Chief Executive Officer and Chief Financial Officer of (i) Software Acquisition Group Inc. (NASDAQ: SAQN), which raised an aggregate of $149.5 million in its initial public offering (including exercise of the over-allotment option) in November 2019, which in the fourth quarter of 2020 closed its initial business combination with CuriosityStream, Inc., or CuriosityStream, a global streaming media service that provides factual content on demand, which closed in the fourth quarter of 2020 and (ii) Software Acquisition Group Inc. II (NASDAQ: SAII), a blank check company which raised an aggregate of $172.5 million in its initial public offering (including exercise of the over-allotment option) in September 2020, which in the third quarter of 2021 closed its initial business combination with Otonomo Technologies Ltd., a cloud-based software provider that captures and anonymizes vehicle data. From 2017 to 2019 Mr. Huberman was Chief Executive Officer of Ooyala, a provider of media workflow automation, delivery and monetization solutions, which he and Mike Nikzad, our Vice President of Acquisitions and Director, acquired from Telstra in 2018. Together with Mr. Nikzad, they turned around an underperforming company and sold Ooyala’s three core business units to Invidi Technologies, Brightcove (NASDAQ: BCOV) and Dalet (EPA: DLT), major players in the same sector. Previously, Mr. Huberman served as the Chief Executive Officer of Syncplicity, a SaaS enterprise data management company, which he sourced and acquired from EMC and engineered an exit to Axway (EPA: AXW). Prior to this, from 2013 to 2015, Mr. Huberman was the Chief Executive Officer of Tiburon, an enterprise software company serving the public safety sector which he sold to Tritech Systems, and before that he was the Chief Executive Officer at Iomega Corporation (NYSE: IOM), a consumer and distributed enterprise storage solutions provider. After Iomega was acquired by EMC Corporation in 2008, Mr. Huberman served as President of the Consumer and Small Business Division of EMC. In addition to his experience leading turnarounds and exits at five technology companies, Mr. Huberman spent nine years as an investor for the Bass Family interests where he led investments in private and public companies. He also had senior roles leading the operations of the technology investments of the Gores Group and Skyview Capital. In the last five years he has served as a director of Aculon, Inc., a privately held provider of easy-to-apply nanotech surface-modification technologies, as well as Venture Corporation Limited (SGX: V03) a high-tech design and manufacture firm based in Singapore. Mr. Huberman holds a Bachelor of Arts in Computer Science from Princeton University and an MBA from The Wharton School at the University of Pennsylvania. He is well qualified to serve on our Board due to his extensive operational, management and investment experience in the software and technology industries.

Mike Nikzad, our Vice President of Acquisitions, who will also serve as one of our Directors upon the effective date of the registration statement of which this prospectus forms part, has over two decades of business leadership experience in software, technology and consumer electronics companies, where he has worked on numerous corporate turnarounds and exits. He is currently the Vice President of Acquisitions and a director of Software Acquisition Group Inc. III (NASDAQ: SWAG), a blank check company which raised an aggregate of approximately $231.5 million in its initial public offering (including partial exercise of the over-allotment option) in August 2021, which in February 2022 announced that it had entered into a definitive agreement with respect to its initial business combination with Nogin, which is expected to close in the third quarter of 2022. Mr. Nikzad was previously an officer and director of (i) Software Acquisition Group Inc. (NASDAQ: SAQN), which raised an aggregate of $149.5 million in its initial public offering (including exercise of the over-allotment option) in November 2019, which in the fourth quarter of 2020 closed its initial business combination with CuriosityStream, Inc., or CuriosityStream, a global streaming media service that provides factual content on demand, which closed in the fourth quarter of 2020 and (ii) Software Acquisition Group Inc. II (NASDAQ: SAII), a blank check company which raised an aggregate of $172.5 million in its initial public offering (including exercise of the over-allotment option) in September 2020, which in the third quarter of 2021 closed its initial business combination with Otonomo Technologies Ltd., a cloud-based software provider that captures and anonymizes vehicle data. Mr. Nikzad was President and Chief Operating Officer at Ooyala from 2017 until its sale in 2019. Prior to Ooyala, in the last five years Mr. Nikzad has held C-suite positions and led company operations at Syncplicity, a SaaS enterprise data management company and NewNet Communication Technologies, a telecommunications company, as well as serving as an Operating Partner at SilverStream Capital. Prior to this, he also held management and executive positions in EMC Corp’s (NYSE: EMC) Consumer and Small Business division and at Iomega Corporation, a consumer and distributed enterprise storage solutions provider. Mr. Nikzad has a Bachelor of Science degree in Mechanical Engineering from Utah State University and has completed the Stanford GSB Strategic Marketing Management Program. He is well qualified to serve on our Board due to his extensive operational and management experience in the software and telecommunications industries.

Andrew K. Nikou, who will serve as one of our Directors upon the effective date of the registration statement of which this prospectus forms part, is the Founder and Chief Executive Officer of OpenGate, a global private equity firm specializing in the acquisition and operation of businesses to create new value through operational improvements, innovation and growth. To date, OpenGate, through its legacy and fund investments, has executed more than 30 acquisitions including corporate carve-outs, management buy-outs, special situations and transactions with private sellers across North America and Europe. As of March 31, 2020, OpenGate Capital Management, LLC (the firm’s registered investment advisor) managed approximately $1.1 billion in client assets on a discretionary basis. Prior to this, from 2001 to 2004, Mr. Nikou worked in business development for Platinum Equity, where he established their European Business Development operations in Paris, France. Of the nearly 20 pre-fund investments made by affiliates of OpenGate, a few were in distressed entities that subsequently filed for bankruptcy. Mr. Nikou has been named as a defendant in certain adversarial proceedings related to such bankruptcy cases alleging various claims, which Mr. Nikou vigorously disputes, believes to be meritless, and is aggressively contesting. He is currently a director of Software Acquisition Group Inc. III (NASDAQ: SWAG), a blank check company which raised an aggregate of approximately $231.5 million in its initial public offering (including partial exercise of the over-allotment option) in August 2021, which in February 2022 announced that it had entered into a definitive agreement with respect to its initial business combination with Nogin, which is expected to close in the third quarter of 2022. From 2020 through August 2021, he was a director of Software Acquisition Group Inc. II (NASDAQ: SAII), a blank check company which raised an aggregate of $172.5 million in its initial public offering (including exercise of the over-allotment option) in September 2020, which in the third quarter of 2021 closed its initial business combination with Otonomo Technologies Ltd., a cloud-based software provider that captures and anonymizes vehicle data, as well as several private companies. He was previously a director and officer of Software Acquisition Group Inc. (NASDAQ: SAQN), a blank check company which raised an aggregate of $149.5 million in its initial public offering (including exercise of the over-allotment option) in November 2019, which in the fourth quarter of 2020 closed its initial business combination with CuriosityStream, Inc., or CuriosityStream, a global streaming media service that provides factual content on demand. He is also a member of the XPRIZE Foundation Innovation Board. Mr. Nikou holds a Bachelor of Science in Finance from the Marshall School of Business at the University of Southern California. He is well qualified to serve on our Board due to his extensive private equity, investment and business development experience.

C. Matthew Olton, who will serve as one of our Directors upon the effective date of the registration statement of which this prospectus forms part, has been Senior Vice President, Strategy and Corporate Development at Tenable Holdings, Inc. (NASDAQ: TENB), a cyber-exposure protection provider, since August 2019. Prior this, he was Senior Vice President, Corporate Development and Ventures, at Symantec Corporation (NASDAQ: SYMC). In this role, Mr. Olton oversaw Symantec’s global mergers and acquisitions activity and managed Symantec’s corporate venture investments. He also led Symantec’s integration management function. Prior to joining Symantec, he was Senior Vice President, Corporate Development at Dell Technologies Capital from 2016 to 2018, and was responsible for global mergers and acquisitions and related activity for the family of companies that comprise Dell Technologies including Dell, Dell EMC, Pivotal, RSA, Secureworks, Virtustream and Boomi. Prior to Dell Technologies Capital, Matt was Senior Vice President, Corporate Development at EMC Corporation from 1999 to 2016. Mr. Olton started his career as an M&A attorney at Skadden, Arps, Slate, Meagher & Flom. He is currently a director of Software Acquisition Group Inc. III (NASDAQ: SWAG), a blank check company which raised an aggregate of approximately $231.5 million in its initial public offering (including partial exercise of the over-allotment option) in August 2021, which in February 2022 announced that it had entered into a definitive agreement with respect to its initial business combination with Nogin, which is expected to close in the third quarter of 2022. From 2020 through August 2021, he was a director of Software Acquisition Group Inc. II (NASDAQ: SAII), a blank check company which raised an aggregate of $172.5 million in its initial public offering (including exercise of the over-allotment option) in September 2020, which in the third quarter of 2021 closed its initial business combination with Otonomo Technologies Ltd. ,a cloud-based software provider that captures and anonymizes vehicle data. He was previously a director and officer of Software Acquisition Group Inc. (NASDAQ: SAQN), a blank check company which raised an aggregate of $149.5 million in its initial public offering (including exercise of the over-allotment option) in November 2019, which in the fourth quarter of 2020 closed its initial business combination with CuriosityStream, Inc., or CuriosityStream, a global streaming media service that provides factual content on demand. He has a Bachelor of Arts from Wesleyan University, a J.D. from Boston University School of Law and an MBA from Northeastern University. He is well qualified to serve on our Board due to his extensive investment and management experience in the software industry.

Stephanie Davis, who will serve as one of our Directors upon the effective date of the registration statement of which this prospectus forms part, has since 2017 served as a Senior Client Partner at Korn Ferry where she leads the Private Equity/Technology practice in North America and is a member of the CEO & Board practices and the Global Technology Practice. She is an expert in executive talent and leadership and has spent over two decades working with Chief Executive Officers to build their leadership capabilities and teams. Ms. Davis works extensively with public and private company board of directors on succession and board recruitment. She is a frequent speaker on board governance and women in the boardroom. Since 2019, Ms. Davis has been a member of the board of directors of biopharmaceutical company, Athenex (NASDAQ: ATNX). Prior to joining Korn Ferry in 2017, Ms. Davis spent 17 years at Spencer Stuart where she was a member of the CEO & Board Practice. During her tenure, she co-founded the Business/Technology Services practice, led the Software practice, and managed global private equity relationships. She is currently a director of Software Acquisition Group Inc. III (NASDAQ: SWAG), a blank check company which raised an aggregate of approximately

$231.5 million in its initial public offering (including partial exercise of the over-allotment option) in August 2021, which in February 2022 announced that it had entered into a definitive agreement with respect to its initial business combination with Nogin, which is expected to close in the third quarter of 2022. From 2020 through August 2021, she was a director of Software Acquisition Group Inc. II (NASDAQ: SAII), a blank check company which raised an aggregate of $172.5 million in its initial public offering (including exercise of the over-allotment option) in September 2020, which in the third quarter of 2021 closed its initial business combination with Otonomo Technologies Ltd., a cloud-based software provider that captures and anonymizes vehicle data. She was previously a director and officer of Software Acquisition Group Inc. (NASDAQ: SAQN), a blank check company which raised an aggregate of $149.5 million in its initial public offering (including exercise of the over-allotment option) in November 2019, which in the fourth quarter of 2020 closed its initial business combination with CuriosityStream, Inc., or CuriosityStream, a global streaming media service that provides factual content on demand. Ms. Davis has a Bachelor of Science in Engineering from Princeton University and an MBA from Harvard Business School. She is well qualified to serve on our Board due to her extensive consulting and private and public company board experience.

Steven Guggenheimer, who will serve as one of our Directors upon the effective date of the registration statement of which this prospectus forms part, is a former Microsoft Executive and now serves as an advisor and non-executive director to a variety of organizations. Currently Mr. Guggenheimer is a non-executive board member of HSBC Holdings plc (OTC: HBCYF) since May 2020, Forrit Technology Ltd., a private cloud technology company, since 2019, an advisor to Tensility Venture Partners, a seed stage venture capital firm, since 2017 as well as an advisor to the 5G Open Innovation Lab since May 2020. Over his 26 years at Microsoft, Mr. Guggenheimer held leadership positions in a broad range of key business areas which includes close to a decade helping manage Microsoft’s hardware and software ecosystems as the head of the Developer & ISV Evangelism (DPE/DX) and OEM divisions. He also spent his last 3 years working with customers and partners on the adoption of Artificial Intelligence and helping ISV’s migrate to SaaS based offerings. Mr. Guggenheimer received a Bachelor’s degree in Applied Physics from the University of California, Davis, and a Master’s Degree in Engineering Management from Stanford University. He is currently a director of Software Acquisition Group Inc. III (NASDAQ: SWAG), a blank check company which raised an aggregate of approximately $231.5 million in its initial public offering (including partial exercise of the over-allotment option) in August 2021, which in February 2022 announced that it had entered into a definitive agreement with respect to its initial business combination with Nogin, which is expected to close in the third quarter of 2022. From 2020 through August 2021, he was a director of Software Acquisition Group Inc. II (NASDAQ: SAII), a blank check company which raised an aggregate of $172.5 million in its initial public offering (including exercise of the over-allotment option) in September 2020, which in the third quarter of 20201 closed its initial business combination with Otonomo Technologies Ltd., a cloud-based software provider that captures and anonymizes vehicle data. He was previously a director and officer of Software Acquisition Group Inc. (NASDAQ: SAQN), a blank check company which raised an aggregate of $149.5 million in its initial public offering (including exercise of the over-allotment option) in November 2019, which in the fourth quarter of 2020 closed its initial business combination with CuriosityStream, Inc., or CuriosityStream, a global streaming media service that provides factual content on demand. Mr. Guggenheimer received a Bachelor’s degree in Applied Physics from the University of California, Davis, and a Master’s Degree in Engineering Management from Stanford University. He is well qualified to serve on our Board due to his extensive operational and management experience in the software industry.

Peter H. Diamandis, MD, who will serve as one of our Directors upon the effective date of the registration statement of which this prospectus forms part, has been the Chief Executive Officer of PHD Ventures, Inc., which is his personal holding company for his writing, speaking, and consulting activities, since 1993. He is the Founder and Executive Chairman of the XPRIZE Foundation, a non-profit foundation which, since 1996, has designed and operated large-scale incentive competitions for the benefit of humanity. In 2014, Dr. Diamandis founded and served as Vice-Chairman of Human Longevity, Inc., an advanced health diagnostic company committed to delivering data driven health diagnostics; he resigned from the board of directors in 2018 and remains a shareholder. He is also the Executive Founder of Singularity University, a graduate-level Silicon Valley institution founded in 2008 that counsels the world’s leaders on exponentially growing technologies. He is the Vice Chairman and co-Founder of Celularity Inc., founded in 2017, a commercial-stage cell therapeutics company delivering allogenic cellular therapies engineered from the postpartum human placenta. Dr. Diamandis is also a founder and board member of Fountain Therapeutic Services Inc., which was formed in 2018 to increase lifespan and optimize healthspan by harnessing regenerative medicine technologies and integrating extensive wellness solutions. In March 2020 Dr. Diamandis co-Founded and is the Vice-Chairman of Covaxx, Inc., a pharmaceutical company that has developed a COVID-19 lgG antibody test and which has a vaccine candidate in clinical trials. As an entrepreneur, Dr. Diamandis has started over 20 companies in the areas of longevity, space, venture capital and education. Dr. Diamandis also co-founded BOLD Capital Partners, a venture fund investing in exponential technologies, in 2015, and is a New York Times Bestselling author. He earned degrees in Molecular Engineering and Aerospace Engineering from MIT and holds an M.D. from Harvard Medical School. He is currently a director of Software Acquisition Group Inc. III (NASDAQ: SWAG), a blank check company which raised an aggregate of approximately $231.5 million in its initial public offering (including partial exercise of the over-allotment option) in August 2021, which in February 2022 announced that it had entered into a definitive agreement with respect to its initial business combination with Nogin, a provider of complex ecommerce platforms for online businesses, which is expected to close in the third quarter of 2022. From 2020 through August 2021, he was a director of Software Acquisition Group Inc. II (NASDAQ: SAII), a blank check company which raised an aggregate of $172.5 million in its initial public offering (including exercise of the over-allotment option) in September 2020, which in the third quarter of 2021 closed its initial business combination with Otonomo Technologies Ltd., a cloud-based software provider that captures and anonymizes vehicle data. He was previously a director and officer of Software Acquisition Group Inc. (NASDAQ: SAQN), a blank check company which raised an aggregate of $149.5 million in its initial public offering (including exercise of the over-allotment option) in November 2019, which in the fourth quarter of 2020 closed its initial business combination with CuriosityStream, Inc., or CuriosityStream, a global streaming media service that provides factual content on demand. He is well qualified to serve on our Board due to his extensive operational and management experience in the technology industry.

Number and Terms of Office of Officers and Directors

Our board of directors consists of seven members. In accordance with NASDAQ corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on NASDAQ. Commencing at our first annual meeting of the stockholders and at each annual meeting of the stockholders thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the second annual meeting of the stockholders after their election.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our current bylaws provide that our officers may consist of one or more Chairmen of the Board, one or more Chief Executive Officers, a President, a Chief Financial Officer, Vice Presidents, Secretary, Treasurer and such other offices as may be determined by the board of directors.

Director Independence

NASDAQ listing standards require that a majority of our board of directors be independent and that the Business Combination be approved by a majority of our independent directors. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. A majority of our board of directors are “independent directors” as defined in the NASDAQ listing standards and applicable SEC rules. Our board of directors has determined that Ms. Davis and Messrs. Olton, Guggenheimer and Diamandis are “independent directors” as defined under NASDAQ listing standards and applicable SEC rules. Accordingly, a majority of our board of directors are “independent directors” as defined in the NASDAQ listing standards and applicable SEC rules. Our audit committee is entirely composed of independent directors meeting

NASDAQ’s additional requirements applicable to members of the audit committee. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Executive Compensation

None of our executive officers or directors have received any cash compensation for services rendered to us. On January 21, 2021, our Sponsor purchased an aggregate of 5,750,000 Founder Shares for $25,000, or approximately $0.004 per share. Commencing on the date that our securities are first listed on NASDAQ through the earlier of consummation of an initial business combination and our liquidation, we pay our Sponsor $15,000 per month for office space, secretarial and administrative services provided to members of our management team. In addition, our Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, executive officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made from funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating a Business Combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by SWAG to our Sponsor, executive officers and directors, or any of their respective affiliates, prior to completion of the Business Combination.

After the completion of the Business Combination, directors or officers who remain with us may be paid consulting or management fees from SWAG. All of these fees will be fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to our stockholders in connection with a proposed business combination. We have not established any limit on the amount of such fees that may be paid by SWAG to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed Business Combination, because the directors of the Post-Combination Company will be responsible for determining executive officer and director compensation. Any compensation to be paid to our executive officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of the Business Combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after the Business Combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of the Business Combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

Committees of the Board of Directors

Our board of directors has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules, the rules of the NASDAQ and Rule 10A-3 under the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of the NASDAQ require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

Ms. Davis and Messrs. Olton and Guggenheimer serve as members of our audit committee. Under the NASDAQ listing standards and applicable SEC rules, we are required to have three members of the audit committee, all of whom must be independent, subject to the exceptions described above. Ms. Davis and Messrs. Olton and Guggenheimer are independent.

Mr. Olton serves as the chairman of the audit committee. Each member of the audit committee is financially literate and our board of directors has determined that each member of our audit committee qualifies as an “audit committee financial expert” as defined in applicable SEC rules. The audit committee is responsible for:

•	the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by us;

•	pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•	setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•

obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•

reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

The members of our compensation committee are Ms. Davis and Mr. Diamandis, and Ms. Davis serves as chair of the compensation committee. We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, if any is paid by us, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•	reviewing and approving on an annual basis the compensation, if any is paid by us, of all of our other officers;

•	reviewing on an annual basis our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•	if required, producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The Existing Charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NASDAQ and the SEC.

Director Nominations

We do not have a standing nominating committee though we intend to form a corporate governance and nominating committee as and when required to do so by law or NASDAQ rules. In accordance with Rule 5605(e)(1)(A) of the NASDAQ rules, a majority of the independent directors may recommend a director nominee for selection by our board of directors. Our board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who participate in the consideration and recommendation of director nominees are Joshua Kazam, Jennifer Rubio, Ned Segal and Michelangelo Volpi. In accordance with Rule 5605(e)(1)(A) of the NASDAQ rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The board of directors also considers director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in our bylaws. We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our board of directors.

Code of Ethics

We have adopted a code of ethics applicable to our directors, officers and employees (“Code of Ethics”). We have filed a copy of our form of Code of Ethics and our audit committee and compensation committee charters as exhibits to the registration statement from our Initial Public Offering. You may review these documents by accessing our public filings at the SEC’s website. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Securities Authorized for Issuance Under Equity Compensation Plans

As of January 5, 2021 (our inception date), we had no equity compensation plans or outstanding equity awards. The following table is presented as of January 5, 2021 in accordance with SEC requirements:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders	—	—	—

Limitation on Liability and Indemnification of Officers and Directors

Our Existing Charter provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our Existing Charter provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

We entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our Existing Charter. Our bylaws also will permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification.

We purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. Except with respect to any Public Shares they may have acquired in the SWAG IPO or thereafter (in the event we do not consummate an initial business combination), our officers and directors have agreed to waive (and any other persons who may become an officer or director prior to the initial business combination will also be required to waive) any right, title, interest or claim of any kind in or to any monies in the Trust Account, and not to seek recourse against the Trust Account for any reason whatsoever, including with respect to such indemnification.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

SELECTED HISTORICAL FINANCIAL INFORMATION OF SWAG

SWAG’s statement of operations data for the period from January 5, 2021 (inception) through January 22, 2021 are derived from SWAG’s audited financial statements, included elsewhere in this proxy statement/prospectus. The selected historical financial information of SWAG as of September 30, 2021 and for the period from January 2, 2021 (inception) through September 30, 2021 was derived from the unaudited condensed financial statements of SWAG included elsewhere in this proxy statement/prospectus. You should read the following summary financial information in conjunction with the section titled “SWAG Management’s Discussion and Analysis of Financial Condition and Results of Operations” and SWAG’s financial statements and related notes appearing elsewhere in this proxy statement/prospectus.

We have neither engaged in any operations nor generated any revenue to date. Our only activities from inception through January 22, 2021 were organizational activities and those necessary to complete our initial public offering and identifying a target company for a business combination. We do not expect to generate any operating revenue until after the consummation of the Merger.

	Period from January 5, 2021 (inception) through September 30, 2021 (unaudited)	Period from January 5, 2021 (inception) through January 22, 2021 (As Restated)
Statement of Operations Data:
Operating and formation costs	$649,865	$1,000
Net loss	$(691,853)	$(1,000)

(1)

For the period from January 5, 2021 (inception) through January 22, 2021, excludes up to 750,000 Class B shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriter (see Note 5 to SWAG’s financial statements included elsewhere in this proxy statement/prospectus).

As of September 30, 2021 (As Restated) (unaudited)
Balance Sheet Data:
Working capital	$819,484
Total assets	232,705,879
Total liabilities	8,367,378
Stockholders’ deficit	(7,161,359)

SWAG MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of SWAG’s financial condition and results of operations should be read in conjunction with SWAG’s financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion, including, but not limited to, those described under the heading “Risk Factors” and analysis set forth below includes forward-looking statements that involve risks and uncertainties. References in this section to “SWAG,” “we,” “us,” “our” and “the Company” are intended to mean the business and operations of SWAG.

Overview

We are a blank check company incorporated in Delaware on January 5, 2021, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or other similar Business Combination with one or more businesses. We intend to effectuate our Business Combination using cash derived from the proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, our shares, debt or a combination of cash, shares and debt.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a Business Combination will be successful.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from January 5, 2021 (inception) through September 30, 2021 were organizational activities, those necessary to prepare for the Initial Public Offering, described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. We do not expect to generate any operating revenues until after the completion of our Business Combination, at the earliest. We will generate non-operating income in the form of interest income on marketable securities held in the Trust Account. We will incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended September 30, 2021, we had a net loss of $690,854, which consisted of formation and operating costs of $648,866, offset by interest income in bank of $9, change in fair value loss of over-allotment option liability of $61,533, fair value of forfeited over-allotment option of $17,445, and interest earned on marketable securities held in Trust Account of $1,911.

For the period from January 5, 2021 (inception) through September 30, 2021, we had a net loss $691,853, which consisted of formation and operating costs of $649,865, offset by interest income in bank of $9, change in fair value loss of over-allotment option liability of $61,533, fair value of forfeited over-allotment option of $17,445, and interest earned on marketable securities held in Trust Account of $1,911.

Liquidity and Capital Resources

On August 2, 2021, we consummated the Initial Public Offering of 20,000,000 Units, generating gross proceeds of $200,000,000. Simultaneously with the closing of the Initial Public Offering, we consummated the sale of 9,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Unit in a private placement to our Sponsor, generating gross proceeds of $9,000,000. On August 2, 2021, the underwriters notified the Company of their intention to partially exercise their over-allotment option. As such, on August 4, 2021, the Company consummated the sale of an additional 2,807,868 Units, at $10.00 per Unit, and the sale of an additional 982,754 Private Placement Warrants, at $1.00 per Private Warrant, generating total gross proceeds of $29,061,434.

Following the Initial Public Offering, the sale of the Private Placement Units, and the exercise of the over-allotment option by the underwriters, a total of $231,499,860 ($10.15 per Unit) was placed in the Trust Account. We incurred $13,056,080 in Initial Public Offering related costs, including $4,561,574 of underwriting fees, $7,982,754 of deferred underwriting fees and $511,752 of other costs.

For the period from January 5, 2021 (inception) through September 30, 2021, cash used in operating activities was $808,986. Net loss of $691,853 was affected by the change in fair value loss of the over-allotment of $63,353, fair value of forfeited over-allotment option of $17,445, and the interest earned on marketable securities held in Trust Account of $1,911. Changes in operating assets and liabilities used $159,130 of cash for operating activities.

We intend to use the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less taxes payable), to complete our Business Combination. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor, or certain of our officers and directors or their affiliates may, but are not obligated to, loan us funds as may be required. If we complete a Business Combination, we would repay such loaned amounts. In the event that a Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants upon consummation of the Business Combination at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants.

We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our Business Combination. Moreover, we may need to obtain additional financing either to complete our Business Combination or because we become obligated to redeem a significant number of our Public Shares upon consummation of our Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of September 30, 2021. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of the Sponsor a monthly fee of $15,000 for office space, utilities and secretarial and administrative support . We began incurring these fees on the date the Public Shares were first listed on NASDAQ and will continue to incur these fees monthly until the earlier of the completion of the Business Combination and our liquidation.

The underwriters are entitled to a deferred fee of $0.35 per share, or $7,982,754 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete a Business Combination, subject to the terms of the underwriting agreement.

Critical Accounting Policies and Estimates

The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. At September 30, 2021, we have not identified any critical accounting policies.

Class A Common Stock Subject to Possible Redemption

We account for our common stock subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of our condensed balance sheets.

Net Income (Loss) Per Common Share

Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Accretion associated with the redeemable shares of Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

Recent Accounting Standards

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. We are currently assessing the impact, if any, that ASU 2020-06 would have on our financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Not required for smaller reporting companies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF SWAG AND THE POST-COMBINATION COMPANY

The following table and accompanying footnotes set forth information known to SWAG regarding (i) the actual beneficial ownership of SWAG Class A common stock and SWAG Class B common stock, as of February 11, 2022 and (ii) expected beneficial ownership of the Post-Combination Company immediately following consummation of the Business Combination, assuming no Public Shares of SWAG are redeemed, and alternatively that all Public Shares of SWAG are redeemed, by:

•	each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of common stock of SWAG or the Post-Combination Company, as applicable;

•	each of SWAG’s current directors and executive officers;

•	each person who will become a director or executive officer of the Post-Combination Company; and

•	all directors and officers of SWAG, as a group, and of the Post-Combination Company, as a group.

The beneficial ownership of SWAG’s common stock is based on 22,807,868 shares of SWAG Class A common stock issued and outstanding and 5,701,967 shares of Class B common stock issued and outstanding as of                 , 2022.

The expected beneficial ownership of shares of the Post-Combination Company’s common stock, assuming no Public Shares of SWAG are redeemed, has been determined based upon the following: (i) no public stockholder has exercised its redemption rights to receive cash from the Trust Account in exchange for its Public Shares; (ii) 5,701,967 shares of common stock have been issued pursuant to the conversion of SWAG Class B common; and (iii) there will be an aggregate of 80,612,463 shares of the Post-Combination Company’s common stock issued and outstanding at the Closing of the Business Combination (including 1,710,590 shares of the Post-Combination Company’s common stock which are subject to vesting requirements pursuant to the Sponsor Agreement). The expected beneficial ownership of shares of the Post-Combination Company’s common stock, assuming all Public Shares of SWAG have been redeemed, has been determined based on the following: (i) public stockholders have exercised their redemption rights with respect to 22,807,868 shares of SWAG Class A common stock in the “Assuming Maximum Redemption of Public Shares” column; (ii) 5,701,967 shares of common stock have been issued in pursuant to the conversion of SWAG Class B common stock; and (iv) there will be an aggregate of 62,730,516 shares of the Post-Combination Company’s common stock issued and outstanding at the Closing of the Business Combination (including up to 2,565,885 shares of the Post-Combination Company’s common stock which are subject to vesting requirements pursuant to the Sponsor Agreement).

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned common stock.

	Before the Business Combination				After the Business Combination
	Class A		Class B		Assuming No Redemption		Assuming Maximum Redemption of Public Shares
	Number of Shares Beneficially Owned	Percentage of Class	Number of Shares Beneficially Owned(2)	Percentage of Class	Number of Shares Beneficially Owned	Percentage of Class	Number of Shares Beneficially Owned(2)	Percentage of Class
Name of Beneficial Owner
Principal Stockholders:
Software Acquisition Holdings III LLC(1)	—	—	5,701,967	100%	5,701,967	7.1%	5,701,967	9.1%
Directors and Named Executive Officers of SWAG:
Jonathan Huberman(2)	—	—	5,701,967	100%	5,701,967	7.1%	5,701,967	9.1%
Mike Nikzad(2)	—	—	5,701,967	100%	5,701,967	7.1%	5,701,967	9.1%
Andrew K. Nikou(2)	—	—	5,701,967	100%	5,701,967	7.1%	5,701,967	9.1%
C. Matthew Olton	—	—	—	—	—	—	—	—
Stephanie Davis	—	—	—	—	—	—	—	—
Steven Guggenheimer	—	—	—	—	—	—	—	—
Dr. Peter H. Diamandis	—	—	—	—	—	—	—	—
Directors and executive officers of SWAG as a group (7 individuals)	—	—	5,701,967	100%	5,701,967	7.1%	5,701,967	9.1%
Executive Officers of the Post-Combination Company:
Directors of the Post-Combination Company:
Directors and Executive Officers of the Post-Combination Company as a group (10 individuals)
5% Holders of the Post-Combination Company:

*	Less than one percent.
1.

The Sponsor is the record holder of such shares. The Sponsor is controlled by a board of managers which consists of Jonathan Huberman, SWAG’s Chairman, Chief Executive Officer and Chief Financial Officer, Mike Nikzad, SWAG’s Vice President of Acquisitions and a director, and Andrew Nikou, one of SWAG’s directors. As such, they have voting and investment discretion with respect to the SWAG Common Stock held of record by the Sponsor and may be deemed to have shared beneficial ownership of the SWAG Common Stock held directly by the Sponsor.

2.

Each of these individuals holds a direct or indirect interest in the Sponsor. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

SWAG’s Initial Stockholders beneficially own 20% of SWAG’s issued and outstanding shares of common stock as of the SWAG Record Date. Because of this ownership block, the Initial Stockholders may be able to effectively exercise influence the outcome of all matters requiring approval by our stockholders, including the election of directors, amendments to our Existing Charter and approval of significant corporate transactions, including approval of the Business Combination.

The Sponsor and SWAG’s directors and officers have agreed (A) to vote any Founder Shares or Public Shares owned by them in favor of the Business Combination Proposal and (B) to waive their redemption rights with respect to any Founder Shares and any Public Shares held by them in connection with the completion of the Business Combination.

INFORMATION ABOUT NOGIN

References in this section to “we,” “our,” “us,” the “Company” or “Nogin” generally refer to Branded Online, Inc. (d/b/a Nogin) and its consolidated subsidiaries.

Mission

Nogin’s mission is to help brands keep pace with big retail.

Overview

Our purpose-built platform has been developed to offer full-stack enterprise-level capabilities to online retailers. Using our Intelligent Commerce software solution we enable brands in this market to build direct relationships with their end customers, in competition with big retailers.

As brands sell more online and therefore grow in the amount of gross merchandise value (“GMV”) generated through their business, they soon realize that they need more than just a simple online storefront and encounter complexities in terms of customer management, order optimization, returns, and fulfillment that need to be managed and coordinated. There are now a large number of brands that need to utilize an extended set of capabilities—Nogin provides this technology. In addition, there are established brands that have traditionally sold through retailers that now see an opportunity to go direct to the end customer and establish the direct customer relationship using Nogin’s software solution.

The Nogin platform provides a full suite of capabilities including storefront, order management, catalog maintenance, fulfillment, returns management, customer data analytics and marketing optimization tailored for online brands and all consolidated within a single software solution. Furthermore, our clients utilize Nogin’s technology to help accelerate the growth of their GMV, improve their customer engagement and reduce costs.

We cater to a market that is currently underserved and growing fast. We are mission-critical to helping our clients manage their front-to-back-end operations while driving increased revenue and profitability. Our platform integrates seamlessly into point-of-sale (“POS”) or inventory software systems on the back end and offers simple tools for creative website development and content management on the front end. Nogin enables brands and retailers to focus on their core strengths of product development and branding by reducing the complexity associated with scaling an online business. Our software solution delivers best-in-class commerce experiences for our clients that they may not have the time, budget, or expertise to deliver on their own. We make commerce simple and easy to operate.

As digital channels grow in significance in relation to consumer spending behavior, we are a market leader in helping brands and retailers optimize their digital commerce presence. According to eMarketer Inc., worldwide e-commerce sales are projected to reach $6.4 trillion by 2024 with the e-commerce software market expected to expand from $6.1 billion in 2021 to $20.4 billion in 2028.

The sophistication of our Intelligent Commerce platform means we have a data lake of over 1 billion consumer interactions which our software leverages to create smart algorithms around discounts and mark downs, free shipping, traffic and conversions, payment processing, media, fulfilment and returns, freight, and customer service that our brands can use across their entire ecosystem, driving ROI outside of the online storefront. By testing, tracking and tagging, our software can determine the impact of implementing new strategies for our clients. This allows clients to gain insights into what is impacting margins and uncover areas of focus to improve on.

The success of the brands who utilize our platform is our success, and we develop relationships as such that we become their trusted partner for growth. The more GMV our brands are able to efficiently drive to their online store, the greater our own revenue, growth, and profitability. We believe this alignment of interests with our clients is a core tenant to our sustainable, long-term success. This is evidenced by our net revenue retention rate, which has been 105% in 2020 and the last twelve months ending September 2021 and consistently over

100% in the preceding years. These retention rates demonstrate both the strong retention we achieve from our existing brands and their strong growth in GMV by using the Nogin platform.

Since launching our platform in 2013, our business has experienced rapid growth. Our revenues were $41.0 million, $45.5 million and $55.2 million in the years ended December 31, 2019, 2020 and 9 months ended September 30, 2021 respectively, representing an increase of 11% in the year ended December 31, 2020 and 90% growth as of September 30, 2021 over the same period in 2020. Our GMV amounted $182.5 million, $280.2 million and $190.0 million in 2019, 2020 and during the 9 months ending September 30, 2021, respectively, representing an increase of 54% in the year ended December 31, 2020 and 2% growth as of September 30, 2021 over the same period in 2020. In 2021, we began acquiring inventory to assist our clients supply chain issues through the pandemic. As such, we had product revenue in 2021 that we do not anticipate continuing after 2022.

In a scenario where we convert product sale clients, related cost of sales and operating expense to a full CaaS model that includes CaaS, marketing and shipping revenue and related costs (a full definition can be found elsewhere in this proxy statement) rather than having product revenue in 2021 (which was a unique situation in 2021 that we do not anticipate continuing after we find a buyer to distribute the inventory), we estimate the net impact would have been an increase in net revenues of $14.4 million for the nine months ended September 30, 2021, which would have represented a 50% growth as of September 30, 2021 over the same period in 2020.

Key Trends in E-Commerce

Accelerating shift towards e-commerce with online sales growth higher than traditional retail sales

In 2021, US consumers are expected to spend $933.0 billion on e-commerce, representing 15.3% of total retail sales, and by 2025, US consumers are projected to spend $1.64 trillion on e-commerce representing 23.6% of total retail sales1. The growth in e-commerce sales as a proportion of total retail sales has been accelerated by brands selling directly to consumers, increased use of social media for both marketing and as a method for transacting, growing number of and reach of e-commerce platforms that allow retailers to situate themselves online, and larger number of digital marketplaces directly connecting sellers and consumers.

[1]	https://www.emarketer.com/content/us-ecommerce-forecast-2021

Increased emphasis by retailers on direct-to-consumer sales channels and community building

Retailers are increasingly utilizing data to segment customers, understand their purchasing behaviors, and create a more personalized shopping experience for each shopper. Audience data is also being used to generate and provide ads that are more relevant online by targeting specific consumers with content that is most likely to entice them into taking further purchasing action.

Growing focus and investments in digital transformation and IT within the retail sector

Digital brands and retailers are now prioritizing providing customers with a unified retail experience, which includes the combination of emerging technologies, merchandise planning and execution, digital workplace experiences, and unified commerce execution. International Data Corporation (“IDC”) predicts that by 2023, digital transformation and innovation will account for more than 50% of all IT spending, as compared to 36% of IT spending in 2018. As retailers’ IT functions continue to play a larger role from a strategic standpoint, companies are committed to investing and developing resources that help expand their digital footprint within their respective target markets. While increased IT spending can help with marketing and outreach, investments in IT also serve to facilitate more efficient supply chain processes and unique customer experiences.

Shifting consumer sentiment related to online and offline shopping methods and preferences

Brands and retailers are offering different methods for consumers to buy and receive items through their stores. Click-and-collect, where a consumer orders online and picks up the item at a physical store is expected to continue gaining popularity with spending projected to grow from $72.5 billion in 2020 to $141.0 billion in 2024.2

Mobile purchases are also taking on more significance across the retail industry with 67% of consumers making a purchase on their mobile device at least once a month.3

Consumers rapidly changing how they shop across online and offline channels

With the vast amount of product information available online and continuous engagement through social channels, consumers have gained increasing amounts of leverage in terms of buying power. Retailers must now react to keep up with changing preferences of consumers, of which 30-40% will switch brands or retailers in order to support companies who provide greater value, are purpose-driven, and provide strong product quality.4

Due to the impact of COVID-19, more consumers have been working from home with few opportunities to spend time outside of the home to make purchases. This has resulted in additional spending through online channels and is a trend expected to continue in the medium term. Consumers have turned to searching for products online with 42% searching for items on online marketplaces and 40.5% making purchases directly through retailers’ websites.5

Growth of direct-to-consumer, digitally native brands

Digital native brands offer their products directly to consumers and therefore, must focus their efforts both on product development as well as distribution. The growth of these brands often hinges on their ability to develop communities through branding and consumer awareness. These vertically integrated companies often need support across a spectrum of capabilities including online storefronts, fulfillment and distribution, marketing and analytics, and payments.

[2]	https://www.emarketer.com/content/click-collect-already-popular-option-finds-new-gear
[3]	https://www.emizentech.com/blog/m-commerce-statistics-mobile-shopping-trends.html
[4]	https://www.mckinsey.com/business-functions/marketing-and-sales/our-insights/survey-us-consumer-sentiment-during-the-coronavirus-crisis
[5]

https://transaction.agency/ecommerce-statistics/42-of-u-s-consumers-have-searched-and-purchased-products-or-services-online/#:~:text=Around%2042%20percent%20of%20U.S.,than%20go%20to%20physical%20stores and https://blog.hubspot.com/marketing/do-consumers-shop-directly-on-social-media-platforms

Brand Challenges

E-commerce brands today face the expectation that they will deliver e-commerce experiences similar to large retailers. In order to that, they face these challenges:

Implementing an e-commerce solution requires significant initial investment

Retailers face the decision of which e-commerce platform to utilize, typically deciding between a basic storefront application and an enterprise SaaS solution. Despite their basic functionality, storefront applications can take between 4—6 months to implement with initial setup costs ranging between $80K—450K while enterprise SaaS applications take between 12—24 months to ramp up with costs in the $500K—$5M range. We have a proven track record of implementing our software within 1—3 months with a zero-cost implementation fee.

Fixed resources limit scale and constrain growth

When transitioning to online retail, brands traditionally have had to decide whether to manage their e-commerce operations in-house or to outsource them. Managing in-house can be costly as retailers need to hire experts to run the storefront website, understand analytics related to marketing spend and channels, and coordinate fulfillment and delivery operations. We offer a software solution that consolidates a retailer’s entire e-commerce operational workflow into one platform, encouraging growth and increased GMV rather than limiting it.

Capacity requirement reduces margins

Because of retailers’ need to stay updated with technology, marketing tactics, and trends within the industry in which they operate, they often are stretched in terms of budget and experience lower profitability. Our company takes on the responsibility of keeping up with the latest technologies and any R&D burden allowing our clients to focus on their core business and staying profitable.

Difficulty in providing competitive shipping / marketing offerings

Clients can take advantage of discounted shipping and marketing rates from vendors due to the high volume of spend that our platform funnels to them. Our clients benefit from the lower costs as well as the convenience of being relatively hands-off in processes that they may not have the time or expertise to focus on.

Management of many different agencies and vendors

Basic storefront applications typically offer a SaaS solution with a limited number of features. Additional capabilities including network and third-party application integrations need to be added separately. In addition to increased and unforeseen costs, retailers often are unaware of which applications would best complement their business and current e-commerce infrastructure. Traditional enterprise SaaS solutions are often not customizable and undergo a limited number of updates. Additionally, they can be difficult to integrate third-party applications with, leading to a limited ability for the retailer to add further functionality. We provide a single solution to help clients manage their entire e-commerce operations allowing them to focus their time and efforts on product development and branding.

Upgrades are required and costly, results do not justify the investment

Retailers utilizing a basic storefront application must integrate with third party applications if they want to add additional functionality to their e-commerce operations. Traditional enterprise SaaS solutions typically offer a limited amount of innovation beyond their baseline software, and even if they do, the costs are often too high for an online brand to upgrade. Our clients’ storefronts and marketing budgets are continuously optimized using AI and machine learning, ensuring that they have the best and most up-to-date infrastructure powering their e-commerce store.

Brands can’t afford R&D to compete in today’s market

Typical e-commerce software vendors do not offer R&D capabilities to their clients, which can range between 12%—20% of a retailer’s total GMV. The expenses related to constantly experimenting and updating a retailer’s online store can be prohibitive to the company’s ability to invest in new products and marketing, leading to diminished growth. We employ software and data analytics experts who continuously work on optimizing clients’ engagement and conversion rates and can push out updates automatically to improve a store’s metrics. Our R&D capabilities are highly scalable as we can optimize a single client’s storefront and push the optimization out to all of our clients’ storefronts at one time, reducing the need to increase our analytics headcount as we expand our client base.

The Nogin Solution

Our clients often engage us as a result of the constraints and difficulties of their existing online platform. Those platforms often limit scale and restrict future growth, in part because companies cannot afford the research and development expenditures and the costs of upgrades that are required to compete in today’s online marketplace. Those capacity limitations, in turn, reduce the margins companies may realize through online sales. Furthermore, the platforms often create administrative burdens on company management as they require the supervision of numerous agencies and vendors providing additional services for the platform.

We operate as the market leader providing a solution that transforms consumer behavior by applying AI, making technology and innovation accessible to all brands and retailers. Our full-stack, intelligent commerce platform creates differentiated benefits for both shoppers and retailers. Our platform increases traffic and conversions for brands by removing much of the complexity associated with optimized enterprise commerce. The Nogin platform also facilitates increased margins and decreased shipping and return costs by leveraging proprietary AI and/ optimization capabilities to deliver targeted customer experiences.

As shopper demands evolve, Nogin delivers a full stack platform that bundles AI, optimization, R&D, and social commerce to enable brands and retailers to be best-of-breed without having to maintain the budgets and resources for those capabilities in-house. Brands can then focus on their customers, products, and branding while we provide the technology that they need.

Nogin is an enterprise software solution used by brands and retailers from a wide variety of industry verticals to operate and scale their ecommerce business initiatives. We have pioneered a new operating model called Commerce-as-a-Service (“CaaS”) that provides retail clients with a technology platform that helps improve key aspects of their ecommerce business.

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Comprehensive CaaS Model. Our platform includes all updates, front and backend optimizations, and research and development (“R&D”) implemented within clients’ storefronts, effectively absorbing all R&D costs for our customers. We offer a single point of contact, significant cost savings, demonstrated increases in sales performance, a data lake of over one billion consumer interactions, and scale, expertise, and innovation benefits. ROI Enablement Outside of Storefront. Our smart algorithms help clients achieve greater returns from promotions, free shipping, fulfillment, marketing, conversions, and returns.

•

Predictive Analytics. Over the past 12 years, we have developed buyer behavior data lakes from more than 50 million end customers, which serve as the foundation for our software’s AI infrastructure, helping identify trends, opportunities, and best practices to drive customer retention, acquisitions, and conversions. Our platform utilizes an algorithmic trigger-based architecture to help clients act on customer trends leading to higher marketing ROAS, lower shipping costs, and increased margins while enhancing conversion rates and other relevant KPI’s.

•	Unified Customer Architecture. We maintain the ability to automatically optimize and update all client stores at once to improve platform features, payments, algorithms, promotions, and R&D.

•	Low-Cost and Efficient Setup. Our implementation process takes between 1—3 months and is free of cost for clients while still offering full stack, enterprise-level capabilities.

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Cross-channel Selling. Our platform can support cross-channel selling via native and third-party integrations with leading marketplaces, social networks, support engines, content management systems, and point-of-sale platforms.

•	B2C and B2B Support. We are both a full-featured B2C platform and supportive of a wide variety of B2B use cases either natively or in conjunction with third-party B2B extensions.

•	GMV Growth. Our business model ensures our client’s interests are prioritized resulting in material GMV growth year-over-year.

•	Global Capability. Our platform can be used by shoppers around the world, with front-end support for a shopper’s preferred language, as well as back-end control panel language options.

Competition

We consider the following categories of services and solutions to be our primary and direct competition:

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In-House Direct-to-Consumer E-Commerce. Some brands and retailers prefer to manage their portfolio of e-commerce operations internally. However, maintaining an employee base can be cost-prohibitive when taking into account the required resources such as employees to manage the brand’s storefront, marketing strategy, shipping, fulfillment, order management, and returns not to mention the added costs of any necessary technological or operational upgrades to maintain pace with competitors. Our platform allows retailers to consolidate the full spectrum of their e-commerce operations in one place providing necessary convenience and reliability for a predictable cost while facilitating the brand’s growth.

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Alternative E-Commerce Platforms. Brands may decide to contract one of our competitors who may offer a simple storefront application or an enterprise SaaS solution. Storefront applications offer limited functionality and require in-house talent to maintain. Additionally, the company needs to integrate with a number of third-party applications that the brand may not have the resources or expertise to undertake. While enterprise SaaS solutions may offer enhanced functionality, they are often limited in the amount of innovation or upgrades they can provide and any such offerings can be expensive especially for an online brand. Both storefront applications and enterprise solutions also require a longer ramp-up time of anywhere between 4—24 months with estimated implementation costs of between $80K—$5M while our platform typically takes between 1—3 months to implement at no cost.

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Legacy Players, Local Distributors, and Brick-and-Mortar Retailers. Some retailers may choose to operate primarily out of a brick-and-mortar storefront while providing the brand’s digital rights to a licensee. This allows the retailer to manage the face-to-face interactions and relationships with their customers; however, this greatly limits the selection the brand can provide and its ability to scale. Retailers can also be locked into long-term licensing agreements with distributors for items that may low-margin or not representative of the brand after a certain period of time. Our platforms helps retailers efficiently manage all of their inventory in place and scale their operations and distribution as needed to fulfill customer demand.

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Online Marketplaces and Other Non-Direct-to-Consumer Channels. Online marketplaces allow retailers to sell their products under a marketplace’s brand. While this model can help consumers find brands’ products and provide a form of credibility, it can be expensive for brands to pay a portion of their revenue to the marketplace. Additionally, operating through a marketplace limits the brand’s ownership of consumer interactions and relationships. We help brands connect directly with their audiences leading to increased conversions and reduced returns while also providing in-depth analytics on customer trends.

Our Competitive Advantages

As a comprehensive provider of a technology platform, we deliver a market-leading combination of effective and unique functionality, scalability, and ease-of-use to facilitate the growth of clients’ digital commerce businesses.

A large, growing addressable market. Our clients comprise well-known retailers and brands globally.. We provide a curated platform that offers functionality that surpasses that of self-service e-commerce storefront platforms while maintaining a level of continuous innovation, customizability, and ease-of-use that differentiates our platform from typical enterprise-level digital commerce platforms.

Market-leading efficiency with quick, low-cost implementations. We provide a world-class platform with pre-built ecommerce capabilities and pre-integrated third parties, best practice implementation strategies, data pumps and other migration technology capabilities. All ecommerce storefronts require the addition of numerous software applications and add-ons, while we provide the entire stack out of the box. This reduces launch timelines to months vs. years.

Reduced need for re-platforming. Because we provide an always up-to-date e-commerce platform, our customers do not need to re-platform; customers are always on the latest version. Strategies and tactics are constantly tested and deployed to our customer base.

Unified customer architecture for simultaneous optimization. The ability to optimize and test tactics that can be deployed across all clients provides significant scale. Many smaller clients can take advantage of our larger statistical sample size to get benefits much more quickly. In addition, our software leverages machine learning models to assess customer profiles and develop personas with marketing strategies to optimize lifetime customer value, revenue and overall return on spend investments.

Our Growth Strategy

We are excited to expand our footprint, and we plan to implement the following strategies to accelerate our growth.

Offer additional products and solutions to existing clients. Existing clients benefit from our unified customer architecture. As new features are developed and tested on various clients, those capabilities can be deployed to all of our clients simultaneously. Our features are highly configurable and can be turned on and off at our discretion. The storefront tools within intelligent commerce allows clients to have a unique brand experience while still maintaining features and functions that drive revenue and maintain margin and profitability. Our machine learning models and algorithms are similarly built and tested on certain clients and then deployed to all of our clients simultaneously.

Expand our product line. Our roadmap includes productizing technology that is already in use. These new products include: Smart Marketer, Smart Ship, and the Smart Pay. We continue to build and innovate new features into our intelligent commerce suite of products. These include such things as new machine learning models, new smart algorithms, and advancements to storefront capabilities. Engage in strategic M&A activity to acquire certain technological capabilities and expand our customer base. Our platform includes a number of pre-integrated third parties, some of whom might make a good addition to our technology stack. There are also complementary technologies that can provide an incremental client base for us to expand into by upselling our CaaS products and capabilities.

Continue to pursue customers in already established verticals such as apparel, accessories and Consumer Packaged Goods (CPG) and expand across additional verticals. The Ideal Customer Profile (“ICP”) are brands that have evolved to reach more than $5 million in GMV. We intend to pursue online brands in the fashion, apparel, and accessories, health, beauty, wellness, and CPG verticals while expanding into new verticals such as electronics.

Expand geographically. We plan to expand into Europe as we already support shipments throughout Europe from warehouses in the UK and the Netherlands. We are integrated into a worldwide fulfillment network that gives us scale and access to many markets beyond North America.

Representative Industry and Client Relationships

Our platform is built to perform across a range of industry verticals in apparel, accessories, consumer goods, and beauty / wellness, which make up a significant portion of online sales. These verticals all utilize the same core capabilities of the platform, delivering a high-quality, high-touch experience to the end-customer. We enable customers to sell on a global basis taking into account all the complexities of cross border sales.

Client Case Studies

Client A (Footwear)—This footwear retailer had incurred significantly higher costs as a result of contracting multiple agencies/vendors to operate their e-commerce site. They were in need of digital marketing tools and a centralized and experienced team to integrate them. Our platform coordinated capabilities across technology, marketing, strategy, and planning teams to drive greater efficiencies and dramatically improve our client’s e-commerce site metrics (some of which are listed below). Additionally, our software helped to revamp the client’s shopping funnel from all sources including optimizing its storefront for every device and was instrumental in helping the client launch a new SMS and loyalty program to reach and retain a larger number of customers.

Results:

Client B (Apparel)—An apparel retailer engaged us after closing all of their retail locations and making the strategic decision to be a strictly direct-to-consumer brand. We implemented our full-stack solution which provided a new storefront within 60 days, full integrating with their legacy system. We also utilized AI/ML to maximize the company’s return on stacked promotions and free shipping offers, leading to improved margins. Additionally, the client utilized our loyalty program platform functionality to boost their customer lifetime value (LTV)..

Results:

Client C (Diversified)—Nogin was hired to implement our Intelligent Commerce offering across the client’s e-commerce workflow which consisted of a multilingual/multi-currency platform. Our platform improved their holiday revenues and overall YoY revenue growth by syndicating the client’s entire multi-brand catalogue to ten (10) different marketplaces, enabling real-time responses to improve drop-shipping operations, and consolidating all of the client’s e-commerce data under a single architecture to propagate actionable insights to the company’s regional stores.

Results:

Marketing

The Nogin brand was launched in early 2021, having previously operated as Branded Online. Historically, the company has relied on relationships, industry connections, and reputation as its primary growth engines to attract new brands to the platform. Significant investments were made throughout 2021 under the new Nogin brand to increase our sales and marketing resources to establish a more effective pipeline moving forward into the next calendar year.

Traditionally, we have relied heavily on our public relations agency, thought-leadership articles, awards, and new customer acquisitions to attract potential customers into our in-bound sales pipeline. We are working to expand those efforts with an effective, paid lead-generation in-bound program. In addition, we will be expanding our content production model to include new opportunities for thought-leadership, video usage, industry articles, podcasts, and other content suitable for an aggressive social media outreach program.

Our sales and marketing teams are also working to establish identifiers and segmentation for an ongoing effective out-bound sales program. We have hired additional support to further supplement the internal sales team specifically for new business acquisition. Our marketing team will be supporting this out-bound effort and integrating content, ads, and outreach while working hand in hand with our sales team to achieve measurable results.

Our goal is to continue to have Nogin recognized as an industry leader in the e-commerce industry and as a trusted, reliable, and experienced CaaS brand. Our marketing is primarily focused on inbound activities while supporting the outbound efforts of the sales team. Our marketing team uses advanced marketing techniques and digital technologies, and creates original and engaging content to keep the brand top of mind with prospects, customers, and the media. These tools include marketing automation, remarketing and a selection of social media tools. Activities vary from development of educational and promotional material in the form of blogs, webinars, whitepapers, eBooks, datasheets and sales support tools. These materials educate, engage, and guide prospects as they move along the purchasing funnel converting them into customers and brand loyalists.

Sales

Prior to 2019 our new customer acquisition came from direct sales efforts (51%), trade show/event marketing (28%) and business development and merger and acquisition efforts (21%). Since 2019, our new customer acquisition has come from direct sales efforts (64%), trade show/event marketing (29%) and business development and merger and acquisition efforts (7%).

We implemented a direct B2B enterprise solution sales model staffed with experienced industry and e-commerce savvy sales executives. Our sales executives research brands to identify the best potential prospects that fit our Ideal Customer Profile (“ICP”). Each sale engages with ICP prospects in an initial meeting with a goal to identify whether the company has any of the three critical business issues that Nogin Intelligent Commerce confidently solves with speed to market that leverages experienced global e-commerce technology, processes, and people.

Historically, enterprise sales executives have generated opportunities by leveraging their existing industry relationships, industry referrals, and direct prospecting and sales engagement with brands and retailers. Marketing investments supported new account-based lead generation efforts at fashion and apparel industry-centric account-based events. These events have been an effective forum for allowing sales executives to establish themselves as industry experts brands and retailers can trust with e-commerce and fashion knowledge.

We have launched a scalable demand generation strategy to rapidly move our coordinated outbound and inbound marketing and sales programs forward. Efforts include building out a demand generation engine with a small inside sales team to qualify inbound leads and make outbound appointment setting sales calls. Key to our success will be an accelerated and continued investment and focus on delivering content that maps across Nogin’s B2B marketing funnel:

•	Awareness (Top of Funnel: Website home page, Blog posts, Infographics, Video, Podcasts, Social Media Posts )

•	Consideration (Middle of Funnel: Customer Profiles, eBooks, One Sheet Overviews, Website Features Page, Video)

•	Decision (Bottom of Funnel: Research Reports, Solution Guides, Check Lists, Competitive Analysis, Customer Case Studies, Website FAQ content, Website Pricing Page, Sales Support Materials)

•	Retention (Customer Loyalty, Keep them informed)

We are a trusted e-commerce partner to some of the world’s leading lifestyle brands in the apparel, wellness, electronics and CPG industry verticals. In 2021, we expanded our strategic industry focus to include online brands in the following industry groups: Home & Garden, Outdoors, Sports, Household, Cleaning Supplies, Housewares, Toys, Kids & Baby, Beauty, Health, Personal Care, and Pet Supplies. Our sales and marketing focus is on identifying potential brands and retailers that are good fit prospects for our offerings.

The ICP for our Intelligent Commerce Platform includes brands selling finished products to consumers via a multi-channel (webstore/DTC, Marketplaces, company-owned physical stores or other retailers/wholesale) and selling on their company owned online store for more than two years with annual GMV greater than $5 million (unless well-funded). Prospective clients must own the intellectual property and trademarks for their products. Prospective clients will have a strong brand focus with a premium buyer experience (i.e. not discounted brands) and (delete: all must) be challenged to compete with Big Retail’s (Amazon, Wayfair, Walmart, eBay, Target, and others) sales tactics such as free shipping and returns as well as R&D investments.

Platform and Products

Platform

We provide a sophisticated technology platform that empowers brand success. Our Nogin Intelligent Commerce full stack, enterprise CaaS platform includes:

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Products such as Intelligent Commerce (site management), Smart Marketer (digital marketing and predictive analytics), Smart Ship (fulfillment and WMS) and Smart Pay (payments, subscriptions and merchant services);

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Intelligence commerce architecture, such as orders, returns and warehouse management, channel partner integrations, customer management, catalog management, content and site management, and security, privacy and data protection grouped into a single software solution; and

•	Foundational elements, including our data asset, CDP and AI, and flexible API.

Products

•	Intelligent Commerce Architecture

•	Orders, Returns, and Warehouse Management

•	Channel Partner Integrations

•	Customer Management

•	Catalog Management

•	Content & Site Management

•	Security, Privacy, & Data Protection

•	Foundational Elements

•	Data Asset

•	CDP and AI

•	Flexible API

1.

AI that supercharges growth. Nogin AI processes hundreds of millions of interactions and analyzes across clients’ entire operational workflow, acting on it real-time to unlock growth and identify sources of lost revenue.

2.

Benchmarks, Best Practices, and Behavioral Data. Our platform utilizes data from all of our brands simultaneously to identify trends, opportunities, and best practices to drive improvements in customer acquisition and retention.

3.

Flexible, Intelligent Platform. We continuously pursue additional R&D opportunities with dedicated developers tweaking the platform to generate value and performance. With Nogin, clients’ ecommerce platform is always updated eliminating the need for manual updates or re-platforming.

4.

CDP. Nogin’s proprietary customer data platform. It is a unified customer data architecture where data is pulled from multiple sources (marketing, web, call center, loyalty, reviews, returns, etc...), cleaned and combined to create a single customer profile. Customer profiles are then segmented in cohorts with personas using machine learning models. These models can be client specific or be applied to all clients. Marketers can then use the data to target various activations for the available marketing channels (such as Facebook, email and SMS) or target the customer user journey by delivering a personalized web experience.

Statistics:

•	5TB Data Processed

•	3B Emails and SMS Messages Sent

•	50M+ Customers

We have four products that are being developed or are in the market today: Intelligent Commerce, Smart Marketer, Smart Ship, and Smart Pay.

1.

Intelligent Commerce—A proprietary open-source enterprise class end to end headless e-commerce platform that includes research and development, a customer data platform and an artificial intelligence data pool across all endpoints for superior customer knowledge and future predictive commerce.

2.

Smart Marketer—The world’s first multi-channel marketing automation tool designed to create the most effective paid search and paid social campaigns. Smart Marketer combines real-time and historical inventory, sales, and traffic data to craft advertising campaigns that maximize sales and customer acquisition.

3.

Smart Ship—Provides comprehensive ecommerce order storage and fulfillment solutions that seamlessly integrate with the user’s storefront. Users spend less time worrying about the complicated process of order fulfillment allowing them to focus on sales, marketing, and growing their business.

4.

Smart Pay—This is our Payment and Merchant Solutions Product. It uses machine learning and other tactics to better manage fraud and chargebacks. It includes payment management to help facilitate the various vendor and app payouts simplifying finance functions for brands. It also includes standard payment processing functions, as well as management of subscriptions.

Technology, Infrastructure, and Operations

We have designed our platform with high levels of functionality and customizability, convenience, and scalability as top priorities. Core contributors to our strengths in these areas include:

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Scalable Infrastructure. We operate a proprietary platform that targets online brands and can be scaled to support retailers as they grow in GMV with increased customer count. We also integrate our platform with third-party storefronts and applications as needed to provide a full-stack solution.

•	Uptime. Our platform maintains market-leading service levels as we guarantee 99.5% uptime to our customers.

•	Quick and Low-Cost Implementation. Our implementation process typically lasts between 1—3 months and is free of implementation cost for clients while still offering enterprise-level capabilities.

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Security. Our platform has built-in enterprise-grade security, speed, uptime, and hosting. We offer native security protection, payments, information applications, and external threat protection along with complying with GDPR and other regulatory agencies.

Research and Development

We have invested a significant amount of time and expense into R&D to develop our Intelligent Commerce Platform. In addition, we are productizing a tech-enabled solution for shipping and fulfillment called Smart Ship and productizing the machine learning tools and best practices we use for our digital marketing solution, Smart Marketer. Our R&D activities are largely conducted at our headquarters in Tustin, California. As of September 30, 2021, we had approximately 243 full-time or equivalent employees engaged in R&D activities.

Intellectual Property

Our business depends, in part, on our ability to develop and maintain the proprietary aspects of its core technology. We rely on trademarks to protect our intellectual property.

We have been issued a federal registration for its “Face Off Fashion” trademark and have three published but pending trademarks, including “NOGIN”, as well as multiple pending trademarks. We also hold various domain names and are currently pursuing a number of patents.

Regulatory

We are subject to various laws and regulations in the United States and internationally, which may expose us to liability, increase costs or have other adverse effects that could harm our business. These laws and regulations include but are not limited to data privacy and data localization, copyright or similar laws, anti-spam, consumer protection, employment, and taxation. Compliance with such laws can require changes to our business practices and significant management time and effort. Additionally, as we continue to develop and improve consumer-facing products and services, and as those offerings grow in popularity, the risk that additional laws and regulations will impact our business will continue to increase.

Data protection and privacy

All states have adopted laws requiring notice to consumers of a security breach involving their personal information. In the event of a security breach, these laws may subject us to incident response, notice and remediation costs. Failure to safeguard data adequately or to destroy data securely could subject us to regulatory investigations or enforcement actions under federal or state data security, unfair practices, or consumer protection laws. The scope and interpretation of these laws could change, and the associated burdens and compliance costs could increase in the future.

Privacy laws and regulations, cross-border data transfer restrictions, data localization requirements, and other domestic or foreign laws or regulations may expose us to liability, or otherwise adversely affect our business. Laws and regulations related to data privacy and the collection, processing, and disclosure of consumer personal information are constantly evolving. Two laws that have significant implications are the European Union’s General Data Protection Regulation (“GDPR”) the California Consumer Privacy Act (“CCPA”) and contain detailed requirements regarding collecting and processing personal information and impose certain limitations on how such information may be used, the length for which it may be stored, with whom it may be shared, and the effectiveness of consumer consent. Such laws and regulations could restrict our ability to store and process personal data (in particular, our ability to use certain data for purposes such as risk or fraud avoidance, marketing, or advertising), to control our costs by using certain vendors or service providers in certain jurisdictions and could limit our ability to effectively market or advertise to interested buyers and, in general, increase the resources required to operate our business. Additionally, such laws and regulations are often inconsistent and may be subject to amendment or reinterpretation, which may cause us to incur significant costs and expend significant effort to ensure compliance.

Our failure to comply with these privacy laws or regulations could expose us to significant fines and penalties imposed by regulators and has in the past and could in the future expose us to legal claims by buyers, or other relevant stakeholders. Some of these laws, such as the CCPA, permit individual or class action claims for certain alleged violations, increasing the likelihood of such legal claims. Similarly, many of these laws require us to maintain an online privacy policy, terms of service, and other informational pages that disclose our practices regarding the collection, processing, and disclosure of personal information. If these disclosures contain any information that a court or regulator finds to be inaccurate, we could also be exposed to legal or regulatory liability. Any such proceedings or violations could force us to spend money in defense or settlement of these proceedings, result in the imposition of monetary liability or demanding injunctive relief, divert management’s time and attention, increase our costs of doing business, and materially adversely affect our reputation.

Anti-corruption and sanctions

We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”). The FCPA prohibits corporations and individuals from engaging in improper activities to obtain or retain business or to influence a person working in an official capacity. It prohibits, among other things, providing, directly or indirectly, anything of value to any foreign government official, or any political party or official thereof, or candidate for political office to improperly influence such person. Similar laws exist in other countries, such as the UK, that restrict improper payments to persons in the public or private sector. Many countries have laws prohibiting these types of payments within the respective country. Historically, technology companies have been the target of FCPA and other anti-corruption investigations and penalties.

In addition, we are subject to U.S. and foreign laws and regulations that restrict our activities in certain countries and with certain persons. These include the economic sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control and the export control laws administered by the U.S. Commerce Department’s Bureau of Industry and Security.

Facilities

Our corporate headquarters are located in Tustin, California. The headquarters cover 89,468 square feet pursuant to an operating lease that expires in 2029. We believe our current facility is suitable and adequate to meet our current needs. We intend to add new facilities or expand existing facilities as we add employees, and we believe suitable additional or substitute space will be available as needed to accommodate any such expansion of our operations.

We lease four warehouse facilities, two in Fontana, California, one in Rancho Dominguez, California and one in Pittsburgh, Pennsylvania. The two warehouses in Fontana are a combined 162,100 square feet and leases for both facilities expire in 2022. The Rancho Dominguez warehouse is 115,814 square feet and its lease expires in 2023. The Pittsburgh, Pennsylvania warehouse is 253,478 square feet and its lease expires in 2027.

Employees

Our culture is driven by the following corporate values:

•	We Love Data.

•	Be Simple But Think Analytically.

•	Take Ownership.

•	Life’s Too Short Not To Go Big.

•	Be Authentic, Humble and Remarkable.

Together, our values and culture creates an environment that allows us to successfully recruit and retain team members that are passionate and talented. As of December 31, 2021, we had approximately 286 full-time employees, all of whom are based in the United States.

We have won awards related to our workplace culture including Comparably’s Best Places to Work and Best Company Perks and Benefits in Los Angeles 2021 based on anonymous rankings submitted by then-current employees. Employers who won these awards were assessed based on nearly 20 different categories that included compensation, leadership, professional development opportunities, perks and benefits.

Legal Proceedings

We are not currently a party to any material legal proceedings. However, in the ordinary course of business we face various claims brought by third parties, and we may, from time to time, make claims or take legal actions to assert our rights, including intellectual property rights as well as claims relating to employment matters and the safety or efficacy of our products. Any of these claims could subject us to costly litigation, and, while we generally believe that we have adequate insurance to cover many different types of liabilities, our insurance carriers may deny coverage, may be inadequately capitalized to pay on valid claims, or our policy limits may be inadequate to fully satisfy any damage awards or settlements. If this were to happen, the payment of any such awards could have a material adverse effect on our business, financial condition and results of operations. Additionally, any such claims, whether or not successful, could damage our reputation and business

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF NOGIN

	For the Years Ended December 31,
	2020	2019
Net service revenue	$45,517	$40,954

Operating costs and expenses:
Cost of services	17,997	13,197
Sales and marketing	1,094	1,433
Research and development	4,289	5,021
General and administrative	23,865	23,387
Depreciation and amortization	415	207

Total operating costs and expenses	47,660	43,245

Operating loss	(2,143)	(2,291)
Interest expense	(225)	(164)
Other income	1,418	2,480

Income (loss) before income taxes	(950)	25
Provision for income tax	190	25

Net income (loss)	$(1,140)	$—

	Nine Months Ended September 30,
	2021	2020
Net service revenue	$31,242	$29,037

Net product revenue	19,739	—
Net service revenue from related parties	4,240	—

Total net revenue	55,221	29,037
Operating costs and expenses:
Cost of services	16,721	10,526
Cost of product revenue	7,957	—
Sales and marketing	1,205	905
Research and development	4,033	3,021
General and administrative	30,300	17,081
Depreciation and amortization	384	295

Total operating costs and expenses	60,600	31,828

Operating loss	(5,379)	(2,791)
Interest expense	(374)	(177)
Change in fair value of unconsolidated affiliate	4,937	—
Other income	2,972	1,188

Income (loss) before income taxes	2,156	(1,780)
Provision for income taxes	82	107

Net income (loss)	$2,074	$(1,887)

NOGIN’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of Nogin should be read together with our audited consolidated financial statements, unaudited consolidated condensed financial statements, and related notes included elsewhere in this proxy statement. The discussion and analysis should also be read together with the section entitled “Business” and our pro forma financial information as of and for the Nine Months Ended September 30, 2021 and for the year ended December 31, 2020. See “Unaudited Pro Forma Condensed Combined Financial Information.” In addition to historical information, the following discussion contains forward-looking statements. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in the sections entitled “Risk Factors’’ and “Cautionary Statement Regarding Forward-Looking Statements.” Certain amounts may not foot due to rounding, and all figures presented are in thousands.

Company Overview

Nogin (the “Company,” “we,” “our”) is an e-commerce, technology platform provider in the apparel and ancillary industry’s multichannel retailing, business-to-consumer and business-to-business domains. Nogin’s Commerce-as-a-Service (“CaaS”) platform delivers full-stack enterprise-level capabilities to our clients enabling them to compete with large retailers. As brands grow their GMV, they require additional capabilities beyond a simple online storefront. We provide the technology for these growing brands to manage complexities related to customer management, order optimization, returns, and fulfillment. The platform’s tools provide clients with capabilities around website development, photography, content management, customer service, marketing, warehousing, and fulfillment. The Company’s business model is based on providing a total e-commerce software solution to its partners on a revenue-sharing basis. The Company’s platform is used by online businesses whose needs are too complex for low cost SaaS ecommerce platforms, yet require more flexibility and economic viability than provided by enterprise solutions.

Our platform helps brands develop relationships directly with their customers leading to accelerated GMV growth, improved customer engagement, and reduced costs related to re-platforming and third-party integrations.

Our company is directly incentivized to help our clients grow their online sales. Because of our ability to help our clients find success, our business has experienced rapid growth including GMV improvements from $187.5 million to $237.7 million from 2019 to 2020 and $190.4 million during the 9 months ending September 30, 2021, representing an increase of 27% in the year ended December 31, 2020 and 21% growth as of September 30, 2021 over the same period in 2020. Our GAAP revenues were $41.0 million, $45.5 million and $55.2 million in the years ended December 31, 2019, 2020 and as of September 30, 2021 respectively, representing an increase of 11% in the year ended December 31, 2020 and 90% growth as of September 30, 2021 over the same period in 2020.

The Company’s headquarters and principal place of business are in Tustin, California.

Recent Developments

On April 6, 2021, the Company, ModCloth Partners, LLC. (“ModCloth”) and Tiger Capital Group, LLC (“Tiger Capital”) entered into a Limited Liability Operating Agreement (the “LLC Agreement”). The Company and Tiger Capital each invested $1,500,000 into ModCloth and the Company owns fifty percent of the outstanding membership units. Additionally, Tiger Capital will provide the financing for the inventory, while the Company entered into a Master Services Agreement with ModCloth to provide the eCommerce services.

Impact of COVID-19 pandemic

In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic. The worldwide spread of COVID-19 has resulted, and is expected to continue to result, in a global slowdown of economic activity which is likely to decrease demand for a broad variety of goods and services, including those provided by our clients, while also disrupting sales channels and advertising and marketing activities for an unknown period until the virus is contained, or economic activity normalizes. Our revenue growth and results of operations have been resilient despite the headwinds created by the COVID-19 pandemic. The extent to which ongoing and future developments related to the global impact of the COVID-19 pandemic and related vaccination measures designed to curb its spread continue to impact our business, financial condition, and results of operations, all of which cannot be predicted with certainty. Many of these ongoing and future developments are beyond our control, including the speed of contagion, the development, distribution and implementation of effective preventative or treatment measures, including vaccines (and vaccination rates), the scope of governmental and other restrictions on travel, discretionary services and other activity, and the public reactions and receptiveness to these developments. See “Risk Factors” for further discussion of the adverse impacts of the COVID-19 pandemic on our business.

At the onset of COVID-19, the Company anticipated an impact to the business, its financial conditions and results of operations. The Company applied for and was granted a Paycheck Protection Plan (“PPP”) loan. In addition, the Company has taken a number of actions to mitigate the impacts of the COVID-19 pandemic on its business. The Company witnessed a large shift in consumer spending from retail stores to online stores, and as a result, there were no significant declines in the periods presented. However, the impacts of the COVID-19 pandemic will depend on future developments, including the duration and spread of the pandemic. These developments and the impacts of the COVID-19 pandemic on the financial markets and overall economy are highly uncertain and cannot be predicted.

In 2020, due to COVID-19, the Company implemented a pay reduction of 20% for the majority of our salaried employees. Once the PPP loan was received, the Company removed the pay reduction for the employees who were affected by the pay reduction.

Components of Our Results of Operations

Revenue

The Company generates revenue primarily from its “Commerce-as-a-Service” revenue stream which generates commission fees derived from contractually committed gross revenue processed by customers on the Company’s e-commerce platform. Consideration for online sales is collected directly from the end customer by the Company and amounts not owed to the Company are remitted to the customer. Revenue is recognized on a net basis from maintaining e-commerce platforms and online orders, as the Company is engaged in an agency relationship with its customers and earns defined amounts based on the individual contractual terms for the customer and the Company does not take possession of the customers’ inventory or any credit risks relating to the products sold. Other than its “Commerce-as-a-Service” revenue stream, the Company also earns revenue from the following:

•

Product revenue—Beginning in fiscal 2021, under one of the Company’s Master Services Agreements, the Company is the owner of inventory and reseller of record. As a result, the Company is the principal in sales to end customers and records these revenues on a gross basis at a point in time.

•

Fulfillment service revenue—Revenue for business-to-business (“B2B”) fulfillment services is recognized on a gross basis either at a point in time or over a point in time. For example, inbound and outbound services are recognized when the service is complete, while monthly storage services are recognized over the service period.

•

Marketing service revenue—Revenue for marketing services is recognized on a gross basis as marketing services are complete. Performance obligations include providing marketing and program management such as procurement and implementation.

•	Shipping service revenue—Revenue for shipping services is recognized on a gross basis as shipments are completed and products are shipped to end customers.

•

Other service revenue—Revenue for other services such as photography, business to customer (“B2C”) fulfillment, customer service, development and web design are reimbursable costs and recognized on the gross basis, and are services rendered as part of the performance obligations to clients for which an online platform and online orders are managed. All reimbursable costs are the responsibility of the Company as the Company uses such services to fulfill its performance obligations.

•

Set up and implementation service revenue—The Company provides set up and implementation services for new clients. The revenue is recognized on a gross basis at the completion of the service, with the unearned amounts received for incomplete services recorded as deferred revenue, if any.

Operating Expenses

We classify our operating expenses into the following four categories:

•

Cost of services. Cost of services reflects costs directly related to providing services under the master service agreements with customers, which primarily includes service provider costs directly related to processing revenue transactions, marketing expenses and shipping and handling expenses which correspond to marketing and shipping revenues, as well as credit card merchant fees. Cost of services is exclusive of depreciation and amortization and general salaries and related expenses.

•

Cost of product revenue. Cost of product revenue reflects costs directly related to selling inventory acquired from select clients, which primarily includes product cost, warehousing costs, fulfillment costs, credit card merchant fees and third-party royalty costs. Cost of product revenue is exclusive of depreciation and amortization and general salaries and related expenses.

•	Sales and marketing. Sales and marketing expense consists primarily of salaries associated with selling across all our revenue streams.

•	Research and development. Research and development expense consists primarily of salaries and contractors’ costs associated with research and development of the Company’s technology platform.

•

General, and administrative. General and administrative expense consists primarily of lease expense, materials and equipment, dues and subscriptions, professional services, and acquisition costs incurred.

•

Depreciation and amortization. Depreciation and amortization expenses are primarily attributable to our capital investment and consist of fixed asset depreciation and amortization of intangibles considered to have finite lives.

Interest Expense

Interest expense primarily consists of interest incurred under our line of credit and promissory notes.

Change in Fair Value of Unconsolidated Affiliate

Change in fair value of unconsolidated affiliate represents the fair value adjustments associated with the Company’s ModCloth investment for which the Company elected to use the fair value option of accounting.

Other Income (Expense)

Other income (expense) is mainly related to sublease rental income (expense) derived from the sublease of property by the Company as well as gain from legal settlements.

Provision (Benefit) for Income Taxes

The provision (benefit) for income taxes consist primarily of U.S. federal, state, and foreign income taxes. Deferred tax assets and liabilities are recognized with respect to the tax consequences attributable to differences between the financial statement carrying values and tax basis of assets and liabilities. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. A valuation allowance is established, when necessary, to reduce deferred tax assets if it is more likely than not that some portion or all the deferred tax assets will not be realized.

Realization of our deferred tax assets is dependent primarily on the generation of future taxable income. In considering the need for a valuation allowance, we consider our historical, as well as future, projected taxable income along with other objectively verifiable evidence. Objectively verifiable evidence includes our realization of tax attributes, assessment of tax credits and utilization of net operating loss carryforwards during the year.

Results of Operations

The following tables set forth our consolidated results of operations and out consolidated results of operations as a percentage of revenue for the periods presented (in thousands):

	For the Years Ended December 31,
	2020	2019
Net revenue	$45,517	$40,954
Operating costs and expenses:
Cost of services	17,997	13,197
Sales and marketing	1,094	1,433
Research and development	4,289	5,021
General and administrative	23,865	23,387
Depreciation and amortization	415	207

Total operating costs and expenses	47,660	43,245

Operating loss	(2,143)	(2,291)
Interest expense	(225)	(164)
Other income	1,418	2,480

Income (loss) before income taxes	(950)	25
Provision for income tax	190	25

Net income (loss)	$(1,140)	$—

	Nine Months Ended September 30,
	2021	2020
Net service revenue	$31,242	$29,037
Net product revenue	19,739	—
Net service revenue from related parties	4,240	—

Total net revenue	55,221	29,037
Operating costs and expenses:
Cost of services	16,721	10,526
Cost of product sales	7,957	—
Sales and marketing	1,205	905
Research and development	4,033	3,021
General and administrative	30,300	17,081
Depreciation and amortization	384	295

Total operating costs and expenses	60,600	31,828

Operating loss	(5,379)	(2,791)

Interest expense	(374)	(177)
Change in fair value of unconsolidated affiliate	4,937	—
Other income	2,972	1,188

Income (loss) before income taxes	2,156	(1,780)
Provision for income taxes	82	107

Net income (loss)	$2,074	$(1,887)

	For the Years Ended December 31,
(as a percentage of revenue*)	2020	2019
Net revenue	100.0%	100.0%

Operating costs and expenses:
Cost of services	39.5	32.2
Sales and marketing	2.4	3.5
Research and development	9.4	12.3
General and administrative	52.4	57.1
Depreciation and amortization	0.9	0.5

Total operating costs and expenses	104.7	105.6

Operating loss	(4.7)	(5.6)
Interest expense	(0.5)	(0.4)
Other income	3.1	6.1

Income (loss) before income taxes	(2.1)	0.1
Provision for income tax	0.4	0.1

Net income (loss)	(2.5)%	—%

	Nine Months Ended September 30,
(as a percentage of revenue*)	2021	2020
Net service revenue	56.6%	100.0%
Net product revenue	35.7	—
Net service revenue from related parties	7.7	—
Total net revenue	100.0	100.0
Operating costs and expenses:
Cost of services	30.3	36.3
Cost of product revenue	14.4	—
Sales and marketing	2.2	3.1
Research and development	7.3	10.4
General and administrative	54.9	58.8
Depreciation and amortization	0.7	1.0
Total operating costs and expenses	109.7	109.6
Operating loss	(9.7)	(9.6)
Interest expense	(0.7)	(0.6)
Change in fair value of unconsolidated affiliate	8.9	—
Other income	5.4	4.1
Income (loss) before income taxes	3.9	(6.1)
Provision for income taxes	0.1	0.4
Net income (loss)	3.8%	(6.5)%

*	Percentages may not sum due to rounding

Comparison of the Years Ended December 31, 2020 and 2019

Net revenue

	For the Years Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands, except percentages)
Net revenue	$45,517	$40,954	$4,563	11.1%

Revenue increased by $4.6 million or 11.1% for the year ended December 31, 2020 as compared to the year ended December 31, 2019. The increase in revenue in 2020 was primarily due to changes in select clients’ CaaS fee model and adding marketing for a client mid-2020, which led to higher marketing and shipping revenue from select clients. We had higher GMV clients in 2020 that spent more on marketing and an increased number of fulfillment clients.

	For the Years Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands, except percentages)
Cost of Services	$17,997	$13,197	$4,800	36.4%
Percent of revenue	39.5%	32.2%

Cost of services

Cost of services increased by $4.8 million or 36.4% for the year ended December 31, 2020 as compared to the year ended December 31, 2019. The increase in cost of revenues in 2020 was primarily due to the increase in marketing and shipping revenues as a result of changes in CaaS fee model for select clients and adding marketing for a client in 2020.

Sales and Marketing

	For the Years Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands, except percentages)
Sales and marketing	$1,094	$1,433	$(339)	(23.7)%
Percent of revenue	2.4%	3.5%

Sales and marketing expense decreased by $0.34 million or 23.7% for the year ended December 31, 2020 as compared to the year ended December 31, 2019. The decrease in sales and marketing expense in 2020 was primarily due to reduction of the size of our sales team as a result of the COVID-19 pandemic.

Research and development

	For the Years Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands, except percentages)
Research and development	$4,289	$5,021	$(732)	(14.6)%
Percent of revenue	9.4%	12.3%

Research and development expense decreased by $0.73 million or 14.6% for the year ended December 31, 2020 as compared to the year ended December 31, 2019. The increased spend in fiscal 2019 was attributable to expenses related to the build-out of our proprietary back-end customer data platform system and one-time costs in 2019 related to implementation of the software platform across a majority of our stores.

General and administrative

	For the Years Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands, except percentages)
General and administrative	$23,865	$23,387	$478	2.0%
Percent of revenue	52.4%	57.1%

General, and administrative expense increased by $0.48 million or 2.0% for the year ended December 31, 2020 as compared to the year ended December 31, 2019. The increase in general and administrative expense in 2020 was primarily due to additional rent expense from our new headquarters in Tustin commencing August 2020 and lease expense from an additional distribution center in Fontana starting in November 2019.

	For the Years Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands, except percentages)
Depreciation and amortization	$415	$207	$208	100.5%
Percent of revenue	0.9%	0.5%

Depreciation and amortization

Depreciation and amortization expenses increased by $0.2 million or 100.5% for the year ended December 31, 2020 as compared to the year ended December 31, 2019. The increase in depreciation and amortization expense in 2020 was primarily due to fixed assets related to the buildout of our new headquarters in Tustin and the purchase of racking in our distribution center.

Interest expense

	For the Years Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands, except percentages)
Interest expense	$225	$164	$61	37.2%
Percent of revenue	0.5%	0.4%

Interest expense increased by $0.1 million or 37.2% the year ended December 31, 2020 as compared to the year ended December 31, 2019. The increase in interest expense in 2020 was primarily due to drawing down on our line of credit in 2020 but not in the latter half of 2019.

Other income

	For the Years Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands, except percentages)
Other income	$1,418	$2,480	$(1,062)	(42.8)%
Percent of revenue	3.1%	6.1%

Other income decreased by $1.1 million or 42.8% the year ended December 31, 2020 as compared to the year ended December 31, 2019. The decrease in other income in 2020 was primarily due to having a one-time gain in 2019 related to a litigation settlement.

Provision for income tax

	For the Years Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands, except percentages)
Provision for income tax	$190	$25	$165	660.0%
Percent of revenue	0.4%	0.1%

Provision for income tax expense increased by $0.2 million or 660.0% the year ended December 31, 2020 as compared to the year ended December 31, 2019. The increase in provision for income tax in 2020 was primarily due to a higher provision adjustment in 2020.

Comparison of the Nine Months Ended September 30, 2021 and 2020

Net revenue

	For the Nine Months Ended September 30,
	2021	2020	$ Change	% Change
	(in thousands, except percentages)
Net revenue	$55,221	$29,037	$26,184	90.2%

Revenue increased by $26.2 million or 90.2% for the nine months ended September 30, 2021 as compared to the nine months ended September 30, 2020. The Company historically recognizes net revenue as a percentage of sales. However in 2021, the Company purchased inventory from select clients to assist those clients with managing inventory through the pandemic in order to continue marketing and selling the particular brand of products; and as a result, the Company recognized the gross revenue for the sale of the inventory-owned products. The inventory purchase was a unique situation in 2021 which we do not anticipate continuing after we find a buyer to distribute the inventory.

In addition, in 2021 the economy began to recover from the slow-down effects of the COVID-19 pandemic, resulting in general growth of our business in 2021 compared to 2020.

Cost of services

	For the Nine Months Ended September 30,
	2021	2020	$ Change	% Change
	(in thousands, except percentages)
Cost of services	$16,721	$10,526	$6,195	58.9%
Percent of revenue	30.3%	36.3%

Cost of services increased by $6.2 million or 58.9% for the nine months ended September 30, 2021 as compared to the nine months ended September 30, 2020. The increase in cost of services in 2021 was primarily due to support of growth in our revenue and changes in revenue structure for certain customers. Cost of services as a percentage of revenue was 30.3% for the nine months ended September 30, 2021 compared to 36.3% for the nine months ended September 30, 2020.

Cost of product revenue

	For the Nine Months Ended September 30,
	2021	2020	$ Change	% Change
	(in thousands, except percentages)
Cost of product revenue	$7,957	$—	$7,957	100.0%
Percent of revenue	14.4%	—%

Cost of product revenue increased by $8.0 million or 100.0% for the nine months ended September 30, 2021 as compared to the nine months ended September 30, 2020. The increase is related to acquisition of inventory in 2021 in order to support select clients during the pandemic. The inventory purchase was a unique situation in 2021 which we do not anticipate continuing after we find a buyer to distribute the inventory.

Sales and marketing

	For the Nine Months Ended September 30,
	2021	2020	$ Change	% Change
	(in thousands, except percentages)
Sales and marketing	$1,205	$905	$300	33.1%
Percent of revenue	2.2%	3.1%

Sales and marketing expense increased by $0.3 million or 33.1% for the nine months ended September 30, 2021 as compared to the nine months ended September 30, 2020. In 2020, the Company reduced the size of our sales team as a result of the COVID-19 pandemic. The increase in sales and marketing expense in 2021 was primarily due to rebuilding of the sales team.

Research and development

	For the Nine Months Ended September 30,
	2021	2020	$ Change	% Change
	(in thousands, except percentages)
Research and development	$4,033	$3,021	$1,012	33.5%
Percent of revenue	7.3%	10.4%

Research and development expense increased by $1.01 million or 33.5% for the nine months ended September 30, 2021 as compared to the nine months ended September 30, 2020. The increase in research and development expense in 2021 was primarily due to general growth in the Company as a result of the economic recovery from the COVID-19 pandemic, along with additional cost investments related to new product launches.

General and administrative

	For the Nine Months Ended September 30,
	2021	2020	$ Change	% Change
	(in thousands, except percentages)
General and administrative	$30,300	$17,081	$13,219	77.4%
Percent of revenue	54.9%	58.8%

General and administrative expense increased by $13.2 million or 77.4% for the nine months ended September 30, 2021 as compared to the nine months ended September 30, 2020. The increase in general and administrative expense in 2021 was primarily due to additional headcount and operating expense to support the growth in revenue.

Depreciation and amortization

	For the Nine Months Ended September 30,
	2021	2020	$ Change	% Change
	(in thousands, except percentages)
Depreciation and amortization	$384	$295	$89	30.2%
Percent of revenue	0.7%	1.0%

Depreciation and amortization expense increased by $0.1 million or 30.2% for the nine months ended September 30, 2021 as compared to the nine months ended September 30, 2020. The increase in depreciation and amortization in 2021 was primarily due to the purchase of new hardware and equipment during the nine months ended September 30, 2021.

Interest Expense

	For the Nine Months Ended September 30,
	2021	2020	$ Change	% Change
	(in thousands, except percentages)
Interest expense	$374	$177	$197	111.3%
Percent of revenue	0.7%	0.6%

Interest expense increased by $0.2 million or 111.3% for the nine months ended September 30, 2021 as compared to the nine months ended September 30, 2020. The increase in interest expense in 2021 was primarily due to interest on the Company’s new promissory notes entered in to during August 2021.

Change in fair value of unconsolidated affiliate

	For the Nine Months Ended September 30,
	2021	2020	$ Change	% Change
	(in thousands, except percentages)
Change in fair value of unconsolidated affiliate	$4,937	$—	$4,937	N/A
Percent of revenue	8.9%	—%

Change in fair value of unconsolidated affiliate increased by $4.9 million for the nine months ended September 30, 2021 as compared to the nine months ended September 30, 2020. The increase is attributable to the Company’s investment in ModCloth which was formed in April 2021. The Company elected to apply the fair value option of accounting to the joint venture. As a result, the Company recorded a fair value adjustment for the investment in connection with its 50% interest during the nine months ended September 30, 2021.

Other income

	For the Nine Months Ended September 30,
	2021	2020	$ Change	% Change
	(in thousands, except percentages)
Other income	$2,972	$1,188	$1,784	150.2%
Percent of revenue	5.4%	4.1%

Other income increased by $1.8 million or 150.2% for the nine months ended September 30, 2021 as compared to the nine months ended September 30, 2020. The increase in other income in 2021 was primarily due to the gain on forgiveness of the Company’s Paycheck Protection Program loan for approximately $2.3 million.

Provision for income tax

	For the Nine Months Ended September 30,
	2021	2020	$ Change	% Change
	(in thousands, except percentages)
Provision from income tax	$82	$107	$(25)	23.4%
Percent of revenue	0.1%	0.4%

The provision for income tax expense decreased $25 thousand from a provision of $107 thousand during the nine months ended September 30, 2020 to $82 thousand during the nine months ended September 30, 2021.

Non-GAAP Financial Measures

We prepare and present our consolidated financial statements in accordance with U.S. GAAP. However, management believes that Adjusted EBITDA, a non-GAAP financial measure, provides investors with additional useful information in evaluating our performance, as these measures are regularly used by security analysts, institutional investors and other interested parties in analyzing operating performance and prospects. This non-GAAP measure is not intended to be a substitute for any U.S. GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.

We calculate and define Adjusted EBITDA as net loss, adjusted to exclude: (1) interest expense, (2) income tax expense, (3) depreciation and amortization, (4) impact of rent abatements and (5) contract acquisition costs.

Adjusted EBITDA is a financial measure that is not required by or presented in accordance with U.S. GAAP. We believe that Adjusted EBITDA, when taken together with our financial results presented in accordance with U.S. GAAP, provides meaningful supplemental information regarding our operating performance and facilitates internal comparisons of our historical operating performance on a more consistent basis by excluding certain items that may not be indicative of our business, results of operations, or outlook. In particular, we believe that the use of Adjusted EBITDA is helpful to our investors as it is a measure used by management in assessing the health of our business and evaluating our operating performance, as well as for internal planning and forecasting purposes.

Adjusted EBITDA is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with U.S. GAAP. Some of the limitations of Adjusted EBITDA include that (1) it does not reflect capital commitments to be paid in the future, (2) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and adjusted EBITDA does not reflect these capital expenditures, (3) it does not reflect tax payments that may represent a reduction in cash available to us and (4) does not include certain non-recurring cash expenses that we do not believe are representative of our business on a steady-state basis. In addition, our use of Adjusted EBITDA may not be comparable to similarly titled measures of other companies because they may not calculate Adjusted EBITDA in the same manner, limiting its usefulness as a comparative measure. Because of these limitations, when evaluating our performance, you should consider Adjusted EBITDA alongside other financial measures, including our net loss and other results stated in accordance with U.S. GAAP.

The following table presents a reconciliation of net loss, the most directly comparable financial measure stated in accordance with U.S. GAAP, to Adjusted EBITDA, for each of the periods presented (in thousands):

	Year ended December 31,		Nine Months Ended September 30,
	2020	2019	2021	2020
Net income (loss)	$(1,140)	$—	$2,074	$(1,887)

Interest expense	225	164	374	177
Provision for income taxes	190	25	82	107
Depreciation and amortization	415	207	384	295
Rent abatement	315	—	566	126
Contract acquisition costs	667	623	361	500

Adjusted EBITDA	$672	$1,019	$3,841	$(682)

The adjusted EBIDTA presented above includes revenue and cost from product revenue, which the Company did not previously have in prior years. In 2021, the Company purchased inventory from select clients to assist those clients with managing inventory through the pandemic in order to continue marketing and selling the particular brand of product. The inventory purchase was a unique situation in 2021 which we do not anticipate continuing after we find a buyer to distribute the inventory.

In a scenario where we convert product sale clients, related cost of sales and operating expense to a full CaaS model that includes CaaS, marketing and shipping revenue and related costs (a full definition can be found elsewhere in this proxy statement) rather than having product revenue in 2021, we estimate the net impact would have been an increase in net revenues of $14.4 million, operating expense would have increased $10.2 million and net income would have increased $1.5 million for the nine months ending September 30, 2021 compared to the same period prior year.

Other Key Performance Indicators

We review the following indicators to measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions. Increases or decreases in our key performance indicators may not correspond with increases or decreases in our revenue.

•

Gross Merchandise Value (GMV). We derive the substantial part of our revenue from fees we charge for the use of our CaaS platform. These fees are generally correlated with the total value of transactions processed through our platform. We assess the growth in transaction volume using a metric we refer to as GMV which is defined as the combined amount we collect from the shopper of a given transaction, including products, duties and taxes and shipping. GMV does not represent revenue earned by us; however, the GMV processed through our platform is an indicator of the volume of transactions processed through our CaaS platform.

•

Net Dollar Retention Rate. We assess our performance in retaining and expanding relationships with our existing client base using a metric we refer to as Net Dollar Retention Rate, which compares our Revenue from the same set of clients across comparable periods. We calculate Net Dollar Retention Rate for a given period as the revenue in that period divided by the revenue in the comparable period in the prior year. Our Net Dollar Retention Rate therefore includes the effect on revenue of any merchant renewals, expansion, contraction and churn but excludes the effect of revenue from clients that contributed to our revenue in the current period but not in the earlier period. A Net Dollar Retention Rate greater than 100% for a given period implies overall growth in revenue from clients that were already generating revenue on our CaaS platform prior to that period.

Liquidity and Capital Resources

As of September 30, 2021, December 31, 2020 and 2019, we had cash and cash equivalents of $4.4 million $16.2 million and $13.9 million respectively, which consists of amounts held as bank deposits.

To date, the Company’s available liquidity and operations have been financed through equity contributions, line of credit, promissory notes and cash flow from operations. The Company believes its existing cash and cash equivalents together with availability under its line of credit, which was increased from $5.0 million to $8.0 million in July 2021 as well as the Company’s new Mezzanine debt of $15.0 million issued in August 2021 which has $5.0 million commitment remaining as of September 30, 2021 will be sufficient to support working capital and capital expenditure requirement for at least the next twelve months. Additionally, the Mezzanine debt facility was increased to $21.0 million on December 2, 2021

Debt

Line of credit

Effective January 14, 2015, the company entered into a Revolving Credit Agreement with a financial institution that provided maximum borrowing under a revolving loan commitment of up to $2.0 million. The line bears an interest rate of 2% plus prime rate as published by the Wall Street Journal. The line of credit contains covenants regarding certain financial statement amounts and ratios of the Company. As of September 30, 2021, and December 31, 2020, the Company was in compliance with the financial statement covenants. Effective July 3, 2020, the Company renewed the line of credit with the financial institution through May 31, 2021 that provided maximum borrowing under a revolving loan commitment of up to $5.0 million. The line was then renewed on July 21, 2021 with an expanded credit limit of $8.0 million and a new maturity date of June 30, 2023. The Company has $5.0 million due on its line of credit as of September 30, 2021.

Paycheck Protection Program Loan

On April 14, 2020, the Company received loan proceeds of $2.3 million, maturing on April 22, 2022 with an annual interest rate of 1% pursuant to the Paycheck Protection Program (the “PPP Loan”) under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) and administered by the U.S. Small Business Administration (“SBA”). The balance as of December 31, 2020 of $2.3 million is included in Paycheck Protection Program loan payable on the condensed consolidated balance sheets. On September 17, 2021, the PPP Loan was forgiven in full including accrued interest thereon. As such, the Company recorded a gain on loan forgiveness during the nine months ended September 30, 2021 of $2.3 million included in other income in the condensed consolidated statements of operations.

Notes Payable

On August 11, 2021, the Company entered into a loan and security agreement (“Note Agreement”) with a financial institution that provided for a borrowing commitment of $15.0 million in the form of promissory notes. In August 2021, the Company borrowed $10.0 million under the first tranche (“First Tranche Notes”). The Note Agreement has a commitment for additional second tranche borrowings of $5.0 million through June 30, 2022. Subsequent to period end, in October 2021 the Company borrowed the remaining $5.0 million committed under the Note Agreement. The borrowings under the Note Agreement are secured by substantially all of the assets of the Company. The Note Agreement

The First Tranche Notes mature on September 1, 2026 and bear an interest at a rate per annum of 6.25% plus the greater of 3.25% or the prime rate as published by the Wall Street Journal. The Company is required to make interest only payments on the first of each month beginning October 1, 2021. Beginning October 1, 2023, the Company is required to make principal payments of $0.28 million plus accrued interest on the first of each month through maturity. Upon payment in full of the First Tranche Notes, the Company is required to pay an exit fee (“Exit Fee”) of $0.6 million. In connection with the Note Agreement, the Company issued warrants to purchase up to 33,357 shares of common stock of the Company (the “Warrants”) at an exercise price of $0.01 per share. See below for further discussion of the Warrants. On the date of issuance, the Company recorded the fair value of the Warrants as a discount to the First Tranche Notes which is being amortized into interest expense over the term of the First Tranche Notes using the effective interest method. On December 2, 2021, the Company amended the loan and security agreement (“Amended Note Agreement”) with the financial institution that provided for an additional borrowing commitment of $6.0 million in the form of promissory notes. On the same day, the Company borrowed $6.0 million under the third tranche (“Third Tranche Notes”). The borrowings under the Note Agreement are secured by substantially all of the assets of the Company.

The Third Tranche Notes consist of a $1.0 million note that matures on December 31, 2021 and a $5.0 million note that matures on July 1, 2023 and bear an interest at a rate per annum of 6.25% plus the greater of 3.25% or the prime rate as published by the Wall Street Journal. The Company is required to make interest only payments on the first of each month beginning February 1, 2022. On December 31, 2021 the Company shall make a payment to Lender in the amount of $1.0 million. On July 1, 2023, the Company shall make a payment to Lender in an amount sufficient to repay the then-outstanding principal amount of the Loan in full, together with all accrued, but unpaid, interest. The Company is required to pay a Final Payment (“Final Payment”) of $0.05 million. If the outstanding principal balance of the Third Tranche Note, together with all accrued but unpaid interest on the Third Tranche Note, is repaid in full on or prior to December 31, 2022, the Final Payment shall be waived upon such repayment.

Cash Flows

The following table summarizes our cash flows for the periods presented:

	Years Ended December 31,		Nine Months Ended Sept. 30,
	2020	2019	2021	2020
Cash flow provided by (used in) operating activities	$1,579	$9,434	$(22,605)	$(8,685)
Cash flow used in investing activities	(1,578)	(162)	(2,058)	(1,412)
Cash flow provided by (used in) financing activities	2,266	(50)	14,875	7,265

Operating Activities

Our cash flows from operating activities are primarily driven by the activities associated with our Consumer as a Service revenue stream, offset by the cash costs of operations, and are significantly influenced by the timing of and fluctuations in receipts from buyers and related payments to our clients. We typically receive cash from the end users of products sold prior to remitting back to our clients. Our collection and payment cycles can vary from period to period. In addition, seasonality may impact cash flows from operating activities on a sequential quarterly basis during the year.

During the year ended December 31, 2020, net cash provided by operating activities was $1.6 million, compared to net cash provided by operating activities of $9.4 million during the year ended December 31, 2019. The primary driver of the change was a result of the timing of payments due to our clients.

During the nine months ended September 30, 2021, net cash used in operating activities was $22.6 million, compared to net cash used in operating activities of $8.7 million for nine months ended September 30, 2020. The primary driver of the change was due to an inventory buildup during the nine months ended September 30, 2021 that did not occur during the nine months ended September 30, 2020.

Investing Activities

Our primary investing activities have consisted of purchases of property and equipment and software.

During the year ended December 31, 2020, net cash used in provided by investing activities was $1.6 million compared to net cash used by investing activities of $0.2 million during the year ended December 31, 2019. The increase in cash used from investing activities is primarily related to the increase in purchases of property and equipment and investment in our infrastructure.

During the nine months ended September 30, 2021, net cash used in investing activities was $2.1 million compared to $1.4 million during the nine months ended September 30, 2020. The primary driver of the increase was due to equity contribution as part of the formation of a joint venture offset by lower purchases of property and equipment during the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020.

Financing Activities

Our financing activities consisted primarily of borrowings and repayments of debt as well as repurchases of outstanding common stock.

During the year ended December 31, 2020, net cash provided by financing activities was $2.3 million compared to net cash used in financing activities of $0.1 million for the year ended December 31, 2019. The change is primarily driven by the Company’s proceeds of $2.3 million under the Paycheck Protection Program loan (“PPP Loan”) in fiscal 2020 and the Company not repurchasing common stock in fiscal 2020 as was done in fiscal 2019.

During the nine months ended September 30, 2021, net cash provided by financing activities was $14.9 million compared to $7.3 million during the nine months ended September 30, 2020. The primary driver of the increase was due to the Company’s borrowing of $10 million under its Note Agreement during the nine months ended September 30, 2021, which was offset by borrowings of $2.3 million under the PPP Loan during the nine months ended September 30, 2020.

Off-Balance Sheet Arrangements

We do not have any relationships with other entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities that have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. We did not have any other off-balance sheet arrangements during the periods presented other than the indemnification agreements.

Contractual Obligations and Known Future Cash Requirements

Our principal commitments consist of operating lease for the offices and warehouse located in California and Pennsylvania. Our five monthly lease commitment payments range from approximately $34,640 to approximately $82,282. Each of our five lease commitments expire at various times through November 2028. Some of the leases contain renewal options. Minimum rent payments under all operating leases are recognized on a straight-line basis over the term of the lease including any periods of free rent.

Rent expense for the years ended December 31, 2020 and 2019 was approximately $2.4 million and $2.0 million, respectively, and for the nine months ended September 30, 2021 and 2020 was approximately $2.7 million and $2.0 million, respectively, and included in selling, general and administrative expenses in the statements of operations.

In addition, we anticipate to have future cash requirements related to investment in new products, technology, sales and marketing. Our budgeted expenditure is approximately $3.1 million for the year ended December 31, 2022.

As of December 31, 2020, the expected future obligations of the Company are as follows:

Contractual obligations	Total	2021	2022	2023	2024	2025	Thereafter
Operating lease obligations	$9,804	$2,289	$2,823	$1,272	$873	$900	$927

Critical Accounting Policies and Estimates

Management’s Discussion and Analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”). The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses as well as the disclosure of contingent assets and liabilities. We regularly review our estimates and assumptions. These estimates and assumptions, which are based upon historical experience and on various other factors believed to be reasonable under the circumstances, form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Reported amounts and disclosures may have been different had management used different estimates and assumptions or if different conditions had occurred in the periods presented. Below is a discussion of the policies that we believe may involve a high degree of judgment and complexity.

We believe that the accounting policies disclosed below include estimates and assumptions critical to our business and their application could have a material impact on our consolidated financial statements. In addition to these critical policies, our significant accounting policies are included within Note 2 of our “Notes to Consolidated Financial Statements” included elsewhere in this proxy/registration statement prospectus.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the invoiced amount, do not bear interest, and primarily represent receivables from consumers and credit card receivables from merchant processors, after performance obligations have been fulfilled. Amounts collected on accounts receivable are included in operating activities in the statements of cash flows.

The Company maintains an allowance for credit losses, as deemed necessary, for estimated losses inherent in its accounts receivable portfolio. In estimating this reserve, management considers historical losses adjusted to take into account current market conditions and customers’ financial condition, the amount of receivables in dispute, and the current receivables aging and current payment patterns. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any customers with off-balance-sheet credit exposure. The Company writes off accounts receivable balances once the receivables are no longer deemed collectible.

Joint Ventures

The Company accounts for joint ventures in accordance with ASC 810-10, “Consolidations,” ASC 323-10, “Investments-Equity Method and Joint Ventures” and ASC 825-10, “Finance Instruments,” under which the Company’s joint venture in ModCloth meets the criteria to be accounted for as an equity method investment using the fair value method. As such, the difference between fair value and cash contribution is recorded as a gain to other income in the Company’s consolidated statement of operations. The joint venture is subject to fair value assessment each reporting period and the changes in fair value is booked to the Company’s consolidated statement of operations. In valuing the ModCloth investment, we utilized the valuation from an independent third-party specialist, with input from management, which used a combination of net income and market approaches, with 50% weight to the discounted cash flow method and 25% weigh to each of the guideline public company and transaction methods. Changes in these estimates and assumptions or the relationship between those assumptions impact our valuation as of the valuation date and may have a material impact on the valuation.

Warrants

The Company accounts for warrants in accordance with Accounting Standards Codification (“ASC”) 815-40, “Derivatives and Hedging-Contracts in Entity’s Own Equity” (“ASC 815”), under which the warrants do not meet the criteria for equity classification and must be recorded as liabilities. As the warrants meet the definition of a derivative as contemplated in ASC 815, the warrants are measured at fair value at issuance and at each reporting date in accordance with ASC 820, Fair Value Measurement, with changes in fair value recognized in the Statement of Operations in the period of change.

The Company utilizes the Black-Scholes-Merton (“Black-Scholes”) model to determine the fair value of the Warrants at each reporting date. In addition, the Company utilizes the probability weighted expected return method (“PWERM”) to value the Company’s common stock. The Company’s common stock fair value per share under the PWERM was determined by applying a probability weighting to a stay-private scenario and a sale scenario. The probability weighted common stock fair value was applied to an estimated blended discount for lack of marketability to arrive at the concluded common stock fair value included in the Black-Scholes model.

Common Stock Valuations

In the absence of a public trading market, the fair value of our common stock was determined by our most recent valuation from an independent third-party valuation specialist, with input from our board of directors and management. The valuations of our common stock were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The assumptions we use in the valuation models were based on future expectations combined with management judgment, and considered numerous objective and subjective factors to determine the fair value of our common stock as of the date of each option grant, including but not limited to the following factors:

•	relevant precedent transactions involving our capital stock;

•	contemporaneous valuations performed at periodic intervals by unrelated third-party specialists;

•	the liquidation preferences, rights, preferences, and privileges of our redeemable convertible preferred stock relative to the common stock;

•	our actual operating and financial performance;

•	current business conditions and projections;

•	the likelihood and timing of achieving a liquidity event for the shares of common stock underlying the stock options, such as an initial public offering, given prevailing market conditions;

•	any adjustment necessary to recognize a lack of marketability of the common stock underlying the granted options;

•	the market performance of comparable publicly-traded companies; and

•	the U.S. and global capital market conditions.

In valuing our common stock, the valuation from an independent third-party specialist, with input from management, determined the equity value of our business using various valuation methods including combinations of income and market approaches. Application of these approaches involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and future cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock. Future expense amounts for any particular period could be affected by changes in our assumptions or market conditions.

Redeemable Preferred Stock

We account for our preferred stock subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Our preferred stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, preferred stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of our condensed balance sheets. We recognize changes in the redemption value immediately as they occur and adjust the carrying amount to equal the redemption value at the end of each reporting period, which is 1.5 times the original issuance price plus an amount equal to any declared but unpaid dividends thereon, as defined in the Company’s amended and restated certificate of incorporation.

Revenue

On January 1, 2019, the Company adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers and applied the concepts to all contracts which were not completed as of January 1, 2019, using the modified retrospective method. The adoption of ASU No. 2014-09 did not result in a change in the timing or amount of revenue recognized.

Under the new revenue standard, the Company recognizes revenue when control of the promised goods or services is transferred to the Company’s customers, in an amount that reflects the consideration it expects to be entitled to in exchange for those goods or services. The Company determines revenue recognition through the following steps:

•	Identification of a contract with a customer,

•	Identification of the performance obligations in the contract,

•	Determination of the transaction price,

•	Allocation of the transaction price to the performance obligations in the contract, and

•	Recognition of revenue when or as the performance obligations are satisfied.

A performance obligation is a promise in a contract to transfer a distinct product. Performance obligations promised in a contract are identified based on the goods that will be transferred that are both capable of being distinct and are distinct in the context of the contract, whereby the transfer of the goods is separately identifiable from other promises in the contract. Performance obligations include establishing and maintaining customer online stores, providing access to the Company’s e-commerce platform, customer service support, photography services, warehousing, and fulfillment. The Company has concluded the sale of goods and related shipping and handling on behalf of our customers are accounted for as a single performance obligation, while the expenses incurred for actual shipping charges are included in cost of sales.

The Company’s revenue is mainly commission fees derived from contractually committed gross revenue processed by customers on the Company’s e-commerce platform. Customers do not have the contractual right to take possession of the Company’s software. Revenue is recognized in an amount that reflects the consideration that the Company expects to ultimately receive in exchange for those promised goods, net of expected discounts for sales promotions and customary allowances.

Commerce-as-a-Service Revenue is recognized on a net basis from maintaining e-commerce platforms and online orders, as the Company is engaged primarily in an agency relationship with its customers and earns defined amounts based on the individual contractual terms for the customer and the Company does not take possession of the customers’ inventory or any credit risks relating to the products sold.

Variable consideration is included in revenue for potential product returns. The Company uses a reserve to constrain revenue for the expected variable consideration at each period end. The Company reviews and updates its estimates and related accruals of variable consideration each period based on the terms of the agreements, historical experience, and expected levels of returns. Any uncertainties in the ultimate resolution of variable consideration due to factors outside of the Company’s influence are typically resolved within a short timeframe therefore not requiring any additional constraint on the variable consideration.

Payment terms and conditions are generally consistent for customers, including credit terms to customers ranging from seven days to 60 days, and the Company’s contracts do not include any significant financing component. The Company performs credit evaluations of customers and evaluates the need for allowances for potential credit losses based on historical experience, as well as current and expected general economic conditions.

Sales taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and, therefore, are excluded from net sales in the statements of operations.

Commerce-as-a-Service

The Company’s main revenue stream is “Commerce-as-a-Service” revenue in which they receive commission fees derived from contractually committed gross revenue processed by customers on the Company’s

e-commerce platform. Consideration for online sales is collected directly from the end customer by the Company and amounts not owed to the Company are remitted to the customer. Revenue is recognized on a net basis from maintaining e-commerce platforms and online orders, as the Company is engaged in an agency relationship with its customers and earns defined amounts based on the individual contractual terms for the customer and the Company does not take possession of the customers’ inventory or any credit risks relating to the products sold.

Product revenue

Under one of the Company’s Master Services Agreements, the Company is the owner of inventory and reseller of record. As a result, the Company is the principal in sales to end customers and records these revenues on a gross basis a point in time.

Fulfillment

Revenue for business-to-business (“B2B”) fulfillment services is recognized on a gross basis either at a point in time or over a point in time. For example, inbound and outbound services are recognized when the service is complete, while monthly storage services are recognized over the service period.

Marketing

Revenue for marketing services is recognized on a gross basis as marketing services are complete. Performance obligations include providing marketing and program management such as procurement and implementation.

Shipping

Revenue for shipping services is recognized on a gross basis as shipments are completed and products are shipped to end customers.

Other services

Revenue for other services such as photography, business to customer (“B2C”) fulfillment, customer service, development and web design are reimbursable costs and recognized on the gross basis, and are services rendered as part of the performance obligations to clients for which an online platform and online orders are managed. All reimbursable costs are the responsibility of the Company as the Company uses such services to fulfill its performance obligations.

Set up and implementation

The Company provides set up and implementation services for new clients. The revenue is recognized on a gross basis at the completion of the service, with the unearned amounts received for incomplete services recorded as deferred revenue, if any.

Sales taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and, therefore, are excluded from net sales in the statements of operations

Recently Issued Accounting Pronouncements

We discuss the potential impact of recent accounting pronouncements in Note 2 to our “Notes to Consolidated Financial Statements” under the caption “Summary of Significant Accounting Policies”.

Quantitative and Qualitative Disclosure about Market Risk

Our market risk disclosures involve forward-looking statements. Actual results could differ materially from those projected in such forward-looking statements. We are exposed to market risk related to changes in inflation, interest rates and credit risk.

Inflation

We do not believe that inflation has had a material effect on our business, financial condition, or results of operations. If our costs were to become subject to significant inflationary pressures, we might not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition, and results of operations.

Interest Rate Risk

We are exposed to market risk from changes in interest rates on our line of credit, which accrues interest at a variable rate. We have not used any derivative financial instruments to manage our interest rate risk exposure. Based upon the outstanding line of credit balance of $5.0 million as of September 30, 2021, a hypothetical one percentage point increase or decrease in the interest rate would result in a corresponding increase or decrease in interest expense of approximately $50 thousand annually. Our PPP Loan which incurs an annual 1.0% interest rate was fully forgiven including accrued interest thereon in September 2021.

Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash and cash equivalents, restricted cash, and accounts relievable. The Company deposits cash and cash equivalents with high-quality financial institutions. Accounts receivable are typically unsecured. Credit risk is concentrated in two customers who accounted for 75% of the accounts receivable as of December 31, 2020 and two customers who accounted for 84% of accounts receivable as of September 30, 2021. The Company has historically experienced insignificant credit losses. The Company maintains an allowance for estimated credits losses based on the Company’s assessment of the likelihood of collection.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF NOGIN

The following table and accompanying footnotes set forth information with respect to the beneficial ownership of Nogin’s common stock and preferred stock, as of February 11, 2022 for (1) each person known by Nogin to be the beneficial owner of more than 5% of Nogin’s outstanding shares of common stock and preferred stock, (2) each member of Nogin’s board of directors, (3) each of Nogin’s executive officers and (4) all of the members of Nogin’s board of directors and Nogin’s executive officers as a group. As of February 11, 2022, Nogin had 9,129,358 shares of common stock outstanding, owned by 23 holders of record, and had 3,501,945 shares of preferred stock outstanding, owned by two holders of record.

The number of shares and the percentages of beneficial ownership below are based on the number of shares of Nogin’s common stock and preferred stock issued and outstanding as of February 11, 2022. In computing the number of shares of common stock and preferred stock beneficially owned by a person and the percentage ownership of such person, Nogin deemed to be outstanding all shares of common stock and preferred stock subject to options held by the person that are currently exercisable or exercisable within 60 days of February 11, 2022. Nogin did not deem such shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power”, which includes the power to vote or to direct the voting of the security, or “investment power”, which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.

Except as indicated in the footnotes to the table, each of the stockholders listed below has sole voting and investment power with respect to the shares of common stock and preferred stock owned by such stockholders. Unless otherwise noted, the address of each beneficial owner is c/o Branded Online, Inc. dba Nogin, 1775 Flight Way STE 400, Tustin, CA 92782.

	Common Stock		Preferred Stock
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Outstanding	Number of Shares Beneficially Owned	Percentage Outstanding	All Capital Stock Percentage Outstanding
5% Stockholders:
Jan-Christopher Nugent	2,912,306	31.9%	—	—	23.1%
Geoff Van Haeren	1,406,556	15.4%	—	—	11.1%
Stephen Choi	3,535,558	38.7%	—	—	28,0%
Iron Gate Investments XVII, LLC(1)	—	—	3,485,104	99.5%	27.6%
Directors and Executive Officers:
Jan-Christopher Nugent	2,912,306	31.9%	—	—	23.1%
Geoff Van Haeren	1,406,556	15.4%	—	—	11.1%
Stephen Choi	3,535,558	38.7%	—	—	28,0%
Ryan Pollock	—	—	3,485,104	99.5%	27.6%
Erik Nakamura	—	—	—	—	—
Jay Ku	—	—	—	—	—
Directors and executive officers as a group (7 persons):	7,854,420	86.0%	3,485,104	99.5%	89.8%

*	Less than one percent
1.

Iron Gate Management, LLC, a Colorado limited liability company, is the Manager of Iron Gate Branded Online LLC and has the sole voting and dispositive power of the shares held by Iron Gate Branded Online LLC. The address of Iron Gate Management, LLC is 842 W. South Boulder Rd, Suite 200, Louisville, CO 80027.

MANAGEMENT OF THE POST-COMBINATION COMPANY FOLLOWING THE BUSINESS COMBINATION

References in this section to “we,” “our,” “us” and the “Company” generally refer to Nogin, Inc. and its consolidated subsidiaries prior to the Business Combination and to the Post-Combination Company and its consolidated subsidiaries after giving effect to the Business Combination.

Management and Board of Directors

The following sets forth certain information, as of                 , 2022, concerning the persons who are expected to serve as executive officers and members of the board of directors of the Post-Combination Company following the consummation of the Business Combination.

Name	Age	Position
Director Nominees
Executive Officers

Director Nominees

Corporate Governance

We will structure our corporate governance in a manner SWAG and Nogin believe will closely align our interests with those of our stockholders following the Business Combination. Notable features of this corporate governance include:

•

we will have independent director representation on our audit, compensation and nominating committees immediately at the time of the Business Combination, and our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;

•	at least one of our directors will qualify as an “audit committee financial expert” as defined by the SEC; and

•	we will implement a range of other corporate governance best practices, including implementing a robust director education program.

Composition of the Post-Combination Company Board of Directors After the Business Combination

Our business and affairs are managed under the direction of our board of directors. Our board of directors will be staggered in three classes, with                  directors in Class I (expected to be                  and                 ),                  directors in Class II (expected to be                  and                 ), and                  directors in Class III (expected to be                 ,                  and                 ). See “Description of Capital Stock of Post-Combination Company — Anti-Takeover Provisions—Classified Board.”

Board Committees

Our board of directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the board of directors and standing committees. After the Business Combination, we will have a standing audit committee, nominating committee and compensation committee. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues.

Audit Committee

Our audit committee will be responsible for, among other things:

•	appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

•	discussing with our independent registered public accounting firm their independence from management;

•	reviewing, with our independent registered public accounting firm, the scope and results of their audit;

•	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the quarterly and annual financial statements that we file with the SEC;

•	overseeing our financial and accounting controls and compliance with legal and regulatory requirements;

•	reviewing our policies on risk assessment and risk management;

•	reviewing related person transactions; and

•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Upon the completion of the Business Combination, our audit committee will consist of                 ,                  and                 , with                  serving as chair. Rule 10A-3 of the Exchange Act and NASDAQ rules require that our audit committee must be composed entirely of independent members. Our board of directors has affirmatively determined that                 ,                  and                  each meet the definition of “independent director” for purposes of serving on the audit committee under Rule 10A-3 of the Exchange Act and NASDAQ rules. Each member of our audit committee also meets the financial literacy requirements of NASDAQ listing standards. In addition, our board of directors has determined that                  and                  will each qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our board of directors will adopt a written charter for the audit committee, which will be available on our corporate website at                  upon the completion of the Business Combination. The information on any of our websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.

Compensation Committee

Our compensation committee will be responsible for, among other things:

•

reviewing and approving the corporate goals and objectives, evaluating the performance of and reviewing and approving, (either alone or, if directed by the board of directors, in conjunction with a majority of the independent members of the board of directors) the compensation of our Chief Executive Officer;

•	overseeing an evaluation of the performance of and reviewing and setting or making recommendations to our board of directors regarding the compensation of our other executive officers;

•	reviewing and approving or making recommendations to our board of directors regarding our incentive compensation and equity-based plans, policies and programs;

•	reviewing and approving all employment agreement and severance arrangements for our executive officers;

•	making recommendations to our board of directors regarding the compensation of our directors; and

•	retaining and overseeing any compensation consultants.

Upon the completion of the Business Combination, our compensation committee will consist of                  and                 , with                  serving as chair. Our board of directors has affirmatively determined that

                and                  each meet the definition of “independent director” for purposes of serving on the compensation committee under NASDAQ rules, and are “non-employee directors” as defined in Rule 16b-3 of the Exchange Act. Our board of directors will adopt a written charter for the compensation committee, which will be available on our corporate website at                  upon the completion of the Business Combination. The information on any of our websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.

Nominating Committee

Our nominating committee will be responsible for, among other things:

•	identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;

•	overseeing succession planning for our Chief Executive Officer and other executive officers;

•	periodically reviewing our board of directors’ leadership structure and recommending any proposed changes to our board of directors;

•	overseeing an annual evaluation of the effectiveness of our board of directors and its committees; and

•	developing and recommending to our board of directors a set of corporate governance guidelines.

Upon completion of the Business Combination, our nominating committee will consist of                  and                  with                  serving as chair. Our board of directors has affirmatively determined that                  and                  each meet the definition of “independent director” under NASDAQ rules. Our board of directors will adopt a written charter for the nominating committee, which will be available on our corporate website at                  upon the completion of the Business Combination. The information on any of our websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.

Risk Oversight

Our board of directors is responsible for overseeing our risk management process. Our board of directors focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our audit committee is also responsible for discussing our policies with respect to risk assessment and risk management. Our board of directors believes its administration of its risk oversight function has not negatively affected our board of directors’ leadership structure.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Code of Business Conduct and Ethics

Prior to the completion of the Business Combination, we will adopt a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code will be posted on our corporate website at                  upon the completion of the Business Combination. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ listing standards concerning any amendments to, or waivers from, any provision of the code. The information on any of our websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.

Compensation of Directors and Officers

Following the closing of the Business Combination, we expect the Post-Combination Company’s executive compensation program to be consistent with Nogin’s existing compensation policies and philosophies, which are designed to:

•

attract, retain and motivate senior management leaders who are capable of advancing our mission and strategy and ultimately, creating and maintaining our long-term equity value. Such leaders must engage in a collaborative approach and possess the ability to execute our business strategy in an industry characterized by competitiveness and growth;

•	reward senior management in a manner aligned with our financial performance; and

•	align senior management’s interests with our equity owners’ long-term interests through equity participation and ownership.

Following the closing of the Business Combination, we expect that decisions with respect to the compensation of our executive officers, including our Named Executive Officers, will be made by the compensation committee of our board of directors. The Post-Combination Company’s executive compensation and director compensation programs are further described below under “Executive Compensation—Post-Combination Company Executive Officer and Director Compensation.”

EXECUTIVE AND DIRECTOR COMPENSATION

Throughout this section, unless otherwise noted, “Nogin” refers to Branded Online, Inc. (d/b/a Nogin) and its consolidated subsidiaries.

This section discusses the material components of the executive compensation program for Nogin’s executive officers who are named in the “2021 Summary Compensation Table” below. As an emerging growth company, Nogin complies with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for Nogin’s principal executive officer and Nogin’s two most highly compensated executive officers other than its principal executive officer. These three officers are referred to as Nogin’s named executive officers.

In 2021, Nogin’s “named executive officers” and their positions were as follows:

•	Jan-Christopher Nugent, Founder and Chief Executive Officer;

•	Geoff Van Haeren, our President; and

•	Jay Ku, our Chief Commerce Officer.

2021 Summary Compensation Table

The following table sets forth information concerning the compensation of Nogin’s named executive officers for the year ended December 31, 2021.

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Total
Jan-Christopher Nugent.	2021	480,000		120,000	657,928	1,257,928
Chief Executive Officer

Geoff Van Haeren	2021	420,000		100,000	500,988	1,020,988
President

Jay Ku	2021	262,500	(3)	75,000	40,000	377,500
Chief Commerce Officer

(1)

Amounts shown represent the guaranteed portion of the annual bonus payable to Mr. Nugent and Mr. Van Haeren for 2021. Amounts shown also include a one-time bonus paid to Mr. Ku in connection with his commencement of employment in 2021.

(2)	Amounts shown represent the annual cash bonuses awarded to each of the named executive officers for 2021 performance.
(3)

Mr. Ku commenced employment with Nogin on March 22, 2021 at an annual base salary rate of $350,000. The amount shown reflects his prorated annual salary for the portion of the year in which he was employed by Nogin.

Narrative Disclosure to Summary Compensation Table

Elements of Compensation

Base Salary

Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of Nogin’s executive compensation program. The relative levels of base salary for Nogin’s named executive officers are designed to reflect each named executive officer’s scope of responsibility and accountability to Nogin.

The base salary amounts shown above in the 2021 Summary Compensation Table reflect the actual amounts earned by Nogin’s named executive officers in 2021. In addition, Mr. Ku commenced employment with Nogin on March 22, 2021, and his base salary was prorated for the portion of the year in which he was employed by Nogin.

Nogin’s named executive officers’ current base salaries are as follows:

Name	Current Annual Base Salary ($)
Jan-Christopher Nugent.	480,000
Geoff Van Haeren	420,000
Jay Ku	350,000

Annual Bonus

Nogin provides annual bonuses to its named executive officers based on performance for the fiscal year primarily measured based on criteria relating to company financial and operational performance and individual performance considerations. The actual annual cash bonuses awarded to each of Nogin’s named executive officers for 2021 performance are set forth above in the 2021 Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

In addition, Mr. Nugent and Mr. Van Haeren were guaranteed to be paid a minimum annual bonus of $120,000 and $100,000, respectively, for 2021, as set forth above in the 2021 Summary Compensation Table in the column titled “Bonus Compensation.” Mr. Ku also received a one-time special bonus payment in connection with his commencement of employment in 2021.

Equity-based compensation

Nogin has historically granted equity awards in the form of stock options to its executives (other than Mr. Nugent and Mr. Van Haeren) as the long-term incentive component of its compensation program. Stock options historically were granted pursuant to the Prior Plan, and generally vested over 4 years, with 25% of the award vesting after one year from the vesting commencement date and the remainder vesting monthly thereafter.

Mr. Ku commenced employment with Nogin in 2021 and did not receive a grant of stock options prior to December 31, 2021. In addition, Mr. Nugent and Mr. Van Haeren have not historically participated in Nogin’s stock option programs. As a result, none of Nogin’s named executive officers were granted stock option awards in 2021 or held outstanding stock option awards as of December 31, 2021.

Retirement Plans

Nogin currently maintains a 401(k) retirement savings plan for its employees, including its named executive officers, who satisfy certain eligibility requirements. Nogin’s named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, through contributions to the 401(k) plan. Nogin believes that providing a vehicle for tax-deferred retirement savings though its 401(k) plan adds to the overall desirability of its executive compensation package and further incentivizes its employees, including its named executive officers, in accordance with our compensation policies.

Employee Benefits and Perquisites

Nogin’s named executive officers are eligible to participate in Nogin’s employee benefit plans and programs, including medical and dental benefits and life insurance, to the same extent as Nogin’s other full-time employees, subject to the terms and eligibility requirements of those plans. Nogin does not typically provide any perquisites or special personal benefits to its named executive officers.

Outstanding Equity Awards as of December 31, 2021

None of Nogin’s named executive officers held outstanding equity awards as of December 31, 2021.

Executive Compensation Arrangements

Nogin is a party to an employment agreement or offer letter with each of its named executive officers. These agreements provide for at-will employment and generally include the named executive officer’s initial base salary, standard benefit plan eligibility and other terms and conditions of employment with Nogin. The agreements also provide for payments in the event of certain terminations of employment.

Nogin entered into employment agreements with Mr. Nugent and Mr. Van Haeren, each of which became effective May 13, 2014. Under the terms of each of these employment agreements, if the executive is terminated without cause or resigns for good reason, and timely executes a release of claims against Nogin, he will receive six months of continued base salary and accelerated vesting of his unvested stock options (if any). The employment agreement also includes a mutual non-disparagement covenant, and non-competition and non-solicitation covenants in favor of Nogin for a period of one year after the executive’s termination of employment.

Nogin entered into an offer letter with Mr. Ku on February 24, 2021. Under the offer letter, Nogin agreed to grant Mr. Ku an award of stock options under the Prior Plan, which award was granted in February 2022. Mr. Ku’s offer letter provides that in the event of a change in control, 50% of his unvested options will immediately vest. In addition, the offer letter provides that if Mr. Ku is terminated without cause, and subject to his execution of a release of claims against Nogin, he will be entitled to receive a cash payment equal to four months of base salary and bonus potential and four months of continued coverage under Nogin’s group health plans.

Branded Online, Inc.’s 2013 Stock Incentive Plan

Nogin maintains the Prior Plan, which authorizes the grant of incentive stock options, within the meaning of Section 422 of the Code, to Nogin’s employees and employees of any parent or subsidiary corporations, and for the grant of nonqualified stock options, stock appreciation rights and restricted stock to employees, directors and consultants. Nogin has granted incentive stock options and nonqualified stock options under the Prior Plan (“Nogin Options”). Upon consummation of the Business Combination, all outstanding options of Nogin under the Prior Plan will be automatically converted into an option to purchase shares of SWAG Class A common stock (the “Converted Options”). The Converted Options will have an exercise price and cover a number of shares of SWAG Class A common stock that results in the Converted Options having the same (subject to rounding) intrinsic value as the outstanding Nogin Options and generally will have the same terms and conditions as the corresponding Nogin Options. Following the Business Combination, the Nogin Options will be administered by the compensation committee of the Post-Combination Company’s board of directors or a subcommittee of the compensation committee to which it has properly delegated power, or if no such committee or subcommittee exists, the Post-Combination Company’s board of directors.

In connection with the Business Combination, SWAG has adopted, subject to stockholder approval, the Incentive Plan in order to facilitate the grant of cash and equity incentives to directors, employees, including named executive officers, and consultants to help attract and retain the services of these individuals. We expect that the Incentive Plan will be effective on the Closing Date, subject to approval of such plan by SWAG’s stockholders. For additional information about the Incentive Plan, please refer to “Proposal No. 6—The Incentive Plan Proposal.”

Following the effectiveness of the Incentive Plan, no further awards will be made under the Prior Plan.

Director Compensation

Nogin’s non-employee directors did not receive any compensation for their services on Nogin’s board of directors in 2021 and none of Nogin’s non-employee directors have been granted or hold outstanding equity awards as of December 31, 2021.

THE BUSINESS COMBINATION

The following is a discussion of the Business Combination and the material terms of the Merger Agreement among SWAG, Merger Sub and Nogin. You are urged to read carefully the Merger Agreement in its entirety, a copy of which is attached as Annex A to this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about SWAG or Nogin. Such information can be found elsewhere in this proxy statement/prospectus.

Terms of the Business Combination

Transaction Structure

SWAG’s and Nogin’s boards of directors have approved the Merger Agreement. The Merger Agreement provides for the merger of Merger Sub, a wholly owned subsidiary of SWAG, with and into Nogin, with Nogin surviving the merger as a wholly owned subsidiary of SWAG.

Merger Consideration; Conversion of Shares

As part of the Business Combination, holders of Nogin’s common stock and vested options will receive aggregate consideration of approximately $566.0 million, payable in newly issued shares of SWAG Class A common stock at a price of $10.00 per share or vested options of SWAG, as applicable and, at their election, a portion of the $20.0 million of consideration payable in cash (collectively, the “merger consideration”).

At the Effective Time, (i) each share of Nogin common stock and Nogin preferred stock issued and outstanding immediately prior to the closing of the Merger (the “Closing”) (excluding shares owned by Nogin as treasury stock or dissenting shares) will be cancelled and converted into the right to receive a pro rata portion of the merger consideration, and (ii) each outstanding Nogin stock option, whether vested or unvested, will be converted into an option to purchase a number of shares of SWAG Class A common stock equal to the product of (x) the number of shares of Nogin common stock underlying such Nogin stock option immediately prior to the Closing and (y) the number of shares of SWAG Class A common stock issuable in respect of each share of Nogin common stock, at an exercise price per share equal to (A) the exercise price per share of Nogin common stock underlying such Nogin stock option immediately prior to the Closing divided by (B) the number of shares of SWAG Class A common stock issuable in respect of each share of Nogin common stock.

Background of the Business Combination

The terms of the Merger Agreement are the result of negotiations between SWAG and Nogin and their respective representatives. The following is a brief description of the background of these negotiations.

SWAG is a blank check company incorporated in Delaware formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. As SWAG is an early stage and emerging growth company, it is subject to all of the risks associated with early stage and emerging growth companies.

On January 9, 2021, SWAG engaged Jefferies LLC (“Jefferies”) pursuant to a non-exclusive engagement letter to provide investment advisory services in connection with SWAG’s IPO. In advance of SWAG’s IPO, members of the SWAG management team engaged in discussions with other investment bankers regarding a potential engagement related to the IPO but ultimately decided to move forward with Jefferies due to its extensive experience with special purpose acquisition companies as well as its knowledge and experience in the small cap technology space, coverage capabilities and banking relationships.

On January 21, 2021, the Sponsor purchased 5,750,000 shares of Founder Shares for an aggregate purchase price of $25,000, or approximately $0.004 per share. Prior to the initial investment in SWAG of $25,000 by the Sponsor, SWAG had no assets, tangible or intangible. The per share price of the Founder Shares was determined by dividing the amount of cash contributed to SWAG by the number of Founder Shares issued. The number of Founder Shares issued was determined based on the expectation that the Founder Shares would represent 20% of the outstanding shares of common stock upon completion of the SWAG IPO.

The registration statement for SWAG’s IPO was declared effective on July 28, 2021. On August 2, 2021, SWAG consummated the SWAG IPO of 20,000,000 units, with each unit consisting of one share of Class A common stock and one-half of one redeemable warrant. Each whole public warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share, subject to certain adjustments. The units were sold at a price of $10.00 per unit, generating gross proceeds to us of $203,000,000. SWAG granted the Underwriters a 45-day option to purchase up to 4,500,000 additional units to cover over-allotments, if any. On August 4, 2021, the Underwriter partially exercised its over-allotment option, resulting in the offering of an additional 2,807,868 units and 982,754 private placement warrants. Following the closing of the over-allotment option, an aggregate of $231,499,860.20 has been placed in SWAG’s trust account.

Simultaneously with the consummation of the SWAG IPO, including the underwriter’s partial exercise of its over-allotment option, SWAG consummated the private placement of an aggregate of 9,982,754 Private Placement Warrants to the Sponsor at a price of $1.00 per Private Placement Warrant, generating total proceeds of $9,982,754. Of the gross proceeds received from the SWAG IPO and the Private Placement Warrants, $231,499,860.20 was placed into the Trust Account.

After the initial public offering, SWAG was in contact with more than thirty (30) potential targets with revenues ranging from approximately $10 million to $120 million, and/or their advisors. Of those potential targets, SWAG conducted additional due diligence with respect to an additional five (5).

One of the potential targets, Company A, was an identity management solutions provider. SWAG conducted substantial due diligence of Company A, including review of historic and budgeted financial statements. Representatives of SWAG met with representatives of Company A in person one (1) time and via conference call an additional eight (8) times to discuss deal terms and due diligence questions. While the due diligence was satisfactory, the owners of Company A and SWAG could not come to agreement on the appropriate valuation for Company A and terms for the deSPACing. As of the filing of this proxy, Company A has not announced a SPAC partner.

Another target, Company B, was a semiconductor technology solutions provider focused on next generation semiconductor designs. SWAG conducted three (3) in person meetings with the majority owners of the business and four (4) due diligence conference calls with management to discuss the technology, opportunity and financials. SWAG ultimately determined that the risks inherent in pursuing Company B, primarily the nascent nature of their solution and limited customer base, outweighed the perceived benefits of further pursuing a combination with Company B. As of the filing of this proxy, Company B has not announced a SPAC partner.

SWAG’s third potential target, Company C, was a financial services and marketing company. Representatives of SWAG conducted due diligence on Company C, including market analysis, financial analysis and competitive benchmarking. SWAG and Company C management had four (4) due diligence calls. In the end, SWAG management determined that the differentiation of the products and services was likely not sufficient to attain the projected financials underpinning the valuation desired by Company C. As of the filing of this proxy, Company C has not announced a SPAC partner.

The fourth potential target, Company D, was an online real estate services firm offering a variety of solutions with an innovative go-to-market platform. Representatives of SWAG conducted conference calls with the Chairman and Chief Executive Officer of Company D. While negotiation of a letter of intent with

Company D, SWAG determined that debt issues surrounding Company D would have to be resolved by Company D before SWAG would be willing to move forward. As of the filing of this proxy, Company D has not resolved those debt issues to the satisfaction of SWAG management. As of the filing of this proxy, Company D has not announced a SPAC partner.

On March 17, 2021 Peg Jackson, Managing Director at Stifel Nicolaus & Company, Incorporated (“Stifel”), contacted Jonathan Huberman to inquire if he had an interest in learning about Nogin. Mr. Huberman, who has extensive experience in the technology sector, explained that he did not have an active acquisition vehicle and agreed to meet with Jan Nugent, Chief Executive Officer and co-founder of Nogin to hear about the company.

On March 24, 2021, Mr. Huberman spoke to Jan Nugent, Chief Executive Officer and co-founder of Nogin, to understand Nogin. Mr. Huberman reiterated that he did not have an active acquisition vehicle at the time.

On July 28, 2021, Mr. Huberman sent Ms. Jackson the press release announcing pricing of SWAG’s IPO. On July 30, 2021, Mr. Huberman spoke with Mr. Nugent, Michael Lin, then Chief Financial Officer of Nogin, and Ms. Jackson to review Nogin’s management presentation.

On August 2, 2021, SWAG and Nogin signed a mutual non-disclosure agreement.

On August 3, 2021, SWAG was provided access to Nogin’s virtual data room.

On August 9, 2021, Mr. Huberman spoke with Mr. Nugent, Mr. Lin, Geoffrey Van Haeren, co-founder of Nogin, and Ms. Jackson as part of a preliminary diligence review of Nogin with a focus on Nogin’s business model and financial plans.

On August 10, 2021, Mr. Huberman spoke with representatives from Jefferies to bring them up to speed on SWAG’s discussions with Nogin. Later that day, Jefferies was provided access to Nogin’s virtual data room.

On August 17, 2021, SWAG management, represented by Mr. Huberman and Mr. Nikzad, participated in a call conducted as part of a preliminary diligence review of Nogin’s sales pipeline, competitive positioning and financial forecast. Mr. Nugent and Mr. Haeren, attended the call as representatives of Nogin. Stifel and Jefferies also attended the call as representatives for Nogin and SWAG, respectively.

On August 17, 2021, SWAG delivered a non-binding letter of intent (the “LOI”) to acquire Nogin.

On August 20, 2021, Mr. Huberman and Mr. Nikzad participated on a call with Nogin, which included Mr. Nugent and major investors of Nogin, to negotiate the terms of the LOI. Stifel, Jefferies, Latham & Watkins LLP, counsel to Nogin (“Latham”), and Kirkland & Ellis LLP, counsel to SWAG (“Kirkland”), also attended the call.

On August 21, 2021, Mr. Huberman spoke with Jason Wood from J. Wood Capital Advisors LLC (“JWCA”) regarding the current trends within the convertible debt market.

On August 27, 2021, Ms. Jackson and Mr. Huberman spoke to discuss certain non-financial deal terms of the LOI.

On August 30, 2021, Ms. Jackson and Mr. Huberman again discussed the LOI and due diligence on Nogin.

On September 1, 2021, Ms. Jackson emailed Mr. Huberman revisions to the LOI regarding the Sponsor’s shares and the targeted PIPE amount for the LOI.

On September 2, 2021, SWAG and Nogin finalized and signed the LOI. The total consideration for the proposed acquisition would be based on comparable public company valuations estimated at eight (8) times multiple of projected revenues for the twelve (12) months following the anticipated closing date. The metric was derived from the public comparables of peer companies within the industry. The metric’s assumptions included account growth rates, profitability, size and market potential.

On September 8, 2021, representatives from SWAG, Nogin, Stifel, and Jefferies had a call to discuss the deal process and steps required to complete the proposed transaction.

On September 10, 2021, the board of SWAG met to review the due diligence conducted on Nogin at that stage and discuss the timeline of the proposed transaction.

On September 13, 2021, representatives from SWAG and representatives of Nogin discussed Nogin’s finances, sales, technology and employee headcount.

On September 14, 2021, Mr. Nugent and Mr. Huberman discussed Nogin’s market size.

On September 15, 2021, Mr. Nugent and Mr. Huberman discussed Nogin’s sales structure.

On September 15, 2021, SWAG engaged Jefferies to act as a placement agent in a potential PIPE pursuant to a non-exclusive engagement letter.

On September 16, 2021, representatives from SWAG and representatives of Nogin further discussed Nogin’s finances. On that same date, Mr. Nugent and Mr. Huberman discussed financing strategy.

On September 21, 2021, Mr. Huberman and Mr. Nikzad met with Nogin’s senior management for a full day of due diligence encompassing all aspects of Nogin.

On September 22, 2021, Mr. Huberman met with C. Matthew Olton, board member of SWAG, and John Metz, Managing Director at Jefferies, to discuss the interim due diligence findings and Nogin’s financial projections.

On October 4, 2021, Kirkland distributed to Nogin and Latham an initial draft of the merger agreement and other agreements necessary to consummate the proposed business combination. The initial draft of the merger agreement contemplated, among other items: (i) the Merger; (ii) no survival of the representations, warranties and covenants; (iii) listing of the SWAG common stock and SWAG warrants issued to Nogin equityholders as merger consideration on a national securities exchange following completion of the Merger; (iv) certain covenants regarding claims against SWAG Trust Account; (v) regulatory efforts covenants requiring SWAG and Nogin to use commercially reasonable efforts in order to obtain regulatory clearance; (vi) the entry into certain ancillary agreements concurrently with the execution of the merger agreement; and (vii) representations, warranties and covenants customary for transactions of this type.

On October 6, 2021, Kirkland commenced confirmatory legal due diligence.

On October 11, 2021, SWAG engaged JWCA to act as a placement agent in a potential PIPE pursuant to a non-exclusive engagement letter.

On October 14, 2021, Kirkland conducted a due diligence call with Mr. Lin, Mr. Nugent, Mr. Van Haeren, Michael Bassiri, Nogin’s General Counsel, M&A and other members of Nogin’s management team. Mr. Huberman and representatives from Latham and Stifel also attended the call.

On November 5, 2021, Latham returned a revised draft of the merger agreement that proposed various revisions to the structure of the business combination, including revisions to the representations and warranties of both Nogin and SWAG. Latham furthermore proposed changes to the interim operating covenants and various tax matters.

On November 23, 2021, Kirkland distributed to Latham and initial draft of the Sponsor Support Agreement, which provided, among other things, that the Sponsor agreed to vote any Founder Shares and any Public Shares held by it in favor of the transactions contemplated by the merger agreement.

On November 24, 2021, after having reviewed each of Latham’s proposed changes and discussed with Mr. Huberman, Kirkland sent Latham a revised draft of the merger agreement. The revised draft proposed various revisions to the treatment of Nogin options, revisions to the representations and warranties and the interim operating covenants. Kirkland also proposed revisions to various tax matters and closing conditions.

On December 5, 2021. Latham distributed to Kirkland initial drafts of the Company Support Agreement and the Form of Registration Rights Agreement. The Company Support Agreement, provides that, among other things, that certain Nogin equityholders will vote in favor of the transactions contemplated by the merger agreement.

On December 10, 2021, Kirkland distributed to Latham an initial draft of SWAG’s disclosure letter. Later on December 10, 2021, Latham distributed to Kirkland an initial draft of Nogin’s disclosure letter.

On December 16, 2021, Kirkland distributed to Latham initial comments to Nogin’s disclosure letter.

During December 2021 through February 2022, Latham and Kirkland, together with Nogin and SWAG, further negotiated and finalized various customary aspects of the merger agreement, ancillary agreements and disclosure letters.

On January 14, 2022, Mr. Huberman and Mr. Nugent discussed lowering the valuation for the transaction by approximately thirty percent (30%), based on recent overall public market trends and feedback from potential PIPE investors.

On January 17, 2022, Mr. Nugent informed Mr. Huberman that the board of Nogin agreed to accept a thirty percent (30%) lower valuation based on market dynamics.

On January 18, 2022, the board of SWAG met to discuss the interim findings and recent updates related to transactions involving special purpose acquisition companies and approved continuing the process.

On February 7, 2022, the board of SWAG met and reviewed the latest versions of the merger agreement and ancillary documents. The board determined, based on potential perceived conflicts of interest, to delegate to a committee of the board composed only of independent directors the authority to approve the transaction.

On February 13, 2022, the independent committee of the board met to discuss the final drafts of the merger agreement and ancillary documents and unanimously adopted resolutions (i) determining that it is in the best interests of SWAG and its stockholders for SWAG to enter into the merger agreement, (ii) adopting the merger agreement and approving SWAG’s execution, delivery and performance of the same and the consummation of the transactions contemplated by the merger agreement including entry into the ancillary documents, and (iii) approving the filing of the proxy statement with the SEC, subject, in each case, to changes to the merger and documentation acceptable to the Chairman of SWAG.

On February 14, 2022, the parties executed the merger agreement and issued a press release announcing the merger and SWAG filed a current report on Form 8-K attaching the press release and investor presentation.

Recommendation of the SWAG Board of Directors and Reasons for the Business Combination

SWAG’s board of directors, in evaluating the Business Combination, consulted with SWAG’s management and legal advisors. In reaching its unanimous resolution (i) determining that the Merger Agreement and the transactions contemplated thereby, including the Business Combination and the issuance of shares of Class A common stock in connection therewith, are advisable and in the best interests of SWAG and its stockholders and (ii) recommending that the SWAG stockholders adopt the Merger Agreement and approve the Business Combination and the other transactions contemplated by the Merger Agreement, SWAG’s board of directors considered a range of factors, including, but not limited to, the factors discussed below. In light of the large number and wide variety of factors considered in connection with its evaluation of the Business Combination, SWAG’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. SWAG’s board of directors viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.

This explanation of SWAG’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Forward-Looking Statements.”

Before reaching its decision, SWAG’s board of directors reviewed the results of management’s due diligence, which included:

•	research on industry trends, projected growth and other industry factors;

•

extensive meetings and calls with Nogin’s management team and representatives regarding operations, major customers, financial prospects and potential expansion opportunities, among other customary due diligence matters;

•	consultation with SWAG’s legal and financial advisors;

•	review of Nogin’s material business contracts and certain other legal, intellectual property and commercial diligence;

•	feedback from Nogin’s current customers;

•	financial, accounting and tax diligence;

•	research on comparable public companies; and

•

review of Nogin’s financial projections and creation of an independent financial model in conjunction with management of Nogin, which was generally consistent with the financial model prepared by Nogin and sensitized to evaluate potential upside and downside scenarios.

In approving the Business Combination, SWAG’s board of directors determined not to obtain a fairness opinion. The officers and directors of SWAG have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, together with the experience and sector expertise of SWAG’s advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, SWAG’s officers and directors and SWAG’s advisors have substantial experience with mergers and acquisitions. Although SWAG’s board of directors did not seek a third-party valuation, and did not receive any report, valuation or opinion from any third party in connection with the Business Combination, the SWAG board of directors relied on the following sources: (i) due diligence on Nogin’s operations, (ii) research reports and data related to the smart security and smart home industries in the United States and internationally, and (iii) SWAG management’s collective experience in constructing and evaluating financial models/projections and conducting valuations of businesses. The $566.0 million purchase price is on a pre-money basis. SWAG’s board of directors concluded that that price is fair and reasonable, given Nogin’s growth prospects and the large and growing market for smart home automation and ancillary products, the internal valuation of Nogin by SWAG management based on an analysis of comparable companies as described in “Selected Financial Analyses” below, and other compelling aspects of the transaction.

SWAG’s board of directors considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

•

Stockholder Liquidity. Pursuant to the Merger Agreement, the SWAG Class A common stock issued as merger consideration will be listed on the NASDAQ, a major U.S. stock exchange, which SWAG’s board of directors believes has the potential to offer stockholders enhanced liquidity;

•

Financial Condition. SWAG’s board of directors also considered factors such as Nogin’s historical financial results, outlook and expansion opportunities, and financial plan. In considering those factors, SWAG’s board of directors reviewed Nogin’s historical growth and its current prospects for growth if Nogin achieves its business plan and various historical and current balance sheet items of Nogin. In reviewing those factors, SWAG’s board of directors determined that Nogin is well-positioned for strong future growth;

•

Experienced and Proven Management Team. Nogin has a strong management team with significant operating experience. The senior management of Nogin (including Jan Nugent, Chief Executive Officer of Nogin) intends to remain with Nogin in the capacity of officers and/or directors, providing helpful continuity in advancing Nogin’s strategic and growth goals;

•

Lock-Up. Management of Nogin (including Mr. Nugent) will be subject to a one-year lockup in respect of their SWAG Class A common stock and all other stockholders of Nogin will be subject to a six-month lockup in respect of their SWAG Class A common stock, subject to certain customary exceptions and price-based releases, which lockup will provide important stability to the leadership and governance of Nogin;

•

Other Alternatives. SWAG’s board of directors has determined that the proposed Business Combination represents the best potential business combination for SWAG and the most attractive opportunity for SWAG’s management to accelerate its business plan based upon the process utilized to evaluate and assess other potential acquisition targets. SWAG’s board of has also determined that such process has not presented a better alternative; and

•

Negotiated Transaction. SWAG’s board of directors has determined that the financial and other terms of the Merger Agreement are reasonable and were the product of arm’s-length negotiations between SWAG and Nogin.

SWAG’s board of directors also considered various uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•	Macroeconomic Risks. Macroeconomic uncertainty, including the potential impact of the COVID-19 pandemic, and the effects it could have on the Post-Combination Company’s revenues;

•

Business Plan and Projections May Not Be Achieved. The risk that Nogin may not be able to execute on the business plan, and realize the financial performance as set forth in the financial projections, in each case as presented to management of SWAG;

•	Early Stage Company and Limited Operating History. The fact that Nogin is an early-stage company with a history of losses and a limited operating history;

•

Redemption Risk. The potential for a significant number of SWAG stockholders electing pursuant to SWAG’s Existing Charter to redeem their shares prior to the consummation of the Business Combination, which would potentially make the Business Combination more difficult or impossible to complete;

•	Stockholder Vote. The risk that SWAG’s stockholders may fail to provide the applicable votes necessary to effect the Business Combination;

•	Closing Conditions. The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within SWAG’s control;

•

Litigation. The possibility of (i) litigation challenging the Business Combination or (ii) an adverse judgment granting permanent injunctive relief that could indefinitely delay consummation of the Business Combination;

•

Listing Risks. The challenges associated with preparing Nogin, a private entity, for the applicable disclosure and listing requirements to which the Post-Combination Company will be subject as a publicly traded company on the NASDAQ;

•	Benefits May Not Be Achieved. The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

•

Liquidation of SWAG. The risks and costs to SWAG if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in SWAG being unable to effect a business combination by February 2, 2023;

•	Growth Initiatives May Not be Achieved. The risk that Nogin’s growth initiatives may not be fully achieved or may not be achieved within the expected timeframe;

•	No Third-Party Valuation. SWAG’s decision not to obtain a third-party valuation or fairness opinion in connection with the Business Combination;

•

SWAG Stockholders Receiving a Minority Position in Nogin. The risks associated with the minority position in Nogin that SWAG stockholders will hold following consummation of the Business Combination; and

•	Fees and Expenses. The fees and expenses associated with completing the Business Combination.

In addition to considering the factors described above, SWAG’s board of directors also considered other factors, including, without limitation:

•	Interests of Certain Persons. Some officers and directors of SWAG may have interests in the Business Combination (see “—Interests of SWAG’s Directors and Officers in the Business Combination”).

•	Other Risk Factors. Various other risk factors associated with the business of Nogin, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

SWAG’s board of directors concluded that the potential benefits that it expects SWAG and its stockholders to achieve as a result of the Business Combination outweigh the potentially negative and other factors associated with the Business Combination. Accordingly, SWAG’s board of directors unanimously determined that the Business Combination and the transactions contemplated by the Merger Agreement are advisable and in the best interests of SWAG and its stockholders.

Unaudited Prospective Financial Information of Nogin

Nogin does not as a matter of course make public projections as to future revenues, earnings, or other results. However, Nogin management prepared and provided to the Nogin board of directors, Nogin’s financial advisors and SWAG certain internal, unaudited prospective financial information in connection with the evaluation of the Business Combination. Nogin management prepared such financial information based on their judgment and assumptions regarding the future financial performance of Nogin. The inclusion of the below information should not be regarded as an indication that Nogin or any other recipient of this information considered—or now considers—it to be necessarily predictive of actual future results.

The unaudited prospective financial information is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year.

While presented in this proxy statement/prospectus with numeric specificity, the information set forth in the summary below was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Nogin management, including, among other things, the matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” Nogin believes the assumptions in the prospective financial information were reasonable at the time the financial information was prepared, given the information Nogin had at the time. However, important factors that may affect actual results and cause the results reflected in the prospective financial information not to be achieved include, among other things, risks and uncertainties relating to the Nogin business, industry performance, the regulatory environment, and general business and economic conditions. The prospective financial information also reflects assumptions as to certain business decisions that are subject to change. The unaudited prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Nogin management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of Nogin management’s knowledge and belief, the expected course of action and the expected future financial performance of Nogin. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.

Neither Nogin’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The audit reports included in this proxy statement/prospectus relate to historical financial information. They do not extend to the prospective financial information and should not be read to do so.

EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, NOGIN DOES NOT INTEND TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE PROSPECTIVE FINANCIAL INFORMATION. THE PROSPECTIVE FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT THE INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW. NONE OF NOGIN, SWAG NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY NOGIN STOCKHOLDER, SWAG STOCKHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.

Certain of the measures included in the prospective financial information may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Nogin may not be comparable to similarly titled amounts used by other companies. Financial measures provided to a financial advisor in connection with a business combination transaction are excluded from the definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Accordingly, we have not provided a reconciliation of such financial measures.

The following table sets forth certain summarized prospective financial information regarding Nogin for the years 2021, 2022 and 2023:

	2021E(1)	2022E(1)	2023E
	($ in millions)
Total revenue	$67.9	$107.2	$175.8
Operating income (loss)	$(4.7)	$4.4	$30.1
Adjusted EBITDA(2)	$5.0	$6.3	$32.8

(1)	Shown to normalize non-recurring inventory sale in 2021 and 2022.
(2)	Nogin defines Adjusted EBITDA as net income plus depreciation and amortization, impact of rent abatement, capitalized R&D, contract acquisition costs and other income from operating income.

The Nogin prospective financial information was prepared using several assumptions, including the following assumptions that Nogin management believed to be material:

•

Projected revenue is based on a variety of operational assumptions, including continued sales growth in Nogin’s existing client base, revenues from new deals based on average deal sizes and sales quotas, and revenues from new products currently in various stages of development.

•

Other key assumptions impacting profitability include headcount, efficiencies of scale and administrative infrastructure, investment in technology associated with new product development and investment in sales and marketing.

In making the foregoing assumptions, which imply a revenue compound annual growth rate of 60.9% between 2021 and 2023, Nogin’s management relied on a number of factors, including existing customer growth, new product offerings and industry growth and demand for ecommerce technology.

Satisfaction of 80% Test

The NASDAQ rules require that SWAG’s initial business combination must occur with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in the Trust Account) at the time of SWAG’s signing a definitive agreement in connection with its initial business combination. As of February 14, 2022, the date of the execution of the Merger Agreement, the value of the net assets held in the Trust Account was approximately $232.5 million (excluding approximately $8.0 million of deferred underwriting discount held in the Trust Account) and 80% thereof represents approximately $186.0 million. In reaching its conclusion that the Business Combination meets the 80% asset test, the SWAG Board used as a fair market value the enterprise value of approximately $589.0 million, which was implied based on the terms of the transactions agreed to by the parties in negotiating the Merger Agreement. The enterprise value consists of an implied equity value of approximately $566.0 million. In determining whether the enterprise value described above represents the fair market value of Nogin, the SWAG Board considered all of the factors described in this section and the section of this proxy statement/prospectus entitled “The Merger Agreement” and the fact that the purchase price for Nogin was the result of an arm’s length negotiation. As a result, the SWAG Board concluded that the fair market value of the business acquired was significantly in excess of 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in the Trust Account).

Interests of SWAG’s Directors and Executive Officers in the Business Combination

In considering the recommendation of the SWAG Board to vote in favor of approval of the proposals, stockholders should keep in mind that the Sponsor and SWAG’s directors and officers have interests in such proposals that are different from or in addition to (and which may conflict with) those of SWAG stockholders. Stockholders should take these interests into account in deciding whether to approve the proposals presented at the Special Meeting, including the Business Combination Proposal. These interests include, among other things:

•

If the Business Combination with Nogin or another business combination is not consummated within the Completion Window, SWAG will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and the SWAG Board, dissolving and liquidating. In such event, the 5,701,967 Founder Shares held by SWAG’s Initial Stockholders, which were acquired for an aggregate purchase price of $25,000 prior to the SWAG IPO, would be worthless because SWAG’s Initial Stockholders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of $                 based upon the closing price of $                 per share of Class A common stock on the NASDAQ on                 , 2022, the most recent practicable date prior to the date of this proxy statement/prospectus. Certain Founder Shares are subject to certain time and performance-based vesting provisions as described under “Other Agreements – Sponsor Agreement.”

•

The Sponsor purchased an aggregate of 9,982,754 Private Placement Warrants from SWAG for an aggregate purchase price of $9,982,754 (or $1.00 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of the SWAG IPO. A portion of the proceeds SWAG received from these purchases were placed in the Trust Account. Such warrants had an aggregate market value of $                 based upon the closing price of $                 per public warrant on the NASDAQ on                 , 2022, the most recent practicable date prior to the date of this proxy statement/prospectus. The Private Placement Warrants will become worthless if SWAG does not consummate a business combination within the Completion Window.

•

Mike Nikzad will become a director of the Post-Closing Combined Company after the closing of the Business Combination. As such, in the future he will receive any cash fees, stock options or stock awards that the Board determines to pay to its directors.

•

We pay our Sponsor $15,000 per month for office space, secretarial and administrative services provided to members of our management team. Such arrangement will terminate upon the consummation of the Business Combination.

•

Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business, with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.15 per Public Share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. If SWAG consummates the Business Combination, on the other hand, SWAG will be liable for all such claims.

•

SWAG’s directors and officers, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on SWAG’s behalf, such as identifying and investigating possible business targets and business combinations. However, if SWAG fails to consummate a business combination within the Completion Window, they will not have any claim against the Trust Account for reimbursement. Accordingly, SWAG may not be able to reimburse these expenses if the Business Combination or another business combination is not consummated within the Completion Window.

•

Our Sponsor, officers and directors have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (i) six months after the completion of the Business Combination and (ii) the date following the completion of the Business Combination on which we complete a liquidation, merger, capital stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their common stock for cash, securities or other property, subject to certain exceptions. Notwithstanding the foregoing, if the closing price of our Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, the Founder Shares will be released from the lockup.

•	Subject to certain limited exceptions, the Private Placement Warrants will not be transferable until 30 days following the completion of the Business Combination.

•

No compensation of any kind, including finder’s and consulting fees, is paid to our Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination, except for reimbursement for out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations and $15,000 per month for office space, secretarial and administrative services. From the date of the SWAG IPO until the date of the Merger Agreement, there have been no reimbursable out-of-pocket expenses incurred by the Sponsor in connection with the Business Combination.

•	The continued indemnification of current directors and officers and the continuation of directors’ and officers’ liability insurance.

Interests of Nogin’s Directors and Executive Officers in the Business Combination

In considering the approval, and recommendation of stockholder approval, by the Nogin board of directors with respect to the Merger Agreement, Nogin stockholders should keep in mind that Nogin’s directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) those of Nogin’s stockholders. The Nogin board of directors was aware of such interests during its deliberations on the merits of the Business Combination. These interests include, among other things:

•

Certain of Latch’s directors and executive officers are expected to become directors and/or executive officers of the Post-Combination Company upon the closing of the Business Combination. Specifically, the following individuals who are currently executive officers of Latch are expected to become executive officers of the Post-Combination Company upon the closing of the Business Combination, serving in the offices set forth opposite their names below:

Name	Position
Jan-Christopher Nugent	Chief Executive Officer
Geoffrey Van Haeren	President
Erik Nakamura	Chief Financial Officer
Jay Ku	Chief Commerce Officer

•

In addition, the following individuals who are currently members of the Nogin board of directors are expected to become members of the Post-Combination Company board of directors upon the closing of the Business Combination:                .

•

Certain of Nogin’s executive officers and directors as of the date of the Merger Agreement hold Nogin stock options. The treatment of such stock options in connection with the Business Combination is described in “The Merger Agreement—Treatment of Nogin Equity Awards,” which description is incorporated by reference herein. The holding of such awards by such executive officers and directors as of                , 2022 is set forth in the table below:

Nogin Stock Options
Executive Officers and Directors	Vested	Unvested
Jan-Christopher Nugent
Geoffrey Van Haeren
Erik Nakamura
Jay Ku

REGULATORY APPROVALS REQUIRED FOR THE BUSINESS COMBINATION

Completion of the Business Combination is subject to approval under the HSR Act. Each of Nogin and SWAG have agreed to use their respective reasonable best efforts to take all actions to consummate and make effective the transactions contemplated by the Merger Agreement as soon as reasonably practicable and to obtain as promptly as reasonably practicable all consents, registrations, approvals, clearances, permits and authorizations necessary or advisable to be obtained from any third party or any governmental entity in order to consummate the transactions contemplated by the Merger Agreement. SWAG has further agreed to take any steps necessary to eliminate any impediments under the HSR Act or any other antitrust law that is asserted by any governmental entity so as to enable the parties to consummate the Business Combination as soon as possible.

HSR Act

Under the HSR Act, and related rules, the transactions may not be completed until notifications have been filed with and certain information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the Federal Trade Commission (the “FTC”) and all statutory waiting period requirements have been satisfied.

At any time before or after the completion of the Business Combination, the Antitrust Division, the FTC or foreign antitrust authorities could take action under the U.S. or foreign antitrust laws, including seeking to prevent the Business Combination, to rescind the Business Combination or to clear the Business Combination subject to the divestiture of assets of SWAG or Nogin or subject to other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest including without limitation seeking to enjoin the completion of the transactions or permitting completion subject to the divestiture of assets of SWAG or Nogin or other remedies. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the transactions on antitrust grounds will not be made or, if such challenge is made, that it would not be successful.

There can be no assurances that the regulatory approvals discussed above will be received on a timely basis, or as to the ability of SWAG and Nogin to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals.

ANTICIPATED ACCOUNTING TREATMENT

Under both the no redemption and maximum redemption scenarios, the Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Nogin has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances: (i) Nogin’s shareholders will have majority of the voting power under both the no redemption and maximum redemption scenarios; (ii) Nogin will appoint the majority of the board of directors of the Post-Combination Company; (iii) Nogin’s existing management will comprise the management of the Post-Combination Company; (iv) Nogin will comprise the ongoing operations of the Post-Combination Company; (v) Nogin is the larger entity based on historical revenues and business operations; and (vi) the Post-Combination Company will assume Nogin’s name.

Under this method of accounting, SWAG will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Nogin issuing stock for the net assets of SWAG, accompanied by a recapitalization. The net assets of SWAG will be stated at historical cost, with no goodwill or other intangible assets recorded.

PUBLIC TRADING MARKETS

The SWAG Class A common stock is listed on the NASDAQ under the symbol “SWAG.” SWAG’s public warrants are listed on the NASDAQ under the symbol “SWAGW.” SWAG’s units are listed on NASDAQ under the symbol “SWAGU.” Following the Business Combination, the Post-Combination Company’s common stock (including common stock issuable in the Business Combination) will be listed on the NASDAQ under the symbol “NOGN” and the Post-Combination Company’s public warrants will be listed on the NASDAQ under the symbol “NOGNW.”

THE MERGER AGREEMENT

This section describes the material terms of the Merger Agreement. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. You are encouraged to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about SWAG or Nogin. Such information can be found elsewhere in this proxy statement/prospectus. References in this section to the “Parent Parties” are to SWAG and Merger Sub collectively.

The Merger Agreement summary below is included in this proxy statement/prospectus only to provide you with information regarding the terms and conditions of the Merger Agreement and not to provide any other factual information regarding SWAG, Nogin or their respective businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus.

Structure of the Business Combination

On February 14, SWAG entered into the Merger Agreement with Nogin and Merger Sub, pursuant to which, among other things and subject to the terms and conditions contained in the Merger Agreement, Merger Sub will merge with and into Nogin, with Nogin surviving the Merger as a wholly owned subsidiary of SWAG. In connection with the Closing of the Merger, SWAG will be renamed Nogin, Inc.

SWAG has agreed to provide its stockholders with the opportunity to redeem shares of Class A common stock upon completion of the transactions contemplated by the Merger Agreement.

Consideration to the Equity Holders in the Business Combination

As part of the Business Combination, holders of Nogin’s common stock and vested options will receive aggregate consideration of approximately $566.0 million, payable in newly issued shares of SWAG Class A common stock at a price of $10.00 per share or vested options of SWAG, as applicable and, at their election, a portion of the $20.0 million of consideration payable in cash.

Material Adverse Effect

Under the Merger Agreement, certain representations and warranties of Nogin, on the one hand, and the Parent Parties, on the other hand, are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Merger Agreement, a “Material Adverse Effect” means any event, change, development, effect or occurrence that, individually or in the aggregate with all other events, changes, developments, effects or occurrences, has had or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition or results of operations of Nogin or the Parent Parties, as applicable, taken as a whole, subject in each case to certain customary exceptions.

Closing and Effective Time of the Business Combination

The closing of the Business Combination is expected to take place at 10:00 a.m., Eastern time, at the offices of Kirkland & Ellis LLP or at such other place or time as mutually agreed in writing, no later than (i) three (3) Business Days following the satisfaction or waiver of the conditions described below under the section entitled “—Conditions to Closing of the Business Combination,” or (ii) on such other date as mutually agreed in writing.

Conditions to Closing of the Business Combination

Conditions to Each Party’s Obligations

The respective obligations of the Parties to consummate the transactions contemplated by the Merger Agreement, including the Business Combination, are subject to the satisfaction, or written waiver by the Parties, at or prior to the Closing of the following conditions:

•

there must not be in effect any order prohibiting or preventing the consummation of the Business Combination and no law adopted, enacted or promulgated that makes consummation of the Business Combination illegal or otherwise prohibited;

•

all waiting periods and any extensions thereof applicable to the transactions contemplated by the Merger Agreement under the HSR Act, and any commitments or agreements (including timing agreements) with any governmental entity not to consummate the Business Combination before a certain date, must have expired or been terminated;

•	the offer contemplated by this proxy statement/prospectus must have been completed in accordance with the terms of the Merger Agreement and this proxy statement/prospectus;

•

the approval of each of the proposals set forth in this proxy statement/prospectus must have been obtained in accordance with the DGCL, SWAG’s Organizational Documents and the rules and regulations of NASDAQ;

•	the approval of the Business Combination by the holders of Nogin common stock and Nogin preferred stock must have been obtained in accordance with the DGCL and Nogin’s organizational documents;

•

the Registration Statement must have become effective in accordance with the Securities Act and no stop order suspending the effectiveness of the Registration Statement be in effect and no proceedings for that purpose have commenced or be threatened by the SEC;

•	the SWAG common stock to be issued in the Business Combination must have been approved by the NASDAQ, subject only to official notice of issuance thereof.

Conditions to the Obligations of Nogin

The obligations of Nogin to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction, or written waiver by Nogin, at or prior to the Closing, the following conditions:

•

the representations and warranties of the Parent Parties (other than fundamental representations), disregarding qualifications contained therein relating to materiality, must be true and correct as of the Closing Date as if made at and as of such time (or, if given as of an earlier date, as of such earlier date), except that this condition will be satisfied unless any and all inaccuracies in such representations and warranties of the Parent Parties, in the aggregate, would or would reasonably be expected to result in a Material Adverse Effect with respect to the Parent Parties, and fundamental representations must be true an correct in all respects as of the Closing Date (or, if given as of an earlier date, such earlier date);

•	each of the Parent Parties must have performed in all material respects its obligations under the Merger Agreement required to be performed by it at or prior to the Closing;

•

Nogin must have received a certificate executed and delivered by an authorized officer of the Parent Parties confirming that the conditions set forth in the immediately preceding bullet points have been satisfied;

•

the proceeds from the Business Combination, consisting of (a) the aggregate cash proceeds available for release to SWAG from the Trust Account in connection with the Business Combination (after, for the avoidance of doubt, giving effect to any redemptions of shares of SWAG Common Stock by stockholders of SWAG but before release of any other funds) plus (b) proceeds received any PIPE investment amount), must be equal to or in excess of $50 million; and

•	the directors and executive officers of SWAG must have been removed from their respective positions or tendered their irrevocable resignations effective as of the Closing.

Conditions to the Obligations of the Parent Parties

The obligations of the Parent Parties to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction, or written waiver by the Parent Parties, at or prior to the Closing of the following conditions:

•

the representations and warranties of Nogin (other than fundamental representations), disregarding qualifications contained therein relating to materiality, must be true and correct as of the Closing Date as if made at and as of such time (or, if given as of an earlier date, as of such earlier date), except that this condition will be satisfied unless any and all inaccuracies in such representations and warranties of Nogin, in the aggregate, would or would reasonably be expected to result in a Material Adverse Effect with respect to Nogin, and fundamental representations must be true an correct in all respects as of the Closing Date (or, if given as of an earlier date, such earlier date);

•	Nogin must have performed in all material respects its obligations under the Merger Agreement required to be performed by it at or prior to the Closing;

•	SWAG must have received a certificate executed and delivered by an authorized officer of Nogin confirming that the conditions set forth in the immediately preceding bullet points have been satisfied;

•	the Parent Parties must have received a copy of the written consent of the holders of Nogin common stock and Nogin preferred stock, which must remain in full force and effect; and

•	since the date of the Merger Agreement, a Material Adverse Effect with respect to Nogin must not have occurred.

Representations and Warranties

Under the Merger Agreement, Nogin made customary representations and warranties relating to: organization; authorization; capitalization; Nogin’s subsidiaries; consents and approvals; financial statements; absence of undisclosed liabilities; absence of certain changes; real estate; intellectual property; litigation; material contracts; taxes; environmental matters; licenses and permits; employee benefits; labor and employment matters; international trade and anti-corruption matters; certain fees; insurance policies; affiliate transactions; information supplied; customers and suppliers; compliance with laws; PPP loans; and disclaimer of warranties.

Under the Merger Agreement, the Parent Parties made customary representations and warranties relating to: organization; authorization; capitalization; consents and approvals; financial statements; business activities and absence of undisclosed liabilities; absence of certain changes; litigation; material contracts; taxes; compliance with laws; certain fees; organization of Merger Sub; SEC reports, NASDAQ compliance and the Investment Company Act; information supplied; approvals of boards of directors and stockholders; Trust Account; affiliate transactions; independent investigation; employee benefits; valid issuance of securities; takeover statutes and charter provisions; and disclaimer of warranties.

Covenants

Covenants of the Parent Parties

The Parent Parties made certain covenants under the Merger Agreement, including, among other things, the following:

•	During the period from the date of the Merger Agreement through the earlier of (x) termination of the Merger Agreement and (y) the Closing Date, except as contemplated by the Merger Agreement,

required by applicable law (including COVID-19 measures), described in the Parent disclosure schedules or consented to by Nogin, SWAG will not: make any change to its organizational documents; issue equity capital; split, combine, redeem or reclassify its capital stock; authorize or pay any dividends or make distributions with respect to its capital stock or other equity; sell, lease or dispose of any of its material properties or assets; incur or guarantee any indebtedness of another person or issue any debt securities; make certain material tax elections; except as required by law, make any material change in financial or tax accounting methods; take any action likely to prevent, delay or impede the consummation of the Business Combination; make any amendment or modification to the Trust Agreement; make or allow to be made any reduction to the amount in the trust account other than as expressly permitted by SWAG’s organizational documents; directly or indirectly acquire or merge with any other person; make any capital expenditures; enter into any new line of business; adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; or authorize or commit or agree to take any of the foregoing actions.

•

Upon satisfaction or waiver of the conditions described above in the section entitled “— Conditions to Closing of the Business Combination” and provision of notice thereof to the Trustee, (a) in accordance with and pursuant to the Trust Agreement, at the Closing, SWAG (i) will cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be delivered, and (ii) will use commercially reasonable efforts to cause the Trustee to (A) pay as and when due all amounts payable to stockholders of SWAG holding shares of the Parent common stock sold in Parent’s initial public offering who must have previously validly elected to redeem their shares of Parent common stock pursuant to Parent’s Organizational Documents, and (B) immediately thereafter, pay all remaining amounts then available in the Trust Account in accordance with the Merger Agreement and the Trust Agreement, and (b) thereafter, the Trust Account will terminate, except as otherwise provided therein.

•

SWAG agreed to cause the surviving company to ensure that all rights to indemnification existing at the time the Merger Agreement was signed in favor of any director or officer of Nogin or its subsidiaries will surviving for not less than six years from the Effective Time, and SWAG and the surviving company will not settle, compromise or consent to the entry of judgment in any action, proceeding or investigation without the written consent of such indemnified person.

•

As promptly as practicable following the execution and delivery of the Merger Agreement and the availability of Nogin’s financial statements, SWAG agreed to prepare and file with the SEC this proxy statement/prospectus in connection with the transactions contemplated by the Merger Agreement and the Offer and provide its stockholders with the opportunity for up to 22,807,868 shares of SWAG common stock to be redeemed in conjunction with a stockholder vote on the transactions contemplated by the Merger Agreement, with this proxy statement/prospectus to be sent to the stockholders of SWAG relating to the Special Meeting in definitive form, all in accordance with and as required by Parent’s Organizational Documents, any related agreements with Parent, Parent’s Sponsor and its Affiliates, applicable Law and any applicable rules and regulations of the SEC and NASDAQ. As promptly as practicable following the execution and delivery of the Merger Agreement, SWAG agreed to prepare and file with the SEC the registration statement of which this proxy statement/prospectus forms a part, pursuant to which the offering of shares of SWAG common stock to be issued to the holders of Nogin capital stock pursuant to the Merger will be registered under the Securities Act.

•

SWAG will, as promptly as practicable, establish a record date and hold a meeting of stockholders for the purpose of voting on the Transaction Proposals. SWAG will, through its board of directors, recommend to its stockholders that they vote in favor of the Transaction Proposals, and will not change, withdraw, withhold, qualify or modify such recommendation except as required by applicable law.

•	SWAG will use its commercially reasonable efforts to (i) cause the shares of SWAG common stock to be issued to the holders of Nogin capital stock to be approved for listing on NASDAQ upon issuance,

and (ii) make all necessary and appropriate filings with NASDAQ and undertake all other steps reasonably required prior to the Closing Date to effect such listing.

•

SWAG will make all necessary filings with respect to the transactions contemplated by the Merger Agreement under the Securities Act, the Exchange Act and applicable “blue sky” laws and any rules and regulations thereunder.

•

Prior to the Closing, the board of directors of SWAG, or an appropriate committee of non-employee directors thereof, will adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of SWAG common stock pursuant to the Merger Agreement by any officer or director of SWAG who is expected to become a “covered person” of SWAG for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder will be an exempt transaction for purposes of Section 16 of the Exchange Act.

•

From the date of the Merger Agreement until the earlier of (x) the Effective Time or (y) the date on which the Merger Agreement is terminated, other than in connection with the transaction contemplated by the Merger Agreement, SWAG agreed that it will not, and will not authorize or (to the extent within its control) permit any of its Affiliates, directors, officers, employees, agents or representatives (including investment bankers, attorneys and accountants), in each case in such directors’, officers’, employees’, agents’ or representatives’ capacity in such role with SWAG, to, directly or indirectly, (i) knowingly encourage, initiate, solicit, or facilitate, offer, or make any offers or proposals related to, an alternate business combination, (ii) engage in any discussions or negotiations with respect to an alternate business combination with, or provide any non-public information or data to, any Person that has made, or informs SWAG that it is considering making, an alternate business combination proposal, or (iii) enter into any agreement (whether or not binding) relating to an alternate business combination. SWAG must give notice of any alternate business combination to Nogin as soon as practicable following its awareness of such proposal.

•

From and after the Closing Date, except as otherwise required by applicable Law, each Parent Party will not, and will cause the surviving company and its subsidiaries not to, make, cause or permit to be made any Tax election or adopt or change any method of accounting, in each case that has retroactive effect to any pre-Closing period of Nogin or any of its subsidiaries.

•	The board of directors of SWAG will, in consultation with Nogin, approve and adopt the Incentive Plan effective as no later than the day before the Closing Date.

Covenants of Nogin

Nogin made certain covenants under the Merger Agreement, including, among other things, the following:

•

During the period from the date of the Merger Agreement through the earlier of (x) termination of the Merger Agreement and (y) the Closing Date, except as contemplated by the Merger Agreement, required by applicable law (including COVID-19 measures), described in the Nogin disclosure schedules or consented to by SWAG, Nogin will operate its business in the ordinary course and will not (subject to certain customary materiality thresholds): make any change to its organizational documents; issue equity capital; split, combine, redeem or reclassify its capital stock; sell, lease, license, permit to lapse, transfer, abandon or otherwise dispose of any of its properties or assets that are material to its business; amend in any adverse respect or terminate any material lease; incur indebtedness; make certain employee benefit grants or adopt any new employee benefit plans; make certain material tax elections; cancel or forgive indebtedness; except as required by law, make any material change in financial or tax accounting methods; make certain changes with respect to collective bargaining arrangements; implement certain workforce reduction methods; take affirmative steps to waive or release any noncompetition, nondisclosure, noninterference, nondisparagement or other restrictive covenant obligation of certain current or former employees and contractors; incur certain liens; pay any dividends or make distributions; make any material change to any cash management practices; compromise certain lawsuits; incur non-ordinary course capital expenditures; acquire certain other business or properties; enter into any new line of business; adopt a plat of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacements; take any action that is reasonably likely to prevent, delay or impede the consummation of the Business Combination; or authorize or commit or agree to take any of the foregoing actions.

•

From the date of the Merger Agreement until the earlier of (x) the Effective Time or (y) the date on which the Merger Agreement is terminated, other than in connection with the transaction contemplated by the Merger Agreement, Nogin agreed that it will not, and will not authorize or (to the extent within its control) permit any Nogin Subsidiary or any of its or any Nogin Subsidiary’s Affiliates, directors, officers, employees, agents or representatives (including investment bankers, attorneys and accountants), in each case in such directors’, officers’, employees’, agents’ or representatives’ capacity in such role with Nogin, to, directly or indirectly, (i) knowingly encourage, initiate, solicit, or facilitate, offer, or make any offers or proposals related to, an acquisition proposal, (ii) engage in any discussions or negotiations with respect to an acquisition proposal with, or provide any non-public information or data to, any Person that has made, or informs Nogin that it is considering making, an acquisition proposal, or (iii) enter into any agreement (whether or not binding) relating to an acquisition proposal. Nogin must give notice of any acquisition proposal to SWAG as soon as practicable following its awareness of such proposal.

•	From the date of the Merger Agreement through its termination or consummation, Nogin will grant SWAG access to its employees and facilities.

•	Nogin will take all actions necessary to terminate certain related party agreements in a manner such that the surviving company has no liability or obligation following the Effective Time.

•

Nogin will use commercially reasonable efforts to solicit an irrevocable written consent of its equityholders approving the Business Combination, and will cause its board of directors to recommend approving the business combination.

•

Nogin will use best efforts to provide SWAG, as promptly as practicable, audited financial statements (audited to the standards of the U.S. Public Company Accounting Oversight Board), including consolidated balance sheets, statements of operations, statements of cash flows and statements of stockholders’ equity of Nogin as of and for the years ended December 31, 2020 and 2019, in each case prepared in accordance with GAAP.

•	Nogin will use commercially reasonable efforts to assign certain intellectual property rights to the surviving company.

Mutual Covenants

The Parties made certain mutual covenants under the Merger Agreement, including, among other things, the following:

•

Each of the Parties will cooperate and use their commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by the Merger Agreement reasonably promptly after the date thereof, including obtaining all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities necessary to consummate the transactions contemplated by the Merger Agreement. Nogin will pay the applicable filing fees due under the HSR Act.

•	The Parties agreed not to make any public announcement without the other party’s consent, except as required by applicable law.

•	At the Closing, SWAG, Nogin and certain Nogin stockholders will enter into a Registration Rights Agreement.

Termination

The Merger Agreement may be terminated and the Business Combination abandoned at any time prior to the Closing, as follows:

•	in writing, by mutual consent of the Parties;

•

by SWAG or Nogin if any law or order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger has been enacted and has become final and non-appealable, except that a party may not terminate the Merger Agreement for this reason if it has breached in any material respect its obligations set forth in this Agreement in any manner than has proximately contributed to the enactment, issuance, promulgation or entry into such law or order;

•

by Nogin (if not in breach such that a closing condition cannot be satisfied) if any representation or warranty is not true and correct or if SWAG has failed to perform any covenant or agreement made by any Parent Party in the Merger Agreement, such that the conditions to the obligations of SWAG, as described in the section entitled “—Conditions to Closing of the Business Combination” above, could not be satisfied as of the Closing Date, and (ii) are or cannot be cured within thirty days after written notice from Nogin of such breach is received by the Parent Parties, or which breach, untruth or inaccuracy, by its nature, cannot be cured prior to the Outside Date;

•

by SWAG (if not in breach such that a closing condition cannot be satisfied) if any representation or warranty is not true and correct or if Nogin has failed to perform any covenant or agreement made by Nogin in the Merger Agreement, such that the conditions to the obligations of Nogin, as described in the section entitled “—Conditions to Closing of the Business Combination” above, could not be satisfied as of the Closing Date, and (ii) are or cannot be cured within thirty days after written notice from SWAG of such breach is received by the Parent Parties, or which breach, untruth or inaccuracy, by its nature, cannot be cured prior to the Outside Date;

•

by written notice by any Party if the Closing has not occurred on or prior to August 31, 2022 so long as such Party is not then in breach of the Merger Agreement in a manner that contributed to the occurrence of the failure of a condition;

•	by Nogin if SWAG’s board of directors changes its recommendation in favor of the Business Combination;

•

by SWAG if the required approvals of Nogin have not been obtained within five business days following the time that the registration statement of which this proxy statement/prospectus forms a part is declared effective; or

•	by SWAG or Nogin if the approval of the Transaction Proposals is not obtained at the Parent Common Stockholders Meeting (including any adjournments of such meeting).

Amendments

The Merger Agreement may be amended, modified or supplemented at any time only by written agreement of the Parties.

OTHER AGREEMENTS

Sponsor Agreement

In connection with the execution of the Merger Agreement, the Sponsor entered into a sponsor agreement (the “Sponsor Agreement”) with SWAG and Nogin, pursuant to which the Sponsor agreed to, among other things, (i) vote at the Special Meeting any Class A Common Stock or Class B Common Stock (collectively, the “Sponsor Securities”), held of record or thereafter acquired in favor of the Transaction Proposals, (ii) be bound by certain other covenants and agreements related to the Merger and (iii) be bound by certain transfer restrictions with respect to the Sponsor Securities, in each case, on the terms and subject to the conditions set forth in the Sponsor Agreement. The Sponsor Agreement also provides that the Sponsor has agreed to waive redemption rights in connection with the consummation of the Business Combination with respect to any Sponsor Securities they may hold.

The Sponsor has also agreed, subject to certain exceptions, not to transfer any Founder Shares (or any shares of SWAG common stock issuable upon conversion in connection with the Closing) (the “Founder Shares Lock-up Period”) until the earlier of (i) the date that is the one-year anniversary of the closing date of the Business Combination and (ii) the date on which SWAG completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of SWAG’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property or (y) subsequent to Business Combination, (x) the date on which the last reported sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after the closing date of the Business Combination.

The Sponsor Agreement Parties have also agreed, subject to certain exceptions, not to transfer any Private Placement Warrants (or any share of SWAG common stock issued or issuable upon the exercise of the Private Placement Warrants), until 30 days after the closing date of the Business Combination (the “Private Placement Warrants Lock-Up Period” and, together with the Founder Shares Lock-up Period, the “Lock-up Periods”).

The Sponsor Agreement provides that as of immediately prior to (but subject to) the Closing, 1,710,590 (or 30%) of the Founder Shares held by the Sponsor as of the Closing, or 2,565,885 (or 45%) of the Founders Shares if, immediately prior to the Closing holders of Class A Common Stock have validly elected to redeem a number of shares of Class A Common Stock (and have not withdrawn such redemptions) that would result in greater than 40% of the funds in the trust account being paid to such redeeming holders for such redemptions, will be subject to certain time and performance-based vesting provisions described below. The Sponsor has agreed, subject to exceptions, not to transfer any unvested Founder Shares prior to the date such securities become vested. Pursuant to the Sponsor Agreement, 50% of the unvested Founder Shares (the “First Tranche Shares”) will vest on any day following the Closing when the closing price of a share of Class A Common Stock on the Nasdaq Stock Market LLC (the “Closing Share Price”) equals or exceeds $12.50 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) and the remaining 50% will vest (along with any unvested First Tranche Shares) when the Closing Share Price equals or exceeds $14.50 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like).

The Sponsor Agreement will terminate on the later of (i) the vesting of all unvested Founder Shares (ii) the end of the Founder Shares Lock-Up Period.

Company Support Agreement

In connection with the execution of the Merger Agreement, SWAG, Nogin and certain stockholders of Nogin (collectively, the “Supporting Nogin Stockholders” and each, a “Supporting Nogin Stockholder”) entered into the Company Support Agreement. The Company Support Agreement provides, among other things, each

Supporting Nogin Stockholder agreed to (i) vote at any meeting of the stockholders of Nogin all of its Nogin common stock and/or Nogin preferred stock, as applicable (or any securities convertible into or exercisable or exchangeable for Nogin common stock or Nogin preferred stock), held of record or thereafter acquired in favor of the transactions and the adoption of the Merger Agreement; (ii) appoint the chief executive officer of Nogin as such stockholder’s proxy in the event such stockholder fails to fulfil its obligations under the Company Support Agreement, (iii) be bound by certain other covenants and agreements related to the Merger and (iv) be bound by certain transfer restrictions with respect to Nogin securities, in each case, on the terms and subject to the conditions set forth in the Company Support Agreement. The shares of Nogin capital stock that are owned by the Supporting Nogin Stockholders and subject to the Company Support Agreement represent approximately 82.9% of the outstanding shares of Nogin common stock and approximately 99.5% of the outstanding shares of Nogin preferred stock. The execution and delivery of written consents by all of the Supporting Nogin Stockholders will constitute the Nogin stockholder approval at the time of such delivery. Additionally, the Supporting Nogin Stockholders have agreed to waive any appraisal rights (including under Section 262 of the DGCL) with respect to the Merger and any rights to dissent with respect to the Merger.

Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, SWAG and certain stockholders of Nogin and SWAG will enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which SWAG will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of SWAG Class A common stock and other equity securities of SWAG that are held by the parties thereto from time to time. Pursuant to the Registration Rights Agreement, SWAG agreed to file a shelf registration statement registering the resale of the Class A common stock (including those held as of the effective time or issuable upon future exercise of the Private Placement Warrants) and the Private Placement Warrants (the “Registrable Securities”) under the Registration Rights Agreement within 15 days of the closing of the Business Combination. Up to four times the total and up to twice in any 12-month period, certain legacy Nogin stockholders and legacy SWAG stockholders may request to sell all or any portion of their Registrable Securities in an underwritten offering so long as the total offering price is reasonably expected to exceed $35 million. SWAG also agreed to provide customary “piggyback” registration rights, subject to certain requirements and customary conditions. The Registration Rights Agreement also provides that SWAG will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities.

Amended and Restated Bylaws

Pursuant to the terms of the Merger Agreement, in connection with the consummation of the Business Combination, SWAG will amend and restate its bylaws to be in the form attached to this proxy statement/prospectus as Annex C.

Pursuant to the Amended and Restated Bylaws, holders of (a) shares of SWAG Class A common stock issued as merger consideration, (b) the Nogin Equity Award Shares and (c) the Nogin Warrant Shares will be subject to certain restrictions on the transfer of the Nogin Equity Award Shares, the Nogin Warrant Shares and eighty percent (80%) of the shares of SWAG Class A common stock, in each case, held by Lock-Up Holders immediately following the Closing, subject to certain transfers permitted by the Amended and Restated Bylaws.

For all Lock-Up Holders other than the Management Holders, such restrictions begin at Closing and end on the date that is the earlier of (A) six months after the completion of the Business Combination and (B) the date on which the Post-Combination Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Post-Combination Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. For all Management Holders, such restrictions begin at Closing and end on the date that is the earlier of (A) one year after the completion of the Business Combination, (B) the date on which the last reported sale price of SWAG Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination and (C) the date on which the Post-Combination Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Post-Combination Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Proposed Charter

Pursuant to the terms of the Merger Agreement, in connection with the consummation of the Business Combination, SWAG will amend the Existing Charter to (a) increase the number of authorized shares of SWAG’s capital stock, par value $0.0001 per share, from 111,000,000 shares, consisting of (i) 100,000,000 shares of the Class A common stock and 10,000,000 shares of the Class B common stock, and (ii) 1,000,000 shares of preferred stock, to 550,000,000 shares, consisting of (i) 500,000,000 shares of common stock and (ii) 50,000,000 shares of preferred stock, (b) eliminate certain provisions in our Charter relating to the Class B common stock, the initial business combination and other matters relating to SWAG’s status as a blank-check company that will no longer be applicable to us following the Closing, and (c) approve and adopt any other changes contained in the Proposed Charter, a copy of which is attached as Annex B to this proxy statement/prospectus. In addition, we will amend our Charter to change the name of the corporation to “Nogin, Inc.”

For more information, see the section entitled “Proposal Number 2—The Charter Approval Proposal.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

This section summarizes certain material U.S. federal income tax consequences relating to the exercise by beneficial owners of Public Shares of their Redemption Rights in connection with the Merger. This summary does not provide a complete analysis of all potential tax considerations. This discussion does not address any tax consequences arising under U.S. alternative minimum tax rules, any consequences resulting from U.S. federal tax laws other than income tax laws (such as estate or gift tax laws or the Medicare tax on investment income), the tax laws of any U.S. state or locality, any non-U.S. tax laws or considerations under any applicable income tax treaty.

This discussion is based upon the Code, the Treasury Regulations and court and administrative rulings, practice and decisions, all as in effect on the date of this proxy statement/consent solicitation/prospectus. These authorities may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those beneficial owners of Public Shares that hold their Public Shares as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address any tax considerations for beneficial owners of Founder Shares. Further, this discussion is general in nature and does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including, but not limited to, if you are:

•	a bank or financial institution;

•	a tax-exempt organization;

•	a real estate investment trust;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	an insurance company;

•	a regulated investment company or a mutual fund;

•	a “controlled foreign corporation” or a “passive foreign investment company;”

•	a dealer or broker in stocks and securities, or currencies;

•	a dealer or trader in securities that elects (or is subject to) mark-to-market method of tax accounting;

•	a holder of Public Shares that is liable for the alternative minimum tax;

•	a holder subject to the base erosion and anti-abuse tax under Section 59A of the Code;

•	a holder of Public Shares that received Public Shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a U.S. Holder (as defined below) of Public Shares that has a functional currency other than the U.S. dollar;

•	a holder of Public Shares that holds Public Shares as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or

•

a person required to accelerate the recognition of any item of gross income with respect to Public Shares, as applicable, as a result of such income being recognized on an applicable financial statement.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of Public Shares, as applicable, that is for U.S. federal income tax purposes: (1) an individual who is a citizen or resident of the

United States, (2) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source. A “Non-U.S. Holder” means a beneficial owner of Public Shares (other than a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes), that is not a U.S. Holder.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds Public Shares, the U.S. federal income tax consequences of a redemption of Public Shares to a partner in such partnership (or owner of such entity) generally will depend on the status of the partner and the activities of the partnership (or entity). Any entity treated as a partnership for U.S. federal income tax purposes that holds Public Shares, and any partners in such partnership, are urged to consult their own tax advisors with respect to the tax consequences of a redemption in their specific circumstances.

The tax consequences of a redemption of your Public Shares, as applicable, will depend on your specific situation. You should consult with your own tax advisor as to the tax consequences of a redemption of your Public Shares, as applicable, in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

Tax Consequences of a Redemption of Public Shares

Tax Consequences for U.S. Holders

The discussion below applies to you if you are a U.S. Holder of Public Shares that exercises the Redemption Rights described above under “SWAG’s Special Meeting of Stockholders—Redemption Rights” with respect to your Public Shares.

Treatment of Redemption

The treatment of a redemption of your Public Shares for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the Public Shares under Section 302 of the Code or as a distribution under Section 301 of the Code. If the redemption qualifies as a sale of the Public Shares, you will recognize gain or loss as described below under “—Gain or Loss on Redemptions Treated as a Sale of Public Shares” below. If the redemption does not qualify as a sale Public Shares, you will be treated as receiving a distribution subject to tax as described below under “—Taxation of Redemptions Treated as Distributions.” Whether a redemption qualifies for sale treatment will depend largely on the total number of shares of Public Shares treated as held by you (including any shares constructively owned by the you, and including Public Shares constructively held by you as a result of owning SWAG warrants) relative to all of the Public Shares outstanding both before and after the redemption. The redemption of Public Shares generally will be treated as a sale of the Public Shares (rather than as a distribution) if the redemption (i) results in a “complete termination” of your interest in SWAG, (ii) is “not essentially equivalent to a dividend” with respect to you or (iii) is a “substantially disproportionate redemption” with respect to you. These tests are explained in more detail below.

In determining whether any of the foregoing tests are satisfied, you must take into account not only Public Shares actually owned by you, but also Public Shares that are constructively owned by you. You may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which you have an interest or that have an interest in you, as well as any shares you have a right to acquire by exercise of an option (such as SWAG warrants).

There generally will be a complete termination of your interest if either (i) all of the shares of Public Shares actually and constructively owned by you are redeemed or (ii) all of the Public Shares actually owned by you are redeemed and you are eligible to waive, and do waive, the attribution of shares owned by certain family members and you do not constructively own any other shares. The redemption of Public Shares will not be essentially equivalent to a dividend if your redemption results in a “meaningful reduction” of your proportionate interest in SWAG. Whether the redemption will result in a meaningful reduction in your proportionate interest in SWAG will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over its corporate affairs may constitute such a “meaningful reduction.” In order to meet the “substantially disproportionate” test, the percentage of outstanding voting Public Shares actually and constructively owned by you immediately following the redemption of the Public Shares must, among other requirements, be less than 80% of the percentage of the outstanding voting Public Shares actually and constructively owned by you immediately before the redemption. You are urged to consult with your tax advisor as to the tax consequences of a redemption.

If none of the foregoing tests are satisfied, then the redemption proceeds will be treated as a distribution and the tax effects will be as described under “—Taxation of Redemptions Treated as Distributions,” below. After the application of those rules, any remaining tax basis you have in the redeemed Public Shares will be added to your adjusted tax basis in your remaining Public Shares, or, if you have none, to your adjusted tax basis in SWAG warrants held by you or possibly in other shares constructively owned by you.

Taxation of Redemptions Treated as Distributions

If the redemption of your Public Shares does not qualify as a sale of Public Shares, you will generally be treated as receiving a distribution from SWAG. You generally will be required to include such distribution in gross income as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of SWAG’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of such earnings and profits generally will treated as a return of capital that will be applied against and reduce your basis in your shares (but not below zero), with any remaining excess treated as gain from the sale or exchange of such shares as described below under “—Gain or Loss on Redemptions Treated as a Sale of Public Shares.”

If you are a corporate U.S. Holder, dividends paid by SWAG to you generally will be eligible for the dividends-received deduction allowed to domestic corporations in respect of dividends received from other domestic corporations so long as you satisfy the holding period requirement for the dividends-received deduction.

If you are a non-corporate U.S. Holder, under tax laws currently in effect, dividends generally will be taxed at the lower applicable long-term capital gains rate so long as you satisfy the holding period requirement (see “—Gain or Loss on Redemptions Treated as a Sale of Public Shares” below).

Gain or Loss on Redemptions Treated as a Sale or Exchange of Public Shares

If a redemption of your Public Shares qualifies as a sale of Public Shares, you generally will recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash received in the redemption and (ii) your adjusted tax basis in the Public Shares so redeemed.

Any such capital gain or loss generally will be long-term capital gain or loss if your holding period for the Public Shares so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders generally will be eligible for taxation at reduced rates. The deductibility of capital losses is subject to limitations.

Information Reporting with Respect to the Redemption for Significant Holders

Certain information reporting requirements may apply to each U.S. Holder that is a “significant holder” of Public Shares. A “significant holder” is a beneficial owner of Public Shares that, immediately prior to the redemption, actually or constructively owns 5% or more of the outstanding Public Shares (by vote or value). You are urged to consult with your tax advisor as to the potential application of these reporting requirements.

All U.S. Holders considering exercising their redemption rights are urged to consult their own tax advisors as to whether the redemption of their Public Shares will be treated as a distribution, or as a sale, under the Code.

Tax Consequences for Non-U.S. Holders

The discussion below applies to you if you are a Non-U.S. Holder of Public Shares that exercises the Redemption Rights described above under “SWAG’s Special Meeting of Stockholders—Redemption Rights” with respect to your Public Shares.

Treatment of Redemption

If you are a Non-U.S. Holder, the characterization for U.S. federal income tax purposes of the redemption of your Public Shares generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Public Shares, as described above under “Tax Consequences for U.S. Holders—Treatment of Redemption.”

All Non-U.S. Holders considering exercising their Redemption Rights are urged to consult their own tax advisors as to whether the redemption of their Public Shares will be treated as a distribution, or as a sale, under the Code.

Taxation of Redemptions Treated as Distributions

If the redemption of a your Public Shares does not qualify as a sale or exchange of Public Shares, you will be treated as receiving a distribution from SWAG, which will be treated for U.S. federal income tax purposes as a dividend to the extent the distribution is paid out of SWAG’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The gross amount of such dividends will be subject to a withholding tax at a rate of 30% unless you are eligible for a reduced rate of withholding under an applicable income tax treaty and provide proper certification of your eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Dividends that are effectively connected with the conduct by you of a trade or business in the United States (and are attributable to a U.S. permanent establishment if an applicable treaty so requires) generally will be subject to U.S. federal income tax at the same U.S. federal income tax rates applicable to a comparable U.S. Holder. In addition, a corporate Non-U.S. Holder may, under certain circumstances, be subject to the “branch profits tax” at a 30% rate, or, if applicable, a lower income tax treaty rate, on its effectively connected earnings and profits attributable to such gain (subject to adjustments).

Distributions in excess of such earnings and profits generally will be treated as a return of capital that will be applied against and reduce your basis in your shares (but not below zero), with any remaining excess treated as gain from the sale or exchange of such shares as described under “—Gain or Loss on Redemptions Treated as a Sale or Exchange of Public Shares” below.

Gain or Loss on Redemptions Treated as a Sale or Exchange of Public Shares

If the redemption of your Public Shares qualifies as a sale or exchange of such shares, you generally will not be subject to U.S. federal income tax on any gain recognized on such redemption unless:

•

such gain is effectively connected with the conduct by you of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that you maintain in the United States), in which case you generally will be subject to U.S.

federal income tax on such gain at the same U.S. federal income tax rates applicable to a comparable U.S. Holder and, if you are a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate under certain circumstances;

•

you are an individual who is present in the United States for 183 days or more in the taxable year of the redemption and certain other conditions are met, in which case you will be subject to a 30% U.S. federal income tax; or

•

we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the redemption or the period during which you held S Public Shares, and, in the case where our Public Shares are traded on an established securities market, you have owned, directly or constructively, more than 5% of our Public Shares at any time within the shorter of the five-year period or your holding period for our Public Shares. We do not believe that we are or have been a U.S. real property holding corporation. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether we are or will be a U.S. real property holding corporation with respect to a non-U.S. holder following the Merger or redemption or at any future time.

All holders of Public Shares are urged to consult their tax advisors with respect to the tax consequences of a redemption of Public Shares in their particular circumstances, including tax return reporting requirements, the applicability and effect of the alternative minimum tax, any federal tax laws other than those pertaining to income tax (including estate and gift tax laws), and any state, local, foreign or other tax laws.

FATCA Reporting

In accordance with Sections 1471 to 1474 of the Code (commonly referred to as the Foreign Account Tax Compliance Act, or FATCA), a 30% U.S. federal withholding tax may apply to any redemption treated as a dividend paid to (i) a “foreign financial institution” (as specifically defined in FATCA), whether such foreign financial institution is the beneficial owner or an intermediary, unless such foreign financial institution agrees to verify, report and disclose its United States “account” holders (as specifically defined in FATCA) and meets certain other specified requirements or (ii) a non-financial foreign entity, whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any substantial United States owners or provides the name, address and taxpayer identification number of each such substantial United States owner and certain other specified requirements are met. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules.

All holders are urged to consult their tax advisors regarding the application of FATCA to a redemption of Public Shares.

Information Reporting and Backup Withholding

Proceeds received in connection with a redemption of Public Shares may be subject to information reporting to the IRS and U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number on an IRS Form W-9 and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

The payment of the proceeds or the disposition of shares (including a retirement or redemption) within the United States or conducted through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding (currently at a rate of 24%). Backup withholding generally will not apply to payments of dividends on the shares if a Non-U.S. Holder certifies its status as a Non-U.S. Holder under penalties of perjury (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable) or otherwise establishes an exemption, provided that the applicable withholding agent does not have actual knowledge or reason to know that such Non-U.S. Holder is in fact a “United States person” (as defined in the Code) who is not an exempt recipient.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

COMPARISON OF STOCKHOLDERS’ RIGHTS

General

SWAG is incorporated under the laws of the State of Delaware and the rights of SWAG stockholders are governed by the laws of the State of Delaware, including the DGCL, SWAG’s charter and SWAG’s bylaws.

The Post-Combination Company will be incorporated under the laws of the State of Delaware and the rights of Post-Combination Company stockholders will be governed by the laws of the State of Delaware, including the DGCL, the Proposed Charter and the Amended and Restated Bylaws. Thus, following the Business Combination, the rights of SWAG stockholders who become Post-Combination Company stockholders in the Business Combination will continue to be governed by Delaware law but will no longer be governed by SWAG’s charter and SWAG’s bylaws and instead will be governed by the Proposed Charter and the Amended and Restated Bylaws.

Comparison of Stockholders’ Rights

Set forth below is a summary comparison of material differences between the rights of SWAG stockholders under SWAG’s charter and SWAG’s bylaws (left column), and the rights of Post-Combination Company stockholders under the forms of the Proposed Charter and the Amended and Restated Bylaws (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of SWAG’s charter and SWAG’s bylaws, and forms of the Proposed Charter, which is attached to this proxy statement/prospectus as Annex B, and the Amended and Restated Bylaws, which is attached to this proxy statement/prospectus as Annex C, as well as the relevant provisions of the DGCL.

SWAG	Post-Combination Company

Authorized and Outstanding Capital Stock

SWAG Common Stock. SWAG is currently authorized to issue 110,000,000 shares of common stock, par value $0.0001 per share, which includes 100,000,000 shares of Class A Stock and 10,000,000 shares of Class B Stock. As of                 , 2022, there were 28,509,835 shares of SWAG Common Stock outstanding, which includes 22,807,868 shares of Class A Stock and 5,701,967 shares of Class B Stock.

SWAG preferred stock. SWAG is currently authorized to issue 1,000,000 shares of undesignated preferred stock, par value $0.0001 per share. As of                 , 2022, there were no shares of SWAG preferred stock outstanding.

Post-Combination Company common stock. The Post-Combination Company will be authorized to issue 550,000,000 shares of capital stock, consisting of (i) 500,000,000 shares of common stock, par value $0.0001 per share, and (ii) 50,000,000 shares of preferred stock, par value $0.0001 per share. We expect there will be 80,612,463 shares of the Post-Combination Company’s common stock issued and outstanding following consummation of the Business Combination.

Post-Combination Company preferred stock. Following consummation of the Business Combination, the Post-Combination Company is not expected to have any preferred stock outstanding.

SWAG	Post-Combination Company

Special Meetings of Stockholders

A special meeting of SWAG’s stockholders may be called only by the Chairman of SWAG’s board of directors, Chief Executive Officer, or SWAG’s board of directors pursuant to a resolution adopted by a majority of SWAG’s board of directors, and may not be called by any other person.	The Proposed Charter provides that special meetings of stockholders for any purpose or purposes may be called at any time only by or at the direction of the board of directors, the chairperson of the board of directors, the chief executive officer or the president.

Action by Written Consent

Any action required or permitted to be taken by the SWAG stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to the holders of Class B Stock with respect to which action may be taken by written consent.	Except with respect to the rights of any preferred stock provide in a certificate of designation from time to time, the Proposed Charter provides that any action required or permitted to be taken by the stockholders of the Post-Combination Company must be effected at any annual or special meeting of stockholders may not be taken by written consent in lieu of a meeting.

Quorum

Board of Directors. At all meetings of SWAG’s board of directors, a majority of the total number of directors shall constitute a quorum for the transaction of business.

Stockholders. The presence in person or by proxy of the holders of a majority of the outstanding shares of SWAG entitled to vote at the meeting will constitute a quorum at any meeting of stockholders.

Board of Directors. At all meetings of Post-Combination Company’s board of directors, a majority of the directors will constitute a quorum for the transaction of business.

Stockholders. The holders of record of a majority of the voting power of the Post-Combination Company’s capital stock issued and outstanding and entitled to vote, present in person or by remote communication, if applicable, or represented by proxy, constitute a quorum at all meetings of Post-Combination Company stockholders for the transaction of business.

Notice of Meetings

Written notice stating the place, date, time and, in the case of special meetings, purpose, of each meeting of SWAG stockholders, shall be delivered not less than ten nor more than sixty days before the date of the meeting, to each stockholder entitled to vote at such meeting. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by SWAG shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to SWAG. Any such consent shall be deemed revoked if (1) SWAG is unable to deliver by electronic	Written notice stating the place, if any, date and time of each meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be mailed to or transmitted electronically to each stockholder of record entitled to vote thereat as of the record date for determining the stockholders entitled

SWAG	Post-Combination Company
transmission two consecutive notices given by the corporation in accordance with such consent and (2) such inability becomes known to the secretary or an assistant secretary of SWAG or to the transfer agent, or other person responsible for the giving of notice; provided that the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Notice given by a form of electronic transmission shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (iii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (iv) if by any other form of electronic transmission, when directed to the stockholder.	to notice of the meeting. Unless otherwise provided by law, the charter or the bylaws, notice shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

Advance Notice Provisions

SWAG’s charter and bylaws do not provide any specific advance notice requirement for business to be proposed by stockholders.

Business other than nomination of persons for election as directors. Any proper business, including the election of directors, may be transacted at the annual meeting of stockholders. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice. No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in Post-Combination Company’s notice of meeting (or any supplement thereto) delivered pursuant to the Amended and Restated Bylaws, (ii) properly brought before the annual meeting by or at the direction of the board of directors or the chairman of the board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Post-Combination Company who is entitled to vote at the meeting, who complies with the notice procedures set forth in the Amended and Restated Bylaws and who is a stockholder of record at the time such notice is delivered to the Secretary of the Post-Combination Company.

The stockholder must (i) give timely notice thereof in proper written form to the Secretary of the Post-Combination Company, and (ii) provide any updates or supplements to such notice at the times and in the forms required by the Proposed Bylaws. To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of the

SWAG	Post-Combination Company

Post-Combination Company not less than ninety (90) or more than one-hundred twenty (120) days before the meeting. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice. Additionally, the stockholder must provide information pursuant to the advance notice provisions in the Amended and Restated Bylaws.

Stockholder nominations of persons for election as directors. Nominations of persons for election to the Post-Combination Company board of directors may be made at an annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in Post-Combination Company’s notice of such special meeting, (i) by or at the direction of the Post-Combination Company board of directors or (ii) by any stockholder of the Post-Combination Company who is entitled to vote at the meeting, who complies with the notice procedures set forth in the bylaws and who is a stockholder of record at the time such notice is delivered to the Secretary of the Post-Combination Company.

For a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Post-Combination Company (i) in the case of an annual meeting, not later than the close of business not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the first anniversary of the preceding year’s annual meeting or, if the number of directors to be elected to the board of directors is increased and the first public announcement naming all of the nominees for directors or specifying the size of the increased board of directors is less than 90 days prior to the meeting, the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by Post-Combination Company. In no event shall the public announcement of an adjournment or postponement of an annual

SWAG	Post-Combination Company
meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice. Additionally, the stockholder must provide information pursuant to the advance notice provisions in the Amended and Restated Bylaws.

Bylaw Amendments

The bylaws may be amended, altered, or repealed and new bylaws adopted at any meeting of the board of directors by a majority vote. The fact that the power to adopt, amend, alter, or repeal the bylaws has been conferred upon the board of directors shall not divest the stockholders of the same powers.	The Proposed Charter provides that the board of directors is expressly authorized to adopt, amend or repeal the Amended and Restated Bylaws. In addition, the Post-Combination Company stockholders are expressly authorized to adopt, amend or repeal any bylaw with the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power all the then outstanding shares of Post-Combination Company’s stock entitled to vote in an election of directors, voting together as a single class.

Charter Amendments

Pursuant to the DGCL, the affirmative vote of the holders of a majority of the voting power of the SWAG Common Stock entitled to vote thereon is required to amend, alter, or repeal provisions of the SWAG Charter, subject to any additional vote required therein. In addition, for so long as any shares of Class B Stock shall remain outstanding, the, affirmative vote of the holders of a majority of the shares of Class B Stock outstanding, voting separately as a single class, shall be required to amend, alter or repeal any provision of the SWAG Charter, in a manner that would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B Stock; and the affirmative vote of the holders of at least 65% of all outstanding shares of SWAG Common Stock, shall be required to amend Article IX prior to the consummation of a business combination.

The Proposed Charter provides that the following provisions in Proposed Charter may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2/3% in voting power all the then outstanding shares of Post-Combination Company’s stock entitled to vote thereon, voting together as a single class: (i) Article IV of the Proposed Charter relating to the Post-Combination Company’s preferred stock; (ii) Article V of the Proposed Charter relating to the board of directors; (iii) Article VI of the Proposed Charter relating to relating to stockholder actions by written consent and annual and special stockholder meetings; (iv) Article VII of the Proposed Charter relating to limitation of director liability; (v) Article VIII of the Proposed Charter relating to indemnification; (vi) Article IX of the Proposed Charter relating to forum selection and (vii) Article X of the Proposed Charter relating to the amendment of the Proposed Charter.

For any other amendment, the Proposed Charter applies Delaware law, which allows an amendment to a charter generally with the affirmative vote of a majority of the outstanding shares of voting stock entitled to vote thereon, voting together as a single class.

SWAG	Post-Combination Company

Size of Board, Election of Directors

Size of Board. SWAG’s board of directors consists of one or more members, the number thereof to be determined from time to time by resolution of SWAG’s board of directors. Directors need not be stockholders.

Election of Directors. SWAG’s stockholders shall elect directors, each of whom shall hold office for a term of three years or until his or her successor is duly elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal.

At all meetings of stockholders for the election of directors at which a quorum is present, a plurality of the votes cast shall be sufficient to elect.

Following the Business Combination, holders of the common stock shall have the exclusive right to vote for the election of directors, at any annual or special meeting of the stockholders of the Post-Combination Company.

Post-Combination Company stockholders shall elect directors, each of whom shall hold office for an initial term ending in either 2023, 2024 or 2025, and thereafter for a term of three years or until his or her successor is duly elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director.

Removal of Directors

Any director or SWAG’s entire board of directors may be removed, but only for cause, by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of SWAG capital stock entitled to vote generally in the election of directors, voting together as a single class.	Subject to the rights of holders of any series of preferred stock to elect directors, any director may be removed at any time, but only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of the issued and outstanding shares of capital stock of the Post-Combination Company entitled to vote in the election of directors, voting together as a single class.

Board Vacancies and Newly Created Directorships

Unless otherwise provided by law or the SWAG Charter, any newly created directorship or any vacancy occurring in SWAG’s board of directors for any cause may be filled by a majority of the remaining members of SWAG’s board of directors, even if such majority is less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.	Subject to the special rights of the holders of one or more outstanding series of preferred stock to elect directors, except as otherwise provided by law, any vacancies on the board of directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of preferred stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term of the class to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.

SWAG	Post-Combination Company

Corporate Opportunity/ Duties of Directors

SWAG renounces any interest or expectation in, and any right to be informed of, any corporate opportunity, and in the event that any SWAG director (other than any director who is an executive officer of SWAG) acquires knowledge of a potential transaction that may be a corporate opportunity, to the fullest extent permitted by law, such director will have no duty (fiduciary or otherwise) or obligation to communicate or offer such corporate opportunity to SWAG and its subsidiaries and stockholders and will not be liable to SWAG and its subsidiaries and stockholders for breach of any fiduciary duty in respect of such corporate opportunity.	The Proposed Charter does not waive the Post-Combination Company’s right to any corporate opportunity. Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors of Delaware corporations are subject to a duty of loyalty and a duty of care. The duty of loyalty requires directors to refrain from self-dealing, and the duty of care requires directors in managing the Post-Combination Company’s affairs to use that level of care which ordinarily careful and prudent persons would use in similar circumstances. When directors act consistently with their duties of loyalty and care, their decisions generally are presumed to be valid under the business judgment rule.

Exclusive Forum

The SWAG Charter designates the Court of Chancery of the State of Delaware as the exclusive forum for (i) any derivative action brought by a stockholder on behalf of SWAG, (ii) any claim of breach of a fiduciary duty owed by any of SWAG’s directors, officers or employees of SWAG governed by the internal affairs doctrine, (iii) any claim against SWAG, its directors, officers or employees arising under its charter, bylaws or the DGCL and (iv) any claim against SWAG governed by the internal affairs doctrine, except for claims (A) as to which the Delaware Chancery Court determines there is an indispensable party not subject to the jurisdiction of the Delaware Chancery Court and (B) brought under the Securities Act, Exchange Act or for which federal courts have exclusive jurisdiction. The SWAG Charter further provides that the federal courts have exclusive jurisdiction over suits brought to enforce any liability or duty created by the Exchange Act or for which the federal courts have exclusive jurisdiction.

Unless the Post-Combination Company consents in writing to the selection of an alternative forum, the Post-Combination Company’s charter designates the Court of Chancery of the State of Delaware (or in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) as the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Post-Combination Company, (ii) any claim of breach of a fiduciary duty owed by any of the Post-Combination Company’s directors, officers or employees to the Post-Combination Company or its stockholders, (iii) any claim against the Post-Combination Company arising pursuant to any provision of the Post-Combination Company’s charter, bylaws or the DGCL, or (iv) any action asserting a claim against the Post-Combination Company, its directors, officers or employees, as governed by the internal affairs doctrine.

The Proposed Charter designates the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint.

SWAG	Post-Combination Company

Limitation of Liability of Directors and Officers

A SWAG director shall not be personally liable to SWAG or its stockholders for monetary damages for breach of fiduciary duty owed to SWAG and its stockholders. Neither the amendment nor appeal of this provision in the SWAG Charter nor, to the fullest extent permitted by the DGCL, any modification of law shall adversely affect any right or protection of a SWAG director in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

No director of the Post-Combination Company shall be personally liable to the Post-Combination Company or its stockholders for monetary damages for breach of fiduciary duty owed to the Post-Combination Company and its stockholders, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended.

Neither the amendment, repeal or modification of this provision in the Proposed Charter, nor to the fullest extent permitted by the DGCL, any modification of law, shall adversely affect any right or protection of a director of the Post-Combination Company with respect to any act or omission occurring prior to such amendment, repeal or modification. If the DGCL is amended after approval by the stockholders of this provision to authorize corporate action further eliminating or limiting personal liability of directors, then the liability of directors of the Post-Combination Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Indemnification and Advancement Directors, Officers, Employees and Agents

SWAG will indemnify any person for any proceeding by reason of being a director or officer of SWAG or, while a director or officer, is or was serving at the request of SWAG as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise if such proceeding or part thereof was authorized by SWAG’s board of directors.

The right to indemnification covers all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection with such proceeding. It also includes the right to be paid by SWAG the expenses (including attorney’s fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition, provided, however, that, if the DGCL requires, an advancement of expenses will be made only upon delivery to SWAG of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it will ultimately be determined by final judicial decision from which there is

The Post-Combination Company will indemnify and hold harmless, to the fullest extent permitted by the DGCL, any person for any proceeding by reason of the fact that such person is or was a director or officer of the Post-Combination Company or, while a director or officer, is or was serving at the request of the Post-Combination Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise if such proceeding or part thereof was authorized by the Post-Combination Company’s board of directors or the Post-Combination Company, provided, however, that this amount shall be reduced by any amount that such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

The Post-Combination Company has the power to indemnify and hold harmless, to the fullest extent permitted by applicable law, any employee or agent of the Post-Combination Company who was or is made a party or is otherwise involved in a proceeding

SWAG	Post-Combination Company

no further right to appeal that the indemnitee is not entitled to be indemnified for the expenses.

Such rights will continue as to an indemnitee who has ceased to be a director, officer, employee or agent and will inure to the benefit of his or her heirs, executors and administrators.

Notwithstanding the foregoing, except for proceedings to enforce rights to indemnification and advancement of expenses, SWAG shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the SWAG’s board of directors.

by reason of the fact that he or she, or a person whom the employee or agent was made a legal representative, is or was an employee or agent of the Post-Combination Company or is or was serving at the request of the Post-Combination Company as a director, officer, employee or agent against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such proceeding.

The right to indemnification covers all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred by such person in connection with any such proceeding, provided, however, that any payment or pre-payment of expenses paid shall be made only upon receipt of an undertaking by the indemnitee to repay all amounts advanced if it should be determined that the indemnitee is not entitled to be indemnified for the expenses.

Such rights will continue as to an indemnitee who has ceased to be a director, officer, employee or agent and will inure to the benefit of the estate, his or her heirs, executors, administrators, legatees and distributees.

DESCRIPTION OF SECURITIES OF THE POST-COMBINATION COMPANY

In connection with the Business Combination, the Post-Combination Company will amend and restate its charter and bylaws. The following is a description of the material terms of, and is qualified in its entirety by, the Proposed Charter and the Amended and Restated Bylaws, each of which will be in effect upon the consummation of the Business Combination, the forms of which are attached as Annex B and Annex C to this proxy statement/prospectus, respectively.

The Post-Combination Company’s purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL. Upon the consummation of the Business Combination, the Post-Combination Company’s authorized capital stock will consist of 500,000,000 shares of common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share. No shares of preferred stock will be issued or outstanding immediately after the Business Combination. Unless the Post-Combination Company’s board of directors determines otherwise, the Post-Combination Company will issue all shares of its capital stock in uncertificated form.

Common Stock

Holders of shares of Post-Combination Company common stock will be entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of common stock will not have cumulative voting rights in the election of directors.

Upon the Post-Combination Company’s liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to any future holders of preferred stock having liquidation preferences, if any, the holders of common stock will be entitled to receive pro rata the Post-Combination Company’s remaining assets available for distribution. Holders of Post-Combination Company common stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the common stock. All shares of Post-Combination Company common stock that will be outstanding at the time of the completion of the Business Combination will be fully paid and non-assessable. The rights, powers, preferences and privileges of holders of the common stock will be subject to those of the holders of any shares of Post-Combination Company preferred stock that the board of directors may authorize and issue in the future.

As of                  SWAG had 22,807,868 shares of Class A common stock and 5,701,967 shares of Class B common stock issued and outstanding and                 holders of record of common stock. After giving effect to the Business Combination, we expect the Post-Combination Company will have approximately 80,612,463 shares of common stock outstanding, consisting of (i) 52,102,628 shares issued to holders of shares of common stock or preferred stock of Nogin, (ii) 22,807,868 shares held by SWAG’s public stockholders (assuming no redemptions by such public stockholders) and (iv) 5,701,967 shares held by the Sponsor (including up to 2,656,885 shares subject to vesting requirements pursuant to the Sponsor Agreement).

Preferred Stock

Upon the consummation of the Business Combination and pursuant to the Proposed Charter that will become effective at or the consummation of the Business Combination, the total of the Post-Combination Company authorized shares of preferred stock will be 50,000,000 shares. Upon the consummation of the Business Combination, we will have no shares of preferred stock outstanding.

Under the terms of the Proposed Charter, the Post-Combination Company’s board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. The board of directors has the discretion to determine the rights, powers, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing the Post-Combination Company’s board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of Class A common stock by restricting dividends on the Class A common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the Class A common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the Class A common stock.

Dividends

Declaration and payment of any dividend will be subject to the discretion of the Post-Combination Company’s board of directors. The time and amount of dividends will be dependent upon, among other things, the Post-Combination Company’s business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations the Post-Combination Company’s board of directors may regard as relevant.

The Post-Combination Company currently intends to retain all available funds and any future earnings to fund the development and growth of the business, and therefore does not anticipate declaring or paying any cash dividends on Class A common stock in the foreseeable future.

Anti-Takeover Provisions

The Proposed Charter and the Amended and Restated Bylaws will contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Post-Combination Company’s board of directors, which may result in an improvement of the terms of any such acquisition in favor of the stockholders. However, they also give the Post-Combination Company’s board of directors the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Shares

The authorized but unissued shares of Post-Combination Company common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of NASDAQ. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Classified Board of Directors

The Proposed Charter provides that the Post-Combination Company’s board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of the Post-Combination Company’s board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Post-Combination Company’s board of directors.

Stockholder Action; Special Meetings of Stockholders

The Proposed Charter will provide that stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, a holder controlling a majority of Post- Combination Company capital stock would not be able to amend the Amended and Restated Bylaws or remove directors without holding a meeting of stockholders called in accordance with the Amended and Restated Bylaws. Further, the Proposed Charter will provide that only the chairperson of Post-Combination Company’s board of directors, a majority of the board of directors, the Chief Executive Officer of the Post-Combination Company or the President of the Post-Combination Company may call special meetings of stockholders, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of Post-Combination Company capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

In addition, the Amended and Restated Bylaws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting or special meeting of stockholders. Generally, in order for any matter to be “properly brought” before a meeting, the matter must be (a) specified in a notice of meeting given by or at the direction of the Post-Combination Company’s board of directors, (b) if not specified in a notice of meeting, otherwise brought before the meeting by the board of directors or the chairperson of the meeting, or (c) otherwise properly brought before the meeting by a stockholder present in person who (1) was a stockholder both at the time of giving the notice and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with the advance notice procedures specified in the Amended and Restated Bylaws or properly made such proposal in accordance with Rule 14a-8 under the Exchange Act and the rules and regulations thereunder, which proposal has been included in the proxy statement for the annual meeting. Further, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide Timely Notice (as defined below) thereof in writing and in proper form to the secretary and (b) provide any updates or supplements to such notice at the times and in the forms required by the Amended and Restated Bylaws. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the Post-Combination Company’s principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”).

Stockholders at an annual meeting or special meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Post-Combination Company’s board of directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to the Post-Combination Company’s secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of the outstanding voting securities until the next stockholder meeting.

Amendment of Charter or Bylaws

Upon consummation of the Business Combination, the Amended and Restated Bylaws may be amended or repealed by a majority vote of the Post-Combination Company’s board of directors or by the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares entitled to vote generally in the election of directors, voting together as a single class. The affirmative vote of a majority of Post-Combination Company’s board of directors and at least sixty-six and two-thirds percent (66 2/3%) in voting power of the outstanding shares entitled to vote thereon would be required to amend certain provisions of the Proposed Charter.

Limitations on Liability and Indemnification of Officers and Directors

The Proposed Charter and Amended and Restated Bylaws will provide indemnification and advancement of expenses for the Post-Combination Company’s directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. The Post-Combination Company has entered into, or will enter into, indemnification agreements with each of its directors and officers. In some cases, the provisions of those indemnification agreements may be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, the Proposed Charter and the Amended and Restated Bylaws will include provisions that eliminate the personal liability of directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict the Post-Combination Company’s rights and the rights of the Post-Combination Company’s stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Transfer Restrictions

Pursuant to the Amended and Restated Bylaws, holders of (a) shares of SWAG Class A common stock issued as merger consideration, (b) the Nogin Equity Award Shares and (c) the Nogin Warrant Shares will be subject to certain restrictions on the transfer of the Nogin Equity Award Shares, the Nogin Warrant Shares and eighty percent (80%) of the shares of SWAG Class A common stock, in each case, held by Lock-Up Holders immediately following the Closing, subject to certain transfers permitted by the Amended and Restated Bylaws.

For all Lock-Up Holders other than the “Management Holders, such restrictions begin at Closing and end on the date that is the earlier of (A) six months after the completion of the Business Combination and (B) the date on which the Post-Combination Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Post-Combination Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. For all Management Holders, such restrictions begin at Closing and end on the date that is the earlier of (A) one year after the completion of the Business Combination, (B) the date on which the last reported sale price of SWAG Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination and (C) the date on which the Post-Combination Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Post-Combination Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, the Post-Combination Company’s stockholders will have appraisal rights in connection with a merger or consolidation of the Post-Combination Company. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of the Post-Combination Company’s stockholders may bring an action in the company’s name to procure a judgment in its favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Post-Combination Company’s shares at the time of the transaction to which the action relates.

Forum Selection

The Proposed Charter will provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for: (i) any derivative action brought by a stockholder on behalf of the Post-Combination Company, (ii) any claim of breach of a fiduciary duty owed by any of the Post-Combination Company’s directors, officers, stockholders or employees, (iii) any claim against the Post-Combination Company arising under its charter, bylaws or the DGCL or (iv) any claim against the Post-Combination Company governed by the internal affairs doctrine. The Proposed Charter designates the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

Transfer Agent and Registrar

The transfer agent and registrar for the Class A common stock is Continental Stock Transfer & Trust Company.

Trading Symbol and Market

We have applied to list the Class A common stock on NASDAQ under the symbol “NOGN.”

Warrants

Public Stockholders’ Warrants

Upon the Closing, each warrant will entitle the registered holder to purchase one share of Post-Combination Company common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the Closing. However, no warrants will be exercisable for cash unless we have an effective and current registration statement covering the shares of Post-Combination Company common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of Post-Combination Company common stock. Notwithstanding the foregoing, if a registration statement covering the shares of Post-Combination Company common stock issuable upon exercise of the public warrants is not effective within a specified period following the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. In the event of such cashless exercise, each holder would pay the exercise price by surrendering the warrants for that number of shares of Post-Combination Company common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Post-Combination Company common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the shares of Post-Combination Company common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is sent to the warrant agent. The warrants will expire on the fifth anniversary of the Closing at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Post-Combination Company may call the warrants for redemption, in whole and not in part, at a price of $0.01 per warrant,

•	at any time after the warrants become exercisable,

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder,

•

if, and only if, the reported last sale price of the shares of Post-Combination Company common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and

•	if, and only if, there is a current registration statement in effect with respect to the shares of Post-Combination Company common stock underlying such warrants.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for the Post-Combination Company’s warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then- prevailing share price and the warrant exercise price so that if the share price declines as a result of the Post-Combination Company’s redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If we call the warrants for redemption as described above, the Post-Combination Company’s management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Post-Combination Company common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Post-Combination Company common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the shares of Post-Combination Company common stock for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and SWAG. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder (i) to cure any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in the SWAG IPO prospectus, or to cure, correct or supplement any defective provision, or (ii) to add or change any other provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the interests of the registered holders of the warrants. The warrant agreement requires the approval, by written consent or vote, of the holders of at least 50% of the then outstanding public warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of Post-Combination Company common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or the Post-Combination Company’s recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuances of shares of Post-Combination Company common stock at a price below their respective exercise prices.

In addition, if (x) we issue additional shares of Post-Combination Company common stock or equity-linked securities for capital raising purposes in connection with Closing at a Newly Issued Price of less than $9.20 per share of Post-Combination Company common stock (with such issue price or effective issue price to be determined in good faith by the Post-Combination Company’s board of directors, and in the case of any such issuance to SWAG’s sponsor, initial stockholders or their affiliates, without taking into account any founder shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and

(z) the Market Value is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the Newly Issued Price, and the $18.00 per share redemption trigger price of the warrants will be adjusted (to the nearest cent) to be equal to 180% of the greater of (i) the Market Value or (ii) the Newly Issued Price.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of Post-Combination Company common stock and any voting rights until they exercise their warrants and receive shares of Post-Combination Company common stock. After the issuance of shares of Post-Combination Company common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the shares of Post-Combination Company common stock outstanding.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of Post-Combination Company common stock to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This exclusive forum provision shall not apply to suits brought to enforce a duty or liability created by the Exchange Act, any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

The private placement warrants (including the Post-Combination Company common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the Closing (except, among other limited exceptions, to the Post-Combination officers and directors and other persons or entities affiliated with the Sponsor) and they will not be redeemable by the Post-Combination Company. Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants, including as to exercise price, exercisability and exercise period.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Post-Combination Company common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Post-Combination Company common stock underlying the warrants multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” means the average reported closing price of the Post-Combination Company common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

The Sponsor has agreed not to transfer, assign or sell any of the private placement warrants (including the Post-Combination Company common stock issuable upon exercise of any of these warrants) until the date that is 30 days after Closing, except that, among other limited exceptions made to SWAG’s officers and directors and other persons or entities affiliated with the Sponsor.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Related Person Transactions—Post-Combination Company

Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, SWAG and certain stockholders of Nogin and SWAG will enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which SWAG will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of SWAG Class A common stock and other equity securities of SWAG that are held by the parties thereto from time to time. Pursuant to the Registration Rights Agreement, SWAG agreed to file a shelf registration statement registering the resale of the Class A common stock (including those held as of the effective time or issuable upon future exercise of the Private Placement Warrants) and the Private Placement Warrants (the “Registrable Securities”) under the Registration Rights Agreement within 15 days of the closing of the Business Combination. Up to four times the total and up to twice in any 12-month period, certain legacy Nogin stockholders and legacy SWAG stockholders may request to sell all or any portion of their Registrable Securities in an underwritten offering so long as the total offering price is reasonably expected to exceed $35 million. SWAG also agreed to provide customary “piggyback” registration rights, subject to certain requirements and customary conditions. The Registration Rights Agreement also provides that SWAG will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities.

Procedures with Respect to Review and Approval of Related Person Transactions

The board of directors of SWAG and Nogin recognize the fact that transactions with related persons present a heightened risk of conflicts of interests (or the perception thereof). Effective upon the consummation of the Business Combination, the Post-Combination Company’s board of directors expects to adopt a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly held common stock that is listed on NASDAQ. Under the policy, the Post-Combination Company’s                will be primarily responsible for developing and implementing processes and procedures to obtain information regarding related persons with respect to potential related person transactions and then determining, based on the facts and circumstances, whether such potential related person transactions do, in fact, constitute related person transactions requiring compliance with the policy. If the                determines that a transaction or relationship is a related person transaction requiring compliance with the policy, the Post-Combination Company’s                  will be required to present to the audit committee all relevant facts and circumstances relating to the related person transaction. The audit committee will be required to review the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related person’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of the Post-Combination Company’s code of business conduct and ethics (which will also be put in place in connection with the Business Combination), and either approve or disapprove the related person transaction. If advance audit committee approval of a related person transaction requiring the audit committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the audit committee, subject to ratification of the transaction by the audit committee at the audit committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. If a transaction was not initially recognized as a related person transaction, then, upon such recognition, the transaction will be presented to the audit committee for ratification at the audit committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. The Post-Combination Company’s management will update the audit committee as to any material changes to any approved or ratified related person transaction and will provide a status report at least annually of all then current related person transactions. No director will be permitted to participate in approval of a related person transaction for which he or she is a related person.

Certain Relationships and Related Person Transactions—Nogin

Investors’ Rights Agreement

Nogin is party to the Amended and Restated Investor Rights Agreement, dated as of June 2, 2017, which provides, among other things, that certain holders of its capital stock, including (i) Iron Gate Investments XVII, LLC (“Iron Gate”), which currently hold more than 5% of Nogin’s outstanding capital stock, (ii) Jan-Christopher Nugent, Chief Executive Officer, Co-Founder and member of the board of directors of Nogin, (iii) Geoffrey Van Haeren, President, Co-Founder and member of the board of directors of Nogin and (iv) Stephen Choi, a member of the board of directors of Nogin, have the right to demand that Latch file a registration statement or request that their shares of Latch capital stock be covered by a registration statement that Latch is otherwise filing. Ryan Pollock, a director of Nogin, is affiliated with Iron Gate. This agreement will terminate upon completion of the Business Combination.

Voting Agreement

Nogin is a party to the Amended and Restated Voting Agreement, dated as of June 2, 2017, pursuant to which certain holders of its capital stock, including (i) Iron Gate, which currently hold more than 5% of Nogin’s outstanding capital stock, (ii) Jan-Christopher Nugent, Chief Executive Officer, Co-Founder and member of the board of directors of Nogin, (iii) Geoffrey Van Haeren, President, Co-Founder and member of the board of directors of Nogin and (iv) Stephen Choi, a member of the board of directors of Nogin, have agreed to vote their shares of our capital stock on certain matters, including with respect to the election of directors. Ryan Pollock, a director of Nogin, is affiliated with Iron Gate. This agreement will terminate upon completion of the Business Combination.

Right of First Refusal and Co-Sale Agreement

Nogin is a party to the Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of June 2, 2017, pursuant to which Nogin or its assignees have the right to purchase shares of Nogin capital stock which stockholders propose to sell to other parties. Certain holders of Nogin capital stock, including (i) Iron Gate, which currently hold more than 5% of Nogin’s outstanding capital stock, (ii) Jan-Christopher Nugent, Chief Executive Officer, Co-Founder and member of the board of directors of Nogin, (iii) Geoffrey Van Haeren, President, Co-Founder and member of the board of directors of Nogin and (iv) Stephen Choi, a member of the board of directors of Nogin, have rights of first refusal and co-sale pursuant to this agreement. Ryan Pollock, a director of Nogin, is affiliated with Iron Gate. This agreement will terminate upon completion of the Business Combination.

Director and Officer Indemnification

Nogin’s charter and Nogin’s bylaws provide for indemnification and advancement of expenses for its directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. Nogin has entered into indemnification agreements with certain of the members of its board directors. Following the Business Combination, Nogin expects that these agreements will be replaced with new indemnification agreements for each director and officer of the Post-Combination Company. For additional information, see “Comparison of Stockholders Rights—Indemnification of Directors, Officers, Employees and Agents” and “Description of Capital Stock of the Post-Combination Company—Limitations on Liability and Indemnification of Officers and Directors.”

Certain Relationships and Related Person Transactions—SWAG

On January 2021, the Sponsor purchased 5,750,000 founder shares (48,033 shares of which were forfeited after the underwriters’ partial exercise of its over-allotment option). The number of founder shares issued was determined based on the expectation that such founder shares would represent 20% of the outstanding shares upon completion of this offering. If we increase or decrease the size of the offering we will effect a stock dividend or a share contribution back to capital or other appropriate mechanism, as applicable, with respect to our Class B common stock immediately prior to the consummation of the offering in such amount as to maintain the ownership of our initial stockholders at 20% of the issued and outstanding shares of our common stock upon the consummation of this offering.

The Sponsor purchased an aggregate of 9,982,754 private placement warrants for a purchase price of $1.00 per warrant in a private placement that occurred simultaneously with the closing of the SWAG IPO. As such, the Sponsor’s interest in this transaction is valued at between $9,982,754. Each private placement warrant entitles the holder thereof to purchase one share of our Class A common stock at a price of $11.50 per share. The private placement warrants (including the Class A common stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

Commencing on July 28, 2021, SWAG agreed to pay an affiliate of our sponsor a total of $15,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the initial business combination or liquidation, SWAG will cease paying these monthly fees.

No compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by SWAG to the sponsor, officers and directors, or any affiliate of the Sponsor or officers, prior to, or in connection with any services rendered in order to effectuate, the consummation of an initial business combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. SWAG does not have a policy that prohibits the Sponsor, executive officers or directors, or any of their respective affiliates, from negotiating for the reimbursement of out-of-pocket expenses by a target business. SWAG’s audit committee reviews on a quarterly basis all payments that were made to the Sponsor, officers, directors or our or any of their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on SWAG’s behalf.

Prior to the closing of the SWAG IPO, the Sponsor agreed to loan SWAG up to an aggregate of $300,000 to be used for a portion of the expenses of this offering. As of March 31, 2021, SWAG borrowed a total amount of $94,937 under such promissory note. These loans are non-interest bearing, unsecured and became due on August 2, 2021. The loan was repaid upon the closing of the SWAG IPO out of the estimated $650,000 of offering proceeds that was allocated to the payment of offering expenses (other than underwriting commissions) not held in the trust account. The value of the Sponsor’s interest in this transaction corresponds to the principal amount outstanding under any such loan.

In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of SWAG’s officers and directors may, but are not obligated to, loan SWAG funds as may be required. If SWAG completes an initial business combination, it would repay such loaned amounts. In the event that the initial business combination does not close, SWAG may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from the trust account would be used for such repayment. SWAG has agreed that $1,500,000 of such loans which the Sponsor has the right to lend to us may be converted into warrants at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period. Except for the foregoing, the terms of such loans by SWAG’s officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. SWAG does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as SWAG does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our trust account.

After SWAG’s initial business combination, members of its management team who remain with the Post-Combination Company may be paid consulting, management or other fees from the Post-Combination Company with any and all amounts being fully disclosed to SWAG’s stockholders, to the extent then known, in the proxy solicitation materials or tender offer documents, as applicable, furnished to its stockholders. It is unlikely the amount of such compensation will be known at the time of distribution of such proxy solicitation materials or tender offer documents, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

SWAG has entered into a registration rights agreement with respect to the private placement warrants, the warrants issuable upon conversion of working capital loans (if any) and the shares of Class A common stock issuable upon exercise of the foregoing and upon conversion of the founder shares, which is described under the section of this proxy statement/prospectus entitled “Description of Securities—Registration Rights.”

Policy for Approval of Related Party Transactions

The audit committee of SWAG’s board of directors has adopted a policy setting forth the policies and procedures for its review and approval or ratification of “related party transactions.” A “related party transaction” is any consummated or proposed transaction or series of transactions: (i) in which SWAG was or is to be a participant; (ii) the amount of which exceeds (or is reasonably expected to exceed) $120,000 in the aggregate over the duration of the transaction (without regard to profit or loss); and (iii) in which a “related party” had, has or will have a direct or indirect material interest. “Related parties” under this policy include: (i) SWAG’s directors, nominees for director or executive officers; (ii) any record or beneficial owner of more than 5% of any class of SWAG’s voting securities; (iii) any immediate family member of any of the foregoing if the foregoing person is a natural person; and (iv) any other person who maybe a “related person” pursuant to Item 404 of Regulation S-K under the Exchange Act. Pursuant to the policy, the audit committee will consider (i) the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party, (ii) the extent of the related party’s interest in the transaction, (iii) whether the transaction contravenes SWAG’s code of ethics or other policies, (iv) whether the audit committee believes the relationship underlying the transaction to be in the best interests of SWAG and its stockholders and (v) the effect that the transaction may have on a director’s status as an independent member of the board and on his or her eligibility to serve on the board’s committees. Management will present to the audit committee each proposed related party transaction, including all relevant facts and circumstances relating thereto. Under the policy, SWAG may consummate related party transactions only if its audit committee approves or ratifies the transaction in accordance with the guidelines set forth in the policy. The policy will not permit any director or executive officer to participate in the discussion of, or decision concerning, a related person transaction in which he or she is the related party.

EXPERTS

The financial statements of Software Acquisition Group Inc. III as of January 22, 2021 and for the period from January 5, 2021 (inception) through January 22, 2021 have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report, thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Software Acquisition Group Inc. III to continue as a going concern as described in Note 1 to the financial statements), appearing elsewhere in this prospectus, and are included in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The audited financial statements of Branded Online, Inc. included in this prospectus and elsewhere in the registration statement have been so included in reliance on the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of shares of SWAG Class A common stock offered by this proxy statement/prospectus will be passed upon for SWAG by Kirkland & Ellis LLP.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the SWAG Board does not know of any matters that will be presented for consideration at the Special Meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the Special Meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.

APPRAISAL RIGHTS

Holders of SWAG common stock are not entitled to appraisal rights in connection with the Business Combination under Delaware law.

INDEX TO FINANCIAL STATEMENTS

Page
Audited Financial Statements of Software Acquisition Group Inc. III
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheet as of December 31, 2020 (as restated)	F-3
Statement of Operations for the Period from September 18, 2020 (inception) through December 31, 2020 (as restated)	F-4
Statement of Changes in Stockholders’ Equity for the Period from September 18, 2020 (inception) through December 31, 2020 (as restated)	F-5
Statement of Cash Flows for the Period from September 18, 2020 (inception) through December 31, 2020 (as restated)	F-6
Notes to Financial Statements	F-7
Unaudited Condensed Financial Statements of Software Acquisition Group Inc. III
Condensed Balance Sheet as of September 30, 2021 (unaudited)	F-17
Condensed Statements of Operations for the three months ended September 30, 2021 and for the period from January 5, 2021 (inception) through September 30, 2021 (unaudited) (As Restated)	F-18

Condensed Statements of Changes in Stockholders’ Equity (Deficit) for the three months ended September 30, 2021 and for the period from January 5, 2021 (inception) through September 30, 2021 (unaudited) (As Restated)

F-19
Condensed Statement of Cash Flows for the period from January 5, 2021 (inception) through September 30, 2021 (unaudited) (As Restated)	F-20
Notes to condensed financial statements (unaudited)	F-21
Audited Financial Statements of Branded Online, Inc. and Subsidiaries dba Nogin:
Report of Independent Registered Public Accounting Firm	F-35
Balance Sheets as of December 31, 2020 and 2019	F-36
Statements of Operations for the years ended December 31, 2020 and 2019	F-37
Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the years ended December 31, 2020 and 2019	F-38
Statements of Cash Flows for the years ended December 31, 2020 and 2019	F-39
Notes to Financial Statements	F-40
Unaudited Condensed Consolidated Financial Statements of Branded Online, Inc. and Subsidiaries dba Nogin:
Condensed Consolidated Balance Sheets as of September 30, 2021 and December 31, 2020 (unaudited)	F-58
Condensed Consolidated Statements of Operations for the nine months ended September 30, 2021 and 2020 (unaudited)	F-59
Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit for nine months ended September 30, 2021 and 2020 (unaudited)	F-60
Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2021 and 2020 (unaudited)	F-61
Notes to Condensed Consolidated Financial Statements (unaudited)	F-62

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholder and Board of Directors of

Software Acquisition Group Inc. III

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Software Acquisition Group Inc. III (the “Company”) as of January 22, 2021, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from January 5, 2021 (inception) through January 22, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of January 22, 2021, and the results of its operations and its cash flows for the period from January 5, 2021 (inception) through January 22, 2021 in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s ability to execute its business plan is dependent upon its completion of the proposed initial public offering described in Note 3 to the financial statements. The Company has a working capital deficiency as of January 22, 2021 and lacks the financial resources it needs to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Notes 1 and 3. The financial statements do not include any adjustments that might become necessary should the Company be unable to continue as a going concern.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2021.

Boston, MA

February 17, 2021, except for Subsequent Events in Note 8, as to which the date is June 15, 2021

SOFTWARE ACQUISITION GROUP INC. III

BALANCE SHEET

	MARCH 31, 2021 (Unaudited)	JANUARY 22, 2021 (Audited)
ASSETS
Current asset – cash	$25,000	$25,000
Deferred offering costs	209,946	50,000

Total Assets	$234,946	$75,000

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Accrued expenses	1,000	1,000
Accrued offering costs	115,009	50,000

Promissory note – related party	94,937	—

Total Liabilities	210,946	51,000

Commitments
Stockholder’s Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; none issued and outstanding	—	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 5,750,000 shares issued and outstanding(1)	575	575
Additional paid-in capital	24,425	24,425
Accumulated deficit	(1,000)	(1,000)

Total Stockholder’s Equity	24,000	24,000

Total Liabilities and Stockholder’s Equity	$234,946	$75,000

(1)	Includes up to 750,000 Class B shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriter (see Note 5).

The accompanying notes are an integral part of the financial statements.

SOFTWARE ACQUISITION GROUP INC. III

STATEMENT OF OPERATIONS

	FOR THE PERIOD FROM JANUARY 5, 2021 (INCEPTION) THROUGH MARCH 31, 2021 (Unaudited)	FOR THE PERIOD FROM JANUARY 5, 2021 (INCEPTION) THROUGH JANUARY 22, 2021 (Audited)
Formation costs	$1,000	$1,000

Net loss	$(1,000)	$(1,000)

Weighted average shares outstanding, basic and diluted(1)	5,000,000	5,000,000

Basic and diluted net loss per common share	$(0.00)	$(0.00)

(1)	Excludes up to 750,000 Class B shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriter (see Note 5).

The accompanying notes are an integral part of the financial statements.

SOFTWARE ACQUISITION GROUP INC. III

STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY

FOR THE PERIOD FROM JANUARY 5, 2021 (INCEPTION) THROUGH MARCH 31, 2021

	Class B Common Stock(1)		Additional Paid-in Capital	Accumulated Deficit	Stockholder’s Equity
	Shares	Amount
Balance – January 5, 2021 (Inception)	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor(1)	5,750,000	575	24,425	—	25,000
Net loss	—	—	—	(1,000)	(1,000)

Balance – January 22, 2021 (Audited)	5,750,000	$575	$24,425	$(1,000)	$24,000

Net loss	—	—	—	—	—

Balance – March 31, 2021 (Unaudited)	5,750,000	$575	$24,425	$(1,000)	$24,000

(1)	Includes up to 750,000 Class B shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriter (see Note 5).

The accompanying notes are an integral part of the financial statements.

SOFTWARE ACQUISITION GROUP INC. III

STATEMENT OF CASH FLOWS

	FOR THE QUARTER ENDED MARCH 31, 2021 (Unaudited)	FOR THE PERIOD FROM JANUARY 5, 2021 (INCEPTION) THROUGH JANUARY 22, 2021 (Audited)
Cash flows from Operating Activities:
Net loss	$(1,000)	$(1,000)
Changes in operating assets and liabilities:
Accrued expenses	1,000	1,000

Net cash used in operating activities	—	—

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	25,000	25,000

Net cash provided by financing activities	25,000	25,000

Net Change in Cash	25,000	25,000
Cash – Beginning	—	—

Cash – Ending	$25,000	$25,000

Supplemental disclosure of non-cash investing and financing activities:
Deferred offering costs included in accrued offering costs	115,009	50,000
Proceeds from promissory note – related party used for payment of offering costs	$94,937	$—

The accompanying notes are an integral part of the financial statements.

SOFTWARE ACQUISITION GROUP INC. III

NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Software Acquisition Group Inc. III (the “Company”) is a blank check company incorporated in Delaware on January 5, 2021. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”).

The Company is not limited to a particular industry or geographic region for purposes of completing a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of March 31, 2021, the Company had not yet commenced any operations. All activity for the period January 5, 2021 (inception) through March 31, 2021 relates to the Company’s formation and the proposed initial public offering (the “Proposed Offering”). The Company has selected December 31 as its fiscal year end.

The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a proposed initial public offering of 20,000,000 units at $10.00 per unit (or 23,000,000 units if the underwriter’s over-allotment option is exercised in full) (the “Units” and, with respect to the shares of Class A common stock included in the Units being offered, the “Public Shares”) which is discussed in Note 3 and the sale of 9,000,000 warrants (or 10,050,000 warrants if the underwriter’s over-allotment option is exercised in full) (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant that will close in a private placement to Software Acquisition Holdings III, LLC (the “Sponsor”) simultaneously with the closing of the Proposed Offering (see Note 4).

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. NASDAQ rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (as defined below) (net of amounts disbursed to management for working capital, if permitted, and excluding the amount of any deferred underwriting commissions) at the time of the signing a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination. Upon the closing of the Proposed Offering, management has agreed that $10.15 per Unit sold in the Proposed Offering, including the proceeds from the sale of the Private Placement Warrants, will be held in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek stockholder approval of a Business Combination at a meeting called for such purpose at which stockholders may seek to redeem their shares, regardless of whether they vote for or against a Business Combination. The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Certificate of Incorporation provides that, a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares without the Company’s prior written consent.

The public stockholders will be entitled to redeem their shares for a pro rata portion of the amount then in the Trust Account (initially $10.15 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to stockholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. These shares of Class A common stock will be recorded at a redemption value and classified as temporary equity upon the completion of the Proposed Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

If a stockholder vote is not required and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, offer such redemption pursuant to the tender offer rules of the Securities and Exchange Commission (the “SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.

The Company’s Sponsor has agreed (a) to vote its Founder Shares (as defined in Note 5), the Private Shares and any Public Shares purchased during or after the Proposed Offering in favor of a Business Combination, (b) not to propose an amendment to the Company’s Amended and Restated Certificate of Incorporation with respect to the Company’s pre-Business Combination activities prior to the consummation of a Business Combination unless the Company provides dissenting public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment; (c) not to redeem any shares (including the Founder Shares) and Private Placement Warrants (including underlying securities) into the right to receive cash from the Trust Account in connection with a stockholder vote to approve a Business Combination (or to sell any shares in a tender offer in connection with a Business Combination if the Company does not seek stockholder approval in connection therewith) or a vote to amend the provisions of the Amended and Restated Certificate of Incorporation relating to stockholders’ rights of pre-Business Combination activity and (d) that the Founder Shares and Private Placement Warrants (including underlying securities) shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Sponsor will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Proposed Offering if the Company fails to complete its Business Combination.

If the Company is unable to complete a Business Combination within 18 months from the closing of the Proposed Offering (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations under Delaware law to provide for claims of creditors and the requirements of applicable law. The underwriter has agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Proposed Offering price per Unit ($10.00).

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.15 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the day of liquidation of the Trust Account, if less than $10.15 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriter of Proposed Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure its stockholders that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern Consideration

At March 31, 2021 and January 22, 2021 the Company had $25,000 in cash and a working capital deficit of $185,946 and $26,000, respectively. The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the financial statements are issued. Management plans to address this uncertainty through the Proposed Offering as discussed in Note 3. There is no assurance that the Company’s plans to raise capital or to consummate a Business Combination will be successful or successful within the Combination Period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2021 and January 22, 2021.

Deferred Offering Costs

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A — “Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Proposed Public Offering. Offering costs are charged to stockholder’s equity or the statement of operations based on the relative value of the Public and Private Warrants to the proceeds received from the Units sold upon the completion of the IPO. Deferred offering costs consist of legal, accounting and other expenses incurred through the balance sheet date that are directly related to the Proposed Public Offering. Should the Proposed Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses incurred, will be charged to operations. Deferred offering costs consist of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are directly related to the Proposed Offering and that will be charged to stockholder’s equity upon the completion of the Proposed Offering. Should the Proposed Offering prove to be unsuccessful, these deferred costs, as well as additional expenses incurred, will be charged to operations.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2021 and January 22, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The provision for income taxes was deemed to be de minimis for the period from January 5, 2021 (inception) through March 31, 2021. The Company’s deferred tax assets were deemed to be de minimis as of March 31, 2021 and January 22, 2021.

Net Loss Per Common Share

Net loss per share of common stock is computed by dividing net loss by the weighted average number of common shares outstanding during the period, excluding common shares subject to forfeiture. Weighted average shares were reduced for the effect of an aggregate of 750,000 shares of Class B common stock that are subject to forfeiture if the over-allotment option is not exercised by the underwriter (see Note 5). At March 31, 2021 and January 22, 2021, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Recently Issued Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. PROPOSED OFFERING

Pursuant to the Proposed Offering, the Company will offer for sale up to 20,000,000 Units (or 23,000,000 Units if the underwriter’s overallotment option is exercised in full) at a purchase price of $10.00 per Unit. Each Unit will consist of one share of the Company’s Class A common stock, $0.0001 par value, and one-half of one redeemable warrant (“Public Warrant”). Each Public Warrant will entitle the holder to purchase one share of Class A common stock at an exercise price of $11.50 per whole share (see Note 7).

NOTE 4. PRIVATE PLACEMENT

The Sponsor has agreed to purchase an aggregate of 9,000,000 Private Placement Warrants (or 10,050,000 Private Placement Warrants if the over-allotment option is exercised in full) at a price of $1.00 per warrant ($9,000,000 in the aggregate, or $10,050,000 if the over-allotment option is exercised in full), each exercisable to purchase one share of Class A common stock at a price of $11.50 per share, in a private placement that will close simultaneously with the closing of Proposed Offering. The proceeds from the sale of the Private Placement Warrants will be added to the net proceeds from the Proposed Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On January 22, 2021, the Company issued an aggregate of 5,750,000 shares of Class B common stock (the “Founder Shares”) to the Sponsor for an aggregate purchase price of $25,000. The Founder Shares include an aggregate of up to 750,000 shares subject to forfeiture by the Sponsor to the extent that the underwriter’s over-allotment is not exercised in full or in part, so that the Sponsor will collectively own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Proposed Offering (assuming the Sponsor does not purchase any Public Shares in the Proposed Offering).

The Sponsor has agreed not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) the date on which the Company completes a liquidation, merger, capital stock exchange or similar transaction that results in the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, the Founder Shares will be released from the lock-up.

Promissory Note — Related Party

On January 22, 2021, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Proposed Offering pursuant to a promissory note (the “Note”). The Note is non-interest bearing and, as amended effective May 28, 2021, is payable on the earlier of September 30, 2021 or the completion of the Proposed Offering. As of March 31, 2021 and January 22, 2021, the Company had $94,937 and $0 outstanding borrowings under the Note, respectively.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of a Business Combination into warrants at a price of $1.00 per warrant. The warrants will be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

Administrative Support Agreement

Commencing on the effective date of the Proposed Public Offering, the Company will agree to pay an affiliate of the Sponsor a total of $15,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees.

NOTE 6. COMMITMENTS

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares will have registration rights to require the Company to register a sale of any of our securities held by them pursuant to a registration rights agreement to be signed prior to or on the effective date of the Proposed Public Offering. These holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company, subject to certain limitations. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriter’s Agreement

The Company will grant the underwriter a 45-day option to purchase up to 3,000,000 additional Units to cover over-allotments at the Proposed Offering price, less the underwriting discounts and commissions.

The underwriter will be entitled to a cash underwriting discount of two percent (2.00%) of the gross proceeds of the Proposed Offering, or $4,000,000 (or $4,600,000 if the over-allotment option in exercised in full). In addition, the underwriter will be entitled to a deferred fee of three and half percent (3.50%) of the gross proceeds of the Proposed Offering, or $7,000,000 (or $8,050,000 if the over-allotment option in exercised in full). The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

NOTE 7. STOCKHOLDER’S EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of $0.0001 par value preferred stock. At March 31, 2021 and January 22, 2021, there were no preferred shares issued or outstanding.

Class A Common Stock — The Company is authorized to issue up to 100,000,000 shares of Class A, $0.0001 par value common stock. Holders of the Company’s common stock are entitled to one vote for each share. At March 31, 2021 and January 22, 2021, there were no shares of Class A common stock issued or outstanding.

Class B Common Stock — The Company is authorized to issue up to 10,000,000 shares of Class B, $0.0001 par value common stock. Holders of the Company’s common stock are entitled to one vote for each share. At March 31, 2021 and January 22, 2021, there were 5,750,000 Class B common stock issued and outstanding, of which an aggregate of up to 750,000 shares are subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part so that the Sponsor will own 20% of the Company’s issued and outstanding common stock after the Proposed Offering (assuming the Sponsor does not purchase any Public Shares in the Proposed Offering).

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like. In the case that additional shares of Class A common stock, or equity linked securities, are issued or deemed issued in excess of the amounts offered in the Proposed Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Proposed Offering plus all shares of Class A common stock and equity linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity linked securities issued, or to be issued, to any seller in a Business Combination, and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company). Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.

The Company may issue additional common stock or preferred stock to complete its Business Combination or under an employee incentive plan after completion of its Business Combination.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable 30 days after the consummation of a Business Combination. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A common stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A common stock issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.

The registration statement of which the prospectus forms a part registers the shares of Class A common stock issuable upon exercise of the warrants. The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use our best efforts to file with the SEC a registration statement registering the issuance of the shares of Class A common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. Because the warrants are not exercisable until 30 days after the completion of the initial business combination, the Company does not currently intend to update the registration statement of which the prospectus forms a part or file a new registration statement covering the shares of Class A common stock issuable upon exercise of the warrants until after the initial business combination has been consummated. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination or within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” pursuant to the exemption provided by Section 3(a)(9) of the Securities Act; provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Redemption of Warrants When the Price per share of Class A common stock Equals or Exceeds $18.00 — Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the reported closing price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may not exercise our redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification.

The exercise price and number of Class A common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants will be identical to the Public Warrants underlying the Units being sold in the Proposed Public Offering, except that the Private Placement Warrants and the common shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and will be non-redeemable.

NOTE 8. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statement was issued. Based upon this review, except as described within this financial statement, in Note 5 and below the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statement.

On April 12, 2021, the SEC issued a statement with respect to the accounting for warrants issued by special purchase acquisition companies. In light of the SEC Staff’s Statement, the Company has determined that the fair value of the Public Warrants and Private Placement Warrants should be classified as equity on the Company’s balance sheet as of the closing of the Proposed Public Offering.

SOFTWARE ACQUISITION GROUP INC. III

CONDENSED BALANCE SHEET

SEPTEMBER 30, 2021

(UNAUDITED)

ASSETS
Current assets
Cash	$660,354
Prepaid expenses and other current assets	538,213
Other receivable – related party	5,541

Total Current Assets	1,204,108
Marketable securities held in Trust Account	231,501,771

TOTAL ASSETS	$232,705,879

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accrued expenses	$384,624

Total Current Liabilities	384,624
Deferred underwriting fee payable	7,982,754

Total Liabilities	8,367,378

Commitments and Contingencies (See Note 7)
Class A common stock subject to possible redemption, 22,807,868 shares at redemption value	231,499,860
Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; none shares issued and outstanding, and 22,807,868 subject to possible redemption	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 5,701,967 shares issued and outstanding	570
Additional paid-in capital	—
Accumulated deficit	(7,161,929)

Total Stockholders’ Deficit	(7,161,359)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$232,705,879

The accompanying notes are an integral part of the unaudited condensed financial statements.

SOFTWARE ACQUISITION GROUP INC. III

CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

(As Restated - See Note 2)

	Three Months Ended September 30, 2021	For the Period from January 5, 2021 (Inception) Through September 30, 2021
Operating and formation costs	$648,866	$649,865

Loss from operations	(648,866)	(649,865)
Other income/loss:
Interest earned on marketable securities held in Trust Account	1,911	1,911
Interest income – bank	9	9
Change in fair value of over-allotment option liability	(61,353)	(61,353)
Fair value of forfeited over-allotment option	17,445	17,445
Total other loss, net	(41,988)	(41,988)

Net loss	$(690,854)	$(691,853)

Basic and diluted weighted average shares outstanding, Class A common stock	14,565,744	5,338,839

Basic and diluted net loss per share, Class A	$(0.03)	$(0.07)

Basic and diluted weighted average shares outstanding, Class B common stock	5,434,914	5,159,411

Basic and diluted net loss per share, Class B	$(0.03)	$(0.07)

The accompanying notes are an integral part of the unaudited condensed financial statements.

SOFTWARE ACQUISITION GROUP INC. III

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THREE MONTHS ENDED SEPTEMBER 30, 2021 AND

FOR THE PERIOD FROM JANUARY 5, 2021 (INCEPTION) THROUGH SEPTEMBER 30, 2021

(UNAUDITED)

(As Restated - See Note 2)

	Class A Common Stock subject to possible redemption		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance – January 5, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	—	—	5,750,000	575	24,425	—	25,000
Net loss	—	—	—	—	—	(1,000)	(1,000)

Balance – March 31, 2021	—	$—	5,750,000	$575	$24,425	$(1,000)	$24,000
Net loss	—	—	—	—	—	1	1

Balance – June 30, 2021	—	$—	5,750,000	$575	$24,425	$(999)	$24,001
Sale of 20,000,000 Units, net of underwriting discounts and offering expenses	—	—	—	—	—	—	—
Proceeds allocated to Public Warrants	—	—	—	—	12,492,109	—	12,492,109
Allocated value of transaction costs to warrants	—	—	—	—	(737,120)	—	(737,120)
Adjustment of carrying value to initial redemption value	—	—	—	—	(21,762,173)	(6,470,076)	(28,232,249)
Sale of 9,000,000 Private Placement Warrants	—	—	—	—	9,982,754	—	9,982,754
Forfeiture of Founder Shares	—	—	(48,033)	(5)	5	—	—
Net loss	—	—	—	—	—	(690,854)	(690,854)

Balance – September 30, 2021	—	$—	5,701,967	$570	$—	$(7,161,929)	$(7,161,359)

The accompanying notes are an integral part of the unaudited condensed financial statements.

SOFTWARE ACQUISITION GROUP INC. III

CONDENSED STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM JANUARY 5, 2021 (INCEPTION) THROUGH SEPTEMBER 30, 2021

(UNAUDITED)

(As Restated – See Note 2)

Cash Flows from Operating Activities:
Net loss	$(691,853)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(1,911)
Change in fair value of over-allotment option liability	63,153
Fair value of forfeited over-allotment option	(17,445)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(538,213)
Other receivable – related party	(5,541)
Accrued expenses	384,624

Net cash used in operating activities	(808,986)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(231,499,860)

Net cash used in investing activities	(231,499,860)

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	25,000
Proceeds from sale of Units, net of underwriting discounts paid	223,517,106
Proceeds from sale of Private Placements Warrants	9,982,754
Proceeds from promissory note – related party	174,060
Repayment of promissory note – related party	(174,060)
Payment of offering costs	(555,660)

Net cash provided by financing activities	232,969,200

Net Change in Cash	660,354
Cash – Beginning of period	—
Cash – End of period	$660,354

Non-Cash investing and financing activities:
Initial value of over-allotment option liability	$211,034

Elimination of over-allotment option liability	$(254,942)

Accretion for Class A common stock to redemption amount	$28,969,369

Deferred underwriting fee payable	$7,982,754

Forfeiture of Founder Shares	$(5)

The accompanying notes are an integral part of the unaudited condensed financial statements.

SOFTWARE ACQUISITION GROUP INC. III

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Software Acquisition Group Inc. III (the “Company”) is a blank check company incorporated in Delaware on January 5, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of September 30, 2021, the Company had not commenced any operations. All activity from January 5, 2021 (inception) through September 30, 2021 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on July 28, 2021. On August 2, 2021, the Company consummated the Initial Public Offering of 20,000,000 Units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $200,000,000 which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 9,000,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Software Acquisition Holdings III, LLC (the “Sponsor”), generating gross proceeds of $9,000,000, which is described in Note 5.

Following the closing of the Initial Public Offering on August 2, 2021 and the close of the over-allotment on August 4, 2021, an amount of $231,499,860 ($10.15 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) which will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.

On August 2, 2021, the underwriters notified the Company of their intention to partially exercise their over-allotment option. As such, on August 4, 2021, the Company consummated the sale of an additional 2,807,868 Units, at $10.00 per Unit, and the sale of an additional 982,754 Private Placement Warrants, at $1.00 per Private Warrant, generating total gross proceeds of $29,061,434. A total of $28,499,860 was deposited into the Trust Account, bringing the aggregate proceeds held in the Trust Account to $231,499,860.

Transaction costs amounted to $13,056,080, consisting of $4,561,574 of underwriting fees, $7,982,754 of deferred underwriting fees and $511,752 of other offering costs.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. NASDAQ rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (net of amounts disbursed to management for working capital, if permitted, and excluding the amount of any deferred underwriting commissions) at the time of the signing a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek stockholder approval of a Business Combination at a meeting called for such purpose at which stockholders may seek to redeem their shares, regardless of whether they vote for or against a Business Combination. The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Certificate of Incorporation provides that, a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares without the Company’s prior written consent.

The public stockholders will be entitled to redeem their shares for a pro rata portion of the amount then in the Trust Account (initially $10.15 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to stockholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 7). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

If a stockholder vote is not required and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, offer such redemption pursuant to the tender offer rules of the Securities and Exchange Commission (the “SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.

The Company’s Sponsor has agreed (a) to vote its Founder Shares (as defined in Note 6), the Private Shares and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination, (b) not to propose an amendment to the Company’s Amended and Restated Certificate of Incorporation with respect to the Company’s pre-Business Combination activities prior to the consummation of a Business Combination unless the Company provides dissenting public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment; (c) not to redeem any shares (including the Founder Shares) and Private Placement Warrants (including underlying securities) into the right to receive cash from the Trust Account in connection with a stockholder vote to approve a Business Combination (or to sell any shares in a tender offer in connection with a Business Combination if the Company does not seek stockholder approval in connection therewith) or a vote to amend the provisions of the Amended and Restated Certificate of Incorporation relating to stockholders’ rights of pre-Business Combination activity and (d) that the Founder Shares and Private Placement Warrants (including underlying securities) shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Sponsor will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering if the Company fails to complete its Business Combination.

If the Company is unable to complete a Business Combination by February 2, 2023 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations under Delaware law to provide for claims of creditors and the requirements of applicable law. The underwriter has agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.15 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the day of liquidation of the Trust Account, if less than $10.15 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriter of Proposed Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure its stockholders that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Management’s Plan

Prior to the completion of the Initial Public Offering, the Company lacked the liquidity it needed to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. The Company has since completed its Initial Public Offering at which time capital in excess of the funds deposited in the Trust Account and/or used to fund offering expenses was released to the Company for general working capital purposes. Accordingly, management has since reevaluated the Company’s liquidity and financial condition and determined that sufficient capital exists to sustain operations for at least one year from the date that the financial statement was issued, and therefore substantial doubt has been alleviated.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of operations and/or search for a target business, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

In connection with the preparation of the Company’s unaudited condensed financial statements as of and for the quarterly period ended September 30, 2021, Management determined that the over-allotment option granted to the underwriters is considered to be a freestanding financial instrument and meets the definition of a liability under ASC 480. The determination was based on the understanding that the over-allotment option may be exercised subsequent to the transfer of the securities from the underwriters to the investors and that the option should be detached from the initial securities before it is exercised. The over-allotment option liability is measured at fair value at inception and subsequently until it is exercised or expires, with changes in fair value presented in the statement of operations.

The impact of the revision on the Company’s financial statements is reflected in the following table.

Condensed Balance Sheet as of September 30, 2021 (unaudited)	As Previously Reported	Adjustment	As Restated
OA Liability	$211,034	$(211,034)	$—
Total Liabilities	$8,578,412	$(211,034)	$8,367,378
Temporary Equity	$231,499,860	$—	$231,499,860
Additional Paid in Capital	$—	$—	$—
(Accumulated Deficit) Retained Earnings	$(7,372,963)	211,034	$(7,161,929)
Total Stockholders’ Equity	$(7,372,393)	$211,034	$(7161,359)
Condensed Statements of Operations for the period from January 5, 2021 (inception) through September 30, 2021 (unaudited)
Net Loss	$(647,945)	$(43,908)	$(691,853)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s prospectus for its Initial Public Offering as filed with the SEC on August 9, 2021, as well as the Company’s Current Report on Form 8-K, as filed with the SEC on August 16, 2021. The interim results for the three months ended September 30, 2021 and for the period from January 5, 2021 (inception) through September 30, 2021 are not necessarily indicative of the results to be expected for the period ending December 31, 2021 or for any future periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in this financial statement is the determination of the fair value of the warrant liabilities. Such estimates may be subject to change as more current information becomes available and, accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents at September 30, 2021.

Marketable Securities Held in Trust Account

At September 30, 2021, substantially all of the assets held in the Trust Account were held in money market funds, which are invested primarily in U.S. Treasury securities. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying condensed statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at September 30, 2021, Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit.

At September 30, 2021, the Class A common stock reflected in the balance sheets are reconciled in the following table:

Gross proceeds	$228,078,680
Less:
Proceeds allocated to Public Warrants	(12,492,109)
Class A common stock issuance costs	(12,318,960)
Add:
Accretion of carrying value to redemption value	28,232,249

Class A common stock subject to possible redemption at September 30, 2021	$231,499,860

Derivative Liabilities (As Restated, See Note 2)

The Company accounts for derivative instruments as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the instruments are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the derivative instruments meet all of the requirements for equity classification under ASC 815, including whether they are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of issuance and as of each subsequent quarterly period end date while the instruments are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The Company’s has analyzed the Public Warrants and Private Placement Warrants and determined they are considered to be freestanding instruments and do not exhibit any of the characteristics in ASC 480 and therefore are not classified as liabilities under ASC 480. (see Note 9)

The Company granted the underwriters a 45-day option at the Initial Public Offering date to purchase up to 3,300,000 additional Units to cover over-allotments. The over-allotment option was evaluated under ASC 480 “Distinguishing Liabilities from Equity.” The Company concluded that the underlying transaction (Units which include redeemable shares and warrants) of the over-allotment option embodies an obligation to repurchase the issuer’s equity shares. Accordingly, the option was fair valued and recorded as a liability at issuance date and applied to the offering cost of the Class A redeemable shares. On August 4, 2021, the underwriters partially exercised their over-allotment option to purchase an additional 2,807,868 Units at $10.00 per Unit and forfeited the remaining over-allotment option. (see Note 10)

Offering Costs

Deferred offering costs consist of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to the Public Shares were charged to stockholders’ deficit upon the completion of the Initial Public Offering. Offering costs amounted to $13,056,080, which were charged to stockholders’ deficit upon the completion of the Initial Public Offering, $12,318,960 were allocated to public shares and charged to temporary equity, and $737,120 was allocated to warrants and accounted for as equity.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement’s carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Deferred tax assets were deemed to be de minimis as of September 30, 2021.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Loss per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Accretion associated with the redeemable shares of Class A common shares is excluded from earnings per share as the redemption value approximates fair value.

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):

	Three Months Ended September 30, 2021		For the Period from January 5, 2021 (Inception) Through September 30, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net loss per common share
Numerator:
Allocation of net loss, as adjusted	$(503,124)	$(187,730)	$(351,839)	$(340,014)
Denominator:
Basic and diluted weighted average shares outstanding	14,565,744	5,434,914	5,338,839	5,159,411

Basic and diluted net loss per ordinary share	$(0.03)	$(0.03)	$(0.07)	$(0.07)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed balance sheet, primarily due to their short-term nature.

Recent Accounting Standards

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.

NOTE 4. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 20,000,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50, subject to adjustment (see Note 8).

On August 2, 2021, the underwriters notified the Company of their intention to partially exercise their over-allotment option. As such, on August 4, 2021, the Company consummated the sale of an additional 2,807,868 Units, at $10.00 per Unit, and the sale of an additional 982,754 Private Placement Warrants, at $1.00 per Private Warrant.

NOTE 5. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 9,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $9,000,000, in a private placement. Each Private Placement Warrant is exercisable to purchase one Class A common stock at a price of $11.50. A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

On August 2, 2021, the underwriters notified the Company of their intention to partially exercise their over-allotment option. As such, on August 4, 2021, the Company consummated the sale of an additional 2,807,868 Units, at $10.00 per Unit, and the sale of an additional 982,754 Private Placement Warrants, at $1.00 per Private Warrant.

NOTE 6. RELATED PARTY TRANSACTIONS

Founder Shares

On January 22, 2021, the Sponsor purchased 5,750,000 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. The Founder Shares include an aggregate of up to 750,000 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that the Sponsor will collectively own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor does not purchase any Public Shares in the Initial Public Offering). On August 2, 2021, the underwriters notified the Company of their intention to partially exercise their over-allotment option. As such, on August 4, 2021, the Company consummated the sale of an additional 2,807,868 Units. As a result of the underwriters’ election to partially exercise their over-allotment option and the forfeiture of the remaining over-allotment option, 48,033 Founder Shares were forfeited, and 701,967 Founder Shares are no longer subject to forfeiture resulting in an aggregate of 5,701,967 Founder Shares outstanding at August 4, 2021.

The Sponsor has agreed not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) the date on which the Company completes a liquidation, merger, capital stock exchange or similar transaction that results in the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, the Founder Shares will be released from the lock-up.

Other Receivable — Related Party

On August 23, 2021, the Company paid a charge in the amount of $5,541 on behalf of an affiliated entity. This amount is included in other receivable — related party. The Company was subsequently reimbursed in full subsequent to September 30, 2021, prior to the issuance of these financial statements.

Administrative Support Agreement

The Company agreed, commencing on July 28, 2021, through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay an affiliate of the Sponsor or its designee a total of up to $15,000 per month for office space, administrative and shared personnel support. For the three months ended September 30, 2021 and for the period from January 5, 2021 (inception) through September 30, 2021, the Company incurred $15,000 in fees for these services, of which such amount is included in accrued expenses in the accompanying balance sheet.

Promissory Note — Related Party

On January 22, 2021, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and, as amended effective May 28, 2021, payable on the earlier of (i) September 30, 2021 and (ii) the consummation of the Initial Public Offering. The outstanding balance under the Promissory Note of $174,060 was repaid at the closing of the Initial Public Offering on August 2, 2021.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of September 30, 2021, there were no amounts outstanding under the Working Capital Loans.

NOTE 7. COMMITMENTS AND CONTINGENCIES

Registration Rights

Pursuant to a registration rights agreement entered into on July 28, 2021, the holders of the Founder Shares, Private Placement Units (including securities contained therein) and units (including securities contained therein) that may be issued upon conversion of Working Capital Loans, and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and any shares of Class A common stock and warrants (and underlying Class A common stock) are entitled to registration rights, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the Initial Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On August 2, 2021, the underwriters notified the Company of their intention to partially exercise their over-allotment option. As such, on August 4, 2021, the Company consummated the sale of an additional 2,807,868 Units.

The underwriters were paid a cash fee of $0.20 per Unit, or $4,561,574 in the aggregate. In addition, the underwriters are entitled to a deferred fee of $7,982,754 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

NOTE 8. CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION

Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At September 30, 2021, there were 22,807,868 shares of Class A common stock issued and outstanding, all of which are subject to possible redemption and presented as temporary equity in the accompanying balance sheet.

Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all other matters submitted to a vote of our stockholders except as otherwise required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which the shares of Class B common stock will convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the issued and outstanding shares of our Class B common stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of all shares of common stock issued and outstanding upon the completion of the Initial Public Offering, plus all shares of our Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in our a Business Combination.

NOTE 9. SHAREHOLDERS’ DEFICIT

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At September 30, 2021, there were no shares of preferred stock issued or outstanding.

Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At September 30, 2021, there were 5,750,000 shares of Class B common stock issued and outstanding, of which an aggregate of up to 750,000 shares of Class B common stock are subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the number of shares of Class B common stock will equal 20% of the Company’s issued and outstanding common stock after the Initial Public Offering. As a result of the underwriters’ election to partially exercise their over-allotment option and the forfeiture of the remaining over-allotment option, 48,033 Founder Shares were forfeited, and 701,967 Founder Shares are no longer subject to forfeiture resulting in an aggregate of 5,701,967 Founder Shares outstanding at August 4, 2021.

Prior to the consummation of a Business Combination, only holders of Class B common stock will have the right to vote on the election of directors.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable 30 days after the consummation of a Business Combination. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A common stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A common stock issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement registering the issuance of the shares of Class A common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination or within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” pursuant to the exemption provided by Section 3(a)(9) of the Securities Act; provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Redemption of Warrants When the Price per share of Class A common stock Equals or Exceeds $18.00 — Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the reported closing price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

The exercise price and number of shares of Class A common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Proposed Public Offering, except that the Private Placement Warrants and the common shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and will be non-redeemable.

NOTE 9. FAIR VALUE MEASUREMENTS (as Restated)

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

•

Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

•

Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

•	Level 3: Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at September 30, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	September 30, 2021
Assets:
Marketable securities held in Trust Account	1	$231,501,771

The over-allotment option was accounted for a liability in accordance with ASC-480 and is presented within liabilities on the accompanying balance sheet. The over-allotment option is measured at fair value at inception and on a recurring basis until it is exercised or expires, with the changes in fair value presented in the statement of operations. On August 4, 2021, the underwriters partially exercised their over-allotment option to purchase an additional 2,807,868 Units at $10.00 per Unit and forfeited the remaining over-allotment option. The over-allotment liability was eliminated upon the forfeiture of the unexercised option.

The over-allotment option liability was valued using a Modified Black Scholes Model.

The following table presents the quantitative information regarding Level 3 fair value measurement inputs:

	August 4, 2021	August 2, 2021
Stock Price	$10.04	$10.00
Exercise Price	$10.00	$10.00
Volatility	5.00%	5.00%
Term (days)	43	45
Dividend Yield	0.00	0.00
Risk Free Rate-Daily Treasury Yield Curve	0.05%	0.05%

The following table presents the changes in the fair value of the Level 3 over-allotment liability:

Over-allotment Option Liability
Fair value as of January 5, 2021	$—
Initial measurement on August 2, 2021	211,034
Change in fair value at August 4, 2021	43,908
Fair value of forfeited over-allotment option at August 4, 2021	(17,445)
Elimination of over-allotment liability at August 4, 2021	(254,942)

Fair value as of September 30, 2021	$—

NOTE 11. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued. Based upon this review, other than described in these financial statements, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Branded Online, Inc.

Opinion on the financial statements

We have audited the accompanying balance sheets of Branded Online, Inc. (the “Company”) as of December 31, 2020 and 2019, the related statements of operations, convertible redeemable preferred stock and stockholders’ equity (deficit), and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2021.

Newport Beach, CA

February 14, 2022

Branded Online Inc. dba Nogin

Balance Sheets

(In thousands, except share data)

	As of December 31,
	2020	2019
ASSETS
Current assets:
Cash	$16,168	$13,901
Accounts receivable, net	4,027	2,494
Prepaid expenses and other current assets	1,161	967

Total current assets	21,356	17,362

Property and equipment, net	1,656	403
Intangible assets, net	412	1,169
Other non-current asset	417	428

Total assets	$23,841	$19,362

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$6,318	$4,809
Due to clients	13,348	12,844
Accrued expenses and other liabilities	3,764	2,553

Total current liabilities	23,430	20,206

Paycheck Protection Program loan payable	2,266	—
Other long-term liabilities	174	174

Total Liabilities	25,870	20,380

Commitments and contingencies (Note 14)
REDEEMABLE CONVERTIBLE PREFERRED STOCK
Series A convertible, redeemable preferred stock, $0.0001 par value, 2,042,483 shares authorized, issued and outstanding, as of December 31, 2020 and 2019	4,687	4,687
Series B convertible, redeemable preferred stock, $0.0001 par value, 1,600,000 authorized as of December 31, 2020 and 2019; 1,459,462 shares issued and outstanding	6,502	6,502
STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock, $0.0001 par value 14,000,000 shares authorized; 9,129,358 and 9,152,060 shares issued and outstanding as of December 31, 2020 and 2019, respectively	1	1
Additional paid-in capital	4,308	4,178
Treasury stock	(1,330)	(1,330)
Accumulated deficit	(16,197)	(15,057)

Total stockholders’ (deficit)	(13,218)	(12,208)

Total liabilities and stockholders’ equity (deficit)	$23,841	$19,362

See notes to financial statements

Branded Online Inc. dba Nogin

Statements of Operations

(In thousands, except share and per share amounts)

	For the Years Ended December 31,
	2020	2019
Net service revenue	$45,517	$40,954

Operating costs and expenses:
Cost of services	17,997	13,197
Sales and marketing	1,094	1,433
Research and development	4,289	5,021
General and administrative	23,865	23,387
Depreciation and amortization	415	207

Total operating costs and expenses	47,660	43,245

Operating loss	(2,143)	(2,291)
Interest expense	(225)	(164)
Other income	1,418	2,480

Income (loss) before income taxes	(950)	25
Provision for income tax	190	25

Net income (loss)	$(1,140)	$—

Net income (loss) per share – basic and diluted	$(0.12)	$—
Weighted average shares outstanding – basic and diluted	9,129,358	9,130,726

See notes to financial statements

Branded Online Inc. dba Nogin

Statements of Convertible Redeemable Preferred Stock and Stockholders’ Equity (Deficit)

(In thousands, except shares)

	Convertible Redeemable Preferred Stock						Additional Paid-in Capital	Treasury Stock	Accumulated deficit	Total Stockholders’ Equity (Deficit)
	Series A		Series B		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2018	2,042,483	$4,687	1,459,462	$6,502	9,152,060	$1	$4,282	$(1,280)	$(15,161)	$(12,158)
Repurchase of common stock	—	—	—	—	(22,702)	—	(104)	(50)	104	(50)
Net income (loss)	—	—	—	—	—	—	—	—	—	—

Balance, December 31, 2019	2,042,483	4,687	1,459,462	6,502	9,129,358	1	4,178	(1,330)	(15,057)	(12,208)
Stock-based compensation	—	—	—	—	—	—	130	—	—	130
Net loss	—	—	—	—	—	—	—	—	(1,140)	(1,140)

Balance, December 31, 2020	2,042,483	$4,687	1,459,462	$6,502	$9,129,358	$1	$4,308	$(1,330)	$(16,197)	$(13,218)

See notes to financial statements

Branded Online Inc. dba Nogin

Statements of Cash Flows

(In thousands)

	For the Years Ended December 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(1,140)	$—
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	415	207
Amortization of contract acquisition costs	667	623
Stock-based compensation	130	—
Changes in operating assets and liabilities:
Accounts receivable	(1,533)	(648)
Prepaid expenses and other current assets	(194)	(550)
Other non-current assets	11	(187)
Accounts payable	1,508	2,912
Due to clients	504	8,002
Accrued expenses and other liabilities	1,211	(925)

Net cash provided by operating activities	1,579	9,434
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(1,578)	(124)
Purchases of software	—	(38)

Net cash used in investing activities	(1,578)	(162)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loan payable	2,266	—
Proceeds from line of credit	115,814	75,848
Repayments of line of credit	(115,814)	(75,848)
Repurchase of common stock	—	(50)

Net cash provided by (used in) financing activities	2,266	(50)

NET INCREASE IN CASH	2,267	9,222

Beginning of year	13,901	4,679

End of year	$16,168	$13,901

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid taxes	$9	$24
Cash paid for interest	$225	$164

See notes to financial statements

Branded Online Inc. dba Nogin

Notes to Financial Statements

1.	OVERVIEW

Branded Online, Inc. (the “Company”), doing business as Nogin, is an e-commerce, technology platform provider in the apparel and ancillary industries’ multichannel retailing, business-to-consumer and business-to-business domains. The Company delivers Commerce-as-a-Service (“CaaS”) solutions as a headless, flexible full stack enterprise commerce platform with cloud services and optimizations along with experts for brands and retailers that provide a unique combination of customizability and sales efficiency. The Company manages clients’ front-to-back-end operations so clients can focus on their business. The Company’s business model is based on providing a comprehensive e-commerce solution to its customers on a revenue sharing basis.

The Company’s headquarters and principal place of business are in Tustin, California.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).

COVID-19 Pandemic

In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic. At the onset of COVID-19, the Company anticipated an impact to the business, its financial conditions and results of operations. The Company applied for and was granted a Paycheck Protection Program (“PPP”) loan. In addition, the Company has taken a number of actions to mitigate the impacts of the COVID-19 pandemic on its business. The Company witnessed a large shift in consumer spending from retail stores to online stores, and as a result, there were no significant declines in the periods presented. However, the impacts of the COVID-19 pandemic will depend on future developments, including the duration and spread of the pandemic. In connection with the ongoing impacts of the COVID-19 pandemic, some of the Company’s customers have experienced delays in production and transportation with getting goods on time. These developments and the impacts of the COVID-19 pandemic on the financial markets and overall economy are highly uncertain and cannot be predicted.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amounts of revenue and expenses during the reporting period. The Company prepared these estimates based on the most current and best available information, but actual results could differ materially from these estimates and assumptions. Significant estimates and assumptions reflected in the financial statements include, but are not limited to, the allowance for credit losses and revenue recognition, including variable consolidation for estimated reserves for returns and other allowances. Management bases its estimates on historical experience and on assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for marking judgements about the carrying value of assets and liabilities that are not readily apparent from other sources.

Cash

Cash consists of cash on hand and cash in bank deposits.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount, do not bear interest, and primarily represent receivables from consumers and credit card receivables from merchant processors, after performance obligations have been fulfilled. Amounts collected on accounts receivable are included in operating activities in the statements of cash flows.

The Company maintains an allowance for credit losses, as deemed necessary, for estimated losses inherent in its accounts receivable portfolio. In estimating this reserve, management considers historical losses adjusted to take into account current market conditions and customers’ financial condition, the amount of receivables in dispute, and the current receivables aging and current payment patterns. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any customers with off-balance-sheet credit exposure. The Company writes off accounts receivable balances once the receivables are no longer deemed collectible.

The reserve for credit losses as of December 31, 2020 and 2019, consisted of the following (in thousands):

	As of December 31,
	2020	2019
Balance at beginning of period	$379	$462
Additions to allowance for credit losses	437	199
Cash receipts	—	(70)
Write-offs	(388)	(212)

Balance at end of period	$428	$379

Concentration of Risks

Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and accounts receivable. The Company maintains cash balances at financial institutions. Amounts on deposit at these institutions are secured by the Federal Deposit Insurance Corporation (“FDIC”) insurance limit. At various times, the Company has had bank deposits in excess of the FDIC’s insurance limit. The Company has not experienced any losses in its cash accounts to date. Management believes that the Company is not exposed to any significant credit risk with respect to its cash.

The Company performs ongoing credit evaluations of its customers and generally does not require collateral. As of December 31, 2020, receivables from two customers amounted to approximately $1.4 million or 45% and $1.0 million or 30% of accounts receivable, respectively. As of December 31, 2019, receivables from two customers amounted to approximately $380 thousand or 15% and $360 thousand and 14% of accounts receivables, respectively.

Major Customers

For the year ended December 31, 2020, revenue from two customers amounted to approximately $6.5 million or 14% of total revenue and $6.0 million or 13% of total revenue, respectively. For the year ended December 31, 2019, revenue from two customers amounted to approximately $7.3 million or 18% of total revenue and $7.0 million or 17% of total revenue respectively.

Major Suppliers

The Company had two vendors that accounted for a total of 16% and 15% total purchases, respectively, during the year ended December 31, 2020.

The Company had two vendors that accounted for a total of 13% and 13% total purchases, respectively, during the year ended December 31, 2019.

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets ranging from three to seven years. Maintenance and repairs are charged to expense as incurred. Renewals and improvements of a major nature that extend the life of the asset are capitalized. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation or amortization are removed from the accounts and any resulting gains or losses are reflected in the accompanying statement of operations.

Estimated Useful Life (Years)
Furniture and fixtures	5
Computer equipment and software	3 to 7
Leasehold Improvement	Lesser of economic useful life (typically 10 years) or original lease term

The Company evaluates the carrying value of property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. An asset is considered to be impaired when the forecasted undiscounted cash flows of an asset group are estimated to be less than its carrying value. The amount of impairment recognized is the difference between the carrying value of the asset group and its fair value. Fair value estimates are based on assumptions concerning the amount and timing of forecasted future cash flows. Indicators of impairment could include, among other factors, significant changes in the business environment, the planned closure of a facility, or deteriorations in operating cash flows. Considerable management judgment is necessary to evaluate the impact of operating changes and to estimate future cash flows.

Capitalized Software

The costs related to establishing the technological feasibility of software are expensed as incurred as a part of research and development in general and administrative expenses. Costs that are incurred after technological feasibility is established are capitalized and amortized to general and administrative expenses over the estimated economic life of one to five years.

The technological feasibility of software is established when the fundamental framework of the platform is created. Consideration to capitalize software development costs before this point is limited to the development costs of the software for which technological feasibility can be proven at an earlier stage.

At each balance sheet date, the Company performs reviews to ensure that unamortized capitalized software costs remain recoverable from estimated future profits of the related software products.

Long-lived Assets

The Company reviews long-lived assets with finite lives for impairment upon the occurrence of certain events or circumstances that indicate the related amounts may be impaired. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell. The Company reviews long-lived assets to be held-and-used for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. An asset is considered to be impaired if the sum of the undiscounted expected future cash flows over the remaining useful life of a long-lived asset group is less than its carrying amount. An impairment loss is measured as the amount by which the carrying amount of the asset group exceeds the fair value of the asset. The Company estimates fair value using the expected future cash flows discounted at a rate comparable with the risks associated with the recovery of the asset. The Company amortizes intangible assets on a straight-line basis or on a basis consistent with the pattern in which the economic benefits are realized. Based on its analysis, the Company determined that as of December 31, 2020 and 2019, there was no impairment of long-lived assets. There can be no assurance, however, that market conditions will not change or demand for the Company’s services will continue which could result in impairment related to the Company’s long-lived assets.

Revenue Recognition

On January 1, 2019, the Company adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers and applied the concepts to all contracts which were not completed as of January 1, 2019, using the modified retrospective method. The adoption of ASC Topic 606 did not result in a change to the timing or amount of revenue recognized.

Under the new revenue standard, the Company recognizes revenue when control of the promised goods or services is transferred to the Company’s customers, in an amount that reflects the consideration it expects to be entitled to in exchange for those goods or services. The Company determines revenue recognition through the following steps:

•	Identification of a contract with a customer,

•	Identification of the performance obligations in the contract,

•	Determination of the transaction price,

•	Allocation of the transaction price to the performance obligations in the contract, and

•	Recognition of revenue when or as the performance obligations are satisfied.

A performance obligation is a promise in a contract to transfer a distinct product. Performance obligations promised in a contract are identified based on the goods that will be transferred that are both capable of being distinct and are distinct in the context of the contract, whereby the transfer of the goods is separately identifiable from other promises in the contract. Performance obligations include establishing and maintaining customer online stores, providing access to the Company’s e-commerce platform, customer service support, photography services, marketing, warehousing, and fulfillment. For contracts with customers, the Company accounts for individual performance obligations separately if they are distinct. The transaction price is allocated to the separate performance obligations on a relative standalone selling price basis. The Company determines the standalone selling prices based on its overall pricing objectives, taking into consideration market conditions and other factors.

The Company has concluded the sale of goods and related shipping and handling on behalf of its customers are accounted for as a single performance obligation, while the expenses incurred for actual shipping charges are included in cost of services.

The Company’s revenue is mainly commission fees derived from contractually committed gross revenue processed by customers on the Company’s e-commerce platform. The Company is acting as an agent in these arrangements and customers do not have the contractual right to take possession of the Company’s software. Revenue is recognized in an amount that reflects the consideration that the Company expects to ultimately receive in exchange for those promised goods, net of expected discounts for sales promotions and customary allowances.

Variable consideration is included in revenue for potential product returns. The Company uses an estimate to constrain revenue for the expected variable consideration at each period end. The Company reviews and updates its estimates and related accruals of variable consideration each period based on the terms of the agreements, historical experience, and expected levels of returns. Any uncertainties in the ultimate resolution of variable consideration due to factors outside of the Company’s influence are typically resolved within a short timeframe therefore not requiring any additional constraint on the variable consideration. The estimated reserve for returns are included on the balance sheet in accrued expenses with changes to the reserve in revenue on the accompanying statement of operations.

The reserve for returns as of December 31, 2020 and 2019 consisted of the following (in thousands):

	As of December 31,
	2020	2019
Balance at beginning of period	$350	$111
Additions to the reserve	598	350
Deductions from the reserve	(350)	(111)

Balance at end of period	$598	$350

In most cases the Company acts as the merchant of record, resulting in a due to client liability (discussed below). However, in some instances, the Company may perform services without being the merchant of record in which case there is a receivable from the customer. Payment terms and conditions are generally consistent for customers, including credit terms to customers ranging from seven days to 60 days, and the Company’s contracts do not include any significant financing component. The Company performs credit evaluations of customers and evaluates the need for allowances for potential credit losses based on historical experience, as well as current and expected general economic conditions.

Sales taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and, therefore, are excluded from revenue in the statements of operations.

Commerce-as-a-Service

As noted above, the Company’s main revenue stream is “Commerce-as-a-Service” revenue in which it receives commission fees derived from contractually committed gross revenue processed by customers on the Company’s e-commerce platform. Consideration for online sales is collected directly from the end customer by the Company and amounts not owed to the Company are remitted to the customer. Revenue is recognized on a net basis from maintaining e-commerce platforms and online orders, as the Company is engaged in an agency relationship with its customers and earns defined amounts based on the individual contractual terms for the customer and the Company does not take possession of the customers’ inventory or any credit risks relating to the products sold.

Fulfillment services

Revenue for business-to-business (“B2B”) fulfillment services is recognized on a gross basis either at a point in time or over a point in time. For example, inbound and outbound services are recognized when the service is complete, while monthly storage services are recognized over the service period.

Marketing services

Revenue for marketing services is recognized on a gross basis as marketing services are complete. Performance obligations include providing marketing and program management such as procurement and implementation.

Shipping services

Revenue for shipping services is recognized on a gross basis as shipments are completed and products are shipped to end customers.

Set up and implementation services

The Company provides set up and implementation services for new clients. The revenue is recognized on a gross basis at the completion of the service, with the unearned amounts received for incomplete services recorded as deferred revenue, if any.

Other services

Revenue for other services such as photography, business to customer (“B2C”) fulfillment, customer service, development and web design are reimbursable costs and recognized on the gross basis, and are services rendered as part of the performance obligations to clients for which an online platform and online orders are managed. All reimbursable costs are the responsibility of the Company as the Company uses such services to fulfill its performance obligations.

Due to Clients

Due to clients consists of amounts payable to clients pertaining to the client’s last month pro rata share of revenue earned and collected by the Company, less any returns and any expenses incurred by the Company on behalf of the clients. In most cases, the Company acts as the merchant and seller of record and thus directly collects the funds from sales on the online store. As such, at the end of each month, there is an amount owed to the Company’s clients net of the Company’s fees, and expenses incurred on the client’s behalf.

Cost of Services

Cost of services reflects costs directly related to providing services under the master service agreements with customers, which primarily includes service provider costs directly related to processing revenue transactions, marketing expenses and shipping and handling expenses which correspond to marketing and shipping revenues, as well as credit card merchant fees. Cost of services is exclusive of depreciation and amortization and general salaries and related expenses.

Income Taxes

The Company is subject to federal and state corporate income taxes on its taxable income. The Company accounts for income taxes using the asset and liability method on a legal entity and jurisdictional basis, under which the Company recognizes the amount of taxes payable or refundable for the current year and deferred tax assets and liabilities for the future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. The Company’s calculation relies on several factors, including pre-tax earnings, differences between tax laws and accounting rules, statutory tax rates, tax credits, uncertain tax positions, and valuation allowances. The Company uses judgment and estimates in evaluating its tax positions. Valuation allowances are established when, in the Company’s judgment, it is more likely than not that the Company’s deferred tax assets will not be realized based on all available evidence. Deferred income taxes are provided on a liability method whereby deferred income tax assets are recognized for deductible temporary differences and tax credit carryforwards and deferred income tax liabilities are recognized for taxable temporary differences. Deferred income tax assets, when applicable, are reduced by a valuation allowance when, in the opinion of management, it is probable that some portion or all of the deferred tax assets will not be realized. Deferred income tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The major component comprising deferred income tax assets and liabilities is net operating loss.

The guidance requires that the Company determine whether the benefits of tax positions are “more likely than not” of being sustained upon audit based on the technical merits of the tax position. For tax positions that are more likely than not of being sustained upon audit, the Company recognizes the largest amount of the benefit that is more likely than not of being sustained in the financial statements. For tax positions that are not more likely than not of being sustained upon audit, the Company does not recognize any portion of the benefit in the financial statements. Additionally, the interpretation provides guidance on derecognition, classification, interest and penalties, disclosures, and transition. As of December 31, 2020 and 2019, the Company had no accruals for potential losses related to uncertain tax positions. The Company is subject to routine audits by taxing jurisdictions. The Company’s tax returns are subject to examination by U.S. Federal, state and foreign taxing jurisdictions. The Company regularly assess the potential outcomes of these examinations and any future examinations for the current or prior years. The Company recognizes tax benefits from uncertain tax positions only if (based on the technical merits of the position) it is more likely than not that the tax positions will be sustained on examination by the tax authority. The Company adjusts these tax liabilities, including related interest and penalties, based on the current facts and circumstances. The Company reports tax-related interest and penalties as a component of income tax expense. The Company’s December 31, 2018 and 2017 tax returns are currently under audit by the IRS. The Company does not believe any significant impacts will result from the audit.

Deferred Rent

Rent expense is recorded on a straight-line basis over the lease term. The difference between cash payments for rent and the expense recorded is reported as deferred rent on the balance sheet and is not material. The deferred rent is included within accrued expenses and other liabilities.

Advertising and Marketing

The Company expenses advertising and marketing as incurred. Advertising and marketing expense for the years ended December 31, 2020 and 2019 was not material. These expenses are included within general & administrative expenses.

Fair Value Measurement

The Company applies the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 820, Fair Value Measurements and Disclosures (“ASC 820:), which provides a single authoritative definition of fair value, sets out a framework for measuring fair value, and expands on required disclosures about fair value measurement.

The Company applies the provisions of ASC 820 to all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis.

The Company defines fair value as an exit price, representing the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability.

Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities.

•

Level 2 — Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 — Inputs that are generally unobservable and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.

In determining fair value, the Company utilized valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as considers counter party credit risk and nonperformance risk in its assessment of fair value.

The carrying value of the Company’s short-term financial instruments, such as cash, accounts receivable, and accounts payable, approximate the fair value due to the immediate or short-term maturity of these instruments. The interest rate on the Company’s secured credit facility and certain other debt has a variable component, which is reflective of the market.

Stock Option Plan

Under the Company’s 2013 Stock Incentive Plan, the Company may grant nonqualified stock options, restricted stock, and stock appreciation rights to employees, members of the board and service providers. The Company accounts for its employee stock-based compensation awards in accordance with Accounting Standards Codification (ASC) Topic 718, Compensation — Stock Compensation. For stock-based awards, the Company measures compensation cost at fair value on the date of grant and recognizes compensation expense on a straight-line basis over the requisite service period during which the awards are expected to vest. Awards with a graded vesting schedule are amortized over the requisite service period for the entire award. The Company estimates grant-date fair value of its stock options using the Black-Scholes option pricing model.

Preferred Stock

The Company’s preferred stock is comprised of Series A convertible redeemable preferred stock and Series B convertible redeemable preferred stock. The preferred stock is classified as mezzanine equity on the balance sheets because they are redeemable at the option of the Series A and Series B preferred stockholders. The preferred stock is recorded at fair value on the date of issuance and has been adjusted to the greater of their carrying value or redemption value as of December 31, 2020 and 2019.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (ASC Topic 842), a comprehensive new lease recognition standard which will supersede previous existing lease recognition guidance. Under the standard, lessees will need to recognize a right-of use asset and a lease liability for leases with terms greater than twelve months. The liability will be equal to the present value of lease payments. The asset will be based on the liability, subject to adjustment, such as for initial direct costs. For income statement purposes, leases will be required to be classified as either operating or finance. Operating leases will result in straight-line expense (similar to current operating leases) while finance leases will result in a front-loaded expense pattern (similar to current capital leases). The standard is effective for fiscal periods beginning after December 15, 2021 and requires a modified retrospective adoption. The Company is currently evaluating the impact that ASU 2016-02 may have on its financial statements.

In December 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2019-12, Simplifying the Accounting for Income Taxes, which eliminates certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating taxes during the quarters and the recognition of deferred tax liabilities for outside basis differences. This guidance also simplifies aspects of the accounting for franchise taxes and changes in tax laws or rates, as well as clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. ASU 2019-12 is effective for the Company beginning January 1, 2022. The Company is currently evaluating the impact that ASU 2019-12 may have on its financial statements.

In June 2016, FASB issued (“ASU” 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” The FASB issued this update to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. The amendments in this update replace the existing guidance of incurred loss impairment methodology with an approach that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. In November 2018, the FASB issued ASU 2018-19, “Codification Improvements to Topic 326, Financial Instruments — Credit Losses,” which clarifies the scope of guidance in the ASU 2016-13. The updated guidance is effective for annual periods beginning after December 15, 2022 and interim periods within fiscal years beginning after December 15, 2023. The Company is currently evaluating the impact the adoption of this standard will have on the financial statements.

Other recently issued accounting standards are not expected to have a material effect on the Company’s financial statements.

3.	PROPERTY AND EQUIPMENT

Property and equipment — net as of December 31, 2020 and 2019, consisted of the following (in thousands):

	As of December 31,
	2020	2019
Furniture and equipment	$1,862	$804
Leasehold Improvements	520

Property, plant, and equipment – gross	2,382	804
Less accumulated depreciation	(726)	(401)

Property and equipment – net	$1,656	$403

Total depreciation expense on property and equipment was $325 thousand and $76 thousand, for the years ended December 31, 2020 and 2019, respectively.

4.	INTANGIBLE ASSETS

The Company entered into a three-year master service agreement with a new customer for a $2.0 million contract acquisition fee on July 16, 2018. The agreement resulted in the acquisition of 9 new contracts with different companies and brands. The cost is amortized over a three-year period, resulting in an expense of approximately $667 thousand and $623 thousand for the year ended December 31, 2020 and 2019, respectively.

Amortization expense for capitalized software for the year ended December 31, 2020 and 2019 amounted to approximately $90 thousand and $131 thousand, respectively.

As of December 31, 2020 and 2019, intangible assets consist of the following (in thousands):

	As on December 31,
	2020	2019
Contract acquisition cost	$2,000	$2,000
Software	320	320

	2,320	2,320
Less: Accumulated amortization	(1,908)	(1,151)

Intangible assets-net	$412	$1,169

5.	DEBT

Line of credit

Effective January 14, 2015, the Company entered into a Revolving Credit Agreement with a financial institution that provided maximum borrowing under a revolving loan commitment of up to $2 million. The line bears an interest rate of 2% plus prime rate as published by the Wall Street Journal. The line of credit contains covenants regarding certain financial statement amounts and ratios of the Company. As of December 31, 2020 and 2019, the Company was in compliance with the financial statement covenants and did not have an outstanding balance. Effective July 3, 2019, the Company renewed the line of credit with the financial institution through May 31, 2021 that provided maximum borrowing under a revolving loan commitment of up to $5 million.

Effective July 19, 2018, the Company entered into a Revolving Credit Agreement with another financial institution that provided maximum borrowing under a revolving loan commitment of up to $3 million. It is secured by substantially all assets of the Company. The line bears an interest rate of 0.0415% per day, or approximately 15% per annum. The line of credit matured July 19, 2019 and the Company did not renew the agreement.

Paycheck Protection Program Loan

On April 14, 2020, the Company received loan proceeds of $2.3 million pursuant to the Paycheck Protection Program (the “PPP Loan”) under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) and administered by the U.S. Small Business Administration (“SBA”), which the Company expects to be forgiven in part or in full, subject to the conditions of the PPP. The PPP Loan matures in two years on April 22, 2022 and has an annual interest rate of 1%. The balance as of December 31, 2020 of $2.3 million is included in Paycheck Protection Program loan payable on the consolidated balance sheets.

6.	REVENUE

Disaggregation of Revenue

The Company has three major streams of revenue. CaaS service revenue and shipping revenue are considered transferred to customers at the point of sale. Marketing and other revenue (other than B2C fulfillment services for rental space) is considered transferred to customers when services are performed. Thus, these revenues streams are recognized at a point in time. B2C fulfillment services for rental space is recognized over time.

The following table presents a disaggregation of the Company’s revenues by source for the years ended December 31, 2020 and 2019 (in thousands):

	For Years Ended December 31,
	2020	2019
Commerce-as-a-Service Revenue	$20,227	$22,460
Marketing Revenue	14,142	10,177
Shipping Revenue	5,363	3,535
Other Revenue	5,785	4,782

Total Revenue	$45,517	$40,954

Contracts with Multiple Performance Obligations

Most of the contracts of the Company with customers contain multiple performance obligations. For contracts with customers, the Company accounts for individual performance obligations separately if they are distinct. The transaction price is allocated to the separate performance obligations on a relative standalone selling price basis. The Company determines the standalone selling prices based on its overall pricing objectives, taking into consideration market conditions and other factors.

7.	INCOME TAXES

Income tax expense for the years ended December 31, 2020 and 2019 consists of the following (in thousands):

	For the Years Ended December 31,
	2020	2019
Current:
Federal	$—	$—
State	190	25

Total	190	25

Deferred:
Federal	—	—
State	—	—

Total	—	—

Income tax expense	$190	$25

The provision for income taxes differs from that computed by applying the federal statutory tax rate as follows:

	For the Years Ended December 31,
	2020	2019
U.S. federal statutory tax rate	21%	21%
State income taxes, net of federal benefit	(20)%	78%
Return to provision and other adjustments	11%	268%
Change in Valuation allowance	(32)%	(268)%

Effective tax rate	(20)%	99%

The tax effects of significant items comprising the Company’s deferred taxes as of December 31, 2020 and 2019 are as follows (in thousands):

	For the Years Ended December 31,
	2020	2019
Deferred Tax Assets:
Net operating loss and other tax attributes carryforwards	$2,654	$2,631
Reserve for doubtful accounts	120	106
Accrued Expenses	277	76
Amortization	189	100

	$3,240	$2,913

Deferred Tax liabilities
Depreciation	$—	$(43)

	—	(43)

Valuation allowance	(3,240)	(2,870)

Net deferred tax asset	$—	$—

Realization of the future tax benefits is dependent on the Company’s ability to generate sufficient taxable income within the carry forward period. Based on the Company’s operating losses for each of the three years ended December 31, 2020, and the available evidence, the Company has established a valuation allowance against its net deferred tax assets. If sufficient evidence of the Company’s ability to generate future taxable income becomes apparent, the valuation allowance may be removed or reduced. The Company has recorded a 2020 current provision expense despite the full valuation allowance as a result of California assembly bill 85 (AB 85), which suspended the use of the Company’s California net operating loss carryforwards for tax years ending December 31, 2020, 2021, and 2022.

As of December 31, 2020 and 2019, the Company had cumulative net operating loss (“NOL”) carryforwards for federal income tax purposes of approximately $9.6 million and $9.5 million, respectively, which begin to expire in 2031. The Company has remaining cumulative net operating loss carryforwards for state income tax purposes of approximately $9.1 million as of December 31, 2020 and 2019, which also begin to expire in 2031. Use of these NOL carryforwards may be limited under Internal Revenue Code “IRC” Section 382 if the Company experiences an ownership change as defined in IRC Section 382. The Company has not completed a study to assess NOL’s under IRC Section 382. The Company will perform an analysis when the Company reaches a position of taxable income requiring the use of NOL carryforwards.

As of December 31, 2020 and 2019, the Company had no uncertain tax positions or potential losses related to uncertain tax positions.

8.	PREFERRED STOCK

The Company has issued two series of preferred stock (Series A and Series B). Information related to these issuances of stock is as follows:

Series A convertible redeemable preferred stock (“Series A”)

On May 14, 2014, 2,042,483 Series A shares were issued, with a par value of $0.0001 per share, in exchange for $3.1 million.

Series B convertible redeemable preferred stock (“Series B”)

On June 2, 2017, 1,459,464 Series B shares were issued, with a par value of $0.0001 per share, in exchange for $4.3 million.

Redemption

At the election of the Series A preferred stockholders at any time following March 31, 2018, the Company can be required to redeem the Series A preferred stock at a redemption price equal to $2.295 plus any accrued and unpaid dividends and to structure the redemption payments as equal installments paid quarterly over a 24-month period. Series A preferred stockholders have certain defined registration rights outlined in the Series A Preferred Stock Purchase Agreement executed in May 2014.

At the election of the Series B preferred stockholders at any time following March 31, 2020, the Company can be required to redeem the Series B preferred stock at a redemption price equal to $4.45335 plus any accrued and unpaid dividends and to structure the redemption payments as equal installments paid quarterly over a 24-month period.

Conversion

The Series A and Series B preferred stock are convertible to common stock at the election of a majority of the preferred shareholders or via automatic conversion upon the occurrence of a firm initial public offering, as defined in the stock purchase agreement. The Series A and Series B preferred stock may be converted to equal number of shares of common stock. The conversion rate will be subjected to adjustments for stock dividends, stock splits and other such equity transactions.

Voting

Each Series A and Series B preferred stockholder shall be entitled to the number of votes equal to the number of shares of common stockholders into which such preferred shares of Series B and Series A could be converted immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the common stockholders and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company.

Liquidation

Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (a “Liquidation Event”) or any asset transfer or acquisition, before any distribution or payment shall be made to the holders of any Series A preferred stock or the holders of any common stock, the holders of Series B preferred stock shall be entitled to be paid out of the assets of the Company legally available for distribution for each share of Series B preferred stock held by them, an amount per share of Series B preferred stock equal to the greater of (i) two times (2x) the Series B Original Issue Price ($2.9689) plus all declared and unpaid dividends on the Series B preferred stock, and (ii) such amount per share as would have been payable had all shares of Series B preferred stock been converted into shares of common stock immediately prior to such Liquidation Event or such asset transfer or acquisition. As of December 31, 2020 and 2019, the holders of the shares of Series B preferred stock are entitled to a liquidation preference of approximately $8.7 million in the event of any liquidation, dissolution or winding up of the Company as of such year end.

Upon any Liquidation Event, before any distribution or payment shall be made to the holders of any common stock, the holders of Series A preferred stock shall be entitled to be paid out of the assets of the Company legally available for distribution for each share of Series A preferred stock held by them, an amount per share of Series A preferred stock equal to two times (2x) the Original Issue Price ($1.53) plus all declared and unpaid dividends on the Series preferred stock.

As of December 31, 2020 and 2019, the holders of the shares of Series A preferred stock are entitled to a liquidation preference of approximately $6.3 million in the event of any liquidation, dissolution or winding up of the Company as of such year end.

After the payment of the full liquidation preferences of the Series A preferred stock, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the common stock.

Dividend Rights

So long as any preferred shares of Series B and Series A are outstanding, the Company shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the common stock, or purchase, redeem or otherwise acquire for value any shares of common stock, except for: (i) acquisitions of common stock by the Company pursuant to agreements that permit the Company to repurchase such shares at cost (or the lesser of cost or fair market value) upon termination of services to the Company; (ii) acquisitions of common stock in exercise of the Company’s right of first refusal to repurchase such shares; or (iii) distributions to holders of common stock in accordance with Sections 3 and 4 of the Company’s third amended and restated certificate of incorporation. In the event dividends are paid on any share of Common Stock, the Company shall pay an additional dividend on all outstanding shares of Series Preferred in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock. Such dividends shall be payable only when, as and if declared by the board of directors of the Company.

9.	COMMON STOCK

Holders of common stock are entitled to one vote per share and, upon liquidation or dissolution, are entitled to receive all assets available for distribution to common stockholders. The holders have no preemptive or other subscription rights, and there is no redemption or sinking fund provisions with respect to such shares.

Common stock is subordinate to the preferred stock with respect to rights upon liquidation of the Company.

10.	STOCK COMPENSATION PLAN

Stock Options

In 2013, the Company adopted a stock compensation plan pursuant to which the Company’s board of directors is authorized to issue stock options or nonvested shares to officers and key employees up to 611,833 shares of its common stock. Stock options can be granted with an exercise price less than, equal to or greater than the stock’s fair market value at the date of grant. Stock options granted under the plan have a 10-year term and generally vest ratably over a period of four years.

At December 31, 2020 and 2019, there were 406,398 and 557,363 shares available respectively, for grant under the 2013 Stock Incentive Plan.

Summary information related to stock options outstanding as of December 31, 2020 and 2019 is as follows:

Outstanding Stock Options
Outstanding at December 31, 2018	54,470
Granted	—
Exercised	—
Forfeited / Terminated	—
Outstanding at December 31, 2019	54,470
Granted	191,590
Exercised	—
Forfeited / Terminated	(25,000)
Outstanding at December 31, 2020	221,060

The weighted average exercise price of the outstanding options was $2.95 and $1.52 per share as of December 31, 2020 and 2019, respectively, 137,421 and 53,200 of which are fully vested and exercisable as of December 31, 2020 and 2019 and expire in January 2023.

Stock compensation for the year ending December 31, 2019 was not material. For the year ending December 31, 2020, the Company recognized $130 thousand in stock compensation expense. The fair value of each option award is estimated on the date of grant using the Black-Scholes option pricing model. Since the Company’s shares are not publicly traded and its shares are rarely traded privately, expected volatility is computed based on the historical volatility of similar entities with publicly traded shares. The risk-free rate for the expected term of the option is based on the U.S. Treasury yield to curve in effect at the time of grant.

The Company has no history or expectations of paying dividends on its common stock.

There were 191,590 options that were issued during the year ended December 31, 2020.

The following table summarizes the assumptions used in the calculation of the fair market value for awards granted during the year ended December 31, 2020:

Valuations assumptions

Expected dividend yield	0%
Expected volatility	47%
Expected term (years)	6
Risk-free interest rate	1.35%

At December 31, 2020 and 2019, there was approximately $123 thousand and $1 thousand, respectively, of total unrecognized stock compensation cost related to nonvested share-based compensation arrangements granted under the plan. That cost is expected to be recognized over a weighted average period of 2 years.

Warrants

As of December 31, 2020 and 2019, the Company had outstanding warrants issued to a financial institution to purchase 100,000 shares of the Company’s common stock. The exercise price of the warrants was $0.96 per share. All warrants are exercisable and fully vested as of December 31, 2020 and 2019 and expire on January 12, 2027.

11.	SEGMENT REPORTING

The Company conducts business domestically and revenue is managed on a consolidated basis. The Company’s Chief Executive Officer, who is the Chief Operating Decision Maker, reviews financial information presented on a consolidated basis for purposes of allocating resources and evaluating financial performance. There are no segment managers who are held accountable for operations, operating results, and plans for levels, components, or types of products or services below the consolidated unit level. Accordingly, the Company is considered to be a single reportable segment.

All of the Company’s long-lived assets and external customers are located within the United States.

12.	EARNING PER SHARE

Basic net income per share attributable to common stockholders is calculated by dividing the net income attributable to common stockholders by the weighted-average number of shares of common stock outstanding.

	For the Years Ended December 31,
	2020	2019
(In thousands, except per share amounts)
Numerator:
Net income (loss)	$(1,140)	$—
Denominator:
Weighted-average common shares outstanding:
Weighted-average common shares outstanding – Basic and Diluted	9,129,358	9,130,726
Income (loss) per common share:
Income (loss) per common share – basic and diluted	$(0.12)	$—

Weighted-average number of potentially anti-dilutive shares excluded from calculation of earnings per share

	For the Years Ended December 31,
	2020	2019
Series A convertible, redeemable preferred shares	2,042,483	2,042,483
Series B convertible, redeemable preferred shares	1,459,562	1,459,562
Stock-based compensation awards	205,435	54,470
Outstanding warrants	100,000	100,000

13.	RETIREMENT PLAN

The Company sponsors a defined contribution retirement plan (the “Plan”) under the provisions of section 401(k) of the Internal Revenue Code for the benefit of substantially all employees. The Company does not match contributions to the Plan.

14.	COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company has entered into lease agreements for the office and warehouse located in California.

The monthly lease payments range from approximately $18 thousand to approximately $78 thousand and the leases expire at various times through October 2027. Some of the leases contain renewal options.

Minimum rent payments under all operating leases are recognized on a straight-line basis over the term of the lease including any periods of free rent.

Rent expense for the years ended December 31, 2020 and 2019 was approximately $2.4 million and $2.0 million, respectively, and are included in general and administrative expenses in the statements of operations.

In July 2018, the Company assumed the operating lease of the office space of the entity with which an asset purchase agreement (APA) was executed. The monthly lease payment is $75 thousand and expires in May 2023. The future minimum lease payments are included in the table below. The Company subleased the office space to a third-party in December 2018 for approximately $87 thousand per month. The sublease agreement will expire in May 2023. Future rental income is as follows: approximately $1.0 million per year during 2020 – 2022 and approximately $435 thousand in 2023.

Future minimum lease payments under non- cancelable terms are as follows (in thousands):

As of December 31, 2020
Years ending December 31:
2021	$2,289
2022	2,823
2023	1,272
2024	873
2025	900
Thereafter	927

Total minimum lease payments	$9,084

Contingencies

During the year ended December 31, 2018, the Company settled litigation cases with former customers. The cases were resolved in favor of the Company. The Company agreed to receive approximately $2.5 million in legal settlement proceeds which is recorded within other income on the financial statements when the proceeds were received.

Additionally, the Company was no longer liable for approximately $640 thousand of accounts payable due to the former customers. The Company negotiated legal fees associated with this case to be approximately 40% of the proceeds from the legal settlement, or approximately $993 thousand. The net proceeds from litigation received is approximately $1.5 million, of which approximately $312 thousand and $670 thousand were received by the Company as of December 31, 2020 and 2019, respectively. All proceeds owed have been received as of December 31, 2020.

Litigation

In the ordinary course of business, the Company may face various claims brought by third parties and the Company may, from time to time, make claims or take legal actions to assert its rights, including intellectual property disputes, contractual disputes and other commercial disputes. Any of these claims could subject the Company to litigation.

Indemnities

The Company’s directors and officers agreements require us, among other things, to indemnify the director or officer against specified expenses and liabilities, such as attorneys’ fees, judgments, fines and settlements, paid by the individual in connection with any action, suit or proceeding arising out of the individual’s status or service as The Company’s director or officer, other than liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest, and to advance expenses incurred by the individual in connection with any proceeding against the individual with respect to which the individual may be entitled to indemnification by the Company. The Company also indemnifies the Company’s lessor in connection with the facility lease for certain claims arising from the use of the facilities.

These indemnities do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. Historically, the Company has not incurred any payments for these obligations and, therefore, no liabilities have been recorded for these indemnities in the accompanying balance sheets.

15.	SUBSEQUENT EVENTS

The Company has evaluated the impact of subsequent events through February 14, 2022, which is the date the financial statements were available to be issued.

On April 6, 2021, the Company, Modcloth Partners, LLC. (“Modcloth”) and Tiger Capital Group, LLC (“Tiger Capital”) entered into a Limited Liability Operating Agreement (the “LLC Agreement”). The Company and Tiger Capital each invested $1,500 thousand into Modcloth and the Company will own fifty percent of the outstanding membership units. Additionally, Tiger Capital will provide the financing for the inventory, while the Company entered into a Master Services Agreement with Modcloth to provide the eCommerce services.

In July 2021, the Company renewed its Revolving Credit Agreement with the financial institution through June 30, 2023 which included an increase in the maximum borrowing amount under the agreement to a loan commitment of up to $8 million.

In August 2021, the Company entered into a Loan and Security Agreement with a financial institution for a $15 million debt facility.

On September 17, 2021, the Company’s PPP Loan totaling $2.3 million was forgiven in full including any accrued interest thereon.

In October 2021, the Company borrowed the remaining $5 million committed under the Note Agreement.

On December 2, 2021, the Company amended the Note Agreement to provide for an additional borrowing commitment of $6.0 million in the form of promissory notes. On the same day, the Company borrowed $6.0 million under the third tranche, consisting of a $1.0 million note that matures on December 31, 2021 and a $5.0 million note that matures on July 1, 2023 and bear an interest at a rate per annum of 6.25% plus the greater of 3.25% or the prime rate as published by the Wall Street Journal. The Company repaid the $1.0 million note on December 31, 2021.

On December 2, 2021, the Company acquired the assets of BTB (ABC) LLC (“Betabrand”). The Company invested $7 million into Betabrand by acquiring their outstanding indebtedness.

On December 31, 2021, the Company, Betabrand and CFL entered into a Limited Liability Operating Agreement (the “LLC Agreement”). CFL invested $7 million into Betabrand for a fifty percent ownership. Additionally, CFL will provide the financing for the inventory, while the Company entered into a Master Services Agreement with Betabrand to provide eCommerce services.

57

Branded Online, Inc dba Nogin

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

(unaudited)

	September 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalent	$4,380	$16,168
Accounts receivable, net	2,422	4,027
Related party receivables, net	4,587	—
Inventory	18,072	137
Prepaid expenses and other current assets	1,908	1,024

Total current assets	31,369	21,356

Restricted cash	2,000	—
Property and equipment, net	1,787	1,656
Intangible assets, net	19	412
Investment in unconsolidated affiliate	6,437	—
Other non-current asset	664	417

Total assets	$42,276	$23,841

LIABILITIES, CONVERTIBLE REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$17,324	$6,318
Due to clients	4,144	13,348
Accrued expenses and other liabilities	5,624	3,764

Total current liabilities	27,092	23,430

Paycheck Protection Program loan payable	—	2,266
Line of credit	5,000	—
Long-term note payable, net	9,179	—
Other long-term liabilities	912	174

Total liabilities	42,183	25,870

Commitments and contingencies (Note 13)
CONVERTIBLE REDEEMABLE PREFERRED STOCK
Series A convertible, redeemable preferred stock, $0.0001 par value, 2,042,483 shares authorized, issued and outstanding, as of September 30, 2021 and December 31, 2020	4,687	4,687
Series B convertible, redeemable preferred stock, $0.0001 par value, 1,600,000 shares authorized as of September 30, 2021 and December 31, 2020 respectively; 1,459,462 shares issued and outstanding	6,502	6,502
STOCKHOLDERS’ DEFICIT
Common stock, $0.0001 par value 14,000,000 shares authorized; 9,129,358 and 9,129,358 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	1	1
Additional paid-in capital	4,356	4,308
Treasury stock	(1,330)	(1,330)
Accumulated deficit	(14,123)	(16,197)

Total stockholders’ deficit	(11,096)	(13,218)

Total liabilities, convertible redeemable preferred stock and stockholders’ deficit	$42,276	$23,841

See notes to condensed consolidated financial statements.

Branded Online, Inc dba Nogin

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(unaudited)

	Nine Months Ended September 30,
	2021	2020
Net service revenue	$31,242	$29,037
Net product revenue	19,739	—
Net service revenue from related parties	4,240	—

Total net revenue	55,221	29,037
Operating costs and expenses:
Cost of services	16,721	10,526
Cost of product revenue	7,957	—
Sales and marketing	1,205	905
Research and development	4,033	3,021
General and administrative	30,300	17,081
Depreciation and amortization	384	295

Total operating costs and expenses	60,600	31,828

Operating loss	(5,379)	(2,791)
Interest expense	(374)	(177)
Change in fair value of unconsolidated affiliate	4,937	—
Other income	2,972	1,188

Income (loss) before income taxes	2,156	(1,780)
Provision (benefit) for income taxes	82	107

Net income (loss)	$2,074	$(1,887)

Net income (loss) per common share – basic	$0.16	$(0.21)
Net income (loss) per common share – diluted	$0.16	$(0.21)
Weighted average shares outstanding – basic	9,129,358	9,129,358
Weighted average shares outstanding – diluted	9,422,979	9,129,358

See notes to condensed consolidated financial statements.

Branded Online, Inc dba Nogin

Condensed Consolidated Statements of Convertible Redeemable Preferred Stock and

Stockholders’ Deficit

(In thousands, except share data)

(unaudited)

	Convertible Redeemable Preferred Stock				Common Stock		Additional Paid-in Capital	Treasury Stock	Accumulated deficit	Total Stockholders’ (Deficit)
	Series A		Series B
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2019	2,042,483	$4,687	1,459,462	$6,502	9,129,358	$1	$4,178	$(1,330)	$(15,057)	$(12,208)
Stock-based compensation	—	—	—	—	—	—	102	—	—	102
Net loss	—	—	—	—	—	—	—	—	(1,887)	(1,887)

Balance, September 30, 2020	2,042,483	$4,687	1,459,462	$6,502	9,129,358	$1	$4,280	$(1,330)	$(16,944)	$(13,993)

Balance, December 31, 2020	2,042,483	$4,687	1,459,462	$6,502	9,129,358	$1	$4,280	$(1,330)	$(16,944)	$(13,993)
Stock-based compensation	—	—	—	—	—	—	48	—	—	48
Net income	—	—	—	—	—	—	—	—	2,074	2,074

Balance, September 30, 2021	2,042,483	$4,687	1,459,462	$6,502	9,129,358	$1	$4,356	$(1,330)	$(14,123)	$(11,096)

See notes to condensed consolidated financial statements.

Branded Online, Inc dba Nogin

Condensed Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	Nine Months Ended September 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash used in operating activities	$(22,605)	$(8,685)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(551)	(1,412)
Purchases of software	(7)	—
Investment in unconsolidated affiliate	(1,500)	—

Net cash used in investing activities	(2,058)	(1,412)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loan and notes payable	10,000	2,266
Proceeds from line of credit	121,251	73,550
Repayments of line of credit	(116,251)	(68,551)
Payment of debt issuance costs	(125)	—

Net cash provided by financing activities	14,875	7,265

NET DECREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(9,788)	(2,832)
Cash, cash equivalents and restricted cash, beginning of period	16,168	13,901

Cash, cash equivalents and restricted cash, end of period	$6,380	$11,069

RECONCILIATION OF CASH, CASH EQUIVALENTS AND RESTRICTED CASH TO AMOUNTS REPORTED WITHIN THE CONDENSED CONSOLIDATED BALANCE SHEETS:
Cash and cash equivalents	$4,380	$11,069
Restricted cash	2,000	—

Total cash, cash equivalents and restricted cash	$6,380	$11,069

See notes to condensed consolidated financial statements.

Branded Online, Inc dba Nogin

Notes to the Condensed Consolidated Financial Statements

(unaudited)

1.	OVERVIEW

Nogin (the “Company”) is an e-commerce, technology platform provider that delivers Commerce-as-a-Service (“CaaS”) solutions as a headless, flexible full stack enterprise commerce platform with cloud services and optimizations along with experts for brands and retailers that provide a unique combination of customizability and sales efficiency. The Company manages clients’ front-to-back-end operations so clients can focus on their business. The Company’s business model is based on providing a comprehensive e-commerce solution to its customers on a revenue sharing basis.

The Company’s headquarters and principal place of business are in Tustin, California.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying condensed consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The interim financial information provided is unaudited and omits certain information and note disclosures normally included in annual consolidated financial statements. The condensed consolidated financial statements reflect adjustments that are of a normal recurring nature and are necessary for the fair presentation of the financial condition, operating results, and cash flows for the interim period presented. Operating results for the nine months ended September 30, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2021. The condensed consolidated balance sheet as of December 31, 2020 was derived from the audited consolidated financial statements. These condensed consolidated financial statements and notes should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 31, 2020 contained elsewhere in the registration statement.

Liquidity

The Company’s financial statements have been prepared by management on the basis that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. As a result, these financial statements do not include any adjustments that might result from the outcome of going concern uncertainty. The Company’s due to client balance is less than its cash balance and has overall current assets in excess of current liabilities as of September 30, 2021. Further, the Company has an additional $3.0 million available under its line of credit which matures on June 30, 2023 and has additional borrowing commitments of $5.0 million under new debt facility arrangement as of September 30, 2021.

Historically, the Company has financed its operations through issuances of equity securities, revenues from services, and borrowings under its credit agreements. The Company’s principal liquidity requirements are to meet working capital needs, make debt service payments, and fund capital expenditures. The Company’s management believes even with the impacts of the global novel coronavirus (“COVID-19”) pandemic, it has the ability to continue as a going concern as, in management’s opinion, the Company has achieved a level of sales and gross margin adequate to support the Company’s cost structure.

COVID-19 Pandemic

In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic. At the onset of COVID-19, the Company anticipated an impact to the business, its financial conditions and results of operations. The Company applied for and was granted a Paycheck Protection Plan (“PPP”) loan. In addition, the

Company has taken a number of actions to mitigate the impacts of the COVID-19 pandemic on its business. The Company witnessed a large shift in consumer spending from retail stores to online stores, and as a result, there were no significant declines in the periods presented. However, the impacts of the COVID-19 pandemic will depend on future developments, including the duration and spread of the pandemic. These developments and the impacts of the COVID-19 pandemic on the financial markets and overall economy are highly uncertain and cannot be predicted.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amounts of revenue and expenses during the reporting period. The Company prepared these estimates based on the most current and best available information, but actual results could differ materially from these estimates and assumptions. Significant estimates and assumptions reflected in the financial statements include, but are not limited to, the allowance for credit losses and revenue recognition, including variable consideration for estimated reserves for returns and other allowances. Management bases its estimates on historical experience and on assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for marking judgements about the carrying value of assets and liabilities that are not readily apparent from other sources.

Restricted Cash

Restricted cash represents cash held as collateral for the Company’s purchases of certain inventory under one of the Company’s master services agreements. The collateral provides the Company with increased credit in order to purchase certain inventory. The funds can be released and available for use by the Company when it is determined the Company no longer needs the additional credit, and subsequently requesting for the funds to be released.

Accounts Receivable

The allowance for doubtful accounts was $453 thousand as of September 30, 2021 and $428 thousand as of December 31, 2020.

Inventory

Inventory is stated at the lower of cost or net realizable value and consists entirely of finished goods purchased for resale. Cost is determined using the first-in, first-out (“FIFO”) method. A reserve is established if necessary, to reduce excess or obsolete inventory to their net realizable value. These estimates are based on management’s judgment about future demand and market conditions. Once established, these adjustments are considered permanent and are not revised until the related inventory is sold or disposed.

Concentration of Risks

Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash and equity method investments. The Company maintains cash balances at financial institutions. Amounts on deposit at these institutions are secured by the Federal Deposit Insurance Corporation (“FDIC”) insurance limit. At various times, the Company has had bank deposits in excess of the FDIC’s insurance limit. The Company has not experienced any losses in its cash accounts to date. Management believes that the Company is not exposed to any significant credit risk with respect to its cash.

The Company performs ongoing credit evaluations of its customers and generally does not require collateral. As of September 30, 2021, receivables from two customers amounted to $840 thousand or 13% and

$4.6 million or 71% of accounts receivable. As of December 31, 2020, receivables from two customers amounted to $1.4 million or 45% and $1 million or 30% of accounts receivable.

Major Customers

For the nine months ended September 30, 2021 revenue from three customers amounted to $7.1 million or 13%, $10.8 million or 19%, and $14.1 million or 25% of total revenue. For the nine months ended September 30, 2020 revenue from one customer amounted to $4.3 million or 14% of total revenue.

Major Suppliers

For the nine months ended September 30, 2021, two vendors accounted for $5.5 million or 17% and $4.0 million or 13% of total purchases. For the nine months ended September 30, 2020, two vendors accounted for $2.2 million or 12% and $2.4 million or 13% of total purchases.

Investment in Unconsolidated Affiliate

Investments for which the Company can exercise significant influence but does not have control are accounted for under the equity method unless the Company elects the fair value option of accounting. The Company’s current investment in an unconsolidated affiliate as of September 30, 2021 relates to the joint venture, ModCloth Partners LLC (“ModCloth”) for which the Company owns 50% and has elected the fair value option of accounting. Changes in the fair value of the ModCloth investment, which are inclusive of equity in income, are recorded as changes in fair value of unconsolidated affiliate in the condensed consolidated statements of operations during the periods such changes occur.

ModCloth was determined to be a variable interest entity as the equity investment at risk is not sufficient to permit ModCloth to finance its activities without additional subordinated financial support. The Company has determined that it is not the primary beneficiary as the Company does not have the ability to direct the most significant activities of ModCloth. The Company’s maximum exposure to loss as a result of its investment in ModCloth is equal to its carrying value of the investment, assuming no future capital funding requirements. The Company has recorded its 50% equity interest in ModCloth as an investment in unconsolidated affiliate under the fair value option of accounting due to its significant influence.

Revenue Recognition

On January 1, 2020, the Company adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers and applied the concepts to all contracts which were not completed as of January 1, 2020, using the modified retrospective method. The adoption of ASU No. 2014-09 did not result in a change to the timing or amount of revenue recognized.

Under the new revenue standard, the Company recognizes revenue when control of the promised goods or services is transferred to the Company’s customers, in an amount that reflects the consideration it expects to be entitled to in exchange for those goods or services. The Company determines revenue recognition through the following steps:

•	Identification of a contract with a customer,

•	Identification of the performance obligations in the contract,

•	Determination of the transaction price,

•	Allocation of the transaction price to the performance obligations in the contract, and

•	Recognition of revenue when or as the performance obligations are satisfied.

A performance obligation is a promise in a contract to transfer a distinct product. Performance obligations promised in a contract are identified based on the goods that will be transferred that are both capable of being distinct and are distinct in the context of the contract, whereby the transfer of the goods is separately identifiable from other promises in the contract. Performance obligations include establishing and maintaining customer online stores, providing access to the Company’s e-commerce platform, customer service support, photography services, warehousing, and fulfillment. Most of the contracts of the Company with customers contain multiple performance obligations, which may result in multiple performance obligations, while others are combined into one performance obligation. For contracts with customers, the Company accounts for individual performance obligations separately if they are distinct. The transaction price is allocated to the separate performance obligations on a relative standalone selling price basis. The Company determines the standalone selling prices based on its overall pricing objectives, taking into consideration market conditions and other factors.

The Company has concluded the sale of goods and related shipping and handling on behalf of our customers are accounted for as a single performance obligation, while the expenses incurred for actual shipping charges are included in cost of sales.

The Company’s revenue is mainly commission fees derived from contractually committed gross revenue processed by customers on the Company’s e-commerce platform. The Company is acting as an agent in these arrangements and customers do not have the contractual right to take possession of the Company’s software. Revenue is recognized in an amount that reflects the consideration that the Company expects to ultimately receive in exchange for those promised goods, net of expected discounts for sales promotions and customary allowances.

CaaS Revenue is recognized on a net basis from maintaining e-commerce platforms and online orders, as the Company is engaged primarily in an agency relationship with its customers and earns defined amounts based on the individual contractual terms for the customer and the Company does not take possession of the customers’ inventory or any credit risks relating to the products sold.

Variable consideration is included in revenue for potential product returns. The Company uses an estimate to constrain revenue for the expected variable consideration at each period end. The Company reviews and updates its estimates and related accruals of variable consideration each period based on the terms of the agreements, historical experience, and expected levels of returns. Any uncertainties in the ultimate resolution of variable consideration due to factors outside of the Company’s influence are typically resolved within a short timeframe therefore not requiring any additional constraint on the variable consideration.

Payment terms and conditions are generally consistent for customers, including credit terms to customers ranging from seven days to 60 days, and the Company’s contracts do not include any significant financing component. The Company performs credit evaluations of customers and evaluates the need for allowances for potential credit losses based on historical experience, as well as current and expected general economic conditions.

Sales taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and, therefore, are excluded from net revenue in the condensed consolidated statements of operations.

Commerce as a Service

As noted above, the Company’s main revenue stream is “Commerce as a Service” revenue in which it receives commission fees derived from contractually committed gross revenue processed by customers on the Company’s e-commerce platform. Consideration for online sales is collected directly from the end customer by the Company and amounts not owed to the Company are remitted to the customer. Revenue is recognized on a net basis from maintaining e-commerce platforms and online orders, as the Company is engaged in an agency relationship with its customers and earns defined amounts based on the individual contractual terms for the customer and the Company does not take possession of the customers’ inventory or any credit risks relating to the products sold.

Product revenue

Under one of the Company’s Master Services Agreements, the Company is the owner of inventory and reseller of record. As a result, the Company is the principal in sales to end customers and records these revenues on a gross basis at a point in time.

Fulfillment services

Revenue for business-to-business (“B2B”) fulfillment services is recognized on a gross basis either at a point in time or over a point in time. For example, inbound and outbound services are recognized when the service is complete, while monthly storage services are recognized over the service period.

Marketing services

Revenue for marketing services is recognized on a gross basis as marketing services are complete. Performance obligations include providing marketing and program management such as procurement and implementation.

Shipping services

Revenue for shipping services is recognized on a gross basis as shipments are completed and products are shipped to end customers.

Set up and implementation services

The Company provides set up and implementation services for new clients. The revenue is recognized on a gross basis at the completion of the service, with the unearned amounts received for incomplete services recorded as deferred revenue, if any.

Other services

Revenue for other services such as photography, business to customer (“B2C”) fulfillment, customer service, development and web design are reimbursable costs and recognized on the gross basis, and are services rendered as part of the performance obligations to clients for which an online platform and online orders are managed. All reimbursable costs are the responsibility of the Company as the Company uses such services to fulfill its performance obligations.

Cost of Services

Cost of services reflects costs directly related to providing services under the master service agreements with customers, which primarily includes service provider costs directly related to processing revenue transactions, marketing expenses and shipping and handling expenses which correspond to marketing and shipping revenues, as well as credit card merchant fees. Cost of services is exclusive of depreciation and amortization and general salaries and related expenses.

Cost of Product Revenue

Cost of product revenue reflects costs directly related to selling inventory acquired from select clients, which primarily includes product cost, warehousing costs, fulfillment costs, credit card merchant fees and third-party royalty costs. Cost of product revenue is exclusive of depreciation and amortization and general salaries and related expenses.

Fair Value Measurement

The Company applies the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 820, Fair Value Measurements and Disclosures (“ASC 820”), which provides a single authoritative definition of fair value, sets out a framework for measuring fair value, and expands on required disclosures about fair value measurement.

The Company applies the provisions of ASC 820 to all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis.

The Company defines fair value is an exit price, representing the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability.

Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities.

•

Level 2 — Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 — Inputs that are generally unobservable and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.

In determining fair value, the Company utilized valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as considers counter party credit risk and nonperformance risk in its assessment of fair value.

The carrying value of the Company’s short-term financial instruments, such as cash and cash equivalents, restricted cash, accounts receivable, notes payable, and accounts payable, approximate the fair value due to the immediate or short-term maturity of these instruments. The carrying value of the Company’s long-term debt approximates fair value as the interest rate on the Company’s secured credit facility and certain other debt has a variable component, which is reflective of the market.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (ASC Topic 842), a comprehensive new lease recognition standard which will supersede previous existing lease recognition guidance. Under the standard, lessees will need to recognize a right-of use asset and a lease liability for leases with terms greater than twelve months. The liability will be equal to the present value of lease payments. The asset will be based on the liability, subject to adjustment, such as for initial direct costs. For income statement purposes, leases will be required to be classified as either operating or finance. Operating leases will result in straight-line expense (similar to current operating leases) while finance leases will result in a front-loaded expense pattern (similar to current capital leases). The standard is effective for fiscal periods beginning after December 15, 2021 and requires a modified retrospective adoption. The Company is currently evaluating the impact the adoption of this standard will have on the financial statements.

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments—Credit Losses” (Topic 326). The FASB issued this update to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. The amendments in this update replace the existing guidance of incurred loss impairment methodology with an approach that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. In November 2018, the FASB issued ASU 2018-19, “Codification Improvements to Topic 326, Financial Instruments—Credit Losses,” which clarifies the scope of guidance in the ASU 2016-13. The updated guidance is effective for annual periods beginning after December 15, 2022 and interim periods within fiscal years beginning after December 15, 2023. The Company is currently evaluating the impact the adoption of this standard will have on the financial statements.

In December 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-12, Simplifying the Accounting for Income Taxes, which eliminates certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating taxes during the quarters and the recognition of deferred tax liabilities for outside basis differences. This guidance also simplifies aspects of the accounting for franchise taxes and changes in tax laws or rates, as well as clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. ASU 2020-12 is effective for the Company beginning January 1, 2022. The Company is currently evaluating the impact that ASU 2020-12 may have on the financial statements.

In August 2021, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2021-06 Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which improves Convertible Instruments and Contracts in an Entity’s Own Equity and is expected to improve financial reporting associated with accounting for convertible instruments and contracts in an entity’s own equity. The ASU simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. Consequently, more convertible debt instruments will be reported as a single liability instrument and more convertible preferred stock as a single equity instrument with no separate accounting for embedded conversion features. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contracts to qualify for it.

The ASU also simplifies the diluted earnings per share (EPS) calculation in certain areas. ASU 2021-06 is effective for the Company beginning January 1, 2024, with early adoption permitted as of January 1, 2021. The Company is currently evaluating the impact that ASU 2021-06 may have on our financial statements.

Other recently issued accounting standards are not expected to have a material effect on the Company’s financial statements.

3.	PROPERTY AND EQUIPMENT

Property and equipment, net as of September 30, 2021 and December 31, 2020, consisted of the following (in thousands):

	September 30, 2021	December 31, 2020
Furniture and equipment	$2,042	$1,862
Leasehold improvements	520	520

Property, plant, and equipment, gross	2,562	2,382
Less accumulated depreciation	(774)	(726)

Property and equipment, net	$1,787	$1,656

Depreciation expense for property and equipment for the nine months ended September 30, 2021 and 2020 was $343 thousand and $225 thousand, respectively.

4.	INTANGIBLE ASSETS

The Company entered into a three-year master service agreement with a new customer for a $2.0 million contract acquisition fee on July 16, 2018. The agreement resulted in the acquisition of nine new contracts with different companies and brands. The cost is amortized over a three-year period, resulting in an expense of $361 thousand and $500 thousand for the nine months ended September 30, 2021 and 2020, respectively.

Amortization expense for capitalized software for the nine months ended September 30, 2021 and 2020 was $40 thousand and $70 thousand, respectively.

As of September 30, 2021 and December 31, 2020, intangible assets consist of the following (in thousands):

	September 30, 2021	December 31, 2020
Contract acquisition cost	$2,000	$2,000
Software	78	320

	2,078	2,320
Less: Accumulated amortization	(2,059)	(1,908)

	$19	$412

5.	INVESTMENT IN UNCONSOLIDATED AFFILIATE

On April 6, 2021, the Company and Tiger Capital Group, LLC (“Tiger Capital”) formed a joint venture, Modcloth Partners, LLC. (“Modcloth”). The Company and Tiger Capital each contributed $1.5 million into Modcloth and the Company will own 50% of the outstanding membership units. Tiger Capital will provide the financing for the inventory, while the Company entered into a Master Services Agreement with Modcloth to provide the eCommerce services (see Note 10). The Company accounts for its investment in ModCloth under the fair value option of accounting. As of September 30, 2021, the investment balance related to ModCloth was $6.4 million and was included in investment in unconsolidated affiliate on the condensed consolidated balance sheets. For the nine months ended September 30, 2021, the Company recorded a fair value adjustment related to its ModCloth investment of $4,937 included in changes in fair value of unconsolidated affiliate on the condensed consolidated statements of operations.

The following table presents summarized financial information for ModCloth from formation through September 30, 2021 (in thousands):

April 6, 2021 through September 30, 2021
Net revenue	$14,933
Gross margin	$5,539
Net loss	$(5,689)

The Company’s ModCloth investment is a Level 3 fair value measurement. The Company utilized the following valuation methods to conclude on the fair value as of September 30, 2021:

•	Discounted Cash Flow — The key unobservable input utilized was a discount rate of 18%.

•	Guideline Public Company Method — The Company utilized a revenue multiple of 0.70x on current period forecasted revenues. The revenue multiple was derived from public peers of the Company.

•

Guideline Transaction Method — The Company utilized a revenue multiple of 0.73x on current period forecasted revenues. The revenue multiple was derived from public transactions in which the target companies were similar to the Company.

The following table summarizes the changes in the ModCloth investment Level 3 fair value measurement (in thousands):

Balance as of December 31, 2020	$—
Contribution	1,500
Change in fair value	4,937

Balance as of September 30, 2021	$6,437

6.	LONG-TERM DEBT

Line of credit

Effective January 14, 2015, the company entered into a Revolving Credit Agreement with a financial institution that provided maximum borrowing under a revolving loan commitment of up to $2 million, bearing an interest rate of 2% plus prime rate as published by the Wall Street Journal. Effective July 3, 2020, the Company renewed the line of credit with the financial institution through May 31, 2021 that provided maximum borrowing under a revolving loan commitment of up to $5 million. In May 2021 the maturity date was extended to June 30, 2021 and then further extended to July 31, 2021. The line was then renewed on July 21, 2021 with an expanded credit limit of $8 million, a new maturity date of June 30, 2023 and an amended per annum interest rate of the greater of 2.25% plus prime rate as published by the Wall Street Journal or 5.50%. The Company has $5 million due on its line of credit as of September 30, 2021. The line of credit contains covenants regarding certain financial statement amounts and ratios of the Company. As of September 30, 2021 and December 31, 2020, the Company was in compliance with the financial statement covenants.

Effective July 19, 2018, the Company entered into a Revolving Credit Agreement with another financial institution that provided maximum borrowing under a revolving loan commitment of up to $3 million. It is secured by substantially all assets of the Company. The line bears an interest rate of 0.0415% per day, or approximately 15% per annum. The line of credit matured July 19, 2020 and the Company did not renew the agreement.

Paycheck Protection Program Loan

On April 14, 2020, the Company received loan proceeds of $2.3 million, maturing on April 22, 2022 with an annual interest rate of 1% pursuant to the Paycheck Protection Program (the “PPP Loan”) under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) and administered by the U.S. Small Business Administration (“SBA”). The balance as of December 31, 2020 of $2.3 million is included in Paycheck Protection Program loan payable on the condensed consolidated balance sheets. On September 17, 2021, the PPP Loan was forgiven in full including accrued interest thereon. As such, the Company recorded a gain on loan forgiveness during the nine months ended September 30, 2021 of $2.3 million included in other income in the condensed consolidated statements of operations.

Notes Payable

On August 11, 2021, the Company entered into a loan and security agreement (“Note Agreement”) with a financial institution that provided for a borrowing commitment of $15 million in the form of promissory notes. In August 2021, the Company borrowed $10 million under the first tranche (“First Tranche Notes”). The Note Agreement has a commitment for additional second tranche borrowings of $5 million through June 30, 2022. Subsequent to quarter end, in October 2021 the Company borrowed the remaining $5 million committed under the Note Agreement. The borrowings under the Note Agreement are secured by substantially all assets of the Company.

The First Tranche Notes mature on September 1, 2026 and bear an interest at a rate per annum of 6.25% plus the greater of 3.25% or the prime rate as published by the Wall Street Journal. The Company is required to make interest only payments on the first of each month beginning October 1, 2021. Beginning October 1, 2023 the Company is required to make principal payments of $278 thousand plus accrued interest on the first of each month through maturity. Upon payment in full of the First Tranche Notes, the Company is required to pay an exit fee (“Exit Fee”) of $600 thousand. In connection with the Note Agreement, the Company issued warrants to purchase up to 33,357 shares of common stock of the Company (the “Warrants”) at an exercise price of $0.01 per share. See below for further discussion of the Warrants. On the date of issuance, the Company recorded the fair value of the Warrants as a discount to the First Tranche Notes which is being amortized into interest expense over the term of the First Tranche Notes using the effective interest method. The issuance costs are deferred over the repayment term of the debt. Deferred issuance costs relate to the Company’s debt instruments, the short-term and long-term portions are reflected as a deduction from the carrying amount of the related debt.

The components of the long-term notes payable, net as of September 30, 2021 are as follows:

September 30, 2021
First Tranche Notes	$10,000
First Tranche Notes Exit Fee payment	600

10,600
Less: Unamortized Exit Fee payment	(583)
Less: Unamortized warrant discount	(717)
Less: Unamortized debt issuance costs	(121)

$9,179

Scheduled maturities for the First Tranche Notes, inclusive of Exit Fee payments of the Company’s long-term notes payable as of September 30, 2021 were as follows:

As of September 30, 2021
2021 (remaining payments)	$—
2022	—
2023	833
2024	3,333
2025	3,333
Thereafter	3,101

Total	$10,600

7.	WARRANTS

In connection with the Note Agreement, on August 11, 2021, the Company granted Warrants to purchase up to 33,357 shares of common stock at a price of $0.01 per share. The Warrants are exercisable at any time through the 10th anniversary from the date of grant. The Warrants have customary anti-dilution provisions for stock splits, stock dividends and recapitalizations of the Company’s common stock. The Warrants have been determined to be liability classified as the exercise price may be reduced and result in the issuance of additional shares in connection with the sale of the Company if such warrants are not assumed. The warrants were initially recorded at fair value with a corresponding debt discount (see Note 6) at grant date and are subsequently remeasured to fair value each reporting period with changes in fair value recognized in the condensed consolidated statements of operations. The fair value of the warrant liability as of September 30, 2021 is $738 thousand and is included in other long-term liabilities in the condensed consolidated balance sheets. As of September 30, 2021, there was no change in the fair value from the grant date and none of the warrants have been exercised.

The Company has determined the warrant liability to be a Level 3 fair value measurement. The Company utilizes the Black-Scholes-Merton (“Black-Scholes”) model to determine the fair value of the Warrants at each reporting date. The significant inputs utilized in the Black-Scholes model as of September 30, 2021, which were the same inputs utilized to initially value the Warrants on the grant date, were as follows:

September 30, 2021
Common Stock Fair Value Per Share	$22.13
Exercise Price Per Share	0.01
Volatility	75.7%
Risk-free rate	0.53%
Expected Dividend Rate	0.0%

The expected dividend rate is 0.0% as the Company has not and does not intend to pay dividends. The Company utilized the probability weighted expected return method (“PWERM”) to value the Company’s common stock. The Company’s common stock fair value per share under the PWERM was determined by applying a probability weighting to a stay-private scenario and a sale scenario. The probability weighted common stock fair value was applied a blended discount for lack of marketability of 23% to arrive at the concluded common stock fair value included in the Black-Scholes model.

The following table summarizes the changes in the warrant liability included in other long-term liabilities (in thousands):

Balance as of December 31, 2020	$—
Fair value of Warrants at inception of Note Agreement	738
Change in fair value of warrant liability	—

Balance as of September 30, 2021	$738

In addition, the Company had also granted warrants in 2017 and 2018 to purchase 100,000 shares of common stock at a price of $0.96 per share. 75,000 of such warrants expire on January 12, 2027 and the remaining 25,000 expire on July 20, 2028. The warrants are exercisable at the Holder’s option at any time. Any shares not exercised at time of an acquisition will automatically be deemed to be cashless exercises. Under the applicable accounting literature, these warrants meet the criteria to be classified as permanent equity within the equity section of the consolidated balance sheet.

8.	REVENUE

Disaggregation of Revenue

The Company has four major streams of revenue. CaaS service revenue, product revenue and shipping revenue are considered transferred to customers at the point of sale. Marketing and other revenue (other than B2C fulfillment services for rental space) is considered transferred to customers when services are performed. Thus, these revenues streams are recognized at a point in time. B2C fulfillment services for rental space is recognized over time.

The following table presents a disaggregation of the Company’s revenues by revenue source for the nine months ended September 30, 2021 and 2020 (in thousands):

	September 30, 2021	September 30, 2020
Commerce as a service revenue	$13,791	$13,340
Product revenue	19,739	—
Marketing revenue	13,127	7,677
Shipping revenue	4,405	3,608
Other revenue	4,159	4,412

Total revenue	$55,221	$29,037

9.	INCOME TAXES

The income tax expense for the nine months ended September 30, 2021 and 2020, differs from the income taxes expected at the U.S. federal statutory tax rate of 21%, primarily due to state taxes and additional valuation allowance as well as the PPP Loan forgiveness specifically for the nine months ended September 30, 2021.

10.	RELATED PARTY TRANSACTIONS

The Company provides services to its joint venture, ModCloth under a Master Services agreement which was entered into in April 2021. Sales to ModCloth represented $4.2 million of revenue during the nine months ended September 30, 2021. As of September 30, 2021, receivables from ModCloth of $4.6 million were included in related party receivables, net on the condensed consolidated balance sheets.

11.	SEGMENT REPORTING

The Company conducts business domestically and our revenue is managed on a consolidated basis. Our Chief Executive Officer, who is our Chief Operating Decision Maker, reviews financial information presented on a consolidated basis for purposes of allocating resources and evaluating financial performance. There are no segment managers who are held accountable for operations, operating results, and plans for levels, components, or types of products or services below the consolidated unit level. Accordingly, the Company is considered to be a single reportable segment.

All of the Company’s long-lived assets and external customers are located within the United States.

12.	EARNINGS PER SHARE

Basic and diluted net income (loss) per share are computed using the two-class method as required when there are participating securities. The Company’s redeemable convertible preferred stock are participating securities as the holders of the redeemable convertible preferred stock are entitled to participate with in dividends with common stock. In periods of net income, net income is attributed to common stockholders and participating securities based on their participating rights. Net losses are not allocated to the participating securities as the participating securities do not have a contractual obligation to share in any losses. The following table presents the Company’s basic and diluted net income (loss) per share:

	Nine Months ended September 30,
(In thousands, except share and per share amounts)	2021	2020
Numerator: Basic EPS
Net income (loss)	$2,074	$(1,887)
Less: Undistributed earnings attributable to participating securities	(581)	—

Net income (loss) attributable to common stockholders-basic	$1,493	$(1,887)

Denominator: Basic EPS
Weighted average shares of common stock outstanding-basic	9,129,358	9,129,358

Net income (loss) per share attributable to common stock-basic	$0.16	$(0.21)

	Nine Months ended September 30,
(In thousands, except share and per share amounts)	2021	2020
Numerator: Diluted EPS
Net income attributable to common stockholders-basic	$1,493	$(1,887)
Denominator: Diluted EPS
Weighted average shares of common stock outstanding-basic	9,129,358	9,129,358
Dilutive potential shares of common stock:
Options to purchase shares of common stock	167,805	—
Warrants to purchase shares of common stock	125,816	—

Weighted average shares of common stock outstanding-diluted	9,422,979	9,129,358
Net income (loss) per share attributable to common stock-diluted	$0.16	$(0.21)

The Company’s potentially dilutive securities below, have been excluded from the computation of diluted net earnings (loss) per share as they would be anti-dilutive.

Weighted-average number of potentially anti-dilutive shares excluded from calculation of earnings per share

	Nine Months ended September 30,
	2021	2020
Series A convertible, redeemable preferred shares	2,042,483	2,042,483
Series B convertible, redeemable preferred shares	1,459,462	1,459,562
Stock-based compensation awards	—	202,212
Outstanding warrants	—	100,000

13.	COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company has entered into lease agreements for offices and warehouses located in California.

As of September 30, 2021, the monthly lease payments for the leases range from approximately $35 thousand to approximately $82 thousand and the leases expire at various times through November 2028. Some of the leases contain renewal options.

Minimum rent payments under all operating leases are recognized on a straight-line basis over the term of the lease including any periods of free rent, and any difference between rental payments and straight-line is recognized as deferred rent in the accompanying consolidated balance sheet.

Rent expense for the nine months ended September 30, 2021 and 2020 was approximately $2.7 million and $2.0 million, respectively, and is included in general and administrative expenses in the condensed consolidated statements of operations.

In July 2018, the Company assumed the operating lease for office space of the entity with which an asset purchase agreement (APA) was executed. The monthly lease payment is $75 thousand and expires in May 2023. The future minimum lease payments are included in the table below. The Company subleased the office space to a third-party in December 2018 for approximately $87 thousand per month. The sublease agreement will expire in May 2023. Future rental income is as follows: approximately $1.0 million per year during 2021 – 2022 and approximately $435 thousand in 2023.

Future minimum lease payments under non-cancelable terms are as follows (in thousands):

As of September 30, 2021
2021 (remaining payments)	$630
2022	3,017
2023	1,272
2024	873
2025	900
Thereafter	2,779

Total minimum lease payments	$9,471

Litigation

In the ordinary course of business, the Company may face various claims brought by third parties and the Company may, from time to time, make claims or take legal actions to assert its rights, including intellectual property disputes, contractual disputes, and other commercial disputes. Any of these claims could subject the Company to litigation. As of September 30, 2021 there are no claims that would cause a material impact on the condensed consolidated financial statements.

Indemnities

The Company’s directors and officers agreements require us, among other things, to indemnify the director or officer against specified expenses and liabilities, such as attorneys’ fees, judgments, fines and settlements, paid by the individual in connection with any action, suit or proceeding arising out of the individual’s status or service as our director or officer, other than liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest, and to advance expenses incurred by the individual in connection with any proceeding against the individual with respect to which the individual may be entitled to indemnification by the Company. The Company also indemnifies its lessor in connection with its facility lease for certain claims arising from the use of the facilities.

These indemnities do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. Historically, the Company has not incurred any payments for these obligations and, therefore, no liabilities have been recorded for these indemnities in the accompanying condensed consolidated balance sheets.

14.	SUBSEQUENT EVENTS

The Company has evaluated the impact of subsequent events through February 14, 2022, which is the date the financial statements were available to be issued.

As discussed in Note 6 in October 2021, the Company borrowed the remaining $5 million committed under the Note Agreement.

On December 2, 2021, the Company amended the Note Agreement to provide for an additional borrowing commitment of $6.0 million in the form of promissory notes. On the same day, the Company borrowed $6.0 million under the third tranche, consisting of a $1.0 million note that matures on December 31, 2021 and a

$5.0 million note that matures on July 1, 2023 and bear an interest at a rate per annum of 6.25% plus the greater of 3.25% or the prime rate as published by the Wall Street Journal. The Company repaid the $1.0 million note on December 31, 2021.

On December 2, 2021, the Company acquired the assets of BTB (ABC) LLC (“Betabrand”). The Company invested $7 million into Betabrand by acquiring their outstanding indebtedness.

On December 31, 2021, the Company, Betabrand and CFL entered into a Limited Liability Operating Agreement (the “LLC Agreement”). CFL invested $7 million into Betabrand for a fifty percent ownership. Additionally, CFL will provide the financing for the inventory, while the Company entered into a Master Services Agreement with Betabrand to provide the eCommerce services.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SOFTWARE ACQUISITION GROUP INC. III,

NUEVO MERGER SUB, INC.,

and

BRANDED ONLINE, INC. dba Nogin

Dated as of February 14, 2022

ii

iii

LIST OF EXHIBITS

Exhibit A	Definitions
Exhibit B	Sponsor Support Agreement
Exhibit C	Form of Company Support Agreement
Exhibit D	Form of Amended and Restated Certificate of Incorporation of Parent
Exhibit E	Form of Amended and Restated Bylaws of Parent
Exhibit F	Form of Omnibus Incentive Plan
Exhibit G	Form of Registration Rights Agreement

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated February 14, 2022 (this “Agreement”), is made and entered into by and among Software Acquisition Group Inc. III, a Delaware corporation (“Parent”), Nuevo Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub” together with Parent, the “Parent Parties”), and Branded Online, Inc. dba Nogin, a Delaware corporation (the “Company”). Parent, Merger Sub and the Company are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties”. Capitalized terms used in this Agreement shall have the meanings ascribed to them in Exhibit A attached hereto.

WHEREAS, the Company Stockholders own all of the issued and outstanding shares of capital stock of the Company;

WHEREAS, upon the terms and subject to the conditions of this Agreement, the Parties intend to enter into a business combination transaction pursuant to which, in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall merge with and into the Company, with the Company surviving such merger (the “Merger”), whereby each issued and outstanding share of Company Stock will be exchanged for Parent Common Stock as further described herein;

WHEREAS, as a result of the Merger, the Company will become a wholly-owned Subsidiary of Parent (the “Surviving Company”), a publicly traded company;

WHEREAS, the Board of Directors of Parent has (a) determined that it is in the best interests of Parent and its stockholders for Parent to enter into this Agreement and the Ancillary Agreements, (b) unanimously approved the execution and delivery of this Agreement and the Ancillary Agreements, Parent’s performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, including the Merger, and (c) recommended adoption and approval of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby by the stockholders of Parent;

WHEREAS, the Board of Directors of Merger Sub has unanimously approved this Agreement and the Ancillary Agreements and declared it advisable for Merger Sub to enter into this Agreement and the Ancillary Agreements;

WHEREAS, Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and the Ancillary Agreements, the Merger and the transactions contemplated by this Agreement and the Ancillary Agreements pursuant to action taken by unanimous written consent in accordance with the requirements of the DGCL and the Organizational Documents of Merger Sub;

WHEREAS, the Board of Directors of the Company has (a) determined that it is in the best interests of the Company and the Company Stockholders for the Company to enter into this Agreement and the Ancillary Agreements to which it is a party, (b) unanimously approved the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party, the Company’s performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, including the Merger, and (c) recommended adoption and approval of this Agreement and the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby by the Company Stockholders;

WHEREAS, concurrently with the execution of this Agreement and in accordance with the terms hereof, in connection with the Transactions, SWAG Sponsor has entered into a Sponsor Support Agreement, dated as of the date hereof (the “Sponsor Agreement”), with the Company and Parent, in the form set forth on Exhibit B hereto;

WHEREAS, concurrently with the execution of this Agreement and in accordance with the terms hereof, in connection with the Transactions, Company Stockholders representing shares of Company Stock sufficient to obtain the Requisite Company Approvals have entered into a Company Support Agreement, dated as of the date hereof (the “Support Agreement”), with the Company and Parent, in the form set forth on Exhibit C hereto;

WHEREAS, following the date hereof and prior to Closing, Parent and the Company may enter into subscription agreements (as amended or modified from time to time, collectively, the “Subscription Agreements”) with certain investors (collectively, the “Subscribers”), pursuant to which, among other things, each Subscriber is expected to agree to subscribe for and purchase on the Closing Date immediately prior to the Merger, and Parent or the Company, as the case may be, is expected to agree to issue and sell to each such Subscriber on the Closing Date immediately prior to the Merger, the number of shares of Parent Common Stock or such other security as set forth in the applicable Subscription Agreement in exchange for the purchase price set forth therein, in each case, on the terms and subject to the conditions set forth in the applicable Subscription Agreement;

WHEREAS, as a condition to the consummation of the transactions contemplated hereby and in accordance with the terms hereof, Parent shall provide an opportunity to its stockholders to have their Offering Shares redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement and Parent’s Organizational Documents in conjunction with obtaining approval from the stockholders of Parent for the transactions contemplated hereby (collectively with the other transactions, authorization and approvals set forth in the Proxy Statement, the “Offer”);

WHEREAS, prior to the consummation of the Transactions, all of the Company Warrants (as defined below) will be exercised in full on a cash or cashless basis or terminated without exercise, as applicable, in accordance with their respective terms (the “Warrant Settlement”);

WHEREAS, immediately prior to the consummation of the Transactions, Parent shall adopt the amended and restated bylaws (the “A&R Bylaws”) in the form set forth on Exhibit D hereto;

WHEREAS, immediately prior to the consummation of the Transactions, Parent shall, subject to obtaining the Parent Stockholder Approval, adopt the amended and restated certificate of incorporation (the “A&R Charter”) in the form set forth on Exhibit E hereto;

WHEREAS, for U.S. federal income Tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code to which each of Parent, Company and Merger Sub are parties pursuant to Section 368(b) of the Code and that this Agreement constitutes a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and other agreements in connection with the foregoing and also prescribe certain conditions to the Mergers as specified herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth in this Agreement, and intending to be legally bound hereby, each Party hereby agrees:

ARTICLE I

THE MERGER

Section 1.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, Merger Sub will merge with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub will cease and the Company will continue as the Surviving Company and as a wholly-owned Subsidiary of Parent; provided, that notwithstanding the Merger, the Company will not be included within the meaning of the term Parent Parties for purposes of this Agreement.

Section 1.2    Effective Time. Upon the terms and subject to the provisions of this Agreement, as soon as practicable following the Closing, and on the Closing Date, the Parties shall cause the Merger to be consummated by filing a certificate of merger in form and substance reasonably acceptable to the Company and Parent (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Merger will be effective at such time as the Parties duly file the Certificate of Merger with the Secretary of State of the State of Delaware or at such other date or time as Parent and the Company agree in writing and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.3    Effect of the Merger. The Merger will have the effect set forth in this Agreement and the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject hereto, at the Effective Time, all property, rights, privileges, immunities, powers and franchises of Merger Sub will vest in the Surviving Company, and all claims, obligations, restrictions, disabilities, liabilities, debts and duties of Merger Sub will become the claims, obligations, restrictions, disabilities, liabilities, debts and duties of the Surviving Company.

Section 1.4    Governing Documents. At the Effective Time, Parent shall cause the Organizational Documents of the Surviving Company to be amended in their entirety to contain the provisions set forth in the Organizational Documents of Merger Sub, as in effect immediately prior to the Effective Time.

Section 1.5    Directors and Officers. At the Effective Time, the directors and officers set forth in Section 1.5 of the Parent Disclosure Schedule will become the directors and officers of the Surviving Company and Parent and will remain the directors and officers of the Surviving Company and Parent after the Merger, until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal.

ARTICLE II

MERGER CONSIDERATION; CONVERSION OF SECURITIES

Section 2.1    Calculation of the Merger Consideration. At the Closing, (i) with respect to the Company Stock and vested Company Options, Parent shall issue, or cause to be issued, shares of Parent Common Stock and vested Parent Options, as applicable, with an aggregate value equal to the Base Exchange Value, (ii) Parent shall pay the Cash Consideration Amount to the Company Stockholders determined in accordance with the procedures in this Article II and the Distribution Waterfall (the amounts described in the foregoing clauses (i) and (ii), collectively, the “Merger Consideration”), and (iii) Parent shall assume the vested and unvested Company Options in accordance with Section 2.4. At the Closing, the Company shall deliver, or cause to be delivered, to Parent the Distribution Waterfall in accordance with this Agreement.

Section 2.2    Payment of the Merger Consideration. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, in trust for the benefit of the Company Stockholders, (i) evidence of book-entry shares representing a number of whole shares of Parent Common Stock equal to the aggregate Stock Amount deliverable to the Company Stockholders pursuant to this Article II and (ii) the Cash Consideration Amount owed to the Company Stockholders. Any such shares of Parent Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Agent Fund”. The Exchange Agent Fund shall be subject to the terms of this Agreement and the Exchange Agent Agreement. Subject to Section 2.5, at the Closing, Parent shall cause to be issued or paid from the Exchange Agent Fund to each Company Stockholder that holds Company Stock (other than shares of Company Stock to be canceled pursuant to Section 2.3(b) and any Company Dissenting Shares) immediately prior to the Effective Time, evidence of book-entry shares representing the number of shares of the aggregate Stock Amount in respect of such Company Stock held by such Company Stockholder and the applicable portion of the Cash Consideration Amount. Notwithstanding anything to the contrary in this Agreement, under no circumstances shall Parent be required to pay more than the Merger Consideration as calculated in accordance with Section 2.1.

Section 2.3    Conversion of Company Securities. At the Effective Time (and for the avoidance of doubt, following the Warrant Settlement), by virtue of the Merger and without any action on the part of any Party or the holders of any of the following securities:

(a)    Conversion of Company Stock. Each issued and outstanding share of Company Stock (including Company Stock resulting from the Warrant Settlement), excluding shares of Company Stock to be canceled pursuant to Section 2.3(b) and any Company Dissenting Shares, will be canceled and convert automatically into the right to receive:

(i)    if the holder of such share of Company Stock makes a proper election (a “Cash Election”) to receive Merger Consideration in the form of cash (“Cash Merger Consideration”) with respect to such share of Company Stock pursuant to Section 2.6 (each such share of Company Stock, a “Cash Electing Share” and each such Company Stockholder that has made a Cash Election, a “Cash Electing Stockholder”), an amount in cash for such Cash Electing Share, without interest, equal to the Per Share Cash Consideration as set forth on the Distribution Waterfall; and

(ii)    for each share of Company Stock that is not a Cash Electing Share (including if the Company Stockholder fails to make a Cash Election in accordance with the procedures set forth in Section 2.6), a number of shares of Parent Common Stock equal to the Per Share Stock Amount as set forth on the Distribution Waterfall.

(b)    Cancellation of Treasury Stock and Company-Owned Stock. Each share of Company Stock held in the treasury of the Company will be canceled automatically without conversion thereof and no payment or distribution will be made with respect thereto.

(c)    Equity Interests of Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any shares of capital stock of the Company or Merger Sub, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and nonassessable share of common stock of the Company and shall constitute the only outstanding shares of capital stock of the Company.

Section 2.4    Treatment of Company Options.

(a)    As of immediately prior to the Effective Time, each Company Option, whether or not then vested and exercisable, shall, automatically by virtue of the occurrence of the Effective Time and without any action on the part of the Company, Parent or the holder thereof, cease to represent an option to purchase shares of Company Common Stock and shall be converted into the right to receive an option (a “Parent Option”) (i) with respect to a number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of (A) the applicable number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (B) the Per Share Stock Amount, (ii) at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of Company Common Stock of such Company Option immediately prior to the Effective Time and (B) the Per Share Stock Amount; provided that the exercise price of and the number of shares of Parent Common Stock subject to the Assumed Options shall be determined in a manner consistent with the requirements of Section 409A of the Code and in the case of any Company Option to which Section 422 of the Code applies, the exercise price of and number of shares subject to the Parent Option shall be subject to such adjustments as are necessary in order to satisfy the requirements of Treasury Regulations Section 1.424-1(a). Except as otherwise provided in this Section 2.4, each Parent Option assumed and converted pursuant to this Section 2.4 shall be subject to the terms and conditions of the same vesting and exercise terms and conditions as applied to the corresponding Company Option immediately prior to the Effective Time.

(b)    Prior to the Effective Time, the Company shall take all actions as are necessary to effectuate the treatment of the Company Options pursuant to this Section 2.4.

(c)    Parent shall reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Parent Options assumed in accordance with this Section 2.4.

Section 2.5    Exchange Procedures for Company Stockholders.

(a)    Payment Procedures. Prior to the Closing, the Company shall mail or otherwise deliver, or shall cause the Exchange Agent to mail or otherwise deliver, to each holder of Company Stock (taking into account the Warrant Settlement) evidenced by certificates entitled to receive the Merger Consideration pursuant to Section 2.3(a), a letter of transmittal reasonably acceptable to Parent and the Company or as may be reasonably required by the Exchange Agent (the “Company Letter of Transmittal”). Subject to the satisfaction of the conditions in Article VI, in the event that at least three (3) Business Days prior to the Closing Date, a holder of Company Stock evidenced by certificates does not deliver to the Exchange Agent a duly executed and completed Company Letter of Transmittal, then such failure shall not alter, limit or delay the Closing; provided that such holder of Company Stock evidenced by certificates shall not be entitled to receive its respective Per Share Merger Consideration until such Person delivers a duly executed and completed Company Letter of Transmittal to the Exchange Agent (in the case of a Company Letter of Transmittal). Upon delivery of such duly executed Company Letter of Transmittal by such holder of Company Stock evidenced by certificates to the Exchange Agent, such holder of Company Stock evidenced by certificates shall be entitled to receive, subject to the terms and conditions of this Agreement, the Per Share Merger Consideration in respect of his, her or its shares of Company Stock referenced in such Company Letter of Transmittal in accordance with the Distribution Waterfall. Until surrendered as contemplated by this Section 2.5, each share of Company Stock shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Per Share Merger Consideration to which such Company Stockholder is entitled pursuant to this Article II.

(b)    No Further Rights. All Merger Consideration paid or issued upon the surrender of Company Stock in accordance with the terms of this Article II shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the securities represented by such Company Stock and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of the shares of Company Stock that were issued and outstanding immediately prior to the Effective Time. From and after the Effective Time, holders of Company Stock shall cease to have any rights as stockholders of the Company, except as provided in this Agreement or by applicable Law.

(c)    Changes in Parent Stock. If at any time between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or Parent Class B Stock shall have been increased, decreased, changed into or exchanged for a different number of kind of shares or securities as a result of a subdivision, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination or other similar change in capitalization, in each case other than in connection with the Merger, then the definition of Reference Price shall be equitably adjusted to reflect such change; provided, that nothing in this Section 2.5(c) shall be construed to permit Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(d)    Fractional Shares. Notwithstanding anything to the contrary contained herein, no evidence of book-entry shares representing fractional shares of Parent Common Stock shall be issued in exchange for Company Stock. In lieu of any fractional share of Parent Common Stock to which each holder of Company Stock would otherwise be entitled, the Exchange Agent shall round up or down to the nearest whole share of Parent Common Stock, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

(e)    Dividends. No dividends or other distributions declared with respect to Parent Common Stock, the record date for which is at or after the Effective Time, shall be paid to any Company Stockholder that has not delivered a properly completed, duly executed Company Letter of Transmittal. After the delivery of such materials, the Company Stockholder shall be entitled to receive any such dividends or other distributions, without any interest thereon, which had become payable with respect to Parent Common Stock issuable to such Company Stockholder.

(f)    Company Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, any Company Dissenting Share shall not be converted into the right to receive its applicable portion of the Merger Consideration but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Company Dissenting Share pursuant to the DGCL. Each holder of Company Dissenting Shares who, pursuant to the DGCL, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with the DGCL (but only after the value therefor shall have been agreed upon or finally determined pursuant to the DGCL). If, after the Effective Time, any Company Dissenting Share shall lose its status as a Company Dissenting Share, then any such share shall immediately be converted into the right to receive its applicable portion of the Merger Consideration as if such share never had been a Company Dissenting Share, and Parent shall deliver, or cause to be delivered in accordance with the terms of this Agreement, to the holder thereof, following the satisfaction of the applicable conditions set forth in this Section 2.5, its applicable portion of the Merger Consideration as if such share had never been a Company Dissenting Share. The Company shall give Parent (a) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company, and (b) the right to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand with respect to any Company Dissenting Share. The Company shall (or shall cause its Affiliates to) enforce any contractual waivers that the Equityholders have granted regarding appraisal rights that would apply to the Merger.

Section 2.6    Consideration Election Procedures.

(a)    Cash Election Procedures. On or prior to the Election Date (as defined below), each Company Stockholder holding Company Stock and entitled to receive Merger Consideration pursuant to Section 2.3 shall, subject to the terms and conditions of any agreement between the Company and such Company Stockholder, be entitled to choose whether to make a Cash Election by complying with the procedures set forth in this Section 2.6.

(b)    Pro Rata Cash Election. If a Company Stockholder makes a valid Cash Election in accordance with this Section 2.6, such Cash Electing Stockholder will be deemed to have made a Cash Election with respect to its Pro Rata portion of the Cash Consideration Shares. In no event shall the total amount of cash payable as Merger Consideration for shares of Company Stock for which Cash Elections are made exceed the Cash Consideration Amount.

(c)    Excess Cash Election. In the event that the Cash Merger Consideration payable to Company Stockholders pursuant to Cash Elections made in accordance with Section 2.6(b) is less than the Cash Consideration Amount, the Company Stockholders set forth on Section 2.6(c) of the Schedules (the “Excess Cash Stockholders”) have agreed to make additional valid Cash Elections with respect to an additional number of shares of Company Stock such that the aggregate amount of Cash Merger Consideration to be paid to Company Stockholders pursuant to the Cash Election is, in the aggregate, equal to the Cash Consideration Amount. For the avoidance of doubt, the number of shares of Company Stock for which Cash Elections can be made by the Excess Cash Stockholders may exceed their respective Pro Rata portions of the Cash Consideration Shares.

(d)    Form of Election. As promptly as practicable after the Registration Statement is declared effective under the Securities Act (but in no event later than three (3) Business Days after such date), the Company shall deliver (or cause to be delivered) to each Company Stockholder as of such date a form of election in a form mutually agreed upon by the Company and Parent (the “Form of Election”), together with instructions for completing and returning to the Company the completed and executed Form of Election. Each Company

Stockholder entitled to receive Merger Consideration pursuant to Section 2.3 may use the Form of Election to irrevocably make a Cash Election in accordance with such instructions. In the event that any such Company Stockholder fails to make a proper Cash Election prior to the Election Date, then such Company

Stockholder shall automatically and irrevocably be deemed to have waived any and all rights to a Cash Election with respect to such shares. The Company shall use its commercially reasonable efforts to make the Form of Election available as promptly as practicable to all Persons who become holders of Company Stock during the period between the date of delivery of the Form of Election contemplated by the first sentence of this paragraph and the Election Date, and who are entitled to receive Merger Consideration pursuant to Section 2.3.

(e)    Election Date. Any applicable Company Stockholder’s election pursuant to the Form of Election will be deemed properly made only if the Company has received at its designated office, by 8:00 p.m. (Eastern Time) on the tenth (10th) Business Day following the date on which the Form of Elections are first sent to a Company Stockholder (the “Election Date”), a Form of Election properly completed in accordance with the accompanying instructions and accompanied by any additional documents required by the instructions set forth in or accompanying the delivery of the Form of Election. The Company shall publicly announce the Election Date upon the first delivery of the Form of Elections to a Company Stockholder.

(f)    Irrevocable Election. Any Cash Election is final and irrevocable, unless (i) otherwise consented to in writing by the Company with prompt notice to Parent (which such consent may, in the Company’s sole discretion, be provided or denied), or (ii) this Agreement is validly terminated in accordance with Article VIII, in which case all Cash Elections shall automatically be revoked concurrently with the termination of this Agreement. Without limiting the application of any other transfer restrictions that may otherwise exist, after a Cash Election is validly made or deemed to be made with respect to any shares of Company Stock, no further registration of transfers of such shares shall be made on the stock transfer books of the Company until following the Effective Time, unless and until such Cash Election is validly revoked in accordance with this Section 2.6.

(g)    Ambiguities. The determination of the Company, as set forth on the Distribution Waterfall, shall be final, conclusive and binding in the event of ambiguity or uncertainty as to whether or not a Cash Election has been properly made, deemed to be made, or revoked pursuant to this Section 2.6. The Company shall also make all computations contemplated by this Section 2.6, and the computations shall be final, conclusive and binding (other than in the case of manifest error). The Company may make any rules as are consistent with this Section 2.6 for the implementation of Cash Elections as shall be necessary or desirable to effect such elections in accordance with the terms of this Agreement.

Section 2.7    Withholding Rights. Each of the Parties, the Surviving Company and the Exchange Agent are entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payment under all applicable Laws, and shall pay the amount so deducted or withheld to the appropriate Governmental Entity in accordance with applicable Laws; provided, however, except (i) with respect to payments in the nature of compensation to be made to employees or former employees or (ii) any withholding resulting from the failure of the Company to provide a FIRPTA Certificate pursuant to Section 5.7(c), that prior to any such withholding, the Parent Stockholders or the Company Stockholders, as applicable, shall be provided reasonable notice of such intent to withhold. To the extent that amounts are so withheld by the Parties, the Surviving Company or the Exchange Agent, as the case may be, and timely remitted to the applicable Governmental Entity, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Parent Stockholders or the Equityholders, as applicable, in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE GROUP COMPANIES

Except in each case as set forth in the applicable disclosure schedules corresponding to the referenced section below, delivered by the Company to the Parent Parties concurrently with the execution of this Agreement (the “Schedules”), and subject to the terms, conditions and limitations set forth in this Agreement, the Company hereby represents and warrants to the Parent Parties, as of the date of this Agreement and the Closing Date, as follows:

Section 3.1    Organization. Each Group Company (a) is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation or organization, and (b) has all requisite power and authority to own, lease and operate its properties and to carry on in all material respects its businesses as now being conducted. Each Group Company is duly qualified, licensed or registered as a foreign entity to transact business, and is in good standing, under the Laws of each jurisdiction where the character of its properties or assets owned, leased or operated by it, or the location of the properties or assets owned, leased or operated by it, requires such qualification, licensing or registration, except where the failure of such qualification, licensing or registration would not reasonably be expected to have a Material Adverse Effect.

Section 3.2    Authorization. Each Group Company has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, subject to the approval and adoption of this Agreement by (i) the holders of a majority of the voting power of the outstanding shares of Company Common Stock and Company Preferred Stock (on an as-converted basis), voting together as a single class (the “Company Stockholder Approval”), and (ii) the holders of a majority of the voting power of the outstanding shares of Company Preferred Stock (the “Company Preferred Stockholder Approval” and, together with the Company Stockholder Approval, the “Requisite Company Approvals”). The Requisite Company Approvals are the only votes or approvals of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and any Ancillary Agreement or to approve the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Company and its board of directors. Assuming the due authorization, execution and delivery by each other party to this Agreement and the Ancillary Agreements to which the Company is a Party, this Agreement and each Ancillary Agreement constitute, or will constitute, as applicable, the legal, valid and binding obligation of each Group Company, enforceable against each Group Company in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 3.3    Capitalization.

(a)    The authorized capital stock of the Company consists only of 14,000,000 shares of Company Common Stock and 3,642,483 shares of Company Preferred Stock. As of the date hereof, there are (i) 9,129,358 shares of Company Common Stock issued and outstanding, (ii) Company Options to purchase 598,467 shares of Company Common Stock (having a weighted average exercise price of $12.25 per share of Company Common Stock), (iii) 133,357 shares of Company Common Stock reserved for issuance pursuant to the Company Warrants, and (iv) 3,501,945 shares of Company Preferred Stock issued and outstanding of which 2,042,483 are Series A Preferred Stock and 1,459,462 are Series B Preferred Stock. All of the issued and outstanding shares of Company Stock are duly authorized, validly issued, fully paid and nonassessable. The Company Stock is uncertificated. None of the issued and outstanding shares of Company Stock were issued in violation of any preemptive rights, Laws or Orders, and, to the knowledge of the Company, are owned, beneficially and of record, by the Equityholders free and clear of all Liens. Except as set forth on Section 3.3(a) of the Schedules, there are no stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award or similar rights with respect to the Company and no options, warrants, rights, convertible or exchangeable securities, “phantom” rights, appreciation rights, performance units, commitments or other agreements relating to the Company Stock or obligating either the Equityholders or the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of Company Stock, or any other interest in the Company, including any security convertible or exercisable into Company Stock. Section 3.3(a) of the Schedules sets forth the name of each Company Optionholder; the maximum number of shares of Company Common Stock that may be issued upon exercise or conversion of any Company Option held by the Company Optionholder; and the grant date, expiration date, exercise price and vesting schedule related to each such Company Option. Except as set forth on Section 3.3(a) of the Schedules or in the Third Amended and Restated Certificate of Incorporation of the Company relating to the Company’s Class B Common Stock, par value $0.0001 per share, there are no Contracts to which the Company is a party which require the Company to repurchase, redeem or otherwise acquire any shares of Company Stock or securities convertible into or exchangeable for shares of Company Stock or to make any investment in any other Person.

(b)    Except as set forth on Section 3.3(b) of the Schedules, all of the outstanding equity securities of each Company Subsidiary are duly authorized, validly issued, fully paid, nonassessable, free of preemptive rights, restrictions on transfer (other than restrictions under applicable federal, state and other securities Laws), and are owned by the Company, whether directly or indirectly, free and clear of all Liens. There are no options, warrants, convertible securities, stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award or similar rights with respect to any Company Subsidiary and no rights, exchangeable securities, securities, “phantom” rights, appreciation rights, performance units, commitments or other agreements relating to the equity securities of any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any equity securities of, or any other interest in, any Company Subsidiary, including any security convertible or exercisable into equity securities of any Company Subsidiary. There are no Contracts to which any Company Subsidiary is a party which require such Company Subsidiary to repurchase, redeem or otherwise acquire any equity securities or securities convertible into or exchangeable for such equity securities or to make any investment in any other Person.

(c)    Other than the Support Agreement or as set forth on Section 3.3(c) of the Schedules, there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of any shares of Company Common Stock or any other interests in the Company. No Company Subsidiary owns any equity interest in the Company. There are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to any equity securities of or any other interests in any Company Subsidiary.

Section 3.4    Company Subsidiaries. Section 3.4 of the Schedules sets forth a true and complete list of (a) the Company Subsidiaries, listing for each Company Subsidiary its name, type of entity, the jurisdiction of its incorporation or organization, and (b) its authorized capital stock, the number and type of its issued and outstanding shares of capital stock and the current ownership of such shares.

Section 3.5    Consents and Approvals; No Violations. Except as set forth on Section 3.5, of the Schedules, and subject to the receipt of the Requisite Company Approvals, the filing of the Certificate of Merger, and the applicable requirements of the HSR Act, and assuming the truth and accuracy of the Parent Parties’ representations and warranties contained in Section 4.4 and the representations and warranties of the Parent Parties contained in any Ancillary Agreement, neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the Transactions will (a) conflict with or result in any material breach of any provision of the Organizational Documents of any Group Company, (b) require any filing with, or the obtaining of any material consent or approval of, any Governmental Entity, (c) result in a material violation of or a material default (or give rise to any right of termination, cancellation, or acceleration) under, any of the terms, conditions or provisions of any Company Material Contract or Lease, (d) result in the creation of any Lien upon any of the properties or assets of any Group Company (other than Permitted Liens), or (e) violate in any material respect any Law, Order, or Lien applicable to any Group Company, except for violations or defaults which would not reasonably be expected to be material to the Group Companies, taken as a whole.

Section 3.6    Financial Statements.

(a)    The Company has made available to Parent (i) a copy of the audited consolidated balance sheet of the Company as of December 31, 2020 and December 31, 2019, and, in each case, the related audited consolidated statements of operations, convertible redeemable preferred stock and stockholders’ equity and cash flows of the Company for the fiscal year then ended, together with all related notes and schedules thereto, accompanied by the report thereon of the Company’s independent auditors (collectively referred to as the “Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company as of September 30, 2021 (the “Interim Balance Sheet”) and the related unaudited consolidated statements of operations, convertible redeemable preferred stock and stockholders’ deficit and cash flows of the Company for the nine-month period then ended (together with the Interim Balance Sheet, the “Interim Financial Statements”). Except as set forth on Section 3.6 of the Schedules, each of the Financial Statements and the Interim Financial Statements (a) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (b) fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes.

(b)    The books of account and other financial records of the Company have been kept accurately in all material respects in the Ordinary Course, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company have been properly recorded therein in all material respects. The Company has established and maintains a system of internal accounting controls which is intended to provide, in all material respects, reasonable assurance: (i) that transactions, receipts and expenditures of the Company are being executed and made only in accordance with appropriate authorizations of management of the Company, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company, (iv) that the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference and (v) that accounts, notes and other receivables and inventory are recorded accurately.

(c)    The amount of Cash and Cash Equivalents and the Indebtedness of the Company, in each case, as of February 9, 2022, are reasonably and accurately set forth on Section 3.6(c) of the Schedules, and since such date, the Company has not (i) declared, set aside or paid any dividend or made any other distribution or (ii) made any payment of the type that would be required to be disclosed on Section 3.21 of the Schedules if it had been made on the Closing Date.

Section 3.7    No Undisclosed Liabilities. Except as set forth in the Interim Balance Sheet or on Section 3.7 of the Schedules, the Group Companies do not have any liabilities or obligations of the type required to be disclosed in the Interim Balance Sheet in accordance with GAAP (including as a result of COVID-19 and COVID-19 Measures), whether accrued, absolute, contingent or otherwise and/or arising out of any transactions entered into at or prior to the date hereof, or any action or inaction at or prior to the date hereof, or any state of facts existing at or prior to the date hereof or otherwise, except for liabilities or obligations (a) incurred or accrued since the Balance Sheet Date in the Ordinary Course (none of which relate to material noncompliance with any applicable Law or License, breach of Contract, breach of warranty, tort, infringement, misappropriation, dilution or Action), (b) that arise under any Company Material Contract, none of which arose out of a breach of Contract or violation of Law, (c) incurred since the Balance Sheet Date pursuant to or in connection with this

Agreement or the transactions contemplated hereby, (d) disclosed in this Agreement (or the Schedules), or (e) that are accurately accrued or reserved against on the face of the Interim Balance Sheet, the Interim Financial Statements, or the Financial Statements.

Section 3.8    Absence of Certain Changes. Except as set forth on Section 3.8 of the Schedules, since the Balance Sheet Date:

(a)    the Group Companies have conducted their business in the Ordinary Course;

(b)    there has been no Material Adverse Effect; and

(c)    no Group Company has taken any action or omitted to take an action, which, if taken or omitted to be taken after the date of this Agreement, would require the consent of Parent in accordance with Section 5.1.

Section 3.9    Real Estate.

(a)    No Group Company owns a fee interest in any real property.

(b)    Section 3.9(b) of the Schedules lists each real property leased, subleased, licensed or otherwise used or occupied by any Group Company (each, a “Leased Real Property” and collectively, the “Leased Real Properties”), and sets forth the name of the landlord, the name of the entity holding such leasehold interest and the street address of each Leased Real Property.

(c)    True, correct and complete copies of all leases, subleases, licenses, amendments, extensions, guaranties and other material agreements related thereto with respect to the Leased Real Properties (individually, a “Lease” and collectively, the “Leases”) have been made available to Parent. Section 3.9(b) of the Schedules sets forth a true and complete list of all Leases, including the date and name of the parties to each Lease, and in the case of any oral Lease, a written summary of the material terms of such Lease.

(d)    The Leased Real Properties identified in Section 3.9(b) of the Schedules constitute all of the real property owned, leased, occupied, or otherwise utilized or intended to be utilized in connection with the business of the Group Companies.

(e)    Except as set forth on Section 3.9(e) of the Schedules, with respect to each of the Leased Real Property: (i) the Lease for such Leased Real Property is legal, valid, binding, enforceable and in full force and effect, subject to proper authorization and execution of such lease by the other party thereto and subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity; (ii) no Group Company nor, to the knowledge of the Group Companies, any other party to the Lease is in breach or default under such Lease and, to the Group Companies’ knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (iii) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default thereunder which has not been replenished to the extent required under such Lease; (iv) no Group Company owes any brokerage commissions or finder’s fees with respect to such Lease; (v) no Group Company has subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property (or any portion thereof); (vi) no Group Company has collaterally assigned or granted any other security interest in such Leased Real Property or any interest therein, and (vii) no Group Company’s possession and quiet enjoyment of the Leased Real Property under such Lease has been disturbed, and to the Knowledge of the Company, there are no disputes with respect to such Lease.

Section 3.10    Intellectual Property.

(a)    Section 3.10(a) of the Schedules contains a complete list (i) of all Registered Intellectual Property owned by the Group Companies and (ii) the Company Products. The Group Companies’ uses of its social media accounts (“Accounts”) have complied in all material respects with all applicable Laws as well as all material terms and conditions or terms of use applicable to the Accounts (the “Social Media Terms”). To the Knowledge of the Company, there are no legal actions, audits, or investigations, whether settled, pending, or threatened, alleging any (A) breach or other violation of any Social Media Terms by the Company; (B) violation under the Digital Millennium Copyright Act, 1998 or (C) defamation, violation of rights of any Person, or any other violation by any Group Company in connection with its use of social media.

(b)    The Group Companies possess all source code and other documentation and materials reasonably necessary to compile, use, update, operate and enhance the Company Products and have not disclosed, delivered, licensed or otherwise made available, and the Group Companies do not have a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any source code for any Company Products to any Person, other than employees or contractors in the ordinary course of business who are in each case subject to Confidentiality Agreements.

(c)    Except as set forth on Section 3.10(c) of the Schedules, (i) a Group Company exclusively owns and possesses all right, title and interest in, or has the right pursuant to a valid and enforceable written license to use, all Intellectual Property used in or necessary for the conduct of the business of the Group Companies as it is currently conducted (collectively, the “Company Intellectual Property”), free and clear of all Liens (other than Permitted Liens), (ii) the Company Owned Intellectual Property is, valid, subsisting and, to the Knowledge of the Company, enforceable and there are no judgments finding any such Company Registered Intellectual Property to be invalid or unenforceable, and (iii) there are no proceedings pending or, to the Knowledge of the Company, threatened, that challenge the validity, use, ownership, registrability, or enforceability of the Company Registered Intellectual Property.

(d)    Except as set forth in Section 3.10(d) of the Schedules, (i) neither the use of the Company Intellectual Property used by the Group Companies in the conduct of their business, nor the conduct of their business (including the licensing of Company Products) infringes, misappropriates or otherwise violates, nor has in the last three (3) years infringed, misappropriated or otherwise violated, the rights of any third party in any Intellectual Property; and (ii) no Group Company has received any written notices, threats or requests for indemnification alleging any of the same.

(e)    (i) There are no claims, proceedings, actions, suits, complaints, demands or similar actions currently pending or threatened, or that have been brought within the last six (6) years, by any Group Company against any Person alleging infringement, misappropriation, or violation of any Company Owned Intellectual Property; and (ii) to the Knowledge of the Company, no Person is currently infringing, misappropriating, or otherwise violating, nor has infringed, misappropriated or otherwise violated any of the Company Owned Intellectual Property.

(f)    No Group Company uses and has not used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any Person any rights to or immunities under any of the Company Owned Intellectual Property, or (ii) under any license requiring a Group Company to disclose or distribute the source code to any of the Company Products, to license or provide the source code to any of the Company Products for the purpose of making derivative works, or to make available for redistribution to any Person the source code to any of the Company Products at no or minimal charge.

(g)    Each Group Company has taken commercially reasonable measures to maintain and protect all Company Owned Intellectual Property, including its trade secrets, source code to Company Products and other confidential information. Without limiting the generality of the foregoing, no Group Company has disclosed any material confidential Company Owned Intellectual Property (including the source code to any Company Products) to any Person other than pursuant to a valid and enforceable written agreement pursuant to which such Person agrees to protect the confidentiality of such trade secrets and other confidential information (“Confidentiality Agreement”) and, to the Knowledge of the Company, no Person has breached any such agreement.

(h)    All Persons that have been involved in the conception, development, reduction to practice or other creation of any material Company Owned Intellectual Property (including Company Products) have done so pursuant to a written agreement or acknowledgement that protects the confidential information of the Company and assigns to the Company exclusive ownership of all of such Intellectual Property and, to the Knowledge of the Company, no Person has breached any such agreement.

(i)    No Group Company is under any obligation, whether written or otherwise, to develop any Intellectual Property (including any elements of any Company Products) for any third party (including any customer or end user).

(j)    There are, and for the past three (3) years have been, no defects, technical concerns or problems (collectively, “Technical Deficiencies”) in any of the Company Products currently offered by any Group Company which have not been repaired and that would prevent the same from performing in accordance with their user specifications of functionality descriptions in any material respect, there is no Malicious Code in any of the Company Products or Company Systems. No Group Company has received any material written complaints from customers related to any Malicious Code or Technical Deficiencies in any Company Products.

(k)    The Group Companies own, lease, license, or otherwise have the legal right to use its Company Systems, and such Company Systems are sufficient for the needs of the Group Companies’ business as it is currently conducted. The Group Companies have put commercially reasonable safeguards in place designed to protect the confidentiality, integrity, and security of the Company Systems and the data stored therein or transmitted thereby including by implementing industry standard procedures preventing unauthorized access and the introduction of any virus, worm, Trojan horse or similar disabling code or program (“Malicious Code”), and the taking and storing on-site and off-site of back-up copies of critical data. The Group Companies have implemented and maintain commercially reasonable security, disaster avoidance and recovery and business continuity plans, procedures and facilities, including by implementing systems and procedures that provide monitoring and alerting of any problems, issues or vulnerabilities in the Company Systems. In the last twelve (12) months, there has not been any material failure with respect to any of the Company Systems that has not been remedied or replaced in all material respects.

(l)    Each Group Company and the conduct of its business are and have in the last three (3) years been in compliance with all Data Security Requirements in all material respects, and there have not been any written notices of material data security breaches, unauthorized use of or access to any of the Company Systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Company Data or other written notice received relating to a violation of any Data Security Requirement. The transactions contemplated by this Agreement will not result in any liabilities to the Company in connection with any Data Security Requirements.

(m)    The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of, or payment of, any additional material amounts with respect to, nor require the consent of any other Person in respect of, each Group Company’s right to own, use, or hold for use any of the Company Intellectual Property or Company Systems in a manner substantially similar to the manner in which the Company Intellectual Property and Company Systems were owned, used, or held for use by such Group Company prior to the Closing Date. The Group Companies have all rights in and to the Company Product Data necessary for the operation of their business, including where applicable the rights to publish, reproduce, distribute, license, sell and create derivative works of the Company Product Data.

Section 3.11    Litigation.

(a)    Except as set forth on Section 3.11 of the Schedules, in the last two (2) years, there have not been, and there are no Actions or Orders (including those brought or threatened by or before any Governmental Entity) pending or, to the Knowledge of the Company, threatened against or otherwise relating to any Group Company or any of their respective properties at Law or in equity, including Actions or Orders that challenge or seek to enjoin, alter or materially delay the transactions contemplated by this Agreement or any

Ancillary Agreement, but excluding, in each case, Actions or Orders that would not reasonably be expected to be material to the Group Companies, taken as a whole.

(b)    No Group Company has filed in the last three (3) years, or intends to file, any material Action against any other Person.

Section 3.12    Company Material Contracts.

(a)    Section 3.12(a) of the Schedules sets forth a true, correct and complete list of the following Contracts to which any Group Company, as of the date of this Agreement, is a party (“Company Material Contracts”):

(i)    any stockholder, partnership, investors’ rights, voting, right of first refusal and co-sale, or registration rights agreement, or other Contract with a holder of equity securities of any Group Company relating to their ownership of such equity securities;

(ii)    any non-competition Contract or other Contract that purports to limit (A) the ability of any Group Company from operating or doing business in any location, market or line of business, (B) the Persons to whom any Group Company may sell products or deliver services, or (C) the Persons that the Company may hire or solicit for hire;

(iii)    any employment or consulting Contract with any current or former employee (to the extent of any ongoing liability) or individual service provider of any Group Company that (A) provides annual base salary in excess of $300,000 or (B) is not terminable at-will and without any liability to any Group Company (other than standard employee confidentiality or non-disclosure agreements) or that cannot be terminated without the payment of severance or similar separation payments (except to the extent required by applicable Law);

(iv)    change in control, transaction bonus, retention bonus, stay and pay or similar agreements with any current or former (to the extent of any ongoing liability) employee or individual service provider of any Group Company;

(v)    any Contract under which it is a licensee of or is otherwise granted by a third party any rights to use any Intellectual Property (other than (x) non-exclusive licenses for Open Source Software or (y) non-exclusive end user licenses of commercially-available Software with an annual replacement cost of less than $150,000);

(vi)    any Contract under which it is a licensor or otherwise grants to a third party any rights to use any Intellectual Property, other than (A) Intellectual Property licensed to customers on a non-exclusive basis, and (B) Contracts where the primary purpose of such Contract is a Group Company’s grant of a non-exclusive license to content and programs to a customer, in each case in the ordinary course of business;

(vii)    any Contract for the development of Intellectual Property by a third party for the benefit of a Group Company (other than agreements entered into with employees on the Company’s forms);

(viii)    any Contract relating to the provision of co-location and related services to a Group Company, which services are used by such Group Company to fulfill its obligations to provide software and data hosting services to customers;

(ix)    (A) any Contract containing an agreement by a Group Company to provide any Person with access to the source code for any Company Products or (B) any Contract between a Group Company, on the one hand, and an escrow agent, on the other hand, to provide for the source code for any Company Products to be put in escrow;

(x)    any collective bargaining agreement or other Contract with any labor union, works council, or other labor organization;

(xi)    any material Contract providing for indemnification by any Group Company of any Person, except for any such Contract that is entered into in the Ordinary Course;

(xii)    any Contract evidencing Indebtedness of any Group Company in excess of $500,000;

(xiii)    any Contract under which any Group Company is lessee of or holds or operates any tangible property, including real property, owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $500,000;

(xiv)    any Contract involving the formation of a (A) joint venture, (B) partnership, or (C) limited liability company (except, in the cause of clauses (B) (C), any Company Subsidiary);

(xv)    any Contracts listed on Section 3.21 of the Schedules;

(xvi)    any Contract with any Material Customer or Material Supplier;

(xvii)    any Contract or group of related Contracts (other than non-continuing purchase orders) reasonably expected to result in future payments to or by any Group Company in excess of $1,000,000 per annum, except for Contracts that are terminable on less than 90 days’ notice without penalty;

(xviii)    any Contract that grants to any Person, other than a Group Company, (A) a most favored pricing provision or (B) any exclusive rights, rights of first refusal, rights of first negotiation or similar rights;

(xix)    any Contract entered into in the last three (3) years for the settlement of any material Action for which any Group Company has any ongoing liability or obligation;

(xx)    any Contract requiring or providing for any capital expenditure by any Group Company after September 30, 2021 in excess of $1,000,000;

(xxi)    any material interest rate, currency or other hedging Contract;

(xxii)    any Contract for (A) the divestiture of any material business, properties or assets of any Group Company or (B) the acquisition by any Group Company of any material operating business, properties or assets, whether by merger, purchase, sale of stock or assets or otherwise, in each case, which contains continuing obligations or liabilities with respect to a Group Company;

(xxiii)    any material distributor, reseller, sales representative, marketing or advertising Contract (other than non-continuing purchase orders);

(xxiv)    any Contract containing any provision pursuant to which any Group Company will be obligated to make a payment to any Person at the Closing as a direct result of the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement;

(xxv)    any Contract between any Group Company, on the one hand, and any officer, director or Affiliate (other than a wholly owned Subsidiary of the Company) of the Company or any Company Subsidiary or, to the Knowledge of the Company, any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which any Group Company has an obligation to indemnify such officer, director, Affiliate, associate or immediate family member; or

(xxvi)    any other Contract (other than non-continuing purchase orders) not of the types described above in this Section 3.12 that involves consideration paid or received by the Company in excess of $1,000,000 in the current fiscal year of the Group Companies.

(b)    The Company Material Contracts (except those that are canceled, rescinded or terminated after the date hereof in accordance with their terms) are in full force and effect in all material respects in accordance with their respective terms with respect to the applicable Group Company, and, to the Knowledge of the Company, the other party thereto, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. There does not exist under any Company Material Contract any event of material default or event or condition that constitutes a material violation, breach or event of default thereunder on the part of the Company, in each case, that is material to the Group Companies, taken as a whole. None of the Group Companies has given notice of its intent to terminate, materially modify, materially amend or otherwise materially alter the terms and conditions of any Company Material Contract or has received any such written notice from any other party thereto, in each case other than in connection with the scheduled end or termination or other non-breach related expiration of such Contract.

Section 3.13    Tax Returns; Taxes. Except as otherwise disclosed on Section 3.13 of the Schedules:

(a)    all income and other material Tax Returns of the Group Companies required to have been filed with any Governmental Entity in accordance with any applicable Law have been duly and timely filed (taking into account extensions of time for filing) and are correct and complete in all material respects;

(b)    all income and other material Taxes due and owing by any of the Group Companies have been paid in full;

(c)    there are not currently any extensions of time in effect with respect to the dates on which any Tax Returns of the Group Companies were or are due to be filed;

(d)    no claims for additional unpaid Taxes have been asserted in writing within the last three (3) years and no proposals or deficiencies for any Taxes of the Group Companies are currently being asserted, proposed or, to the Knowledge of the Company, threatened, and no audit or investigation of any Tax Return of the Group Companies is currently underway, pending or, to the Knowledge of the Company, threatened;

(e)    the Group Companies have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid to any employee, independent contractor, creditor, stockholder or other third party;

(f)    there are no outstanding waivers or agreements by or on behalf of the Group Companies for the extension of time for the assessment of any Taxes or any deficiency thereof and none of the Company or the Company Subsidiaries has waived any statute of limitations in respect of Taxes;

(g)    there are no Liens for Taxes against any asset of the Group Companies (other than Permitted Liens);

(h)    the Company is not a party to any Tax allocation or sharing agreement under which the Group Companies will have any liability for Taxes after the Closing (excluding (x) customary commercial agreements the primary subject of which is not Taxes and (y) any agreements that are solely among Group Companies);

(i)    no Group Company has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was a Group Company); or has any material liability for the Taxes of any Person (other than a Person that is a member of a group of which a Group Company is the common parent) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or by contract (excluding customary commercial agreements the primary subject of which is not Taxes);

(j)    no Group Company is or has been a party to any “listed transaction,” as defined in Treasury Regulation Section 1.6011-4(b)(2);

(k)    no written claim has ever been made by an Governmental Entity in a jurisdiction where the Group Companies do not file Tax Returns that any Group Company may be subject to taxation by that jurisdiction and which claim has not been resolved;

(l)    the Company has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(m)    each Group Company is, and has been at all times since October 1, 2018, treated as a corporation for United States federal income Tax purposes;

(n)    no Group Company will be required to include any material item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions as described in Treasury Regulations Section 1.1502-13 (or any corresponding or similar provision of state, local or foreign income Tax law) or excess loss account described in Treasury Regulations Section 1.1502-19 (or any corresponding or similar provision of state, local or foreign income Tax Law), in each case, entered into or created on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date, other than amounts reflected on the Financial Statements and amounts accrued in the Ordinary Course since then; (vi) election described in Section 108(i) of the Code (or any corresponding or similar provision of state, local or non-U.S. Law);

(o)    During the two (2)-year period ending on the date of this Agreement, none of the Company or any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that purported or intended to be governed in whole or in part by Section 355 of the Code;

(p)    None of the Group Companies have had a permanent establishment (within the meaning of an applicable Tax treaty or convention between the United States and such foreign country), or otherwise been subject to taxation in any country other than the country of such Group Company’s formation; and

(q)    No Group Company has taken, or agreed to take, any action, or has knowledge of any fact or circumstance, that could reasonably be expected to prevent the Merger, taken together, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(r)    The unpaid Taxes of the Company did not, as of September 30, 2021, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet (rather than in any notes thereto). Since September 30, 2021, the Company has not incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

Section 3.14    Environmental Matters.

(a)    Each Group Company is and has for the past three (3) years been in compliance in all material respects with all applicable Environmental Laws, which compliance has included obtaining and complying in all material respects with all material Environmental Permits required for the occupation of its facilities and the operation of its business.

(b)    No Group Company has (i) treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, exposed any Person to, or released any Hazardous Substance, or (ii) owned or operated any facility or property which is or has been contaminated by any Hazardous Substance by any Group Company, in each case so as to give rise to material liability of the Group Companies pursuant to any Environmental Laws.

(c)    None of the Group Companies has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any material obligation or material liability of any other Person relating to any Hazardous Substance and/or arising under Environmental Laws.

(d)    No Group Company has received written notice from any Governmental Entity or any Person that such Group Company is subject to any material pending Action, Order or actual or alleged liability (i) based upon any Environmental Law, including arising out of any act or omission of any Group Company or any of their respective employees, agents or Representatives, or (ii) relating to any Release of Hazardous Substance, including claims arising out of the ownership, use, control or operation by any Group Company of any facility, site, area or property from which there was a Release of any Hazardous Substance.

Section 3.15    Licenses and Permits. To the Knowledge of the Company, the Group Companies own or possess all material Licenses that are necessary to enable them to carry on their respective operations as presently conducted.

Section 3.16    Company Benefit Plans.

(a)    Section 3.16(a) of the Schedules contains a true, correct and complete list of each material Company Benefit Plan. With respect to each such Company Benefit Plan, the Company has provided Parent true, correct and complete copies of the following documents, to the extent applicable: (i) the current plan document and any related trust documents, and amendments thereto; (ii) the three most recent annual returns (Forms 5500 and schedules thereto) and the most recent actuarial report, if any; (iii) the most recent IRS determination, opinion or advisory letter; (iv) the most recent summary plan description and any material modifications thereto; (v) any related insurance contracts or funding arrangements; and (vi) all material non-routine correspondence with any Governmental Entity relating to a Company Benefit Plan dated within the past three (3) years.

(b)    Except as set forth on Section 3.16(b) of the Schedules:

(i)    No Company Benefit Plan is, and no Group Company contributes to, or is required to contribute to or has any liability with respect to a “multiemployer plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA), a “multiple employer plan” described in Section 413(c) of the Code, or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), and no Group Company has any current or contingent obligation or liability in connection with any such “multiemployer plan” or “multiple employer plan,” including by reason of at any time being considered a single employer under Section 414 of the Code with any other Person;

(ii)    No Company Benefit Plan is, and no Group Company (including any ERISA Affiliate) contributes to, is required to contribute to or has any actual or contingent liability or obligations under or with respect to a plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 of the Code;

(iii)    Each Company Benefit Plan and related trust has been established, funded, maintained, operated and administered in all material respects in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code), and all contributions, premiums, reimbursements, distributions or payments required to be made with respect to any Company Benefit Plan for all periods ending prior to or as of the date hereof have been timely made, or, to the extent not yet due, have been made, paid, or properly accrued to the extent required under GAAP;

(iv)    No liability, claim, Action, audit, investigation or litigation is pending or, to the Knowledge of the Company, threatened with respect to any Company Benefit Plan (other than routine claims for benefits payable in the Ordinary Course and appeals of denied such claims);

(v)    Each Company Benefit Plan that is or was intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the U.S. Internal Revenue Service (the “IRS”), or may rely upon a favorable opinion letter from the IRS for a master or prototype plan, and, to the Knowledge of the Company, no event has occurred and no condition exists which would reasonably be expected to adversely affect the qualification of such Company Benefit Plan;

(vi)    No Group Company has incurred nor have any events occurred that would reasonably be expected to result in the imposition of any penalty or Tax under Sections 4980D, 4980H, 6721 or 6722 of the Code with respect to any Company Benefit Plan or any failure by the Company to comply with all applicable requirements under the Patient Protection and Affordable Care Act, and no Company Benefit Plan provides for post-employment or post-termination medical, health, or life insurance or any other welfare-type benefits to any current or former employee, officer or director of any Group Company, except as required by COBRA for which the covered person pays the cost of coverage as required under COBRA or as otherwise mandated by applicable Law;

(vii)    No Group Company has filed an application under the IRS Employee Plans Compliance Resolution System or the Department of Labor’s Voluntary Fiduciary Correction Program with respect to any Company Benefit Plan in the last three (3) years or otherwise with respect to which current or contingent liability to a Group Company remains.

(c)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) could result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

(d)    Except as set forth on Section 3.16(d) of the Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event), other than any arrangement or agreement entered into with Parent in connection with this Agreement, will, directly or indirectly, (A) result in any payment (whether in cash, property or the vesting of property), benefit or other right becoming due to any employee, officer, director or independent contractor (current or former) of the Group Companies, (B) increase any compensation or benefits otherwise payable under any Company Benefit Plan or otherwise, (C) result in the acceleration of the time of payment, funding or vesting of any such compensation, benefits, or other rights under any such Company Benefit Plan or otherwise, or (D) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Company Benefit Plan.

(e)    No Group Company has an obligation to gross-up or reimburse of any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(f)    Each Company Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable IRS guidance thereunder.

Section 3.17    Labor Relationships.

(a)    None of the Group Companies’ employees are represented by a union, works council, or other labor organization or employee representative body, nor are any of the Group Companies party to or bound by any collective bargaining agreement, works council agreement or other Contract or bargaining relationship with any union, works council, or other labor organization or employee representative body. To the Knowledge of the Company, there are no, and within the past three (3) years have been no, pending or threatened union organizing or decertification activities relating to employees of any of the Group Companies.

(b)    There are no, and for the past three (3) years there have not been any pending, or to the Knowledge of the Company, threatened, walk outs, strikes, handbilling, picketing, lockouts, work stoppages, unfair labor practice charges, material grievances, labor arbitrations, or other material labor disputes against or affecting any Group Company.

(c)    Each Group Company is, and for the past three (3) years has been, in compliance in all material respects with all applicable Laws related to labor, employment, and employment practices including those related to terms and conditions of employment, wages, hours, worker classification (including the classification of independent contractors and exempt and non-exempt employees), health and safety, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), employment harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, COVID-19, affirmative action, unemployment insurance, and collective bargaining.

(d)    Except as would not result in material liability for the Group Companies, within the past three (3) years (i) the Group Companies have paid all wages, salaries, wage premiums, commissions, bonuses, fees or other compensation which has or have come due and payable to its current and former employees and independent contractors under applicable Law, Contract or policy, and (ii) each individual who has provided services to the Group Companies within the past three (3) years and who is or was classified and treated as an independent contractor is and has been properly classified and treated as such for all applicable purposes.

(e)    To the Knowledge of the Company, no Person is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation: (i) to the Group Companies or (ii) with respect to any Person who is a current employee of independent contractor of the Group Companies, to any third party with respect to such Person’s right to be employed or engaged by the Group Companies or to the knowledge or use of trade secrets or proprietary information.

(f)    To the Knowledge of the Company, no executive, officer or key employee of the Group Companies intends to terminate his or her employment prior to or within the twelve (12) month period following the Closing.

(g)    The Group Companies have reasonably investigated all employment discrimination, sexual harassment, and retaliation allegations within the past three (3) years. The Group Companies do not reasonably expect to incur any material Losses with respect to any such allegations. To the Knowledge of the Company, there are no such allegations relating to executive officers or directors of the Group Companies that, if known to the public, would bring the Group Companies into material disrepute.

(h)    None of the Group Companies have engaged in any “mass layoff” or “plant closing” (in each case, as defined in the WARN Act) since March 1, 2020 that would violate or in any way implicate the WARN Act. The Group Companies are, and during the past three (3) years the Company have been, in compliance in all material respects with the WARN Act.

Section 3.18    International Trade & Anti-Corruption Matters.

(a)    None of the Group Companies, nor any of their respective officers, directors, or employees, nor to the Knowledge of the Company, any agent or other third party representative acting on behalf of the Group Companies: (x) is currently, or has been in the last five (5) years: (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country, (iii) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws, or (iv) otherwise in violation, in any material respect, of applicable Sanctions Laws, Ex-Im Laws, or the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s Internal Revenue Service (collectively, “Trade Control Laws”); or (y) has at any time (i) made or accepted any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any Government Official or other Person in violation of any applicable Anti-Corruption Laws, or (ii) otherwise violated applicable Anti-Corruption Laws. The Group Companies have maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and Government Officials.

(b)    During the five (5) years prior to the date hereof, none of the Group Companies have, in connection with or relating to the business of the Group Companies, received from any Governmental Entity or any other Person any notice, inquiry, or internal or external allegation, made any voluntary or involuntary disclosure to a Governmental Entity, or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Control Laws or Anti-Corruption Laws.

(c)    None of the Group Companies has imported merchandise into the United States that has been or is covered by an anti-dumping duty order or countervailing duty order or is subject to or otherwise covered by any pending anti-dumping or countervailing duty investigation by agencies of the United States government.

Section 3.19    Certain Fees. No Parent Party or Group Company shall be obligated to pay or bear any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Group Companies or any of their respective Affiliates.

Section 3.20    Insurance Policies. All material insurance policies carried by or for the benefit of the Group Companies provide coverage sufficient for a business of the size and type operated by the Group Companies. All such insurance policies are in full force and effect, all premiums with respect thereto covering all period up to the Closing on the Closing Date will have been paid, shall otherwise be maintained by the applicable Group Company in full force and effect in all material respects as they apply to any matter, action or event relating to the Group Companies occurring through the Closing Date, and no notice of cancellation, termination, reduction in coverage or disallowance of any claim has been received by any Group Company with respect to any such policy. There is no pending material claim by any Group Company against any insurance carrier under any such insurance policy for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice). The Company has made available to Parent true and correct copies of all such policies.

Section 3.21    Affiliate Transactions. Except for employment relationships and compensation, benefits, travel advances and employee loans in the Ordinary Course as disclosed on Section 3.21(i) of the Schedules, there are, and for the past three (3) years there have been, no transactions or Contracts between any Group Company, on the one hand, and any director, officer, stockholder, warrant holder or Affiliate of any of the foregoing persons on the other (except any transactions or Contracts that are not material to the applicable Group Company). Section 3.21(ii) of the Schedules sets forth all Contracts between the Company or any of its Subsidiaries, on the one hand, and any director, officer, or employee of the Company or any Person directly or indirectly owning 5% or more of the outstanding shares of Company Stock or any of their respective Affiliates, on the other hand. Except as set forth on Section 3.21(iii) of the Schedules, none of the Group Companies or their respective Affiliates, directors, officers or employees possesses, directly or indirectly, any material financial interest in, or is a director, officer or employee of, any Person (other than the Company) which is a Material Customer, Material Supplier or material competitor of the Group Companies.

Section 3.22    Information Supplied. None of the information supplied or to be supplied by the Group Companies for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first mailed or at the time of the Parent Common Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Group Companies or that are included in the Proxy Statement). Notwithstanding the foregoing, the Group Companies make no representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by the Parent Parties for inclusion or incorporation by reference in the Proxy Statement or any Parent Reports, or (b) any projections or forecasts included in the Proxy Statement.

Section 3.23    Customers, and Suppliers. Section 3.23 of the Schedules sets forth a list of the Group Companies’ (a) top five (5) customers, based on amounts paid for goods or services for the Company’s fiscal year ending December 31, 2020, and for the trailing nine (9) month period ending September 30, 2021, showing the approximate total sales by the Group Companies to each such material customer (each such customer, a “Material Customer”) and (b) (i) the top five (5) suppliers and vendors of goods and services to the Group Companies based on amounts paid for goods or services for Company’s fiscal year ending December 31, 2020, and for the trailing nine (9) month period ending September 30, 2021, and the approximate total purchases by the

Group Companies from each such material supplier, during each such period, (ii) any sole source supplier of any good or services of the Group Companies, other than any sole source supplier providing goods or services for which the Group Companies can readily obtain a replacement supplier without a material increase in the cost of supply and (iii) any manufacturer of any goods of the Group Companies, other than any manufacturer manufacturing or producing goods for which the Group Companies can readily obtain a replacement manufacturer without a material increase in the cost of supply (each such supplier listed in the foregoing (i)-(iii), a “Material Supplier”). No such Material Customer or Material Supplier listed on Section 3.23 of the Schedules, has (a) terminated its relationship with any of the Group Companies, (b) as of the date hereof, to the Knowledge of the Company, materially reduced its business with any of the Group Companies or materially and adversely modified its relationship with any of the Group Companies, (c) as of the date hereof, to the Knowledge of the Company, notified any of the Group Companies of its intention to take any such action and, to the Knowledge of the Company, no such Material Customer or Material Supplier is contemplating such action, or (d) to the Knowledge of the Company, become insolvent or subject to bankruptcy proceedings.

Section 3.24    Compliance with Laws. Each Group Company is, and has been for the past three (3) years, in compliance in all material respects with all Laws, Orders and, during the period of their application, COVID-19 Measures, which are, in each case, applicable to their respective businesses, operations, assets and properties, except for noncompliance which would not reasonably be expected to be material to the Group Companies, taken as a whole. The Company has not received any notice of, or been charged with, any material violation of any such Laws, Orders or COVID-19 Measures.

Section 3.25    PPP Loan. The PPP Loan was obtained by the Company in accordance, in all material respects, with all applicable Laws and all applicable eligibility requirements under the Paycheck Protection Program, in each case as existing as of the time of the Company’s final application for the PPP Loan. The Company has not received a notice from any Governmental Authority asserting or threatening that any portion of the PPP Loan is not or may not be eligible for forgiveness or that the PPP Loan does not comply with applicable Laws and requirements. The Company has used the proceeds of the PPP Loan solely for the purposes permitted by the CARES Act, has spent all proceeds prior to the Closing Date, and has complied in all material respects with all requirements of the CARES Act and Payroll Protection Program in connection therewith. Schedule 3.25 of the Schedules sets forth (i) the original amount of the PPP Loan received by the Company, (ii) the proceeds of the PPP Loan used by the Company as of the date hereof, including a description of the use of such proceeds, (iii) the outstanding amount of the PPP Loan as of the date hereof, and (iv) and the portion (if any) of the PPP Loan that has been forgiven as of the date hereof.

Section 3.26    No Additional Representations or Warranties. Except as provided in this Article III (as modified by the Schedules) or the Ancillary Agreements to which it is a Party, none of the Group Companies, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Parent Parties and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Parent Parties.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

Except as set forth in the disclosure schedules delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”), or except as set forth in any Parent Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), and subject to the terms, conditions and limitations set forth in this Agreement, the

Parent Parties hereby jointly and severally represent and warrant to the Company, as of the date of this Agreement and the Closing Date, as follows:

Section 4.1    Organization. Each of the Parent Parties is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of the Parent Parties has all requisite corporate power and authority to own, lease and operate its properties and to carry on in all material respects its business as now being conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements to which such Parent Party is a party. Each of the Parent Parties is duly qualified, licensed or registered as a foreign entity to transact business, and is in good standing, under the Laws of each jurisdiction where the character of its properties or assets owned, leased or operated by it, its activities, or the location of the properties or assets owned, leased or operated by it requires such qualification, licensing or registration, except where the failure of such qualification, licensing or registration would not reasonably be expected to have a Material Adverse Effect. Except for Merger Sub, Parent has no Subsidiaries. Except as set forth in the preceding sentence, neither Parent nor Merger Sub owns, directly or indirectly, any interest or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Except as provided hereby, no Parent Party is party to any contract that obligates any Parent Party to invest money in, loan money to or make any capital contribution to any other Person.

Section 4.2    Authorization. Each of the Parent Parties has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject in the case of the consummation of the Merger, to the receipt of the requisite approval of the Transaction Proposals by the Parent Stockholders. The affirmative vote of the holders of a majority of the shares of Parent Common Stock and Parent Class B Stock, voting together as a single class, that are voted at the Parent Common Stockholders Meeting, is the only vote of the holders of Parent’s capital stock required to approve the Transaction Proposals, assuming a quorum is present (the “Parent Stockholder Approval”). Parent Stockholder Approval of the Transaction Proposals are the only votes of any class or series of Parent’s capital stock necessary to adopt this Agreement and any Ancillary Agreement and to approve the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. This Agreement has been, and the Ancillary Agreements to which any of the Parent Parties are or will be a party as of the Closing Date shall be, duly authorized, executed and delivered by each of the Parent Parties, as applicable, and, assuming the due authorization, execution and delivery by each other party hereto and thereto, constitutes the legal, valid and binding obligations of each of the Parent Parties, as applicable, enforceable against each of the Parent Parties, as applicable, in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 4.3    Capitalization.

(a)    Section 4.3(a) of the Parent Disclosure Schedule sets forth the number and holder of all of the issued and outstanding capital stock of Merger Sub as of the date hereof. Parent is the sole record and beneficial owner of all of the issued and outstanding equity securities of Merger Sub, free and clear of all Liens. All of the issued and outstanding equity securities of the Parent Parties have been duly authorized and validly issued, and are fully paid and non-assessable. No Person other than Parent has any rights with respect to such equity securities of Parent, and no Person other than Parent has any rights with respect to such equity securities of Merger Sub, and no such rights arise by virtue of or in connection with the transactions contemplated by this Agreement.

(b)    The authorized capital stock of Parent consists only of 111,000,000 shares of capital stock, consisting of (i) 100,000,000 shares of Parent Common Stock, (ii) 10,000,000 shares of Parent Class B Stock and (iii) 1,000,000 shares of preferred stock. As of the date hereof, the issued and outstanding capital stock of Parent consists of 28,509,835 shares of capital stock, consisting of (A) 22,807,868 shares of Parent Common Stock, (B) 5,701,967 shares of Parent Class B Stock and (C) no shares of preferred stock. All of the shares of Parent Common Stock issuable pursuant to this Agreement at the Effective Time will be, when so issued, (1) duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, (2) issued pursuant to an effective registration statement filed under the Securities Act, or an appropriate exemption therefrom, and in accordance therewith, and (3) registered under the Exchange Act. Except pursuant to this Agreement and the Parent Warrants, there are no stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity based compensation award or similar rights with respect to Parent and no options, warrants, rights, convertible or exchangeable securities, “phantom” rights, appreciation rights, performance units, commitments or other agreements relating to the Parent Common Stock, Parent Class B Stock or Parent preferred stock, or obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold any shares of Parent Common Stock, Parent Class B Stock, Parent preferred stock or any other interest in Parent, including any security convertible or exercisable into Parent Common Stock, Parent Class B Stock or Parent preferred stock. There are no Contracts to which Parent is a party which require Parent to repurchase, redeem or otherwise acquire any shares of Parent Common Stock, Parent Class B Stock, Parent preferred stock or any other interest in Parent. Each share of Parent Common Stock that has been sold has been sold pursuant to an effective registration statement filed under the Securities Act, or an appropriate exemption therefrom, and in accordance therewith. All shares of Parent Common Stock are registered under the Exchange Act. None of the issued and outstanding shares of Parent Common Stock or Parent Class B Stock were issued in violation of any preemptive rights, Laws or Orders. Except as set forth on Section 4.3(b) of the Parent Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of any shares of Parent Common Stock or any other interests in Parent.

(c)    Parent has issued 21,386,688 warrants (the “Parent Warrants”), each such Parent Warrant entitling the holder thereof to purchase one (1) share of Parent Common Stock on the terms and conditions set forth in the applicable warrant Contract.

(d)    Each holder of any of the shares of Parent Class B Stock initially issued to SWAG Sponsor in connection with Parent’s initial public offering (i) is obligated to vote all such shares of Parent Class B Stock in favor of approving the transactions contemplated hereby, and (ii) is not entitled to redeem any of such shares of Parent Class B Stock pursuant to the Organizational Documents of Parent.

Section 4.4    Consents and Approvals; No Violations. Subject to the receipt of the Parent Stockholder Approval of the Transaction Proposals, the filing of the Certificate of Merger, the filing of any Parent Report, the filing of the Proxy Statement, and the applicable requirements of the HSR Act, and assuming the truth and accuracy of the Company’s representations and warranties contained in Section 3.5 and the representations and warranties of the Company contained in any Ancillary Agreement, neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the Transactions will (A) conflict with or result in any material breach of any provision of the Organizational Documents of any Parent Party, (B) require any filing with, or the obtaining of any material consent or approval of, any Governmental Entity, (C) result in a material violation of or material default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license, agreement, lease or other contract, instrument or obligation to which any Parent Party is a party or by which any Parent Party or any of their respective assets may be bound, (D) result in the creation of any Lien upon any of the properties or assets of any Parent Party (other than Permitted Liens), or (E) violate in any material respect any Law or Order applicable to any Parent Party, except for violations or defaults which would not reasonably be expected to be material to the Parent Parties, taken as a whole.

Section 4.5    Financial Statements.

(a)    The financial statements and notes contained or incorporated by reference in the Parent Reports fairly present, in all material respects, (a) the financial condition of Parent as at the respective dates of, and for the periods referred to in, such financial statements, in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Regulation S-X of the SEC), and (b) the consolidated financial position, results of operations, income and cash flows of Parent as at the respective dates of, and for the periods referred to in, such financial statements, except as otherwise noted therein. Parent has no material off-balance sheet arrangements that are not disclosed in the Parent Reports.

(b)    Except as not required in reliance on exemptions from various reporting requirements by virtue of Parent’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, since December 31, 2020, (i) Parent has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP and (ii) Parent has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and principal financial officer by others within Parent, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared

Section 4.6    Reserved.

Section 4.7    Business Activities; No Undisclosed Liabilities.

(a)    Since its respective date of incorporation, neither Parent nor Merger Sub has carried on any business or conducted any operations other than: (i) directed towards the accomplishment of a Business Combination and (ii) the execution of this Agreement and the other Ancillary Agreements to which it is a party, the performance of its obligations hereunder and thereunder and matters ancillary thereto. Other than under this Agreement or the Ancillary Agreements or pursuant to the performance of its obligations thereunder, neither Parent nor Merger Sub has any liabilities.

(b)    Except as set forth in the consolidated balance sheet of Parent included in the Prospectus for the period from January 5, 2021 (inception) through January 22, 2021, no Parent Party has any liabilities or obligations of the type required to be disclosed in a consolidated balance sheet of the Parent Party in accordance with GAAP, except for liabilities and obligations (a) incurred since January 22, 2021 in the Ordinary Course, (b) incurred since January 22, 2021 pursuant to or in connection with this Agreement or the transactions contemplated hereby, (c) disclosed in any Parent filings with the SEC, or (d) disclosed in this Agreement (or its schedules).

Section 4.8    Absence of Certain Changes. Except as set forth on Section 4.8 of the Parent Disclosure Schedule and as set forth in any Parent filings with the SEC, since Parent’s incorporation:

(a)    Parent has conducted its business in all material respects in the Ordinary Course;

(b)    there has been no Material Adverse Effect; and

(c)    Parent has not taken any action or omitted to take an action, which, if taken or omitted to be taken after the date of this Agreement, would require the consent of Company in accordance with Section 5.2.

Section 4.9    Litigation.

(a)    Except as set forth on Section 4.9 of the Parent Disclosure Schedule, there are no Actions or Orders (including those brought or threatened by or before any Governmental Entity) pending or, to the knowledge of Parent, threatened against or otherwise relating to any Parent Party or any of their respective properties at Law or in equity, including Actions or Orders that challenge or seek to enjoin, alter or materially delay the transactions contemplated by this Agreement or any Ancillary Agreement, but excluding, in each case, Actions or Orders that would not reasonably be expected to be material to the Parent Parties, taken as a whole.

(b)    Parent has not filed any material suit, litigation, arbitration, claim or action against any other Person since its formation.

Section 4.10    Parent Material Contracts.

(a)    Section 4.10(a) of the Parent Disclosure Schedules sets forth a true, correct and complete list of the Parent Material Contracts.

(b)    The Parent Material Contracts (except those that are canceled, rescinded or terminated after the date hereof in accordance with their terms) are in full force and effect in all material respects in accordance with their respective terms with respect to Parent and, to the knowledge of Parent, the other party thereto, assuming the due authorization, execution and delivery by such other party thereto, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. To the knowledge of Parent, there does not exist under any Parent Material Contract any event of material default or event or condition that constitutes a material violation, breach or event of default thereunder on the part of Parent, in each case that would reasonably be expected to have a Material Adverse Effect on Parent.

Section 4.11    Tax Returns; Taxes. Except as otherwise disclosed on Section 4.11 of the Parent Disclosure Schedule:

(a)    all income and other material Tax Returns of Parent required to have been filed with any Governmental Entity in accordance with any applicable Law have been duly and timely filed (taking into account extensions of time for filing) and are correct and complete in all material respects;

(b)    all income and other material Taxes due and owing by Parent have been paid in full;

(c)    there are not currently any extensions of time in effect with respect to the dates on which any Tax Return of Parent were or are due to be filed;

(d)    no claims for additional unpaid Taxes have been asserted in writing within the last three (3) years and no proposals or deficiencies for any Taxes of Parent are being asserted, proposed or, to the knowledge of Parent, threatened, and no audit or investigation of any Tax Return of Parent is currently underway, pending or, to the knowledge of Parent, threatened;

(e)    Parent has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid to any employee, independent contractor, creditor, stockholder or other third party;

(f)    there are no outstanding waivers or agreements by or on behalf of Parent for the extension of time for the assessment of any Taxes or any deficiency thereof and Parent has not waived any statute of limitations in respect of Taxes;

(g)    there are no Liens for Taxes against any asset of Parent (other than Permitted Liens);

(h)    Parent is not a party to any Tax allocation or sharing agreement under which Parent will have any liability for Taxes after the Closing (excluding customary commercial agreements the primary subject of which is not Taxes);

(i)    Parent has not been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was Parent) and does not have any material liability for the Taxes of any Person (other than any subsidiary of any group the common parent of which was Parent) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or by contract (excluding customary commercial agreements the primary subject of which is not Taxes);

(j)    Parent is not and has not been a party to any “listed transaction,” as defined in Treasury Regulation Section 1.6011-4(b)(2);

(k)    no written claim has ever been made by an Governmental Entity in a jurisdiction where Parent does not file Tax Returns that Parent may be subject to taxation by that jurisdiction and which claim has not been resolved;

(l)    Parent is, and has been at all times since formation, treated as a corporation for United States federal income Tax purposes;

(m)    Parent will not be required to include any material item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions as described in Treasury Regulations Section 1.1502-13 (or any corresponding or similar provision of state, local or foreign income Tax law) or excess loss account described in Treasury Regulations Section 1.1502-19 (or any corresponding or similar provision of state, local or foreign income Tax Law), in each case, entered into or created on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date, other than amounts reflected on the financial statements of Parent and amounts accrued in the Ordinary Course since then; (vi) election described in Section 108(i) of the Code (or any corresponding or similar provision of state, local or non-U.S. Law);

(n)    During the two (2)-year period ending on the date of this Agreement, Parent has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that purported or intended to be governed in whole or in part by Section 355 of the Code;

(o)    Parent has not had a permanent establishment (within the meaning of an applicable Tax treaty or convention between the United States and such foreign country), or otherwise been subject to taxation in any country other than the country of its formation; and

(p)     Parent has not taken, or agreed to take, any action, or has knowledge of any fact or circumstance, that could reasonably be expected to prevent the Merger, taken together, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.12    Compliance with Laws. Each Parent Party is, and has been since their respective date of incorporation, in compliance in all material respects with all Laws which are applicable to their respective businesses, operations, assets and properties, except for noncompliance which would not reasonably be expected to be material to the Parent Parties taken as a whole. No Parent Party has received any written notice of, or been charged with, the material violation of any such Laws.

Section 4.13    Certain Fees. Except as set forth on Section 4.13 of the Parent Disclosure Schedule, no Group Company or any Equityholder shall be directly or indirectly obligated to pay or bear (e.g., by virtue of any payment by or obligation of any of the Parent Parties or any of their respective Affiliates at or at any time after the Closing) any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Parent Parties or any of their respective Affiliates.

Section 4.14    Organization of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the other transactions contemplated by this Agreement.

Section 4.15    SEC Filings; NASDAQ; Investment Company Act.

(a)    Parent has filed with or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since August 2, 2021.

(b)    As of its filing date (and as of the date of any amendment), each Parent Report complied, and each Parent Report filed between the date hereof and the Closing will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be.

(c)    As of their respective filing dates (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), except as may have been revised, corrected or superseded by any subsequent filing prior to the date hereof, the Parent Reports were, and any Parent Reports filed subsequent to the date hereof will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be. The Parent Reports did not, and as relates to any Parent Reports filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d)    Except as may have been corrected by any subsequent filing prior to the date hereof, each Parent Report that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)    The issued and outstanding shares of Parent Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “SWAG.” The Parent Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “SWAGW.” The Parent units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “SWAGU.” Since August 2, 2021, Parent has complied in all material respects with the material applicable listing and corporate governance rules and regulations of NASDAQ, including the requirements for continued listing of the Parent Common Stock on NASDAQ, and there are no actions, suits or proceedings pending or, to the knowledge of Parent, threatened or contemplated, and Parent has not received any notice from NASDAQ or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the Parent Common Stock from NASDAQ or the SEC.

(f)    Parent maintains disclosure controls and procedures (as defined by Rule 13a-15(e) under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports and documents that it files under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent maintains internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act). Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act.

(g)    Parent is in compliance in all material respects with the provisions of Sarbanes-Oxley Act and the provisions of the Exchange Act and the Securities Act relating thereto, which under the terms of such provisions and applicable SEC guidance (including the dates by which such compliance is required) have become applicable to Parent.

(h)    Parent is not, and following the Closing will continue not to be, an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Parent constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 4.16    Information Supplied. None of the information supplied or to be supplied by any Parent Party for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first mailed or at the time of the Parent Common Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or that are included in the Proxy Statement). Notwithstanding the foregoing, no Parent Party makes any representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by, or on behalf of, the Group Companies for inclusion or incorporation by reference in the Proxy Statement, or (b) any projections or forecasts included in the Proxy Statement.

Section 4.17    Board Approval; Stockholder Vote. The board of directors of each Parent Party (including any required committee or subgroup of the board of directors of such Parent Party) has, as of the date of this Agreement, unanimously (a) approved and declared the advisability of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, and (b) determined that the consummation of the transactions contemplated hereby and thereby are in the best interests of such Parent Party and the stockholders of such Parent Party. Other than the approval of the Transaction Proposals by the Parent Stockholders, no other corporate proceedings on the part of any Parent Party are necessary to approve the consummation of the transactions contemplated hereby.

Section 4.18    Trust Account.

(a)    As of the date hereof, Parent has $231,507,665.62 (the “Trust Amount”) in the account established by Parent for the benefit of its public stockholders (the “Trust Account”), with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of July 28, 2021, by and between Parent and the Trustee (the “Trust Agreement”). Other than pursuant to the Trust Agreement, the obligations of Parent under this Agreement are not subject to any conditions regarding Parent’s, its Affiliates’ or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby.

(b)    The Trust Agreement has not been amended or modified, is valid and in full force and effect and is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies. There are no separate contracts, side letters or other understandings (whether written or unwritten, express or implied) (i) between Parent and the Trustee that would cause the description of the Trust Agreement in the Parent Reports to be inaccurate in any material respect, or (ii) to Parent’s knowledge, that would entitle any Person (other than stockholders of Parent holding Parent Common Stock sold in Parent’s initial public offering who shall have elected to redeem their shares of Parent Common Stock pursuant to Parent’s Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (A) to pay income and franchise taxes from any interest income earned in the Trust Account, (B) to pay working capital related costs, and (C) to redeem Parent Common Stock in accordance with the provisions of Parent’s Organizational Documents. There are no Actions pending or, to Parent’s knowledge, threatened with respect to the Trust Account.

(c)    As of the date hereof, assuming the accuracy of the representations and warranties of the Group Companies contained herein and the compliance by the Company with its obligations hereunder, neither Parent nor Merger Sub have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Parent and Merger Sub on the Closing Date.

Section 4.19    Affiliate Transactions. Except as set forth on Section 4.19 of the Parent Disclosure Schedules and the Parent Reports, there are no material transactions, agreements, arrangements or understandings between any Parent Party, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of such Parent Party.

Section 4.20    Independent Investigation; No Reliance. The Parent Parties have conducted their own independent investigation, verification, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Group Companies, which investigation, review and analysis was conducted by the Parent Parties and their respective Affiliates and, to the extent the Parent Parties deemed appropriate, by the Representatives of the Parent Parties. Each Parent Party acknowledges that it and its Representatives have been provided access to the personnel, properties, premises and records of the Group Companies for such purpose. In entering into this Agreement, each Parent Party acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Group Companies or any of the Group Companies’ Representatives (except the specific representations and warranties of the Company expressly set forth in Article III of this Agreement), and each Parent Party acknowledges and agrees, to the fullest extent permitted by Law, that: (a) no Group Company or any of its directors, officers, equityholders, members, employees, Affiliates, controlling Persons, agents, advisors or Representatives makes or has made any oral or written representation or warranty, either express or implied, as to the accuracy or completeness of (i) any of the information set forth the due diligence materials, or (ii) the pro-forma financial information, projections or other forward-looking statements of the Company or any of the Company Subsidiaries, in each case in expectation or furtherance of the transactions contemplated by this Agreement; and (b) no Group Company nor any of its directors, officers, employees, equityholders, members, Affiliates, controlling Persons, agents, advisors, Representatives or any other Person shall have any liability or responsibility whatsoever to any of the Parent Parties or their respective directors, officers, employees, Affiliates, controlling Persons, agents or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made (including set forth in management summaries relating to the Company provided to the Parent Parties, in materials furnished in the Company’s data site (virtual or otherwise), in presentations by the Company’s management or otherwise), to any of the Parent Parties or their respective directors, officers, employees, Affiliates, controlling Persons, advisors, agents or Representatives (or any omissions therefrom), unless, in each case, to the extent any such information is also subject to disclosure under this Agreement or the Schedules.

Section 4.21    Employees and Employee Benefits.

(a)    No Parent Party or any subsidiary has ever employed any employees and no individuals provide, nor have any individuals ever provided, services to any Parent Party as an employee, consultant or independent contractor.

(b)    No Parent Party has or could reasonably be expected to have any liability or obligation of any kind under ERISA, including by reason of at any time being considered a single employer under Section 414 of the Code or under ERISA with any other Person or by reason of at any time being considered a member of an affiliated service group with any other Person under Section 414(m) of the Code.

Section 4.22    Valid Issuance. The shares of Parent Common Stock issuable as Merger Consideration, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly authorized and validly issued, fully paid and nonassessable and will be issued free and clear of any Liens (other than such Liens as created by Parent’s Organizational Documents or applicable securities Laws) or any preemptive rights.

Section 4.23    Takeover Statutes and Charter Provisions. Each of the board of directors of Parent and Merger Sub has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL or any similar restrictions under any foreign Laws will be inapplicable to this Agreement and the Merger. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover Law or similar domestic or foreign Law applies with respect to Parent or Merger Sub in connection with this Agreement or the Merger. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which Parent or Merger Sub is subject, party or otherwise bound.

Section 4.24    No Additional Representations or Warranties. Except as provided in and this Article IV (as modified by the Parent Disclosure Schedules), none of the Parent Parties, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Group Companies and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Group Companies.

ARTICLE V

COVENANTS

Section 5.1    Interim Operations of the Company. The Company agrees that, during the period from the date of this Agreement to the earlier of (x) termination of this Agreement in accordance with Section 8.1, and (y) Closing, except as (i) otherwise contemplated by this Agreement or any Ancillary Agreement, (ii) required by applicable Law (including COVID-19 Measures), (iii) described in Section 5.1 of the Schedules or (iv) consented to by Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)    the Company shall, and shall cause each Company Subsidiary to, conduct its business in the Ordinary Course in all material respects and, to the extent consistent with the foregoing, use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) keep available the services of its officers and key employees and (iii) maintain existing relationships with its Material Customers, Material Suppliers and other material business relationships with it; and

(b)    the Company shall not, and shall cause each Company Subsidiary not to, effect any of the following:

(i)    make any change in or amendment to its Organizational Documents (other than to effectuate the A&R Charter and the A&R Bylaws);

(ii)    issue or sell, or authorize to issue or sell, any membership interests, shares of its capital stock or any other ownership interests, as applicable, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any shares of its membership interests, capital stock or any other ownership interests, as applicable (for the avoidance of doubt, this Section 5.1(b)(ii) shall not prevent (a) a Company Optionholder from otherwise exercising any or all vested Company Options held by such Company Optionholder in accordance with the applicable award agreement), (b) the granting of Company Options to employees, officers or directors in the Ordinary Course or (c) a Company Warrantholder from otherwise exercising any or all Company Warrants held by such Company Warrantholder in accordance with the applicable warrant agreement;

(iii)     split, combine, redeem or reclassify, or purchase or otherwise acquire, any membership interests, shares of its capital stock or any other ownership interests, as applicable;

(iv)    sell, lease, license, permit to lapse, transfer, abandon or otherwise dispose of any of its properties or assets (including any Company Owned Intellectual Property) that are material to its business, other than (A) pursuant to Contracts to which the Company or any of its Subsidiaries are a party that are in effect as of the date of this Agreement, (B) non-exclusive licenses of Company Owned Intellectual Property granted in the ordinary course, (C) sales or other dispositions in the ordinary course of business consistent with past practice and (D) sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $2,500,000 in the aggregate;

(v)    amend in any adverse respect or terminate any Company Material Contract or Lease;

(vi)    (A) incur any Indebtedness in excess of $2,500,000, other than short-term Indebtedness or letters of credit incurred in the Ordinary Course or borrowings under existing credit facilities, or (B) make any loans or advances to any other Person;

(vii)    Except as required under the terms of any Company Benefit Plan set forth on Section 3.16(a) of the Schedules or any Company Material Contract set forth on Section 3.12(a)(iii) of the Schedules, in each case, in effect as of the date hereof (A) grant to any employee, officer, director or independent contractor of the Group Companies any increase in compensation or benefits, except Ordinary Course annual or merit increases, (B) adopt or establish any new compensation or benefit plans or arrangements, or amend or terminate, or agree to amend or terminate, any existing Company Benefit Plans (other than amendments to group welfare plans made in the Ordinary Course in conjunction with annual renewals or group welfare benefits), (C) accelerate the time of payment, vesting or funding of any compensation or benefits under any Company Benefit Plan (including any plan or arrangement that would be a Company Benefit Plan if it was in effect on the date hereof), (D) terminate (other than for cause), furlough or temporarily lay off the employment or service of any employee or independent contractor whose total annual base compensation exceeds $300,000, (E) hire any or engage employee or independent contractor whose total annual base compensation exceeds $300,000; or (F) enter into any new employment agreement with any employee having an annual base salary in excess of $300,000 (other than (x) pursuant to Section 5.17 of this Agreement and (y) agreements that can be terminated upon notice without cost, penalty or severance payment);

(viii)     (a) make, change or rescind any material Tax election, (b) settle or compromise any claim, notice, audit report or assessment in respect of any material Taxes, (c) file any amended material Tax Return or claim for a material Tax refund, (d) surrender any right to claim a refund of material Taxes, (e) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or closing agreement related to any Tax (excluding any agreement entered into the Ordinary Course and not primarily related to Taxes), (f) fail to pay any income or other material Tax that becomes due and owing, other than Taxes being contested in good faith through appropriate proceedings, and for which adequate reserves have been established in accordance with GAAP, (g) request any Tax ruling from a competent authority or, (h) except in the Ordinary Course, consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(ix)    cancel or forgive any Indebtedness in excess of $250,000 owed to the Company;

(x)    except as may be required by Law or GAAP, make any material change in the financial or Tax accounting methods, principles or practices of the Company (or change an annual accounting period);

(xi)    unless required by applicable Law, (i) modify, extend terminate, negotiate, or enter into any collective bargaining agreement, works council agreement or any other Contract with any labor union, works council, or other labor organization, or (ii) recognize or certify any labor union, labor organization, works council, or other labor organization, or group of employees, as the bargaining representative for any employees of the Group Companies;

(xii)    implement or announce any “mass layoffs”, “plant closings,” reductions in force, or other actions that would reasonably be expected to trigger notice the federal Worker Adjustment and Retraining Notification Act of 1988 or any similar Law (collectively, the “WARN Act”);

(xiii)    take affirmative steps to waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor with base annual compensation in excess of $300,000;

(xiv)    grant or otherwise create or consent to the creation of any Lien (other than a Permitted Lien) on any of its material assets or Leased Real Properties;

(xv)    declare, set aside or pay any dividend or make any other distribution;

(xvi)    make any material change to any of the cash management practices of the Company or any Company Subsidiary, including materially deviating from or materially altering any of its practices, policies or procedures in paying accounts payable or collecting accounts receivable;

(xvii)    waive, release, assign, settle or compromise any material rights, claims, suits, actions, audits, reviews, hearings, proceedings, investigations or litigation (whether civil, criminal, administrative or investigative) against the Company or any Company Subsidiary other than waivers, releases, assignments, settlements or compromises that do not exceed $500,000 individually or $1,000,000 in the aggregate;

(xviii)    make or incur any capital expenditures, except for capital expenditures (A) in the Ordinary Course or (B) in an amount not to exceed $2,500,000 individually or $5,000,000 in the aggregate;

(xix)    buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (A) inventory and supplies in the Ordinary Course, or (B) other assets in an amount not to exceed $500,000 individually or $2,000,000 in the aggregate;

(xx)    enter into any new line of business;

(xxi)    adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization. other than the Merger and the transactions contemplated hereunder;

(xxii)    fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies consistent with levels maintained by the Company and each Company Subsidiary on the date of this Agreement;

(xxiii)    take any action (other than actions explicitly permitted by this Agreement) that is reasonably likely to prevent, delay or impede the consummation of the Merger or the other transactions contemplated by this Agreement; or

(xxiv)    authorize any of, or commit or agree to take any of, the foregoing actions in respect of which it is restricted by the provisions of this Section 5.1.

Section 5.2    Interim Operations of the Parent Parties. Each Parent Party agrees that, during the period from the date of this Agreement to the earlier of (x) termination of this Agreement in accordance with Section 8.1, and (y) Closing, except as (i) otherwise contemplated by this Agreement or any Ancillary Agreement, (ii) required by applicable Law (including COVID-19 Measures), (iii) described in Section 5.2 of the Parent Disclosure Schedules or (iv) consented to by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), that such Parent Party shall not effect any of the following:

(a)    make any change in or amendment to its Organizational Documents;

(b)    other than (i) seeking and negotiating Subscription Agreements or (ii) as set forth on Section 5.2(b) of the Parent Disclosure Schedule (the “Permitted Financing”), issue or sell, or authorize to issue or sell, any membership interests, shares of its capital stock or any other ownership interests, as applicable, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any shares of its membership interests, capital stock or any other ownership interests, as applicable;

(c)    split, combine, redeem or reclassify, or purchase or otherwise acquire, any membership interests, shares of its capital stock or any other ownership interests, as applicable (other than in accordance with the Offer or the Merger at the Closing);

(d)    authorize or pay any dividends or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, stock or other securities of such Parent Party) or otherwise make any payments to any stockholder of such Parent Party in their capacity as such (other than in accordance with the Offer at the Closing);

(e)    sell, lease or otherwise dispose of any of its properties or assets that are material to its business;

(f)    incur any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of the Company’s Subsidiaries or guaranty any debt securities of another Person;

(g)    (i) make, change or rescind any material Tax election, (ii) settle or compromise any claim, notice, audit report or assessment in respect of any material Taxes, (iii) file any material amended Tax Return or claim for a material Tax refund, (iv) surrender any right to claim a refund of material Taxes, (v) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or closing agreement related to any Tax (excluding any agreement entered into in the Ordinary Course and not primarily related to Taxes), (vi) fail to pay any income or other material Tax that becomes due and owing, other than Taxes being contested in good faith through appropriate proceedings, and for which adequate reserves have been established in accordance with GAAP, (vii) request any Tax ruling from a competent authority or, (viii) except in the Ordinary Course, consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(h)    except as may be required by Law or GAAP, make any material change in the financial or Tax accounting methods, principles or practices of such Parent Party (or change an annual accounting period);

(i)    take any action (other than actions explicitly permitted by this Agreement) likely to prevent, delay or impede the consummation of the Merger or the other transactions contemplated by this Agreement;

(j)    make any amendment or modification to the Trust Agreement;

(k)    make or allow to be made any reduction in the Trust Amount, other than as expressly permitted by its Organizational Documents;

(l)    directly or indirectly acquire, whether by merger or consolidating with, or acquiring all or substantially all of the assets, of any other Person;

(m)    make any capital expenditures;

(n)    enter into any new line of business;

(o)    adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization. other than the Merger and the transactions contemplated hereunder; or

(p)    authorize any of, or commit or agree to take any of, the foregoing actions in respect of which it is restricted by the provisions of this Section 5.2.

Section 5.3    Trust Account. Upon satisfaction or waiver of the conditions set forth in Article VI and provision of notice thereof to the Trustee (which notice Parent shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Parent (i) shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) shall use commercially reasonable efforts to cause the Trustee to (A) pay as and when due all amounts payable to stockholders of Parent holding shares of the Parent Common Stock sold in Parent’s initial public offering who shall have previously validly elected to redeem their shares of Parent Common Stock pursuant to Parent’s Organizational Documents, and (B) immediately thereafter, pay all remaining amounts then available in the Trust Account (the “Available Cash”) in accordance with this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 5.4    Commercially Reasonable Efforts; Consents.

(a)    Each of the Parties shall, and shall cause their Affiliates to, cooperate, and use their respective commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Transactions as promptly as practicable after the date hereof, including (i) obtaining all licenses, permits, clearances, consents, approvals, authorizations, qualifications and orders of Governmental Entities necessary to consummate the Transactions and (ii) seeking, negotiating and entering into Subscription Agreements. The Company shall pay 100% of the applicable filing fees due under the HSR Act in connection with the Merger. In addition to the foregoing, the Company agrees to provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought in connection with the Transactions; provided, however that any costs incurred in connection with such consents shall be Company Transaction Expenses.

(b)    Without limiting the generality of the foregoing, each Party will, and will cause its Affiliates to, promptly after execution of this Agreement (but in no event later than ten (10) Business Days after the date hereof) make all filings as are required under the HSR Act for the Transactions and such filings shall request early termination of any applicable waiting period under the HSR Act; provided, that in the event that the U.S. Federal Trade Commission or Antitrust Division of the U.S. Department of Justice is not accepting such filings under the HSR Act because of a government shutdown, such deadline shall be extended, if applicable, to the next Business Day following the date on which filings under the HSR Act are again accepted. Each Party will promptly furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing under the HSR Act for the Transactions and will take (and will cause its Affiliates to take) all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act for the Transactions as soon as practicable. Each Party will promptly provide the other with copies of all written communications (and summaries of the substance of all oral communications) between each of them, any of their Affiliates or any of its or their Representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the Transactions. Without limiting the generality of the foregoing, and subject to applicable Law, each of the Group Companies and Parent Parties will, and will cause their Affiliates to: (A) promptly notify the other Parties of any written communication made to or received by them, as the case may be, from any Governmental Entity regarding the Transactions; (B) permit each other to review in advance any proposed written communication to any such Governmental Entity regarding the Transactions and incorporate reasonable comments thereto; (C) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend; (D) not agree to extend any waiting period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the Transactions, except with the prior written consent of the other Parties (such consent not to be unreasonably withheld, conditioned or delayed); and (E) furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act) and written communications between such Party and their Affiliates and their respective agents, on one hand, and any such Governmental Entity, on the other hand, in each case, with respect to this Agreement and the Transactions.

(c)    No Party shall take any action that could reasonably be expected to adversely affect or delay the clearance, consent, approval or authorization of any Governmental Entity of the Transactions. The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent Order or Law that would adversely affect the ability of the Parties to consummate the Transactions, to use commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 5.5    Public Announcements. None of the Parties shall, and each Party shall cause its Affiliates not to, make or issue any public announcement or press release to the general public with respect to this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that no such consent or prior notice shall be required in connection with any public announcement or press release the content of which is consistent with that of any prior or contemporaneous public announcement or press release by any Party in compliance with this Section 5.5. Nothing in this Section 5.5 shall limit any Party from making any announcements, statements or acknowledgments that such Party is required by applicable Law or the requirements of any national securities exchange to make, issue or release; provided, that, to the extent practicable, the Party making such announcement, statement or acknowledgment shall provide such announcement, statement or acknowledgment to the other Parties prior to release and consider in good faith any comments from such other Parties.

Section 5.6    Access to Information. Confidentiality. From the date hereof until the earlier of the termination of this Agreement in accordance with its terms and Closing, upon reasonable advance notice, the Company shall, and shall cause each Company Subsidiary to, provide to Parent Parties and their representatives during normal business hours reasonable access to all employee, facilities, books and records of the Company and the Company Subsidiaries reasonably requested; provided that (a) such access shall be at the risk of Parent Parties and their representatives, (b) such access shall occur in such a manner as the Company reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement and (c) nothing herein shall require the Company to provide access to, or to disclose any information to, the Parent Parties or any of their representatives if such access or disclosure, in the good faith reasonable belief of the Company, (i) would cause significant competitive harm to the Company or any Company Subsidiary if the transactions contemplated by this Agreement are not consummated, (ii) would waive any legal privilege or (iii) would be in violation of applicable laws or regulations of any Governmental Entity (including the HSR Act and any other applicable Laws). For the avoidance of doubt, the Company shall not be obligated under this Section 5.6 to permit the Parent Parties or any of their representatives to conduct any invasive, intrusive or subsurface sampling or testing of any media at the Company’s properties or facilities. All of such information provided to the Parent Parties shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions and restrictions of which are by this reference hereby incorporated herein.

Section 5.7    Tax Matters.

(a)    Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement shall be borne by the Surviving Company, and the Parties will cooperate in filing all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

(b)    Tax Returns, Audits and Cooperation. Parent and the Company shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns of the Group Companies and any audit, litigation or other proceeding with respect to Taxes of the Group Companies. Such cooperation shall include the retention and (upon the other Party’s reasonable request) the provision of records and information which are reasonably relevant to any such audit and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c)    FIRPTA Certificate. At or prior to the Closing, the Company shall deliver or cause to be delivered to Parent (i) a certificate of the Company certifying that the Company is not, and has not been, a United States real property holding corporation, within the meaning of Section 897 of the Code, during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and (ii) a form of notice to the IRS prepared in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) (together, the “FIRPTA Certificate”).

(d)    Tax Treatment. Each of the Parties intends that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Sections 354, 361 and 368 of the Code and Treasury Regulations Section 1.368-2(g). The Parties agree to report for all Tax purposes in a manner consistent with, and not otherwise take any U.S. federal income tax position inconsistent with, this Section 5.7(d) unless otherwise required by a change in applicable Law, or as required pursuant to a “determination” within the meaning of Section 1313 of the Code. Except as required by applicable Law, the Parties shall not take any action, or fail to take any action, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(e)    Tax Opinions. Each of Parent and the Company shall cooperate and use their respective commercially reasonable efforts to obtain any Tax opinions required to be filed with the SEC in connection with the Proxy Statement, including by delivering customary representation letters to applicable counsel.

Section 5.8    Directors’ and Officers’ Indemnification.

(a)    Parent agrees to cause the Surviving Company to ensure, and the Surviving Company immediately following the Closing agrees to ensure, that all rights to indemnification now existing in favor of any individual who, at or prior to the Effective Time, was a director or officer of the Company or any of the Company Subsidiaries (collectively, with such individual’s heirs, executors or administrators, the “Indemnified Persons”) solely to the extent as provided in the respective governing documents and indemnification agreements to which the Company or any of the Company Subsidiaries is a party or bound, shall survive the Mergers and shall continue in full force and effect for a period of not less than six (6) years from the Effective Time and indemnification agreements and the provisions with respect to indemnification and limitations on liability set forth in such governing documents shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of the Indemnified Persons thereunder; provided, that in the event any claim or claims are asserted or made within such six (6) year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. Neither Parent nor the Surviving Company shall settle, compromise or consent to the entry of judgment in any action, proceeding or investigation or threatened action, proceeding or investigation without the written consent of such Indemnified Person.

(b)    On or prior to the Closing Date, the Company shall purchase, through a broker of Company’s choice, and maintain in effect for a period of six (6) years thereafter, (i) a tail policy to the current policy of directors’ and officers’ liability insurance maintained by the Company, which tail policy shall be effective for a period from the Closing through and including the date six (6) years after the Closing Date with respect to claims arising from facts or events that occurred on or before the Closing, and which tail policy shall contain substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, but not materially more advantageous than, in the aggregate, the coverage currently provided by such current policy, and (ii) “run off” coverage as provided by the Company’s fiduciary and employee benefit policies, in each case, covering those Persons who are covered on the date hereof by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than, but not materially more advantageous than, the coverage provided under the Company’s existing policy, provided, that, in no event shall Parent or the Surviving Company be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company and for such insurance policy for the year ended December 31, 2020. The amount paid by the Company under this Section 5.8(b) is referred to as the “Tail Premium.”

(c)    From and after the Effective Time, the Parent Parties agree to cause the Surviving Company, and the Surviving Company immediately following the Closing agrees, to indemnify, defend and hold harmless, as set forth as of the date hereof in the Organizational Documents of the Company and to the fullest extent permitted under applicable Law, all Indemnified Persons with respect to all acts and omissions arising out of such individuals’ services as officers or directors of the Company or any of the Company Subsidiaries occurring prior to the Effective Time, including the execution of, and the transactions contemplated by, this Agreement. Without limitation of the foregoing, in the event any such Indemnified Person is or becomes involved, in any capacity, in any action, proceeding or investigation in connection with any matter, including the transactions contemplated by this Agreement, occurring prior to, on or after the Effective Time, the Surviving Company, from and after the Effective Time, shall pay, as incurred, such Indemnified Person’s legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. The Surviving Company shall pay, within thirty (30) days after any request for advancement, all expenses, including attorneys’ fees, which may be incurred by any Indemnified Person in enforcing this Section 5.8 or any action involving an Indemnified Person resulting from the transactions contemplated by this Agreement subject to an undertaking by such Indemnified Person to return such advancement if such Indemnified Person is ultimately determined to not be entitled to indemnification hereunder.

(d)    Notwithstanding any other provisions hereof, the obligations of the Parent Parties and the Surviving Company contained in this Section 5.8 shall be binding upon the successors and assigns of the Parent Parties and the Surviving Company. In the event any of the Parent Parties or the Surviving Company, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person, or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made, as a condition to entering into any such transaction, so that the successors and assigns of any Parent Party or the Surviving Company, as the case may be, are required to honor the indemnification and other obligations set forth in this Section 5.8.

(e)    The obligations of the Parent Parties and the Surviving Company under this Section 5.8 shall survive the Closing and shall not be terminated or modified in such a manner as to affect adversely any Indemnified Person to whom this Section 5.8 applies without the written consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Persons to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8, each of whom may enforce the provisions of this Section 5.8).

(f)    Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of the Company Subsidiaries or any of their respective directors or officers, it being understood and agreed that the indemnification provided for in this Section 5.8 is not prior to or in substitution for any such claims under such policies.

Section 5.9    Proxy Statement.

(a)    As promptly as practicable following the execution and delivery of this Agreement and the availability of the PCAOB Financial Statements, Parent shall, in accordance with this Section 5.9, prepare and file with the SEC, a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Parent Common Stock to be issued under this Agreement, which Registration Statement will also contain the Proxy Statement. Each of Parent and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. The Company shall pay all filing fees in connection with the preparation, filing and mailing of the Registration Statement and Proxy Statement. Each of Parent and the Company shall furnish all information concerning it as may reasonably be requested by the other Party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. Promptly after the Registration Statement is declared effective under the Securities Act, Parent will cause the Proxy Statement to be mailed to the Parent Stockholders.

(b)    Without limitation, in the Proxy Statement, Parent shall (i) solicit proxies from holders of Parent Common Stock and Parent Class B Stock to vote at the Parent Common Stockholders Meeting in favor of (A) the adoption of this Agreement and the approval of the transactions contemplated hereby pursuant to Section 251 of the DGCL, (B) the issuance of Parent Common Stock issuable pursuant to this Agreement at the Effective Time, (C) the adoption of an Omnibus Incentive Plan, previously approved by the Board of Directors of Parent, in form and substance as set forth in Exhibit F hereto, with such changes as may be mutually agreed between Parent and the Company (the “Omnibus Incentive Plan”), (D) approval of the

A&R Charter and each change to the A&R Charter that is required to be separately approved, and (E) any other proposals the Parties deem necessary or desirable to consummate the transactions contemplated hereby (collectively, the “Transaction Proposals”), and (ii) file with the SEC financial and other information about the transactions contemplated hereby in accordance with the Exchange Act. The Registration Statement and the Proxy Statement will comply as to form and substance with the applicable requirements of the Exchange Act and the rules and regulations thereunder. The Company shall furnish all information concerning it and its Affiliates to Parent, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Registration Statement and the Proxy Statement, and the Registration Statement and the Proxy Statement shall include all information reasonably requested by the Company to be included therein. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Parent in connection with Parent’s preparation for inclusion in the Registration Statement and the Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by the Registration Statement and the Proxy Statement. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Registration Statement and shall provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Registration Statement.

(c)    Prior to filing with the SEC, Parent will make available to the Company drafts of the Registration Statement, and any material amendment or supplement to the Registration Statement and will provide the Company with a reasonable opportunity to comment on such drafts, shall consider such comments in good faith and shall accept all reasonable additions, deletions or changes suggested by the Company in connection therewith. Parent shall provide written notice (email permitted) to the Company upon filing any such documents with the SEC (including response to any comments from the SEC with respect thereto). Parent will advise the Company promptly after receipt of notice thereof, of (i) the time when the Registration Statement has been filed, (ii) receipt of oral or written notification of the completion of the review of the Registration Statement by the SEC, (iii) the filing of any supplement or amendment to the Registration Statement, (iv) any request by the SEC for amendment of the Registration Statement, (vii) any comments from the SEC relating to the Registration Statement and responses thereto, or (viii) requests by the SEC for additional information. Parent shall promptly respond to any SEC comments on the Registration Statement and each shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC under the Exchange Act as soon after filing as practicable; provided, that prior to responding to any material requests or comments from the SEC, Parent will make available to the Company drafts of any such response and provide the Company with a reasonable opportunity to comment on such drafts.

(d)    If at any time prior to the Parent Common Stockholder Meeting there shall be discovered any information that should be set forth in an amendment or supplement to the Registration Statement so that the Registration Statement, as applicable, would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Parent shall promptly transmit to its stockholders an amendment or supplement to the Registration Statement containing such information. If, at any time prior to the Effective Time, the Company discovers any information, event or circumstance relating to the Group Companies or any of their respective Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Registration Statement so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Company shall promptly inform Parent of such information, event or circumstance.

(e)    Parent shall make all necessary filings with respect to the transactions contemplated hereby under the Securities Act, the Exchange Act and applicable “blue sky” laws and any rules and regulations thereunder.

(f)    The Company shall use its commercially reasonable efforts to promptly provide Parent with all information concerning the Group Companies reasonably requested by Parent for inclusion in the Registration Statement and any amendment or supplement to the Registration Statement (if any). The Company shall cause the officers and employees of the Group Companies to be reasonably available to Parent and its counsel in connection with the drafting of the Registration Statement and responding in a timely manner to comments on the Registration Statement from the SEC.

(g)    Parent shall not terminate or withdraw the Offer other than in connection with the valid termination of this Agreement in accordance with Article VIII. Parent shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC, NASDAQ or the respective staff thereof that is applicable to the Offer. Nothing in this Section 5.9(g) shall (i) impose any obligation on Parent to extend the Offer beyond the Outside Date, or (ii) be deemed to impair, limit or otherwise restrict in any manner the right of Parent to terminate this Agreement in accordance with Article VIII.

(h)    Parent shall use its reasonable best efforts to (i) cause the shares of Parent Common Stock to be issued to the Equityholders as provided in Article II to be approved for listing on NASDAQ upon issuance, and (ii) make all necessary and appropriate filings with NASDAQ and undertake all other steps reasonably required prior to the Closing Date to effect such listing.

Section 5.10    Parent Common Stockholder Meeting.

(a)    Parent shall, as promptly as practicable, establish a record date (which date shall be mutually agreed with the Company), and, as soon as practicable following the Registration Statement being declared effective by the SEC, duly call, give notice of, convene and hold a meeting of Parent’s stockholders (the “Parent Common Stockholders Meeting”); provided that Parent may postpone or adjourn the Parent Common Stockholders Meeting on one or occasions (i) upon receipt of a Company Adjournment Request, (ii) to solicit additional proxies for the purpose of obtaining the Parent Stockholder Approval, (iii) for the absence of a quorum and (iv) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Parent has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Parent Stockholders prior to the Parent Common Stockholders Meeting; provided, that, without the consent of the Company, the Parent Common Stockholders Meeting (x) may not be adjourned to a date that is more than 15 days after the date for which the Parent Common Stockholders Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three Business Days prior to the Outside Date. By written notice, the Company may request that Parent adjourn the Parent Common Stockholders Meeting (“Company Adjournment Request”) until the earlier of (x) 15 days after the date for which the Parent Common Stockholders Meeting was then scheduled or (y) the date that is the third Business Day prior to the Outside Date, if the Company believes in good faith that such adjournment is necessary in order to solicit additional proxies for the purpose of obtaining the Parent Stockholder Approval or for the absence of a quorum of Parent Stockholders. Upon receipt of the Company Adjournment Request, Parent shall adjourn the Parent Common Stockholders Meeting for the period of time specified in the Company Adjournment Request; provided that the Company may not issue more than one Company Adjournment Request.

(b)    Parent shall, through its board of directors, recommend to its stockholders that they vote in favor of the Transaction Proposals (the “Parent Board Recommendation”) and Parent shall include the Parent Board Recommendation in the Proxy Statement. Except as required by applicable law (including Delaware law relating to fiduciary duties), the board of directors of Parent shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Parent Board Recommendation (a “Change in Recommendation”). Parent shall promptly, but in any event no later than within one (1) Business Day, notify the Company in writing of any final determination to make a Change in Recommendation.

Section 5.11    Section 16 of the Exchange Act. Prior to the Closing, the board of directors of Parent, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Parent Common Stock pursuant to this Agreement by any officer or director of the Group Companies who is expected to become a “covered person” of Parent for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) shall be an exempt transaction for purposes of Section 16.

Section 5.12    Nonsolicitation.

(a)    From the date of this Agreement until the earlier of (i) the Effective Time or (ii) the date on which this Agreement is terminated, other than in connection with the transactions contemplated hereby, each Parent Party agrees that it will not, and will not authorize or (to the extent within its control) permit any of its Subsidiaries or any of its or its Subsidiaries’ directors, officers, employees, agents or representatives (including investment bankers, attorneys and accountants), in each case in such directors’, officers’, employees’, agents’ or representatives’ capacity in such role with the applicable Parent Party, to, directly or indirectly, (i) knowingly encourage, initiate, solicit or facilitate, offer or make any offers or proposals related to a Business Combination, (ii) enter into, engage in or continue any discussions or negotiations with respect to any Business Combination with, or provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to a Business Combination, or (iii) enter into any agreement (whether or not binding) relating to a Business Combination. Each Parent Party shall promptly notify the Company of any submissions, proposals or offers made with respect to a Business Combination as soon as practicable following such Parent Party’s awareness thereof.

(b)    From the date of this Agreement until the earlier of (i) the Effective Time or (ii) the date on which this Agreement is terminated, the Company agrees that it will not, and will not authorize or (to the extent within its control) permit any of its Affiliates, directors, officers, employees, agents or representatives (including investment bankers, attorneys and accountants) to, directly or indirectly, (i) knowingly encourage, initiate, solicit, or facilitate any inquiries regarding or the making of offers or proposals that constitute an Acquisition Proposal (except as otherwise required by Law), (ii) engage in any discussions or negotiations with respect to an Acquisition Proposal with, or provide any non-public information or data to, any Person that has made, or informs the Company that it is considering making, an Acquisition Proposal, or (iii) enter into any agreement (whether or not binding) relating to an Acquisition Proposal. The Company shall give notice of any Acquisition Proposal to Parent as soon as practicable following its awareness thereof. For purposes of this Agreement, “Acquisition Proposal” means any contract, proposal, offer or indication of interest in any form, written or oral, relating to any transaction or series of related transactions (other than transactions with the Parent Parties) involving any acquisition, merger, amalgamation, share exchange, recapitalization, consolidation, liquidation or dissolution involving acquisition of all or any material portion of the Company or its businesses or assets or any material portion of the Company’s capital stock or other equity interests.

Section 5.13    Termination of Agreements. The Company shall take all actions necessary to terminate each agreement between the Company, on the one hand, and any officer or director of the Company or any entity controlled by any such officer or director, on the other hand, including the Prior Investor Rights Agreement, the Prior Voting Agreement and the Prior ROFR Agreement, at or prior to the Effective Time, in a manner such that the Company does not have any liability or obligation following the Effective Time pursuant to such agreements.

Section 5.14    Merger Written Consent. Upon the terms set forth in this Agreement, the Company shall (i) use its reasonable best efforts to solicit and obtain the Requisite Company Approvals in the form of an irrevocable written consent (the “Merger Written Consent”) of the Company Stockholders promptly (and in any event within five (5) Business Days) following the time at which the Registration Statement shall have been declared effective under the Securities Act and delivered or otherwise made available to stockholders, or (ii) in the event the Company is not able to obtain the Merger Written Consent, the Company shall duly convene a meeting of the Company Stockholders for the purpose of voting solely upon the adoption of this Agreement, the other agreements contemplated hereby and the transactions contemplated hereby and thereby, including the Merger, as soon as reasonably practicable after the Registration Statement is declared effective. If such meeting of the Company Stockholders is convened, the Company shall obtain the Requisite Company Approvals at such meeting of the Company Stockholders and shall take all other action necessary or advisable to secure the Requisite Company Approvals as soon as reasonably practicable after the Registration Statement is declared effective. The Company shall, through the board of directors of the Company, recommend to the Company Stockholders that they adopt this Agreement (the “Company Recommendation”) and shall include the Company Recommendation in the Merger Written Consent. The board of directors of the Company shall not (and no committee or subgroup thereof shall) (i) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Recommendation or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Acquisition Proposal. The Company will provide Parent with a copy of the Merger Written Consent within two (2) Business Days of receipt. Unless this Agreement has been terminated in accordance with its terms, the Company’s obligation to solicit written consents from the Company Stockholders to give the Requisite Company Approvals in accordance with this Section 5.14 shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Acquisition Proposal. To the extent required by the DGCL, the Company shall promptly (and, in any event, within five (5) Business Days of the date of the Merger Written Consent) deliver to any Company Stockholder who has not executed the Merger Written Consent (a) a notice of the taking of the actions described in the Merger Written Consent in accordance with Section 228 of the DGCL, and (b) the notice in accordance with Section 262 of the DGCL.

Section 5.15    Elections and Other Matters. From and after the Closing Date, each Parent Party shall not, and shall cause the Company and the Company Subsidiaries not to, make, cause or permit to be made any Tax election or adopt or change any method of accounting, in each case that has retroactive effect to any Pre-Closing Tax Period of the Company or any Company Subsidiary.

Section 5.16    PCAOB Financial Statements. The Company agrees to use best efforts to provide Parent, as promptly as practicable, audited financial statements (audited to the standards of the U.S. Public Company Accounting Oversight Board), including consolidated balance sheets, statements of operations, statements of cash flows, and statements of stockholders equity of the Company as of and for the years ended December 31, 2020 and 2019, in each case, prepared in accordance with GAAP (and not materially different than GAAP) (the “PCAOB Financial Statements”).

Section 5.17    Omnibus Incentive Plan; Employment Agreements. The board of directors of Parent shall, in consultation with the Company, approve and adopt the Omnibus Incentive Plan in the manner prescribed under the Code and other applicable Laws, effective as of no later than the day before the Closing Date. In addition, Parent and the Company shall cooperate and use commercially reasonable efforts to enter into employment agreements with each of Jan Nugent and Geoff Van Haeren, on mutually acceptable terms, to become effective as of the Closing Date.

Section 5.18    Registration Rights Agreement. At the Closing, Parent, the Company and certain Company Stockholders who will receive Merger Consideration pursuant to Article II shall enter into a Registration Rights Agreement substantially in the form attached hereto as Exhibit G (the “Registration Rights Agreement”).

Section 5.19    Governing Documents. In connection with the consummation of the Transactions, Parent shall adopt the A&R Bylaws and the A&R Charter.

Section 5.20    Intellectual Property Assignment. The Company shall use reasonable best efforts to enter into an amendment to the Professional Services Agreement by and between NOI Technologies (P) Limited (“NOI”) and the Company, dated February 1, 2019, which amendment shall include (i) effective language assigning (by way of present-tense assignment language) to the Company all Intellectual Property developed by NOI in the course of its engagement by the Company, (ii) language stating that all such developed Intellectual Property is a “work made for hire”, as defined by U.S. Copyright Act §101, and (iii) a waiver of moral rights by NOI.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF THE PARTIES

Section 6.1    Conditions to Each Party’s Obligations. The respective obligation of each Party to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or written waiver by such Party) at or prior to the Closing of the following conditions:

(a)    Injunction. There will be no effective Order of any nature prohibiting or preventing the consummation of the Transactions and no Law shall have been adopted, enacted or promulgated that makes consummation of the Transactions illegal or otherwise prohibited;

(b)    HSR Act. All waiting periods (and any extensions thereof) applicable to the Transactions under the HSR Act, and any commitments or agreements (including timing agreements) with any Governmental Entity not to consummate the Transactions before a certain date, shall have expired or been terminated;

(c)    Completion of Offer. The Offer shall have been completed in accordance with the terms hereof and the Proxy Statement;

(d)    Parent Stockholder Approval. The Parent Stockholder Approval shall have been obtained;

(e)    Company Stockholder Approval and Company Preferred Stockholder Approval. The Company Stockholder Approval and the Company Preferred Stockholder Approval shall have been obtained;

(f)    Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued and remain in effect, and no proceedings for that purpose shall have commenced or be threatened by the SEC; and

(g)    NASDAQ. The Parent Common Stock to be issued in the Merger shall have been approved for listing on NASDAQ, subject only to official notice of issuance thereof.

Section 6.2    Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are further subject to the satisfaction (or written waiver by the Company) at or prior to the Closing of the following conditions:

(a)    Representations and Warranties. The representations and warranties of the Parent Parties contained in Article IV (other than the Parent Fundamental Representations) shall be true and correct as of the Closing Date as if made at and as of such date (except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only be true and correct as of such earlier date); provided, that this condition shall be deemed satisfied unless any and all inaccuracies in such representations and warranties, in the aggregate, would result in a Parent Material Adverse Effect (ignoring for the purposes of this Section 6.2(a) any qualifications by “materiality” contained in such representations or warranties); and the Parent Fundamental Representations shall be true and correct in all material respects as of the Closing Date as if made at and as of such date (except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such Parent Fundamental Representations need only be true and correct in all material respects as of such earlier date);

(b)    Performance of Obligations. Each of the Parent Parties shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof;

(c)    Parent Parties Officer’s Certificate. An authorized officer of the Parent Parties shall have executed and delivered to the Company a certificate (the “Parent Closing Certificate”) as to compliance with the conditions set forth in Section 6.2(a) and Section 6.2(b) hereof;

(d)    Transaction Proceeds. The Aggregate Transaction Proceeds shall be equal to or greater than $50,000,000.00, and evidence thereof shall have been delivered to the Company to its reasonable satisfaction; and

(e)    D&O Resignations. The directors and executive officers of Parent listed in Schedule 6.2(e) of the Parent Disclosure Schedule shall have been removed from their respective positions or tendered their irrevocable resignations, in each case effective as of the Effective Time.

Section 6.3    Conditions to Obligations of the Parent Parties. The obligations of the Parent Parties to consummate the transactions contemplated by this Agreement are further subject to the satisfaction (or written waiver by the Parent Parties) at or prior to the Closing of the following conditions:

(a)    Representations and Warranties. The representations and warranties of the Company contained in Article III (other than the Company Fundamental Representations) shall be true and correct as of the date of this Agreement and as of Closing Date as if made at and as of such date (except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only be true and correct as of such earlier date); provided, that this condition shall be deemed satisfied unless any and all inaccuracies in such representations and warranties, in the aggregate, would result in a Material Adverse Effect (ignoring for the purposes of this Section 6.3(a) any qualifications by Material Adverse Effect or “materiality” contained in such representations or warranties); and the Company Fundamental Representations shall be true and correct in all material respects as of the Closing Date as if made at and as of such date (except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such Company Fundamental Representations need only be true and correct in all material respects as of such earlier date);

(b)    Performance of Obligations. The Company shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof;

(c)    Company Officer’s Certificate. An authorized officer of the Company shall have executed and delivered to the Parent Parties a certificate (the “Company Closing Certificate”) as to the Company’s compliance with the conditions set forth in Section 6.3(a) and Section 6.3(b);

(d)    Company Stockholder Approval. The Parent Parties shall have received a copy of the Merger Written Consent which shall remain in full force and effect; and

(e)    No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

Section 6.4    Frustration of Closing Conditions. Neither the Company nor any of the Parent Parties may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, if such failure was caused by such Party’s failure to comply with any provision of this Agreement.

ARTICLE VII

CLOSING

Section 7.1    Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall occur as promptly as possible, and in any event no later than three (3) Business Days following the satisfaction or waiver of the conditions to the obligations of the Parties set forth in Article VI (other than those conditions that by their nature are to be fulfilled at Closing, but subject to the satisfaction or waiver of such conditions) or on such other date as the Parties may agree in writing. The date of the Closing shall be referred to herein as the “Closing Date”. The Closing shall take place at the offices of Kirkland & Ellis LLP located at 2049 Century Park East, Los Angeles, CA 90067, at 10:00 a.m. (Eastern Time) or at such other place or at such other time as the Parties may agree in writing.

Section 7.2    Deliveries by the Company. At the Closing, the Company will deliver or cause to be delivered to Parent (unless delivered previously) the following:

(a)    the Certificate of Merger, executed by the Company;

(b)    the Company Closing Certificate;

(c)    the Registration Rights Agreement executed by the Company and each of the stockholders of the Company party thereto; and

(d)    any other document required to be delivered by the Company at Closing pursuant to this Agreement.

Section 7.3    Deliveries by Parent. At the Closing, Parent will deliver or cause to be delivered to the Company the following:

(a)    the Parent Closing Certificate;

(b)    the Registration Rights Agreement executed by Parent; and

(c)    any other document required to be delivered by the Parent Parties at Closing pursuant to this Agreement.

ARTICLE VIII

TERMINATION

Section 8.1    Termination. This Agreement may be terminated at any time at or prior to the Closing:

(a)    in writing, by mutual consent of Parent and the Company;

(b)    by Parent or the Company if any Law or Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall have been enacted, issued, promulgated, enforced or entered and shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party that has breached in any material respect its obligations set forth in this Agreement in any manner that shall have proximately contributed to the enactment, issuance, promulgation, enforcement or entry of such Law or Order; provided, further, that the Governmental Entity issuing such Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby;

(c)    by the Company, if any of the representations or warranties set forth in Article IV shall not be true and correct or if Parent has failed to perform any covenant or agreement on the part of Parent set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to Parent by the Company and (ii) the Outside Date; provided, however, the Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 6.3(a) or Section 6.3(b) from being satisfied;

(d)    by Parent, if any of the representations or warranties set forth in Article III shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by Parent, and (ii) the Outside Date; provided, however, that Parent is not then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) from being satisfied;

(e)    by written notice by any Party if the Closing has not occurred on or prior to August 31, 2022 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.1(e) shall not be available to any Party that has breached in any material respect its obligations set forth in this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger;

(f)    by the Company if there has been a Change in Recommendation;

(g)    by Parent if the Requisite Company Approvals have not been obtained within five (5) Business Days following the time at which the Registration Statement shall have been declared effective under the Securities Act and delivered or otherwise made available to the Parent Stockholders; and

(h)    by Parent or the Company if the approval of the Transaction Proposals is not obtained at the Parent Common Stockholders Meeting (including any adjournments thereof).

Section 8.2    Procedure and Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1 by the Parent Parties, on the one hand, or the Company, on the other hand, written notice thereof shall forthwith be given to the other parties hereto specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be terminated and become void and have no effect, and there shall be no liability hereunder on the part of any of the Parent Parties or the Company, except that this Section 8.2, Section 5.5 (Public Announcements), Section 9.2 (Fees and Expenses), Section 9.3 (Notices), Section 9.4 (Severability), Section 9.8 (Consent to Jurisdiction, Etc.), Section 9.10 (Governing Law), Section 9.16 (No Recourse), and Section 9.19 (Trust Account Waiver) shall survive any termination of this Agreement. Nothing in this Section 8.2 shall (a) relieve or release any party to this Agreement of any liability or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket cost) arising out of such party’s willful or intentional breach of any provision of this Agreement, or (b) impair the right of any party hereto to compel specific performance by the other party or parties, as the case may be, of such party’s obligations under this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1    Release. Effective as of the Effective Time, each Parent Party and the Surviving Company on behalf of itself and its past, present or future successors, assigns, employees, agents, equityholders, partners, Affiliates and representatives (including their past, present or future officers and directors) (the “Releasors”) hereby irrevocably and unconditionally releases, acquits and forever discharges (except with respect to those obligations arising under or in connection with this Agreement or the Ancillary Agreements) the Equityholders, SWAG Sponsor, the Parent Stockholders, their respective predecessors, successors, parents, subsidiaries and other Affiliates, and all of their respective current and former officers, directors, members, managers, shareholders, employees, agents and representatives (the “Released Parties”) of and from any and all actions, suits, claims, causes of action, damages, accounts, liabilities and obligations (including attorneys’ fees) held by any Releasor, whether known or unknown, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, absolute or contingent, direct or derivative, to the extent arising out of or relating to such Released Party’s ownership of securities of the Company or the Parent Parties, except for any of the foregoing (i) set forth in, pursuant to, or arising out of this Agreement or the transactions contemplated hereby or (ii) in the case of Fraud. The Releasors irrevocably covenant to refrain from, directly or indirectly, asserting any claim, or commencing, instituting or causing to be commenced, any action of any kind against any released party, based upon any matter released hereby.

Section 9.2    Fees and Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided that if the Closing shall occur, the Surviving Company shall pay or cause to be paid the Company Transaction Expenses.

Section 9.3    Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person or, by facsimile or by e-mail, (b) on the next Business Day when sent by overnight courier, or (c) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Parent Parties, to:

c/o Software Acquisition Group Inc.

1980 Festival Plaza Drive

Suite 300

Las Vegas, NV 89135

Attention: Jonathan Huberman

Telephone: (310) 991-4982

E-mail: jon@softwareaqn.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis

2049 Century Park East

Los Angeles, CA 90067

Attention:

Facsimile No.: (310) 552-5900

Email:              Christian O. Nagler

                 Brooks Antweil

                 Damon R. Fisher, P.C.

E-mail:              cnagler@kirkland.com

         brooks.antweil@kirkland.com

         dfisher@kirkland.com

If to the Company (prior to the Closing) to:

Branded Online, Inc. dba Nogin

1775 Flight Way STE 400

Tustin, CA 92782

Attention:    Jan Nugent; Geoffrey Van Haeren

Email:    jnugent@nogin.com; gvanhaeren@nogin.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention:            Ryan J. Maierson

            John M. Greer

            Ryan J. Lynch

E-mail:                 ryan.maierson@lw.com

            john.greer@lw.com

            ryan.lynch@lw.com

All such notices, requests, demands, waivers and communications shall be deemed received upon (i) actual receipt thereof by the addressee, or (ii) actual delivery thereof to the appropriate address.

Section 9.4    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 9.5    Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned in whole or in part, directly or indirectly, including by operation of law, by any Party without the prior written consent of the other Parties, and any attempted or purported assignment or delegation in violation of this Section 9.5 shall be null and void.

Section 9.6    No Third Party Beneficiaries. Except as otherwise provided in Section 5.8, Section 9.1 and Section 9.16, this Agreement is exclusively for the benefit of the Company, and its respective successors and permitted assigns, with respect to the obligations of the Parent Parties under this Agreement, and for the benefit of the Parent Parties, and their respective successors and permitted assigns, with respect to the obligations of the Company under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right, including the right to rely upon the representations and warranties set forth in this Agreement. The representations and warranties in this Agreement are the product of negotiations among the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.13. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.7    Section Headings. The Article and Section headings contained in this Agreement are exclusively for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

Section 9.8    Consent to Jurisdiction, Etc. Each Party, and any Person asserting rights as a third party beneficiary hereunder, irrevocably agrees that any Legal Dispute shall be brought exclusively in the courts of the State of Delaware; provided that if subject matter jurisdiction over the Legal Dispute is vested exclusively in the

United States federal courts, such Legal Dispute shall be heard in the United States District Court for the District of Delaware. Each Party, and any Person asserting rights as a third party beneficiary hereunder, hereby irrevocably and unconditionally submits to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 9.8 is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each Party and any Person asserting rights as a third party beneficiary hereunder may bring such Legal Dispute only if he, she or it hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such Party is not personally subject to the jurisdiction of the above named courts for any reason, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such Party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 9.8 following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws. EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY HEREUNDER MAY BRING A LEGAL DISPUTE ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Section 9.9    Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto) and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement. Each Party acknowledges and agrees that, in entering into this Agreement, such Party has not relied on any representations, warranties, promises or assurances, written or oral, that are not reflected in this Agreement (including the Schedules and Exhibits attached hereto) or the Ancillary Agreements.

Section 9.10    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including matters of validity, construction, effect, performance and remedies.

Section 9.11    Specific Performance. The Parties acknowledge that the rights of each Party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Party may have no adequate remedy at law. Accordingly, the Parties agree that such non-breaching Party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce its rights and the other Party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security), including any order, injunction or decree sought by such non-breaching Party to cause the other Party to perform its respective agreements and covenants contained in this Agreement. Each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement, and that no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law.

Section 9.12    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or e-mail shall be as effective as delivery of a manually executed counterpart of the Agreement.

Section 9.13    Amendment; Modification; Waiver. This Agreement may be amended, modified or supplemented at any time only by written agreement of the Parties. The conditions to each of the Parties’ respective obligations to consummate the Transactions are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law; provided, however, that any such waiver shall only be effective if made in writing and executed by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder or under applicable Law shall operate as a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 9.14    Time of Essence. With regard to all dates and time periods set forth in this Agreement, time is of the essence.

Section 9.15    Schedules. Disclosure of any fact or item in any Schedule hereto referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement in respect of which the applicability of such disclosure is reasonably apparent on its face. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedules is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement or otherwise.

Section 9.16    No Recourse. Except to the extent otherwise set forth in the Ancillary Agreements, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Parties and then only with respect to the specific obligations set forth herein with respect to such Party. No Person who is not a Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as set forth in the Ancillary Agreements), and, to the maximum extent permitted by Laws, each Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Laws (other than as set forth in the Ancillary Agreements), (a) each Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Party or otherwise impose liability of a Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, and (b) each Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

Section 9.17    Construction.

(a)    Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular, and references to the singular include the plural, (ii) references to one gender include the other gender, (iii) the words “include”, “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (iv) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (v) the terms “day” and “days” mean and refer to calendar day(s), (vi) any statement in this Agreement to the effect that any information, document, or other material has been “made available” by any of the Company or its Subsidiaries shall mean that a true, correct, and complete copy of such information, document, or other material was included in and available at the “Nuevo” online data site hosted by Datasite at https://americas.datasite.com at least two (2) Business Days prior to the date hereof and was not removed after being included in such online data site, and (vii) the terms “year” and “years” mean and refer to calendar year(s).

(b)    Unless otherwise set forth in this Agreement and for disclosure purposes only if made available to Parent, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof, and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law, as amended, modified, supplemented or succeeded from time to time and in effect on the date hereof. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.

(c)    This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it.

Section 9.18    Non-Survival.

(a)    Except for the representations in Section 3.26 and Section 4.24, none of the representations, warranties or pre-Closing covenants in this Agreement (or in any Ancillary Agreement or other document, certificate or instrument delivered pursuant to or in connection with this Agreement) shall survive the Closing. The Parties acknowledge and agree that, in the event that the Closing occurs, no Party may bring a claim, suit, action or proceeding against Parent, any Equityholder or any of their respective Affiliates, claiming, based upon or arising out of a breach of any their respective representations, warranties or any covenants the performance of which is substantially in the period prior to Closing.

(b)    This Article IX and the covenants and agreements contained in or made pursuant to this Agreement (or in any document, certificate or instrument delivered pursuant to or in connection with this Agreement) that by their terms apply in whole or in part after the Closing shall survive the Closing in accordance with their terms.

Section 9.19    Trust Account Waiver. Notwithstanding anything else in this Agreement, the Group Companies acknowledge that they have read the prospectus dated July 28, 2021 (the “Prospectus”) and understand that Parent has established the Trust Account for the benefit of Parent’s public stockholders and that Parent may disburse monies from the Trust Account only (a) to Parent in limited amounts from time to time in order to permit Parent to pay its operating expenses, (b) if Parent completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus, and (c) if Parent fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Parent in limited amounts to permit Parent to pay the costs and expenses of its liquidation and dissolution, and then to Parent’s public stockholders. All liabilities and obligations of Parent due and owing or incurred at or prior to the Closing shall be paid as and when due, including all amounts payable (x) to Parent’s public stockholders in the event they elect to have their shares redeemed in accordance with Parent’s Organizational Documents and/or the liquidation of Parent, (y) to Parent after, or concurrently with, the consummation of a Business Combination, and (z) to Parent in limited amounts for its operating expenses and tax obligations incurred in the Ordinary Course. The Group Companies further acknowledge that, if the transactions contemplated by this Agreement (or, upon termination of this Agreement, another Business Combination) are not consummated by February 2, 2023, Parent will be obligated to return to its stockholders the amounts being held in the Trust Account, unless such date is otherwise extended. Upon the Closing, Parent shall cause the Trust Account to be disbursed to Parent and as otherwise contemplated by this Agreement. Accordingly, the Group Companies, for each of themselves and their respective subsidiaries, affiliated entities, directors, officers, employees, stockholders, representatives, advisors and all other associates and Affiliates, hereby waive all rights, title, interest or claim of any kind to collect from the Trust Account any monies that may be owed to them by Parent for any reason whatsoever, including for a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent (whether in the past, present or future), and will not seek recourse against the Trust Account at any time for any reason whatsoever, in each case except as expressly contemplated by this Agreement. This paragraph will survive the termination of this Agreement for any reason.

[Signatures follow on next page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

PARENT:

SOFTWARE ACQUISITION GROUP INC. III

By:	/s/ Jonathan Huberman
Name:	Jonathan Huberman
Title:	Chairman, CEO & CFO

[Signature Page to Agreement and Plan of Merger]

MERGER SUB:

NUEVO MERGER SUB, INC.

By:	/s/ Jonathan Huberman
Name:	Jonathan Huberman
Title:	Chairman, CEO & CFO

[Signature Page to Agreement and Plan of Merger]

COMPANY:

BRANDED ONLINE, INC. dba Nogin

By:	/s/ Jan Nugent
Name:	Jan Nugent
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

DEFINITIONS

For purposes of this Agreement, each of the following terms (including the singular and plural thereof, as applicable) shall have the meaning set forth below:

“Actions” means actions, mediations, suits, litigations, arbitrations, claims, charges, grievances, complaints, proceedings, audits, inquiries, investigations or reviews.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by, or under common control with, such specified Person.

“Aggregate Exercise Price” means the aggregate exercise price that would be payable by the Company Optionholders upon the exercise of all Company Options that are outstanding and vested as of immediately prior to the Effective Time.

“Aggregate Transaction Proceeds” means an amount equal to (a) the aggregate cash proceeds available for release to Parent from the Trust Account in connection with the Transactions (after, for the avoidance of doubt, giving effect to any redemptions of shares of Parent Common Stock by stockholders of Parent but before release of any other funds, including in satisfaction of Parent Transaction Expenses, Company Transaction Expenses, and Closing Company Transaction Expenses) plus (b) the PIPE Investment Amount.

“Ancillary Agreements” means, collectively, the Confidentiality Agreement, the Support Agreement, the Sponsor Agreement, and the Registration Rights Agreement.

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act of 2010.

“Balance Sheet Date” means the date of the Interim Balance Sheet.

“Base Exchange Value” means $546,000,000.00.

“Business Combination” has the meaning given to such term in the Certificate of Incorporation of Parent.

“Business Day” means any day except Saturday, Sunday or any days on which banks are generally not open for business in New York, New York.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Entity.

“Cash and Cash Equivalents” means the cash, cash equivalents, checks received but not cleared and deposits in transit of the Group Companies as of the Closing, measured in accordance with GAAP and absent any effects of the transactions contemplated hereby. For the avoidance of doubt, Cash and Cash Equivalents shall not include Restricted Cash, any cash overdrafts, issued but uncleared checks or other negative balances.

“Cash Consideration Amount” means $20,000,000.00.

“Cash Consideration Shares” means the number of shares of Company Stock equal to the quotient of (a) the Cash Consideration Amount divided by (b) the Per Share Cash Consideration.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and any similar state Law.

“Code” means the United States Internal Revenue Code of 1986, as amended, or any successor Law.

“Company Benefit Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), and each other equity or equity-based, incentive, bonus, deferred compensation, employment, individual consulting, severance, termination, retention, change of control, health, welfare, vacation, paid time off, fringe or other benefit or compensation plan, program, contract, policy, agreement or arrangement, in each case that is maintained, sponsored, contributed to, or required to be contributed to by a Group Company or with respect to which the Group Companies have any current or contingent liability or obligation.

“Company Common Stock” means the common stock of the Company, par value $0.0001 per share.

“Company Data” means all business information and all Personal Data (whether of employees, contractors, consultants, customers, consumers, or other Persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Company Systems or Company Products.

“Company Dissenting Shares” means any shares of Company Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights have been properly demanded in accordance with the DGCL in connection with the Merger.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization), Section 3.2 (Authorization), Section 3.3 (Capitalization), Section 3.4 (Company Subsidiaries), and Section 3.8(b) (Absence of Certain Changes).

“Company Option” means an outstanding option to purchase shares of Company Common Stock, whether or not exercisable and whether or not vested, immediately prior to the Closing, granted by the Company under the Company Option Plan or otherwise.

“Company Optionholder” means a holder of Company Options.

“Company Option Plan” means the Branded Online, Inc. 2013 Stock Incentive Plan, as may be amended from time to time, and any other plan program agreement or arrangement pursuant to which the Company has granted options to purchase shares of Company Common Stock (including stand-alone option agreements, as applicable).

“Company Owned Intellectual Property” means all Company Intellectual Property that is owned or purported to be owned by any Group Company, including all Company Products.

“Company Preferred Stock” means the preferred stock of the Company, par value $0.0001 per share.

“Company Product Data” means all data and information, whether in electronic or any other form or medium, that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Company Products.

“Company Products” means all Software (including such Software which is to be commercialized in the next twelve (12) months) from which a Group Company has derived revenue within the three (3) years preceding the date hereof, or is currently deriving revenue from the sale, license, support or other provision thereof.

“Company Registered Intellectual Property” means all registrations, issuances, and applications for Company Owned Intellectual Property, including any of the foregoing set forth on Section 3.10(a) of the Schedules.

“Company Stock” means collectively, the Company Common Stock and the Company Preferred Stock.

“Company Stockholders” means the holders of Company Common Stock and Company Preferred Stock.

“Company Subsidiary” means any Subsidiary of the Company.

“Company Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing systems, information systems, record keeping systems, communications systems, telecommunication systems, networks, interfaces, platforms, servers, peripherals, and computer systems, in each case that is owned, solely used by, or under the control of the Group Companies in the conduct of their business.

“Company Transaction Expenses” means the legal, accounting, financial advisory, and other advisory, transaction or consulting fees and expenses incurred and paid by the Company and the Equityholders (but, with respect to the Equityholders, only to the extent a Group Company is obligated to pay such fees or expenses) in connection with the transactions contemplated by this Agreement, without limitation, (a) any fees and expenses payable under the terms of any management agreement or related to the termination of any Contract with an Affiliate, and (b) the Tail Premium.

“Company Warrantholder” means a holder of Company Warrants.

“Company Warrants” means all warrants to purchase shares of Company Common Stock.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated August 2, 2021, by and between the Company and Parent.

“Contract” means any written or oral contract, lease, license, indenture, instrument, undertaking or other legally enforceable agreement (other than standard “click through” licenses or agreements).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associate epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19, including, but not limited to, the CARES Act and FFCRA.

“Data Security Requirements” means, collectively, all of the following to the extent relating to data treatment or otherwise relating to privacy, data security or security breach notification requirements applicable to a Group Company, the conduct of the applicable business or any of the Company Systems or any Company Data: (i) applicable Laws (including the California Online Privacy Protection Act of 2003 (CalOPPA), General Data Protection Regulation (GDPR) (EU) 2016/679) and California Consumer Privacy Act (CCPA), (ii) binding and enforceable industry standard applicable to the industry in which any Group Company’s business operates (including as applicable the Payment Card Industry Data Security Standard (PCI-DSS)), (iii) the Group Companies’ own customer-facing data security rules, policies, and procedures, and (iv) contractual obligations by which the Company is bound.

“Distribution Waterfall” shall mean distributions to the Equityholders of the Merger Consideration in the order and in the amounts set forth therein; provided, that, the Distribution Waterfall delivered by the Company in connection with the Closing of the Merger as contemplated by and in accordance with Section 1 of this Agreement shall be fully compliant with the requirements of this Agreement and shall following such delivery by the Company in accordance with Section 1 of this Agreement serve as the Distribution Waterfall for purposes of this Agreement.

“Environmental Laws” means all federal, state and local Laws relating to public or worker health and safety (to the extent relating to exposure to Hazardous Substances), protection of the environment (including surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or ambient air), pollution, or Hazardous Substances (including exposure to or Release of Hazardous Substances).

“Environmental Permits” means all Licenses applicable to any Group Company issued pursuant to Environmental Laws.

“Equityholders” means the Company Stockholders, the Company Optionholders and the Company Warrantholders.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that together with the Company is or was, at a relevant time, treated as a single employer under Section 414(b), (c) or (m) of the Code.

“Ex-Im Laws” means (i) all U.S. Laws relating to export, reexport, transfer, and import controls, including, without limitation, the Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and (ii) all non-U.S. Laws relating to export, reexport, transfer, and import controls, including the EU Dual Use Regulation, except to the extent inconsistent with U.S. law.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” means Continental Stock Transfer & Trust Company.

“Exchange Agent Agreement” means the paying and exchange agent agreement to be entered into at or prior to Closing by Parent and the Exchange Agent.

“FFCRA” means the Families First Corona Response Act (Public Law 116-127) and any administrative or other guidance published with respect thereto by any Governmental Entity.

“Fraud” means actual, knowing and intentional common law fraud under the laws of the State of Delaware with respect to the making of the representations and warranties contained in Article III or Article IV.

“GAAP” means generally accepted accounting principles in the United States.

“Government Official” shall mean any officer or employee of a Governmental Entity or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any Person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.

“Governmental Entity” means any multinational, national, federal, state or local government, any political subdivision thereof or any court, administrative or regulatory agency, department, instrumentality, tribunal, arbitrator, legislative body, authority, body or commission or other governmental authority or agency, or arbitral body (public or private), in the United States or in a foreign jurisdiction.

“Group Companies” means, collectively, the Company and each of the Company Subsidiaries.

“Hazardous Substance” means any chemical, material or substance listed, classified, defined or regulated as a toxic or hazardous substance, waste, pollutant, contaminant, or words of similar meaning or regulatory effect, or with respect to which the use, handling or disposal by the Group Companies is governed by or subject to applicable Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, without duplication, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, breakage costs, fees and premiums) of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures, hedging or swap arrangements or similar contracts or instruments, (c) for the deferred purchase price of assets, property, goods or services (other than trade payables, or accruals incurred in the Ordinary Course) and with respect to any conditional sale, title retention, consignment or similar arrangements, (d) under capital leases, (e) by which such Person assured a creditor against loss, including letters of credit and bankers’ acceptances, in each case to the extent drawn upon or currently payable and not contingent, (f) for earn-out or contingent payments related to acquisitions or investments, (g) for outstanding severance obligations and any accrued, but unpaid, annual bonus obligations, plus the employer’s share of payroll, social security, Medicare and unemployment Taxes and other similar assessments associated therewith (computed as though all such amounts were payable on the Closing Date), (h) for unfunded pension or retirement agreements, programs, policies, or other arrangements, (i) in respect of dividends declared or distributions payable, (j) incurred in connection with the PPP Loan, to the extent not subject to forgiveness and (k) in the nature of guarantees of the obligations described in clauses (a) through (j) above of any other Person, in each case excluding intercompany indebtedness.

“Intellectual Property” means all intellectual property and other proprietary rights throughout the world, including all of the following: (a) trademarks, service marks, trade names, trade dress, corporate names, logos, Internet domain names, Internet websites and URLs, social media identifiers and other indicia of origin (together with the goodwill associated therewith); (b) patents, patent applications and inventions and all improvements thereto (whether or not patentable or reduced to practice); (c) copyrights and all works of authorship (whether or not copyrightable); (d) registrations and applications for any of the foregoing; (e) trade secrets, know-how, processes, methods, techniques, inventions, formulae, technologies, algorithms, layouts, designs, protocols, specifications, data compilations and databases, and proprietary rights in confidential information; (f) Software; (g) rights of privacy and publicity, including the right to use the name, likeness, image, signature and biographical information of any natural Person; and (h) moral rights.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Knowledge of the Company” means the actual knowledge of Jan Nugent and Geoff Van Haeren, after reasonable inquiry.

“Law” means any laws, common laws, statutes, rules, acts, codes, regulations, ordinances, determinations, executive orders or Orders of, or issued by, Governmental Entities in the United States or in a foreign jurisdiction.

“Legal Dispute” means any action, suit or proceeding between or among the Parties arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any related document.

“Licenses” means all licenses, permits (including environmental, construction and operation permits) and certificates issued by any Governmental Entity.

“Liens” means mortgages, liens, pledges, security interests, charges, claims, restrictions, licenses, deeds of trust, defects in title, contingent rights or other burdens, options or encumbrances.

“Material Adverse Effect” means any event, change, development, effect or occurrence that, individually or in the aggregate with all other events, changes, developments, effects or occurrences, has had or would reasonably be expected to have a materially adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, that the term “Material Adverse Effect” shall not include any event, change, development, effect or occurrence to the extent caused by or attributable to (a) changes or proposed changes in laws, regulations or binding decisions of any Governmental Entity, (b) changes or proposed changes in GAAP, (c) actions or omissions of the Group Companies taken with the consent of the Parent Parties pursuant to this Agreement, (d) actions or omissions of the Group Companies required by this Agreement or the Ancillary Agreements, (e) actions or omissions of the Parent Parties and their respective Affiliates, (f) general economic conditions, including changes in the credit, debt, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or any disruption of such markets), in each case, in the United States or anywhere else in the world, (g) events or conditions generally affecting the industries in which the Group Companies operate, (h) global, national or regional political conditions, including national or international hostilities, acts of terror or acts of war, sabotage or terrorism or military actions or any escalation or worsening of any hostilities, acts of war, sabotage or terrorism or military actions, (i) any epidemic, pandemic or disease outbreak, (j) acts of God, earthquakes, hurricanes, tornados or other natural disasters, (k) the announcement or pendency of this Agreement or the transactions contemplated hereby or the identity of the Parent Parties in connection with the transactions contemplated hereby, (l) the failure by any Group Company to take any commercially reasonable action that is prohibited by this Agreement unless Parent has consented in writing to the taking thereof, (m) any change or prospective change in any Group Company’s credit ratings, or (n) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position; provided, that the matters described in clauses (f) through (h) shall be included in the term “Material Adverse Effect” to the extent any such matter has a disproportionate, materially adverse effect on the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, relative to other participants in the same business as the Group Companies (in which case only the incremental disproportionate effect may be taken into account in determining whether there has been or would be a Material Adverse Effect, to the extent such change is not otherwise excluded from being taken into account by clauses (a) through (n) above).

“Open Source Software” means any Software that is licensed pursuant to: (a) a license that is approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); and (b) any license to Software that is considered “free” or “open source software” by the Open Source Foundation or the Free Software Foundation; or (c) any Reciprocal License, in each case whether or not source code is available or used in such license.

“Order” means any award, order, judgment, decision, determination, writ, injunction, ruling or decree entered, issued, made or rendered by any Governmental Entity of competent jurisdiction in the United States or in a foreign jurisdiction.

“Ordinary Course” means, with respect to any Party, the ordinary course of business consistent with the past practices of such Party.

“Organizational Documents” means (a) the certificate of incorporation, (b) bylaws, (c) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person, (d) any limited liability company, partnership or shareholder agreement, and (e) any amendment to any of the foregoing.

“Parent Common Stock” means the Class A common stock, par value $0.0001 per share, of Parent.

“Parent Class B Stock” means the Class B common stock, par value $0.0001 per share, of Parent.

“Parent Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.3 (Capitalization), and Section 4.8(b) (Absence of Certain Changes).

“Parent Legal Expenses” means the fees, costs and expenses of legal counsel incurred by the Parent Parties in connection with the transactions contemplated hereby.

“Parent Material Adverse Effect” means any event, change, development, effect or occurrence that, individually or in the aggregate with all other events, changes, developments, effects or occurrences, has had or would reasonably be expected to have a materially adverse effect on the business, assets, liabilities, financial condition or results of operations of the Parent Parties taken as a whole; provided, that the term “Parent Material Adverse Effect” shall not include any event, change, development, effect or occurrence to the extent caused by or attributable to (a) changes or proposed changes in laws, regulations or binding decisions of any Governmental Entity, (b) changes or proposed changes in GAAP, (c) actions or omissions of the Parent Parties taken with the consent of the Company pursuant to this Agreement, (d) actions or omissions of the Parent Parties required by this Agreement or the Ancillary Agreements, (e) actions or omissions of the Company and its Affiliates, (f) general economic conditions, including changes in the credit, debt, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or any disruption of such markets), in each case, in the United States or anywhere else in the world, (g) global, national or regional political conditions, including national or international hostilities, acts of terror or acts of war, sabotage or terrorism or military actions or any escalation or worsening of any hostilities, acts of war, sabotage or terrorism or military actions, (h) any epidemic, pandemic or disease outbreak (including COVID-19) or any COVID-19 Measures or any change in COVID-19 Measures or interpretations thereof following the date of this Agreement, (i) acts of God, earthquakes, hurricanes, tornados or other natural disasters, (j) the announcement or pendency of this Agreement or the transactions contemplated hereby or the identity of the Company in connection with the transactions contemplated hereby or (k) the failure by the Parent Parties to take any commercially reasonable action that is prohibited by this Agreement unless the Company has consented in writing to the taking thereof; provided, that the matters described in clauses (f) through (g) shall be included in the term “Parent Material Adverse Effect” to the extent any such matter has a disproportionate, materially adverse effect on the business, assets, financial condition or results of operations of the Parent Parties taken as a whole, relative to other participants in the same business as the Parent Parties (in which case only the incremental disproportionate effect may be taken into account in determining whether there has been or would be a Material Adverse Effect, to the extent such change is not otherwise excluded from being taken into account by clauses (a) through (k) above).

“Parent Material Contract” means a material contract, as such term is defined in Regulation S-K of the SEC, to which Parent is party.

“Parent Reports” means each form, statement, registration statement, prospectus, report, schedule, proxy statement and other document (including exhibits and schedules thereto and the other information incorporated therein) filed with or furnished to the SEC on a voluntary basis or otherwise since September 25, 2020 by Parent pursuant to the Securities Act or the Exchange Act, including any amendments thereto.

“Parent Stockholders” means the holders of Parent Common Stock or Parent Class B Stock.

“Parent Transaction Expenses” means the fees, costs and expenses incurred by the Parent Parties in connection with the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors and accountants and the Parent Legal Expenses.

“Parent Warrant” means each warrant entitling the holder thereof to purchase one (1) share of Parent Common Stock at the same price per share as each Parent Warrant as of the Effective Time.

“Per Share Cash Consideration” means the product of (a) the Reference Price and (b) the Per Share Stock Amount, rounded to the nearest whole cent.

“Per Share Merger Consideration” means, as applicable, the Per Share Stock Amount or the Per Share Cash Consideration.

“Per Share Stock Amount” means the quotient of (a) the sum of (i) the Stock Reference Amount plus (ii) the quotient of (1) the Aggregate Exercise Price, divided by (2) the Reference Price, divided by (b) the sum of (i) the total number of shares of Company Stock outstanding as of immediately prior to the Effective Time plus (ii) the total number of shares of Company Stock that would be issued assuming the cash exercise of all outstanding Company Options that were vested as of immediately prior to the Effective Time, assuming such exercise immediately prior to the Effective Time.

“Percentage Interests” means, as of any date of determination, as to any Company Stockholder with respect to shares of Company Stock, the quotient obtained by dividing (a) the number of shares of Company Stock held by such Company Stockholder by (b) the total number of outstanding shares of Company Stock.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (b) statutory Liens of landlords with respect to Leased Real Property, (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the Ordinary Course and for amounts which are not yet due and payable, (d) in the case of Leased Real Property, zoning, building and other land use Laws regulating the use or occupancy of such Leased Real Property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such Leased Real Property which are not violated by the current use or occupancy of such Leased Real Property or the operation of the business conducted thereon, (e) in the case of Leased Real Property, restrictions, variances, covenants, rights of way, encumbrances, easements and other similar matters of record, none of which, individually or in the aggregate, interfere or would interfere in any material respect with the present use of or occupancy of the affected parcel by the applicable Group Company or the operation of the business conducted thereon, (f) Liens securing the Indebtedness of any Group Company to be released on or prior to Closing and (g) in the case of Intellectual Property, non-exclusive licenses that are granted in the Ordinary Course.

“Person” means any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization or other entity or any Governmental Entity.

“Personal Data” means all data relating to one or more individual(s) that is personally identifying (i.e., data that identifies, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual (whether in electronic or any other form or medium) or that is otherwise protected by the Data Security Requirements.

“PIPE Investment Amount” means the proceeds, if any, received by the Company or Parent pursuant to the Subscription Agreements entered into after the date hereof, pursuant to which, among other things, each Subscriber agrees to subscribe for and purchase on the Closing Date immediately prior to the Merger, and Parent or the Company, as the case may be, is expected to agree to issue and sell to each such Subscriber on the Closing Date immediately prior to the Merger, the number of shares of Parent Common Stock or such other security set forth in the applicable Subscription Agreement in exchange for the purchase price set forth therein, in each case, on the terms and subject to the conditions set forth in the applicable Subscription Agreement.

“PPP Loan” means that certain Paycheck Protection Program loan to the Company on April 14, 2020, SBA Loan No. 5758227106.

“Pre-Closing Tax Period” means all taxable periods ending on or before the Closing Date and the portion of any Straddle Period through the end of the Closing Date.

“Prior Investor Rights Agreement” means the Amended and Restated Investor Rights Agreement, dated June 2, 2017, by and among the Company, the Investors (as defined therein) and the Key Holders (as defined therein).

“Prior ROFR Agreement” means the Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of June 2, 2017, by and among the Company, the Investors (as defined therein) and the Key Holders (as defined therein).

“Prior Voting Agreement” means the Amended and Restated Voting Agreement, dated as of June 2, 2017, by and among the Company, the Investors (as defined therein) and the Key Holders (as defined therein).

“Pro Rata” means, with respect to a Cash Electing Stockholder, the product of (x) such Cash Electing Stockholder’s Percentage Interest multiplied by (y) the Cash Consideration Shares, and when used with respect to shares of Company Stock, apportioned among all shares of Company Stock in accordance with a Company Stockholder’s respective Percentage Interest.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon: (i) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form); (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge; (iii) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software; (iv) a requirement that such other Software be redistributable by other licensees; or (v) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Reference Price” means $10.00.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, dumping or disposing into the environment.

“Representatives” of any Person shall mean such Person’s directors, managers, officers, employees, agents, attorneys, consultants, advisors or other representatives.

“Sanctioned Country” means any country or region that is or has in the last five (5) years been the subject or target of a comprehensive embargo under Sanctions Laws (as of the date of this Agreement, Cuba, Iran, North Korea, Sudan, Syria and the Crimea region of Ukraine).

“Sanctioned Person” means any individual or entity that is the target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions-or export-related restricted party list, including, the U.S. Department of the Treasury’s Office of Foreign Asset Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List and the EU Consolidated List; (ii) any entity that is, where relevant under applicable Sanctions or Ex-Im Laws, 50 percent (50%) or greater owned (in the aggregate), directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); or (iii) any person resident, operating, or organized in a Sanctioned Country.

“Sanctions Laws” means all Laws relating to economic or trade sanctions administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, and the European Union.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Preferred Stock” means Series A preferred stock of the Company, par value $0.0001 per share.

“Series B Preferred Stock” means Series B preferred stock of the Company, par value $0.0001 per share.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation.

“Stock Amount” means the number of shares of Parent Common Stock equal to (a) Base Exchange Value divided by (b) the Reference Price.

“Stock Reference Amount” means the number of shares of Parent Common Stock equal to (a) Total Exchange Value divided by (b) the Reference Price.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” or “Subsidiaries” means any Person of which the Company (or other specified Person) shall own directly or indirectly through a Subsidiary, a nominee arrangement or otherwise at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or otherwise having the power to elect a majority of the board of directors or similar governing body.

“SWAG Sponsor” means Software Acquisition Holdings III, LLC, a Delaware limited liability company.

“Tax Return” means any report, return, declaration, claim for refund or information return or statement or other information required or permitted to be supplied to a Governmental Entity in connection with Taxes together with any attachments and all amendments thereto.

“Taxes” means (i) all federal, state, local or non-U.S. taxes, including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, stamp, transfer, registration, escheat, sales, use, excise, gross receipts, value-added, estimated, alternative or add-on minimum, customs and all other taxes, assessments, duties, levies, and other governmental charges of any kind in the nature of a tax, whether disputed or not, and any charges, additions, interest or penalties imposed by any Governmental Entity with respect thereto, (ii) any liability for or in respect of the payment of any amount of a type described in clause (i) of this definition as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, and (iii) any liability for or in respect of the payment of any amount described in clauses (i) or (ii) of this definition as a transferee or successor, or by contract (excluding customary commercial agreements the primary subject of which is not Taxes).

“Total Exchange Value” means (a) the Base Exchange Value plus (b) the Cash Consideration Amount.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements to occur at or immediately prior to the Closing, including the Merger.

“Treasury Regulations” means the Income Tax Regulations promulgated under the Code.

Additionally, each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accounts	3.10
Acquisition Proposal	5.12(b)
Agreement	Preamble
A&R Bylaws	Recitals
A&R Charter	Recitals
Available Cash	5.3
Cash Electing Share	2.3(a)(i)
Cash Electing Stockholder	2.3(a)(i)
Cash Election	2.3(a)(i)
Cash Merger Consideration	2.3(a)(i)
Certificate of Merger	1.2
Change in Recommendation	5.10
Closing	7.1
Closing Date	7.1
Company	Preamble
Company Adjournment Proposal	5.11(a)
Company Closing Certificate	6.3(c)
Company Intellectual Property	3.10(c)
Company Letter of Transmittal	2.5(a)
Company Material Contracts	3.12
Company Preferred Stockholder Approval	3.2
Company Stockholder Approval	3.2
Consideration	2.3(a)
DGCL	Recitals

Term	Section
Effective Time	1.2
Election Date	2.6(e)
Excess Cash Stockholders	2.6(c)
Exchange Agent Fund	2.2
Financial Statements	3.6
Form of Election	2.6(d)
Indemnified Persons	5.8(a)
Interim Balance Sheet	3.6
Interim Financial Statements	3.6
IRS	3.16(b)(iv)
Lease	3.9(c)
Leased Real Property	3.9(b)
Material Customer	3.23
Material Supplier	3.23
Merger	Recitals
Merger Consideration	2.1
Merger Sub	Preamble
Merger Written Consent	5.14
Nonparty Affiliates	9.16
Offer	Recitals
Offering Shares	5.9(a)
Omnibus Incentive Plan	5.9(a)
Outside Date	8.1(e)
Parent	Preamble
Parent Board Recommendation	5.10
Parent Closing Certificate	6.2(c)
Parent Common Stockholders Meeting	5.10
Parent Disclosure Schedule	Article IV
Parent Fundamental Representations	6.2(a)
Parent Option	2.4
Parent Parties	Preamble
Parent Stockholder Approval	4.2
Parent Warrants	4.3(c)
Parties	Preamble
Party	Preamble
PCAOB Financial Statements	5.16
Permitted Financing	5.2(b)
Prospectus	9.19
Proxy Statement	5.9(a)
Registration Rights Agreement	5.18
Released Parties	9.1
Releasors	9.1
Requisite Company Approvals	3.2
Schedules	Article III
Section 16	5.11
Social Media Terms	3.10(a)
Surviving Company	Recitals
Tail Premium	5.8(b)

Term	Section
Trade Control Laws	3.18(a)
Transaction Proposals	5.9(a)
Trust Account	4.18(a)
Trust Agreement	4.18(a)
Trust Amount	4.18(a)
Trustee	4.18(a)
WARN Act	5.1(b)(xii)
Warrant Settlement	Recitals

ANNEX B

FORM OF

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SOFTWARE ACQUISITION GROUP INC. III

Software Acquisition Group Inc. III (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1. The name of the Corporation is Software Acquisition Group Inc. III. The Corporation was incorporated under the name Software Acquisition Group Inc. III by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on January 5, 2021 (the “Original Certificate”).

2. An Amended and Restated Certificate of Incorporation, which amended and restated the Original Certificate in its entirety, was filed with the Secretary of State of the State of Delaware on July 28, 2021 (as amended from time to time, the “Existing Certificate”).

3. This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”), which amends and restates the Existing Certificate in its entirety, has been approved by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with Sections 242 and 245 of the DGCL and has been adopted by the stockholders of the Corporation at a meeting of the stockholders of the Corporation in accordance with the provisions of Section 211 of the DGCL.

4. The text of the Existing Certificate is hereby amended and restated by this Second Amended and Restated Certificate to read in its entirety as set forth in EXHIBIT A attached hereto.

5. This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of the State of Delaware.

6. IN WITNESS WHEREOF, Software Acquisition Group Inc. III has caused this Second Amended and Restated Certificate to be signed by a duly authorized officer of the Corporation, on [●], 2022.

SOFTWARE ACQUISITION GROUP INC. III

By:
Name:
Title:

EXHIBIT A

ARTICLE I

NAME

The name of the corporation is Nogin, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, 19808, and the name of its registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.

ARTICLE IV

CAPITAL STOCK

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock which the Corporation shall have authority to issue is 550,000,000. The total number of shares of Common Stock that the Corporation is authorized to issue is 500,000,000, having a par value of $0.0001 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is 50,000,000, having a par value of $0.0001 per share.

The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A.	COMMON STOCK.

1. General. The voting, dividend, liquidation, and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.

2. Voting.

a.

Except as otherwise provided herein (including any Certificate of Designation) or otherwise required by law, the holders of the shares of Common Stock shall exclusively possess all voting power with respect to the Corporation.

b.

Except as otherwise provided herein or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one (1) vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter.

c.

Except as otherwise provided herein (including any Certificate of Designation) or otherwise required by law, at any annual or special meeting of the stockholders of the Corporation, holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders.

d.

Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Certificate of Designation) or pursuant to the DGCL.

Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3. Dividends. Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law.

4. Liquidation. Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

B. PREFERRED STOCK

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this

Second Amended and Restated Certificate (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Second Amended and Restated Certificate (including any Certificate of Designation).

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V

BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

A. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible and designated as Class I, Class II and Class III. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the date of this Second Amended and Restated Certificate; the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the date of this Second Amended and Restated Certificate; and the initial Class III directors shall serve for a term expiring at the third annual meeting following the date of this Second Amended and Restated Certificate. At each annual meeting of the stockholders of the Corporation beginning with the first annual meeting of the stockholders following the date of this Second Amended and Restated Certificate, subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of the stockholders held in the third year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II and Class III.

B. Except as otherwise expressly provided by the DGCL or this Second Amended and Restated Certificate, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors. Directors shall be elected by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

C. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

D. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term of the class to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.

E. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Second Amended and Restated Certificate (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article V, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this Article V, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

F. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Amended and Restated Bylaws of the Corporation (as amended and/or restated from time to time, the “Bylaws”). In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Second Amended and Restated Certificate (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors.

G. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

ARTICLE VI

STOCKHOLDERS

A. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

B. Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or the President, and shall not be called by any other person or persons.

C. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE VII

LIABILITY

No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article VII, or the adoption of any provision of the Second Amended and Restated Certificate inconsistent with this Article VII, shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ARTICLE VIII

INDEMNIFICATION

A. To the fullest extent permitted by the DGCL or any other applicable law, as it presently exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she or a person for whom he or she is the legal representative is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding; provided that such indemnitee acted in good faith and in a manner such indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such indemnitee’s conduct was unlawful. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Article VIII or otherwise. The rights to indemnification and advancement of expenses conferred by this Article VIII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Article VIII, except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

B. The rights to indemnification and advancement of expenses conferred on any indemnitee by this Article VIII shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

C. Any repeal or amendment of this Article VIII by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Article VIII, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

D. This Article VIII shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX

FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the bylaws of the Corporation or this Second Amended and Restated Certificate (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article IX, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article IX. Notwithstanding the foregoing, the provisions of this Article IX shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

If any provision or provisions of this Article IX shall be held to be invalid, illegal or unenforceable as applied to any circumstances for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article IX (including, without limitation, each portion of any paragraph of this Article IX containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE X

AMENDMENTS

A. Notwithstanding anything contained in this Second Amended and Restated Certificate to the contrary, in addition to any vote required by applicable law, the following provisions in this Second Amended and Restated Certificate may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Part B of Article IV, Article V, Article VI, Article VII, Article VIII, Article IX, and this Article X.

B. If any provision or provisions of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Second Amended and Restated Certificate (including, without limitation, each such portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

ANNEX C

Form Of

Amended and Restated Bylaws of

Nogin, Inc.

(a Delaware corporation)

i

TABLE OF CONTENTS

(continued)

ii

Amended and Restated Bylaws of

Nogin, Inc.

Article I - Corporate Offices

1.1 Registered Office.

The address of the registered office of Nogin, Inc. (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

1.2 Other Offices.

The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business and affairs of the Corporation may require.

Article II - Meetings of Stockholders

2.1 Place of Meetings.

Meetings of stockholders shall be held at any place, within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office, whether within or outside of the State of Delaware.

2.2 Annual Meeting.

The Board shall designate the date and time of the annual meeting. At the annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting in accordance with Section 2.4. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.

2.3 Special Meeting.

Special meetings of the stockholders may be called only by such persons and only in such manner as set forth in the Certificate of Incorporation.

No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting. The Board may postpone, reschedule or cancel any previously scheduled special meeting of stockholders.

2.4 Notice of Business to be Brought before a Meeting.

(a) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be

(i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by or at the direction of the Board or the Chairman of the Board or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A) (1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.4 in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. The only matters that may be brought before a special meeting are the matters specified in the notice of meeting given by or at the direction of the person calling the meeting pursuant to Section 2.3, and stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders. For purposes of this Section 2.4, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or a qualified representative of such proposing stockholder, appear at such annual meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Stockholders seeking to nominate persons for election to the Board must comply with Section 2.5, and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 2.5.

(b) For business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if no annual meeting was held in the preceding year, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not earlier than the close of business on the one hundred and twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation; provided, further, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(c) To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary of the Corporation shall set forth:

(i) As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);

(ii) As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (C) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (D) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand, (E) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (F) a representation that such Proposing Person intends or is part of a group that intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (G) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (G) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and

(iii) As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws, the language of the proposed amendment), and (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other person or entity (including their names) in connection with the proposal of such business by such stockholder; and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this Section 2.4(c)(iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner.

For purposes of this Section 2.4, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(d) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(e) Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(f) This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(g) For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

2.5 Notice of Nominations for Election to the Board.

(a) Nominations of any person for election to the Board at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (i) by or at the direction of the Board, including by any committee or persons authorized to do so by the Board or these bylaws, or (ii) by a stockholder present in person (A) who was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.5 as to such notice and nomination. For purposes of this Section 2.5, “present in person” shall mean that the stockholder proposing that the business be brought before the meeting of the

Corporation, or a qualified representative of such stockholder, appear at such meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. The foregoing clause (ii) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting or special meeting.

(b) (i) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting, the stockholder must (1) provide Timely Notice (as defined in Section 2.4) thereof in writing and in proper form to the Secretary of the Corporation, (2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5.

(ii) Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting, then for a stockholder to make any nomination of a person or persons for election to the Board at a special meeting, the stockholder must (i) provide Timely Notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (ii) provide the information with respect to such stockholder and its candidate for nomination as required by this Section 2.5 and (iii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the one hundred twentieth (120th) day prior to such special meeting and not later than the ninetieth (90th) day prior to such special meeting or, if later, the tenth (10th) day following the day on which public disclosure (as defined in Section 2.4) of the date of such special meeting was first made.

(iii) In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(iv) In no event may a Nominating Person provide Timely Notice with respect to a greater number of director candidates than are subject to election by shareholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) the conclusion of the time period for Timely Notice, (ii) the date set forth in Section 2.5(b)(ii) or (iii) the tenth day following the date of public disclosure (as defined in Section 2.4) of such increase.

(c) To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary of the Corporation shall set forth:

(i) As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(c)(i), except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(c)(i));

(ii) As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(c)(ii), except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(c)(ii) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(c)(ii) shall be made with respect to the election of directors at the meeting); and

(iii) As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.5(f).

For purposes of this Section 2.5, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any other participant in such solicitation.

(d) A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

(e) In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

(f) To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 2.5 and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board), to the Secretary of the Corporation at the principal executive offices of the Corporation, (i) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee and (ii) a written representation and agreement (in form provided by the Corporation) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed to the Corporation and (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect).

(g) The Board may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s corporate governance guidelines.

(h) A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.5, if necessary, so that the information provided or required to be provided pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation (or any other office specified by the Corporation in any public announcement) not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(i) No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 2.5. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.5, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

(j) Notwithstanding anything in these bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with Section 2.5.

2.6 Notice of Stockholders’ Meetings.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with Section 8.1 not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.7 Quorum.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to recess the meeting or adjourn the meeting from time to time in the manner provided in Section 2.8 until a quorum is present or represented. At any recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

2.8 Adjourned Meeting; Notice.

When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such meeting as of the record date so fixed for notice of such adjourned meeting.

2.9 Conduct of Business.

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the person presiding over the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board or prescribed by the person presiding over the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.10 Voting.

Except as may be otherwise provided in the Certificate of Incorporation, these bylaws or the DGCL, each stockholder shall be entitled to one (1) vote for each share of capital stock held by such stockholder.

Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter.

2.11 Record Date for Stockholder Meetings and Other Purposes.

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60) days nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2.12 Proxies.

Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of an electronic transmission which sets forth or is submitted with information from which it can be determined that the transmission was authorized by the stockholder.

2.13 List of Stockholders Entitled to Vote.

The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.13 or to vote in person or by proxy at any meeting of stockholders.

2.14 Inspectors of Election.

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If any person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the person presiding over the meeting shall appoint a person to fill that vacancy.

Such inspectors shall:

(i) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(ii) count all votes or ballots;

(iii) count and tabulate all votes;

(iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(v) certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such persons to assist them in performing their duties as they determine.

2.15 Delivery to the Corporation.

Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by this Article II.

Article III - Directors

3.1 Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

3.2 Number of Directors.

Subject to the Certificate of Incorporation, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3 Election, Qualification and Term of Office of Directors.

Except as provided in Section 3.4, and subject to the Certificate of Incorporation, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal. Directors need not be stockholders or residents of the State of Delaware. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.

3.4 Resignation and Vacancies.

Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in Section 3.3.

Unless otherwise provided in the Certificate of Incorporation or these bylaws, vacancies resulting from the death, resignation, disqualification or removal of any director, and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

3.5 Place of Meetings; Meetings by Telephone.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.

3.6 Regular Meetings.

Regular meetings of the Board may be held within or outside the State of Delaware and at such time and at such place as which has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board.

3.7 Special Meetings; Notice.

Special meetings of the Board for any purpose or purposes may be called at any time by the chairperson of the Board, the Chief Executive Officer, the President or the Secretary of the Corporation or a majority of the total number of directors constituting the Board.

Notice of the time and place of special meetings shall be:

(i) delivered personally by hand, by courier or by telephone;

(ii) sent by United States first-class mail, postage prepaid;

(iii) sent by facsimile or electronic mail; or

(iv) sent by other means of electronic transmission,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least twenty-four (24) hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four (4) days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8 Quorum.

At all meetings of the Board, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.9 Board Action without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the committee thereof, in the same paper or electronic form as the minutes are maintained. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board.

3.10 Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

Article IV - Committees

4.1 Committees of Directors.

The Board may designate one (1) or more committees, each committee to consist, of one (1) or more of the directors of the Corporation. The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

4.2 Committee Minutes.

Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

4.3 Meetings and Actions of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i) Section 3.5 (place of meetings; meetings by telephone);

(ii) Section 3.6 (regular meetings);

(iii) Section 3.7 (special meetings; notice);

(iv) Section 3.9 (board action without a meeting); and

(v) Section 7.14 (waiver of notice),

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members; provided, however, that:

(i) the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;

(ii) special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and

(iii) the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.3, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

4.4 Subcommittees.

Unless otherwise provided in the Certificate of Incorporation, these bylaws or the resolutions of the Board designating the committee, a committee may create one (1) or more subcommittees, each subcommittee to consist of one (1) or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

Article V - Officers

5.1 Officers.

The officers of the Corporation shall include a Chief Executive Officer, a President and a Secretary. The Corporation may also have, at the discretion of the Board, a Chairperson of the Board, a Vice Chairperson of the Board, a Chief Financial Officer, a Chief Operating Officer, a Treasurer, one (1) or more Vice Presidents, one (1) or more Assistant Vice Presidents, one (1) or more Assistant Treasurers, one (1) or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person. No officer need be a stockholder or director of the Corporation.

5.2 Appointment of Officers.

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3.

5.3 Subordinate Officers.

The Board may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.

5.4 Removal and Resignation of Officers.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5 Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled by the Board or as provided in Section 5.2.

5.6 Representation of Shares of Other Corporations.

The Chairperson of the Board, the Chief Executive Officer, or the President of this Corporation, or any other person authorized by the Board, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7 Authority and Duties of Officers.

All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

5.8 Compensation.

The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.

Article VI - Records

A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.

Article VII - General Matters

7.1 Execution of Corporate Contracts and Instruments.

The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.

7.2 Stock Certificates.

The shares of the Corporation shall be represented by certificates or shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairperson or Vice Chairperson of the Board, the Chief Executive Officer, the President, Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

7.3 Special Designation of Certificates.

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face of back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

7.4 Lost Certificates.

Except as provided in this Section 7.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.5 Shares Without Certificates

The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

7.6 Construction; Definitions.

Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

7.7 Dividends.

The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

7.8 Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

7.9 Seal.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

7.10 Transfer of Stock.

Shares of the stock of the Corporation shall be transferable in the manner prescribed by law and in these bylaws. Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.

7.11 Stock Transfer Agreements.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

7.12 Registered Stockholders.

The Corporation:

(i) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner; and

(ii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

7.13 Lock-Up.

(i) Subject to Section 7.13(ii), the holders (the “Lock-up Holders”) of common stock of the Corporation issued (a) as consideration pursuant to the merger of Nuevo Merger Sub, Inc., a Delaware corporation (“Merger Sub”), with and into Branded Online, Inc. dba Nogin, a Delaware corporation (“Nogin”) (the “Nogin Transaction”), (b) upon the settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the closing of the Nogin Transaction in respect of awards of Nogin outstanding immediately prior to the closing of the Nogin Transaction (excluding, for the avoidance of doubt, the Parent Warrants (as defined in the Agreement and Plan of Merger entered into by and among the Corporation, Nogin and Merger Sub, dated as of February 14, 2022, as amended from time to time, the “Merger Agreement”)) (such shares referred to in Section 7.13(i)(b), the “Nogin Equity Award Shares”), and (c) upon the exercise of warrants outstanding as of immediately following the closing of the Nogin Transaction in respect of Company Warrants (as defined in the Merger Agreement) outstanding immediately prior to the closing of the Nogin Transaction (such shares referred to in Section 7.13(i)(c), the “Nogin Warrant Shares”), may not Transfer any Lock-up Shares until (i) for Management Holders, the end of the Management Lock-Up Period, and (ii) for all Lock-up Holders other than the Management Holders, the end of the Stockholder Lock-up Period (together with the Management Lock-up Period, the “Lock-up Period) (the “Lock-up”).

(ii) Notwithstanding the provisions set forth in Section 7.13(i), the Lock-up Holders or their respective Permitted Transferees may Transfer the Lock-up Shares during the applicable Lock-up Period (a) to (i) the Corporation’s officers or directors, (ii) any affiliates or family members of the Corporation’s officers or directors, or (iii) the other Lock-up Holders or any direct or indirect partners, members or equity holders of the Lock-up Holders, any affiliates of the Lock-up Holders or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates; (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; (f) to the Corporation; or (g) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Corporation’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to the closing date of the Nogin Transaction; provided, however, that any recipient of Lock-Up Shares pursuant to clauses (a), (b), (c), (d) and (e) of this Section 7.13(ii) shall continue to be bound by the lock-up provisions of this Section 7.13.

(iii) Notwithstanding the other provisions set forth in this Section 7.13, the Board may, in its sole discretion, determine to waive, amend, or repeal the Lock-up obligations set forth herein; provided, that, any such waiver, amendment or repeal shall require, in addition to any other vote of the members of the Board required to take such action pursuant to these bylaws or applicable law, the affirmative vote of the director that has been designated by Parent (as defined by the Merger Agreement).

(iv) For purposes of this Section 7.13:

a) The term “Management Holders” means Jan Nugent, Geoff Van Haeren, Erik Nakamura and Jay Ku.

b) the term “Stockholder Lock-up Period” means the period beginning on the closing date of the Nogin Transaction and ending on the earlier of (i) the six month anniversary of the closing date of the Nogin Transaction and (ii) the date on which the Corporation completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Corporation’s stockholders having the right to exchange their shares of common stock for cash, securities or other property, except in accordance with this Section 7.13;

c) the term “Management Lock-up Period” means the period beginning on the closing date of the Nogin Transaction and ending on the earliest of (i) the twelve month anniversary of the closing date of the Nogin Transaction, (ii) the date on which the last reported sale price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the closing date of the Nogin Transaction, and (iii) the date on which the Corporation completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Corporation’s stockholders having the right to exchange their shares of common stock for cash, securities or other property, except in accordance with this Section 7.13;

d) the term “Lock-up Shares” means the Nogin Equity Award Shares, the Nogin Warrant Shares and eighty percent (80%) of the shares of common stock held by the Lock-up Holders immediately following the closing of the Nogin Transaction (for the avoidance of doubt, twenty percent (20%) of the shares of common stock held by each Lock-up Holder immediately following the closing of the Nogin Transaction shall not be subject to the Lock-up);

e) the term “Permitted Transferees” means, prior to the expiration of the applicable Lock-up Period, any person or entity to whom such Lock-up Holder is permitted to transfer such shares of common stock prior to the expiration of the applicable Lock-up Period pursuant to Section 7.13(ii); and

f) the term “Transfer” means the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

7.14 Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

Article VIII - Notice

8.1 Delivery of Notice; Notice by Electronic Transmission.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the

Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (3) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with the first paragraph of this section without obtaining the consent required by this paragraph.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(i)	if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii)	if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iii)	if by any other form of electronic transmission, when directed to the stockholder.

Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two (2) consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, that the inadvertent failure to discover such inability shall not invalidate any meeting or other action.

An affidavit of the Secretary or an Assistant Secretary of the Corporation or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Article IX - Indemnification

9.1 Indemnification of Directors and Officers.

The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL or any other applicable law, as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or non-profit entity, including service with respect to employee benefit plans (hereinafter, an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as director, officer, employee, or agent, or in any other capacity while serving as director, officer, employee or agent, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with any such Proceeding; provided that such indemnitee acted in good faith and in a manner such indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such indemnitee’s conduct was unlawful. Notwithstanding the preceding sentence, except as otherwise provided in Section 9.4, the Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such indemnitee only if the Proceeding was authorized in the specific case by the Board.

9.2 Indemnification of Others.

The Corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by the DGCL or any other applicable law, as it presently exists or may hereafter be amended, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

9.3 Prepayment of Expenses.

In addition to the obligation to indemnify conferred in Section 9.1, the Corporation shall to the fullest extent not prohibited by the DGCL or any other applicable law pay the expenses (including attorneys’ fees) incurred by any indemnitee, and may pay the expenses incurred by any employee or agent of the Corporation, in defending any Proceeding in advance of its final disposition; provided, however, that such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by or on behalf of the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article IX or otherwise.

9.4 Determination; Claim.

If a claim for indemnification (following the final disposition of such Proceeding) under this Article IX is not paid in full within sixty (60) days, or a claim for advancement of expenses under this Article IX is not paid in full within twenty (20) days, after a written claim therefor has been received by the Corporation the indemnitee may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

9.5 Non-Exclusivity of Rights.

The rights conferred on any person by this Article IX shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

9.6 Insurance.

The Corporation shall purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

9.7 Other Indemnification.

The Corporation’s obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

9.8 Continuation of Indemnification.

The rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article IX shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person.

9.9 Amendment or Repeal; Interpretation.

The provisions of this Article IX shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as a director or officer of the Corporation (whether before or after the adoption of these bylaws), in consideration of such person’s performance of such services, and pursuant to this Article IX the Corporation intends to be legally bound to each such current or former director or officer of the Corporation. With respect to current and former directors and officers of the Corporation, the rights conferred under this Article IX are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of theses bylaws. With respect to any directors or officers of the Corporation who commence service following adoption of these bylaws, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such director or officer commencing service as a director or officer of the Corporation. Any repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection (i) hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.

Any reference to an officer of the Corporation in this Article IX shall be deemed to refer exclusively to the Chief Executive Officer, the President and the Secretary of the Corporation, or other officer of the Corporation appointed by (x) the Board pursuant to Article V or (y) an officer to whom the Board has delegated the power to appoint officers pursuant to Article V, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article IX.

Article X - Amendments

The Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that such action by stockholders shall require, in addition to any other vote required by the Certificate of

Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of all the then-outstanding shares of voting stock of the Corporation with the power to vote generally in an election of directors, voting together as a single class.

Article XI - Forum Selection

Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative Proceeding brought on behalf of the Corporation, (ii) any Proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any Proceeding arising pursuant to any provision of the DGCL or the Certificate of Incorporation or these bylaws (as either may be amended from time to time) or (iv) any Proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article XI, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XI. Notwithstanding the foregoing, the provisions of this Article XI shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

If any provision or provisions of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any circumstances for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XI (including, without limitation, each portion of any paragraph of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

Article XII - Definitions

As used in these bylaws, unless the context otherwise requires, the following terms shall have the following meanings:

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).

An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

Nogin, Inc.

Certificate of Amendment and Restatement of Bylaws

The undersigned hereby certifies that he is the duly elected, qualified, and acting Secretary of Nogin, Inc., a Delaware corporation (the “Corporation”), and that the attached Bylaws are a true and correct copy of the Bylaws of the Corporation in effect as of the date of this certificate..

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this [ ● ] day of [ ● ], 2022.

[ ● ]
[Secretary]

ANNEX D

SPONSOR AGREEMENT

February 14, 2022

Software Acquisition Group Inc. III

c/o Software Acquisition Group Inc.

1980 Festival Plaza Drive

Suite 300

Las Vegas, NV 89135

and

Branded Online, Inc. dba Nogin

1775 Flight Way STE 400

Tustin, CA 92782

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time, the “Merger Agreement”), by and among Software Acquisition Group Inc. III, a Delaware corporation (“Parent”), Nuevo Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent, and Branded Online, Inc. dba Nogin, a Delaware corporation (the “Company”). This sponsor agreement (this “Sponsor Agreement”) is being entered into and delivered by the Company, Parent, and Software Acquisition Holdings III, LLC, a Delaware limited liability company (“Sponsor”), in connection with the transactions contemplated by the Merger Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sponsor, Parent and the Company hereby agree that:

1. Waiver of Anti-dilution Protection. Sponsor hereby, automatically and without any further action by Sponsor or Parent, irrevocably (a) waives any adjustment to the conversion ratio set forth in the Parent Organizational Documents and any rights to other anti-dilution protections pursuant to the Parent Organizational Documents or otherwise, and (b) agrees not to assert or perfect any rights to adjustment or other anti-dilution protections, in each case, with respect to the rate that all of the Parent Class B Stock held by Sponsor convert into Parent Common Stock in connection with the consummation of the transactions contemplated by the Merger Agreement.

2. New Shares. If, between the date of this Sponsor Agreement and the Closing, (a) any shares of Parent Common Stock, Parent Warrants or other equity interests of Parent are issued to Sponsor or the outstanding shares of Parent Common Stock or, if applicable, Parent Warrants owned by Sponsor shall have been changed into a different number of shares or a different class, by reason of any dividend, subdivision, reclassification, recapitalization, split, combination or exchange, or any similar event, (b) Sponsor purchases or otherwise acquires beneficial ownership of any shares of Parent Common Stock, Parent Warrants or other equity interests of Parent or (c) Sponsor acquires the right to vote or share in the voting of any shares of Parent Common Stock, Parent Warrants or other equity interests of Parent (such Parent Common Stock, Parent Warrants or other equity interests of Parent issued or acquired by Sponsor pursuant to the foregoing clauses (a), (b) or (c), collectively “New Securities”), then such New Securities issued to or acquired or purchased by Sponsor shall be subject to the terms of this Sponsor Agreement to the same extent as if they constituted Sponsor Securities (as defined below) as of the date hereof, and the number of shares of Parent Common Stock to be terminated, forfeited, surrendered, subject to vesting and cancelled pursuant to this Sponsor Agreement will be equitably adjusted to reflect such change; provided, however, that nothing in this Section 2 shall be construed to permit Parent to take any action with respect to their respective securities that is prohibited by the terms and conditions of the Merger Agreement.

3. No Transfer. During the period commencing on the date hereof and ending on the earlier of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms and (c) the liquidation of Parent, Sponsor shall not, directly or indirectly, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any shares of Parent Common Stock, Parent Warrants or other equity interests of Parent owned by Sponsor, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Parent Common Stock, Parent Warrants or other equity interests of Parent owned by Sponsor or (iii) take any action in furtherance of or announce any intention to, in each case, effect any transaction specified in clause (i) or (ii). Sponsor agrees not to, directly or indirectly, deposit any of the Sponsor Securities in a voting trust, enter into a voting trust or subject any of the Sponsor Securities to any arrangement with respect to the voting of such Sponsor Securities other than this Sponsor Agreement. Any transfer or attempted transfer of Sponsor Securities in violation of this Section 3 shall be, to the fullest extent permitted by applicable Law, null and void ab initio.

4. No Solicitation. During the period commencing on the date hereof and ending on the earlier of (a) the consummation of the Closing, (b) the termination of the Merger Agreement in accordance with its terms and (c) the liquidation of Parent, Sponsor shall not, and Sponsor shall not authorize or (to the extent within its control) permit any of its directors, officers, employees, agents or representatives to, directly or indirectly, (i) knowingly encourage, initiate, solicit or facilitate, offer or make any offers or proposals related to a Business Combination, (ii) enter into, engage in or continue any discussions or negotiations with respect to any Business Combination with, or provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to a Business Combination, or (iii) enter into any agreement (whether or not binding) relating to a Business Combination, in each case, other than to or with the Company, its Subsidiaries and their respective representatives. From and after the date hereof, Sponsor shall, and shall instruct its officers and directors to, and Sponsor shall instruct and cause its representatives, its Subsidiaries and their respective representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal (other than the Company, its Subsidiaries and their respective representatives). Sponsor shall promptly notify the Company of any submissions, proposals or offers made with respect to a Business Combination as soon as practicable following Sponsor’s awareness thereof.

5. Representations and Warranties. Sponsor hereby represents and warrants to the Company as follows:

(a) Sponsor owns free and clear of all Liens (other than transfer restrictions under applicable securities Laws) (i) 5,701,967 shares of Parent Class B Stock and (ii) no shares of Parent Common Stock or preferred stock (the “Sponsor Securities”). Sponsor has, and will have at all times during the term of this Sponsor Agreement, the sole voting power with respect to the Sponsor Securities. The Sponsor Securities are the only equity securities in Parent owned of record or beneficially by Sponsor on the date of this Sponsor Agreement, and none of the Sponsor Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of the Sponsor Securities, except as provided hereunder. Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity interests of Parent or any equity securities convertible into, or which can be exchanged for, equity securities of Parent.

(b) Sponsor has been duly formed and is validly existing as a limited liability company and in good standing under the Laws of its jurisdiction of formation, and has the requisite power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted.

Sponsor has all requisite power and authority to execute and deliver this Sponsor Agreement and to consummate the transactions contemplated hereby and to perform all of its obligations hereunder. The execution and delivery of this Sponsor Agreement have been, and the consummation of the transactions contemplated hereby has been, duly authorized by all requisite action by Sponsor. This Sponsor Agreement has been duly and validly executed and delivered by Sponsor and, assuming this Sponsor Agreement has been duly authorized, executed and delivered by the other parties hereto, this Sponsor Agreement constitutes, and upon its execution will constitute, a legal, valid and binding obligation of Sponsor enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

(c) There are no Actions pending against Sponsor, or to the knowledge of Sponsor threatened against Sponsor, by or before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Entity, that would reasonably be expected to challenge or seek to enjoin, alter or materially delay the performance by Sponsor of its obligations under this Sponsor Agreement.

(d) The execution and delivery of this Sponsor Agreement by Sponsor does not, and the performance by Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the Sponsor Organization Documents or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon Sponsor or the Sponsor Securities), in each case, to the extent such consent, approval or other action would reasonably be expected to prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Sponsor Agreement.

(e) Except as described on Section 4.13 of the Parent Disclosure Schedule, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by Sponsor, for which Parent or any of its Affiliates may become liable.

(f) Sponsor has had the opportunity to read the Merger Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors.

(g) Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of Sponsor’s obligations hereunder.

(h) Sponsor understands and acknowledges that each of Parent and the Company is entering into the Merger Agreement in reliance upon Sponsor’s execution and delivery of this Sponsor Agreement.

6. Sponsor Agreements. Unless the Merger Agreement is terminated in accordance with its terms, Sponsor hereby unconditionally and irrevocably agrees to:

(a) at the Parent Common Stockholders Meeting (including any adjournment thereof or any other stockholder or warrantholder meeting of Parent at which any of the Transaction Proposals are to be voted on), to be present in person or by proxy and vote, or cause to be voted at such meeting, all Sponsor Securities entitled to vote thereon in favor of the Transaction Proposals;

(b) at the Parent Common Stockholders Meeting (including any adjournment thereof or any other stockholder or warrantholder meeting of Parent at which any of the Transaction Proposals are to be voted on), to be present in person or by proxy and vote, or cause to be voted at such meeting, all Sponsor Securities entitled to vote thereon against (i) any Business Combination other than with the Company, its stockholders and their respective affiliates and representatives; (ii) any merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of Parent; (iii) any change in the business, management or Board of Directors of Parent; and (iv) any other action, proposal or agreement that would be reasonably expected to (1) impede, frustrate, nullify, interfere with, delay, postpone or adversely affect the Transaction Proposals or any of the other transactions contemplated by the Merger Agreement, in each case, other than the proposal to adjourn the Parent Common Stockholders

Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt the other Transaction Proposals, (2) result in a breach of any covenant, representation or warranty or other obligation or agreement of Parent or Sponsor under the Merger Agreement, (3) result in a breach of any covenant, representation or warranty or other obligation or agreement of Sponsor contained in this Sponsor Agreement, (4) result in any of the conditions set forth in Article VI of the Merger Agreement not being fulfilled or (5) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Parent;

(c) at any applicable annual or special meeting of Parent or action taken by written consent in lieu thereof prior to the Closing, vote or consent to, or cause to be voted or consented to, at such meeting (or written consent in lieu thereof), all Sponsor Securities entitled to vote thereon for such actions as are necessary to cause the election of members of the Board of Directors of the Company; and

(d) not redeem any shares of Parent Common Stock owned by it in connection with the Parent Common Stockholders Meeting.

7. Restricted Shares.

(a) Effective as the Effective Time, the Restricted Shares (as defined below) shall be subject to the terms and conditions of this Section 7. As used in this Agreement, the term “Restricted Shares” shall mean 1,710,590 shares of Parent Class B Stock and the shares of Parent Common Stock issuable upon conversion of such shares in connection with the Closing; provided that if, immediately prior to the Closing, holders of shares of Parent Common Stock have validly elected to redeem a number of shares of Parent Common Stock in the Offer (and have not withdrawn such redemptions) that would result in greater than 40% of the Trust Amount (as calculated at Closing) being paid to such redeeming holders for such redemptions, then the term “Restricted Shares” shall mean 2,565,885 shares of Parent Class B Stock and the shares of Parent Common Stock issuable upon conversion of such shares in connection with the Closing.

(b) Sponsor hereby (i) appoints Parent as Sponsor’s attorney-in-fact to take such actions as may be necessary or appropriate to effectuate a transfer of the record ownership of any Restricted Shares that are granted or forfeited hereunder, (ii) agrees to deliver to Parent, as a precondition to the issuance of any certificate or certificates with respect to any Restricted Shares granted hereunder, one or more stock powers, endorsed in blank, with respect to such Restricted Shares, and (iii) agrees to sign such other powers and take such other actions as Parent may reasonably request to accomplish the transfer to Parent of any unvested Restricted Shares that are forfeited hereunder.

(c) Vesting of Restricted Shares.

(i) If, as of any date following the Closing Date, the closing price of a share of Parent Common Stock on the Nasdaq Stock Market LLC (the “Closing Share Price”) equals or exceeds the share price levels set forth in this Section 7(c)(i), then the corresponding Restricted Shares set forth herein will be deemed vested as of the close of trading on such date of determination:

(1) One-half (1/2) of the Restricted Shares (the “First Tranche Shares”) will vest if the Closing Share Price is greater than or equal to $12.50 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on any trading day following the Closing; and

(2) One-half (1/2) of the Restricted Shares (and, if not already vested, all of the First Trance Shares) will vest if the Closing Share Price is greater than or equal to $14.50 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on any trading day following the Closing.

(ii) Upon the occurrence of a Change in Control (as defined in the Omnibus Incentive Plan as in effect on the Closing Date), any unvested Restricted Shares shall become fully vested.

(d) The Restricted Shares shall be evidenced by book-entry shares on the books and records of Parent or Parent’s transfer agent, as Parent may determine, in Sponsor’s name. Sponsor agrees that, during the period between Closing and the vesting of a Restricted Share, Parent may (i) give stop-transfer instructions to the depository (if any) to ensure compliance with the provisions hereof or (ii) instruct Parent’s transfer agent to include a legend substantially in the form set forth in Section 7(g) on such Restricted Share. Upon the vesting of a Restricted Share, Parent shall promptly, but in no event more than five (5) business days later, deliver to Sponsor a statement evidencing such Restricted Share, free of all legends, or shall promptly, but in no event more than five (5) business days later, cause any restrictions noted in the book-entry position to be removed.

(e) Except as otherwise specifically provided in this Agreement, Sponsor shall have all the rights of a stockholder with respect to the Restricted Shares, including, without limitation, the right to vote such Restricted Shares and the right to receive dividends or distributions in respect of the Restricted Shares.

(f) The Restricted Shares may not, at any time prior to becoming vested, be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by Sponsor. Notwithstanding the foregoing, Sponsor may transfer all or any portion of the Restricted Shares to any of its Affiliates (as defined in the Omnibus Incentive Plan) if such Affiliate agrees in writing (including via email) to be bound by the terms and conditions set forth herein with respect to such transferred Restricted Shares. Except as set forth in the immediately preceding sentence, any purported assignment, alienation, pledge, attachment, sale, transfer, or encumbrance of the Restricted Shares shall be void and unenforceable against Parent.

(g) Any certificates representing unvested Restricted Shares shall be held by Parent, and any such certificate shall contain a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO VESTING REQUIREMENTS SET FORTH IN THE SPONSOR AGREEMENT, DATED AS OF FEBRUARY 14, 2022, BY AND AMONG BRANDED ONLINE, INC. DBA NOGIN, SOFTWARE ACQUISITION GROUP INC. III AND SOFTWARE ACQUISITION HOLDINGS III, LLC, AND MAY ONLY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED AFTER THE VESTING REQUIREMENTS HAVE BEEN SATISFIED PURSUANT TO THE TERMS SET FORTH IN SUCH SPONSOR AGREEMENT.

If shares of Parent Common Stock are certificated, then, as soon as practicable following the vesting of any such Restricted Shares, Parent shall cause a certificate or certificates covering such Restricted Shares, without the aforesaid legend, to be issued and delivered to the Sponsor. If any Restricted Shares are held in book-entry form, Parent may take such steps as it deems necessary or appropriate to record and manifest the restrictions applicable to such Restricted Shares.

(h) Adjustment for Change in Capitalization.

(i) In the event of a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, disposition for consideration of Parent’s direct or indirect ownership of a subsidiary, or similar event affecting Parent or any of its subsidiaries (each, a “Corporate Transaction”), the board of directors of Parent (the “Board”) or any committee designated by the Board (the “Committee”) may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to (i) the number and kind of shares or other securities subject to outstanding Restricted Shares, and (ii) the performance thresholds set forth in Section 7(c).

(ii) In the event of a stock dividend, stock split, reverse stock split, reorganization, share combination, or recapitalization or similar event affecting the capital structure of Parent, or separation or spinoff, in each case, without consideration, or other extraordinary dividend of cash or other property to Parent’s stockholders, the Committee or the Board shall make such substitutions or adjustments as it deems appropriate and equitable to (i) the number and kind of shares or other securities subject to outstanding Restricted Shares, and (ii) the performance thresholds set forth in Section 7(c).

(iii) In the case of Corporate Transactions, such adjustments may include, without limitation, (i) the cancellation of outstanding Restricted Shares in exchange for payments of cash, property, or a combination thereof having an aggregate value equal to the value of such Restricted Shares, as determined by the Board in its good faith discretion; (ii) the substitution of other property (including, without limitation, cash or other securities of Parent and securities of entities other than Parent) for outstanding Restricted Shares; and (iii) in connection with any sale of a division, separation, or spinoff, arranging for the assumption of Restricted Shares, or replacement of Restricted Shares with new awards based on other property or other securities (including, without limitation, other securities of Parent and securities of entities other than Parent), by the affected subsidiary, affiliate, or division or by the entity that controls such subsidiary, affiliate, or division following such transaction (as well as any corresponding adjustments to Restricted Shares that remain based upon Parent’s securities).

8. Lock-Up; Transfer Restrictions.

(a) The Sponsor agrees that it shall not Transfer any shares of Parent Class B Stock (or any the shares of Parent Common Stock issuable upon conversion of such shares in connection with the Closing) (the “Sponsor Lock-up”) until the earlier of (A) one year after the Closing Date and (B) the date following the Closing Date on which Parent completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Parent’s stockholders having the right to exchange their Parent Common Stock for cash, securities or other property (the “Sponsor Lock-up Period”). Notwithstanding the foregoing, if the Closing Share Price equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing at least 150 days after the Closing Date, the shares of Parent Common Stock shall be released from the Sponsor Lock-up.

(b) The Sponsor agrees that it shall not effectuate any Transfer of Private Placement Warrants or Parent Common Stock underlying such Private Placement Warrants until thirty (30) days after the Closing Date.

(c) Notwithstanding the provisions set forth in paragraphs 8(a) and (b), Transfers of the shares of Parent Class B Common Stock (or any the shares of Parent Common Stock issuable upon conversion of such shares in connection with the Closing), Private Placement Warrants and shares of Parent Common Stock underlying the Private Placement Warrants are permitted (i) to Parent’s officers or directors, any affiliate or family member of any of Parent’s officers or directors, any members or partners of the Sponsor or their affiliates, any affiliates of the Sponsor, or any employees of such affiliates; (ii) in the case of an individual, by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by virtue of the laws of Delaware or the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; or (vi) in the event of Parent’s completion of a liquidation, merger, share exchange or other similar transaction which results in all of Parent’s stockholders having the right to exchange their Parent Common Stock for cash, securities or other property subsequent to the Closing; provided, however, that in the case of clauses (i) through (v) these permitted transferees must enter into a written agreement with Parent agreeing to be bound by these transfer restrictions.

(d) As used herein,

(i) “Transfer” shall mean the (1) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (2) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (3) public announcement of any intention to effect any transaction specified in clause (1) or (2);

(ii) “Private Placement Warrants” shall mean the Parent Warrants to purchase up to 9,982,754 shares of Parent Common Stock that the Sponsor purchased for an aggregate purchase price $9,982,754, or $1.00 per Parent Warrant, in a private placement that occurred simultaneously with the consummation of Parent’s initial public offering.

9. Further Assurances. Sponsor hereby irrevocably and unconditionally agrees not to commence or participate in, and to take all actions necessary to opt out of any class action with respect to, any action or claim, derivative or otherwise, against the Company, Parent or any of their respective Affiliates, successors and assigns relating to the negotiation, execution or delivery of this Sponsor Agreement, the Merger Agreement or the consummation of the transactions contemplated hereby and thereby.

10. No Inconsistent Agreement. Sponsor hereby represents and covenants that Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of Sponsor’s obligations hereunder.

11. Termination. This Sponsor Agreement shall terminate, and have no further force and effect, (a) prior to the Closing Date, upon the termination of the Merger Agreement in accordance with its terms and (b) subsequent to the Closing Date, upon the later of (i) the vesting of all of the Restricted Shares in accordance with Section 7(c) herein and (ii) the end of the Sponsor Lock-up Period. No such termination or reversion shall relieve the Sponsor, Parent or the Company from any liability resulting from a breach of this Sponsor Agreement occurring prior to such termination or reversion.

12. Miscellaneous. Sections 9.2 through 9.14, Section 9.16 and Section 9.17 of the Merger Agreement are incorporated by reference herein and shall apply hereto mutatis mutandis.

*    *     *     *     *

Please indicate your agreement to the terms of this Sponsor Agreement by signing where indicated below.

SOFTWARE ACQUISITION HOLDINGS III, LLC

By:	/s/ Jonathan Huberman
Name:	Jonathan Huberman
Title:	Managing Member

Signature Page to Sponsor Agreement

Accepted and Agreed:

SOFTWARE ACQUISITION GROUP INC. III

By:	/s/ Jonathan Huberman
Name:	Jonathan Huberman
Title:	Chairman, CEO and CFO

Signature Page to Sponsor Agreement

Accepted and Agreed:

BRANDED ONLINE, INC. DBA NOGIN

By:	/s/ Jan Nugent
Name:	Jan Nugent
Title:	Chief Executive Officer

Signature Page to Sponsor Agreement

ANNEX E

COMPANY SUPPORT AGREEMENT

This Company Support Agreement (this “Agreement”), dated as of February 14, 2022, is entered into by and among Software Acquisition Group Inc. III, a Delaware corporation (“SWAG III”), Branded Online, Inc. dba Nogin, a Delaware corporation (the “Company”), and certain of the stockholders of the Company, whose names appear on the signature pages of this Agreement (each, a “Stockholder” and, collectively, the “Stockholders”, and SWAG III, the Company and the Stockholders, each a “Party”, and collectively, the “Parties”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently herewith, SWAG III, the Company and Nuevo Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of SWAG III (“Merger Sub”), are entering into an Agreement and Plan of Merger (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger and, after giving effect to the Merger, becoming a wholly owned subsidiary of SWAG III;

WHEREAS, as of the date hereof, each Stockholder is the sole record owner and “beneficial owner” (as such term is used herein, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of, and is entitled to dispose of and vote, the number of shares of Company Stock set forth opposite such Stockholder’s name on Schedule 1 attached hereto (collectively, with respect to each Stockholder, such Stockholder’s “Owned Shares”); and such Owned Shares, together with (i) any additional shares of Company Stock (or any securities convertible into or exercisable or exchangeable for Company Common Stock or Company Preferred Stock) in which such Stockholder acquires record and beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities and (ii) any additional shares of Company Stock with respect to which such Stockholder has the right to vote through a proxy, the “Covered Shares”);

WHEREAS, upon the consummation of the Merger, each of the following agreements will terminate pursuant to the requisite consent of the Company and the parties thereto: (i) that certain Amended and Restated Investor Rights Agreement, dated as of June 2, 2017, by and among the Company, the Investors and the Key Holders (as such terms are defined therein) (the “Investor Rights Agreement”), (ii) that certain Amended and Restated Voting Agreement, dated as of June 2, 2017, by and among the Company, the Investors and the Key Holders (as such terms are defined therein) (the “Voting Agreement”), (iii) that certain Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of June 2, 2017, by and among the Company, the Investors and the Key Holders (as such terms are defined therein) (the “ROFR Agreement”), and (iv) any agreements listed on Section 5.13 of the Schedules (the “Schedules Agreements” and, together with the Investor Rights Agreement, the Voting Agreement and the ROFR Agreement, the “Investment Agreements”); and

WHEREAS, as a condition and inducement to the willingness of SWAG III to enter into the Merger Agreement, the Company and the Stockholders are entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, SWAG III, the Company and each Stockholder hereby agree as follows:

1. Agreement to Vote. Subject to the earlier termination of this Agreement in accordance with Section 5 and the last paragraph of this Section 1, each Stockholder, solely in his, her or its capacity as a stockholder or proxy holder of the Company, irrevocably and unconditionally agrees, and agrees to cause any other holder of record of any of the Stockholder’s Covered Shares, to validly execute and deliver to the Company in respect of all of the Stockholder’s Covered Shares, as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to the stockholders of SWAG III and the Company, and in any event within forty-eight (48) hours after the Registration Statement is declared effective and delivered or otherwise made available to the stockholders of SWAG III and the Company, a written consent in respect of all of the Stockholder’s Covered Shares approving the Merger Agreement and the Transactions. In addition, subject to the last paragraph of this Section 1, prior to the Termination Date (as defined herein), each Stockholder, in his, her or its capacity as a stockholder or proxy holder of the Company, irrevocably and unconditionally agrees that, at any other meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of stockholders of the Company, such Stockholder shall, and shall cause any other holder of record of any of such Stockholder’s Covered Shares to:

(a) when such meeting is held, appear at such meeting or otherwise cause the Stockholder’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(b) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of such Stockholder’s Covered Shares owned as of the record date for such meeting (or the date that any written consent is executed by such Stockholder) in favor of the Transactions and the adoption of the Merger Agreement and any other matters necessary or reasonably requested by the Company for consummation of the Transactions;

(c) in any other circumstances upon which a consent or other approval is required under the Company’s Organizational Documents or the Investment Agreements or otherwise sought in connection with the Merger Agreement or the Transactions, vote, consent or approve (or cause to be voted, consented or approved) all of such Stockholder’s Covered Shares held at such time in favor thereof;

(d) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of such Stockholder’s Covered Shares against (i) any Acquisition Proposal and (ii) any other action that would reasonably be expected to (x) materially impede, interfere with, delay, postpone, discourage or adversely affect the Merger Agreement or the Transactions, (y) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement or (z) result in a breach of any covenant, representation or warranty or other obligation or agreement of such Stockholder contained in this Agreement;

(e) waive any rights to conversion set forth in Section IV.D.5 of the Company’s Third Amended and Restated Certificate of Incorporation (the “Charter”), as applicable; and

(f) waive any rights to redemption set forth in Section IV.D.6 of the Company’s Charter, as applicable.

The obligations of each Stockholder specified in this Section 1 shall apply whether or not the Transactions are recommended by the board of directors of the Company or the board of directors of the Company has previously recommended the Transactions but changed such recommendation.

2. No Inconsistent Agreements. Each Stockholder hereby covenants and agrees that such Stockholder shall not (i) enter into any voting agreement or voting trust with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement (for the avoidance of doubt, other than such proxy granted in Section 4), or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

3. Waiver of Appraisal Rights. Each Stockholder hereby agrees not to assert, exercise or perfect, directly or indirectly, and irrevocably and unconditionally waives, any appraisal rights (including under Section 262 of the DGCL) with respect to the Merger and any rights to dissent with respect to the Merger (collectively, “Appraisal Rights”).

4. Irrevocable Proxy. Each Stockholder hereby revokes any proxies that such Stockholder has heretofore granted with respect to such Stockholder’s Covered Shares (other than pursuant to Section 1.9 of the Voting Agreement), hereby irrevocably constitutes and appoints the then-acting chief executive officer of the Company as attorney-in-fact and proxy in accordance with the DGCL for and on such Stockholder’s behalf, for and in such Stockholder’s name, place and stead, in the event that such Stockholder fails to comply in any material respect with his, her or its obligations hereunder in a timely manner, to vote the Covered Shares of such Stockholder and grant all written consents thereto, in each case in accordance with the provisions of Section 1 and represent and otherwise act for such Stockholder in the same manner and with the same effect as if such Stockholder were personally present at any meeting held for the purpose of voting on the foregoing. The foregoing proxy is coupled with an interest, is irrevocable (and, with respect to any Stockholder that is an individual, as such shall survive and not be affected by the death, bankruptcy, incapacity, mental illness or insanity of the Stockholder) prior to the Termination Date and shall not be terminated by operation of Law or upon the occurrence of any other event other than following a termination of this Agreement pursuant to Section 5. Each Stockholder authorizes such attorney-in-fact and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of the Company. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution by SWAG III of the Merger Agreement and that such irrevocable proxy is given to secure the obligations of such Stockholder under Section 1. The irrevocable proxy set forth in this Section 4 is executed and intended to be irrevocable. Each Stockholder agrees not to grant any proxy that conflicts or is inconsistent with the proxy granted to the then-acting chief executive officer of the Company in this Agreement.

5. Cash Consideration in Merger. Each Stockholder hereby acknowledges and agrees that, in accordance with and pursuant to the terms of the Merger Agreement, the Company Stockholders identified on Section 2.6 of the Schedules (the “Excess Cash Stockholders”), may receive Cash Merger Consideration in excess of their respective Pro Rata amount of the Cash Consideration Amount. Each Stockholder hereby irrevocably waives the right forevermore to bring any claim or action against the Company or any member of the Company’s Board of Directors (including from and after the Effective Time, SWAG III and its Affiliates) on the basis that such Excess Cash Stockholders will receive different Merger Consideration compared to such Stockholder or that that the Cash Merger Consideration to be received by an Excess Cash Stockholder is in excess of such Excess Cash Stockholder’s Pro Rata portion of the Cash Consideration Amount.

6. Termination. This Agreement shall terminate upon the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, and (iii) the time this Agreement is terminated upon the mutual written agreement of the Company, SWAG III and the Stockholders (the earliest such date under clause (i), (ii) and (iii) being referred to herein as the “Termination Date”) and the representations, warranties, covenants and agreements contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement; provided, that the provisions set forth in Sections 9 and 14 through 27 shall survive the termination of this Agreement; provided, further, that termination of this Agreement shall not relieve any party hereto from any liability resulting from a breach of this Agreement prior to the Termination Date or for any willful breach of, or actual fraud in connection with, this Agreement prior to such termination.

7. Termination of Investment Agreements. Each Stockholder, by this Agreement, and with respect to any of its Covered Shares, severally and not jointly, hereby agrees to terminate, subject to the occurrence of, and effective immediately prior to, the Effective Time and provided that all Terminating Rights (as defined below) between the Company or any of its subsidiaries and any other holder of Company capital stock shall also terminate at such time, each of the Investment Agreements to which such Stockholder is a party, and if applicable to such Stockholder, any rights under any letter agreement providing for redemption rights, put rights, purchase rights, information rights, rights to consult with and advise management, inspection rights, preemptive rights, observer rights or rights to receive information delivered to the board of directors of the Company or other similar rights not generally available to stockholders of the Company (the “Terminating Rights”) between such Stockholder and the Company, but excluding, for the avoidance of doubt, any rights such Stockholder may have that relate to any indemnification, commercial or employment agreements or arrangements between such Stockholder and the Company or any subsidiary, which shall survive in accordance with their terms.

8. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants (severally and not jointly as to itself only) to SWAG III as follows:

(a) Such Stockholder is the sole record owner and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to or has a valid proxy to vote such shares, such Stockholder’s Covered Shares, free and clear of any Liens (other than as created by this Agreement or the organizational documents of the Company (including, for the purposes hereof, any agreements between or among stockholders of the Company). As of the date hereof, other than the Owned Shares set forth opposite such Stockholder’s name on Schedule 1, such Stockholder does not own beneficially or of record any shares of Company Common Stock or Company Preferred Stock (or any securities convertible into shares of Company Common Stock or Company Preferred Stock) or any interest therein. The Company agrees to provide SWAG III an updated Schedule 1, or written confirmation (including email) that no change has occurred since the date hereof, at least three (3) Business Days prior to the Closing Date.

(b) Such Stockholder, in each case, except as provided in this Agreement, the Investment Agreements or the Organizational Documents of the Company, (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein whether by ownership or by proxy, in each case, with respect to such Stockholder’s Covered Shares, (ii) has not entered into any voting agreement or voting trust, and has no knowledge and is not aware of any such voting agreement or voting trust in effect with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, and has no knowledge and is not aware of any such proxy or power of attorney in effect, and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement, and has no knowledge and is not aware of any such agreement or undertaking.

(c) Such Stockholder affirms that (i) if such Stockholder is a natural person, he or she has all the requisite power and authority and has taken all action necessary in order to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby, and (ii) if such Stockholder is not a natural person, (A) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization, and (B) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and, subject to the due execution and delivery of this Agreement by each other Party, constitutes a legally valid and binding agreement of such Stockholder enforceable against such Stockholder in accordance with the terms hereof (except, in any case, as may be limited by applicable bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by principles of equity).

(d) Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by such Stockholder from, or to be given by such Stockholder to, or be made by such Stockholder with, any Governmental Entity in connection with the execution, delivery and performance by such Stockholder of this Agreement, the consummation of the transactions contemplated hereby or the Transactions.

(e) The execution, delivery and performance of this Agreement by such Stockholder does not, and the consummation of the transactions contemplated hereby and the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of such Stockholder (if such Stockholder is not a natural person), (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of such Stockholder pursuant to any Contract binding upon such Stockholder or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 7(d), under any applicable Law to which such Stockholder is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon such Stockholder, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair such Stockholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby or the Transactions.

(f) As of the date of this Agreement, there is no Action pending against such Stockholder or, to the knowledge of such Stockholder, threatened against such Stockholder that, in any manner, questions the beneficial or record ownership of the Stockholder’s Covered Shares or the validity of this Agreement, or challenges or seeks to prevent, enjoin or materially delay the performance by such Stockholder of its obligations under this Agreement.

(g) Such Stockholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of SWAG III and the Company to make an informed decision regarding this Agreement and the Transactions and has independently and based on such information as such Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Stockholder acknowledges that SWAG III and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Stockholder acknowledges that the agreements contained herein with respect to the Covered Shares held by such Stockholder are irrevocable.

(h) Such Stockholder understands and acknowledges that SWAG III is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Stockholder contained herein.

(i) No investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which SWAG III or the Company is or could be liable in connection with the Merger Agreement or this Agreement or any of the respective transactions contemplated hereby or thereby, in each case based upon arrangements made by such Stockholder in his, her or its capacity as a stockholder or, to the knowledge of such Stockholder, on behalf of such Stockholder in his, her or its capacity as a stockholder.

9. Certain Covenants of the Stockholders. Except in accordance with the terms of this Agreement, each Stockholder hereby covenants and agrees as follows:

(a) No Solicitation. Subject to Section 10 hereof, prior to the Termination Date, each Stockholder shall not take, and, to the extent applicable, shall direct its Affiliates and Representatives not to take, whether directly or indirectly, any action to (i) solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or knowingly encourage, respond to, or provide information to, any Person (other than SWAG III, the Company and/or any of their respective Affiliates or Representatives) that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) commence, continue or renew any due diligence investigation regarding, or that is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral, with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Proposal, or (iii) solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond to, provide information to or commence due diligence with respect to, any Person (other than SWAG III, the Company and/or any of their respective Affiliates or Representatives) concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any Acquisition Proposal other than with SWAG III, the Company and their respective Affiliates and Representatives; provided, that, in the case of clauses (ii) and (iii), the execution, delivery and performance of this Agreement and the transactions contemplated hereby shall not be deemed a violation of this Section 9(a). Such Stockholder shall, and shall direct its Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Proposal. If a Stockholder or any of its Affiliates receives any inquiry or proposal regarding an Acquisition Proposal, then such Stockholder shall (A) notify SWAG III promptly upon receipt of any Acquisition Proposal by such Stockholder, and describe the material terms and conditions of any such Acquisition Proposal in reasonable detail and (B) keep SWAG III reasonably informed on a current basis of any modifications to such offer or information.

Notwithstanding anything in this Agreement to the contrary, (i) such Stockholder shall not be responsible for the actions of the Company or the board of directors of the Company (or any committee thereof), any subsidiary of the Company, or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (collectively, the “Company Related Parties”), (ii) such Stockholder makes no representations or warranties with respect to the actions of any of the Company Related Parties, and (iii) any breach by the Company of its obligations under Section 5.12 of the Merger Agreement shall not be considered a breach of this Section 9(a) (it being understood that, for the avoidance of doubt, such Stockholder or his, her or its Representatives (other than any such Representative that is a Company Related Party) shall remain responsible for any breach by such Stockholder or his, her or its Representatives of this Section 9(a)).

(b) Each Stockholder hereby agrees, prior to the Termination Date, not to (except in each case pursuant to the Merger Agreement), (i) directly or indirectly, (x) Transfer (as defined below) or cause to be Transferred, or (y) enter into any Contract or option with respect to the Transfer of, any of such Stockholder’s Covered Shares or any voting rights with respect thereto, or (ii) publicly announce any intention to effect any transaction specified in clauses (x) or (y), or (iii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing its obligations under this Agreement; provided, however, that nothing herein shall prohibit a Transfer to an Affiliate of such Stockholder or to another Stockholder of the Company that is a party to this Agreement and bound by the terms and obligations hereof (a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to SWAG III, to assume all of the obligations of such Stockholder under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 9(b) shall not relieve such Stockholder of its obligations under this Agreement. Any Transfer in violation of this Section 9(b) with respect to the Stockholder’s Covered Shares shall be null and void. For purposes of this Section 9(b), “Transfer” shall mean the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (i) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

(c) Each Stockholder hereby authorizes the Company to maintain a copy of this Agreement at either the executive office or the registered office of the Company.

(d) Confidentiality. Each Stockholder agrees that it understands and acknowledges that it may have had access to and may have learned (i) information proprietary to the Company, (ii) other information proprietary to the Company, including trade secrets, processes, patent and trademark applications, product development, price, customer and supply lists, sales, pricing and marketing plans, policies and strategies, details of client and consultant contracts, supplier, partner, merchant, lender, originator, processor, marketer, servicer and purchaser identities, operations methods, product development techniques, business acquisition plans and all other confidential information with respect to the businesses of the Company, and (iii) other confidential and/or proprietary information of the Company obtained by such Stockholder prior to the earlier of (x) the Effective Time and (y) the valid termination of the Merger Agreement, including the terms of, or other facts relating to, this Support Agreement, the Merger Agreement, the Mergers and the other Transaction Agreements and the other Transactions (collectively, “Proprietary Information”). Each Stockholder agrees as to only that, except for disclosures to such its counsel and accountants or in the proper performance of its duties with the Group Companies, it (i) will keep confidential all Proprietary Information, (ii) will not, directly or indirectly, disclose any Proprietary Information to any third party or use any Proprietary Information in any way and (iii) will not, directly or indirectly, misuse, misappropriate or exploit any Proprietary Information in any way. The restrictions contained in this Section 9(d) shall not apply to any information which (x) is at the Closing Date or thereafter (or if the Merger Agreement is terminated, at the date of termination or thereafter) becomes generally available to the public other than as a result of a disclosure, directly or indirectly, by Stockholder, or (y) is required to be disclosed by applicable Legal Requirements; provided that in such event, such Stockholder shall use reasonable efforts to give reasonable advance notice of such requirement to the Company (if prior to the Closing) or Parent (if after the Closing) to enable the Company or Parent (at its expense) to seek a protective order or other appropriate remedy with respect to such permitted disclosure. No Stockholder or any of a Stockholder’s Affiliates shall issue or make any press release or other public announcement concerning (or otherwise disclose to any Person the existence or terms of) this Support Agreement, the Merger Agreement or any of the Transactions, without Parent’s and the Company’s prior written consent.

(e) Notwithstanding anything herein to the contrary, any confidentiality, nondisclosure or similar provision in this Support Agreement does not prohibit or restrict a Stockholder from initiating communications directly with, responding to any inquiry from, making disclosures that are protected under the whistleblower provisions of federal law or regulation, or providing testimony before the Department of Justice, the Securities and Exchange Commission, the Congress, any agency Inspector General, FINRA (formerly the National Association of Securities Dealers, Inc.), any other government agency or legislative body or any self-regulatory organizations or any other state or federal regulatory authority, in each case, without advance notice to Parent or the Company. Pursuant to 18 U.S.C. § 1833(b), such Stockholder will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to such Person’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If a Stockholder files a lawsuit for retaliation by Parent or the Company for reporting a suspected violation of law, such Stockholder may disclose the trade secret to such Person’s attorney and use the trade secret information in the court proceeding, if such Person (i) files any document containing the trade secret under seal, and (ii) does not disclose the trade secret, except pursuant to court order. Nothing in this Support Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

10. Lock-up. The Stockholders hereby agree and acknowledge that the shares of Parent Common Stock (including the shares of Parent Common Stock issuable upon exercise of Parent Options) held by the Stockholders immediately following the Closing shall be subject to the lock-up provisions set forth in Section 7.13 of the Form of Amended and Restated Bylaws of SWAG III attached to the Merger Agreement as Exhibit E.

11. Further Assurances. From time to time, at SWAG III’s request and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the Transactions and the transactions contemplated hereby. Each Stockholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against SWAG III, SWAG III’s Affiliates, SWAG Sponsor, the Company or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement or the consummation of the transactions contemplated hereby and thereby.

12. Disclosure. Such Stockholder hereby authorizes the Company and SWAG III to publish and disclose in any announcement or disclosure required by the SEC such Stockholder’s identity and ownership of the Covered Shares and the nature of such Stockholder’s obligations under this Agreement. Each Stockholder will promptly provide any information reasonably requested by SWAG III or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement (including filings with the SEC).

13. Changes in Capital Stock. In the event (i) of a stock split, stock dividend or distribution, or any change in Company Common Stock or Company Preferred Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, (ii) a Stockholder purchases or otherwise acquires beneficial ownership of any Company Common Stock or Company Preferred Stock or (iii) a Stockholder acquires the right to vote or share in the voting of any Company Common Stock or Company Preferred Stock, the terms “Owned Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

14. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by SWAG III, the Company and the applicable Stockholder.

15. Waiver. No failure or delay by any Party exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such Party.

16. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice made pursuant to this Section 16):

if to the Stockholder, to the address or email address set forth opposite such Stockholder’s name on Schedule 1, or in the absence of such address or email address being set forth on Schedule 1, the address (including email) set forth in the Company’s books and records, with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attn:	Ryan J. Maierson
John M. Greer
Ryan J. Lynch
Email:	Ryan.Maierson@lw.com
John.Greer@lw.com
Ryan.Lynch@lw.com

if to the Company, to it at:

Branded Online, Inc. dba Nogin

1775 Flight Way STE 400

Tustin, CA 92782

Attn:	Jan Nugent; Geoffrey Van Haeren
Email:	jnugent@nogin.com; gvanhaeren@nogin.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attn:	Ryan J. Maierson
John	M. Greer
Ryan J. Lynch
Email:	Ryan.Maierson@lw.com
John.Greer@lw.com
Ryan.Lynch@lw.com

if to SWAG III, to it at:

c/o Software Acquisition Group Inc.

1980 Festival Plaza Drive

Suite 300

Las Vegas, NV 89135

Attn:	Jonathan Huberman

Telephone: (310) 991-4982

Email:	jon@softwareaqn.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

2049 Century Park East

Los Angeles, CA 90067

Attn:	Damon R. Fisher
Christian O. Nagler
Brooks Antweil

Facsimile No.: (213) 680-8113

Email:	dfisher@kirkland.com
cnagler@kirkland.com
brooks.antweil@kirkland.com

17. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in SWAG III any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares of the Stockholder. All rights, ownership and economic benefits of and relating to the Covered Shares of each Stockholder shall remain vested in and belong to the Stockholder, and SWAG III shall have no authority to direct the Stockholders in the voting or disposition of any of the Stockholder’s Covered Shares, except as otherwise provided herein (including pursuant to Section 4 hereto).

18. Entire Agreement; Time of Effectiveness. This Agreement and the Merger Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof. This Agreement shall not be effective or binding upon the Stockholders until after such time as the Merger Agreement is executed and delivered by the Company, SWAG III and Merger Sub.

19. No Third-Party Beneficiaries. Each Stockholder hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of SWAG III in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the Parties hereby further agree that this Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as Parties; provided that the Company shall be an express third party beneficiary with respect to Section 8 and Section 9.

20. Governing Law and Venue; Service of Process; Waiver of Jury Trial.

(a) This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflicts of laws to the extent such principles or rules are not mandatorily applicable and would require or permit the application of the Laws of another jurisdiction other than the State of Delaware.

(b) In addition, each of the Parties (i) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction, any state or federal court located in the State of Delaware having subject matter jurisdiction, in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction, any state or federal court located in the State of Delaware having subject matter jurisdiction, and (iv) consents to service of process being made through the notice procedures set forth in Section 16.

(c) EACH OF THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

21. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall (a) be assigned by any of the Stockholders in whole or in part (whether by operation of Law or otherwise) without the prior written consent of SWAG III and the Company or (b) be assigned by SWAG III or the Company in whole or in part (whether by operation of law or otherwise) without the prior written consent of (i) the Company or SWAG III, respectively, and (ii) the applicable Stockholder. Any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

22. Trust Account Waiver. Notwithstanding anything to the contrary set forth herein, each Stockholder acknowledges that SWAG III has established the trust account described therein (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SWAG III’s public shareholders and certain other parties (including the underwriters of the IPO). Accordingly, each Stockholder (on behalf of itself and its affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and SWAG III to collect from the Trust Account any monies that may be owed to them by SWAG III or any of its affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever, including, without limitation, for any knowing and intentional material breach by any of the parties to this Agreement of any of its representations or warranties as set forth in this Agreement, or such party’s material breach of any of its covenants or other agreements set forth in this Agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of this Agreement. This Section 22 shall survive the termination of this Agreement for any reason.

23. Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney, advisor or representative or affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney, advisor or representative or affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of SWAG III or the Stockholders under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

24. Enforcement. The rights and remedies of the Parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including each Stockholder’s obligations to vote its Covered Shares as provided in this Agreement, in the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any state or federal court located in the State of Delaware, without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.

25. Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

26. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each Party need not sign the same counterpart.

This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

27. Interpretation and Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Sections are to Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any person include the successors and permitted assigns of that person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

28. Capacity as a Stockholder or Proxy holder. Notwithstanding anything herein to the contrary, each Stockholder or proxy holder signs this Agreement solely in the Stockholder’s or proxy holder’s capacity as a stockholder or proxy holder of the Company, and not in any other capacity and this Agreement shall not limit, prevent or otherwise affect the actions of the Stockholder, proxy holder or any Affiliate or Representative of the Stockholder or proxyholder, or any of their respective Affiliates in his or her capacity, if applicable, as an officer or director of the Company (or any Subsidiary of the Company) or any other Person, including in the exercise of his or her fiduciary duties as a director or officer of the Company or any Subsidiary of the Company. No Stockholder shall be liable or responsible for any breach, default, or violation of any representation, warranty, covenant or agreement by any other Stockholder that is also a Party and each Stockholder shall solely be required to perform its obligations hereunder in its individual capacity.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

SOFTWARE ACQUISITION GROUP INC. III

By:	/s/ Jonathan Huberman
Name:	Jonathan Huberman
Title:	Chairman, CEO & CFO

[Signature Page to Company Support Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

BRANDED ONLINE, INC. DBA NOGIN

By:	/s/ Jan Nugent
Name:	Jan Nugent
Title:	Chief Executive Officer

[Signature Page to Company Support Agreement]

JAN NUGENT

/s/ Jan Nugent
Name:	Jan Nugent

GEOFFREY VAN HAEREN

/s/ Geoffrey Van Haeren
Name:	Geoffrey Van Haeren

STEPHEN CHOI

/s/ Stephen Choi
Name:	Stephen Choi

IRON GATE INVESTMENTS XVII, LLC

/s/ Ryan Pollock
Name:	Ryan Pollock
Title:	Managing Partner

[Signature Page to Company Support Agreement]

ANNEX F

FORM OF

NOGIN, INC.

2022 INCENTIVE AWARD PLAN

ARTICLE I.

PURPOSE

The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Capitalized terms used in the Plan are defined in Article XI.

ARTICLE II.

ELIGIBILITY

Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein.

ARTICLE III.

ADMINISTRATION AND DELEGATION

3.1 Administration. The Plan is administered by the Administrator. The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award Agreement as it deems necessary or appropriate to administer the Plan and any Awards. The Administrator’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any Award.

3.2 Appointment of Committees. To the extent Applicable Laws permit, the Board or the Administrator may delegate any or all of its powers under the Plan to one or more Committees or committees of officers of the Company or any of its Subsidiaries; provided, that, any such officer delegation shall exclude the power to grant Awards to non-employee Directors or Section 16 Persons. The Board or the Administrator, as applicable, may rescind any such delegation, abolish any such committee or Committee and/or re-vest in itself any previously delegated authority at any time.

ARTICLE IV.

STOCK AVAILABLE FOR AWARDS

4.1 Number of Shares. Subject to adjustment under Article VIII and the terms of this Article IV, Awards may be made under the Plan covering up to the Overall Share Limit Shares issued under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares. From and after the effectiveness of this Plan, the Company will not grant awards under the Branded Online, Inc. 2013 Stock Incentive Plan (as may be amended from time to time, the “Prior Plan”); however, awards previously granted under the Prior Plan that are assumed by the Company in connection with the Initial Business Combination (the “Prior Plan Awards”) will remain subject to the terms of the Prior Plan.

4.2 Share Recycling. If all or any part of an Award or Prior Plan Award expires, lapses or is terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award or Prior Plan Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award or Prior Plan Award, the unused Shares covered by the Award or Prior Plan Award will, as applicable, become or again be available for Award grants under the Plan. Further, Shares delivered (either by actual delivery or attestation) to the Company by a Participant to satisfy the applicable exercise or purchase price of an Award or Prior Plan Award and/or to satisfy any applicable tax withholding obligation with respect to an Award (including Shares retained by the Company from the Award or Prior Plan Award being exercised or purchased and/or creating the tax obligation) will again be available for Award grants under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards or Prior Plan Awards shall not count against the Overall Share Limit.

4.3 Incentive Stock Option Limitations. Notwithstanding anything to the contrary herein, no more than [                ] Shares may be issued pursuant to the exercise of Incentive Stock Options.

4.4 Substitute Awards. In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were employees, consultants or directors of such company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines immediately prior to such acquisition or combination.

4.5 Non-Employee Director Compensation. Notwithstanding any provision to the contrary in the Plan, the Administrator may establish compensation for non-employee Directors from time to time, subject to the limitations in the Plan. The Administrator will from time to time determine the terms, conditions and amounts of all such non-employee Director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time; provided that the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a non-employee Director as compensation for services as a non-employee Director during any fiscal year of the Company may not exceed $750,000, increased to $1,000,000 for fiscal year 2023 or in the fiscal year of a non-employee Director’s initial service as a non-employee Director. The Administrator may make exceptions to this limit for individual non-employee Directors in extraordinary circumstances, as the Administrator may determine in its discretion; provided that the

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non-employee Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee Directors.

ARTICLE V.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

5.1 General. The Administrator may grant Options or Stock Appreciation Rights to Service Providers subject to the limitations in the Plan, including any limitations in the Plan that apply to Incentive Stock Options. The Administrator will determine the number of Shares covered by each Option and Stock Appreciation Right, the exercise price of each Option and Stock Appreciation Right and the conditions and limitations applicable to the exercise of each Option and Stock Appreciation Right. A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose and shall be payable in cash, Shares valued at Fair Market Value or a combination of the two as the Administrator may determine or provide in the Award Agreement.

5.2 Exercise Price. The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. Unless otherwise determined by the Administrator, the exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option (subject to Section 5.6) or Stock Appreciation Right. Notwithstanding the foregoing, in the case of an Option or a Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Option or Stock Appreciation Right, as applicable, may be less than the Fair Market Value per share on the date of grant; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code.

5.3 Duration. Each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that, unless otherwise determined by the Administrator, the term of an Option or Stock Appreciation Right will not exceed ten years. Notwithstanding the foregoing and unless determined otherwise by the Company, in the event that on the last business day of the term of an Option or Stock Appreciation Right (other than an Incentive Stock Option) (a) the exercise of the Option or Stock Appreciation Right is prohibited by Applicable Law, as determined by the Company, or (b) Shares may not be purchased or sold by the applicable Participant due to any Company insider trading policy (including blackout periods) or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, and, in either case the exercise price of such Award is the less than the Fair Market Value of the Shares as of such date, then the term of the Option or Stock Appreciation Right shall be extended, except to the extent that such extension would violate Section 409A, until the date that is 30 days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Company; provided, however, that in no event shall the extension last beyond the ten year term of the applicable Option or Stock Appreciation Right. Notwithstanding the foregoing, to the extent permitted under Applicable Laws, if the Participant, prior to the end of the term of an Option or Stock Appreciation Right, violates in any material respect the non-competition, non-solicitation, confidentiality or other similar restrictive covenant provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries (and such violation is not cured within 30 days following receipt by the Participant of written notice from the Company of such violation), the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant shall terminate immediately upon such violation, unless the Company otherwise determines. In addition, if, prior to the end of the term of an Option or Stock Appreciation Right, the Participant is given notice by the Company or any of its Subsidiaries of the Participant’s Termination of Service by the Company or any of its Subsidiaries for Cause, and the effective date of such Termination of Service is

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subsequent to the date of the delivery of such notice, the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant shall be suspended from the time of the delivery of such notice until the earlier of (i) such time as it is determined or otherwise agreed that the Participant’s service as a Service Provider will not be terminated for Cause as provided in such notice or (ii) the effective date of the Participant’s Termination of Service by the Company or any of its Subsidiaries for Cause (in which case the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant will terminate immediately upon the effective date of such Termination of Service).

5.4 Exercise. Options and Stock Appreciation Rights may be exercised by delivering to the Company a written notice of exercise, in a form the Administrator approves (which may be electronic), signed by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, payment in full (a) as specified in Section 5.5 for the number of Shares for which the Award is exercised and (b) as specified in Section 9.5 for any applicable taxes. Unless the Administrator otherwise determines, an Option or Stock Appreciation Right may not be exercised for a fraction of a Share.

5.5 Payment Upon Exercise. Subject to Section 10.8, any Company insider trading policy (including blackout periods) and Applicable Laws, the exercise price of an Option must be paid by:

(a) cash, wire transfer of immediately available funds or by check payable to the order of the Company, provided that the Company may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted;

(b) if there is a public market for Shares at the time of exercise, unless the Company otherwise determines, (i) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to pay the exercise price, or (ii) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to pay the exercise price; provided that such amount is paid to the Company at such time as may be required by the Administrator;

(c) to the extent permitted by the Administrator, delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their fair market value;

(d) to the extent permitted by the Administrator at its discretion, surrendering Shares then issuable upon the Option’s exercise valued at their fair market value on the exercise date;

(e) to the extent permitted by the Administrator, delivery of a promissory note or any other property that the Administrator determines is good and valuable consideration; or

(f) to the extent permitted by the Company, any combination of the above payment forms approved by the Administrator.

5.6 Additional Terms of Incentive Stock Options. The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years. All Incentive Stock Options will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Stock Option, the Participant agrees to give prompt written notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (a) two years from the grant date of

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the Option or (b) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulations Section 1.422-4, will be a Non-Qualified Stock Option.

ARTICLE VI.

RESTRICTED STOCK; RESTRICTED STOCK UNITS

6.1 General. The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to the Company’s right to repurchase all or part of such Shares at their issue price or other stated or formula price from the Participant (or to require forfeiture of such Shares) if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant to Service Providers Restricted Stock Units, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement. The Administrator will determine and set forth in the Award Agreement the terms and conditions for each Restricted Stock and Restricted Stock Unit Award, subject to the conditions and limitations contained in the Plan.

6.2 Restricted Stock.

(a) Dividends. Participants holding Shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such Shares, unless the Administrator provides otherwise in the Award Agreement. In addition, unless the Administrator provides otherwise, if any dividends or distributions are paid in Shares, or consist of a dividend or distribution to holders of Common Stock of property other than an ordinary cash dividend, the Shares or other property will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid. Notwithstanding anything to the contrary herein, with respect to any award of Restricted Stock, dividends which are paid to holders of Common Stock prior to vesting shall only be paid out to the Participant holding such Restricted Stock to the extent that the vesting conditions are subsequently satisfied. All such dividend payments will be made no later than March 15 of the calendar year following the calendar year in which the right to the dividend payment becomes nonforfeitable.

(b) Stock Certificates. The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of Shares of Restricted Stock, together with a stock power endorsed in blank.

6.3 Restricted Stock Units.

(a) Settlement. The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A.

(b) Stockholder Rights. A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.

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ARTICLE VII.

OTHER STOCK OR CASH BASED AWARDS; DIVIDEND EQUIVALENTS

7.1 Other Stock or Cash Based Awards. Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive Shares to be delivered in the future and including annual or other periodic or long-term cash bonus awards (whether based on specified Performance Criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, as the Administrator determines. Subject to the provisions of the Plan, the Administrator will determine the terms and conditions of each Other Stock or Cash Based Award, including any purchase price, performance goal (which may be based on the Performance Criteria), transfer restrictions, and vesting conditions, which will be set forth in the applicable Award Agreement.

7.2 Dividend Equivalents. A grant of Restricted Stock Units or Other Stock or Cash Based Award may provide a Participant with the right to receive Dividend Equivalents, and no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights. Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Award with to which the Dividend Equivalents are paid and subject to other terms and conditions as set forth in the Award Agreement. Notwithstanding anything to the contrary herein, Dividend Equivalents with respect to an Award shall only paid out to the Participant to the extent that the vesting conditions are subsequently satisfied. All such Dividend Equivalent payments will be made no later than March 15 of the calendar year following calendar year in which the right to the Dividend Equivalent payment becomes nonforfeitable, unless determined otherwise by the Administrator or unless deferred in a manner intended to comply with Section 409A.

ARTICLE VIII.

ADJUSTMENTS FOR CHANGES IN COMMON STOCK

AND CERTAIN OTHER EVENTS

8.1 Equity Restructuring. In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article VIII, the Administrator will equitably adjust each outstanding Award as it reasonably and in good faith deems appropriate to reflect the Equity Restructuring, which may include adjusting the number and type of securities subject to each outstanding Award and/or the Award’s exercise price or grant price (if applicable), granting new Awards to Participants, and making a cash payment to Participants. The adjustments provided under this Section 8.1 will be nondiscretionary and final and binding on the affected Participant and the Company; provided that the Administrator will reasonably and in good faith determine whether an adjustment is equitable.

8.2 Corporate Transactions. In the event of any dividend (other than ordinary cash dividends) or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Laws or accounting principles, the Administrator, on such terms and conditions as it reasonably and in good faith deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Law or accounting principles may be made within a reasonable period of time after such change), is hereby authorized to take any one or more of the following actions whenever the Administrator reasonably and in good faith determines that

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such action is appropriate to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) to facilitate such transaction or event or (z) give effect to such changes in Applicable Laws or accounting principles:

(a) To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a fair market value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment;

(b) To provide that such Award shall vest and, to the extent applicable, be exercisable as to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;

(c) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Administrator;

(d) To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards and/or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article IV on the maximum number and kind of shares which may be issued) and/or in the terms and conditions of (including the grant or exercise price or applicable performance goals), and the criteria included in, outstanding Awards;

(e) To replace such Award with other rights or property of equivalent value selected by the Administrator; and/or

(f) To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.

8.3 Administrative Stand Still. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the share price of Common Stock, including any Equity Restructuring or any securities offering or other similar transaction, for administrative convenience, the Administrator may refuse to permit the exercise of any Award for up to 60 days before or after such transaction.

8.4 General. Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 8.1 or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (a) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (b) any merger, consolidation dissolution or liquidation of the Company or sale of Company assets or (c) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares. The Administrator may treat Participants and Awards (or portions thereof) differently under this Article VIII.

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ARTICLE IX.

GENERAL PROVISIONS APPLICABLE TO AWARDS

9.1 Transferability. Except as the Administrator may determine or provide in an Award Agreement or otherwise for Awards other than Incentive Stock Options, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a domestic relations order, and, during the life of the Participant, will be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, will include references to a Participant’s authorized transferee that the Administrator specifically approves.

9.2 Documentation. Each Award will be evidenced in an Award Agreement, which may be written or electronic, as the Administrator determines. Each Award may contain terms and conditions in addition to those set forth in the Plan.

9.3 Discretion. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.

9.4 Termination of Status. The Administrator will determine how the disability, death, retirement or authorized leave of absence or any other change or purported change in a Participant’s Service Provider status affects an Award and the extent to which, and the period during which the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable.

9.5 Withholding. Each Participant must pay the Company or make provision satisfactory to the Administrator for payment of any taxes required by Applicable Law to be withheld in connection with such Participant’s Awards by the date of the event creating the tax liability. The Company may deduct an amount sufficient to satisfy such tax obligations based on the applicable statutory withholding rates (or such other rate as may be determined by the Company reasonably and in good faith after considering any accounting consequences or costs) from any payment of any kind otherwise due to a Participant. Subject to Section 10.8 and any Company insider trading policy (including blackout periods), Participants may satisfy such tax obligations (a) in cash, by wire transfer of immediately available funds, by check made payable to the order of the Company, provided that the Company may limit the use of the foregoing payment forms if one or more of the payment forms below is permitted, (b) to the extent permitted by the Administrator, in whole or in part by delivery of Shares, including Shares delivered by attestation and Shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery, (c) if there is a public market for Shares at the time the tax obligations are satisfied, unless the Company otherwise determines, (i) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company at such time as may be required by the Administrator, or (d) to the extent permitted by the Company, any combination of the foregoing payment forms approved by the Administrator. If any tax withholding obligation will be satisfied under clause (b) above by the Company’s retention of Shares from the Award creating the tax obligation and there is a public market for Shares at the time the tax obligation is satisfied, the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the applicable Participant’s behalf some or all of the Shares retained and to remit the proceeds of the sale to the Company or its designee, and each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to such brokerage firm to complete the transactions described in this sentence.

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9.6 Amendment of Award; Repricing. The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Participant’s consent to such action will be required unless (a) the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Award, or (b) the change is permitted under Article VIII or pursuant to Section 10.6. Notwithstanding the foregoing or anything in the Plan to the contrary, the Administrator may not, except pursuant to Article VIII, without the approval of the stockholders of the Company, reduce the exercise price per share of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights that have an exercise price that is greater than the then-current Fair Market Value of the Shares in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price per share that is less than the exercise price per share of the original Options or Stock Appreciation Rights.

9.7 Conditions on Delivery of Stock. The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (a) all Award conditions have been met or removed to the Company’s satisfaction, (b) as determined reasonably and in good faith by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (c) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems reasonably necessary or appropriate to satisfy any Applicable Laws. The Company’s inability after commercially reasonable good faith effort to obtain authority from any regulatory body having jurisdiction, which the Administrator determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.

9.8 Acceleration. The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.

9.9 Cash Settlement. Without limiting the generality of any other provision of the Plan, the Administrator may provide, in an Award Agreement or subsequent to the grant of an Award, in its discretion, that any Award may be settled in cash, Shares or a combination thereof.

9.10 Broker-Assisted Sales. In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 9.5: (a) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (b) such Shares may be sold as part of a block trade with other Participants in the Plan in which all participants receive an average price; (c) if determined by the Administrator, the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the Company or its designee receives proceeds of such sale that exceed the amount owed, the Company will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (e) the Company and its designees are under no obligation to arrange for such sale at any particular price; and (f) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company or its designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.

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ARTICLE X.

MISCELLANEOUS

10.1 No Right to Employment or Other Status. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continued employment or any other relationship with the Company or any of its Subsidiaries. The Company and its Subsidiaries expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement or in the Plan.

10.2 No Rights as Stockholder; Certificates. Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Laws require, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on stock certificates issued under the Plan that the Administrator deems necessary or appropriate to comply with Applicable Laws.

10.3 Effective Date and Term of Plan. Unless earlier terminated by the Board, the Plan will become effective upon the consummation of the transactions contemplated by that certain Agreement and Plan of Merger entered into on February 14, 2022, by and among the Company, Branded Online, Inc. dba Nogin, and Nuevo Merger Sub, Inc. (the “Initial Business Combination,” and the date that the Plan becomes effective, the “Effective Date”), subject to the approval of the Company’s stockholders, and will remain in effect until the tenth anniversary of the earlier of (a) the date the Board adopted the Plan and (b) the date the Company’s stockholders approved the Plan, provided that Awards previously granted may extend beyond that date in accordance with the Plan. If the Plan is not approved by the Company’s stockholders, the Plan will not become effective, and no Awards will be granted under the Plan.

10.4 Amendment of Plan. The Administrator may amend, suspend or terminate the Plan at any time; provided that no amendment, other than an increase to the Overall Share Limit, may materially and adversely affect the rights of a Participant with respect to any Award outstanding at the time of such amendment without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after the Plan’s termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.

10.5 Provisions for Foreign Participants. The Administrator may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

10.6 Section 409A.

(a) General. The Company intends that all Awards be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply, and the Plan shall be construed and interpreted in accordance with such intent. Each payment under an Award shall be treated as a separate payment for purposes of Section 409A. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including

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any such actions intended to (i) exempt this Plan or any Award from Section 409A, or (ii) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date; provided, that, any such amendment or policies or procedures shall endeavor to maintain the intended economic impact of any outstanding Awards. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 10.6 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.

(b) Separation from Service. If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s Service Provider relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s Service Provider relationship. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”

(c) Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.

10.7 Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.

10.8 Lock-Up Period. The Company may, at the request of any underwriter representative or otherwise, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during a period of up to 180 days following the effective date of a Company registration statement filed under the Securities Act, or such longer period as determined by the underwriter.

10.9 Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and

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telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 10.9 in writing, without cost, by contacting the local human resources representative. If the Participant refuses or withdraws the consents in this Section 10.9, the Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

10.10 Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

10.11 Governing Documents. If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary) that the Administrator has approved, the Plan will govern, unless it is expressly specified in such Award Agreement or other written document that a specific provision of the Plan will not apply or that the Award Agreement or other written document will govern.

10.12 Governing Law. The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.

10.13 Claw-back Provisions. All Awards (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with Applicable Laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and any rules or regulations promulgated thereunder) as and to the extent set forth in such claw-back policy or the Award Agreement.

10.14 Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.

10.15 Conformity to Securities Laws. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.

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10.16 Relationship to Other Benefits. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.

ARTICLE XI.

DEFINITIONS

As used in the Plan, the following words and phrases will have the following meanings:

11.1 “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.

11.2 “Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted.

11.3 “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Dividend Equivalents, or Other Stock or Cash Based Awards.

11.4 “Award Agreement” means a written agreement evidencing an Award, which may be electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.

11.5 “Board” means the Board of Directors of the Company.

11.6 “Cause” means (a) if a Participant is a party to a written employment or consulting agreement with the Company or any of its Subsidiaries or an Award Agreement in which the term “Cause” is defined (a “Relevant Agreement”), “Cause” as defined in the Relevant Agreement, and (b) if no Relevant Agreement exists, (i) the Administrator’s determination that the Participant failed to substantially perform the Participant’s duties (other than a failure resulting from the Participant’s disability); (ii) the Administrator’s determination that the Participant failed to carry out, or comply with any lawful and reasonable directive of the Board or the Participant’s immediate supervisor; (iii) the occurrence of any act or omission by the Participant that could reasonably be expected to result in (or has resulted in) the Participant’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or indictable offense or crime involving moral turpitude; (iv) the Participant’s unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or any of its Subsidiaries or while performing the Participant’s duties and responsibilities for the Company or any of its Subsidiaries; (v) the Participant’s breach of any agreement with the Company or a Subsidiary thereof (including, without limitation, any confidentiality, non-competition, non-solicitation or assignment of inventions agreement); (vi) the Participant’s breach of any material policy or code of conduct established by a member of the Company or any of its Subsidiaries and applicable to the Participant, including any policy or code of conduct provision relating to discrimination, harassment or retaliation; or (vii) the Administrator’s determination that the Participant committed an act of fraud, embezzlement, misappropriation, or misconduct, or breached a fiduciary duty against the Company or any of its Subsidiaries. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to whether a Participant has been discharged for Cause.

11.7 “Change in Control” means and includes each of the following:

(a) A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or

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series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition;

(b) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c)) whose election by the Board or nomination for election by the Company’s stockholders was approved (other than in connection with the settlement of an actual or threatened hostile proxy contest) by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) that results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction in substantially the same proportions as immediately prior to the transaction, and

(ii) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

Notwithstanding the foregoing, in no event shall the Initial Business Combination or the transactions occurring in connection therewith constitute a Change in Control and if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b) or (c) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulations Section 1.409A-3(i)(5).

The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulations Section 1.409A-3(i)(5) shall be consistent with such regulation.

11.8 “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

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11.9 “Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent Applicable Laws permit. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

11.10 “Common Stock” means the Class A common stock, par value $0.0001, of the Company.

11.11 “Company” means Nogin, Inc., a Delaware corporation, or any successor.

11.12 “Consultant” means any person, including any adviser, engaged by the Company or any of its Subsidiaries to render services to such entity if the consultant or adviser: (a) renders bona fide services to the Company; (b) renders services not in connection with the offer or sale of securities in a capital-raising transaction and does not directly or indirectly promote or maintain a market for the Company’s securities; and (c) is a natural person.

11.13 “Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.

11.14 “Director” means a Board member.

11.15 “Disability” means a permanent and total disability under Section 22(e)(3) of the Code, as amended.

11.16 “Dividend Equivalents” means a right granted to a Participant under the Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.

11.17 “Employee” means any employee of the Company or its Subsidiaries.

11.18 “Equity Restructuring” means, as determined by the Administrator, a non-reciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off or recapitalization through a large, nonrecurring cash dividend, or other large, nonrecurring cash dividend, that affects the number or kind of Shares (or other securities of the Company) or the share price of Common Stock (or other securities of the Company) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

11.19 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

11.20 “Fair Market Value” means, as of any date, the value of a share of Common Stock determined as follows: (a) if the Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (b) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (c) without an established market for the Common Stock, the Administrator will determine the Fair Market Value in its discretion.

11.21 “Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation, as defined in Section 424(e) and (f) of the Code, respectively.

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11.22 “Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.

11.23 “Non-Qualified Stock Option” means an Option, or portion thereof, not intended or not qualifying as an Incentive Stock Option.

11.24 “Option” means an option to purchase Shares, which will either be an Incentive Stock Option or a Non-Qualified Stock Option.

11.25 “Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property awarded to a Participant under Article VII.

11.26 “Overall Share Limit” means the sum of (i) Shares and (ii) an annual increase on the first day of each calendar year beginning January 1, 2023 and ending on and including January 1, 2032, equal to the lesser of (A) 5% of the aggregate number of Shares outstanding on the final day of the immediately preceding calendar year and (B) such smaller number of Shares as is determined by the Board.

11.27 “Participant” means a Service Provider who has been granted an Award.

11.28 “Performance Criteria” mean the criteria (and adjustments) that the Administrator may select for an Award to establish performance goals for a performance period, which may include the following: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition activity; investment sourcing activity; and marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company or a Subsidiary or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies. The Committee may provide for exclusion of the impact of an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual, infrequently occurring or non-recurring charges or events, (b) asset write-downs, (c) litigation or claim judgments or settlements, (d) acquisitions or divestitures, (e) reorganization or change in the corporate structure or capital structure of the Company, (f) an event either not directly related to the operations of the Company, Subsidiary, division, business segment or business unit or not within the reasonable control of management,

F-16

(g) foreign exchange gains and losses, (h) a change in the fiscal year of the Company, (i) the refinancing or repurchase of bank loans or debt securities, (j) unbudgeted capital expenditures, (k) the issuance or repurchase of equity securities and other changes in the number of outstanding shares, (l) conversion of some or all of convertible securities to Common Stock, (m) any business interruption event (n) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles, or (o) the effect of changes in other laws or regulatory rules affecting reported results.

11.29 “Plan” means this 2022 Incentive Award Plan, as amended from time to time.

11.30 “Restricted Stock” means Shares awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

11.31 “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

11.32 “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.

11.33 “Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.

11.34 “Section 16 Persons” means those officers, directors or other persons who are subject to Section 16 of the Exchange Act.

11.35 “Securities Act” means the Securities Act of 1933, as amended.

11.36 “Service Provider” means an Employee, Consultant or Director.

11.37 “Shares” means shares of Common Stock.

11.38 “Stock Appreciation Right” means a stock appreciation right granted under Article V.

11.39 “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

11.40 “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

11.41 “Termination of Service” means the date the Participant ceases to be a Service Provider.

* * * * *

F-17

ANNEX G

FORM OF

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

BY AND AMONG

BRANDED ONLINE, INC. DBA NOGIN,

THE SPONSOR HOLDERS SIGNATORY HERETO

AND

THE LEGACY NOGIN HOLDERS SIGNATORY HERETO

DATED [●], 2022

G-i

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

This AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT, dated as of [●], 2022 (this “Agreement”), is made and entered into by and among Nogin, Inc. (formerly known as Software Acquisition Group Inc. III), a Delaware corporation (the “Company”), each equityholder designated as a Sponsor Holder on Schedule A hereto (each a, “Sponsor Holder” and collectively, the “Sponsor Holders”), and each equityholder designated as a Legacy Nogin Holder on Schedule B hereto (each a “Legacy Nogin Holder” and, collectively, the “Legacy Nogin Holders” and, together with Sponsor Holders, the “Holders”).

RECITALS

WHEREAS, the Company, Nuevo Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Branded Online, Inc., a Delaware corporation (“Legacy Nogin”), are party to that certain Agreement and Plan of Merger, dated as of February 14, 2021 (the “Merger Agreement”), pursuant to which, on the effective date of the merger, Merger Sub merged with and into Legacy Nogin (the “Merger”), with Legacy Nogin surviving the Merger as a wholly owned subsidiary of the Company;

WHEREAS, pursuant to the Merger Agreement and in connection with the Merger, the Legacy Nogin Holders received shares of Common Stock (as defined herein) on the effective date of the Merger (the “Merger Shares”);

WHEREAS, the Sponsor Holders held an aggregate of 5,701,967 shares of Class B common stock of the Company, par value $0.0001 per share, immediately prior to the consummation of the Merger, which, upon the consummation of the Merger, have automatically been converted into 5,701,967 shares of Common Stock (the “Sponsor Shares”);

WHEREAS, the Sponsor Holders currently hold 9,982,754 private placement warrants (the “Private Placement Warrants”) to purchase shares of Common Stock at an exercise price of $11.50 per share;

WHEREAS, the Company, Software Acquisition Holdings III LLC and the parties listed under Holder on the signature page thereto are parties to that certain Registration Rights Agreement, dated as of July 28, 2021 (the “Prior Agreement”); and

WHEREAS, in connection with the consummation of the Merger, the parties to the Prior Agreement desire to amend and restate the Prior Agreement in its entirety as set forth herein, and the parties hereto desire to enter into this Agreement pursuant to which the Company shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined below) on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual premises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged,

IT IS AGREED as follows:

1. DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by, or under common control with, such specified Person; provided that for purposes of this Agreement no Holder shall be deemed to be an Affiliate of any other Holder solely as a result of such Holder’s ownership of securities in the Company.

“Agreement” shall have the meaning set forth in the Preamble hereof.

“Blackout Period” shall have the meaning set forth in Section 2(e)(ii) of this Agreement.

“Block Trade” shall mean an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction and without a lock-up agreement of more than sixty days to which the Company is a party (including, for the avoidance of doubt, any lock-up or clear market covenant contained in the underwriting agreement for such transaction).

“Board” shall mean the Board of Directors of the Company.

“Business Day” shall mean any day except Saturday, Sunday or any days on which banks are generally not open for business in New York, New York.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company” shall have the meaning set forth in the Preamble hereof.

“Demanding Holder” shall have the meaning set forth in Section 2(a)(iv) hereof.

“Exchange” shall have the meaning set forth in Section 5(c) of this Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended (or any corresponding provision of succeeding law) and the rules and regulations thereunder.

“FINRA” shall mean the Financial Industry Regulatory Authority.

“Holder” shall have the meaning set forth in the Preamble hereof.

“Legacy Nogin” shall have the meaning set forth in the Recitals hereof.

“Legacy Nogin Holders” shall have the meaning set forth in the Preamble hereof.

“Liabilities” shall have the meaning set forth in Section 4(a)(i) of this Agreement.

“Maximum Threshold” shall have the meaning set forth in Section 2(a)(v) hereof.

“Merger” shall have the meaning set forth in the Recitals hereof.

“Merger Agreement” shall have the meaning set forth in the Recitals hereof.

“Merger Shares” shall have the meaning set forth in the Recitals hereof.

“Merger Sub” shall have the meaning set forth in the Preamble hereof.

“Minimum Takedown Threshold” shall have the meaning set forth in Section 2(a)(iv) hereof.

“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Non-Holder Securities” shall have the meaning set forth in Section 2(a)(v) hereof.

“Other Coordinated Offering” shall have the meaning set forth in Section 2(c)(i) hereof.

“Person” shall mean any individual, partnership, corporation, limited liability company, joint venture, association, trust, unincorporated organization or other governmental or legal entity.

“Piggyback Registration” shall have the meaning set forth in Section 2(b)(i) hereof.

“Prior Agreement” shall have the meaning set forth in the Recitals hereof.

“Private Placement Warrants” shall have the meaning set forth in the Recitals hereof.

“Prospectus” means the prospectus or prospectuses included in any Registration Statement (including without limitation, any prospectus subject to completion and a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act and any term sheet filed pursuant to Rule 434 under the Securities Act), as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of Registrable Securities covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference or deemed to be incorporated by reference in such prospectus or prospectuses.

“Registrable Securities” shall mean (a) the Sponsor Shares, (b) the Private Placement Warrants (including any shares of Common Stock issued or issuable upon the exercise of the Private Placement Warrants), (c) any outstanding shares of Common Stock or Warrants held by a Holder as of the effective date of the Merger (including the Merger Shares), (d) any shares of Common Stock that may be acquired by Holders upon the exercise of a Warrant or other right to acquire Common Stock held by a Holder as of the date of this Agreement, (e) any shares of Common Stock or Warrants (including any shares of Common Stock issued or issuable upon the exercise of any such Warrant) of the Company otherwise acquired or owned by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company, and (f) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clauses (a) through (e) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that such Registrable Securities shall cease to be Registrable Securities with respect to any Holder upon the earliest to occur of (a) when such Registrable Securities shall have been sold, transferred, disposed of or exchanged by such Holder in a transaction effected in accordance with, or exempt from, the registration requirements of the Securities Act, (b) the date on which such Registrable Securities can be sold by such Holder in accordance with Rule 144 without volume limitations or current public information reporting requirements and (c) the date on which such securities shall have ceased to be outstanding.

“Registration Statement” means any registration statement of the Company filed with the Commission under the Securities Act which covers any Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all materials incorporated by reference or deemed to be incorporated by reference in such Registration Statement.

“Sale Expenses” shall mean (a) the fees and disbursements of counsel and independent public accountants for the Company incurred in connection with the Company’s performance of or compliance with this Agreement, including the expenses of any special audits or “comfort” letters required by or incident to such performance and compliance, and any premiums and other costs of policies of insurance obtained by the Company against liabilities arising out of the sale of any securities, (b) all filing and stock exchange fees, all fees and expenses of complying with securities or “blue sky” laws (including any legal investment memoranda related thereto), all fees and expenses of custodians, transfer agents and registrars, all printing and producing expenses, messenger and delivery expenses, (c) expenses relating to any analyst or Holder presentations or any “road shows” undertaken in connection with the marketing or selling of Registrable Securities, (d) fees and expenses in connection with any review by FINRA of the underwriting arrangements or other terms of the offering, and all fees and expenses of any “qualified independent underwriter,” and (e) costs of any selling agreements and other documents in connection with the offering, sale or delivery of Registrable Securities; provided, however, that “Sale Expenses” shall not include any out-of-pocket expenses of any Holder (other than as set forth in clause (b) above), transfer taxes, underwriting or brokerage commissions or discounts associated with effecting any sales of Registrable Securities that may be offered, which expenses shall be borne by such Holder.

“Securities Act” Securities Act of 1933, as amended.

“Shelf Registration Statement” shall have the meaning set forth in Section 2(a)(i) hereof.

“Shelf Takedown Limit” shall have the meaning set forth in Section 2(a)(iv) hereof.

“Sponsor Holders” shall have the meaning set forth in the Preamble hereof.

“Sponsor Shares” shall have the meaning set forth in the Recitals hereof.

“Subsequent Shelf Registration” shall have the meaning set forth in Section 2(a)(ii) hereof.

“Suspension Period” shall have the meaning set forth in Section 2(e)(i) hereof.

“Termination Date” shall have the meaning set forth in Section 5(a) hereof.

“Underwritten Offering” shall mean a sale of securities of the Company to an underwriter or underwriters for reoffering to the public.

“Underwritten Shelf Takedown” shall have the meaning set forth in Section 2(a)(iv) hereof.

“Warrants” shall mean the warrants of the Company, including the Private Placement Warrants, with each whole warrant entitling the holder to purchase one share of Common Stock.

“Withdrawal Notice” shall have the meaning set forth in Section 2(a)(vi) hereof.

2. REGISTERED OFFERINGS

(a) Registration Rights.

(i) Shelf Registration. Subject to Section 3(c), the Company agrees to file within fifteen (15) Business Days after the date of this Agreement, a shelf Registration Statement on Form S-1, or such other form under the Securities Act then available to the Company, providing for the resale of all Registrable Securities (determined as of two business days prior to such filing) pursuant to Rule 415, from time to time (a “Shelf Registration Statement”). The Company shall use commercially reasonable efforts to cause such Shelf Registration Statement to be declared effective by the Commission as soon as practicable after the filing thereof. The Shelf Registration Statement shall provide for the resale from time to time, and pursuant to any method or combination of methods legally available (including, without limitation, an Underwritten Offering, a direct sale to purchasers or a sale through brokers or agents) to the Holders of any and all Registrable Securities. Following the filing of the Shelf Registration Statement, the Company shall use its commercially reasonable efforts to convert the Shelf Registration Statement on Form S-1 (and any Subsequent Shelf Registration) to a Registration Statement on Form S-3 as soon as practicable after the Company is eligible to use Form S-3.

(ii) Subsequent Shelf Registration. If any Shelf Registration Statement (as defined below) ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 2(e), use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf Registration Statement to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf Registration Statement), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf Registration Statement or file an additional registration statement as a Shelf Registration Statement (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities (determined as of two business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.

(iii) Additional Registrable Securities. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon request of a Holder that holds at least five percent (5.0%) of the Registrable Securities, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, the Shelf Registration Statement (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf Registration Statement or Subsequent Shelf Registration shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year.

(iv) Requests for Underwritten Shelf Takedowns. At any time and from time to time when an effective Shelf Registration Statement is on file with the Commission, any one or more Holders (any of the Holders being, in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf Registration Statement (each, an “Underwritten Shelf Takedown”); provided in each case that the Company shall only be obligated to effect an Underwritten Offering if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder(s) with a total offering price reasonably expected to exceed, in the aggregate, $35.0 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Promptly (but in any event within ten (10) days) after receipt of a request for Underwritten Shelf Takedown, the Company shall give written notice of the Underwritten Shelf Takedown to all other Holders. The Company shall have the right to select the underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Holders may collectively demand up to four (4) Underwritten Shelf Takedowns pursuant to this Section 2(a)(iv) (the “Shelf Takedown Limit”) and the Holders may collectively demand no more than two (2) Underwritten Shelf Takedowns pursuant to this Section 2(a)(iv) in any 12-month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Shelf Takedown pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

(v) Reduction of Underwritten Shelf Takedown. If, in connection with an Underwritten Offering that is effectuated for the account of stockholders of the Company, including pursuant to Section 2(a)(iv) hereof, in which Registrable Securities are included, the managing underwriters of such Underwritten Offering advise the Company in writing that, in their opinion and in consultation with the Company, the number of shares of Common Stock, including any Registrable Securities, requested to be included in such Underwritten Offering exceeds the number that can be sold in such Underwritten Offering and/or that the number of Registrable Securities proposed to be included in any such Underwritten Offering would adversely affect the price per share of the Company’s equity securities to be sold in such Underwritten Offering (such maximum number of securities or Registrable Securities, as applicable, the “Maximum Threshold”), then the number of shares of Common Stock to be included in such Underwritten Offering shall be allocated among the Holders and holders of Non-Holder Securities as follows: (A) first, the shares comprised of Registrable Securities, pro rata, based on the amount of such Common Stock initially requested to be included by the Holders or as such Holders may otherwise agree, that can be sold without exceeding the Maximum Threshold; (B) second, to the extent that the Maximum Threshold has not been reached under the foregoing clause (A), the shares of Common Stock of a Holder of the Company’s securities other than Registrable Securities (“Non-Holder Securities”) that either (1) the Company is obligated to include pursuant to written contractual rights entered into prior to or on the date hereof or (2) such other contractual rights governing the applicable Non-Holder Securities, pro rata, based on the amount of such Common Stock initially requested to be included by the holders of Non-Holder Securities or as such holders of Non-Holder Securities may otherwise agree, that can be sold without exceeding the Maximum Threshold; (C) third, to the extent that the Maximum Threshold has not been reached under the foregoing clause (A), Non-Holder Securities that the Company is obligated to include pursuant to written contractual rights entered into after the date hereof that do not comply with clause (B)(2) above, that can be sold without exceeding the Maximum Threshold; and (C) fourth, to the extent that the Maximum Threshold has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Threshold.

(vi) Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the underwriter or underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that any Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Holders. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown for purposes of Section 2(a)(iv), unless the Holder reimburses the Company for all Sale Expenses with respect to such Underwritten Shelf Takedown; provided that, if a Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Holders for purposes of Section 2(a)(iv). Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Sale Expenses incurred in connection with a Underwritten Shelf Takedown prior to its withdrawal under this Section 2(a)(vi), other than if a Demanding Holder elects to pay such Sale Expenses pursuant to the second sentence of this Section 2(a)(vi).

(b) Piggyback Rights.

(i) Right to Piggyback. If the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2(a)(iv) hereof), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan or (v) for a rights offering, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration Statement, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing underwriter or underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration, a “Piggyback Registration”). Subject to Section 2(b)(ii), the Company shall cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing underwriter or underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2(b)(i) to be included therein on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

(ii) Reduction of Offering. If the managing underwriter or underwriters in an Underwritten Offering that is to be a Piggyback Registration advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2(b) hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(A) If the Registration or registered offering is initiated by the Company primarily for its own account, the number of shares of Common Stock to be included in such Underwritten Offering shall be allocated as follows: (A) first, the shares of Common Stock or other securities to be sold by the Company; (B) second, to the extent that the Maximum Threshold has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities hereunder; and (C) third, to the extent that the Maximum Threshold has not been reached under the foregoing clauses (A) and (B), Non-Holder Securities that the Company is obligated to include pursuant to separate written contractual rights that can be sold without exceeding the Maximum Threshold;

(B) If the Registration or registered offering is initiated for the account of stockholders of the Company other than the Holders of Registrable Securities, the number of shares of Common Stock to be included in such Underwritten Offering shall be allocated as follows: (A) first, the shares comprised of Registrable Securities and the Non-Holder Securities that either (1) the Company is obligated to include pursuant to written contractual rights entered into prior to or on the date hereof or (2) such other contractual rights governing the applicable Non-Holder Securities provide that the Holder’s participation rights in such offering are pari passu with respect to registration cutbacks in the same fashion as set forth in this clause (A), pro rata, based on the amount of such Common Stock initially requested to be included by the Holders or holders of Non-Holder Securities or as such Holder or holders of Non-Holder Securities may otherwise agree, that can be sold without exceeding the Maximum Threshold; (B) second, to the extent that the Maximum Threshold has not been reached under the foregoing clause (A), Non-Holder Securities that the Company is obligated to include pursuant to written contractual rights entered into after the date hereof that do not comply with clause (A)(2) above, that can be sold without exceeding the Maximum Threshold; and (C) third, to the extent that the Maximum Threshold has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Threshold; and

(C) If the Registration or registered offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2(a)(iv) hereof, then the Company shall include in any such Registration or registered offering securities pursuant to Section 2(a)(v).

(iii) Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdrawal from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2(a)(vi)) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the underwriter or underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration Statement, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2(a)(vi)), the Company shall be responsible for the Sale Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2(b)(iii).

(iv) Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2(a)(vi), any Piggyback Registration effected pursuant to Section 2(b) hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2(a)(iv) hereof.

(c) Block Trades; Other Coordinated Offerings.

(i) Block Trades. Notwithstanding the foregoing, at any time and from time to time when an effective Shelf Registration Statement is on file with the Commission, if a Demanding Holder wishes to engage in (A) a Block Trade or (B) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case with a total offering price reasonably expected to exceed, in the aggregate, either (x) $35.0 million or (y) all remaining Registrable Securities held by the Demanding Holder, then notwithstanding the time periods provided for in Section 2(a)(iv), such Demanding Holder shall notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the

Company and any underwriters or placement agents or sales agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering; provided further that in the case of such underwritten Block Trade or Other Coordinated Offering, only such Holder shall have a right to notice of and to participate in such offering.

(ii) Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company and the underwriter or underwriters or placement agents or sales agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. If withdrawn, a demand for a Block Trade or Other Coordinated Offering shall constitute a demand for an Underwritten Shelf Takedown, unless the Holder reimburses the Company for all Sale Expenses with respect to such Block Trade or Other Coordinated Offering.

(iii) Cap on Block Trades and Other Coordinated Offerings. Any Registration effected pursuant to this Section 2(c) shall be deemed an Underwritten Shelf Takedown and counted towards the Shelf Takedown Limit. Notwithstanding anything to the contrary in this Agreement, Section 2(b) hereof shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

(d) Continued Effectiveness. The Company shall use commercially reasonable efforts to keep any Registration Statement continuously effective for the period beginning on the date on which such Registration Statement is declared effective and ending on the date that all of Registrable Securities registered under the Registration Statement cease to be Registrable Securities. During the period that such Registration Statement is effective, the Company shall use commercially reasonable efforts to supplement or make amendments to the Registration Statement, if required by the Securities Act or if reasonably requested by Holder (whether or not required by the form on which the securities are being registered), including to reflect any specific plan of distribution or method of sale, and shall use its commercially reasonable efforts to have such supplements and amendments declared effective, if required, as soon as practicable after filing.

(e) Suspension Period; Blackout Period.

(i) Misstatement. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed (any such period, a “Suspension Period”).

(ii) Other Suspension. Notwithstanding any provision of this Agreement to the contrary, if the Board determines in good faith that any use of a Registration Statement or Prospectus hereunder involving Registrable Securities would (i) reasonably be expected to, in the good faith judgment of the majority of the Board, after consultation with counsel to the Company, materially impede, delay or interfere with, or require premature disclosure of, any material financing, offering, acquisition, disposition, merger, corporate reorganization, segment reclassification or discontinuance of operations that is required to be reflected in pro forma or restated financial statements that amends historical financial statements of the Company, or other significant transaction or any negotiations, discussions or pending proposals with respect thereto, involving the Company or any of its subsidiaries; (ii) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control; or (iii) require, after consultation with counsel to the Company, the disclosure of material non-public information, the disclosure of which would (x) not be required to be made if a Registration Statement were not being used and (y) reasonably be expected to materially and adversely affect the Company, then the Company shall be entitled to suspend, for not more than sixty (60) consecutive days

(any such period, a “Blackout Period”), but in no event (A) more than three (3) times in any consecutive twelve (12) month period (which periods may be successive) and (B) for more than an aggregate of one hundred twenty (120) days in any rolling twelve (12) month period, commencing on the date of this Agreement, the use of any Registration Statement or Prospectus and shall not be required to amend or supplement the Registration Statement, any related Prospectus or any document incorporated therein by reference. The Company promptly will give written notice of any such Blackout Period to the Holders.

(f) Sale Expenses. All Sale Expenses of any Holder incurred in connection with Section 2 and Section 3 shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as underwriters’ or agents’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Sale Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

(g) Market Stand-Off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), each Holder that holds greater than five percent (5%) of the outstanding Common Stock or is an executive officer or director of the Company that is given an opportunity to participate in the Underwritten Offering pursuant to the terms of this Agreement agrees that it shall not transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the 90-day period beginning on the date of pricing of such offering or such shorter period during which the Company agrees not to conduct an underwritten primary offering of Common Stock, except in the event the underwriters managing the offering otherwise agree by written consent. Each Holder that holds greater than five percent (5%) of the outstanding Common Stock or is an executive officer or director of the Company agrees to execute a customary lock-up agreement in favor of the underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

3. PROCEDURES

(a) In connection with the filing of any Registration Statement or sale of Registrable Securities as provided in this Agreement, the Company shall use commercially reasonable efforts to, as expeditiously as reasonably practicable:

(i) notify promptly the Holders and, if requested by a Holder, confirm such advice in writing promptly at the address determined in accordance with Section 10(e), (A) of the issuance by the Commission or any state securities authority of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose, (B) if, between the effective date of a Registration Statement and the closing of any sale of Registrable Securities covered thereby, the representations and warranties of the Company contained in any underwriting agreement, securities sales agreement or other similar agreement, if any, relating to the offering cease to be true and correct in all material respects, (C) of the happening of any event or the discovery of any facts during the period a Registration Statement is effective as a result of which such Registration Statement or any document incorporated by reference therein contains any Misstatement or alleged Misstatement (which information shall be accompanied by an instruction to suspend the use of the Registration Statement and the prospectus until the requisite changes have been made), (D) of the receipt by the Company of any notification with respect to the suspension of the qualification of Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose and (E) of the filing of a post-effective amendment to such Registration Statement;

(ii) furnish each Holder’s legal counsel, if any, copies of any comment letters relating to such Holder received from the Commission or any other request by the Commission or any state securities authority for amendments or supplements to a Registration Statement and prospectus or for additional information relating to such Holder;

(iii) use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement as promptly as practicable;

(iv) upon the occurrence of any event or the discovery of any facts, as contemplated by Section 3(a)(i)(C) and Section 3(a)(i)(D), as promptly as practicable after the occurrence of such an event, use its commercially reasonable efforts to prepare a supplement or post-effective amendment to the Registration Statement or the related prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of Registrable Securities, such prospectus will not contain at the time of such delivery any Misstatement or alleged Misstatement. At such time as such public disclosure is otherwise made or the Company determines that such disclosure is not necessary, in each case to correct any Misstatement, the Company agrees promptly to notify the Holders of such determination and to furnish any Holder such number of copies of the prospectus as amended or supplemented, as such Holder may reasonably request;

(v) enter into agreements in customary form (including underwriting agreements) and take all other reasonable and customary appropriate actions in order to expedite or facilitate the disposition of such Registrable Securities regardless of whether an underwriting agreement is entered into and regardless of whether the registration is an underwritten registration, including:

(A) for an Underwritten Offering, making such representations and warranties to the underwriters, if any, in form, substance and scope as are customarily made by issuers to underwriters in similar Underwritten Offerings as may be reasonably requested by them;

(B) for an Underwritten Offering, obtaining opinions of counsel to the Company and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to any managing underwriter(s) and their counsel) addressed to the underwriters, if any, covering the matters customarily covered in opinions requested in Underwritten Offerings and such other matters as may be reasonably requested by the underwriter(s);

(C) for an Underwritten Offering, obtaining “comfort” letters and updates thereof from the Company’s independent registered public accounting firm (and, if necessary, any other independent certified public accountants of any subsidiary of the Company or of any business acquired by the Company for which financial statements are, or are required to be, included in the Registration Statement) addressed to the underwriter(s), such letters to be in customary form and covering matters of the type customarily covered in “comfort” letters to underwriters in connection with similar Underwritten Offerings;

(D) entering into a securities sales agreement with the Holder(s) and an agent of Holder(s) providing for, among other things, the appointment of such agent for the Holder(s) for the purpose of soliciting purchases of Registrable Securities, which agreement shall be in form, substance and scope customary for similar offerings;

(E) if an underwriting agreement is entered into, using commercially reasonable efforts to cause the same to set forth indemnification provisions and procedures substantially similar to the indemnification provisions and procedures set forth in Section 4 with respect to the underwriters or, at the request of any underwriters, in the form customarily provided to underwriters in similar types of transactions; and

(F) delivering such documents and certificates as may be reasonably requested and as are customarily delivered in similar offerings to the managing underwriters, if any;

(vi) make available for inspection by any underwriter participating in any disposition pursuant to a Registration Statement, the Holders’ legal counsel and any accountant retained by a Holder, all financial and other records, pertinent corporate documents and properties or assets of the Company reasonably requested by any such Persons (excluding all trade secrets and other proprietary or privileged information) to the extent required for the offering, and cause the respective officers, directors, employees, and any other agents of the Company to supply all information reasonably requested by any such representative, underwriter, counsel or accountant in connection with a Registration Statement, and make such representatives of the Company available for discussion of such documents as shall be reasonably requested by the Company; provided, however, that the Holders’ legal counsel, if any, and the representatives of any underwriters will use commercially reasonable efforts, to the extent reasonably practicable, to coordinate the foregoing inspection and information gathering and to not unreasonably disrupt v Company’s business operations;

(vii) a reasonable time prior to filing any Registration Statement, any prospectus forming a part thereof, any amendment to such Registration Statement, or amendment or supplement to such prospectus, provide copies of such document to the underwriter(s) of an Underwritten Offering of Registrable Securities; within five (5) Business Days after the filing of any Registration Statement, provide copies of such Registration Statement to any Holder’s legal counsel upon request; consider in good faith making any changes requested and make such changes in any of the foregoing documents as are legally required prior to the filing thereof, or in the case of changes received from any Holder’s legal counsel by filing an amendment or supplement thereto, as the underwriter or underwriters, or in the case of changes received from a Holder’s legal counsel relating to such Holder or the plan of distribution of Registrable Securities, as such Holder’s legal counsel reasonably requests prior to the effectiveness of the applicable Registration Statement; not file any such document in a form to which any underwriter shall not have previously been advised and furnished a copy of; not include in any amendment or supplement to such documents any information about any Holders or any change to the plan of distribution of Registrable Securities that would limit the method of distribution of Registrable Securities unless such Holder’s legal counsel has been advised in advance and has approved such information or change (it being understood that any Holder that determines not to approve the inclusion of such change or information that has been specifically requested by the Commission will not have its Registrable Securities included in such Registration Statement and the Company shall not be in breach of this Agreement as a result of such exclusion); and reasonably during normal business hours make the representatives of the Company available for discussion of such document as shall be reasonably requested by the Holders’ legal counsel, if any, on behalf of a Holder, Holder’s legal counsel or any underwriter;

(viii) otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the Commission and make available to its securityholders, as soon as reasonably practicable, an earnings statement covering at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement, which shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(ix) cooperate and assist in any filings required to be made with FINRA and in the performance of any due diligence investigation by any underwriter and its counsel (including any “qualified independent underwriter” that is required to be retained in accordance with the rules and regulations of FINRA);

(x) if Registrable Securities are to be sold in an Underwritten Offering, include in the registration statement to be used all such information as may be reasonably requested by the underwriters for the marketing and sale of such Registrable Securities; and

(xi) in connection with an Underwritten Offering, use its reasonable efforts to cause the appropriate officers of the Company to (A) prepare and make presentations at any “road shows” and before analysts and (B) cooperate as reasonably requested by the underwriters in the offering, marketing or selling of Registrable Securities.

(b) Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event or the discovery of any facts of the type described in Section 3(a)(i), each Holder will forthwith discontinue disposition of Registrable Securities pursuant to a Registration Statement relating to such Registrable Securities until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by

Section 3(a)(i), and, if so directed by the Company, each Holder will deliver to the Company (at the Company’s expense) all copies in such Holder’s possession, other than permanent file copies then in such Holder’s possession, of the prospectus covering such Registrable Securities at the time of receipt of such notice.

(c) The Company may (as a condition to any Holder’s participation in an Underwritten Offering or Holder’s inclusion in a Registration Statement) require each Holder to furnish to the Company such information regarding the Holder and the proposed distribution by the Holder as the Company may from time to time reasonably request in writing.

4. INDEMNIFICATION

(a) Indemnification by The Company. The Company agrees to indemnify and hold harmless each Holder, and the respective officers, directors, partners, employees, representatives and agents of each Holder, and each Person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) a Holder, as follows:

(i) against any and all loss, liability, claim, damage, judgment, actions, other liabilities and expenses whatsoever (the “Liabilities”), as incurred, arising out of any Misstatement contained in any Registration Statement (or any amendment or supplement thereto) pursuant to which Registrable Securities were registered under the Securities Act at the time such Registration Statement became effective, including all documents incorporated therein by reference;

(ii) against any and all Liabilities, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that any such settlement is effected with the written consent of the Company; and

(iii) against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by any indemnified party), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under Section 4(a)(i) or Section 4(a)(ii); provided, however, that the indemnity obligations in this Section 4(a) shall not apply to any Liabilities (A) to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by any Holder with the understanding that such information will be used in a Registration Statement (or any amendment thereto) or any prospectus (or any amendment or supplement thereto) or (B) to the extent they arise from the use of any Registration Statement during any Suspension Period or Blackout Period.

(b) Indemnification by the Holders. The Holders agree, severally and not jointly, to indemnify and hold harmless the Company, and each of its respective officers, directors, partners, employees, representatives and agents and any person controlling the Company, against any and all Liabilities described in the indemnity contained in Section 4(a), as incurred, but only with respect to Misstatements or alleged Misstatements made in the Registration Statement (or any amendment thereto) or any prospectus included therein (or any amendment or supplement thereto) in reliance upon and in conformity with written information with respect to such Holder furnished to the Company by such Holder with the understanding that such information will be used in the Registration Statement (or any amendment thereto) or such prospectus (or any amendment or supplement thereto); provided, however, that Holder shall be liable for any claims hereunder in excess of the amount of net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement.

(c) Notices of Claims, etc. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action or proceeding commenced against it in respect of which indemnity may be sought hereunder, but failure so to notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. An indemnifying party may participate at its own expense in the defense of such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying party or parties be liable for the fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 4 (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d) Contribution. If the indemnification provided for in this Section 4 is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any Liabilities referred to therein, then each indemnifying party shall contribute to the aggregate amount of such Liabilities incurred by such indemnified party, as incurred, in such proportion as is appropriate to reflect the relative fault of the Company, on the one hand, and the Holders, on the other hand, in connection with the statements or omissions which resulted in such Liabilities, as well as any other relevant equitable considerations. The relative fault of the Company, on the one hand, and the Holders, on the other hand, shall be determined by reference to, among other things, whether any Misstatement or alleged Misstatements relates to information supplied by the Company or a Holder and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and each Holder agree that it would not be just and equitable if contribution pursuant to this Section 4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 4. The aggregate amount of Liabilities incurred by an indemnified party and referred to above in this Section 4 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 4, each Person, if any, who controls a Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, shall have the same rights to contribution as the Holder, and each director of the Company, and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Company.

5. TERMINATION

(a) Survival. The rights of the Holders under this Agreement shall terminate in accordance with the terms of this Agreement and in any event, upon the date that each such party holds no Registrable Securities (the “Termination Date”). Notwithstanding the foregoing, the obligations of the parties under Section 4 of this Agreement shall remain in full force and effect following such time.

6. MISCELLANEOUS

(a) Covenants Relating To Rule 144. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration statement, if the Shares of the Company are registered under the Exchange Act, the Company agrees to: (A) file with the SEC all reports and other documents required of the Company under Section 13(a) or 15(d) of the Exchange Act (at any time after it has become subject to such reporting requirements); and (B) furnish to any Holder, so long as the Holder owns any Registrable Securities, upon request, (i) a written statement by the Company that it has complied with the reporting requirements of the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to a registration statement (at any time after it so qualifies) and (ii) such other information as may be reasonably requested by any Holder in order to avail itself of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

(b) No Inconsistent Agreements. The Company has not entered into, and the Company will not after the date of this Agreement enter into, any agreement which is inconsistent with the rights granted to the Holders pursuant to this Agreement or otherwise conflicts with the provisions of this Agreement.

(c) Amendments and Waivers. The provisions of this Agreement may be amended or waived at any time only by the written agreement of (i) the Company, (ii) Software Acquisition Holdings III LLC and (iii) the Holders owning a majority in voting power of the Registrable Securities. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Holder and the Company. No failure to exercise, or delay in exercising, any right, remedy, power or privilege.

(d) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person or, by facsimile or by e-mail, (b) on the next Business Day when sent by overnight courier, or (c) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to a Holder, to the most current address given by such Holder to the Company by means of a notice given in accordance with the provisions of this Section 7(e).

If to the Company to:

Nogin, Inc.

1775 Flight Way STE 400

Tustin, CA 92782

Attention: Jan Nugent; Geoffrey Van Haeren

Email: jnugent@nogin.com; gvanhaeren@nogin.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention:	Ryan J. Maierson
John M. Greer
Ryan J. Lynch
E-mail:	ryan.maierson@lw.com
john.greer@lw.com
ryan.lynch@lw.com

All such notices, requests, demands, waivers and communications shall be deemed received upon (i) actual receipt thereof by the addressee, or (ii) actual delivery thereof to the appropriate address.

(e) Successor and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors of the Company and each Holder. Other than with respect to registration rights provided hereunder which may be assigned by a Holder to its Affiliates, no party can assign its rights under this Agreement without the prior written consent of the other parties.

(f) Specific Enforcement. Without limiting the remedies available to each of the parties hereto, each party acknowledges that any failure by any party to comply with its obligations this Agreement may result in material irreparable injury to the other parties for which there is no adequate remedy at law, that it would not be possible to measure damages for such injuries precisely and that, in the event of any such failure, each party may obtain such relief as may be required to specifically enforce the Company’s or any Holder’s obligations under this Agreement.

(g) Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(h) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(i) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF DELAWARE.

(j) Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

(k) WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE SECURITIES OR THE SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

(l) Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

NOGIN, INC.

By:
Name:	Jan Nugent
Title:	Chief Executive Officer

SOFTWARE ACQUISITION HOLDINGS III, LLC

By:
Name:	Jonathan Huberman
Title:	Chairman and CEO

[HOLDER]

By:
Name:

[Signature Page to Registration Rights Agreement]

Schedule A

Sponsor Holders

Software Acquisition Holdings III LLC

Jonathan S. Huberman

Andrew Nikou

C. Matthew Olton

Stephanie Davis

Steven Guggenheimer

Peter H. Diamandis

Mike Nikzad

Schedule B

Legacy Nogin Holders

Jan Nugent

Geoff Van Haeren

Iron Gate Investments XVII, LLC

Stephen Choi

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers

Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

In accordance with Section 102(b)(7) of the DGCL, SWAG’s charter provides that a director will not be personally liable to SWAG or SWAG’s stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to SWAG or SWAG’s stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

SWAG’s charter provides that SWAG will indemnify its present and former directors and officers to the maximum extent permitted by the DGCL and that such indemnification will not be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw provision, agreement, vote of stockholders or disinterested directors or otherwise.

SWAG has entered into indemnification agreements with each of its current directors and executive officers. These agreements require SWAG to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to SWAG, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. SWAG also intends to enter into indemnification agreements with future directors and executive officers.

Exhibits and Financial Statement Schedules

Exhibit Index

Exhibit	Description

2.1	Agreement and Plan of Merger, dated as of February 14, 2022 (included as Annex A to this proxy statement/prospectus)

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 2, 2021).

3.2	By-Laws (incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on July 14, 2021).

3.3	Form of the Post-Combination Company’s Charter (included as Annex B to this proxy statement/prospectus).

3.4	Form of the Amended and Restated Bylaws (included as Annex C to this proxy statement/prospectus).

4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on July 14, 2021).

4.2	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on July 14, 2021).

4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on July 14, 2021).

4.4	Warrant Agreement, dated November 9, 2020, by and between the Registrant and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 2, 2021).

5.1	Opinion of Kirkland & Ellis LLP as to the validity of the securities being registered.*

10.1	Letter Agreement, dated July 28, 2021, by and among the Company, its officers, its directors and the Sponsor. (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 2, 2021).

10.2	Investment Management Trust Agreement, dated July 28, 2021, by and between the Company and Continental Stock Transfer & Trust Company, as trustee. (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 2, 2021).

10.3	Registration Rights Agreement, dated July 28, 2021, by and between the Company and the Sponsor. (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 2, 2021).

10.4	Private Placement Warrants Purchase Agreement, dated July 28, 2021, by and between the Company and the Sponsor (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 2, 2021).

10.5	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.8 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on July 14, 2021).

10.6	Administrative Support Agreement, dated July 28, 2021, by and between the Company and the Sponsor (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 2, 2021).

Exhibit	Description

10.7	Securities Subscription Agreement, dated January 22, 2021, between the Registrant and the sponsor (incorporated by reference to Exhibit 10.6 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on July 14, 2021).

10.8	Form of Amended and Restated Registration Rights Agreement, by and among the Registrant, certain equityholders of the Registrant named therein and certain equityholders of Nogin (included as Annex G to this proxy statement/prospectus).

10.9	Sponsor Support Agreement, dated February 14, 2022, by and among the Registrant, its officers and directors, Nogin and the Sponsor (included as Annex D to this proxy statement/prospectus).

10.10	Company Support Agreement, dated February 14, 2022, by and among Registrant, Nogin and certain other parties thereto (included as Annex E to this proxy statement/prospectus).

10.11	Form of Nogin, Inc. 2022 Incentive Award Plan (included as Annex F to this proxy statement/prospectus).

10.12	Form of Indemnification Agreement. *

23.1	Consent of Marcum LLP.

23.2	Consent of Grant Thornton LLP.

23.3	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1 hereto).*

24.1	Power of Attorney (included on signature page to the initial filing of this Registration Statement).

99.1	Form of Proxy Card. *

99.2	Consent of to be named as a director of Software Acquisition Group Inc. III *

99.3	Consent of to be named as a director of Software Acquisition Group Inc. III *

99.4	Consent of to be named as a director of Software Acquisition Group Inc. III *

99.5	Consent of to be named as a director of Software Acquisition Group Inc. III *

99.6	Consent of to be named as a director of Software Acquisition Group Inc. III *

99.7	Consent of to be named as a director of Software Acquisition Group Inc. III *

99.8	Consent of to be named as a director of Software Acquisition Group Inc. III *

107	Filing Fee Table.

*	To be filed by amendment.

Undertakings

The undersigned registrant hereby undertakes:

A.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

G.

That every prospectus (i) that is filed pursuant to paragraph (F) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

H.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

I.

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 14th day of February, 2022.

SOFTWARE ACQUISITION GROUP INC. III

By:	/s/ Jonathan S. Huberman
Name:	Jonathan S. Huberman
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints Jonathan S. Huberman his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign this registration statement on Form S-4 (including all pre-effective and post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following person in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jonathan S. Huberman Jonathan S. Huberman	Chairman, Chief Executive Officer and Chief Financial Officer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	February 14, 2022

/s/ Mike Nikzad Mike Nikzad	Vice President of Acquisitions and Director	February 14, 2022

/s/ Andrew Nikou Andrew Nikou	Director	February 14, 2022

/s/ C. Matthew Olton C. Matthew Olton	Director	February 14, 2022

/s/ Stephanie Davis Stephanie Davis	Director	February 14, 2022

/s/ Steven Guggenheimer Steven Guggenheimer	Director	February 14, 2022

/s/ Dr. Peter H. Diamandis Dr. Peter H. Diamandis	Director	February 14, 2022